As filed with the Securities and Exchange Commission on February 19, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Majesco
(Exact name of Registrant as specified in its charter)
California	7372	77-0309142
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
5 Penn Plaza
33rd Street & 8th Avenue, 14th Floor
New York, NY 10001
(646) 731-1000
(Address including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Lori Stanley
General Counsel, North America
Majesco
5 Penn Plaza
33rd Street & 8th Avenue, 14th Floor
New York, NY 10001
(646) 731-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Valérie Demont, Esq. Pepper Hamilton LLP The New York Times Building 37th Floor 620 Eighth Avenue New York, NY 10018 (212) 808-2700	Manish D. Shah President and Chief Executive Officer Cover-All Technologies Inc. 412 Mt. Kemble Avenue, Suite 110C Morristown, NJ 07960 (973) 461-5200	David E. Weiss, Esq. Sills Cummis & Gross P.C. 101 Park Avenue, 28th Floor New York, NY 10178 (212) 500-1579

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of  “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13(e)-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Security Being Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common stock, $0.002 par value per share	6,041,766	N/A	$30,959,964	$3,597.55

(1)
Represents the maximum number of shares of the common stock of the registrant estimated to be issuable upon the completion of the merger described herein (the “Merger”), based upon the product obtained by multiplying (i) 28,145,422, the number of shares of common stock of Cover-All Technologies Inc. (“Cover-All”) outstanding as of February 19, 2015 on a fully diluted basis to include common stock of Cover-All issuable with respect to outstanding options and restricted stock units and other equity awards of Cover-All, by (ii) 0.21466, the exchange ratio expected to result in a number of shares of common stock of the registrant such that, at the effective time of the Merger, the common stock of the registrant issued in respect of the issued and outstanding common stock of Cover-All and issued or issuable with respect to outstanding options and restricted stock units and other equity awards of Cover-All will in the aggregate represent approximately 16.5% of the total capitalization on a fully diluted basis of the registrant, as provided in the Merger Agreement (as defined in the accompanying proxy statement/prospectus).

(2)
Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the common stock of the registrant being registered was calculated based upon the market value of shares of common stock of Cover-All (the securities to be cancelled in the merger) in accordance with Rule 457(c) and is equal to the product obtained by multiplying (i) $1.10, the average of the high and low prices per share of Cover-All common stock as reported on the NYSE MKT on February 13, 2015, by (ii) 28,145,422, the estimated maximum number of shares of common stock of Cover-All that may be cancelled and exchanged in the Merger.

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $116.20 per $1,000,000 of the proposed maximum aggregate offering price.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.
Preliminary — Subject to Completion — Dated FEBRUARY  , 2015
PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Cover-All Technologies Inc.:
Majesco, a California corporation (“Majesco”), and Cover-All Technologies Inc., a Delaware corporation (“Cover-All”), entered into an Agreement and Plan of Merger on December 14, 2014 (as it may be amended or modified, the “Merger Agreement”), pursuant to which Cover-All will merge with and into Majesco, with Majesco surviving the merger (the “Merger”). The board of directors of Cover-All has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. In addition, the board of directors of Majesco has unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock of Cover-All, par value $0.01 per share (“Cover-All common stock”), issued and outstanding immediately prior to the Effective Time (other than shares owned by Cover-All or its wholly-owned subsidiary, Cover-All Systems, Inc., which will be cancelled at the Effective Time without further consideration) will be automatically cancelled and extinguished and converted into the right to receive the number of shares of common stock of Majesco, par value $0.002 per share (“Majesco common stock”), multiplied by the Exchange Ratio (as defined in the following sentence) after giving effect to the planned reverse stock split of Majesco’s outstanding shares of common stock described under “Description of Majesco’s Capital Stock” (the “Majesco Reverse Stock Split”). The “Exchange Ratio” is 0.21466, which is the exchange ratio expected to result in a number of shares of common stock (after giving effect to the Majesco Reverse Stock Split) of the combined company (as defined below) such that, at the Effective Time, the common stock of the combined company issued in respect of the issued and outstanding common stock of Cover-All and issued or issuable with respect to outstanding options and restricted stock units and other equity awards of Cover-All will in the aggregate represent approximately 16.5% of the total capitalization on a fully diluted basis of the combined company, as provided in the Merger Agreement. The Exchange Ratio is also subject to adjustment in the event of a forward or reverse stock split, stock dividend (including any dividend or distribution of convertible securities), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Cover-All common stock occurring on or after the date of the Merger Agreement and prior to the Effective Time to provide the holders of shares of Cover-All common stock with the same economic benefit as contemplated by the Merger Agreement prior to any such stock split, dividend, distribution, reorganization or other like change.
Under the Merger Agreement, any issued and outstanding warrants to purchase shares of Cover-All common stock that are not exercised or cancelled prior to the Effective Time will be assumed by Majesco in accordance with their terms on the same terms and conditions as were applicable to such warrants immediately prior to the Effective Time, with the number of shares subject to, and the exercise price applicable to, such warrants being appropriately adjusted based on the Exchange Ratio. At the Effective Time, all outstanding and unexercised options to purchase Cover-All common stock, whether or not exercisable or vested, will be replaced and substituted for by options to purchase Majesco common stock on the same terms and conditions as were applicable to such options immediately prior to the Effective Time, with the number of shares subject to, and the exercise price applicable to, such options being appropriately adjusted based on the Exchange Ratio. Finally, at the Effective Time, the terms of each restricted stock unit (“RSU”) that is settleable in shares of Cover-All common stock that is outstanding and unvested prior to the Effective Time and does not fully vest by its terms as of the Effective Time will be adjusted as necessary and replaced and substituted for by a RSU to acquire Majesco common stock on the same terms and conditions as were applicable to such RSU immediately prior to the Effective Time, as adjusted based on the Exchange Ratio.
Immediately following the completion of the Merger, the former stockholders of Cover-All are expected to own approximately 16.5% of the outstanding common stock of Majesco as a corporate entity following the completion of the Merger (the “combined company”) calculated on a fully diluted basis, and the current shareholders of Majesco are expected to own approximately 83.5% of the outstanding common stock of the combined company calculated on a fully diluted basis.
The Cover-All common stock is currently listed on the NYSE MKT (formerly, NYSE Amex) under the symbol “COVR.” Following the Merger, all Cover-All common stock then outstanding and listed on the NYSE MKT will be de-listed from the NYSE MKT and de-registered under the Exchange Act of 1934, as

amended (the “Exchange Act”). On            , 2015, the latest practicable date before the printing of this proxy statement/prospectus, the closing sale price of Cover-All common stock was $    per share.
While Majesco is not currently a public company, it will be following the effectiveness of Majesco’s registration statement for its common stock and the issuance of shares of its common stock to stockholders of Cover-All, and will be subject to the reporting requirements of the Exchange Act. Prior to consummation of the Merger, Majesco intends to file a listing application for the Majesco common stock with the NYSE MKT under the symbol “MJCO,” and the combined company is expected to be publicly traded on the NYSE MKT under this symbol following the completion of the Merger, subject to receipt of the NYSE MKT’s approval and official notice of issuance. While trading in Majesco common stock on the NYSE MKT is expected to begin on the first business day following the date of completion of the Merger, there can be no assurance that a viable and active trading market will develop. Majesco will be an “emerging growth company” as defined in the Jumpstart Our Business Startups of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.
Cover-All is soliciting proxies for use at a special meeting of its stockholders to consider and vote upon (i) a proposal to approve the Merger and Merger Agreement and (ii) a proposal to adjourn the Cover-All special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approving the Merger and Merger Agreement. The board of directors of Cover-All has unanimously approved the Merger and the Merger Agreement and unanimously recommends that Cover-All stockholders vote FOR each of the foregoing proposals. In considering the recommendation of the Cover-All board of directors, you should be aware that certain directors and executive officers of Cover-All will have interests in the Merger that may be different from, or in addition to, the interests of Cover-All stockholders generally. See the section entitled “The Merger — Interests of Directors and Executive Officers in the Merger” beginning on page 87 of the proxy statement/prospectus. Approval of the Merger and the Merger Agreement by the affirmative vote of Cover-All stockholders holding a majority of the outstanding shares of Cover-All common stock entitled to vote on the matter is necessary to complete the Merger.
Concurrently with the execution of the Merger Agreement, RENN Universal Growth Investment Trust plc (“RENN”) entered into a voting agreement (the “Voting Agreement”) with Majesco with respect to the 7,634,400 shares of Cover-All common stock owned by RENN, in the aggregate, as of such date (the “Subject Shares”). Pursuant to the Voting Agreement, among other things, RENN agreed to vote the Subject Shares in favor of the Merger and against, among other things, proposals opposing or competing with the Merger. As of            , 2015, the latest practicable date before the printing of this proxy statement/prospectus, the Subject Shares constituted approximately 28.7% of the issued and outstanding Cover-All common stock. For more information, see the section entitled “The Voting Agreement” beginning on page 111.
Your vote is very important. Whether or not you plan to attend the Cover-All special meeting of stockholders, please submit your proxy as promptly as possible (i) through the Internet, (ii) by telephone or (iii) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided to make sure that your shares are represented at the special meeting. Please note, however, that if your shares are held in “street name” by a broker or other nominee and you wish to vote in person at the Cover-All special meeting, you must obtain a proxy issued in your name from such record holder prior to the special meeting.
Enclosed is a notice of the special meeting of Cover-All stockholders and a proxy statement/prospectus containing detailed information concerning the special meeting, the terms of the Merger and the Merger Agreement, the transactions contemplated thereby and related matters. Cover-All encourages you to read carefully and in its entirety this document and all accompanying annexes and exhibits. Please pay particular attention to the section entitled “Risk Factors” beginning on page 36 for a discussion of the risks related to the Merger, the combined company following completion of the Merger and the business and operations of each of Majesco and Cover-All.
Manish D. Shah
President and Chief Executive Officer
Cover-All Technologies Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the Merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.
This proxy statement/prospectus is dated            , 2015 and is first being mailed to the stockholders of Cover-All on or about            , 2015.

Cover-All Technologies Inc.
412 Mt. Kemble Avenue, Suite 110C
Morristown, NJ 07960
(973) 461-5200

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON            , 2015
To the Stockholders of Cover-All:
The special meeting of stockholders of Cover-All Technologies Inc., a Delaware corporation, will be held on            , 2015, at 10:00 a.m., local time, at the Hilton Parsippany, 1 Hilton Ct., Parsippany, NJ 07054 for the following purposes:
1.
To consider and vote upon a proposal to approve the adoption of the Agreement and Plan of Merger, dated as of December 14, 2014, as amended, by and between Majesco and Cover-All (as it may be further modified or amended, the “Merger Agreement”) and the completion of the merger of Cover-All with and into Majesco, with Majesco as the surviving corporation and Cover-All ceasing its corporate existence (the “Merger”), and the other transactions contemplated therein (“Cover-All Proposal No. 1”); and

2.
To consider and vote upon a proposal to approve the adjournment of the Cover-All special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Cover-All Proposal No. 1 (“Cover-All Proposal No. 2”); and

3.
To conduct any other business as may properly come before the Cover-All special meeting or any adjournment or postponement thereof.

The Cover-All board of directors has unanimously determined that the Merger, upon the terms and conditions set forth in the Merger Agreement, and the other transactions contemplated by the Merger Agreement are advisable and fair to, and in the best interests of, Cover-All and its stockholders. The Cover-All board of directors makes its recommendation to the Cover-All stockholders after consideration of the factors described in this proxy statement/prospectus. The Cover-All board of directors unanimously recommends that Cover-All stockholders vote FOR Cover-All Proposal Nos. 1 and 2 above.
The Cover-All board of directors has fixed            , 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Cover-All special meeting and any adjournment or postponement thereof. Only holders of record of shares of Cover-All common stock at the close of business on the record date are entitled to notice of, and to vote at, the Cover-All special meeting. At the close of business on the record date, Cover-All had           shares of common stock outstanding and entitled to vote.
Your vote is important. The affirmative vote of the holders of a majority of the shares of the outstanding Cover-All common stock entitled to vote on the matter is required for approval of Cover-All Proposal No. 1. The affirmative vote of a majority of the votes cast either in person or by proxy at the Cover-All special meeting is required for approval of Cover-All Proposal No. 2.
All Cover-All stockholders of record are cordially invited to attend the Cover-All special meeting in person. However, even if you plan to attend the Cover-All special meeting in person, Cover-All urges you to submit your proxy as promptly as possible (i) through the Internet, (ii) by telephone or (iii) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope as instructed on the enclosed proxy card to ensure that your shares of Cover-All common stock will be represented at the Cover-All special meeting if you are unable to attend. If you do attend the Cover-All special meeting and wish to vote in person, you may withdraw your proxy and vote in person.
If you sign, date and mail your proxy card without indicating how you wish to vote, all of your shares will be voted FOR Cover-All Proposal Nos. 1 and 2. If you fail to submit your proxy as instructed on the enclosed proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Cover-All special meeting and will have the same effect as a vote against Cover-All Proposal No. 1, but will have no effect on the outcome of Cover-All Proposal No. 2.

Pursuant to rules adopted by the Securities and Exchange Commission, Cover-All has elected to provide access to the proxy materials of Cover-All both by sending you this full set of proxy materials, including a proxy card, and by making a copy of the proxy materials available to you on the Internet. This proxy statement/prospectus, a form of proxy card and Cover-All’s Annual Report to Stockholders for the year ended December 31, 2013 are available on the Internet at www.snl.com/irweblinkx/corporateprofile.aspx?iid=4090547.
This proxy statement/prospectus provides you with detailed information about the merger and the other business to be considered by Cover-All stockholders at the special meeting. Cover-All encourages you to read the entire document carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 36 for a discussion of the risks related to the Merger, the combined company following the completion of the Merger and the business and operations of each of Cover-All and Majesco.
By Order of the Board of Directors,

Manish D. Shah
President and Chief Executive Officer
           , 2015

IMPORTANT
Your vote is important. Whether or not you expect to attend the Cover-All special meeting, please submit your proxy (i) through the Internet, (ii) by telephone or (iii) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided, as instructed in these materials as promptly as possible in order to ensure that your shares of Cover-All common stock will be represented at the Cover-All special meeting. Even if you have voted by proxy, you may still vote in person if you attend the Cover-All special meeting and revoke your proxy. Please note, however, that if your shares are held in “street name” by a broker or other nominee and you wish to vote at the Cover-All special meeting, you must obtain a proxy issued in your name from such record holder prior to the special meeting.
WHERE YOU CAN FIND MORE INFORMATION
This proxy statement/prospectus references important business and financial information about Cover-All that is not included in or delivered with this proxy statement/prospectus. Cover-All and its proxy solicitor, Alliance Advisors LLC, will provide you with copies of this information (excluding all exhibits) relating to Cover-All and the Merger, without charge, upon written or oral request. You can obtain these documents, which are referred to in this proxy statement/prospectus, by requesting them in writing or by telephone from Cover-All or Cover-All’s proxy solicitor at the following address and telephone number, as applicable:
Cover-All Technologies Inc. 412 Mt. Kemble Avenue, Suite 110C Morristown, NJ 07960 Attention: Corporate Secretary (973) 461-5200	Alliance Advisors LLC 200 Broadacres Drive, 3rd Fl. Bloomfield, NJ 07003 (973) 873-7721
In order for you to receive timely delivery of the documents in advance of the Cover-All special meeting, you must request the information no later than five business days before the date of the special meeting. Accordingly, you must request this information no later than            , 2015.
Cover-All files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. Cover-All’s SEC filings are also available to the public on the website maintained by the SEC at www.sec.gov. The reports and other information filed by Cover-All with the SEC are also available at Cover-All’s website at www.cover-all.com. The information contained on or that can be accessed through the SEC website and Cover-All’s website is specifically not incorporated by reference into this proxy statement/prospectus, and should not be considered to be a part of this proxy statement/prospectus.
Majesco is not currently subject to the requirements of the Exchange Act and, therefore, does not file with the SEC annual, quarterly or current reports, proxy statements or other documents. Majesco has filed with the SEC a Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part.
The registration statement registers the shares of Majesco common stock to be issued to Cover-All stockholders in connection with the Merger. The registration statement, including the exhibits and annexes attached thereto, contains additional relevant information about the common stock of Majesco. The rules and regulations of the SEC allow Cover-All and Majesco to omit certain information included in the registration statement from this proxy statement/prospectus.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS OF COVER-ALL TO BE HELD ON            , 2015: This proxy statement/prospectus, a form of proxy card and Cover-All’s Annual Report to Stockholders for 2014 are available on the Internet at www.snl.com/irweblinkx/corporateprofile.aspx?iid=4090547.

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This proxy statement/prospectus, which forms a part of a Registration Statement on Form S-4 filed with the SEC by Majesco (File No. 333-      ), constitutes a prospectus of Majesco under Section 5 of the Securities Act of 1933, as amended, with respect to the shares of Majesco common stock to be issued to the Cover-All stockholders in connection with the Merger.
This proxy statement/prospectus also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Exchange Act with respect to a Cover-All special meeting of stockholders, at which Cover-All stockholders will be asked to consider and vote upon certain proposals, including (i) a proposal to approve the Merger and the Merger Agreement and (ii) a proposal to approve the adjournment of the Cover-All special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approving the Merger and the Merger Agreement.
You should rely only on the information contained in this proxy statement/prospectus to vote your shares at the Cover-All special meeting. Neither Majesco nor Cover-All has authorized anyone to give any information or make any representation about the Merger, Majesco or Cover-All that is different from, or in addition to, the information or representations contained in this proxy statement/prospectus. Therefore, if anyone does give you information or representations of this sort, you should not rely on it or them. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.
This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation. Information contained in this proxy statement/prospectus regarding Majesco or its affiliates has been provided by Majesco and information contained in this proxy statement/prospectus regarding Cover-All or its affiliates has been provided by Cover-All.
EXPLANATORY NOTE
As used in this proxy statement/prospectus, the “combined company” refers to Majesco and its subsidiaries and Cover-All and its subsidiaries, collectively, following the Merger. Unless the context requires otherwise, references to “Cover-All” refer to Cover-All Technologies Inc. and its subsidiaries, collectively. Unless the context requires otherwise, references to “Majesco” refer to Majesco and its subsidiaries on a pro forma basis to reflect a worldwide demerger and inter-company reorganization currently being conducted by Majesco’s parent company and its affiliates, referred to in this proxy statement/prospectus as the “Majesco Reorganization.” Unless the context requires otherwise, references to “Mastek” refer, as applicable, to Mastek Limited, Majesco’s current 100% shareholder, and/or Majesco Limited, a newly-formed publicly-traded company in India which will be spun-off in the Majesco Reorganization, will be owned by the current shareholders of Mastek Limited and will be Majesco’s controlling shareholder. For more information on the Majesco Reorganization, see “Majesco’s Business — Majesco Reorganization.”
Majesco’s fiscal year ends on March 31, while Cover-All’s fiscal year ends on December 31. Majesco changed its fiscal year-end from June 30 to March 31, effective with its fiscal year ended March 31, 2013, resulting in its fiscal year ended March 31, 2013 being a nine-month fiscal year only. Therefore, when used in relation to Majesco, references to “fiscal year” refer to the twelve-month period ended March 31, 2014, the nine-month period ended March 31, 2013 or the twelve-month period ended June 30, 2012, as applicable. When used in relation to Cover-All, references to “fiscal year” refer to the twelve-month period ended December 31, 2014, December 31, 2013 or December 31, 2012, as applicable.
For clarity of presentation, the historical financial statements and information for Majesco (including its subsidiaries) presented in this proxy statement/prospectus are presented on a combined basis giving effect to the Majesco Reorganization as if it had occurred as of the date of the historical balance sheet data presented in such historical financial statements, or as of the beginning of the periods presented in such historical financial statements, as applicable.

USE OF NON-GAAP FINANCIAL MEASURES
In evaluating its business, Majesco and Cover-All consider and use EBITDA as a supplemental measure of their operating performance. Majesco and Cover-All define EBITDA as earnings before interest, taxes, depreciation and amortization. Majesco and Cover-All present EBITDA because they believe it is frequently used by securities analysts, investors and other interested parties as a measure of financial performance.
The term EBITDA is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and when assessing Majesco’s or Cover-All’s operating performance, investors should not consider EBITDA in isolation, or as a substitute for net income (loss) or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, EBITDA does not reflect Majesco’s or Cover-All’s actual cash expenditures. Other companies may calculate similar measures differently than Majesco or Cover-All, limiting their usefulness as comparative tools. Majesco and Cover-All compensate for these limitations by relying on U.S. GAAP results and using EBITDA only supplementally.

i

THE VOTING AGREEMENT	111
INFORMATION ABOUT THE COMPANIES	112
THE SPECIAL MEETING OF COVER-ALL STOCKHOLDERS	116
Date, Time and Place	116
Purpose of the Cover-All Special Meeting	116
Cover-All Record Date; Shares Entitled to Vote	116
Quorum	116
Required Vote	116
Counting of Votes; Treatment of Abstentions and Incomplete Proxies	117
Voting by Cover-All Directors and Executive Officers	117
Voting of Proxies by Registered Holders	117
Shares Held in Street Name; Broker Non-Votes	118
Revocability of Proxies and Changes to a Cover-All Stockholder’s Vote	118
Solicitation of Proxies	119
Delivery of Proxy Materials to Households Where Two or More Cover-All Stockholders Reside	119
Attending the Cover-All Special Meeting	119
COVER-ALL PROPOSALS	120
Cover-All Proposal No. 1: Approval of the Adoption of the Merger Agreement and the Merger	120
Cover-All Proposal No. 2: Approval of the Adjournment of the Cover-All Special Meeting, if Necessary, to Solicit Additional Proxies if There Are Not Sufficient Votes in Favor of the Merger Agreement and the Merger	120
MAJESCO’S BUSINESS	121
MAJESCO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	138
COVER-ALL’S BUSINESS	154
COVER-ALL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	161
MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER.	171
Executive Officers and Directors of Majesco	171
Composition of the Board and Director Independence	177
Committees of the Board of Directors	178
Board Leadership Structure, Executive Sessions of Non-Management Directors	180
Risk Oversight	180
Code of Ethics	181
Section 16(a) Beneficial Ownership Reporting Compliance	181
Related Person Transactions	181
Director Compensation: Majesco	182
Director Compensation: Cover-All	183
Executive Compensation: Majesco	184
Executive Compensation: Cover-All	197
MAJESCO SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	200
COVER-ALL SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	201

QUESTIONS AND ANSWERS ABOUT THE MERGER AND
THE COVER-ALL SPECIAL MEETING
The following are some questions that you, as a stockholder of Cover-All Technologies Inc. (“Cover-All”), may have regarding the Merger (as defined below) or the Cover-All special meeting, together with brief answers to those questions. Cover-All urges you to read carefully the remainder of this proxy statement/prospectus, including the annexes and other documents referred to in this proxy statement/prospectus and exhibits to the registration statement of which this proxy statement/prospectus is a part, because the information in this section may not provide all of the information that might be important to you with respect to the Merger or the Cover-All special meeting.
Q:
Why am I receiving this proxy statement/prospectus?

A:
Cover-All is sending these materials to its stockholders to help them decide how to vote their shares of Cover-All common stock with respect to the Merger and the Merger Agreement (each as defined below) and the other matters to be considered at the special meeting of Cover-All stockholders.

This document serves as both a proxy statement of Cover-All used to solicit proxies for its special meeting and as a prospectus of Majesco used to offer shares of Majesco common stock issuable to Cover-All stockholders and equity award recipients in connection with the Merger. This proxy statement/prospectus contains important information about the Merger and the Cover-All special meeting and you should read it carefully.
Your vote is important. We encourage you to vote as soon as possible.
Q:
What will happen in the proposed Merger?

A:
Majesco and Cover-All have entered into an Agreement and Plan of Merger, dated as of December 14, 2014, as amended (as may be further amended or modified, the “Merger Agreement”), that sets forth the terms and conditions of the proposed business combination of Majesco and Cover-All. Under the Merger Agreement, Cover-All will merge with and into Majesco, with Majesco as the surviving corporation and Cover-All ceasing its corporate existence (the “Merger”). The surviving corporation is referred to in this proxy statement/prospectus as the “combined company.”

A complete copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A. For a more complete discussion of the proposed Merger, its effects and the other transactions contemplated by the Merger Agreement, see “The Merger.”
Q:
What will Cover-All stockholders receive in the Merger?

A:
Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (as further described in the section entitled “The Merger Agreement — Completion of the Merger” below, the “Effective Time”), each share of common stock of Cover-All, par value $0.01 per share (“Cover-All common stock”) issued and outstanding immediately prior to the Effective Time (other than shares owned by Cover-All or its wholly-owned subsidiary, Cover-All Systems, Inc. (the “Cover-All Subsidiary”), which will be cancelled at the Effective Time without further consideration) will be automatically cancelled and extinguished and converted into the right to receive the number of shares of the common stock of Majesco, par value $0.002 per share (“Majesco common stock”), multiplied by the Exchange Ratio (as defined in the following sentence) after giving effect to the planned reverse stock split of Majesco’s outstanding shares of common stock described under “Description of Majesco’s Capital Stock” (the “Majesco Reverse Stock Split”). The “Exchange Ratio” (after giving effect to the Majesco Reverse Stock Split) is 0.21466, which is the exchange ratio expected to result in a number of shares of common stock of the post-split combined company such that, at the Effective Time, the common stock of the post-split combined company issued in respect of the issued and outstanding common stock of Cover-All and issued or issuable with respect to outstanding options and restricted stock units and other equity awards of Cover-All will in the aggregate represent approximately 16.5% of the total capitalization on a fully diluted basis of the combined company, as provided in the Merger Agreement (before giving effect to the Majesco Reverse Stock Split, the Exchange Ratio would be 1.28797 shares of the combined company for each Cover-All share).

227,500 currently out-of-the-money options for shares of Cover-All common stock are scheduled to expire on June 1, 2015. Assuming these options expire unexercised, the Exchange Ratio will be adjusted to 0.21641 shares of the combined company’s common stock for one share of Cover-All common stock. The Exchange Ratio is also subject to adjustment in the event of a forward or reverse stock split, stock dividend (including any dividend or distribution of convertible securities), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Cover-All common stock occurring on or after the date of the Merger Agreement and prior to the Effective Time to provide the holders of shares of Cover-All common stock with the same economic benefit as contemplated by the Merger Agreement prior to any such stock split, dividend, distribution, reorganization or other like change.
Prior to consummation of the Merger, Majesco intends to file a listing application for the Majesco common stock with the NYSE MKT (formerly, NYSE Amex) under the symbol “MJCO,” and the combined company is expected to be publicly traded on the NYSE MKT under this symbol following the completion of the Merger, subject to receipt of the NYSE MKT’s approval and official notice of issuance. While trading in Majesco common stock on the NYSE MKT is expected to begin on the first business day following the date of completion of the Merger, there can be no assurance that a viable and active trading market will develop. For more information, see “The Merger — NYSE MKT Listing of Majesco Common Stock.”
Under the Merger Agreement, any issued and outstanding warrants to purchase shares of Cover-All common stock that are not exercised or cancelled prior to the Effective Time will be assumed by Majesco in accordance with their terms on the same terms and conditions as were applicable to such warrants immediately prior to the Effective Time, with the number of shares subject to, and the exercise price applicable to, such warrants being appropriately adjusted based on the Exchange Ratio. At the Effective Time, all outstanding and unexercised options to purchase Cover-All common stock, whether or not exercisable or vested, will be replaced and substituted for by options to purchase Majesco common stock on the same terms and conditions as were applicable to such options immediately prior to the Effective Time, with the number of shares subject to, and the exercise price applicable to, such options being appropriately adjusted based on the Exchange Ratio. Finally, at the Effective Time, the terms of each restricted stock unit (“RSU”) that is settleable in shares of Cover-All common stock that is outstanding and unvested prior to the Effective Time and does not fully vest by its terms as of the Effective Time will be adjusted as necessary and replaced and substituted for by a RSU to acquire Majesco common stock on the same terms and conditions as were applicable to such RSU immediately prior to the Effective Time, as adjusted based on the Exchange Ratio.
Immediately following the completion of the Merger, the former stockholders of Cover-All are expected to own approximately 16.5% of the outstanding common stock of the combined company calculated on a fully diluted basis, and the current shareholders of Majesco are expected to own approximately 83.5% of the outstanding common stock of the combined company calculated on a fully diluted basis.
No fractional shares of Majesco common stock will be issued to Cover-All stockholders in connection with the Merger. Instead, Cover-All stockholders will be entitled to receive the next highest number of whole shares of Majesco common stock in lieu of any fractional shares of Majesco common stock that they would otherwise be entitled to receive in connection with the Merger.
For a more complete discussion of what Cover-All stockholders will receive in connection with the Merger, see the sections entitled “The Merger — What Cover-All Stockholders Will Receive in the Merger,” “The Merger — Ownership of the Combined Company After the Completion of the Merger” and “The Merger Agreement — Merger Consideration.”
Q:
What am I being asked to vote on and why is this approval necessary?

A:
Cover-All stockholders are being asked to vote on the following proposals:

•
Cover-All Proposal No. 1:   To adopt the Merger Agreement and thereby approve the completion of the Merger.

•
Cover-All Proposal No. 2:   To approve the adjournment of the Cover-All special meeting, if necessary, to solicit additional proxies in favor of Cover-All Proposal No. 1 if there are not sufficient votes in favor of Cover-All Proposal No. 1 (together with Cover-All Proposal No. 1, the “Cover-All Proposals”).

Stockholder approval of the Merger Agreement and Merger is required for completion of the Merger. Cover-All does not plan to transact any business at the Cover-All special meeting, except for business properly brought before the Cover-All special meeting or any adjournment or postponement thereof.
For more information, see “The Special Meeting of Cover-All Stockholders — Purpose of the Cover-All Special Meeting” and “Cover-All Proposals.”
Q:
What vote is required to approve each of the Cover-All Proposals?

A:
The required vote for each of the Cover-All Proposals is as follows:

•
Cover-All Proposal No. 1:   The holders of a majority of the shares of outstanding Cover-All common stock entitled to vote on the matter must vote in favor of the adoption of the Merger Agreement and Merger in order to approve the Merger. Abstentions and broker non-votes will be counted as shares present and entitled to vote in determining whether a quorum is present but will have the same effect as voting AGAINST Cover-All Proposal No. 1.

•
Cover-All Proposal No. 2:   A majority of the votes cast either in person or by proxy at the Cover-All special meeting must be in favor of any adjournment of the Cover-All special meeting to solicit additional proxies in favor of Cover-All Proposal No. 1 in order to approve such adjournment. Abstentions and broker non-votes will be counted as shares present and entitled to vote in determining whether a quorum is present but will have no effect on the outcome of Cover-All Proposal No. 2.

Concurrently with the execution of the Merger Agreement, RENN Universal Growth Invest Trust plc (collectively, “RENN”) entered into a voting agreement (the “Voting Agreement”) with Majesco with respect to the aggregate 7,634,400 shares of Cover-All common stock held by RENN, in aggregate, as of such date (the “Subject Shares”). As of            , 2015, the latest practicable date before the printing of this proxy statement/prospectus, the Subject Shares constituted approximately 28.7% of the issued and outstanding Cover-All common stock. Pursuant to the Voting Agreement, among other things, RENN agreed to vote the Subject Shares (i) in favor of the Merger at every meeting (or in connection with any action by written consent) of the stockholders of Cover-All at which such matters are considered and (ii) against, among other things, any proposal opposing or competing with the Merger. The Voting Agreement terminates upon the earlier of  (i) mutual termination by the parties thereto, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the consummation of the Merger, (iv) the transfer of the Subject Shares, (v) an amendment to the Merger Agreement without the consent of RENN or (vi) July 30, 2015 or such later date as the parties may agree under certain provisions of the Merger Agreement. The Voting Agreement does not change the amount of votes required to approve Cover-All Proposal No. 1 or 2. For more information, see the section entitled “The Voting Agreement.”
For more information regarding the required vote for approval of the Cover-All Proposals, see “The Special Meeting of Cover-All Stockholders — Required Vote.”
Q:
How does the Cover-All board of directors recommend that Cover-All stockholders vote with respect to each of the Cover-All Proposals?

A:
The Cover-All board of directors unanimously recommends that the Cover-All stockholders vote FOR Cover-All Proposal No. 1 (to approve the adoption of the Merger Agreement and the completion of the Merger) and FOR Cover-All Proposal No. 2 (the adjournment of the Cover-All Special Meeting, if necessary, to solicit additional proxies in favor of Cover-All Proposal No. 1 if there are not sufficient votes in favor of Cover-All Proposal No. 1). The Cover-All board of directors made its unanimous recommendation after considering the factors described in the section entitled “The Merger — Recommendations of the Cover-All Board of Directors and its Reasons for the Merger.”

Q:
What risks should I consider in deciding whether to vote in favor of the Cover-All Proposals?

A:
You should carefully review the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 36, which presents risks and uncertainties related to the Merger, the combined company, and the business and operations of each of Majesco and Cover-All.

Q:
How will Cover-All stockholders be affected by the Merger?

A:
Pursuant to the terms of the Merger Agreement, at the Effective Time, each share of Cover-All common stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Cover-All or the Cover-All Subsidiary, which will be cancelled at the Effective Time without further consideration) will be automatically cancelled and extinguished and converted into the right to receive the number of shares of Majesco common stock multiplied by the Exchange Ratio. The Exchange Ratio is 0.21466, which is which is the exchange ratio expected to result in a number of shares of common stock of the combined company such that, at the Effective Time, the common stock of the combined company issued in respect of the issued and outstanding common stock of Cover-All and issued or issuable with respect to outstanding options and restricted stock units and other equity awards of Cover-All will in the aggregate represent approximately 16.5% of the total capitalization on a fully diluted basis of the combined company, as provided in the Merger Agreement. 227,500 currently out-of-the-money options for shares of Cover-All common stock are scheduled to expire on June 1, 2015. Assuming these options expire unexercised, the Exchange Ratio will be adjusted to 0.21641 shares of the combined company’s common stock for one share of Cover-All common stock. The Exchange Ratio is also subject to adjustment on the occurrence of certain events described above under “Q: What will Cover-All stockholders receive in the Merger?”

Upon the completion of the Merger, Cover-All will be merged with and into Majesco, and Cover-All will cease to exist as a separate corporate entity. Following the Merger, all Cover-All common stock then outstanding and listed on the NYSE MKT will be de-listed from the NYSE MKT and de-registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Immediately following the completion of the Merger, the former stockholders of Cover-All are expected to own approximately 16.5% of the outstanding common stock of the combined company calculated on a fully diluted basis, and the current shareholders of Majesco are expected to own approximately 83.5% of the outstanding common stock of the combined company calculated on a fully diluted basis.
For example, if you are a Cover-All stockholder and hold 1% of the outstanding shares of Cover-All common stock calculated on a fully diluted basis immediately prior to the completion of the Merger, then upon completion of the Merger you will hold an aggregate of approximately 0.165% of the outstanding shares of common stock of the combined company calculated on a fully diluted basis as of immediately following the completion of the Merger.
Cover-All is a corporation organized under the laws of the State of Delaware, while Majesco is a corporation organized under the laws of the State of California. Due to differences between California and Delaware law, and between the governing documents of Cover-All and those of Majesco, Cover-All stockholders receiving Majesco common stock in connection with the Merger will have different rights once they become Majesco stockholders. The material differences are described in detail under the section entitled “Comparison of Rights of Cover-All Stockholders and Majesco Shareholders.”
Q:
Why is Cover-All proposing to effect the Merger?

A:
The board of directors of Cover-All has unanimously approved the Merger Agreement and the Merger. The combination of the two companies will, among other things, create more value for Cover-All stockholders in the long-term than Cover-All could create as a stand-alone business given the challenges in its business and those presented by a volatile economy, and because the ability to create long-term value for Cover-All stockholders would result in the need for Cover-All to raise additional capital which the Cover-All board believes would be dilutive to its stockholders and would impair the value of Cover-All common stock.

For more information on the reasons for the Merger, see “The Merger — Recommendations of the Cover-All Board of Directors and its Reasons for the Merger.”
Q:
Is the Exchange Ratio subject to adjustments based on fluctuations in the price of Cover-All common stock or value of Majesco common stock?

A:
No. The Exchange Ratio is 0.21466, subject to adjustment as described above, such as for stock splits and like changes, as set forth in the Merger Agreement. No adjustments will be made to the Exchange Ratio based on fluctuations in the price of Cover-All common stock or the value of Majesco common stock prior to the completion of the Merger. As a result of any such market fluctuations in stock price or value, the aggregate value of the shares of Majesco common stock that the Cover-All stockholders are entitled to receive at the time that the Merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus, the date of the Cover-All annual meeting or the date on which the Cover-All stockholders actually receive their shares of Majesco common stock.

On December 12, 2014, the last trading day prior to the announcement of the proposed Merger, the last reported sale price of Cover-All’s common stock was $1.29 per share, for an aggregate market value of Cover-All of  $34.6 million, or $37.8 million on a fully diluted basis. On            , 2015, the latest practicable date before the printing of this proxy statement/prospectus, the last reported sale price of Cover-All’s common stock was $          per share, for an aggregate market value of Cover-All of  $          million, or $          million on a fully diluted basis. Assuming the issuance on such date of an aggregate of 6,041,766 shares of Majesco common stock (after giving effect to the Majesco Reverse Stock Split) based on an Exchange Ratio of 0.21466, if the Merger were completed on such date, the market value attributable to the shares of Majesco common stock to be issued to Cover-All’s stockholders in the aggregate, or approximately 16.5% of the outstanding shares of the combined company calculated on a fully diluted basis, would equal $          million.
For a more complete discussion of the Exchange Ratio, see the section entitled “The Merger — What Cover-All Stockholders Will Receive in the Merger.”
Q:
What will holders of Cover-All warrants, stock options and RSUs receive in the Merger?

A:
Under the Merger Agreement, any issued and outstanding warrants to purchase shares of Cover-All common stock that are not exercised or cancelled prior to the Effective Time will be assumed by Majesco in accordance with their terms on the same terms and conditions as were applicable to such warrants immediately prior to the Effective Time, with the number of shares subject to, and the exercise price applicable to, such warrants being appropriately adjusted based on the Exchange Ratio. At the Effective Time, all outstanding and unexercised options to purchase Cover-All common stock, whether or not exercisable or vested, will be replaced and substituted for by options to purchase Majesco common stock on the same terms and conditions as were applicable to such options immediately prior to the Effective Time, with the number of shares subject to, and the exercise price applicable to, such options being appropriately adjusted based on the Exchange Ratio. Finally, at the Effective Time, the terms of each RSU that is settleable in shares of Cover-All common stock that is outstanding and unvested prior to the Effective Time and does not fully vest by its terms as of the Effective Time will be adjusted as necessary and replaced and substituted for by a RSU to acquire Majesco common stock on the same terms and conditions as were applicable to such RSU immediately prior to the Effective Time, as adjusted based on the Exchange Ratio.

For a more complete discussion of what holders of Cover-All stock options, warrants and RSUs will receive in connection with the Merger, see the section entitled “The Merger — Treatment of Cover-All Stock Options, Warrants and RSUs.”
Q:
How will the Merger affect Cover-All’s business?

A:
For a more complete discussion of the existing businesses of Cover-All and Majesco, see the sections entitled “Majesco’s Business,” “Majesco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cover-All’s Business,” and “Cover-All’s Management’s

Discussion and Analysis of Financial Condition and Results of Operations.” In addition, you should carefully review the section entitled “Risk Factors,” which presents risks and uncertainties related to the Merger, the combined company following the completion of the Merger, and the business and operations of each of Cover-All and Majesco.
Q:
Will the shares of Majesco common stock received by Cover-All stockholders in the Merger be subject to any transfer restrictions?

A:
The shares of Majesco common stock to be issued to Cover-All stockholders in connection with the merger will be registered under the Securities Act and will generally be freely transferable, except for shares issued to any Cover-All stockholders who become affiliates of Majesco for purposes of Rule 144 (“Rule 144”) under the Securities Act of 1933, as amended (“Securities Act”), which may be resold by such affiliates only in transactions permitted by Rule 144 or as otherwise permitted under the Securities Act.

For a more complete discussion of the restrictions on sales of shares of Majesco common stock received by Cover-All stockholders in the Merger, see the section entitled “The Merger — Restrictions on Sales of Shares of Majesco Common Stock Received by Cover-All Stockholders in the Merger.”
Q:
Does Cover-All have debt that will become an obligation of the combined company following the Merger?

A:
No. As noted below, Cover-All will be required to pay off its current indebtedness in connection with the Merger. Cover-All entered into a Loan and Security Agreement (the “Credit Agreement”) among Imperium Commercial Finance Master Fund, LP, (“Imperium”), as lender, the Cover-All Subsidiary, as borrower, and Cover-All, as a guarantor. The Credit Agreement provides for a three-year term loan to the Cover-All Subsidiary of  $2,000,000, evidenced by a Term Note in favor of Imperium, and a three-year revolving credit line to the Cover-All Subsidiary of up to $250,000, evidenced by a Revolving Credit Note in favor of Imperium (together with the Term Note, the “Imperium Notes”). All amounts borrowed under the term loan and the revolving credit line are secured by a security interest in all of the assets of the Cover-All Subsidiary and guaranteed by Cover-All, which guarantee is secured by a pledge by Cover-All of all of the outstanding shares of capital stock of the Cover-All Subsidiary. As of December 31, 2014, no balance was outstanding under the Revolving Credit Line. As of December 31, 2014, the principal balance outstanding under the Term Note was $2,000,000.

Interest on the outstanding principal balance under the Imperium Notes accrues at a fixed rate equal to 8% per annum and is payable monthly. The $2,000,000 principal balance and any remaining interest under the Imperium Notes will be immediately due and payable on the earliest of  (1) September 10, 2015, or (2) the date Imperium’s obligation to advance funds under the revolving credit line is terminated following an event of default under the Credit Agreement.
Pursuant to the terms of the Merger Agreement, all amounts outstanding under the Credit Agreement will be repaid in full and all indebtedness thereunder discharged and such Credit Agreement will be terminated in connection with the consummation of the Merger and the other transactions contemplated thereby.
For more information, see “The Merger Agreement — Certain Covenants of the Parties — Credit Agreement; Warrants” and “Index to Cover-All Financial Statements.”
Q:
What was the role of the Cover-All board of directors in connection with the Merger?

A:
In addition to reviewing, evaluating and negotiating the terms and conditions of the Merger and considering the interests of Cover-All’s directors and executive officers in the Merger, the Cover-All board of directors conducted a review of all strategic alternatives for Cover-All in an effort to maximize stockholder value, including continuing Cover-All as a stand-alone publicly traded company and entering into strategic transactions with a number of other operating companies.

The Cover-All board of directors recommends that the Merger Agreement and the transactions contemplated thereby, including the Merger, be approved by the stockholders of Cover-All. The Cover-All board of directors made its recommendation to the Cover-All stockholders after considering the factors described in the section entitled “The Merger — Recommendations of the Cover-All Board of Directors and its Reasons for the Merger.”

Q:
What are the material U.S. federal income tax consequences of the Merger to a U.S. holder of Cover-All common stock?

A:
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Sills Cummis & Gross, P.C. (“Sills Cummis”) will be rendering its written opinion regarding such qualification for Cover-All and Pepper Hamilton LLP (“Pepper Hamilton”) will be rendering its written opinion regarding such qualification for Majesco, in each case, as a condition to closing of the Merger. As a result of the reorganization, it is anticipated that U.S. holders of Cover-All common stock receiving Majesco common stock in the Merger in exchange for Cover-All common stock generally will not recognize gain or loss for U.S. federal income tax purposes as a result of such exchange.

The opinions of counsel will rely on certain assumptions as well as representations made by Cover-All and Majesco, respectively, including factual representations and certifications contained in officers’ certificates to be delivered at closing, and will assume that those representations are true, correct and complete, without regard to any knowledge limitation. If any of these representations or assumptions are inconsistent with the actual facts, the opinions could become invalid as a result, and the U.S. federal income tax treatment of the Merger could be adversely affected. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service (the “IRS”) or any court. No ruling has been, or will be, sought from the IRS as to the tax consequences of the Merger.
Tax matters are very complicated, and the tax consequences of the Merger to any particular Cover-All stockholder will depend on such stockholder’s circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see the section entitled, “Material U.S. Federal Income Tax Consequences of the Merger.”
Q:
Where will I be able to trade shares of Majesco’s common stock?

A:
Prior to consummation of the Merger, Majesco intends to file a listing application for the Majesco common stock with the NYSE MKT under the symbol “MJCO,” and the combined company is expected to be publicly traded on the NYSE MKT under this symbol following the completion of the Merger, subject to receipt of the NYSE MKT’s approval and official notice of issuance. While trading in Majesco common stock on the NYSE MKT is expected to begin on the first business day following the date of completion of the Merger, there can be no assurance that a viable and active trading market will develop. For more information, please see “The Merger — NYSE MKT Listing of Majesco Common Stock.”

Q:
Do I have appraisal rights in connection with the Merger?

A:
Under the Delaware General Corporate Law, as amended (“DGCL”), holders of Cover-All capital stock will not be entitled to appraisal rights in connection with the Merger.

Q:
When is the Merger expected to be completed?

A:
Cover-All and Majesco expect to complete the Merger as soon as practicable following the approval of the Merger and the Merger Agreement at the special meeting, assuming the satisfaction or waiver (to the extent permitted under applicable law) of all other closing conditions contained in the Merger Agreement.

As of the date of this proxy statement/prospectus, Cover-All is not required to make filings or to obtain approvals or clearances from any regulatory authorities in the U.S. or other countries to complete the Merger. In the U.S., Majesco must comply with applicable federal and state securities laws and the rules and regulations of the NYSE MKT in connection with the issuance and listing of shares of Majesco common stock and the filing of this proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”). Additionally, Majesco must obtain certain foreign court and regulatory approvals for the consummation of the Majesco Reorganization and such consummation is a condition to the completion of the Merger. All such approvals are currently expected to be obtained by May 2015, but neither Cover-All nor Majesco can assure you that such approvals will be obtained by such date, or at all. It is, therefore, possible that factors outside of each company’s control could require Cover-All and Majesco to complete the Merger at a later time or not complete it at all.
For a more complete discussion of the conditions to the completion of the Merger, see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” and “The Merger Agreement — Regulatory Approvals Required for the Merger.” For a more complete discussion of the Majesco Reorganization, see the section entitled “Majesco’s Business — Majesco Reorganization.”
Q:
When and where will the Cover-All special meeting take place?

A:
The Cover-All special meeting will be held on            , 2015 at 10:00 a.m., local time, at the Hilton Parsippany, 1 Hilton Ct., Parsippany, NJ 07054.

Q:
Who can attend and vote at the stockholder meeting?

A:
All Cover-All stockholders of record as of the close of business on            , 2015, the record date for the Cover-All special meeting, are entitled to receive notice of and to vote at the Cover-All special meeting. For more information, see “The Special Meeting of Cover-All Stockholders — Cover-All Record Date; Shares Entitled to Vote.”

Q:
What do I need to do now and how do I vote?

A:
Cover-All urges you to read this proxy statement/prospectus carefully, including its annexes, and to consider how the Merger may affect you.

If you are a Cover-All stockholder, you may vote by telephone or through the Internet by following the instructions included on your proxy card, or you may indicate on the enclosed proxy card how you would like to vote, sign and return the proxy card in the enclosed postage-paid envelope, or you may attend the Cover-All special meeting in person. Please provide your proxy instructions only once and as soon as possible so that your shares can be voted at the Cover-All special meeting.
If you hold your shares in “street name” through a broker or other nominee please refer to your proxy card or the information forwarded by your broker or other nominee to see which options are available to you. For more information, see “The Special Meeting of Cover-All Stockholders — Shares Held in Street Name; Broker Non-Votes.”
As discussed below, please do not submit your Cover-All stock certificates at this time. If the Merger is completed, you will receive instructions for surrendering your Cover-All stock certificates in exchange for the Merger consideration.
Q:
How many votes do I and others have?

A:
Each Cover-All shareholder is entitled to one vote for each share of Cover-All common stock owned as of the record date (           , 2015). As of the close of business on the record date, there were           issued and outstanding shares of Cover-All common stock. As of the record date, the directors and executive officers and their affiliates as a group owned and were entitled to vote           shares of Cover-All common stock, or approximately       % of the outstanding shares of Cover-All common stock on that date.

If you fail to submit your proxy as instructed on the enclosed proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Cover-All special meeting and will have the same effect as a vote against Cover-All Proposal No. 1, but will have no effect on the outcome of Cover-All Proposal No. 2.
Concurrently with the execution of the Merger Agreement, RENN entered into the Voting Agreement with Majesco with respect to the 7,634,400 shares of Cover-All common stock owned by RENN, in the aggregate, as of such date. Pursuant to the Voting Agreement, among other things, RENN agreed to vote these shares in favor of the Merger and against, among other things, proposals opposing or

competing with the Merger. As of            , 2015, the latest practicable date before the printing of this proxy statement/prospectus, these shares constituted approximately 28.7% of the issued and outstanding Cover-All common stock. For more information, see the section entitled “The Voting Agreement.”
Q:
What constitutes a quorum?

A:
Stockholders who hold a majority of the shares of Cover-All common stock outstanding as of the close of business on the record date for the Cover-All special meeting and entitled to vote at the meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the Cover-All special meeting. Abstentions and broker non-votes will be counted as shares present and entitled to vote in determining whether a quorum is present.

If Cover-All does not have a quorum of stockholders at the meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If, in accordance with the Cover-All bylaws, a majority of the stockholders present or represented by proxy votes for an adjournment, Cover-All intends to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting.
For more information, see “The Special Meeting of Cover-All Stockholders — Quorum.”
Q:
What happens if I do not submit my proxy or if I elect to abstain from voting?

A:
If you are a Cover-All stockholder and you fail to submit your proxy (i) through the Internet, (ii) by telephone or (iii) by marking, signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope, your shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Cover-All special meeting, and your failure to take action will have the same effect as voting AGAINST Cover-All Proposal No. 1 (to approve the adoption of the Merger Agreement and the completion of the Merger). Failure to take action will have no effect on the outcome of Cover-All Proposal No. 2 (to solicit additional proxies if there are not sufficient votes in favor of Cover-All Proposal No. 1).

If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Cover-All special meeting, but will not be voted at the Cover-All special meeting. As a result, your abstention will have the same effect as voting AGAINST Cover-All Proposal No. 1 but will have no effect on the outcome of Cover-All Proposal No. 2.
As noted below, you may not vote shares held in “street name” by returning a proxy card unless you provide a legal proxy, which you must obtain from your broker or other nominee. Otherwise, if you hold your shares in “street name” and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote.
For a more complete discussion on the effect of not taking action or abstaining from voting, see “The Special Meeting of Cover-All Stockholders — Counting of Votes; Treatment of Abstentions and Incomplete Proxies.”
Q:
What happens if I return my proxy card without indicating how I wish to vote?

A:
If you are a Cover-All stockholder and you sign, date, and mail your proxy card without indicating how you wish to vote, your proxy will be counted as present for the purpose of determining the presence of a quorum for the Cover-All special meeting and all of your shares will be voted FOR Cover-All Proposal Nos. 1 and 2. For more information, see “The Special Meeting of Cover-All Stockholders — Counting of Votes; Treatment of Abstentions and Incomplete Proxies.”

Q:
If my Cover-All shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A:
If your Cover-All shares are held in “street name” in a stock brokerage account or by another nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee.

If you do not give your broker authority to vote on the Cover-All Proposals or other matters that are considered non-routine, each share you hold will constitute a “broker non-vote.”
Your broker has discretionary authority on all matters that are considered routine under applicable rules. The approval of the Cover-All Proposals are considered non-routine matters under applicable rules of the NYSE MKT. Therefore, at the meeting, brokers will not have discretionary power to vote on Cover-All Proposal No. 1 (the adoption of the Merger Agreement and the Merger) or Cover-All Proposal No. 2 (the solicitation of additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement and the Merger). However, shares that constitute broker non-votes will be counted as present and entitled to vote at the meeting for the purpose of determining a quorum.
Please note that you may not vote shares held in “street name” by returning a proxy card directly to Cover-All or by voting in person at the Cover-All special meeting unless you provide a legal proxy, which you must obtain from your broker or other nominee that holds your shares giving you the right to vote the shares in person at the Cover-All special meeting.
For more information, see “The Special Meeting of Cover-All Stockholders — Shares Held in Street Name; Broker Non-Votes.”
Q:
May I vote in person?

A:
If you are a stockholder of Cover-All and your shares of Cover-All common stock are registered directly in your name with Cover-All’s transfer agent, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by Cover-All. If you are a Cover-All stockholder of record, you may attend the Cover-All special meeting and vote your shares in person, rather than submitting your proxy.

If your shares of Cover-All common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you are also invited to attend the Cover-All special meeting. However, since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Cover-All special meeting unless you obtain a legal proxy from the broker or other nominee that holds your shares giving you the right to vote the shares in person at the Cover-All special meeting.
For more information, see “The Special Meeting of Cover-All Stockholders — Shares Held in Street Name; Broker Non-Votes” and “— Voting of Proxies by Registered Holders.”
Q:
May I change or revoke my vote after I have provided proxy instructions?

A:
Yes. You may revoke or change your vote at any time before your proxy is voted at the Cover-All special meeting. You can do this in one of four ways:

•
First, you can send a written notice to Cover-All stating that you would like to revoke your proxy.

•
Second, you can submit a duly executed proxy bearing a later date or time than that of the previously submitted proxy.

•
Third, you can submit a later dated vote by the Internet or telephone.

•
Fourth, you can attend the Cover-All special meeting and vote in person.

Your attendance alone at the Cover-All special meeting will not revoke your proxy. If you are a Cover-All stockholder and have instructed a broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.
If you are a beneficial owner of Cover-All common stock, you may submit new voting instructions by contacting your broker or other nominee. You also may vote in person if you obtain a legal proxy. All shares that have been properly voted and not revoked will be voted at the Cover-All special meeting.

For more information, see “The Special Meeting of Cover-All Stockholders — Revocability of Proxies and Changes to a Cover-All Stockholder’s Vote.”
Q:
What happens if I sell my shares after the applicable record date but before the applicable special meeting?

A:
If you transfer your Cover-All common stock after the applicable record date but before the date of the applicable meeting, you will retain your right to vote at the special meeting (provided that such shares remain outstanding on the date of the applicable meeting).

Q:
What should I do if I receive more than one proxy statement/prospectus or set of voting instructions?

A:
If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the Cover-All special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

For more information, see “The Special Meeting of Cover-All Stockholders — Delivery of Proxy Materials to Households Where Two or More Cover-All Stockholders Reside.”
Q:
Do I need to do anything with my Cover-All common stock certificates now?

A:
No. After the Merger is completed, if you held certificates representing shares of Cover-All common stock prior to the Merger, the exchange agent for the Merger, American Stock Transfer & Trust Company, LLC, will send you a letter of transmittal and instructions for exchanging your shares of Cover-All common stock for the Merger consideration via mail or electronically through the facilities of the Depositary Trust Company. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions, you will receive the Merger consideration. The shares of Majesco common stock you receive in the Merger will be issued in book-entry form. PLEASE DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

For more information, see “The Merger Agreement — Exchange of Cover-All Stock Certificates.”
Q:
What happens if, for any reason, the Merger is not completed?

A:
If the Merger Agreement and the Merger are not approved by Cover-All shareholders or if the Merger is not completed for any other reason, Cover-All shareholders will not receive any payment for their shares of Cover-All common stock in connection with the Merger. Instead, Cover-All will remain an independent public company and its common stock will continue to be listed and traded on the NYSE MKT as long as it continues to meet the requirements for such listing and trading.

Under specified circumstances, Cover-All or Majesco may be required to pay to, or be entitled to receive from, the other party a fee with respect to the termination of the Merger Agreement, as described under “The Merger Agreement — Termination of the Merger Agreement and “— Termination Fees.”
Q:
Who is paying for this proxy solicitation?

A:
Out-of-pocket expenses incurred in connection with printing and mailing this proxy statement/prospectus will be shared by Cover-All and Majesco in accordance with a 16.5% – 83.5% sharing ratio under the Merger Agreement (the “Sharing Ratio”).

Cover-All may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners, including the costs of reimbursing brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding this proxy statement/prospectus and other solicitation materials to beneficial owners. In addition, proxies may be solicited without additional compensation by directors, officers and employees of Cover-All by mail, telephone, fax, or other methods of communication. Cover-All has retained Alliance Advisors LLC to assist Cover-All in the solicitation of proxies from Cover-All stockholders in connection with the Cover-All special meeting. Alliance Advisors LLC will receive a fee of approximately $6,500 as compensation for its services, plus reimbursement of out-of-pocket expenses.
For more information, see “The Special Meeting of Cover-All Stockholders — Solicitation of Proxies.”
Q:
Whom should I contact if I have any questions about the Merger or the Cover-All special meeting?

A:
If you have any questions about the Merger, the Cover-All special meeting, or if you need assistance in submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Cover-All or Alliance Advisors LLC, Cover-All’s proxy solicitor.

If you are a Cover-All stockholder you should contact Cover-All or Alliance Advisors LLC, Cover-All’s proxy solicitor, at the applicable address and telephone number listed below:
Cover-All Technologies Inc. 412 Mt. Kemble Avenue, Suite 110C Morristown, NJ 07960 Attn: Corporate Secretary (973) 461-5200	Alliance Advisors LLC 200 Broadacres Drive, 3rd Fl. Bloomfield, NJ 07003 (973) 873-7721
This proxy statement/prospectus, a form of proxy card and Cover-All’s Annual Report to Stockholders for 2014 are available on the Internet at www.snl.com/irweblinkx/corporateprofile.aspx?iid=4090547.

SUMMARY
This proxy statement/prospectus is being sent to Cover-All stockholders. This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you with respect to the Cover-All Proposals or any other proposals or any other matter described in this proxy statement/prospectus. Cover-All urges you to carefully read this proxy statement/prospectus, as well as the documents attached to or referred to in this proxy statement/prospectus, to fully understand the Merger and the transactions contemplated by the Merger Agreement. In particular, you should read the Merger Agreement, which is described elsewhere in this proxy statement/prospectus and attached as Annex A. To understand the Merger fully, you should read carefully this entire document, including the business and financial information about Cover-All and Majesco, and the documents to which this proxy statement/prospectus refers, including the annexes attached hereto. This summary is qualified in its entirety by the other sections of this proxy statement/prospectus and the documents to which this proxy statement/prospectus refers. See the section entitled “Where You Can Find More Information” beginning on page 222.
The Companies (see page 112)
Majesco
Majesco is a global provider of software solutions for the insurance industry. In addition to the United States, Majesco’s international presence includes operations and/or subsidiaries in Canada, the United Kingdom, Malaysia, Thailand and India. Majesco offers core software solutions for Property & Casualty/General Insurance (“P&C”), and Life, Annuities & Pensions (“L&A”) providers, allowing them to manage policy administration, claims management and billing functions. In addition, Majesco offers a variety of other technology-based solutions that enable organizations to automate business processes and comply with policies and regulations across their organizations. Majesco’s solutions enable its customers to respond to evolving market needs and regulatory changes, while improving the efficiency of their core operations, thereby increasing revenues and reducing costs.
Majesco is a California corporation incorporated in April 1992 under the name Mastek Software, Inc. In 1995, this name was changed to Majesco Software, Inc., which was changed to MajescoMastek in 2006 and to Majesco in October 2014. Majesco’s principal offices are located at 5 Penn Plaza, 33rd Street & 8th Avenue, 14th Floor, New York, NY 10001, and its telephone number is (646) 731-1000. Majesco’s principal website is www.majesco.com. The information on or that can be accessed through Majesco’s website is specifically not incorporated by reference into this proxy statement/prospectus, and should not be considered to be a part of this proxy statement/prospectus. Majesco’s website address supplied above is intended to be an inactive textual reference only and not an active hyperlink.
Majesco is currently a private company and its shares of capital stock are not publicly traded. Currently, Majesco is 100% owned (directly or indirectly) by Mastek Limited (“Mastek”), a public limited company domiciled in India whose equity shares are listed on the BSE Limited (Bombay) and the National Stock Exchange of India Limited. Mastek is currently undergoing a de-merger through a scheme of arrangement under India’s Companies Act, 1956 and Companies Act, 2013, pursuant to which its insurance-related business will be separated from Mastek’s non-insurance related businesses and all insurance-related operations of Mastek that were not directly owned by Majesco will be contributed to Majesco. These operations include Mastek’s insurance-related businesses in Canada, Malaysia, Thailand and the United Kingdom and the India-based offshore insurance-related business. In connection with the de-merger, all of Mastek’s equity ownership interest in Majesco will be transferred to a newly-formed publicly-traded company in India, called Majesco Limited, which will be spun-off and owned by the shareholders of Mastek. It is a condition to the closing of the Merger that this Majesco Reorganization further described elsewhere in this proxy statement/prospectus be completed prior to the consummation of the Merger. For more information on the Majesco Reorganization, see “Majesco’s Business — Majesco Reorganization.”
On January 1, 2015, Majesco consummated the acquisition (the “Agile Asset Acquisition”) of substantially all of the assets related to the insurance consulting business (the “Consulting Business”) of Agile Technologies, LLC (“Agile”), a business and technology management consulting firm. For more information on the Agile Asset Acquisition, see “Majesco’s Business — Agile Asset Acquisition.”

Additional information about Majesco and its subsidiaries is included elsewhere in this proxy statement/prospectus. See the sections entitled “Majesco’s Business,” “Majesco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Majesco’s Financial Statements.”
Cover-All Technologies Inc.
Cover-All provides advanced, cost-effective business-focused solutions to the property and casualty insurance industry. Cover-All’s customers include insurance companies, agents, brokers and managing general agents (“MGAs”) throughout the United States and Puerto Rico. Cover-All’s proprietary technology solutions and services are designed to enable its customers to introduce new products quickly, expand their distribution channels, reduce costs and improve service to their customers. In addition, Cover-All also offers an innovative Business Intelligence suite of products to enable its customers to leverage their information assets for real time business insights and for better risk selection, pricing and financial reporting. In 2013, Cover-All announced the general availability of Cover-All Dev Studio, a visual configuration platform for building new and maintaining existing pre-built commercial insurance products for Cover-All Policy. In 2011, Cover-All expanded its portfolio of insurance solutions by acquiring the assets of a recognized claims solution provider, Ho’ike Services, Inc. (doing business as BlueWave Technology).
Cover-All was incorporated in Delaware in April 1985 as Warner Computer Systems, Inc. and changed its name to Warner Insurance Services, Inc. in March 1992. In June 1996, Cover-All changed its name to Cover-All Technologies Inc. Cover-All’s principal offices are located at 412 Mt. Kemble Avenue, Suite 110C, Morristown, NJ 07960, and its telephone number is (973) 461-5200. Cover-All’s principal website is www.cover-all.com. The information on or that can be accessed through Cover-All’s website is specifically not incorporated by reference into this proxy statement/prospectus, and should not be considered to be a part of this proxy statement/prospectus. Cover-All’s website address supplied above is intended to be an inactive textual reference only and not an active hyperlink. Cover-All’s common stock is listed on the NYSE MKT and trades under the symbol “COVR.”
Additional information about Cover-All and its subsidiaries is included elsewhere in this proxy statement/prospectus. See the sections entitled “Cover-All’s Business,” “Cover-All’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Cover-All’s Financial Statements.”
Implications of Being an Emerging Growth Company
The combined company will qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). An emerging growth company may take advantage of specified reduced reporting requirements otherwise applicable generally to public companies, including, but not limited to:
•
a requirement to provide only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

•
not being required to comply with the auditor attestation requirements regarding internal controls under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”);

•
reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements; and

•
exemptions from the requirements of holding a non-binding shareholder advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

The combined company may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock or other interests. The combined company will be eligible to take advantage of these exemptions until the combined company is no longer an emerging growth company. The combined company will remain an emerging growth company until the earliest of (i) the last day of the first fiscal year in which its annual gross revenues exceed $1.0 billion, (ii) the date that it becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its shares that are held by non-affiliates exceeds $700 million as of the last business day of the combined company’s most recently completed second fiscal quarter, (iii) the date on which it has issued more than $1.0 billion in nonconvertible debt securities during the preceding three-year period and (iv) the last day of the combined company’s fiscal year containing the fifth anniversary of the date on which shares of its common stock are offered in connection with the completion of the Merger.
For more information, and certain risks related to the combined company’s status as an emerging growth company, see the section titled “Risk Factors — Risks Related to the Merger and the Combined Company — The combined company will be an emerging growth company under U.S. securities laws and intends to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in its common stock being less attractive to investors” and “Majesco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Accounting and Auditing Developments — Emerging Growth Company.”
The Merger (see page 67)
Cover-All and Majesco have entered into the Merger Agreement, which provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL and the California General Corporation Law (“CGCL”), at the Effective Time, Cover-All will merge with and into Majesco. As a result of the Merger, the separate corporate existence of Cover-All will cease and Majesco will continue as the surviving corporation in the Merger. The board of directors of Cover-All has unanimously approved the Merger Agreement and the Merger. The board of directors of Majesco has unanimously approved the Merger Agreement and the Merger.
What Cover-All Stockholders Will Receive in the Merger (see page 67)
Pursuant to the terms of the Merger Agreement, at the Effective Time, each share of Cover-All common stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Cover-All or its wholly-owned subsidiary, the Cover-All Subsidiary, which will be cancelled at the Effective Time without further consideration) will be automatically cancelled and extinguished and converted into the right to receive the number of shares of Majesco common stock multiplied by the Exchange Ratio. The Exchange Ratio is 0.21466, which is the exchange ratio expected to result in a number of shares of common stock of the combined company such that, at the Effective Time, the common stock of the combined company issued in respect of the issued and outstanding common stock of Cover-All and issued or issuable with respect to outstanding options and restricted stock units and other equity awards of Cover-All will in the aggregate represent approximately 16.5% of the total capitalization on a fully diluted basis of the combined company, as provided in the Merger Agreement. 227,500 currently out-of-the-money options for shares of Cover-All common stock are scheduled to expire on June 1, 2015. Assuming these options expire unexercised, the Exchange Ratio will be adjusted to 0.21641 shares of the combined company’s common stock for one share of Cover-All common stock. The Exchange Ratio is also subject to adjustment in the event of a forward or reverse stock split, stock dividend (including any dividend or distribution of convertible securities), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Cover-All common stock occurring on or after the date of the Merger Agreement and prior to the Effective Time to provide the holders of shares of Cover-All common stock with the same economic benefit as contemplated by the Merger Agreement prior to any such stock split, dividend, distribution, reorganization or other like change.
No fractional shares of Majesco common stock will be issued to Cover-All stockholders in connection with the Merger. Instead, Cover-All stockholders will be entitled to receive the next highest number of whole shares of Majesco common stock in lieu of any fractional shares of Majesco common stock that they would otherwise be entitled to receive in connection with the Merger.
For a more complete discussion of what Cover-All stockholders will receive in connection with the Merger, see the sections entitled “The Merger — What Cover-All Stockholders Will Receive in the Merger” and “The Merger Agreement — Merger Consideration.”

Ownership of the Combined Company After the Completion of the Merger (see page 67)
Upon completion of the Merger and regardless of the exact Exchange Ratio (or any stock split, dividend, distribution, reorganization or other like change), the former stockholders of Cover-All are expected to own approximately 16.5% of the outstanding common stock of the combined company calculated on a fully diluted basis, and the current stockholders of Majesco are expected to own approximately 83.5% of the outstanding common stock of the combined company calculated on a fully diluted basis.
Treatment of Cover-All Stock Options, Warrants and RSUs (see page 67)
Under the Merger Agreement, any issued and outstanding warrants to purchase shares of Cover-All common stock that are not exercised or cancelled prior to the Effective Time will be assumed by Majesco in accordance with their terms on the same terms and conditions as were applicable to such warrants immediately prior to the Effective Time, with the number of shares subject to, and the exercise price applicable to, such warrants being appropriately adjusted based on the Exchange Ratio. At the Effective Time, all outstanding and unexercised options to purchase Cover-All common stock, whether or not exercisable or vested, will be replaced and substituted for by options to purchase Majesco common stock on the same terms and conditions as were applicable to such options immediately prior to the Effective Time, with the number of shares subject to, and the exercise price applicable to, such options being appropriately adjusted based on the Exchange Ratio. Finally, at the Effective Time, the terms of each RSU that is settleable in shares of Cover-All common stock that is outstanding and unvested prior to the Effective Time and does not fully vest by its terms as of the Effective Time will be adjusted as necessary and replaced and substituted for by a RSU to acquire Majesco common stock on the same terms and conditions as were applicable to such RSU immediately prior to the Effective Time, as adjusted based on the Exchange Ratio.
As of            , 2015, the latest practicable date before the printing of this proxy statement/prospectus, there were           outstanding options to purchase           shares of Cover-All capital stock and outstanding warrants to purchase 1,442,000 shares of Cover-All capital stock. As of the same date, there were           RSUs settleable in shares of Cover-All common stock outstanding.
For a more complete discussion of the treatment of Cover-All stock options, warrants and RSUs, see the section entitled “The Merger — Treatment of Cover-All Stock Options, Warrants and RSUs.”
Board of Directors and Executive Officers of the Combined Company After the Completion of the Merger (see page 86)
Upon completion of the Merger, the combined company will have an initial six-member board of directors, comprised of  (i) Arun K. Maheshwari (Executive Chairman), (ii) Earl Gallegos (Vice Chairman), (iii) Ketan Mehta, (iv) Sudhakar Ram, (v) Atul Kanagat and (vi) Steven R. Isaac.
The executive management team of the combined company is expected to be composed of the following individuals:
Name	Current Position	Position with the Combined Company
Ketan Mehta	President and Chief Executive Officer (Majesco)	President and Chief Executive Officer
Farid Kazani	Chief Financial Officer and Treasurer (Majesco)	Chief Financial Officer and Treasurer
Edward Ossie	Chief Operating Officer (Majesco)	Chief Operating Officer
Manish D. Shah	President and Chief Executive Officer (Cover-All)	Executive Vice President
Chad Hersh	Executive Vice President (Majesco)	Executive Vice President
William Freitag	Executive Vice President (Majesco)	Executive Vice President
Prateek Kumar	Executive Vice President (Majesco)	Executive Vice President

Name	Current Position	Position with the Combined Company
Lori Stanley	General Counsel and Corporate Secretary, North America (Majesco)	General Counsel and Corporate Secretary
Ann F. Massey	Chief Financial Officer (Cover-All)	Senior Vice President of Finance
Recommendations of the Cover-All Board of Directors and its Reasons for the Merger (see page 73)
The Cover-All board of directors, after considering the factors described in the section entitled “The Merger — Recommendations of the Cover-All Board of Directors and its Reasons for the Merger,” has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Cover-All board of directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, Cover-All and its stockholders, and therefore unanimously recommends that the Cover-All stockholders vote FOR Cover-All Proposal No. 1 (to approve the adoption of the Merger Agreement and the completion of the Merger) and FOR Cover-All Proposal No. 2 (the adjournment of the Cover-All Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Cover-All Proposal No. 1). The Cover-All board of directors made its recommendations to the Cover-All stockholders after considering the factors described in this proxy statement/prospectus. For a more complete discussion of the recommendations of the Cover-All board of directors and its reasons for the Merger, see the section entitled “The Merger — Recommendations of the Cover-All Board of Directors and its Reasons for the Merger.”
Opinion of BVA to the Cover-All Board of Directors (see page 74)
The board of directors of Cover-All engaged The BVA Group LLC (“BVA”), to render an opinion to the Cover-All board of directors as to whether the terms of the Merger are fair, from a financial point of view, to the shareholders of Cover-All. The board of directors selected BVA based on BVA’s expertise in analyzing businesses and their securities. BVA is engaged in the business of providing financial advisory and consulting services, including merger and acquisition advisory services. On December 14, 2014, BVA issued its final written opinion to the Cover-All board of directors that, as of such date, and based upon and subject to the various assumptions and limitations set forth in its written opinion, the terms of the Merger are fair, from a financial point of view, to the shareholders of Cover-All. The opinion letter speaks only as of the date and the time it was rendered and not as of the time the Merger may be completed or any other time.
The full text of the written opinion, dated as of December 14, 2014, of BVA is attached as Annex B to this proxy statement/prospectus. The opinion sets forth, among other things, the assumptions made, matters considered and limitations on the review undertaken by BVA. Holders of Cover-All common stock are urged to, and should, read the BVA opinion carefully and in its entirety. The BVA opinion is directed to the Cover-All board of directors and addresses only the fairness of the terms of the Merger from a financial point of view to the shareholders of Cover-All as of the date of the opinion letter. The BVA opinion does not address any other aspect of the Merger and does not constitute a recommendation to any Cover-All stockholder as to how to vote on the Cover-All Proposals or the Merger at the special meeting. BVA’s opinion does not address the underlying business decision to enter into the Merger Agreement or the Merger, nor does it evaluate alternative opportunities, alternative transaction structures or other financial or strategic alternatives. The summary of the BVA opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion.
Interests of Directors and Executive Officers in the Merger (see page 87)
You should be aware that certain directors and executive officers of Cover-All have interests in the Merger that are different from, or in addition to, the interests of the stockholders of Cover-All generally. Interests of Cover-All’s directors and executive officers in connection with the Merger relate to, among other things:
•
the continuing service of each of Earl Gallegos and Steven R. Isaac as directors of the combined company following the completion of the Merger;

•
the fact that Cover-All’s current President and Chief Executive Officer, Manish D. Shah, is expected to remain an executive officer and become an executive vice president of the combined company following the Merger;

•
the fact that Cover-All’s current Chief Financial Officer (“CFO”), Ann F. Massey, is expected to serve as Senior Vice President of Finance of the combined company following the Merger; and

•
the right to continued indemnification for directors, executive officers and former directors and executive officers of Cover-All following the completion of the Merger.

The Cover-All board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and in recommending that Cover-All stockholders approve the Cover-All Proposals.
For a more complete discussion of the interests of the directors and executive officers of Cover-All in the Merger, see the section entitled “The Merger — Interests of Directors and Executive Officers in the Merger.”
Anticipated Accounting Treatment of the Merger (see page 89)
In accordance with U.S. generally accepted accounting principles (“GAAP”), for accounting purposes, Majesco is considered to be acquiring Cover-All in this transaction. For a more complete discussion of the anticipated accounting treatment of the Merger, see the section entitled “The Merger — Anticipated Accounting Treatment.”
Material U.S. Federal Income Tax Consequences of the Merger (see page 90)
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Sills Cummis will be rendering its written opinion regarding such qualification for Cover-All as a condition to closing of the Merger and Pepper Hamilton will be rendering its written opinion regarding such qualification for Majesco as a condition to closing of the Merger. As a result of the reorganization, it is anticipated that U.S. holders of Cover-All common stock receiving Majesco common stock in the Merger in exchange for Cover-All common stock generally will not recognize gain or loss for U.S. federal income tax purposes as a result of such exchange.
The opinions of counsel will rely on certain assumptions as well as representations made by Cover-All and Majesco, respectively, including factual representations and certifications contained in officers’ certificates to be delivered at closing, and will assume that those representations are true, correct and complete, without regard to any knowledge limitation. If any of these representations or assumptions are inconsistent with the actual facts, the opinions could become invalid as a result, and the U.S. federal income tax treatment of the Merger could be adversely affected. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or any court. No ruling has been, or will be, sought from the IRS as to the tax consequences of the Merger.
Tax matters are very complicated, and the tax consequences of the Merger to any particular Cover-All stockholder will depend on such stockholder’s circumstances. Accordingly, you are urged to consult your own tax advisor for a full understanding of the tax consequences of the Merger to you, including the applicability and effect of federal, state, local and foreign income and other tax laws. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see the section entitled, “Material U.S. Federal Income Tax Consequences of the Merger.”

Restrictions on Sales of Shares of Majesco Common Stock Received by Cover-All Stockholders in the Merger (see page 90)
The shares of Majesco common stock to be issued to Cover-All stockholders in connection with the Merger will be registered under the Securities Act and will generally be freely transferable, except for shares issued to any Cover-All stockholders who become affiliates of Majesco for purposes of Rule 144, which may be resold by such affiliates only in transactions permitted by Rule 144 or as otherwise permitted under the Securities Act.
For a more complete discussion of the restrictions on sales of shares of Majesco common stock and warrants received by the Cover-All stockholders and warrant holders in the Merger, see the section entitled “The Merger — Restrictions on Sales of Shares of Majesco Common Stock Received by Cover-All Stockholders in the Merger.”
Appraisal Rights (see page 90)
Under the DGCL, holders of Cover-All common stock will not be entitled to appraisal rights in connection with the Merger.
Regulatory Approvals (see page 90)
As of the date of this proxy statement/prospectus, Cover-All is not required to make filings or to obtain approvals or clearances from any regulatory authorities in the U.S. or other countries to complete the Merger. In the U.S., Majesco must comply with applicable federal and state securities laws and the rules and regulations of the NYSE MKT in connection with the issuance and listing of shares of Majesco common stock and the filing of this proxy statement/prospectus with the Securities and Exchange Commission. Cover-All must also comply with such securities laws in connection with the filing of this proxy statement/prospectus and the solicitation of proxies from its shareholders. Additionally, Majesco must obtain certain foreign court and regulatory approvals for the consummation of the Majesco Reorganization and such consummation is a condition to the completion of the Merger. All such approvals are currently expected to be obtained by May 2015, but neither Cover-All nor Majesco can assure you that such approvals will be obtained by such date, or at all. For a more complete discussion of the Majesco Reorganization, see the section entitled “Majesco’s Business — Majesco Reorganization.”
Conditions to the Completion of the Merger (see page 107)
Majesco and Cover-All expect to complete the Merger as soon as practicable following the approval of the Cover-All Proposals at the Cover-All special meeting. Completion of the Merger will only be possible, however, after all closing conditions contained in the Merger Agreement are satisfied or waived (to the extent permitted under applicable law), including after Cover-All receives stockholder approval at the special meeting. It is possible, therefore, that factors outside of each company’s control could require them to complete the Merger at a later time or not complete it at all.
In addition to the foregoing, the obligations of Majesco and Cover-All to consummate the Merger are each subject to the satisfaction or waiver of the following conditions, among others:
•
Majesco’s Registration Statement on Form S-4 shall have become effective, and no stop order suspending effectiveness shall have been issued and remain in effect,

•
the completion of the Majesco Reorganization,

•
the shares of Majesco common stock issuable to Cover-All’s stockholders in the Merger in accordance with the Merger Agreement will have been authorized for listing on the NYSE MKT,

•
no governmental entity shall have enacted any law or order making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions by the Merger Agreement and no such law or order shall be pending,

•
the representations and warranties of each party to the Merger Agreement shall be true and correct subject to certain materiality qualifiers,

•
there shall be no material adverse effect on either party,

•
the tax legal opinions discussed in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” shall have been obtained,

•
the Cover-All stockholders’ approval of the Merger and the Merger Agreement and the affirmative vote of the holders of the outstanding shares of Majesco common stock in accordance with California law and Majesco’s Articles of Incorporation and Bylaws will have been obtained, and

•
Manish D. Shah shall remain with Cover-All and shall have entered into a new employment agreement at or before the Effective Time.

For a more complete discussion of the conditions to the completion of the Merger, see the section entitled “The Merger Agreement — Conditions to the Completion of the Merger.”
No Solicitation (see page 102)
Under the Merger Agreement, Cover-All is restricted, subject to limited exceptions, from pursuing or entering into alternative transactions in lieu of the Merger. In general, unless and until the Merger Agreement is terminated, Cover-All is restricted from, among other things, soliciting, initiating or knowingly taking any action to facilitate or encourage a competing acquisition proposal. The board of directors of Cover-All is limited in its ability to change its recommendation with respect to the Merger-related proposals. Cover-All may terminate the Merger Agreement and enter into an agreement with respect to a superior offer only if specified conditions have been satisfied, including (i) compliance with the non-solicitation provisions of the Merger Agreement, (ii) the expiration of certain waiting periods during which the other party may propose changes to the Merger Agreement so the superior offer is no longer a superior offer and (iii) and the payment of a termination fee in the amount of  $2.5 million. In addition to other restrictions set forth in the Merger Agreement with respect to competing acquisition proposal, Cover-All and the Cover-All Subsidiary will not:
•
directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal (as defined in “The Merger Agreement — Interim Covenants — No Solicitation” below) or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal;

•
solicit or engage in, any discussions or negotiations with, disclose any non-public information relating to Cover-All or the Cover-All Subsidiary to, afford access to the business or records of Cover-All or the Cover-All Subsidiary to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal;

•
amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Cover-All or the Cover-All Subsidiary or approve any transaction under, or any third party becoming an “interested stockholder” under Section 203 of the DGCL (other than Majesco);

•
enter into any binding or non-binding agreement in principle, letter of intent, term sheet, acquisition agreement, Merger Agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any Takeover Proposal; or

•
grant approval pursuant to any “moratorium”, “control share acquisition”, “business combination”, “fair price”, or other form of anti-takeover law, including Section 203 of the DGCL to any person or entity (other than Majesco).

For a more complete discussion of the prohibition on solicitation of acquisition proposals from third parties, see the section entitled “The Merger Agreement — Interim Covenants — No Solicitation.”

Termination of the Merger Agreement (see page 108)
The Merger Agreement may be terminated, and the transactions contemplated by it may be abandoned, at any time prior to the Effective Time (whether prior to or after the Cover-All stockholders’ approval of the Merger) by mutual written agreement of Cover-All and Majesco. In addition, the Merger Agreement may be terminated, and the transactions contemplated by it may be abandoned, at any time prior to the Effective Time by either Cover-All or Majesco upon notification to the non-terminating party by the terminating party:
•
at any time after July 30, 2015, if the Merger has not been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of the Merger Agreement by the terminating party; provided, however, that if all the conditions to Closing have been met or are capable of being met, other than with respect to the NYSE MKT listing of Majesco common stock, Majesco and Cover-All may agree in writing to extend the date to a date not later than September 15, 2015;

•
if the Cover-All stockholders’ approval of the Merger has not been obtained by reason of the failure to obtain the requisite vote upon a vote held;

•
if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in the Merger Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or

•
if any court of competent jurisdiction or other competent governmental entity issued an order or law making illegal or otherwise restricting, preventing or prohibiting the Merger and such order or law has become final and non-appealable.

Cover-All may terminate the Merger Agreement (subject to the payment of fees, as discussed below) upon the determination by the Cover-All board of directors in good faith, based upon the advice of outside legal counsel, that the failure to terminate the Merger Agreement is reasonably likely to result in the Cover-All board of directors breaching its fiduciary duties to stockholders under applicable law by reason of the pendency of an unsolicited bona fide Takeover Proposal.
In addition, if the Cover-All board of directors (or a committee) has withdrawn or modified in a manner adverse to Majesco its recommendation to shareholders to approve this Merger (or resolved to do so), recommended or taken no position with respect to a Takeover Proposal (or resolved to do so), or, following the announcement or making of a Takeover Proposal, failed to publicly reconfirm its recommendation of this Merger on request by Majesco, then Majesco may terminate the Merger Agreement and will be entitled to a termination fee, as discussed below.
For a more complete discussion of termination of the Merger Agreement, see the section entitled “The Merger Agreement — Termination of the Merger Agreement.”
Termination Fees and Expenses (see page 109)
Cover-All will pay to Majesco a termination fee of  $2.5 million upon the occurrence of any of the following:
•
Majesco terminates the Merger Agreement because the Cover-All board of directors (or any committee thereof) has withdrawn or modified in a manner adverse to Majesco its recommendation to approve this Merger or resolved to do so, recommended or taken no position with respect to a Takeover Proposal or resolved to do so, or, following the announcement or making of a Takeover Proposal, failed to publicly reconfirm its recommendation to approve this Merger upon request by Majesco;

•
Majesco terminates the Merger Agreement because Cover-All has committed a material breach of the Merger Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by Cover-All of notice of such breach from Majesco;

•
Cover-All terminates the Merger Agreement because the Cover-All board of directors has determined in good faith, based upon the advice of outside legal counsel, that the failure to terminate the Merger Agreement is reasonably likely to result in the Cover-All board of directors breaching its fiduciary duties to stockholders under applicable law by reason of the pendency of an unsolicited bona fide Takeover Proposal; or

•
following the public announcement of a Takeover Proposal by any person or entity, either Cover-All or Majesco terminates the Merger Agreement because (i) the Merger has not been consummated on or prior to July 30, 2015 and such failure to consummate the Merger is not caused by a breach of the Merger Agreement or (ii) the Cover-All stockholders’ approval of the Merger has not been obtained by reason of the failure to obtain the requisite vote upon a vote held, and, within six (6) months after any such termination, Cover-All or the Cover-All Subsidiary shall have entered into a binding agreement providing for the consummation of  (and such agreement is consummated pursuant to its terms), or shall have consummated, a Cover-All Acquisition Agreement (as defined in “The Merger Agreement — Interim Covenants — No Solicitation” below).

Majesco will pay to Cover-All a termination fee of  $2.5 million if Cover-All terminates the Merger Agreement because Majesco has committed a material breach of the Merger Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by Majesco of notice of such breach from Cover-All.
None of  (i) the failure by Majesco to obtain any approvals, court orders or other consents required for any part of the Majesco Reorganization, including approval by its affiliates’ public equityholders of the Majesco Reorganization, (ii) the failure by Cover-All to obtain approval of the Cover-All stockholders (other than as a result of the Cover-All board of directors exercising its rights in respect of fiduciary duties in connection with a Takeover Proposal), Agreement or (iii) the failure to secure the listing of the Majesco common stock on the NYSE MKT due to the failure to satisfy the NYSE MKT listing requirements with respect to the number of stockholders, minimum price or minimum market value of public float required by the listing requirements, will be deemed a breach of the Merger Agreement for the purposes of terminating the Merger Agreement.
Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement shall be paid by the party incurring such cost or expense, except certain expenses incurred in connection with printing and mailing the proxy statement/prospectus and Majesco’s Registration Statement on Form S-4, which will be shared between the parties 83.5% by Majesco and 16.5% by Cover-All in accordance with the Merger Agreement.
For a more complete discussion of termination fees and expenses, see the section entitled “The Merger Agreement — Termination Fees and Expenses.”
The Voting Agreement (see page 111)
Concurrently with the execution of the Merger Agreement, RENN entered into the Voting Agreement with Majesco with respect to the aggregate 7,634,400 shares of Cover-All common stock held by RENN as of such date. As of            , 2015, the latest practicable date before the printing of this proxy statement/prospectus, these shares constituted approximately 28.7% of the issued and outstanding Cover-All common stock. Pursuant to the Voting Agreement, among other things, RENN agreed to vote these shares (i) in favor of the Merger at any meeting (or in connection with any action by written consent) of the stockholders of the Cover-All at which such matters are considered and (ii) against, among other things, any proposal opposing or competing with the Merger. The Voting Agreement terminates upon the earlier of  (i) mutual termination by the parties thereto, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the consummation of the Merger, (iv) the transfer of the Subject Shares, (v) an amendment to the Merger Agreement without the consent of RENN or (vi) July 30, 2015 or such later date as the parties may agree under certain provisions of the Merger Agreement. For more information, see the section entitled “The Voting Agreement.”

Voting by Cover-All Directors and Executive Officers (see page 117)
As of            , 2015, the latest practicable date before the printing of this proxy statement/prospectus, directors and executive officers of Cover-All beneficially owned and were entitled to vote           shares of Cover-All common stock, or approximately       % of the total outstanding voting power of Cover-All. It is expected that Cover-All’s directors and executive officers will vote their shares FOR the approval of the Merger and the Merger Agreement (Cover-All Proposal No. 1) and any necessary adjournment (Cover-All Proposal No. 2), although none of them has entered into any agreement requiring them to do so.
Rights of Cover-All Stockholders Will Change as a Result of the Merger (see page 206)
Cover-All is organized under the laws of the State of Delaware and, accordingly, the rights of holders of Cover-All stock are currently governed by the DGCL. Majesco is incorporated under the laws of the State of California and, accordingly, the rights of its shareholders are currently, and will continue to be, governed by the CGCL. Due to the differences between the DGCL and the CGCL and the differences between the governing documents of Majesco and Cover-All, Cover-All stockholders receiving Majesco common stock in connection with the Merger will have different rights once they become Majesco stockholders. The material differences are described in detail under the section entitled “Comparison of Rights of Cover-All Stockholders and Majesco Shareholders.”
Risk Factors (see page 36)
The Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective stockholders, including the following:
•
the issuance of shares of Majesco common stock to the Cover-All stockholders in connection with the Merger will substantially dilute the voting power of current Cover-All stockholders;

•
the announcement and pendency of the Merger could have an adverse effect on the Cover-All stock price and/or the business, financial condition, results of operations, or business prospects for Cover-All and/or Majesco;

•
failure to complete the Merger or delays in completing the Merger could negatively impact Cover-All’s and Majesco’s respective businesses, financial condition, or results of operations or the Cover-All stock price;

•
some of the directors and executive officers of Cover-All and Majesco have interests in the Merger that are different from, or in addition to, those of the other Cover-All and Majesco stockholders; and

•
the Merger Agreement contains provisions that could discourage or make it difficult for a third party to acquire Cover-All prior to the completion of the Merger.

In addition, each of Cover-All, Majesco and the combined company is subject to various risks associated with its business. The risks are discussed in greater detail in the section entitled “Risk Factors” beginning on page 36. Cover-All encourages you to read and consider all of these risks carefully.
Matters to Be Considered at the Cover-All Special Meeting (see page 116)
Date, Time and Place.   The Cover-All special meeting will be held on            , 2015 at 10:00 a.m., local time, at the Hilton Parsippany, 1 Hilton Ct., Parsippany, NJ 07054.
Matters to be Considered at the Cover-All Special Meeting.   At the Cover-All special meeting, and any adjournments or postponements thereof, Cover-All stockholders will be asked to:
•
approve the adoption of the Merger Agreement and the completion of the Merger (Cover-All Proposal No. 1);

•
approve the adjournment of the Cover-All special meeting, if necessary, to solicit additional proxies in favor of approving the Merger Agreement and the Merger if there are not sufficient votes in favor of approving the Merger Agreement and the Merger (Cover-All Proposal No. 2); and

•
conduct any other business as may properly come before the Cover-All special meeting or any adjournment or postponement thereof.

Record Date.   The Cover-All board of directors has fixed the close of business on            , 2015 as the record date for determining the Cover-All stockholders entitled to notice of and to vote at the Cover-All special meeting and any adjournment or postponement thereof.
Required Vote.
•
Cover-All Proposal No. 1:   Approval of the adoption of the Merger Agreement and the completion of the Merger requires the affirmative vote of the holders of a majority of the shares of outstanding Cover-All common stock entitled to vote on the matter. Abstentions and broker non-votes will be counted as shares present and entitled to vote in determining whether a quorum is present but will have the same effect as voting AGAINST Cover-All Proposal No. 1.

•
Cover-All Proposal No. 2:   Approval of the adjournment of the Cover-All special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger Agreement and the Merger requires the affirmative vote of the majority of the votes cast either in person or by proxy at the Cover-All special meeting. Abstentions and broker non-votes will be counted as shares present and entitled to vote in determining whether a quorum is present but will have no effect on the outcome of Cover-All Proposal No. 2.

As of the close of business on the record date for the Cover-All special meeting, there were           shares of Cover-All common stock outstanding.
For additional information about the Cover-All special meeting, see the section entitled “The Special Meeting of Cover-All Stockholders.”

SELECTED HISTORICAL FINANCIAL DATA OF MAJESCO
The following table sets forth selected combined consolidated historical financial data as of the dates and for each of the periods indicated for Majesco and its subsidiaries giving effect to the Majesco Reorganization. For more information on the Majesco Reorganization, see “Majesco’s Business — Majesco Reorganization.”
The financial data at and for the fiscal years ended March 31, 2014 (twelve months) and 2013 (nine months) is derived from Majesco’s audited financial statements, which are included elsewhere in this proxy statement/prospectus. Please note that Majesco has a fiscal year-end of March 31. Majesco changed its fiscal year-end from June 30 to March 31, effective with its fiscal year ended March 31, 2013 (resulting in its fiscal year ended March 31, 2013 being a nine month fiscal year only).
The financial data at and for the nine-month periods ended December 31, 2014 and 2013 is derived from Majesco’s unaudited consolidated financial statements which are included elsewhere in this proxy statement/prospectus.
You should read the selected combined consolidated historical financial data below together with Majesco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and with the financial statements and notes thereto for the fiscal year ended March 31, 2014 and for the nine months ended December 31, 2014, each of which are included elsewhere in this proxy statement/prospectus.
Statements of Operations Data (U.S. dollars; in thousands, except for share and per share data):
	Fiscal Year Ended March 31, 2014	Fiscal Year Ended March 31, 2013 (Nine Months)	Nine Months Ended December 31, 2014	Nine Months Ended December 31, 2013
Revenues	$82,837	$68,272	$57,565	$64,293
Income (loss) before income tax	4,813	1,407	(231)	6,181
Net income	2,920	426	282	3,862
Net income per share – basic	0.02	0.00	0.00	0.02
Net income per share – diluted	0.02	0.00	0.00	0.02
Balance Sheet Data (U.S. dollars; in thousands):
	As of March 31,		As of December 31,
	2014	2013	2014	2013
Cash and cash equivalents	$7,016	$9,317	$3,279	$11,995
Working capital	4,854	12,127	5,124	4,288
Total assets	48,438	49,860	42,860	51,922
Short-term debt (capital lease obligations)	24	21	17	19
Long-term debt (capital lease obligations)	43	65	34	39
Stockholders’ equity	20,538	16,434	20,688	19,161

SELECTED HISTORICAL FINANCIAL DATA OF COVER-ALL
The following table sets forth Cover-All’s selected historical financial data as of and for each of its fiscal years ended December 31, 2014 and 2013, which financial data is derived from Cover-All’s audited financial statements, which are included elsewhere in this proxy statement/prospectus.
You should read the selected combined consolidated historical financial data below together with Cover-All’s Management’s Discussion and Analysis of Financial Condition and Results of Operations and with Cover-All’s consolidated financial statements and notes thereto for the period ended December 31, 2014 included elsewhere in this proxy statement/prospectus.
Consolidated Statements of Operations Data (in thousands, except per share amounts):
	Year ended December 31,
	2014	2013
Revenues	$20,478	$20,483
Income (loss) before income tax	419	(2,868)
Net income (loss)	366	(2,898)
Net income (loss) per share – basic	0.01	(0.11)
Net income (loss) per share – diluted	0.01	(0.11)
Consolidated Balance Sheet Data (in thousands):
	As of December 31,
	2014	2013
Cash and cash equivalents	$4,564	$1,849
Working capital (deficit)	1,057	(19)
Total assets	19,170	18,724
Short-term debt	1,843	—
Long-term debt	—	1,639
Stockholders’ equity	11,670	10,917

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
The following unaudited pro forma combined condensed financial data assumes the Merger with Cover-All and the Agile Asset Acquisition are each accounted for as a purchase by Majesco using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma combined condensed financial statements.
Majesco will be the accounting acquirer in the Merger with Cover-All. In the Merger, Cover-All will merge with and into Majesco, with Majesco surviving the Merger. At the Effective Time of the Merger, each share of Cover-All common stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Cover-All or the Cover-All Subsidiary, which will be cancelled at the Effective Time without further consideration) will be automatically cancelled and extinguished and converted into the right to receive the number of shares of Majesco common stock of Majesco multiplied by the Exchange Ratio. The Exchange Ratio is 0.21466, which is the exchange ratio expected to result in a number of shares of common stock of the combined company such that, at the Effective Time, the common stock of the combined company issued in respect of the issued and outstanding common stock of Cover-All and issued or issuable with respect to outstanding options and restricted stock units and other equity awards of Cover-All will in the aggregate represent approximately 16.5% of the total capitalization on a fully diluted basis of the combined company, as provided in the Merger Agreement. 227,500 currrently out-of-the-money options for shares of Cover-All common stock are scheduled to expire on June 1, 2015. Assuming these options expire unexercised, the Exchange Ratio will be adjusted to 0.21641 shares of the combined company’s common stock for one share of Cover-All common stock. In the Merger, issued and outstanding warrants to purchase shares of Cover-All common stock that are not exercised or cancelled prior to the Effective Time will be assumed by Majesco in accordance with their terms on the same terms and conditions as were applicable to such warrants immediately prior to the Effective Time, with the number of shares subject to, and the exercise price applicable to, such warrants being appropriately adjusted based on the Exchange Ratio. At the Effective Time, all outstanding and unexercised options to purchase Cover-All common stock, whether or not exercisable or vested, will be replaced and substituted for by options to purchase Majesco common stock on the same terms and conditions as were applicable to such options immediately prior to the Effective Time, with the number of shares subject to, and the exercise price applicable to, such options being appropriately adjusted based on the Exchange Ratio. Finally, at the Effective Time, the terms of each RSU that is settleable in shares of Cover-All common stock that is outstanding and unvested prior to the Effective Time and does not fully vest by its terms as of the Effective Time will be replaced and substituted for by a RSU to acquire Majesco common stock on the same terms and conditions as were applicable to such RSU immediately prior to the Effective Time, with the number of shares subject to such RSUs being appropriately adjusted based on the Exchange Ratio.
The following should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Condensed Financial Information,” the audited historical financial statements of Majesco and Cover-All and the notes thereto, the sections entitled “Majesco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cover-All’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the other information contained in this proxy statement/prospectus.
The following unaudited pro forma combined condensed balance sheet data as of December 31, 2014 combines the historical combined condensed balance sheet of Majesco and its subsidiaries (after giving effect to the Majesco Reorganization) as of December 31, 2014, the historical consolidated balance sheet of Cover-All and its subsidiaries as of December 31, 2014 and the historical consolidated balance sheet of Agile and its subsidiaries as of December 31, 2014, giving pro forma effect to the Merger with Cover-All and the Agile Asset Acquisition as if each had been completed on December 31, 2014.
In addition, because Majesco has a fiscal year-end of March 31 and Cover-All and Agile have a fiscal year-end of December 31, the following unaudited pro forma combined condensed statement of operations data for the fiscal year ended March 31, 2014 and the nine month period ended December 31, 2014 combines the historical combined condensed statement of operations data of Majesco and its subsidiaries (after giving effect to the Majesco Reorganization) for its fiscal year ended March 31, 2014 and the nine months ended December 31, 2014, and the historical consolidated statement of operations data of

Cover-All and its subsidiaries and Agile and its subsidiaries for the twelve-month period ended December 31, 2013 and the nine months ended September 30, 2014, giving pro forma effect to the Merger with Cover-All and the Agile Asset Acquisition as if each had been completed on April 1, 2013.
The historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger with Cover-All and the Agile Asset Acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger with Cover-All and the Agile Asset Acquisition and certain other adjustments.
In particular, the historical financial data has been adjusted to reflect the following:
(i)
the consummation of the Merger with Cover-All by Majesco, pursuant to the Merger Agreement;

(ii)
the consummation of the Agile Asset Acquisition by Majesco, pursuant to the Asset Purchase and Sale Agreement dated December 12, 2014;

(iii)
the related financing to partially fund the Agile Asset Acquisition; and

(iv)
the related tax effects of the Merger and the Agile Asset Acquisition.

Unaudited Pro Forma Consolidated Statements of Operations and Balance Sheet:
	Nine months ended December 31, 2014	Fiscal Year ended March 31, 2014
	(in thousands except per share amounts)
Statement of Operations Data
Revenues	$79,413	$111,674
Income before income tax	1,835	4,063
Net Income	1,460	1,999
Net Income per share – basic $	0.01	0.01
Net Income per share – diluted $	0.01	0.01
As of December 31, 2014
(in thousands)
Balance Sheet Data
Cash and Cash Equivalents	$7,159
Total assets	88,790
Short-term debt	136
Long-term debt	3,268
Stockholder’s equity	54,368

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA
PER SHARE DATA
The following tables present: (1) historical combined condensed per share information for Majesco (after giving effect to the Majesco Reorganization); (2) pro forma per share information of the combined company after giving effect to the Merger with Cover-All and the Agile Asset Acquisition; (3) historical consolidated per share information for Cover-All; and (4) equivalent pro forma per share information for Cover-All. The pro forma data in the table assumes that the Merger with Cover-All and the Agile Asset Acquisition are each accounted for using the purchase method of accounting and represents a current estimate based on available information of the combined company’s results of operations for the periods presented. As noted above, historical financial data has been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger with Cover-All and the Agile Asset Acquisition, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the combined results. The pro forma adjustments are preliminary and based on management’s estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Merger and the Agile Asset Acquisition and certain other adjustments. Accordingly, the pro forma combined and pro forma equivalent data is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position or book value per share of Majesco would have been had the Merger occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position.
The combined consolidated pro forma per share information was derived primarily by combining information from the historical combined condensed financial information of Majesco (after giving effect to the Majesco Reorganization) and the historical financial data of Cover-All and Agile. In addition, because Majesco has a fiscal year-end of March 31 and Cover-All and Agile have a fiscal year-end of December 31, the following unaudited pro forma combined condensed per share information for the fiscal year ended March 31, 2014 and the nine month period ended December 31, 2014 combines the historical combined condensed per share information Majesco and its subsidiaries (after giving effect to the Majesco Reorganization) for its fiscal year ended March 31, 2014 and the nine months ended December 31, 2014, and the historical consolidated per share information of Cover-All and its subsidiaries and Agile and its subsidiaries for the twelve-month period ended December 31, 2013 and the nine months ended September 30, 2014, giving pro forma effect to the Merger with Cover-All and the Agile Asset Acquisition as if each had been completed on April 1, 2013.
You should read the tables below in conjunction with the audited and unaudited combined consolidated financial statements of Majesco (after giving effect to the Majesco Reorganization) included in this proxy statement/prospectus and the audited and unaudited financial statements of Cover-All included in this proxy statement/prospectus and the related notes and the unaudited pro forma condensed financial information and notes related to such financial statements included elsewhere in this proxy statement/prospectus.
	As of and for the Year ended March 31, 2014
	Majesco		Cover-All
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
Net Income (Loss) From Continuing Operations Per Common Share (Basic And Diluted)	$0.02	$0.01	$(0.12)	$(0.02)
Book Value Per Common Share	0.11	N/A	0.43	0.07

	As of and for the Nine Months ended December 31, 2014
	Majesco		Cover-All
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
Net Income From Continuing Operations Per Common Share (Basic And Diluted)	$0.00	$0.01	$0.00	$0.00
Book Value Per Common Share	0.11	0.25	0.44	0.07
The historical book value per common share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding as of March 31, 2014 and December 31, 2014. The pro forma book value per share is computed by dividing pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding as of December 31, 2014. Each of the historical book value per common share and the pro forma book value per share is computed without giving effect to the proposed reverse stock split of Majesco’s outstanding shares of common stock described under “Description of Majesco Capital Stock.”

MARKET PRICE DATA AND DIVIDEND INFORMATION
Market Price
The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share of Cover-All common stock, which trades on the NYSE MKT under the symbol “COVR.”
2015:	High	Low
1st Quarter (to February 17, 2015)	$1.27	$1.03
2014:	High	Low
4th Quarter	$1.37	$1.05
3rd Quarter	1.50	1.04
2nd Quarter	1.55	1.08
1st Quarter	1.80	1.41
2013:	High	Low
4th Quarter	$1.48	$1.01
3rd Quarter	1.45	1.12
2nd Quarter	1.58	1.20
1st Quarter	1.42	1.14
As of December 12, 2014, the trading date immediately preceding public announcement of the Merger, the closing price per share of Cover-All common stock on the NYSE MKT was $1.29. The closing price per share of Cover-All common stock on the NYSE MKT on February 18, 2015 was $1.11.
Majesco is currently a private company and its shares of capital stock are not publicly traded. Prior to consummation of the Merger, Majesco intends to file a listing application for the Majesco common stock with the NYSE MKT under the symbol “MJCO,” and the combined company is expected to be publicly traded on the NYSE MKT under this symbol following the completion of the Merger, subject to receipt of the NYSE MKT’s approval and official notice of issuance.
Because the market price of Cover-All common stock is subject to fluctuation, the market value of the shares of Majesco common stock that holders of Cover-All common stock will receive in the Merger may increase or decrease between the date of this joint proxy statement/prospectus and the completion of the Merger. The foregoing information reflects only historical information. Majesco and Cover-All can give no assurance concerning the market price of Cover-All common stock or the value of Majesco common stock before or after the Effective Time. We encourage you to obtain current market quotations prior to making any decision with respect to the Merger Agreement and the Merger.
Record Holders
As of February 17, 2015, Cover-All had 377 stockholders of record. This number does not include beneficial owners who may hold their shares in street name. As of February 17, 2015, Majesco had two shareholders of record. For detailed information regarding the combined company, see “Security Ownership of Certain Beneficial Owners and Management of the Combined Company Following the Merger.”
Dividends
Cover-All has not declared or paid any cash dividend on its capital stock during 2014, 2013 or 2012. If the Merger does not occur, any future determination to pay dividends on the shares of Cover-All common stock will be at the discretion of the Cover-All’s board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, capital requirements, contractual restrictions, restrictions imposed by applicable law and other factors that the board of directors deems relevant.

Majesco has not declared or paid any cash dividend on its common stock during 2014, 2013 or 2012. The combined company is not expected to pay dividends on shares of the combined company’s common stock in the foreseeable future. Instead, it is expected that the combined company will continue to retain any earnings to finance the development and expansion of its business, and will not pay any cash dividends on its common stock. Any future determination to pay dividends on the shares of the combined company’s common stock will be at the discretion of the combined company’s board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, capital requirements, contractual restrictions, restrictions imposed by applicable law and other factors that the board of directors deems relevant.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus and the other documents referred to or incorporated by reference in this proxy statement/prospectus contain forward-looking statements. All statements other than statements of historical fact could be deemed forward-looking statements. Statements that include words such as “may,” “will,” “might,” “projects,” “expects,” “plans,” “believes,” “anticipates,” “targets,” “intends,” “hopes,” “aims,” “can,” “should,” “could,” “would,” “goal,” “potential,” “approximately,” “estimate,” “pro forma,” “continue” or “pursue” or the negative of these words or other words or expressions of similar meaning may identify forward-looking statements. For example, forward-looking statements include any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing.
These forward-looking statements are found at various places throughout this proxy statement/prospectus and the other documents referred to and relate to a variety of matters, including, but not limited to, (i) the timing and anticipated completion of the Merger, (ii) the benefits expected to result from the Merger, (iii) the anticipated business of the combined company following the completion of the Merger, and (iv) other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of management, are not guarantees of performance and are subject to significant risks and uncertainty. These forward-looking statements should not be relied upon as predictions of future events and Cover-All and Majesco cannot assure you that the events or circumstances discussed or reflected in these statements will be achieved or will occur. Furthermore, if such forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by Cover-All, Majesco or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.
These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement/prospectus and those that are referred to in this proxy statement/prospectus. Important factors that could cause actual results to differ materially from those described in forward-looking statements contained herein include, but are not limited to:
•
the expected timetable for completing the Merger and the transactions contemplated by the Merger Agreement;

•
the possibility that the Merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions, such as obtaining regulatory approval;

•
the potential value created by the Merger for Cover-All’s and Majesco’s stockholders and the possibility that the projected value creation and efficiencies from the Merger will not be realized, or will not be realized within the expected time period;

•
the combined company’s ability to raise future capital as needed to fund its operations and business plan;

•
the risk that the respective businesses of Cover-All and Majesco will not be integrated successfully;

•
the risk that unexpected costs will be incurred in connection with the Merger;

•
changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters;

•
the ability to successfully obtain authorization for the listing of the combined company’s securities on the NYSE MKT;

•
the potential of the combined company’s technology platform;

•
the combined company’s ability to achieve increased market acceptance for its product and service offerings and penetrate new markets;

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the ability of the combined company to protect its intellectual property rights;

•
competition from other providers and products;

•
disruption from the Merger making it more difficult to maintain business, customer, supplier and operational relationships;

•
the combined company’s exposure to additional scrutiny and increased expenses as a result of being a public company that is no longer a small reporting issuer; and

•
the combined company’s ability to identify and complete acquisitions, manage growth and integrate future acquisitions.

In addition to the risk factors identified elsewhere, various important risks and uncertainties affecting each of Cover-All and Majesco may cause the actual results of the combined company to differ materially from the results indicated by the forward-looking statement in this proxy statement/prospectus, including those factors or conditions described in the section entitled “Risk Factors” on page 36 and, without limitation:
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the financial condition, financing requirements, prospects and cash flow of Cover-All and Majesco;

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expectations regarding potential growth and ability to implement short and long-term strategies;

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the risk of loss of strategic relationships;

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Cover-All’s and Majesco’s ability to compete successfully;

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dependence on a limited number of key customers;

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worldwide political, economic or business conditions;

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changes in technology;

•
changes in laws or regulations affecting the insurance industry in particular;

•
restrictions on immigration;

•
the inability to achieve sustained profitability;

•
the ability to obtain, use or successfully integrate third-party licensed technology;

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the ability and cost of retaining and recruiting key personnel or the risk of loss of such key personnel;

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ability to attract new clients and retain them and the risk of loss of large customers;

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continued compliance with evolving laws;

•
ability to maintain or protect intellectual property;

•
unauthorized disclosure of sensitive or confidential client and customer data and cybersecurity;

•
ability of our customers to internally develop new inventions and competitive products;

•
potential adverse judgments or results in connection with any litigation brought against Majesco and/or Cover-All challenging the Merger; and

•
diversion of management’s attention to the Merger rather than regular operation of the business.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents referred to in this proxy statement/prospectus, as of the date of those documents. Majesco and Cover-All disclaim any obligation to publicly update or release any revisions to these forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as required by law.

For a more complete discussion of the factors that may cause Majesco, Cover-All or the combined company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Majesco and Cover-All to complete the Merger and the effect of the Merger on the business of Majesco, Cover-All and the combined company, see “Risk Factors” beginning on page 36.

RISK FACTORS
In addition to the other information included and referred to in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors before deciding how to vote your shares of Cover-All common stock at the Cover-All special meeting. These factors should be considered in conjunction with the other information included by Majesco and Cover-All in this proxy statement/prospectus. The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. If any of the risks described below or referred to in this proxy statement/prospectus actually materialize, the business, financial condition, results of operations, or prospects of Majesco, Cover-All, and/or the combined company, or the stock price of Cover-All and/or the combined company, could be materially and adversely affected. You should also read and consider the other information in this proxy statement/prospectus and the other documents incorporated by reference into this proxy statement/prospectus, including the annexes and exhibits to this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus is a part. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.
Risks Related to the Merger and the Combined Company
Currently, there is no public market for Majesco’s common stock. Cover-All stockholders cannot be sure that an active trading market will develop for or of the market price of the shares of Majesco common stock they will receive or that the combined company will successfully obtain authorization for listing on the NYSE MKT or a national securities exchange.
Under the Merger Agreement, each share of Cover-All common stock will be converted into the right to receive shares of Majesco common stock in an amount equal to such number of shares of Cover-All common stock multiplied by the Exchange Ratio. Majesco is an indirectly wholly owned subsidiary of Mastek and prior to this transaction it has not issued any securities in the U.S. markets or elsewhere nor has there been extensive information about it, its businesses or operations publicly available. Majesco has agreed to use its commercially reasonable efforts to cause the shares of Majesco common stock to be issued in the Merger to be approved for listing on the NYSE MKT prior to the effective time of the Merger and the approval of the listing on the NYSE MKT of the Majesco common stock to be issued in the Merger is a condition to the closing of the Merger. However, the listing of shares on the NYSE MKT does not assure that a market for the Majesco common stock will develop or the price at which the shares will trade. No assurance can be provided as to the demand for or trading price of Majesco common stock following the closing of the Merger and the Majesco shares may trade at a price less than the current market price of Cover-All common stock.
Even if the combined company is successful in developing a public market, there may not be enough liquidity in such market to enable shareholders to sell their shares of common stock. If a public market for the combined company’s common stock does not develop, investors may not be able to re-sell the shares of their common stock, rendering their shares illiquid and possibly resulting in a complete loss of their investment. Majesco cannot predict the extent to which investor interest in the combined company will lead to the development of an active, liquid trading market. The trading price of and demand for Majesco common stock following completion of the Merger and the development and continued existence of a market and favorable price for the Majesco common stock will depend on a number of conditions, including the development of a market following, including by analysts and other investment professionals, the businesses, operations, results and prospects of Majesco, general market and economic conditions, governmental actions, regulatory considerations, legal proceedings and developments or other factors. These and other factors may impair the development of a liquid market and the ability of investors to sell shares at an attractive price. These factors also could cause the market price and demand for Majesco common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares and may otherwise affect negatively the price and liquidity of Majesco common stock. Many of these factors and conditions are beyond the control of Majesco or Majesco shareholders. Upon completion of the Merger, Mastek will own approximately 83.5% of Majesco’s common stock on a fully diluted basis. Sales by Mastek or the perception that sales may be made by it could significantly reduce the market price of the Majesco common stock.

Because the Exchange Ratio is not generally adjustable and the market price of Cover-All common stock will fluctuate, Cover-All shareholders cannot be certain of the precise value of the consideration they will receive at the closing of the Merger.
The Merger Agreement has set the Exchange Ratio for each share of Cover-All common stock as described in “The Merger — Merger Consideration and Adjustment.” The Exchange Ratio will not change to reflect changes in the value or market price of Majesco or Cover-All common stock. The market price of Cover-All common stock at the time of completion of the Merger may vary significantly from the market prices of Cover-All common stock on the date the Merger Agreement was executed, the date of this proxy statement/prospectus and the date of the Cover-All special meeting. Stock price changes may result from, among other things, changes in the business, operations or prospects of Majesco or Cover-All prior to or following the Merger, litigation or regulatory considerations, general business, market, industry or economic conditions and other factors both within and beyond the control of Cover-All and Majesco.
Therefore, if before the completion of the Merger the market price of Cover-All common stock declines from the market price on the date of the Merger Agreement, then the Cover-All stockholders could receive consideration in the Merger with substantially lower value. Neither Cover-All nor Majesco is permitted to terminate the Merger Agreement solely because of changes in the market price of their common stock. Accordingly, at the time of the Cover-All special meeting, you will not know or be able to calculate the market value of the Merger consideration you will receive upon completion of the Merger.
We have no operating history as a combined company. The unaudited pro forma financial information and the historical combined financial information of Majesco included elsewhere in this proxy statement/prospectus may not be representative of actual results as a combined company, and accordingly, you have limited financial information on which to evaluate the combined company and your investment decision.
Majesco and Cover-All have no prior history as a combined entity and their operations have not previously been managed on a combined basis. Moreover, Majesco’s operations in the United Kingdom, India, Malaysia and Thailand that have been or will be contributed to it by Mastek in the Majesco Reorganization (as defined below) have never been managed on a combined basis directly by Majesco.
As a result, the pro forma financial information for the combined company and the combined audited financial statements of Majesco giving effect to the Majesco Reorganization included elsewhere in this proxy statement/prospectus as presented are not necessarily indicative of the financial position or results of operations of the combined company or Majesco that would have actually occurred had the Merger or Majesco Reorganization been completed at or as of the dates indicated, nor are they indicative of the future operating or financial position of the combined company or Majesco. The pro forma financial information for the combined company does not consider potential impacts of current market conditions on revenues or expense efficiencies. The pro forma financial information presented in this proxy statement/prospectus is based in part on certain assumptions regarding the Merger that Majesco and Cover-All believe are reasonable under the circumstances. However, assumptions used in preparing such financial information may not prove to be accurate over time. Investors should not place any undue reliance on the pro forma financial information of the combined company.
The financial information presented in this proxy statement/prospectus for Cover-All and Majesco may not be fully comparable due to the different fiscal year-ends of each company.
Majesco has a fiscal year-end of March 31 and Cover-All has a fiscal year-end of December 31. Therefore, the historical financial statements and other financial information pertaining to Cover-All and Majesco cannot be directly compared in any given period. Moreover, because of the different fiscal years of Cover-All and Majesco, any cyclical trends in financial condition or results of operations of the two companies may not be fully comparable. Finally, because Majesco changed its fiscal year-end from June 30 to March 31, effective with its fiscal year ended March 31, 2013, its fiscal year ended March 31, 2013 consists of only nine months as compared to 12 months in its fiscal year ended March 31, 2014.

Failure to complete the Merger could harm Cover-All’s and Majesco’s future business and operations.
If the Merger is not completed, Cover-All and Majesco are subject to the following risks, among others:
•
costs related to the Merger, such as legal and accounting fees, must be paid even if the Merger is not completed;

•
if the Merger Agreement is terminated under certain circumstances, either Cover-All or Majesco may be required to pay the other party a termination fee of  $2.5 million, as applicable;

•
the attention of management of Cover-All and Majesco may have been diverted to the Merger rather than to each company’s own operations and the pursuit of other opportunities that could have been beneficial to each company;

•
the potential loss of key personnel during the pendency of the Merger as employees may experience uncertainty about their future roles with the combined company;

•
the price of Cover-All stock may decline and remain volatile;

•
Cover-All and Majesco will have been subject to certain restrictions on the conduct of their businesses which may have prevented them from making certain acquisitions or dispositions or pursuing certain business opportunities while the Merger was pending; and

•
each of Cover-All and Majesco may be subject to litigation related to the Merger or any failure to complete the Merger.

In addition, if the Merger Agreement is terminated and the board of directors of Cover-All or Majesco determines to seek another business combination, there can be no assurance that either Cover-All or Majesco will be able to find a partner willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the Merger. Furthermore, Cover-All may still be required to pay Majesco a $2.5 million termination fee if it consummates another business combination within six months of the termination of the Merger under certain circumstances.
The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes and other causes.
In general, either Cover-All or Majesco can refuse to complete the Merger if there is a material adverse change affecting the other party between the signing date of the Merger Agreement, and the planned closing. However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could be said to have a material adverse effect on Cover-All or Majesco, including the following events (except, in some cases, where the change has a disproportionate effect on a party):
•
changes generally affecting the economy, financial or securities markets;

•
the announcement of the Merger and the transactions contemplated by the Merger Agreement, including the impact thereof on the relationships of a party with its employees, customers, suppliers or partners;

•
the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters;

•
changes (including changes in law) or general conditions in the industry in which the party operates;

•
changes in GAAP (or the authoritative interpretation of GAAP); or

•
compliance with the terms of, or the taking of any action required by the Merger Agreement.

If adverse changes occur and Cover-All and Majesco still complete the Merger, the combined company’s stock price may suffer. This in turn may reduce the value of the Merger to the stockholders of Cover-All, Majesco or both.

The pendency of the Merger could materially adversely affect the business and operations of Cover-All or result in a loss of their employees, which, consequently, could materially adversely affect the business and operations of the combined company.
Uncertainty about the effect of the Merger on employees, customers and suppliers may have an adverse effect on Cover-All and its business and, consequently, on the combined company. These uncertainties may impair Cover-All’s ability to attract, retain and motivate employees until the completion of the Merger, which may have a material adverse effect on Cover-All if the Merger is not completed. If employees depart because of issues concerning employment security and difficulty of integration or a desire not to remain with the combined company, Majesco’s business could be adversely affected. Similarly, uncertainties about the effect of the Merger could cause customers, suppliers and others who deal with Cover-All to change their existing business relationships, which could negatively affect revenues, earnings and cash flows of Cover-All, as well as the market price of Cover-All common stock, regardless of whether the Merger is completed. The realization of any of these risks may materially adversely affect the business and financial results of the combined company.
Current shareholders will have a reduced ownership and voting interest in the combined company after the Merger.
As a result of the Merger, current Majesco shareholders and Cover-All stockholders are expected to hold approximately 83.5% and 16.5% on a fully diluted basis, respectively, of the combined company’s outstanding common stock immediately following completion of the Merger, calculated on a fully diluted basis. Majesco shareholders and Cover-All stockholders currently have the right to vote for their respective directors and on other matters affecting the applicable company. When the Merger occurs, each Cover-All stockholder that receives shares of the combined company’s common stock will hold a percentage ownership of the combined company that will be significantly smaller than the stockholder’s current percentage ownership of Cover-All. The combined company will be controlled by Mastek and its affiliates, which will own approximately 83.5% of all shares of the combined company on a fully diluted basis. As further discussed below, Mastek and its affiliates, including Mastek UK, will be able to exercise significant influence over the combined company’s business policies and affairs due to its large ownership percentage. As a result of their reduced ownership percentages, former Cover-All stockholders will have less voting power in the combined company than they now have with respect to Cover-All.
Mastek and its affiliates will exercise significant influence over the combined company, and their interests in the combined company may be different than yours.
Following the completion of the Merger, Mastek and its affiliates, including Mastek UK, will beneficially own approximately 83.5% of the outstanding common stock of the combined company calculated on a fully diluted basis. Accordingly, Mastek and its affiliates will be able to exercise significant influence over the combined company’s business policies and affairs, including the composition of the combined company’s board of directors and any action requiring the approval of the combined company’s stockholders, including the adoption of amendments to the articles of incorporation and the approval of a merger or sale of substantially all of the combined company’s assets. The interests of Mastek and its affiliates may conflict with your interests. For example, these shareholders may support certain long-term strategies or objectives for the combined company which may not be accretive to shareholders in the short term. The concentration of ownership may also delay, defer or even prevent a change in control of the combined company, even if such a change in control would benefit our other stockholders, and may make some transactions more difficult or impossible without the support of these parties. This significant concentration of share ownership may adversely affect the trading price for the combined company’s common stock because investors often perceive disadvantages in owning stock in companies with shareholders who own significant percentages of a company’s outstanding stock.

Some of the Majesco and Cover-All officers and directors have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.
Certain officers of Majesco and Cover-All participate in arrangements that provide them with interests in the Merger that are different from yours, including, among others, continued service as an executive officer or director of the combined company and the right to continued indemnification for directors, executive officers and former directors and executive officers of Cover-All following the completion of the Merger. See the section entitled “The Merger — Interests of Directors and Executive Officers in the Merger.”
The combined company will be a “controlled company” within the meaning of the NYSE MKT rules and, as a result, will qualify for, and intends to rely on, exemptions from certain corporate governance requirements.
In addition to the consequences of the concentration of share ownership and possible conflicts between the interests of Mastek and its affiliates, including Mastek UK, and your interests discussed above, the combined company will be a “controlled company” within the meaning of the rules of the NYSE MKT. Under these rules, a company in which over 50% of the voting power is held by an individual, a group or another company is a “controlled company” and is not obligated to comply with certain corporate governance requirements, including requirements that:
•
a majority of its board of directors consist of independent directors;

•
the combined company have a nominating committee or a compensation committee;

•
the combined company have a nominating committee that is composed entirely of independent directors;

•
the combined company have a compensation committee that is composed entirely of independent directors; and

•
the compensation of the chief executive officer be determined, or recommended to the board of directors for determination, either by a compensation committee comprised of independent directors or by a majority of the independent directors on the board of directors.

Following the Merger, the combined company intends to rely on some of these exemptions. As a result, the combined company may not have a majority of independent directors and its nominating and corporate governance committee and compensation committee may not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements. For more information, see “Management of the Combined Company Following the Merger — Composition of the Board and Director Independence.”
Majesco and Cover-All will incur substantial transaction fees and costs in connection with the Merger.
Majesco and Cover-All expect to incur material non-recurring expenses in connection with the Merger and consummation of the transactions contemplated by the Merger. Additional unanticipated costs may be incurred in the course of the integration of the businesses of Majesco and Cover-All. The parties cannot be certain that the elimination of duplicative costs or the realization of other efficiencies related to the integration of the two businesses will offset the transaction and integration costs in the near term, or at all.
The Merger Agreement limits Cover-All’s ability to pursue alternatives to the Merger, which could discourage a potential acquirer of Cover-All from making an alternative transaction proposal and, in certain circumstances, could require Cover-All to pay to Majesco a significant termination fee.
Under the Merger Agreement, Cover-All is restricted, subject to limited exceptions, from pursuing or entering into alternative transactions in lieu of the Merger. In general, unless and until the Merger Agreement is terminated, Cover-All is restricted from, among other things, soliciting, initiating or knowingly taking any action to facilitate or encourage a competing acquisition proposal. The board of directors of Cover-All is limited in its ability to change its recommendation with respect to the Merger. Cover-All may terminate the Merger Agreement and enter into an agreement with respect to a superior offer only if specified conditions have been satisfied, including (i) compliance with the non-solicitation provisions of the Merger Agreement, (ii) the expiration of certain waiting periods during which Majesco may propose changes to the Merger Agreement so the superior offer is no longer a superior offer and (iii) the payment of a termination fee in the amount of  $2.5 million.
Furthermore, Cover-All may also be required to pay Majesco a $2.5 million termination fee if it consummates another business combination within six months of the termination of the Merger under certain circumstances.
These provisions could discourage a third party that may have an interest in acquiring all or a significant part of Cover-All from considering or proposing such an acquisition, even if such third party were prepared to pay consideration with a higher per share cash or market value than the consideration proposed to be received or realized in the Merger, or might result in a potential acquirer proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable. As a result of these restrictions, Cover-All may not be able to enter into an agreement with respect to a more favorable alternative transaction without incurring potentially significant liability to Majesco. See “The Merger Agreement — Interim Covenants — No Solicitation” and “The Merger Agreement — Termination Fees.”
On consummation of the merger, the combined company will recognize identifiable assets acquired and liabilities assumed at their fair values which could be significantly lower than book values.
On consummation of the merger, the combined company will recognize and measure the identifiable assets acquired and liabilities assumed in the Merger at their fair values. The fair value is the price that would be received from the sale of an asset or paid to transfer the liability in an orderly transaction between market participants, irrespective of its intended use after consummation of the merger. In the process, a valuation of any intangible assets acquired, including internally developed software, will be performed and it could result in a fair value amount significantly lower than the Cover-All book value basis of capitalized software as at closing date of the merger.
The fairness opinion rendered to the board of directors of Cover-All by BVA will not reflect changes in circumstances, including general market and economic conditions or the prospects of Cover-All or Majesco, between the signing the Merger Agreement and the completion of the Merger.
BVA has issued to the Cover-All board of directors a written opinion, as to the fairness, from a financial point of view, as of the date of execution of the Merger Agreement, of the terms of the Merger to the shareholders of Cover-All. Cover-All’s board of directors has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus. Importantly, the BVA opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes in the operations, performance and prospects of Cover-All or Majesco, general market and economic conditions and other factors that may be beyond the control of Cover-All or Majesco, and on which the fairness opinion was based, that may alter the value of Cover-All or Majesco or the prices of shares of Cover-All common stock or Majesco common stock by the time the Merger is completed. The BVA opinion does not speak as of the time the Merger will be completed or as of any date other than the opinion date. Because Cover-All does not anticipate asking BVA to update its opinion, the opinion will not address the fairness of the terms of the Merger, including the Merger consideration, from a financial point of view, at the time the Merger is completed. For a more complete description of the BVA opinion, please see “The Merger — Opinion of BVA to the Cover-All Board of Directors.”
Litigation may be instituted against Cover-All, members of the Cover-All board of directors, Majesco and members of the Majesco board of directors challenging the Merger, and adverse judgments in these lawsuits may prevent the Merger from becoming effective within the expected timeframe or at all.
Cover-All, members of the Cover-All board of directors, Majesco and members of the Majesco board of directors may be named as defendants in class action lawsuits or other proceedings that may be brought by Cover-All stockholders challenging the Merger. If the plaintiffs in any actions that may be brought are successful, these adverse judgments may prevent the parties from completing the Merger in the expected timeframe, if at all. Even if the plaintiffs in these potential actions are not successful, the costs of defending against such claims could adversely affect the financial condition of Cover-All or Majesco and such actions could adversely affect the reputations of Cover-All and Majesco and members of their respective boards of directors or management.

Majesco and Cover-All will be subject to various uncertainties and contractual restrictions while the Merger is pending that could adversely affect the financial results of Cover-All, Majesco and/or the combined company.
Uncertainty about the effect of the Merger on employees, suppliers and customers may have an adverse effect on Cover-All and/or Majesco. These uncertainties may impair Cover-All’s and/or Majesco’s ability to attract, retain and motivate key personnel until the Merger is completed and for a period of time thereafter, and could cause customers, suppliers and others who deal with Cover-All or Majesco to seek to change existing business relationships with Cover-All or Majesco. Employee retention and recruitment may be particularly challenging prior to completion of the Merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company. The pursuit of the Merger and the preparation for the integration of the two companies may place a significant burden on management and internal resources of Cover-All and Majesco. Any significant diversion of Cover-All’s and Majesco’s management attention away from their respective ongoing businesses, and any difficulties encountered in the transition and integration process, could affect the financial results of Cover-All, Majesco and/or the combined company.
In addition, the Merger Agreement restricts Cover-All, without the consent of Majesco, from making certain acquisitions and dispositions and taking other specified actions while the Merger is pending. These restrictions may prevent Cover-All from pursuing attractive business opportunities and making other changes to their respective businesses prior to completion of the Merger or termination of the Merger Agreement.
The financial performance, and price of the common stock, of the combined company may be affected by factors different from those that historically have affected Cover-All.
Upon completion of the Merger, holders of Cover-All common stock will become holders of common stock of the combined company. The business and target markets of the Majesco and the combined company differ from those of Cover-All, and accordingly the results of operations and the price of the common stock of the combined company will be affected by some factors that are different from those currently affecting the results of operations and stock price of Cover-All. For a discussion of the businesses of Cover-All and Majesco and of some important factors to consider in connection with those businesses, see the sections entitled “Cover-All’s Business” and “Majesco’s Business.”
The shares of Majesco common stock to be received by Cover-All shareholders as a result of the Merger will have different rights from the shares of Cover-All common stock.
Upon completion of the Merger, Cover-All shareholders will become stockholders of the combined company and their rights as stockholders will be governed by Majesco’s articles of incorporation and bylaws. The combined company will be a California corporation and certain of the rights associated with the combined company common stock will be different from the rights associated with Cover-All common stock. Please see “Comparison of Shareholder Rights” for a discussion of the different rights associated with Majesco common stock.
The combined company may not experience the anticipated strategic benefits of the Merger.
The respective management of Cover-All and Majesco believe that the Merger would provide certain strategic benefits that may not be realized by each of the companies operating as standalones. Specifically, we believe the Merger would provide certain strategic benefits which would enable each of Cover-All and Majesco to accelerate their respective business plans through an increased access to capital in the public equity markets, increased management strength and management expertise, access to a larger customer base for the combined sales organization and ability to develop and acquire new solutions targeting significant trends in the convergence between technology and insurance. There can be no assurance that these anticipated benefits of the Merger will materialize or that if they materialize will result in increased shareholder value or revenue stream to the combined company.
Cover-All and Majesco may be unable to successfully integrate their operations following the Merger.
It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees, the disruption of each company’s ongoing businesses, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect the combined company’s ability to achieve the anticipated benefits of the Merger. The combined company’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur prior to the closing of the Merger. The companies may have difficulty addressing possible differences in corporate cultures and management philosophies. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect the combined company’s future business, financial condition, operating results and prospects.
The lack of a public market for Majesco’s shares makes it difficult to evaluate the fairness of the Merger, thus the stockholders of Cover-All may receive consideration in the Merger that is greater than or less than the fair market value of their Cover-All shares.
The outstanding common stock of Majesco is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Majesco. Because the percentage of Cover-All common stock to be issued to Majesco stockholders was determined based on negotiations between the parties, it is possible that the value of the combined company common stock to be issued in connection with the Merger may be less than expected.
If the conditions to the completion of the Merger are not met, the Merger will not occur.
Even if the Merger is approved by the stockholders of Cover-All, additional specific conditions must be satisfied or waived (to the extent permitted under applicable law) in order to complete the Merger, including, among others:
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Majesco’s Registration Statement on Form S-4 shall have become effective, and no stop order suspending effectiveness shall have been issued and remain in effect,

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the completion of the Majesco Reorganization,

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the shares of Majesco common stock issuable to Cover-All’s stockholders in the Merger in accordance with the Merger Agreement will have been authorized for listing on the NYSE MKT,

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no governmental entity shall have enacted any law or order making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions by the Merger Agreement and no such law or order shall be pending,

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the representations and warranties of each party to the Merger Agreement shall be true and correct subject to certain materiality qualifiers,

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there shall be no material adverse effect on either party,

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the tax legal opinions discussed in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” shall have been obtained,

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the affirmative vote of the holders of the outstanding shares of Majesco common stock in accordance with California law and Majesco’s Articles of Incorporation and Bylaws will have been obtained, and

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Manish D. Shah shall remain with Cover-All and shall have entered into a new employment agreement at the Effective Time.

These and other conditions are described in detail in the Merger Agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. Cover-All and Majesco cannot assure you that all of the conditions to the Merger will be satisfied. If the conditions to the Merger are not satisfied or waived (to the extent permitted under applicable law), the Merger will not occur or will be delayed, and Cover-All and Majesco each may lose some or all of the intended benefits of the Merger.

Delays in completing the Merger may substantially reduce the expected benefits of the Merger
Satisfying the conditions to, and completion of, the Merger may take longer than, and could cost more than, Majesco and Cover-All expect. Any delay in completing or any additional conditions imposed in order to complete the Merger may materially adversely affect the benefits that Majesco and Cover-All expect to achieve from the Merger and the integration of their respective businesses. In addition, either of Cover-All and Majesco may terminate the Merger Agreement on notice to the other if the Merger is not completed by July 30, 2015.
Should the Merger not qualify as tax free reorganization, for U.S. federal income tax purposes, Cover-All stockholders and the combined company may recognize income, gain or loss in connection with the Merger.
It is expected that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. The parties, however, did not seek a ruling from the IRS regarding the tax consequences of the Merger. The failure of the Merger to qualify as a tax-free reorganization for U.S. federal income tax purposes could result in a Cover-All stockholder recognizing income, gain or loss with respect to the shares of Cover-All common stock surrendered by such stockholder. The failure of the Merger to qualify as a tax-free reorganization for U.S. federal income tax purposes also could result in the recognition of income and gain by Cover-All, which could adversely affect the performance of the business of the combined company following the Merger.
Failure or delay in obtaining any necessary regulatory approvals could cause the Merger not to be completed or to be postponed.
To complete the Merger and all transactions contemplated by the Merger Agreement and the Merger, Majesco must comply with applicable federal and state securities laws and the rules and regulations of the NYSE MKT in connection with the issuance and listing of shares of Majesco common stock and the filing of this proxy statement/prospectus with the Securities and Exchange Commission. Cover-All must also comply with such securities laws in connection with the filing of this proxy statement/prospectus and the solicitation of proxies from its shareholders. Additionally, Majesco must obtain certain foreign court and regulatory approvals for the consummation of the Majesco Reorganization and such consummation is a condition to the completion of the Merger. All such approvals are currently expected to be obtained by May 2015, but neither Cover-All nor Majesco can assure you that such approvals will be obtained by such date, or at all. Failure or delay in obtaining any necessary approvals could cause the Merger not to be completed or to be postponed, which may materially adversely affect the benefits that Majesco and Cover-All expect to achieve from the Merger and the integration of their respective businesses.
Cover-All stockholders will not be entitled to appraisal rights in the Merger.
Current holders of Cover-All common stock will not be entitled to dissenters’ or appraisal rights in the Merger with respect to their shares of Cover-All common stock under Delaware law.
Pursuant to the terms of the Merger Agreement, at the Effective Time, each share of Cover-All common stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Cover-All or its wholly-owned subsidiary, Cover-All Subsidiary, which will be cancelled at the Effective Time without further consideration) will be automatically cancelled and extinguished and converted into the right to receive the number of shares of Majesco common stock multiplied by the Exchange Ratio. For more information, see “The Merger — What Cover-All Stockholders Will Receive in the Merger.”
The combined company may expand through acquisitions of or partnerships with other companies, which may divert management’s attention and result in unexpected operating and technology integration difficulties, increased costs and dilution to our stockholders.
The combined company’s business strategy may include additional acquisitions of complementary software, technologies or businesses or alliances with other companies offering related services or products. Acquisitions and alliances may result in unforeseen operating difficulties and expenditures. In particular, the combined company may encounter difficulties in assimilating or integrating the businesses, technologies, services, products, personnel or operations of the acquired companies, the key personnel of the acquired company may choose not to work for the combined company. The combined company may also have difficulty retaining existing customers or signing new customers of any acquired business. Acquisitions and alliances may also disrupt the combined company’s ongoing business, divert resources and require significant management attention that would otherwise be available for ongoing development of its current business.
The combined company may not be able to meet the listing standards to trade on the NYSE MKT or other national securities exchange, which could adversely affect the liquidity and price of the combined company’s common stock.
It is a condition to the consummation of the Merger that the stock of the combined company be listed on the NYSE MKT following the Merger. The listing qualification standards for new issuers are stringent and, although the combined company may explore various actions to meet the minimum listing requirements, there is no guarantee that any such actions will be successful in bringing it into compliance with the requirements of the NYSE MKT or other national securities exchange. Even if the stock of the combined company is listed on the NYSE MKT, no assurance can be given that the combined company will comply with the requirements for continued listing set by the NYSE MKT at all times in the future. If the combined company fails to comply with the requirements for continued listing set by the NYSE MKT, the combined company could be delisted from the NYSE MKT, which could have a material adverse effect on its business and financial condition.
If the combined company fails to achieve listing of its common stock on the NYSE MKT or a national securities exchange, the Merger may not close. If it closes, the combined company’s common shares may be traded on the OTC Bulletin Board or other over-the-counter markets in the United States, although there can be no assurance that its common shares will be eligible for trading on any such alternative markets or exchanges in the United States. In the event that the Merger closes but the combined company is not able to obtain a listing on a national securities exchange or quotation on the OTC Bulletin Board or other quotation service for its common shares, it may be extremely difficult or impossible for stockholders to sell their common shares in the United States. Moreover, if the common stock of the combined company is quoted on the OTC Bulletin Board or other over-the-counter market, the liquidity will likely be less, and therefore the price will be more volatile, than if its common stock were listed on a national securities exchange. Stockholders may not be able to sell their common shares in the quantities, at the times, or at the prices that could potentially be available on a more liquid trading market. As a result of these factors, if the combined company’s common shares fail to achieve listing on a national securities exchange, the price of its common shares is likely to decline. In addition, a decline in the price of the combined company’s common shares could impair its ability to achieve a national securities exchange listing or to obtain financing in the future.
The combined company’s stock price is expected to be volatile, and the market price of the combined company common stock may drop following the Merger.
The market price of the combined company’s common stock could be subject to significant fluctuations following the Merger. Moreover, stock markets generally have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. Such market fluctuations may also adversely affect the trading price of the combined company’s common stock. Declines in the combined company’s stock price after the Merger may result for a number of reasons including if:
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investors react negatively to the prospects of the combined company’s business and prospects from the Merger;

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the effects of the Merger on the combined company’s business and prospects are not consistent with the expectations of financial or industry analysts;

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the combined company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts; or

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other factors beyond the combined company’s control, including but not limited to fluctuations in the valuation of companies perceived by investors to be comparable to the combined company.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions, such as recessions, interest rate changes or international currency fluctuations, have and may continue to negatively affect the market price of our common stock.
Declines in the combined company’s stock price or financial results could give rise to stockholder litigation and potential liability.
In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company’s profitability and reputation.
A significant portion of the combined company’s unaudited pro forma total assets consists of deferred tax assets, which is subject to a management estimates, and a significant change in business operation may affect any future realization of the deferred tax assets.
As part of the process of preparing consolidated pro forma statements, the combined company will be required to estimate our provision for income taxes in each of the tax jurisdictions in which we conduct business, in accordance with Topic 740 (Income Taxes) of the Financial Accounting Standards Board’s Accounting Standards Codification. Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. A valuation allowance is provided when it is more likely than not that some portion or all of the net deferred tax assets will not be realized. The factors the combined company will use to assess the likelihood of realization include management’s forecast of the reversal of temporary differences, future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Should a change in circumstances lead to a change in judgment about the utilization of deferred tax assets in future years, the combined company would adjust related valuation allowances in the period that the change in circumstances occurs, along with a corresponding increase or charge to income. Changes in recognized tax benefits and changes in valuation allowances could be material to the combined company’s results of operations for any period, but is not expected to be material to our consolidated financial position.
Due to the Merger, the ability of the combined company to use the net operating losses (“NOLs”) of Cover-All to offset future taxable income may be restricted and a vast majority of the tax benefits from these NOLs are not expected to be transferrable to the combined company following the Merger.
As of December 31, 2014, Cover-All had federal net operating loss carryforwards, or NOLs, of approximately $9.9 million due to prior period losses. In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its NOLs to offset future taxable income. If the Merger is completed, Cover-All’s existing NOLs may be subject to limitations and the combined company may not be able to fully use these NOLs to offset future taxable income. In addition, if the combined company undergoes any subsequent ownership change, its ability to utilize NOLs could be further limited. There is also a risk that, due to regulatory changes, such as suspensions on the use of NOLs, or for other unforeseen reasons, existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. Moreover, the ability to use Cover-All’s NOLs may be further limited by ownership changes of Cover-All that arose prior to the Merger. For these reasons, the vast majority of the tax benefits from the use of Cover-All’s NOLs are not expected to be transferrable to the combined company following completion of the Merger.

Holders of the combined company’s common stock will experience dilution as a result of the exercise of the Loan Transaction Warrants.
Under the Merger Agreement, any issued and outstanding warrants to purchase shares of Cover-All common stock that are not exercised or cancelled prior to the Effective Time will be assumed by the combined company in accordance with their terms. In connection with a loan transaction with Imperium, Cover-All issued five-year warrants to purchase, in the aggregate, 1,442,000 shares of Cover-All common stock to Imperium and Cover-All’s financial advisor (collectively, the “Loan Transaction Warrants”). Each Loan Transaction Warrant provides (x) for adjustments to the exercise price and the number of shares issuable upon exercise in certain events to protect against dilution and (y) for cashless exercise. The Loan Transaction Warrants will become exercisable upon consummation of the Merger. The issuance of additional shares of common stock of the combined company as a consequence of the exercise of any of the Loan Transaction Warrants may result in significant dilution to stockholders of the combined company.
Sales or new issuances of a substantial number of shares of the combined company’s common stock in the public market could cause its stock price to fall.
Sales by shareholders, or new issuances by the combined company, of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the combined company’s common stock. Majesco’s management also intends to register all shares of common stock that the combined company may issue under its equity compensation plans. Once the combined company registers these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and other requirements of applicable law.
A significant portion of the combined company’s unaudited pro forma total assets consists of goodwill, which is subject to a periodic impairment analysis, and a significant impairment determination in any future period could have an adverse effect on the combined company’s results of operations even without a significant loss of revenue or increase in cash expenses attributable to such period.
The combined company will have significant goodwill upon consummation of the Merger. The combined company will be required to evaluate this goodwill for impairment based on the fair value of the operating business units to which this goodwill relates at least once a year. This estimated fair value could change if the combined company is unable to achieve operating results at the levels that have been forecasted, the market valuation of those business units decreases based on transactions involving similar companies, or there is a permanent, negative change in the market demand for the services offered by the business units. These changes could result in an impairment of the existing goodwill balance that could require a material non-cash charge to our results of operations.
The combined company is not expected to pay dividends on its shares of common stock in the foreseeable future.
The combined company is not expected to pay dividends on its shares of common stock in the foreseeable future. Instead, for the foreseeable future, it is expected that the combined company will continue to retain any earnings to finance the development and expansion of its business, and not to pay any cash dividends on its common stock. Consequently, your only opportunity to achieve a return on your investment in the combined company will be if the market price of the common stock appreciates and you sell your shares at a profit. There is no guarantee that the price of the combined company common stock that will prevail in the market after the Merger will ever exceed the value of the Cover-All common stock exchanged in the Merger. See “Market Price Data and Dividend Information — Dividends” for more information.
The combined company will incur increased costs as a result of operating as a larger public company, and its management will be required to devote substantial time to new compliance initiatives.
As a public company that is no longer a smaller reporting company, the combined company will incur higher legal, accounting and other expenses than before, and these expenses may increase even more in the future. The combined company will be subject to the reporting requirements of the Exchange Act, the

Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Protection Act, as well as rules adopted, and to be adopted, by the SEC and the NYSE MKT, except to the extent certain exemptions apply during the period the combined company is an emerging growth company (an “emerging growth company”) under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The combined company’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Majesco’s management estimates that the combined company may incur approximately $1.5 to $2.0 million in incremental costs per year associated with being a publicly traded company, although it is possible that the combined company’s actual incremental costs will be higher than management currently estimates. These expenses may increase even more after the combined company is no longer an emerging growth company and is therefore no longer eligible for certain exemptions or reduced reporting requirements.
The combined company’s disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
Majesco as a private company was has never been subject to the periodic reporting requirements of the Exchange Act. Therefore, there can be no assurances that the combined company will be fully compliant with its disclosure controls and procedures under the Exchange Act. Any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in the combined company’s control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.
If the combined company fails to maintain an effective system of internal control over financial reporting in the future, the combined company may not be able to accurately report its financial condition, results of operations or cash flows, which may adversely affect investor confidence in the combined company and, as a result, the value of its common stock.
The Sarbanes-Oxley Act requires, among other things, that the combined company maintain effective internal controls for financial reporting and disclosure controls and procedures. The combined company will be required to furnish a report by management on, among other things, the effectiveness of its internal control over financial reporting. This assessment will need to include disclosure of any material weaknesses identified by its management in the combined company’s internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. Section 404 of the Sarbanes-Oxley Act also generally requires an attestation from the combined company’s independent registered public accounting firm on the effectiveness of its internal control over financial reporting. However, for as long as the combined company remains an emerging growth company under the JOBS Act, the combined company may take advantage of the exemption permitting it not to comply with the independent registered public accounting firm attestation requirement. For more information, see “Majesco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Recent Accounting and Auditing Developments — Emerging Growth Company.”
The combined company’s compliance with Section 404 of the Sarbanes-Oxley Act will require that it incur substantial accounting expense and expend significant management efforts. The combined company may not be able to complete its evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if the combined company identifies one or more material weaknesses in its internal control over financial reporting, the combined company will be unable to assert that its internal control over financial reporting is effective. The combined company cannot assure you that there will not be material weaknesses or significant deficiencies in its internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit the combined company’s ability to accurately report its financial condition, results of operations or cash flows. If the combined company is unable to conclude that its internal control over financial reporting is effective, or if its independent registered public accounting firm determines the combined company has a material weakness or significant deficiency in its internal control over financial reporting once that firm begin its Section 404 reviews, the combined company could lose investor confidence in the accuracy and completeness of its financial reports, the market price of its common stock could decline, and the combined company could be subject to sanctions or investigations by the NYSE MKT, the SEC or other regulatory authorities. Failure to remedy any material weakness in the combined company’s internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict its future access to the capital markets.
The combined company will be an emerging growth company under U.S. securities laws and intends to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies, which could result in its common stock being less attractive to investors.
The combined company will be an emerging growth company, and may take advantage of certain exemptions from various reporting requirements that are otherwise applicable to public companies that are not emerging growth companies including, but not limited to:
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a requirement to provide only two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis of financial condition and results of operations disclosure;

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not being required to comply with the auditor attestation requirements regarding internal controls under Section 404 of the Sarbanes-Oxley Act;

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reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements; and

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exemptions from the requirements of holding a non-binding shareholder advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

The combined company also intends to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies provided under the JOBS Act. As a result, the combined company’s financial statements may not be comparable to those of companies that comply with public company effective dates for complying with new or revised accounting standards.
Moreover, the combined company will also be eligible under the JOBS Act for an exemption from compliance with any requirement that the Public Company Accounting Oversight Board may adopt regarding mandatory audit firm rotation or supplements to the auditor’s report providing additional information about the audit and the financial statements.
The combined company cannot predict if investors will find its common stock less attractive because the combined company will rely on these exemptions. If some investors find the combined company’s common stock less attractive as a result, there may be a less active trading market for its common stock and its stock price may be more volatile. The combined company may take advantage of these reporting exemptions until the combined company is no longer an emerging growth company, which in certain circumstances could be for up to five years. For more information, see “— The combined company’s status as an emerging growth company may make it more difficult to raise capital as and when the combined company needs it.”
The combined company’s status as an emerging growth company may make it more difficult to raise capital as and when the combined company needs it.
Because of the exemptions from various reporting requirements available to it as an emerging growth company the combined company may be less attractive to investors and it may be difficult for it to raise additional capital as and when the combined company needs it. Investors may be unable to compare the combined company’s business with other companies in its industry if they believe that its financial accounting is not as transparent as other companies in its industry. If the combined company is unable to raise additional capital as and when the combined company needs it, the combined company’s financial condition and results of operations may be materially and adversely affected.

The combined company will remain an emerging growth company until the earliest of  (a) the last day of the first fiscal year in which its annual gross revenues exceed $1.0 billion, (b) the date that it becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its shares that are held by non-affiliates exceeds $700 million as of the last business day of the combined company’s most recently completed second fiscal quarter, (c) the date on which it has issued more than $1.0 billion in nonconvertible debt securities during the preceding three-year period and (d) the last day of the combined company’s fiscal year containing the fifth anniversary of the date on which shares of its common stock are offered in connection with the completion of the Merger.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about the combined company or its business, its common stock price and trading volume could decline.
The trading market for the combined company’s common stock will depend in part on the research and reports that securities or industry analysts publish about the combined company or its business. Securities and industry analysts do not currently, and may never, publish research on the combined company. If no securities or industry analysts commence coverage of the combined company, the trading price for its common stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover the combined company downgrade its securities or publish inaccurate or unfavorable research about its business, its stock price would likely decline. If one or more of these analysts cease coverage of the combined company or fail to publish reports on the combined company regularly, demand for its common stock could decrease, which might cause its common stock price and trading volume to decline.
Our product development and continuing planned operations require a substantial amount of capital. Future sales and issuances of common stock or rights to purchase common stock by the combined company, including pursuant to equity incentive plans, could result in additional dilution of the percentage ownership of stockholders and could cause the common stock price to fall.
The combined company expects that significant additional capital will be needed in the future to continue planned operations, including product development, which requires consistent high levels of investments. To raise capital, the combined company may sell substantial amounts of common stock or securities convertible into or exchangeable for common stock. These future issuances of common stock or common stock-related securities, together with the exercise of stock options, warrants, RSUs and any additional shares issued in connection with acquisitions, if any, may result in material dilution to investors. Such sales may also result in material dilution to the combined company’s existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of the combined company’s common stock, including shares of common stock sold in this offering.
Raising capital for ongoing operations and product development by issuing securities may cause dilution to existing stockholders, restrict the combined company’s business or require the combined company to relinquish rights.
Additional financing for ongoing operations may not be available to the combined company when it needs it or may not be available on favorable terms. To the extent that the combined company raises additional capital by issuing equity securities, existing stockholders’ ownership will be diluted and the terms of any new equity securities may have preferences over its common stock. Any debt financing may involve covenants that restrict operations. These restrictive covenants may include limitations on additional borrowing and specific restrictions on the use of the combined company’s assets, as well as prohibitions on its ability to create additional liens, pay dividends, redeem its stock or make investments.
Anti-takeover and similar provisions of California law and our governing documents may deter or prevent a future acquisition or change of control of the combined company that our shareholders may consider favorable.
Anti-takeover and similar provisions of California law and of our governing documents could make it more difficult for a third party, or an existing shareholder, to engage in a business combination with or acquire control of the combined company, even if shareholders may consider such transaction to be favorable to them. Such provisions may have the effect of discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which the combined company’s shareholders could receive a premium for their shares, or effect a proxy contest for control of the combined company or other changes in its management, particularly if such proposed transaction is opposed by the board of directors of the combined company.
Under Section 1203 of the CGCL, if an “interested person” makes an offer to purchase the shares of some or all of the combined company’s shareholders, the combined company must obtain an affirmative opinion in writing as to the fairness of the offering price prior to completing the transaction. If after receiving an offer from such an “interested person” the combined company receives a subsequent offer from a neutral third party, then the combined company must notify its shareholders of this offer and afford each of them the opportunity to withdraw their consent to the “interested person” offer.
Moreover, even if shareholders may consider such a transaction to be favorable to them, the CGCL may effectively prohibit a cash-out merger of minority shareholders by a majority shareholder of the combined company without the unanimous approval of the merger by the combined company’s shareholders, which is often difficult to achieve in the case of a public company. Under Sections 1101 and 1101.1 of the CGCL, a merger with a majority shareholder for cash consideration requires unanimous shareholder approval, except where (i) the party interested in effecting the merger already owns 90% or more of the voting power of the combined company (and could, therefore, accomplish such a cash-out of minority shareholders by means of a “short-form” merger without the need for approval by the combined company’s shareholders) or (ii) the California Commissioner of Corporations has granted its consent. In addition, under the combined company’s articles of incorporation and bylaws, certain provisions may make it difficult for a third party to acquire the combined company, or for a change in the composition of the board of directors or management to occur. For a more complete discussion of these statutes, articles and bylaws, see “Description of Majesco Capital Stock — Anti-Takeover Provisions of California Law, the Articles of Incorporation and Bylaws.”
Risks Related to Majesco
Majesco is currently, and after the completion of the Merger the combined company will continue to be, subject to the risks described below.
We depend on a small number of large customers and the loss of one or more major customers could have a material adverse effect on our business, financial condition and results of operations.
For the fiscal year ended March 31, 2014, our top five customers, in aggregate, generated approximately 37.7% of our revenue with no one customer representing greater than 20%. We expect that our top five customers will continue to account for a significant portion of our revenue for the foreseeable future. For fiscal year 2014, one large customer constituted approximately 19.8% of total revenues. For fiscal year 2013, two large customers constituted approximately 19.6% and 10.4% of total revenues, respectively. It is possible that any of our large customers could decide to terminate their relationships with us. The loss of one or more of our top five customers, or a substantial decrease in demand by any of those customers for our services and solutions, could have a material adverse effect on our business, results of operations and financial condition. Additionally, our large customers have substantial negotiating leverage, which may require that we agree to terms and conditions that result in increased cost of sales, decreased revenues and lower average selling prices and gross margins, all of which could harm our operating results.
Our information systems, like those of other software and technology companies, are vulnerable to the threat of cybersecurity and data privacy risks.
Our business involves the storage, management, and transmission of the proprietary information of customers. The methods used to obtain unauthorized access or disable or degrade services and systems are continuously changing, and may be difficult to successfully anticipate or detect for long periods of time. Moreover, software or applications we develop or obtain from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information security.
Although we employ control procedures and security systems to protect the data we store, manage and transmit for our customers, we cannot guarantee that these measures will be sufficient to detect or prevent interceptions, break-ins, security breaches, the introduction of viruses or malicious code, or other disruptions that may jeopardize the security of information stored in and transmitted by our products. Breaches of our security could result in misappropriation of personal information, suspension of hosting operations or interruptions in our services. Because techniques used to obtain unauthorized network access or to sabotage systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventive measures. Our systems are also exposed to computer viruses, denial of service attacks and bulk unsolicited commercial email, or spam. Being subject to these events and items could cause a loss of service and data to customers, even if the resulting disruption is temporary.
If our products or systems experience data security breaches or there is unauthorized access to or release of our customers’ data, we may lose current or future customers and our reputation and business may be harmed and may incur liabilities to repair or replace our systems or in connection with litigation or regulatory enforcement actions that may result from such breaches.
If our security measures are breached as a result of a third-party action, employee error or otherwise, and as a result customers’ information becomes available to unauthorized parties, we could incur liability, we may lose revenues and our reputation would be damaged. This could lead to the loss of current and potential customers. If we experience any breaches of our network security due to unauthorized access, sabotage, or human error, we may be required to expend significant capital and other resources to remedy, protect against or alleviate these and related problems. We also may not be able to remedy these problems in a timely manner, or at all. Even the perception that the privacy of personal information is not satisfactorily protected or does not meet regulatory requirements or that our systems are unsecure or unstable could inhibit sales of our products or services, and could limit adoption of our products and services. The property and business interruption insurance we carry may not provide coverage adequate to compensate us fully for losses that may occur or litigation that may be instituted against us in these circumstances. We could be required to make significant expenditures to repair our systems in the event that they are damaged or destroyed, or if the delivery of our services to our customers is disrupted, and our business and results of operations could be harmed.
Additionally, the U.S. Federal Trade Commission and certain state agencies have investigated various companies’ use of their customers’ personal information. The U.S. federal government, some state governments, and foreign countries have also enacted laws and regulations protecting the privacy of consumers’ non-public personal information. Our inability or failure to comply with existing laws, the adoption of new laws or regulations regarding the use of personal information that require us to change the way we conduct our business or an investigation of our privacy practices could increase the costs of operating our business.
We face intense and growing competition. If we are unable to compete successfully, our business will be seriously harmed through loss of customers or increased negative pricing pressure.
The market for our services and solutions is extremely competitive. Our competitors vary in size and in the variety of services and solutions.
Some of our current and potential direct competitors have longer operating histories, significantly greater financial, technical, marketing and other resources than we do, greater brand recognition and, we believe, a larger base of customers. In addition, competitors may operate more successfully or form alliances to acquire significant market share. These direct competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote more resources to the promotion, sale and development of their services and solutions than us and there can be no assurance that our current and future competitors will not be able to develop services and solutions comparable or superior to those offered by us at more competitive prices. As a result, in the future, we may suffer from an inability to offer competitive services and solutions or be subject to negative pricing pressure that would adversely affect our ability to generate revenue and adversely affect our operating results.
Our business will be adversely affected if we cannot successfully retain key members of our management team or retain, hire, train and manage other key employees, particularly in the sales and customer service areas.
Our continued success is largely dependent on the personal efforts and abilities of our executive officers and senior management, including our President and Chief Executive Officer and our executive management team. Our success also depends on our continued ability to attract, retain, and motivate key employees throughout our business. In particular, we are substantially dependent on our skilled technical employees and our sales and customer service employees. Competition for skilled technical, sales and customer service professionals is intense and our competitors often attempt to solicit our key employees and may be able to offer them employment benefits and opportunities that we cannot. There can be no assurance that we will be able to continue to attract, integrate or retain additional highly qualified personnel in the future. In addition, our ability to achieve significant growth in revenue will depend, in large part, on our success in effectively training sufficient numbers of technical, sales and customer service personnel. New employees require significant training before they achieve full productivity. Our recent and planned hires may not be as productive as anticipated, and we may be unable to hire sufficient numbers of qualified individuals. If we are not successful in retaining our existing employees, or hiring, training and integrating new employees, or if our current or future employees perform poorly, growth in the sales of our services may not materialize and our business will suffer.
We resell products and services of third parties that may require us to pay for such products and services even if our customers fail to pay us for the products and services, which may have a negative impact on our cash flow and operating results.
In order to provide resale services or products, we contract with third-party service providers. These services require us to enter into fixed term contracts for services with third party suppliers of products and services. If we experience the loss of a customer who has purchased a resale product or service, we may remain obligated to continue to pay our suppliers for the term of the underlying contracts. The payment of these obligations without a corresponding payment from customers will reduce our financial resources and may have a material adverse effect on our financial performance, cash flow and operating results.
We may fail to adequately protect our proprietary technology, which would allow competitors or others to take advantage of our research and development efforts.
We rely upon trade secrets, proprietary know-how, and continuing technological innovation to develop new services and solutions and to remain competitive. If our competitors learn of our proprietary technology or processes, they may use this information to produce services and solutions that are equivalent or superior to our services and solutions, which could materially adversely affect our business, operations and financial position. Our employees and consultants may breach their obligations not to reveal our confidential information, and any remedies available to us may be insufficient to compensate our damages. Even in the absence of such breaches, our trade secrets and proprietary know-how may otherwise become known to our competitors, or be independently discovered by our competitors, which could adversely affect our competitive position.
Our sales cycle is lengthy and variable, depends upon many factors outside our control, and could cause us to expend significant time and resources prior to earning associated revenues.
The typical sales cycle for our products and services is lengthy and unpredictable, requires pre-purchase evaluation by a significant number of employees in our customers’ organizations, and often involves a significant operational decision by our customers. Our sales efforts involve educating our customers about the use and benefits of our products, including the technical capabilities of our products and the potential cost savings achievable by organizations deploying our products. Customers typically undertake a significant evaluation process, which frequently involves not only our products, but also those of our competitors and can result in a lengthy sales cycle. Moreover, a purchase decision by a potential customer typically requires the approval of several senior decision makers, including the board of directors of our customers. Our sales cycle for new customers is typically one to two years and can extend even longer in some cases. We spend substantial time, effort and money in our sales efforts without any assurance that our efforts will produce any sales. In addition, we sometimes commit to include specific functions in our base product offering at the request of a customer or group of customers and are unable to recognize license revenues until the specific functions have been added to our products. Providing this additional functionality may be time consuming and may involve factors that are outside of our control. The lengthy and variable sales cycle may also have a negative impact on the timing of our revenues, causing our revenues and results of operations to vary significantly from period to period.

Our business depends on customers renewing and expanding their license and maintenance contracts for our products. A decline in our customer renewals and expansions could harm our future results of operations.
Our customers have no obligation to renew their term licenses after their license period expires, and these licenses may not be renewed on the same or more favorable terms. Moreover, under certain circumstances, our customers have the right to cancel their license agreements before they expire. We have limited historical data with respect to rates of customer license renewals, upgrades and expansions so we may not accurately predict future trends in customer renewals. In addition, our term and perpetual license customers have no obligation to renew their maintenance arrangements after the expiration of the initial contractual period. Our customers’ renewal rates may fluctuate or decline because of several factors, including their satisfaction or dissatisfaction with our products and services, the prices of our products and services, the prices of products and services offered by our competitors or reductions in our customers’ spending levels due to the macroeconomic environment or other factors. In addition, in some cases, our customers have a right to exercise a perpetual buyout of their term licenses at the end of the initial contract term. If our customers do not renew their term licenses for our solutions or renew on less favorable terms, our revenues may decline or grow more slowly than expected and our profitability may be harmed.
Our implementation cycle is lengthy and variable, depends upon factors outside our control, and could cause us to expend significant time and resources prior to earning associated revenues.
The implementation and testing of our products by our customers takes several months or longer, and unexpected implementation delays and difficulties can occur. Implementing our products typically involves integration with our customers’ systems, as well as adding their data to our system. This can be complex, time-consuming and expensive for our customers and can result in delays in the implementation and deployment of our products. The lengthy and variable implementation cycle may also have a negative impact on the timing of our revenues, causing our revenues and results of operations to vary significantly from period to period.
Our product development cycles are lengthy, and we may incur significant expenses before we generate revenues, if any, from new products.
Because our products are complex and require rigorous testing, development cycles can be lengthy, taking us up to two years to develop and introduce new products. Moreover, development projects can be technically challenging and expensive. The nature of these development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we generate revenues, if any, from such expenses. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of products that are competitive in the marketplace, this could materially and adversely affect our business and results of operations. Additionally, anticipated customer demand for a product we are developing could decrease after the development cycle has commenced. Such decreased customer demand may cause us to fall short of our sales targets, and we may nonetheless be unable to avoid substantial costs associated with the product’s development. If we are unable to complete product development cycles successfully and in a timely fashion and generate revenues from such future products, the growth of our business may be harmed.
Failure to meet customer expectations on the implementation of our products could result in negative publicity and reduced sales, both of which would significantly harm our business, results of operations, financial condition and growth prospects.
We provide our customers with upfront estimates regarding the duration, budget and costs associated with the implementation of our products. Failing to meet these upfront estimates and the expectations of our customers for the implementation of our products could result in a loss of customers and negative publicity regarding us and our products and services, which could adversely affect our ability to attract new customers and sell additional products and services to existing customers. Such failure could result from our product capabilities or service engagements by us, our system integrator partners or our customers’ information technology (“IT”) employees. The consequences could include, and have included: monetary credits for current or future service engagements, reduced fees for additional product sales, and a customer’s refusal to pay their contractually-obligated license, maintenance or service fees. In addition, time-consuming implementations may also increase the amount of services personnel we must allocate to each customer, thereby increasing our costs and adversely affecting our business, results of operations and financial condition.

If we are unable to develop, introduce and market new and enhanced versions of our products, we may be put at a competitive disadvantage.
Our success depends on our continued ability to develop, introduce and market new and enhanced versions of our products to meet evolving customer requirements. However, we cannot assure you that this process can be maintained. If we fail to develop new products or enhancements to our existing products, our business could be adversely affected, especially if our competitors are able to introduce products with enhanced functionality. We plan to continue our investment in product development in future periods. It is critical to our success for us to anticipate changes in technology, industry standards and customer requirements and to successfully introduce new, enhanced and competitive products to meet our customers’ and prospective customers’ needs on a timely basis. However, we cannot assure you that revenues will be sufficient to support the future product development that is required for us to be competitive. Although we may be able to release new products in addition to enhancements to existing products, we cannot assure you that our new or upgraded products will be accepted by the market, will not be delayed or canceled, will not contain errors or “bugs” that could affect the performance of the products or cause damage to users’ data, or will not be rendered obsolete by the introduction of new products or technological developments by others. If we fail to develop products that are competitive in technology and price and fail to meet customer needs, our market share will decline and our business and results of operations could be harmed.
We may be subject to significant liability claims if our core system software fails and the limitation of liability provided in our license agreements may not protect us, which may adversely impact our financial condition.
The license and support of our core system software creates the risk of significant liability claims against us. Our license agreements with our customers contain provisions designed to limit our exposure to potential liability claims. It is possible, however, that the limitation of liability provisions contained in such license agreements may not be enforced as a result of international, federal, state and local laws or ordinances or unfavorable judicial decisions. Breach of warranty or damage liability or injunctive relief resulting from such claims could have a material and adverse impact on our results of operations and financial condition.
Certain of our software products may be deployed through cloud-based implementations, and if such implementations are compromised by data security breaches or other disruptions, our reputation could be harmed, and we could lose customers or be subject to significant liabilities.
Although our software products typically are deployed on our customers’ premises, our products may be deployed in our customers’ cloud-based environments, in which our products and associated services are made available using an Internet-based infrastructure. In cloud deployments, the infrastructure of third-party service providers used by our customers may be vulnerable to hacking incidents, other security breaches, computer viruses, telecommunications failures, power loss, other system failures and similar disruptions.
Any of these occurrences, whether intentional or accidental, could lead to interruptions, delays or cessation of operation of the servers of third-party service providers’ used by our customers, and to the unauthorized use or access of our software and proprietary information and sensitive or confidential data stored or transmitted by our products. The inability of service providers used by our customers to provide continuous access to their hosted services, and to secure their hosted services and associated customer information from unauthorized use, access or disclosure, could cause us to lose customers and to incur significant liability, and could harm our reputation, business, financial condition and results of operations.
We are dependent on the reliability and performance of our internally developed systems and operations. Any difficulties in maintaining these systems, whether due to human error or otherwise, may result in service interruptions, decreased service quality for our customers, a loss of customers or increased expenditures.
Our revenue and profit depend on the reliability and performance of our services and solutions. We have contractual obligations to provide service level credits to almost all of our application services provider (“ASP”) customers against future invoices in the event that certain service disruptions occur. Furthermore, customers may terminate their ASP agreements with us as a result of significant service interruptions, or our inability, whether actual or perceived, to provide our services and solutions at the contractually required levels or at any time. If our services are unavailable, or customers are dissatisfied with our performance, we could lose customers, our revenue and profits would decrease and our business operations or financial position could be harmed. In addition, the software and workflow processes that underlie our ability to deliver our services and solutions have been developed primarily by our own employees and consultants. Malfunctions in the software we use or human error could result in our inability to provide services or cause unforeseen technical problems. If we incur significant financial commitments to our customers in connection with our failure to meet service level commitment obligations, we may incur significant liability and our liability insurance and revenue reserves may not be adequate. In addition, any loss of services, equipment damage or inability to meet our service level commitment obligations could reduce the confidence of our customers and could consequently impair our ability to obtain and retain customers, which would adversely affect both our ability to generate revenue and our operating results.
We operate in a price sensitive market and we are subject to pressures from customers to decrease our fees for the services and solutions we provide. Any reduction in price would likely reduce our margins and could adversely affect our operating results.
The competitive market in which we conduct our business could require us to reduce our prices. If our competitors offer discounts on certain products or services in an effort to recapture or gain market share or to sell other products, we may be required to lower our prices or offer other favorable terms to compete successfully. Any of these changes would likely reduce our margins and could adversely affect our operating results. Some of our competitors may bundle products and services that compete with us for promotional purposes or as a long-term pricing strategy or provide guarantees of prices and product implementations. In addition, many of the services and solutions that we provide and market are not unique to us and our customers and target customers may not distinguish our services and solutions from those of our competitors. All of these factors could, over time, limit or reduce the prices that we can charge for our services and solutions. If we cannot offset price reductions with a corresponding increase in the number of sales or with lower spending, then the reduced revenue resulting from lower prices would adversely affect our margins and operating results.
If we are unable to retain and grow our customer base, as well as their end-user base, our revenue and profit will be adversely affected.
In order to execute our business plan successfully, we must maintain existing relationships with our customers and establish new relationships with additional businesses. If we are unable to diversify and extend our customer base, our ability to grow our business may be compromised, which would have a material adverse effect on our financial condition and results of operations.
If economic or other factors negatively affect the insurance industry, our customers and target customers may become unwilling or unable to purchase our services and solutions, which could cause our revenue to decline and impair our ability to operate profitably.
Many of our existing and target customers operate in the insurance industry. If a material portion of the insurance businesses that we service, or are looking to service, experience economic hardship, these customers may be unwilling or unable to expend resources on the services and solutions we provide, which would negatively affect the overall demand for our services and could cause our revenue to decline.
If we do not respond effectively and on a timely basis to rapid technological change, our business could suffer.
The markets in which we operate are characterized by changing technology and evolving industry standards. There can be no assurance that our current and future competitors will not be able to develop services or expertise comparable or superior to those we have developed or to adapt more quickly than us to new technologies, evolving industry standards or customer requirements. Failure or delays in our ability to develop services and solutions to respond to industry or user trends or developments and the actions of our competitors could have a material adverse effect on our business, results of operations and financial condition. Our ability to anticipate changes in technology, technical standards and product offerings will be a significant factor in the success of our current business and in expanding into new markets.

If we are unable to quickly react to changes in insurance laws and similar regulation in the jurisdictions in which we operate and update our products on a frequent basis, our customer base (as well as end-user base), revenue and profit will be adversely affected. Such updates requires significant investment, which may come at a cost.
In order for us to maintain and grow our customer base (and well as our customers’ end-user base) and maintain and increase revenues and profit, we must maintain familiarity with legal and regulatory changes in the jurisdictions in which we operate and update our existing products frequently. Frequent and timely product updates require significant investment in research and development and in personnel experienced in legal and regulatory matters as well as technical personnel. To maintain such a level of investment, we may need to raise additional debt or equity capital, which may be costly, or require a reduction in other areas of our budget. Our inability to continually update our products as needed due to regulatory changes could have an adverse effect on our financial condition and results of operations and reduce our ability to compete.
Litigation could result in substantial costs to us and our insurance may not cover these costs.
There is a risk that our services and solutions may not perform up to expectations. While in certain circumstances we attempt to contractually limit our liability for damages arising from our provision of services, there can be no assurance that they will be enforceable in all circumstances or in all jurisdictions. Furthermore, litigation, regardless of contractual limitations, could result in substantial cost to our divert management’s attention and resources from our operations and result in negative publicity that our ongoing marketing efforts and therefore our ability to maintain and grow our customer base. Although we have general liability insurance in place, there is no assurance that this insurance will cover these claims or that these claims will not exceed the insurance limit under its current policies.
Our global operations are subject to complex risks, some of which might be beyond our control.
We have offices and operations in various countries around the world and provide services and solutions to clients globally. For the fiscal year ended March 31, 2014, approximately 83.34% of our revenues were attributable to the North American region, approximately 10.48% were attributable to the European region, and approximately 6.18% were attributable to the rest of the world, primarily the Asia-Pacific region. If we are unable to manage the risks of our global operations, including regulatory, economic, political and other uncertainties in India and other countries, fluctuations in foreign exchange and inflation rates, international hostilities, terrorism, natural disasters and multiple legal and regulatory systems, our results of operations could be adversely affected.
Our international sales and operations subject us to additional risks that can adversely affect our business, results of operations and financial condition.
Our current international operations and our plans to expand our international operations subject us to a variety of risks, including:
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increased management, travel, infrastructure and legal compliance costs associated with having multiple international operations;

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longer payment cycles and difficulties in enforcing contracts and collecting accounts receivable;

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the need to localize our products and licensing programs for international customers;

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lack of familiarity with and unexpected changes in foreign regulatory requirements;

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increased exposure to fluctuations in currency exchange rates;

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the burdens of complying with a wide variety of foreign laws and legal standards;

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compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), particularly in emerging market countries;

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import and export license requirements, tariffs, taxes and other trade barriers;

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increased financial accounting and reporting burdens and complexities;

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weaker protection of intellectual property rights in some countries;

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multiple and possibly overlapping tax regimes; and

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political, social and economic instability abroad, terrorist attacks and security concerns in general.

As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Any of these risks could harm our international operations and reduce our international sales, adversely affecting our business, results of operations, financial condition and growth prospects.
A substantial portion of our assets and operations are located outside of the United States and we are subject to regulatory, tax, economic, political and other uncertainties in other foreign countries in which we operate.
We have significant offshore facilities in foreign countries, including India, Malaysia and Thailand. Wages in these countries have historically increased at a faster rate than in the United States. If this trend continues in the future, it would result in increased costs for our skilled professionals and thereby potentially reduce our operating margins. Also, there is no assurance that, in future periods, competition for skilled professionals will not drive salaries higher in those countries, thereby resulting in increased costs for our technical professionals and reduced operating margins.
Certain of these countries have also recently experienced civil unrest and terrorism and have been involved in conflicts with neighboring countries. These events could materially adversely affect our operations in these countries. In addition, companies may decline to contract with us for services, even where these countries are not involved, because of more generalized concerns about relying on a service provider utilizing international resources that may be viewed as less stable than those provided in the United States.
In addition, these countries have in the past experienced many of the problems that commonly confront the economies of developing countries, including high inflation, erratic gross domestic product growth and shortages of foreign exchange. Government actions concerning the economy in these countries could have a material adverse effect on private sector entities like us. In the past, certain of these governments have provided significant tax incentives and relaxed certain regulatory restrictions in order to encourage foreign investment in specified sectors of the economy, including the software development services industry. Programs that have benefited us include, among others, tax holidays, liberalized import and export duties and preferential rules on foreign investment and repatriation. Notwithstanding these benefits, as noted above, changes in government leadership or changes in policies in these countries that result in the elimination of any of the benefits realized by us or the imposition of new taxes applicable to such operations could have a material adverse effect on our business, results of operations and financial condition.
Our operating results may be adversely affected by fluctuations in the Indian rupee and other foreign currency exchange rates and restrictions on the deployment of cash across our global operations.
Although we report our operating results in U.S. dollars, a portion of our revenues and expenses are denominated in currencies other than the U.S. dollar. Fluctuations in foreign currency exchange rates can have a number of adverse effects on us. Because our consolidated financial statements are presented in U.S. dollars, we must translate revenues, expenses and income, as well as assets and liabilities, into U.S. dollars at exchange rates in effect during or at the end of each reporting period. Therefore, changes in the value of the U.S. dollar against other currencies will affect our revenues, income from operations, other income (expense), net and the value of balance sheet items originally denominated in other currencies. There is no guarantee that our financial results will not be adversely affected by currency exchange rate fluctuations or that any efforts by us to engage in currency hedging activities will be effective. In addition, in some countries we could be subject to strict restrictions on the movement of cash and the exchange of foreign currencies, which could limit our ability to use these funds across our global operations. Finally, as we continue to leverage our global delivery model, more of our expenses are incurred in currencies other than those in which we bill for the related services. An increase in the value of certain currencies, such as the Indian rupee, against the U.S. dollar could increase costs for delivery of services at offshore sites by increasing labor and other costs that are denominated in local currency.

Our shareholders may have difficulty effecting service of process or enforcing judgments obtained in the United States against our foreign subsidiaries or against some of our officers, directors or executive management or gaining access to our assets located outside the United States.
Several of our operating subsidiaries are located outside the United States, including India, Thailand, Malaysia, UK and Canada, and a number of our officers, directors and executive management reside abroad. Many of our assets are located in countries outside the United States. As a result, you may be unable to effect service of process upon our affiliates who reside outside the United States except in their jurisdiction of residence. In addition, you may be unable to enforce outside of the jurisdiction of these affiliates’ residence judgments obtained against these individuals or entities in courts of the United States, including judgments predicated solely upon the federal securities laws of the United States. You may also have difficulty gaining access to assets of us or our affiliates located outside the United State to the extent necessary to satisfy a judgment against us or one of our affiliates. In particular, should you seek to enforce a judgment of a United States court against us or one of our affiliates, directors or officers in a jurisdiction outside the United States, you may be unable to obtain recognition or enforcement of some or all of the amount of damages or other remedies awarded by the United States court. You may also be required to comply with laws or regulations applicable to relevant jurisdiction governing the repatriation of any money damages recovered from a court in such jurisdiction to the United States or another country.
Our growth may be hindered by immigration restrictions.
Our future success continues to depend on our ability to attract and retain employees with technical and project management skills, including those from developing countries, especially India. The ability of foreign nationals to work in the United States and Europe, where a significant proportion of the combine company’s operations are located, depends on their ability and our ability to obtain the necessary visas and work permits.
Immigration and work permit laws and regulations in the United States, the United Kingdom, and other countries are subject to legislative and administrative changes as well as changes in the application of standards and enforcement. Immigration and work permit laws and regulations can be significantly affected by political forces and levels of economic activity. Our international expansion strategy and our business, results of operations, and financial condition may be materially adversely affected if changes in immigration and work permit laws and regulations or the administration or enforcement of such laws or regulations impair our ability to staff projects with professionals who are not citizens of the country where the work is to be performed.
Our earnings may be adversely affected if we change our intent not to repatriate foreign earnings or if such earnings become subject to U.S. tax on a current basis.
We have earnings outside of the United States. Other than amounts for which we have already accrued U.S. taxes, we consider foreign earnings to be indefinitely reinvested outside of the United States. While we have no plans to do so, events may occur that could effectively force us to change our intent not to repatriate such earnings. If such earnings are repatriated in the future or are no longer deemed to be indefinitely reinvested, we may have to accrue taxes associated with such earnings at a substantially higher rate than our projected effective income tax rate in fiscal year 2014, and we may be subject to additional tax liabilities in certain foreign jurisdictions in which we operate. These increased taxes could have a material adverse effect on our business, results of operations and financial condition.
We may not be able to enforce or protect our intellectual property rights, which may harm our ability to compete and harm our business.
Our future success will depend, in part, on our ability to protect our proprietary methodologies and other valuable intellectual property. We presently hold no issued patents.
Our ability to enforce our software license agreements, service agreements, and other intellectual property rights is subject to general litigation risks, as well as uncertainty as to the enforceability of our intellectual property rights in various countries. To the extent that we seek to enforce our rights, we could be subject to claims that an intellectual property right is invalid, otherwise not enforceable, or is licensed to the party against whom we are pursuing a claim. In addition, our assertion of intellectual property rights may result in the other party seeking to assert alleged intellectual property rights or assert other claims against us, which could harm our business. If we are not successful in defending such claims in litigation, we may not be able to sell or license a particular service or solution due to an injunction, or we may have to pay damages that could, in turn, harm our results of operations. In addition, governments may adopt regulations, or courts may render decisions, requiring compulsory licensing of intellectual property to others, or governments may require that products meet specified standards that serve to favor local companies. Our inability to enforce our intellectual property rights under these circumstances may harm our competitive position and our business.
We generally agree in our agreements with our customers to place source code for our proprietary software in escrow. In most of those cases, the escrowed source code may be made available to such customers in the event that we were to file for bankruptcy or materially fail to support our products in the future. Release of our source code upon any such event may increase the likelihood of misappropriation or other misuse of our software; however, such customers would still be obligated to comply with the terms of our license agreements with them, which restricts the use of the software.
Our services or solutions could infringe upon the intellectual property rights of others and we may be subject to claims of infringement of third-party intellectual property rights.
We cannot be sure that our services and solutions, or the solutions of others that we offer to our clients, do not infringe on the intellectual property rights of others. Third parties may assert against us or our customers claims alleging infringement of patent, copyright, trademark, or other intellectual property rights to technologies or services that are important to our business. Infringement claims could harm our reputation, cost us money and prevent us from offering some services or solutions. In our contracts, we generally agree to indemnify our clients for certain expenses or liabilities resulting from potential infringement of the intellectual property rights of third parties. In some instances, the amount of our liability under these indemnities could be substantial. Any claims that our products, services or processes infringe the intellectual property rights of others, regardless of the merit or resolution of such claims, may result in significant costs in defending and resolving such claims, and may divert the efforts and attention of our management and technical personnel from our business. In addition, as a result of such intellectual property infringement claims, we could be required or otherwise decide that it is appropriate to:
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pay third-party infringement claims;

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discontinue using, licensing, or selling particular products subject to infringement claims;

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discontinue using the technology or processes subject to infringement claims;

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develop other technology not subject to infringement claims, which could be costly or may not be possible; and/or

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license technology from the third party claiming infringement, which license may not be available on commercially reasonable terms.

The occurrence of any of the foregoing could result in unexpected expenses or require us to recognize an impairment of our assets, which would reduce the value of our assets and increase expenses. In addition, if we alter or discontinue our offering of affected items or services, our revenue could be affected. If a claim of infringement were successful against us or our clients, an injunction might be ordered against our client or our own services or operations, causing further damages.
We expect that the risk of infringement claims against us will increase if our competitors are able to obtain patents or other intellectual property rights for software products and methods, technological solutions, and processes. We may be subject to intellectual property infringement claims from certain individuals or companies who have acquired patent portfolios for the primary purpose of asserting such claims against other companies. The risk of infringement claims against us may also increase as we continue to develop and license our intellectual property to our clients and other third parties. Any infringement claim or litigation against us could have a material adverse effect on our business, results of operations and financial condition.

Some of our products may incorporate open source software, which may expose us to potential claims or litigation.
Some of our products may incorporate software licensed under so-called “open source” licenses, including, but not limited to, the GNU General Public License and the GNU Lesser General Public License. We use our methodology to ensure that our proprietary software is not combined with, and does not incorporate, open source software in ways that would require our proprietary software to be subject to an open source license. However, few courts have interpreted open source licenses, and the manner in which these licenses may be interpreted and enforced is therefore subject to some uncertainty. The usage of open source software may subject us to claims from others seeking to enforce the terms of an open source license, including by demanding release of the open source software, derivative works or our proprietary source code that was developed using such software. Such claims could also result in litigation, and may require us to devote additional research and development resources to change our products, any of which could reduce or diminish the value of our products and have a negative effect on our business and operating results.
We may be unable to successfully integrate the Agile insurance technology consulting business.
On January 1, 2015, we consummated the acquisition (the “Agile Asset Acquisition”) of substantially all of the assets related to the insurance consulting business (the “Consulting Business”) of Agile Technologies, LLC (“Agile”), a business and technology management consulting firm. It is possible that the integration of the Consulting Business and that of the former personnel of Agile who have joined Majesco into Majesco could take longer than anticipated and could result in the loss of valuable employees and customers from the Consulting Business, the disruption of the ongoing businesses, processes and systems of our non-consulting businesses and the Consulting Business or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect our ability (and the ability of the combined company following the completion of the Merger with Cover-All) to achieve the anticipated benefits of the Agile Asset Acquisition. Our results of operations could also be adversely affected by any issues attributable to the operations of our non-consulting businesses or of the Consulting Business that arise or are based on events or actions that occurred prior to or in connection with the completion of the Agile Asset Acquisition. We may have difficulty addressing possible differences in corporate cultures and management philosophies. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits of the Agile Asset Acquisition will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect our future business, financial condition, operating results and prospects, or the business, financial condition and prospects of the combined company after the Merger. For more information, see “Majesco’s Business —  Agile Asset Acquisition.”
Risks Related to Cover-All
We may need additional financing in order to continue to develop our business.
We may need additional financing to continue to fund the ongoing development on new products and services necessary to remain competitive, finance acquisitions and business development to expand and grow our business generally. If equity securities are issued in connection with a financing or business acquisition, dilution to our stockholders may result, and if additional funds are raised through the incurrence of debt, we may be subject to additional restrictions on our operations and finances both in and outside the ordinary course of business.
If we do not continue to innovate and provide products and services that are useful to insurance companies in a cost-effective way, we may not remain competitive, and our revenues and operating results could suffer.
Our future success depends on our ability to provide innovative and quality products and services for the insurance marketplace. Because our products and services represent the core functionality that powers the businesses of our customers, our competitors are constantly developing innovations in similar products and services. As a result, we must continue to invest significant resources in research and development in order to enhance our existing products and services and introduce new products and services that insurance companies can easily and effectively use. If we are unsuccessful in these endeavors, we may not remain competitive, and our revenues and operating results could suffer. Additionally, we rely on our references from existing customers for new sales. If we are unable to provide quality products and services, then our customers may become dissatisfied and may not provide these references. We also rely on an offshore software development vendor for developing and servicing our products, and our operating results would suffer if we cannot maintain our current cost structure through offshore development resources in the future.
We depend on product introductions in order to remain competitive in our industry.
We are currently investing resources in product development and expect to continue to do so in the future. Our future success will depend on our ability to continue to enhance our current product line and to continue to develop and introduce new products that keep pace with competitive product introductions and technological developments, satisfy diverse and evolving insurance industry requirements and otherwise achieve market acceptance. We may not be successful in continuing to introduce and market, on a timely and cost-effective basis, product enhancements or new products that respond to technological advances by others. Any failure by us to anticipate or respond adequately to changes in technology and insurance industry preferences, or any significant delays in product development or introduction, would significantly and adversely affect our business, operating results and financial condition.
Our products may not achieve market acceptance, which may make it difficult for us to compete.
Our future success will depend upon our ability to increase the number of insurance companies that license our software products. As a result of the intense competition in our industry and the rapid technological changes which characterize it, our products may not achieve significant market acceptance. Further, insurance companies are typically characterized by slow decision-making and numerous bureaucratic and institutional obstacles which will make our efforts to significantly expand our customer base difficult.
We depend on key personnel.
Our success depends to a significant extent upon a limited number of members of senior management and other key employees, including Manish D. Shah, our President and Chief Executive Officer. We maintain “key-man” life insurance on Mr. Shah in the amount of  $1,000,000 per individual. The loss of the service of one or more key managers or other key employees could have a significant and adverse effect upon our business, operating results or financial condition. In addition, we believe that our future success will depend in large part upon our ability to attract and retain additional highly skilled technical, management, sales and marketing personnel. Competition for such personnel in the computer software industry is intense. We may not be successful in attracting and retaining such personnel, and the failure to do so could have a material adverse effect on our business, operating results or financial condition.
We may be subject to information technology system failures and network disruptions.
Information technology system failures, network disruptions and breaches of data security caused by such factors, including, but not limited to, earthquakes, hurricanes, fire, flood, theft, fraud, malicious attack, acts of terrorism or other causes could disrupt our operations. While we have taken steps to address these concerns by implementing internal control measures, there can be no assurance that such a system failure, disruption or breach will not materially adversely affect our financial condition and operating results, including loss of revenue due to adverse customer reaction or required corrective action. In addition, our property and business interruption insurance coverage may not be adequate to fully compensate us for losses that may occur.
Our market is highly competitive.
Both the computer software and the insurance software systems industries are highly competitive. There are a number of larger companies, including computer manufacturers, computer service and software companies and insurance companies, that have greater financial resources than we have. These companies currently offer and have the technological ability to develop software products that are core to the business of insurance companies and similar to those offered by us. These companies present a significant competitive challenge to our business. Because we do not have the same financial resources as these competitors, we may have a difficult time in the future in competing with these companies. In addition, very large insurers internally develop systems similar to our systems and as a result, they may not become customers of our software. We compete on the basis of our insurance knowledge, products, service, price, system functionality and performance and technological advances. Although we believe we can continue to compete on the basis of these factors, some of our current competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do. Our current competitors may be able to:
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undertake more extensive marketing campaigns for their brands and services;

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devote more resources to product development;

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adopt more aggressive pricing policies; and

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make more attractive offers to potential employees and third-party service providers.

If we are unable to attract new customers and increase business with existing customers, our growth and results of operations will be adversely affected.
Our success depends on our ability to attract new customers and develop new revenue streams. We generate revenue from software contract licenses, professional services fees from ongoing software customization and continuing support fees for technical and regulatory software updates on a monthly basis. To sustain or increase our revenue, we must add new customers and encourage existing to purchase additional licenses from us, including our integrated solutions. In addition to license revenue, we receive significant revenues from support services and professional services. However, we cannot assure you that we will be able to maintain or increase our revenues from these services. We have experienced a decline in license revenue since the first quarter of 2014, which could continue in future periods. Our ability to slow or reverse this declining rate of growth will depend in part upon our ability to successfully attract new customers and increase revenue from existing clients (including our ability to cross-sell our full suite of offerings). However, we operate in a highly competitive market, and there can be no assurance that we will be able to do so.
If the Merger is not completed, our debt service obligations under our Credit Agreement with Imperium could have an adverse effect on our financial condition and results of operations.
Our Credit Agreement with Imperium provides for a three-year term loan facility to the Cover-All Subsidiary of  $2 million and a three-year revolving credit line to the Cover-All Subsidiary of up to $250,000. As of December 31, 2014, we had $2 million outstanding under the term loan and no amounts outstanding under the revolving credit line. Our Credit Agreement imposes on us certain restrictions and contains financial covenants. Our debt service obligations and the amortization of deferred financing costs associated with entering into the Credit Agreement could have important consequences to us and our financial condition and results of operations. If we do not generate sufficient cash from our operations to service our debt obligations under the Credit Agreement, we may need to take one or more actions, including refinancing our debt, obtaining additional financing, selling assets, obtaining additional equity capital, restructuring our operations or reducing or delaying capital or other expenditures. We cannot be certain that our cash flow will be sufficient to allow us to pay the principal and interest on our debt obligations under the Credit Agreement and meet our other obligations. Under the Credit Agreement, the Cover-All Subsidiary granted a security interest in substantially all of its assets to Imperium. In addition, we guaranteed the Cover-All Subsidiary’s performance under the Credit Agreement and pledged all of the outstanding shares of the Cover-All Subsidiary in support of such guarantee. The Credit Agreement contains covenants that, among other things, require us to maintain minimum revenues and EBITDA (determined on a consolidated basis), tested annually, commencing with the twelve months ending September 30, 2013. As of September 30, 2014, we were in compliance with our minimum revenue and EBITDA covenants under the Credit Agreement. If we or the Cover-All Subsidiary default on the covenants or other obligations under the Credit Agreement and are unable to cure any such default, Imperium could elect to declare all borrowings outstanding under the Credit Agreement, together with accumulated and unpaid interest and other fees, immediately due and payable. Pursuant to the Merger Agreement, all amounts outstanding under the Credit Agreement will be repaid in full and the indebtedness thereunder discharged.

We depend upon proprietary technology and we are subject to the risk of third party claims of infringement.
Our success and ability to compete depends in part upon our proprietary software technology. We also rely on certain software that we license from others. We rely on a combination of trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect our proprietary rights. We currently have no patents or patent applications pending. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. The steps we take to protect our proprietary technology may not prevent misappropriation of our technology, and this protection may not stop competitors from developing products which function or have features similar to our products.
While we believe that our products and trademarks do not infringe upon the proprietary rights of third parties, third parties may claim that our products infringe, or may infringe, upon their proprietary rights. Any infringement claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause product shipment delays or require us to develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. If a claim of product infringement against us is successful and we fail or are unable to develop non-infringing technology or license the infringed or similar technology, our business, operating results and financial condition could be significantly and adversely affected.
We depend on existing major customers, the loss of one or more of which could have a material adverse effect on our results of operations and financial condition.
We anticipate that our operations will continue to depend upon the continuing business of our existing customers, and the ability to attract new customers. In 2014, our software products operations depended primarily on certain existing major customers. Two customers generated approximately 24% and 18%, respectively, of our revenues in 2014, and 24% and 11%, respectively, of our revenues in 2013. The loss of such customers or one or more of our other existing major customers or our inability to continue to attract new customers could adversely affect our business, operating results and financial condition significantly.
A decline in computer software spending may result in a decrease in our revenues or lower our growth rate.
A decline in the demand for computer software among our current and prospective customers may result in decreased revenues or a lower growth rate for us because our sales depend, in part, on our customers’ level of funding for new or additional computer software systems and services. Moreover, demand for our solutions may be reduced by a decline in overall demand for computer software and services. The current decline in overall technology spending may cause our customers to reduce or eliminate software and services spending and cause price erosion for our solutions, which would substantially affect our sales of new software licenses and the average sales price for these licenses. Because of these market and economic conditions, we believe there will continue to be uncertainty in the level of demand for our products and services. Accordingly, we cannot assure you that we will be able to increase or maintain our revenues.
We may not get the full benefit of our tax loss carry forwards.
Under the Code, companies that have not been operating profitably are allowed to apply certain of their past losses to offset future taxable income liabilities they may incur once they reach profitability. These amounts are known as net operating tax loss carryforwards, or NOLs. As of December 31, 2014, we had a total of approximately $9.9 million of federal NOLs expiring at various dates through 2032. Because of certain provisions of the Tax Reform Act of 1986 related to change of control, however, we may not get the full benefit of these NOLs. If we are limited from using NOLs to offset any of our income, this would increase our taxes owed and reduce our cash for operations. If the Merger is completed, the vast majority of the tax benefits from the use of these NOLs are not expected to be transferrable to the combined company following completion of the Merger.
If we are unable to maintain the listing standards of the NYSE MKT, our common stock may be delisted, which may have a material adverse effect on the liquidity and value of our common stock.
Our common stock is traded on the NYSE MKT. To maintain our listing on the NYSE MKT, we must meet certain financial and liquidity criteria. The market price of our common stock has been and may continue to be subject to significant fluctuation as a result of periodic variations in our revenues and results of operations. If we fail to meet any of the NYSE MKT’s listing standards, we may be delisted. In the event of delisting, trading of our common stock would most likely be conducted in the over the counter market on an electronic bulletin board established for unlisted securities, which could have a material adverse effect on the market liquidity and value of our common stock.
Holders of our common stock may have difficulty in selling those shares.
While our common shares trade on the NYSE MKT, our stock is thinly traded and investors may have difficulty in selling their shares. The low trading volume of our common stock is outside of our control, and may not increase in the near future or, even if it does increase in the future, may not be maintained. In addition, because our common stock trades at a price less than $5.00 per share, brokers effecting transactions in our common stock may be subject to additional customer disclosure and record keeping obligations, including disclosure of the risks associated with low price stocks, stock quote information and broker compensation. Brokers effecting transactions in our common stock may also be subject to additional sales practice requirements under certain Exchange Act rules, including making inquiries into the suitability of investments for each customer or obtaining a prior written agreement for the specific stock purchase. Because of these additional obligations, some brokers will not effect transactions in our common stock.
Our stock price has been volatile.
Quarterly operating results have fluctuated and are likely to continue to fluctuate. The market price of our common stock has been and may continue to be volatile. Factors that are difficult to predict, such as quarterly revenues and operating results, limited trading volumes and overall market performance, may have a significant effect on the price of our common stock. Revenues and operating results have varied considerably in the past from period to period and are likely to vary considerably in the future. We plan product development and other expenses based on anticipated future revenue. If revenue falls below expectations, financial performance is likely to be adversely affected because only small portions of expenses vary with revenue. As a result, quarterly period-to-period comparisons of operating results are not necessarily meaningful and should not be relied upon to predict future performance.
We may not pay any cash dividends on our common stock in the future.
Declaration and payment of any dividend on our common stock is subject to the discretion of our board of directors. The timing and amount of dividend payments will be dependent upon factors such as our earnings, financial condition, cash requirements and availability, and restrictions in our credit facilities. While we paid a special cash dividend in April 2009, we have not paid any dividends since 2009 and the payment of future dividends is not guaranteed or assured. Accordingly, it is likely that investors may have to rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.
Provisions of our certificate of incorporation, as amended, and bylaws and Delaware law might discourage, delay or prevent a strategic transaction or change of control and, as a result, depress the trading price of our common stock.
Our certificate of incorporation, as amended (the “Certificate of Incorporation”), and bylaws contain provisions that could discourage, delay or prevent a change in control or changes in our management that our stockholders may deem advantageous. These provisions:
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require super-majority voting to amend some provisions in our Certificate of Incorporation and bylaws;

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establish a staggered board of directors;

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limit the ability of our stockholders to call special meetings of stockholders;

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prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

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provide that the board of directors is expressly authorized to make, alter or repeal our bylaws; and

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establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which, subject to some exceptions, prohibits “business combinations” between a Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that the stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring or preventing a change in control that our stockholders might consider to be in their best interests.
These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.
If research analysts do not continue to publish research about our business or if they issue unfavorable commentary or downgrade our common stock, our stock price and trading volume could decline.
The trading market for our common stock will depend in part on the research and reports that research analysts publish about us and our business. If we do not establish and maintain adequate research coverage or if one or more analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, the price of our common stock could decline. If one or more of the research analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our common stock could decrease, which could cause our stock price or trading volume to decline.

THE MERGER
Structure of the Merger
Subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL and the CGCL, at the Effective Time, Cover-All will merge with and into Majesco. As a result of the Merger, the separate corporate existence of Cover-All will cease and Majesco will continue as the surviving corporation in the Merger. The Merger will become effective when required corporate filings are filed with the Secretary of State of the States of Delaware and California or at such other time as agreed to by the parties and specified in such filings. If the Cover-All stockholders approve the Cover-All Proposals, then Cover-All and Majesco expect the Merger to be completed as soon as practicable following the Cover-All special meeting, provided all conditions to the closing have been satisfied by that time, including the completion of the Majesco Reorganization.
What Cover-All Stockholders Will Receive in the Merger
Pursuant to the terms of the Merger Agreement, at the Effective Time, each share of Cover-All common stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Cover-All or its wholly-owned subsidiary, Cover-All Subsidiary, which will be cancelled at the Effective Time without further consideration) will be automatically cancelled and extinguished and converted into the right to receive the number of shares of Majesco common stock multiplied by the Exchange Ratio. The Exchange Ratio is 0.21466, which is the exchange ratio expected to result in a number of shares of common stock of the combined company such that, at the Effective Time, the common stock of the combined company issued in respect of the issued and outstanding common stock of Cover-All and issued or issuable with respect to outstanding options and restricted stock units and other equity awards of Cover-All will in the aggregate represent approximately 16.5% of the total capitalization on a fully diluted basis of the combined company, as provided in the Merger Agreement. 227,500 currently out-of-the-money options for shares of Cover-All common stock are scheduled to expire on June 1, 2015. Assuming these options expire unexercised, the Exchange Ratio will be adjusted to 0.21641 shares of the combined company’s common stock for one share of Cover-All common stock. The Exchange Ratio is also subject to adjustment in the event of a forward or reverse stock split, stock dividend (including any dividend or distribution of convertible securities), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Cover-All common stock occurring on or after the date of the Merger Agreement and prior to the Effective Time to provide the holders of shares of Cover-All common stock with the same economic benefit as contemplated by the Merger Agreement prior to any such stock split, dividend, distribution, reorganization or other like change.
No fractional shares of Majesco common stock will be issued to Cover-All stockholders in connection with the Merger. Instead, Cover-All stockholders will be entitled to receive the next highest number of whole shares of Majesco common stock in lieu of any fractional shares of Majesco common stock that they would otherwise be entitled to receive in connection with the Merger.
Ownership of the Combined Company after the Completion of the Merger
Immediately following the completion of the Merger, the former stockholders of Cover-All are expected to own approximately 16.5% of the outstanding common stock of the combined company calculated on a fully diluted basis, and the current stockholders of Majesco are expected to own approximately 83.5% of the outstanding common stock of the combined company calculated on a fully diluted basis. For example, if you are a Cover-All stockholder and hold 1% of the outstanding shares of Cover-All common stock calculated on a fully diluted basis immediately prior to the completion of the Merger, then upon completion of the Merger you will hold an aggregate of approximately 0.165% of the outstanding shares of common stock of the combined company calculated on a fully diluted basis as of immediately following the completion of the Merger.
Treatment of Cover-All Stock Options, Warrants and RSUs
Under the Merger Agreement, any issued and outstanding warrants to purchase shares of Cover-All common stock that are not exercised or cancelled prior to the Effective Time will be assumed by Majesco in accordance with their terms on the same terms and conditions as were applicable to such warrants immediately prior to the Effective Time, with the number of shares subject to, and the exercise price applicable to, such warrants being appropriately adjusted based on the Exchange Ratio. At the Effective Time, all outstanding and unexercised options to purchase Cover-All common stock, whether or not exercisable or vested, will be replaced and substituted for by options to purchase Majesco common stock on the same terms and conditions as were applicable to such options immediately prior to the Effective Time, with the number of shares subject to, and the exercise price applicable to, such options being appropriately adjusted based on the Exchange Ratio. Finally, at the Effective Time, the terms of each RSU that is settleable in shares of Cover-All common stock that is outstanding and unvested prior to the Effective Time and does not fully vest by its terms as of the Effective Time will be adjusted as necessary and replaced and substituted for by a RSU to acquire Majesco common stock on the same terms and conditions as were applicable to such RSU immediately prior to the Effective Time, as adjusted based on the Exchange Ratio.
Background of the Merger
The terms of the Merger and the Merger Agreement are the result of negotiations that took place between executives and board members of Cover-All, and executive and board members of Majesco and Mastek, Majesco’s parent company.
Majesco’s Background
Majesco is currently a privately-held company and was incorporated in California in April 1992. Currently, Majesco is 100% owned (directly or indirectly) by Mastek, a public limited company domiciled in India. Mastek is currently undergoing a de-merger, pursuant to which its insurance-related business will be separated from Mastek’s non-insurance related businesses and all offshore insurance-related operations of Mastek that were not directly owned by Majesco will be contributed to Majesco. In connection with the de-merger, all of Mastek’s equity ownership interest in Majesco will be transferred to a newly-formed publicly-traded company in India, called Majesco Limited, which will be spun-off and owned by the shareholders of the current Mastek. It is a condition to the closing of the Merger that the Majesco Reorganization be completed prior to the consummation of the Merger. For more information on the Majesco Reorganization, see “Majesco’s Business — Majesco Reorganization.”
Cover-All’s Background
Cover-All was incorporated in Delaware in April 1985 as Warner Computer Systems, Inc. and changed its name to Warner Insurance Services, Inc. in March 1992. In June 1996, Cover-All changed its name to Cover-All Technologies Inc. Cover-All’s common stock is listed on the NYSE MKT and trades under the symbol “COVR.”
History of Events
In February 2013, Cover-All’s board of directors determined to review options to enable Cover-All to reach its potential and maximize stockholder value. At the meeting, Cover-All management reported that strategic investments had been completed to fully replace Cover-All’s legacy policy products, build the new Dev Studio, and to acquire Bluewave Claims and Moore Stephens Business Solutions and other products. Cover-All management informed the board that they believed these investments positioned Cover-All to aspire to potentially be a major player in the P&C technology marketplace. Cover-All management stated, however, that it estimated that a significant investment would be required for Cover-All to become a significant competitor in its market, to expand globally, increase sales/marketing, and complete development of remaining product sets. Management noted that there remained significant execution risks in pursuing a strategy to enhance the company’s competitive position. Cover-All management further noted that it believed Cover-All’s investments to date could make it attractive for merger and acquisition opportunities. Cover-All management stated that Cover-All had many assets including knowledgeable people, loyal customers and a robust policy platform. However, management reiterated that the company’s ability to unlock its potential was constrained by its size, reach (US only), capital structure and lack of capital/resources.
In May 2013, the board, in consultation with Cover-All management, engaged an advisor to explore possible strategic alternatives on behalf of Cover-All, including the possibility for a strategic or financial investor to invest in or acquire Cover-All. The advisor developed, with management’s assistance, a presentation about Cover-All and its business for the purpose of contacting potential interested parties regarding a possible transaction with Cover-All. From May 2013 to March 2014, the advisor contacted 95 companies regarding their possible interest in a transaction involving Cover-All.
As a result of these contacts, a total of 59 entities expressed interest in receiving additional information. Of these companies, seven provided indications of interest. and entered into non-disclosures agreements to facilitate the exchange of confidential information to allow the preliminary evaluation of a possible business combination. Of these, only three entities provided a letter of interest, including Majesco.
From September 2013 to December 2013, the three entities engaged in due diligence with respect to Cover-All for the purpose of evaluating a possible business combination transaction. During this time, members of Cover-All’s senior management met with members of the management of these entities to give presentations regarding Cover-All and its business and to have preliminary discussions about a potential business combination. Majesco participated in these discussions between September 30, 2013 and the end of November 2013, but determined not to proceed at that time. Ultimately, the discussions with each of these companies were terminated by March 2014, without there being a proposal to Cover-All for a transaction.
In April 2014, the Cover-All board determined to form an Acquisition Committee consisting of Earl Gallegos, Steven Isaac and Manish Shah in order to seek opportunities for improving stockholder value, including possible acquisitions by Cover-All and possible business combinations.
On May 20, 2014, Ketan Mehta, CEO of Majesco, contacted Manish Shah, CEO of Cover-All, to determine if there was any interest in resuming discussions with a view to a possible transaction involving Cover-All. The Acquisition Committee approved communications between Cover-All and Majesco.
On May 21, 2014, Cover-All and Majesco executed a Teaming Agreement, which laid out a framework pursuant to which both parties could partner to pursue certain joint business opportunities on a case by case basis.
On May 27, 2014, representatives of Majesco and members of Cover-All’s senior management and Cover-All’s board of directors discussed by telephone conference Majesco’s interest in a possible transaction. As a result of the conference call, there was scheduled an in-person meeting in Florida on May 29, 2014 to consider the synergies that could be realized as result of a potential combination of Cover-All and Majesco. The meeting on May 29, 2014 was attended by representatives of Cover-All and Majesco. Among the areas discussed were market perception if the two companies merged, as well as the operating results of each company. The participants decided to develop a preliminary summary of potential synergies so that both companies could review and consider further discussions. On June 6, 2014, Nimish Sankalia, on behalf of Majesco, and Manish Shah, on behalf of Cover-All, prepared the initial draft of the synergy document. The final document was shared with both teams over the weekend of June 7 and June 8, 2014. During June 2014, there also were discussions about initiating a due diligence process, and Majesco retained outside counsel to provide legal representation on the transaction.
On July 3 and July 4, 2014, a two-day meeting was held between representatives of Majesco and Cover-All to discuss the vision for a combined company. On July 4, 2014, representatives and senior management of the parties, including members of the Cover-All board of directors, met to discuss a memo prepared by Earl Gallegos as a framework for discussions and the potential for the combined company. The meeting agenda included discussion of positioning of the combined company post-merger, growth potential and plans for further discussions during the following 90 to 180 days. The parties agreed to complete the due diligence process in 90 days. One key objective discussed was to develop a joint three-year strategic vision for the combined company.
On July 8, 2014, Ketan Mehta, Nimish Sankalia and Manish Shah met at Cover-All’s offices to go over due-diligence lists and also start discussing the possible organization structure of the combined company. The parties discussed the existing leadership team structure of Cover-All, roles played and what could be the future potential roles for Cover-All management. There also was discussion of Majesco’s leadership team and of new initiatives being planned by Majesco. There were initial discussions concerning integration and branding. Messrs. Mehta, Sankalia and Shah mapped timelines for various function leaders representing each party to meet and discuss due diligence topics. They agreed to schedule one-and-a-half day sessions to work on the three-year profit and loss forecast for the combined company and established July 31 and August 1, 2014 as the dates to meet in New York City.

During July 2014, representatives of Cover-All and Majesco met to conduct due diligence. Representatives of Cover-All involved in the meetings and follow-up discussions included, in addition to executive officers, managers of functions that were being examined. Functions examined included, with respect to Cover-All, products and solutions, delivery of services, and client services and support. A meeting also was held on July 31 and August 1, 2014 between the management of Cover-All and Majesco to discuss the prospective three-year business plan for the combined company.
Through negotiations over the course of several weeks in July and August 2014, both parties agreed to a fixed merger ratio of 16.5% and 83.5% for Cover-All and Majesco, respectively. The rational for determining and negotiating the merger ratio was determined primarily by current revenue, growth outlook, customer base, target marketplace size, R&D investments, cross-selling opportunities and product and services offerings.
From July 2014 to August 2014, the companies negotiated a proposed non-binding memorandum of understanding (“MOU”) regarding the proposed Merger.
On August 8, 2014, a meeting was held to discuss Majesco’s Policy Administration Solution platform(s) including the solution architecture, philosophy, customer successes, market acceptance, current state of readiness of the Policy Administration solutions, the co-existence in the marketplace of both the Majesco and Cover-All Policy Administration solutions, the bridging of technology and architecture differences between the two systems in the future and the creation of positioning messages to the marketplace. This meeting was attended by senior management of Cover-All and Majesco.
On August 15, 2014, a business due diligence meeting between representatives of the two parties was held at Cover-All’s offices.
On August 6, 7, 11 and 20, 2014, Cover-All’s board of directors had several telephonic meetings to discuss progress and next steps, including obtaining a fairness opinion and finalizing the key terms of the MOU.
On August 26, 2014, the companies entered into a non-binding MOU with respect to the proposed Merger. The MOU contemplated the merger of Cover-All with Majesco, with Cover-All stockholders receiving approximately 16.5% of the shares of Majesco, based upon certain factors. The MOU also (1) addressed the board composition and management of the combined company following the merger, (2) set working capital targets as a condition to a possible transaction and (3) stated that the definitive transaction agreement would include a $2.5 million break-up fee for each party. Cover-All agreed that it would not pursue or solicit any offer for the sale of shares or a merger through November 1, 2014.
On September 3, 2014, a conference call was held between the two teams to follow up on the three-year plan and to discuss additions/updates to the plan. The discussion focused on the synergies between Cover-All’s customer accounts and Majesco’s Billing and Claims solutions and services to come-up with a model to determine the potential increase in revenues that could result from the synergies.
On September 4, 2014, Cover-All engaged BVA for the sole purpose of rendering a fairness opinion to its board of directors in connection with the proposed Merger.
On October 13, 2014, BVA submitted to the board of directors of Cover-All a written opinion letter expressing its opinion that, based upon the terms contained in the MOU, the terms of the Merger were fair, from a financial point of view, to Cover-All’s stockholders as of the date of the letter. BVA was not asked to present its opinion orally to Cover-All’s board of directors at that time.
On October 21, 2014, Cover-All and Majesco entered into an amendment to the MOU in order to extend the exclusivity period until December 15, 2014.
On October 28, 2014, Nimish Sankalia and Manish Shah had a teleconference to discuss integration matters and due diligence topics as well as the proposed communication plan and next steps.
On November 3, 2014, Pepper Hamilton delivered an initial draft of the Merger Agreement to Sills Cummis.

On November 7, 2014, representatives of Majesco and its outside counsel, Pepper Hamilton, and representatives of Cover-All and its outside counsel, Sills Cummis, met telephonically to discuss the Majesco Reorganization, its various components and the status of the transactions necessary to complete the Majesco Reorganization. The parties also discussed the status of Majesco’s efforts to prepare its financial statements in accordance with U.S. GAAP.
On November 7, 2014, Cover-All’s board of directors met telephonically. At this meeting, the board discussed major issues raised by the initial draft of the Merger Agreement and expected timeframe to resolve open issues.
On November 11, 2014, Cover-All’s management provided Majesco’s management with a revised draft of the Merger Agreement. The draft Merger Agreement provided, among other things, that (i) in the event the Merger Agreement was to be terminated, the payment of the termination fee would be the sole and exclusive remedy of the recipient of such fee and no party would be entitled to receive reimbursement for their out-of-pocket expenses incurred in connection with the Merger Agreement; (ii) certain equity awards with respect to Cover-All common stock would be replaced and substituted for similar equity awards with respect to Majesco common stock; (iii) Majesco’s representations and covenants should also apply to companies that become Majesco subsidiaries after the date of the Merger Agreement as a result of the reorganization; and (iv) each party would be required to have a target amount of working capital to be determined as of an agreed upon date and, if there was a shortfall in Cover-All’s target working capital amount, the percentage of shares of the combined entity to be issued to Cover-All’s stockholders would be adjusted downward. In addition to comments to the draft Merger Agreement, Cover-All requested that Majesco provide certain financial information and information about itself, its business, the reorganization and other matters.
On November 12, 2014, representatives of Sills Cummis and representatives of Pepper Hamilton continued to discuss outstanding issues regarding the transaction.
On November 14, 2014, a teleconference was held between senior representatives of the parties to discuss the draft Merger Agreement and provide the updates on the reorganization of Majesco business globally.
On November 14, 2014, Pepper Hamilton delivered to Sills Cummis an initial draft of the Voting Agreement. On November 28, 2014, Cover-All delivered the draft of the Voting Agreement to Russell Cleveland and RENN.
On November 20, 2014, Pepper Hamilton delivered a revised draft of the Merger Agreement to Sills Cummis. The revised draft Merger Agreement provided, among other things, that (i) instead of each party having a target working capital amount, Majesco would take commercially reasonable efforts to take actions, including cash infusions, cash dividends or other distributions, to cause its final working capital to represent 83.5% of the combined working capital of Majesco and Cover-All, and (ii) any warrant with respect to Cover-All common stock not cancelled prior to the effective time would be assumed by Majesco.
On November 21, 2014, representatives of Majesco and Cover-All discussed the status of the draft Merger Agreement and open issues.
On November 22, 2014, Cover-All’s board met telephonically. At this meeting, current status of the draft Merger Agreement, key points of negotiations and overall timeline were discussed.
On November 24, 2014, Pepper Hamilton and Sills Cummis discussed certain aspects of the revised draft Merger Agreement.
On November 25, 2014, Sills Cummis delivered a revised draft of the Merger Agreement to Pepper Hamilton. The draft Merger Agreement requested, among other things, that (i) Majesco deliver to Cover-All Majesco’s financial statements prepared in accordance with GAAP and the key metric reconciliation within five days following completion of such financial statements, and (ii) prior to the Cover-All stockholder approval of the Merger and Merger Agreement, Cover-All would be permitted, subject to certain restrictions and Majesco’s rights under the Merger Agreement, to participate in discussions or negotiations with a third party from which the Company received an unsolicited Takeover Proposal or an inquiry or proposal and that Cover-All board believed such third party was intending to make a Takeover Proposal.

On November 26, 2014, representatives of Majesco and Pepper Hamilton and Cover-All and Sills Cummis met telephonically to discuss various open issues regarding the proposed Merger.
On November 27, 2014, Pepper Hamilton delivered a revised draft of the Merger Agreement to Sills Cummis.
From November 28, 2014 until December 8, 2014, the parties and their respective outside legal counsel continued to negotiate the non-financial provisions of the Merger Agreement, as well as the Voting Agreement.
On the afternoon of November 28, 2014, the Cover-All board met telephonically to discuss the status of negotiations with Majesco and to discuss other matters relating to the proposed transaction.
On December 2, 2014, Cover-All contacted BVA and asked BVA to conduct additional analysis to determine if any events or developments that had occurred between October 13, 2014 and December 2, 2014 would result in any changes to its fairness opinion.
On December 4, 2014, Majesco’s board met telephonically. After consideration and discussion of the matters presented, the Majesco board unanimously approved the Merger and Merger Agreement. The shareholders of Majesco executed a written consent in lieu of meeting by which they consented to the Merger Agreement and the Merger on December 12, 2014.
On December 5, 2014, RENN delivered to Cover-All management a revised draft of the Voting Agreement. The draft Voting Agreement provided that, among other things, RENN would not be restricted from selling or transferring its Subject Shares.
On December 12, 2014, the board of directors of Cover-All met telephonically to discuss the Merger and Merger Agreement. At this meeting, Manish Shah summarized the history of the transaction, which included a discussion of the company’s initial decision in May 2013 to seek a transformative transaction for the business. Mr. Shah summarized the results of those initial discussions and then shared his views as to Cover-All’s current financial condition, its prospects and projections and general market conditions. Sills Cummis provided the Cover-All board with a summary of the material terms of the Merger Agreement and advised the board with respect to its fiduciary duties in connection with reviewing, and approving, the terms of the Merger Agreement and the Merger. In addition, after completing additional analysis as requested by Cover-All on December 2, 2014, BVA rendered its opinion orally to Cover-All’s board that the terms of the Merger between Cover-All and Majesco were fair, from a financial point of view, to the common equity, option and restricted stock holders of Cover-All. After consideration and discussion of the matters presented, Cover-All’s board of directors unanimously approved the terms and conditions of the Merger Agreement and the Merger, subject to the delivery by both parties of final disclosure schedules to the Merger Agreement. Subsequently, on December 14, 2014, BVA delivered its written opinion letter expressing its opinion to Cover-All’s board that the terms of the Merger were fair, from a financial point of view, to the common equity, option and restricted stock holders of Cover-All as of December 14, 2014. For more information on the BVA opinion letter, see “— Opinion of BVA to the Cover-All Board of Directors.”
On December 14, 2014, after delivery by both parties of final disclosure schedules to the Merger Agreement, members of senior management of Cover-All and Majesco held a conference call, which was attended by Pepper Hamilton and Sills Cummis, on which the parties confirmed that the Merger Agreement had been approved by the respective board of directors of each party and that the Merger Agreement had been finalized. Shortly after this conference call, the parties executed the Merger Agreement. On December 15, 2014, each company announced the entry into the Merger Agreement in separate press releases.
On February 18, 2015, Cover-All and Majesco entered into an amendment to the Merger Agreement providing, among other things, that from and after the Effective Time, Farid Kazani would be the Chief Financial Officer of the combined company.
In order to prepare for the filing of this proxy statement/prospectus, on February 9, 2015, BVA delivered a revised and conformed opinion letter dated and effective December 14, 2014 (the “Opinion Letter”) to the Cover-All board of directors. No substantive changes were made to the text of the Opinion Letter in the revised letter, nor were any changes made to the conclusion of BVA as set forth in the Opinion

Letter except insofar as the coverage of the opinion of BVA as set forth therein excludes the holders of options and restricted stock of Cover-All.
Recommendations of the Cover-All Board of Directors and its Reasons for the Merger
The Cover-All board of directors, after considering the factors described below, (i) has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, Cover-All and its stockholders, (ii) has approved the Merger Agreement, and (iii) recommends that the Cover-All stockholders vote FOR the Cover-All Proposals. The board of directors made its recommendation to the Cover-All stockholders after considering the factors described in this proxy statement/prospectus. The Cover-All board of directors consulted with Cover-All’s senior management in evaluating the Merger. In addition, the Cover-All board of directors considered a number of factors that they believed supported their respective decisions to take the foregoing actions, including, but not limited to, the following:
•
the belief that the combination of Cover-All’s and Majesco’s businesses would create more value for the Cover-All stockholders in the long-term than Cover-All could create as a stand-alone business given the challenges in its business and those presented by a volatile economy;

•
the fact that Cover-All has not managed to create an additional new revenue stream of significance nor does management believe that Cover-All will be able to create an additional new revenue stream of significance in the short-term;

•
the ability to create long-term value for Cover-All stockholders would require the need for Cover-All to raise additional capital which the Cover-All board believed would be dilutive to its stockholders and impair the value of Cover-All common stock;

•
the Cover-All board of directors’ consideration of strategic alternatives to the Merger in the form of a potential equity fundraising, a sale of the business or other merger scenarios considered by the Cover-All board in the insurance software and other related industries or continuing to operate Cover-All on a stand-alone basis;

•
the opportunity for the Cover-All stockholders to participate in the potential future value of the combined company;

•
the consideration of Cover-All short- and long-term performance on a stand-alone basis;

•
the belief that the Merger is more favorable to the Cover-All stockholders than the alternatives to the Merger;

•
the terms and conditions of the Merger Agreement;

•
the fairness opinion of BVA;

•
the likelihood that the Merger will be completed on a timely basis; and

•
the fact that the Exchange Ratio will not fluctuate based upon changes in the price of Cover-All common stock or the value of Majesco capital stock prior to the completion of the Merger, which protects the Cover-All stockholders from any materially negative trends in the price of Cover-All common stock.

The Cover-All board of directors also considered a number of potentially negative factors in its deliberations concerning the Merger, including:
•
the general challenges associated with successfully integrating two companies;

•
the failure to integrate successfully the businesses of Cover-All and Majesco in the expected timeframe could adversely affect the combined company’s future results following the completion of the Merger;

•
the possible volatility, at least in the short term, of the trading price of Cover-All common stock resulting from the public announcement of the Merger;

•
the announcement and pendency of the Merger could have an adverse effect on Cover-All’s stock price and/or the business, financial condition, results of operations, or business prospects for Cover-All and/or Majesco;

•
the potential loss of key employees critical to the ongoing success of the combined company’s business;

•
the interests of Cover-All directors and executive officers in the Merger, including the matters described under the section entitled “The Merger — Interests of Directors and Executive Officers in the Merger;”

•
the impact of certain deal protection measures contained in the Merger Agreement on Cover-All, its business and operation, including the restrictions on Cover-All’s ability to solicit better offers;

•
the risk that conditions to the completion of the Merger will not be satisfied and that the Merger may not be completed in a timely manner or at all;

•
the ability of Majesco’s current stockholders and board members to significantly influence the combined company’s business following the completion of the Merger;

•
the ability of Majesco to terminate the Merger Agreement under certain conditions;

•
the requirement that Majesco receive approval from the NYSE MKT for the listing of Majesco’s common stock, including the common stock to be issued to stockholders of Cover-All in connection with the Merger; and

•
the other risks described above under the section entitled “Risk Factors.”

This discussion of the information and factors considered by the Cover-All board of directors is not intended to be exhaustive but is intended to summarize all material factors considered by the Cover-All board of directors in connection with its approval and recommendation of the Merger and the other related transactions described in this proxy statement/prospectus. In view of the wide variety of factors considered, the Cover-All board of directors has not found it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, the Cover-All board of directors concluded that the potential benefits of the Merger outweighed the potential negative factors and that, overall, the Merger had greater potential benefits for the Cover-All stockholders than other strategic alternatives, including continuing to operate Cover-All as a stand-alone publicly traded company on the NYSE MKT. Therefore, after taking into account all of the factors set forth above, the Cover-All board of directors determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, Cover-All and its stockholders and that Cover-All should enter into the Merger Agreement and take all actions necessary to complete the Merger.
Opinion of BVA to the Cover-All Board of Directors
On September 4, 2014, the board of directors of Cover-All retained BVA for the sole purpose of rendering a fairness opinion to Cover-All’s board of directors. The board of directors selected BVA to provide a fairness opinion in connection with the MOU between Cover-All and Majesco and the Merger Agreement because of BVA’s expertise in analyzing businesses and their securities. For further information on the qualifications of BVA, see “— Information Regarding BVA.”
BVA was instructed to evaluate the fairness, from a financial point of view, of the terms of a proposed merger, or the Merger, between Cover-All and its prospective merger partner, Majesco, that would entitle holders of Cover-All common stock and restricted stock holders to receive shares in the combined company based on an exchange ratio specified in the MOU. Under the terms of the MOU, the proposed transaction would involve the merger of Cover-All with and into Majesco, with the combined company to be listed on the NYSE MKT as a publicly-traded company and with an Exchange Ratio under which the common stock of the combined company issued in respect of the issued and outstanding common stock of Cover-All and the common stock of the combined company issued or issuable with respect to issued and outstanding options, restricted stock units and other equity awards of Cover-All would in the aggregate represent 16.5 percent of the total capitalization on a fully diluted basis of the combined company upon completion of the Merger, subject to certain adjustments, and with Majesco shareholders retaining 83.5 percent of the outstanding common stock of the combined company on a fully diluted basis.
After conducting its analysis, BVA submitted to the board of directors of Cover-All an opinion letter dated October 13, 2014 which stated that, based upon and subject to the factors and assumptions set forth in that opinion letter, the terms of the Merger were fair, from a financial point of view, to the Cover-All’s stockholders as of the date of the letter. BVA was not asked to present its opinion orally to Cover-All’s board of directors at that time.
BVA was subsequently contacted by the Cover-All board of directors on December 2, 2014 and asked to render additional analysis and determine if any events or developments that had occurred since October 13, 2014 would result in any changes to its opinion. BVA was asked to consider the terms of a draft Merger Agreement dated December 8, 2014 (the “Merger Agreement”) for the purposes of its analysis. The terms outlined in the Merger Agreement were substantially similar to those reflected in the MOU with no change in the Exchange Ratio. The analysis prepared in conjunction with the updated analysis was substantially similar to that conducted in BVA’s original analysis for the purpose of preparing the opinion letter dated October 13, 2014.
After completing additional analysis, at a meeting of the board of directors of Cover-All on December 12, 2014, BVA rendered its opinion orally that, subject to the terms of BVA’s engagement letter and its fairness opinion letter issued in connection with the execution of the Merger Agreement dated December 14, 2014 (the “Effective Date”), the terms of the proposed Merger between Cover-All and Majesco were fair, from a financial point of view, to the common equity, option and restricted stock holders of Cover-All as of the Effective Date.
In order to prepare for the filing of this proxy statement/prospectus, on February 9, 2015, BVA delivered a revised and conformed opinion letter dated and effective December 14, 2014, or the Opinion Letter, to the Cover-All board of directors. No substantive changes were made to the text of the Opinion Letter in the revised letter, nor were any changes made to the conclusion of BVA as set forth in the Opinion Letter except insofar as the coverage of the opinion of BVA as set forth therein excludes the holders of options and restricted stock of Cover-All.
The Opinion Letter speaks only as of the effective date of the Opinion Letter and not as of the time the Merger may be completed or any other time. Importantly, the opinion as set forth in the Opinion Letter does not reflect changes that may occur or may have occurred after the date of the letter, which could significantly alter the value, among other things, of Cover-All or that of Majesco, which are factors upon which BVA based its opinion.
The full text of the Opinion Letter, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by BVA in rendering its opinion, is incorporated by reference into this proxy statement/prospectus and attached as Annex [B]. The summary of the Opinion Letter set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Cover-All stockholders are urged to read the Opinion Letter carefully and in its entirety. BVA provided its opinion for the information and assistance of the Cover-All board of directors in connection with the consideration of the Merger. The Opinion Letter is not intended and does not constitute a recommendation of the Exchange Ratio or as to how any stockholder of Cover-All should vote with respect to the Merger, the Cover-All Proposals or any other matter.
The summary below does not purport to be a complete description of the analyses performed by BVA in connection with the rendering of its fairness opinion and is qualified in its entirety by reference to the Opinion Letter attached as Annex B to this proxy statement/registration statement. The Opinion Letter will be available for inspection and copying at the principal executive offices of Cover-All during regular business hours by any interested equity security holder of Cover-All or representative who has been so designated in writing.

BVA’s Opinion Letter and its presentation to the Cover-All board of directors were among many factors taken into consideration by the Cover-All board of directors in approving the Merger Agreement and making its recommendation regarding the Merger.
BVA conducted various procedures, investigations, and financial analyses with respect to the preparation of the Opinion Letter including, but not limited to, the following:
1.
Reviewed a draft dated December 8, 2014 of the proposed Merger Agreement governing the Merger.

2.
Reviewed SEC filings by Cover-All including: the annual reports on Form 10-K for the fiscal years ended December 31, 2009-2013; the quarterly reports on Form 10-Q covering the six months ended June 30, 2014 and the nine months ended September 30, 2014, respectively; and the financial statements included in such reports and the notes thereto.

3.
Reviewed Majesco draft unaudited balance sheets and income statements as of and for the fiscal years ended March 31, 2014 and March 31, 2013 and other supporting financial information.

4.
Discussed the operations, financial conditions, future prospects, projected operations and performance of Cover-All and Majesco, and the strategic rationale for the Merger with members of senior management of Cover-All and Majesco including the following individuals:

a. Manish D. Shah, President and CEO of Cover-All;
b. Ketan Mehta, President and CEO of Majesco; and
c. Bithindra N. Bhattacharya, Finance Controller of Majesco.
5.
Reviewed a draft dated December 9, 2014 of the Asset Purchase and Sale Agreement by and among Majesco, Agile Technologies, LLC and William K. Freitag, John M. Johansen, and Robert Buhrle;

6.
Reviewed multi-year financial forecasts provided by the management of Cover-All and Majesco relating to the estimated future earnings of each respective company on a stand-alone basis and on a pro-forma, post-Merger consolidated basis, including forecasts prepared to consider the anticipated transaction between Majesco and Agile. The periods for the financial forecasts were for the fiscal years ending December 31, 2015 – 2017 for Cover-All and for the fiscal years ending March 31, 2015 – 2018 for Majesco on a stand-alone and for the combined company on a pro forma, post-Merger consolidated basis.

7.
Reviewed various other documents prepared by or for the management of Cover-All including stockholder presentations, a confidential information memorandum prepared for Cover-All for presentation to potential investors or transaction partners dated August 2013, and corporate organizational charts.

8.
Reviewed third-party analyst reports relating to Cover-All as well as to Majesco’s parent company, Mastek.

9.
Compared the financial and operating performances of Cover-All and Majesco with publicly available information concerning certain other companies that BVA deemed relevant and reviewed the current and historical market prices of certain publicly traded securities of such other companies.

10.
Prepared a valuation analysis of Cover-All and Majesco as of the date of the Opinion Letter.

11.
Reviewed and analyzed the trading activity of Cover-All’s publicly-traded common stock as well as of the publicly traded shares of Majesco’s parent company, Mastek, for the one-month period preceding the date of the Opinion Letter.

BVA’s opinion as set forth in the Opinion Letter was necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to it as of December 14, 2014. BVA has disclaimed any obligation to update, revise or reaffirm its opinion, including with respect to circumstances, developments or events occurring after the rendering of its opinion.

The estimates contained in BVA’s analyses and the results from any particular analysis are not necessarily indicative of future results or performance of Cover-All, Majesco or the combined company, which may vary significantly from that suggested by such analyses. To the extent that any such estimates on which BVA’s analyses and conclusions are based prove to be untrue in any material respect, the Opinion Letter could be different. In addition, analyses relating to the value of businesses do not necessarily reflect the prices at which businesses or their securities or assets may actually be sold.
BVA has not conducted an independent evaluation or appraisal of the underlying assets or liabilities, including any contingent, derivative or off-balance-sheet assets and liabilities, of Cover-All or of Majesco or any of their respective subsidiaries or otherwise with respect to the combined company, nor has BVA been provided an evaluation or appraisal of such assets.
In arriving at its opinion, multiple analytical methodologies were employed and no one single method of analysis should be regarded as more determinative than any other methodology to the overall conclusion reached by BVA. Each methodology has inherent strengths and weaknesses, and the value of particular techniques is dependent upon the quality of information available and the facts and circumstances of a given situation. Accordingly, reliance on individual components of any analysis, without considering such analysis in its entirety, may result in a misleading or incomplete view of BVA’s evaluation process underlying its opinion.
The conclusion reached by BVA is based on the application of experience and judgment to all analyses and factors considered. BVA’s Opinion Letter was reviewed and approved by its fairness opinion committee. BVA’s opinion relates solely to the fairness, from a financial point of view, to the shareholders of Cover-All of the Exchange Ratio provided in the Merger pursuant to the Merger Agreement.
BVA’s opinion does not address the relative merits of the Merger as compared to any alternative business transaction or strategic alternative that might be available to Cover-All, nor does it address the underlying business decision of Cover-All to engage in the Merger and related transactions. BVA does not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or the Merger and transaction documents, including, without limitation, the fairness of the Merger to, or any consideration paid or received in connection therewith by, creditors or other constituencies of Cover-All; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Cover-All or Majesco, or any class of such persons, in connection with the Merger and related transactions, whether relative to the Exchange Ratio provided pursuant to the Merger Agreement or otherwise. BVA has not been asked to consider, and its opinion does not address, the price at which the common stock or any other security of Cover-All and/or the combined company will trade at any time. BVA is not rendering any legal, tax or accounting advice and understands that Cover-All is relying on its legal counsel and accounting and tax advisors as to legal, tax and accounting matters in connection with the Merger and related transactions.
BVA did not express any opinion as to the prices at which shares of the combined company’s common stock or any other security will trade at any time or as to the impact of the proposed Merger on the solvency or viability of Cover-All or Majesco or the ability of Cover-All or Majesco to pay their respective obligations when they come due. BVA’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, December 14, 2014 and BVA assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after such date.
The following is a summary of the material financial analyses and conclusions presented by BVA to the Cover-All board of directors in connection with rendering the opinion described above. BVA’s analyses and the summary below must be considered as a whole and selecting only portions of its analyses and the factors considered could create a misleading or incomplete view of BVA’s analyses and opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by BVA, nor does the order of analyses described represent relative importance or weight given to those analyses by BVA. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are, taken alone, not a complete description of BVA’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent tent that it is based on market data, is based on market data as it existed on or before December 12, 2014, the last trading day before the public announcement of the Merger Agreement, and is not necessarily indicative of current market conditions.
The estimates of the future performance of Cover-All, Majesco or the combined company underlying BVA’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates.
Summary of BVA’s Analysis
The discussion below describes the analysis and information on the basis of which the December 14, 2014 Opinion Letter was developed, as that Opinion Letter is the opinion on which Cover-All’s board relied in approving the Merger Agreement and the Merger. While certain of the ratios and calculations performed relating to the original analysis for the opinion which BVA delivered to the Cover-All board of directors in October 2014 may have changed somewhat between the date of that opinion and that of the Opinion Letter, the description of the methodologies employed is applicable to both the October and December opinions.
In order to render its analysis, BVA evaluated the proposed 16.5 to 83.5 Exchange Ratio under the proposed Merger in the context of the relative values of Cover-All and Majesco on both a stand-alone and a pro-forma combined basis. BVA assessed whether (1) when evaluating the companies on a stand-alone, pre-Merger basis, did the proposed Exchange Ratio fairly or favorably reflect the value of Cover-All relative to that of Majesco, and (2) whether post-Merger, the stockholders of Cover-All would receive equal or greater value relative to the value of their shares prior to the Merger. BVA’s analysis therefore included: a valuation analysis of Cover-All on a standalone basis; a valuation analysis of Majesco on a standalone basis; and a valuation analysis of the combined company on a pro-forma, post-Merger basis.
Valuation of Cover-All
BVA utilized three valuation methodologies in determining the value of Cover-All: a public market capitalization analysis; a guideline publicly-traded company analysis; and a discounted cash flow method. In addition, BVA considered but ultimately did not rely upon the guideline transaction method due to lack of relevant and meaningful transactions available for comparison during the time period leading up to the date of BVA’s analysis.
For both the guideline company method and the discounted cash flow method, forward-looking information was utilized in BVA’s analysis. BVA relied on Cover-All management’s forecasts prepared in connection with negotiating the proposed Merger. Cover-All management represented that the forecasted cash flows reflected its expectations for future performance of Cover-All at the Effective Date. While BVA assessed the forecast for reasonableness and risk, BVA did not assist in the development of the forecast.
Market Capitalization Analysis
For the public market capitalization analysis, BVA analyzed trading volumes and stock price behavior. BVA could not conclude that Cover-All’s share price was derived from an efficiently trading market; however, Cover-All’s market capitalization was ultimately given some consideration as a relevant data point in the analysis. Based on closing prices for the month leading up to the date of the analysis, the Cover-All stock price ranged from a low of  $1.08 to a high of  $1.26, which yields a range of market capitalizations from $28.9 million to $33.8 million.
Guideline Company Method
For the guideline company method, BVA considered the peer group designated in Cover-All’s Annual Report on Form 10-K for the year ended December 31, 2013 as well as a 2013 research report with respect to Cover-All published by Singular Research, a supplier of independent single-source research on small to microcap companies to small to medium-sized hedge funds. BVA also conducted an independent search for potential guideline companies and discussed possible comparable companies with Cover-All and Majesco management. As the number of publicly-traded software developers that specifically targeted the insurance industry was limited, BVA expanded its search to consider software related companies that operate within the insurance vertical or other niche industries. BVA selected the following list of publicly traded guideline companies (the “guideline companies”) for use in the analysis:
—
Blackbaud Inc.

—
Ebix Inc.

—
Guidewire Software, Inc. (“GWRE”)

—
Higher One Holdings, Inc.

—
Sapiens International Corporation N.V.

—
Solera Holdings Inc.

—
Tyler Technologies, Inc.

Importantly, no selected company or group of companies is identical to Cover-All. Accordingly, BVA believed that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and related transactions and that qualitative judgments concerning differences between the financial and operating characteristics and prospects of Cover-All and the guideline companies that could affect the value of Cover-All also are relevant. Based on BVA’s independent review as well as conversations with Cover-All and Majesco management, BVA determined that GWRE is the most direct competitor to Cover-All; however, given GWRE’s strong brand presence, strong growth trajectory and strong market share position (estimated by Cover-All’s management to be four times the market share of GWRE’s closest competitor), the valuation multiples at which GWRE trades would substantially overstate the value if applied to either Cover-All or Majesco.
BVA has noted that, in its experience, in the software development industry, multiples of revenue are the most-commonly considered valuation metric. Differences in profitability due to discretionary investment in research and software development can potentially impact multiples of earnings or other income measures such as earnings before interest, taxes, depreciation and amortization (EBITDA) and, accordingly, indications based on multiples of earnings measures were not relied on in BVA’s analysis. Accordingly, BVA calculated and compared revenue multiples of the publicly traded guideline companies as the basis for the analysis, and applied equal weighting to each of the selected multiples to the corresponding revenue stream.
The revenue estimates for each of the guideline companies used by BVA in its analysis were based on publicly available consensus estimates as reported by S&P Capital IQ Company. A summary of the implied revenue to market value of invested capital (“MVIC”) multiples exhibited by the guideline companies in addition to the multiples selected for the valuation of Cover-All are shown in the table below(1):
	Guideline Company Summary Statistics					Selected Multiples
	Low	1st Quartile	Harmonic Mean	3rd Quartile	High	Low	High
MVIC-to-revenue (cash-free)
Calendar 2016	1.1x	1.8x	2.4x	5.1x	6.8x	1.0x	1.1x
Calendar 2015	1.0x	2.2x	2.5x	5.3x	7.7x	1.2x	1.4x
Calendar 2014	1.1x	2.5x	2.7x	6.0x	8.5x	1.4x	1.6x

(1)
Multiples for the guideline companies calculated based on closing stock prices as of December 4, 2014. Market price movements occurring between December 4, 2014 and December 12, 2014, the last trading day before the public announcement of the Merger, did not materially impact BVA’s opinion.

The selected multiple represented a range near the low end of the sample range, which BVA deemed to be reasonable given an analysis of the historical and estimated performance of Cover-All. BVA noted that Cover-All has demonstrated limited growth over the past several years and has been unprofitable in the fiscal years ended December 31, 2012 and 2013.

Application of the multiples above to Cover-All’s projected revenues for 2014 through 2016 yielded a range of equity values for Cover-All of  $29.5 million and $32.8 million. This value indication includes an estimated total value of Cover-All’s state and federal net operating loss carry forwards, or NOLs, of approximately $3.7 million.
Discounted Cash Flow Method
The discounted cash flow method involved determining the present value of free cash flows that were forecasted to be generated by Cover-All’s operations.
The assumptions utilized for the discounted cash flow method were as follows:
1.
A weighted average cost of capital of 14.75%. This weighted average cost of capital was determined considering market, industry, and company-specific risk associated with the future cash flows.

2.
Beyond a discrete five-year cash period, BVA utilized an annuity-in-perpetuity approach to determine the terminal value assuming a long-term growth rate of 3.0 percent. This long-term growth rate was estimated based on the assumption of modest inflation plus a small measure of real growth. The long-term growth rate was below that of expected nominal GDP growth given the limited growth opportunities available to Cover-All on a stand-alone basis without significant investment in upgrading its product suite as well as product marketing and sales effort.

3.
The long-term growth rate utilized for the annuity-in-perpetuity calculation and the discount rate was each sensitized by fifty basis points to establish a range of value indications under the discounted cash flow method.

Based on the assumptions above, the equity value indication under the discounted cash flow method ranged from $24.7 million to $26.7 million. As is the case in the guideline company method, this value indication includes an estimated value of Cover-All’s NOLs of  $3.7 million.
BVA noted that at the Effective Date, Cover-All had outstanding options, restricted stock and warrants. These securities were all out-of-the-money based on the Company’s then current stock price with expirations ranging from early 2015 to the third quarter of 2017. Based on application of the Black-Scholes option pricing model, the options and restricted stock had an approximate value of  $100,000 and the warrants had an approximate value of  $270,000. The presence of these securities did not affect BVA’s opinion.
Based on the analyses above, BVA computed the following indications for the aggregate equity values of Cover-All:
	Equity Value ($000s)
Methodology	Low	High
Public Market Capitalization	28,900	34,200
Guideline Company Method	29,500	32,800
Discounted Cash Flow	24,700	26,700
Valuation of Majesco
BVA considered the same three methodologies as described above for the valuation of Majesco. BVA’s analysis of Majesco included consideration of the pending Agile Asset Acquisition by Majesco. Agile is a business and technology management consulting firm specializing in the insurance industry. Majesco management believed there were significant synergies between the Agile insurance consulting business and Majesco while acknowledging that there were significant integration risks and that it may take time before the full synergistic benefits of the Agile Asset Acquisition are realized.
As was the case with the valuation of Cover-All, BVA considered forward-looking financial information in the analysis and relied on Majesco’s forecasts prepared in connection with negotiating the Merger. Majesco management represented that the forecasted cash flows reflected its expectations for future performance for Majesco at the Effective Date. While BVA assessed the forecast for reasonableness and risk, BVA did not assist in the development of the forecast. The forecast provided by Majesco includes both revenues and expenses resulting from the acquisition and integration of the Agile insurance consulting business into Majesco’s operations.
With respect to the public market capitalization analysis, Majesco, was not publicly-traded as of the Effective Date. Majesco is a subsidiary of Mastek, a publicly-traded corporation traded on the BSE Limited (Bombay Stock Exchange) and the National Stock Exchange of India Limited. As of the Effective Date, Mastek’s market capitalization was approximately $100 million (based upon a closing price on December 12, 2014 of 271.00 Rupees, with 22.380 million shares outstanding, correlating to a market capitalization of  $96,917,700 on the Effective Date assuming an exchange rate of 62.2950 Rupees to USD). BVA noted that other than through its Majesco subsidiary, Mastek operated as an information technology consulting organization. By contrast, Majesco is primarily a software development company. Market participants transacting in Mastek’s stock appeared to be evaluating the company as a traditional service company establishing a price-to-revenue multiple for the stock of approximately 0.5x whereas software development companies trading on U.S. exchanges are trading at higher revenue multiples. Accordingly, BVA determined that the public share price of Mastek did not provide meaningful evidence of the underlying value of Majesco, and accordingly BVA utilized other methodologies to determine the value of Majesco.
Guideline Company Method
With respect to the guideline company method, BVA applied a similar methodology as was performed in the valuation of Cover-All in determining the value indication of Majesco. The same guideline companies that were utilized in the analysis of Cover-All were utilized in BVA’s analysis of Majesco. Majesco is considerably larger than Cover-All with an integrated suite of software products that it can market to the insurance industry. Additionally, Majesco may benefit from synergies associated with the Agile Asset Acquisition. While BVA was still of the opinion that the appropriate market multiples applicable to Majesco were below the lower quartile of the guideline company set, BVA deemed that the multiples applied should be somewhat higher than those applied in the Cover-All analysis. A summary of the implied revenue multiples exhibited by the guideline companies in addition to the multiples selected for the valuation of Majesco are shown in the table below:
	Guideline Company Summary Statistics					Selected Multiples
	Low	1st Quartile	Harmonic Mean	3rd Quartile	High	Low	High
MVIC-to-revenue (cash-free)
Calendar 2016	1.1x	1.8x	2.4x	5.1x	6.8x	1.3x	1.5x
Calendar 2015	1.0x	2.2x	2.5x	5.3x	7.7x	1.6x	1.8x
Calendar 2014	1.1x	2.5x	2.7x	6.0x	8.5x	1.8x	2.1x
Application of the multiples above to Majesco’s projected revenues for 2014 through 2016 yielded a range of equity values of Majesco of  $159.0 million and $182.0 million. This indication of equity value is net of expected acquisition costs of  $8.5 million (which assumes all earn-out payment thresholds are met but not exceeded) that will be paid in connection with the Agile Asset Acquisition. For more information on the Agile Asset Acquisition and expected payments related to the acquisition, see “Majesco’s Business — Agile Asset Acquisition.”

Discounted Cash Flow Method
BVA also performed a discounted cash flow method to determine an indication of value of Majesco’s aggregate equity.
The assumptions utilized for the discounted cash flow method were as follows:
1.
A weighted average cost of capital of 16.25%. As was the case with the Cover-All cost of capital, this weighted average cost of capital was determined considering market, industry, and company-specific risk associated with the future cash flows. BVA noted the added element of risk associated with the integration of the Agile insurance consulting business and the risk of realization of the forecasted cash flows. Accordingly, the discount rate utilized was higher than that used in the similar Cover-All analysis.

2.
As was done in the Cover-All analysis, beyond a discrete five-year cash period, BVA utilized an annuity-in-perpetuity approach to determine the terminal value. An assumed long-term growth rate of 5 percent was utilized, which represents a higher long-term growth rate than was utilized in the Cover-All analysis in acknowledgement of Majesco’s stronger market presence, integrated product suite and greater level of product investment that BVA believed would allow it to grow at a rate above that of Cover-All.

3.
Consistent with the Cover-All analysis, the long-term growth rate utilized for the annuity-in-perpetuity calculation and the discount rate was each sensitized by fifty basis points to establish a range of value indications under the discounted cash flow method.

Based on the assumptions above, the equity value indication under the discounted cash flow method ranged from $138.0 million to $154.0 million. This indicated range is net of the estimated $8.5 million total cost for the Agile Asset Acquisition (which assumes all earn-out payment thresholds are met but not exceeded).
Based on the analyses above, BVA computed the following indications for the aggregate equity values of Majesco:
	Equity Value ($000s)
Methodology	Low	High
Guideline Company Analysis	159,000	182,000
Discounted Cash Flow	138,000	154,000
Valuation of Combined Company
BVA considered the same three methodologies as described above to develop indications of value for the combined company post-merger with additional consideration given to expected synergies to conclude a total equity value to the common stockholders. BVA then considered Cover-All’s percentage of total equity based on the Exchange Ratio and compared this number to BVA’s conclusion of common equity value for Cover-All’s stockholders on a standalone basis. Cover-All and Majesco managements also jointly provided forecasted cash flows for the combined company that included estimated merger synergies. Cover-All and Majesco management represented that the forecasted cash flows reflected their expectations at the Effective Date for future performance for the combined company. While BVA assessed the forecast for reasonableness and risk, BVA did not assist in the development of the forecast.
As there was no publicly-traded security as of the Effective Date for the combined company, a public market capitalization analysis was not applicable in this case. Accordingly, BVA derived indications of value from the guideline company method and the discounted cash flow method.
Guideline Company Method
With respect to the guideline company method, BVA applied a similar methodology as was done in the valuation of Cover-All and Majesco in determining the value indication of the combined company. The combined company will be considerably larger than Cover-All and somewhat larger than pre-Merger Majesco with a broader suite of products and services than either company would have on a stand-alone basis. Additionally, the combined company may benefit from synergies associated with the Merger. Offsetting some of these potential benefits, BVA noted that there may be significant integration risk and that it may take longer for the combined company to achieve the benefits that the respective management teams have forecasted. Accordingly, BVA applied the same range of multiples to the forecasted combined company revenue estimates as was used for Majesco. Based on this analysis BVA derived a range of equity values for the combined company of  $204 million and $233 million. This range is net of the $8.5 million acquisition cost that Majesco expects to pay to in connection with the Agile Asset Acquisition (which assumes all earn-out payment thresholds are met but not exceeded). BVA did not add any value for Cover-All’s NOL benefits as the vast majority of these benefits are not expected to be available for application by the combined company post-Merger.
Discounted Cash Flow Method
Utilizing the combined company forecasts as jointly provided by Cover-All and Majesco managements, BVA developed a discounted cash flow method for the combined company. The assumptions utilized for the discounted cash flow method were as follows:
1.
A weighted average cost of capital of 17.25%. In addition to market and industry risk factors, this cost of capital also captures both the integration risk associated with the Agile Asset Acquisition by Majesco and the integration risk associated with combining Cover-All’s and Majesco’s operations.

2.
As was done in the Majesco and Cover-All analyses, beyond a discrete five-year cash period, BVA utilized an annuity-in-perpetuity approach to determine the terminal value assuming a long-term growth rate of 5 percent, a rate similar to that utilized in the Majesco analysis.

3.
As was done in the Majesco and Cover-All analyses, the long-term growth rate utilized for the annuity-in-perpetuity calculation and the discount rate were each sensitized by fifty basis points to establish a range of value indications under the discounted cash flow method.

Based on the assumptions above, the equity value indication under the discounted cash flow method ranged from $184.0 million to $202.0 million. This range is net of the $8.5 million total acquisition cost that Majesco expects to pay in connection with the Agile Asset Acquisition (which assumes all earn-out payment thresholds are met but not exceeded). BVA did not add any value for Cover-All’s NOL benefits as the vast majority of these benefits are not expected to be available for application by the combined company post-merger.
Analysis of Fairness
In its analysis of fairness, BVA considered the value indications derived above. BVA made these comparisons in the context of both the relative value of Cover-All and Majesco in comparison to the Exchange Ratio as well as the value to Cover-All stockholders before and after the Merger.

Relative Value Assessment
Given the proposed Exchange Ratio in the Merger Agreement, the proposed transaction is fair from a financial point of view to Cover-All’s shareholders. Comparing the indications of equity value relative to the Exchange Ratio shows that Cover-All’s indication of equity value is either below or within the range suggested by the Exchange Ratio as shown below:

Standalone Value Ratios
Favorable
Unfavorable
Chart Area
DCF
PMC
GCM
Proposed sharing ratio 16.5%
10.5%
11.5%
12.5%
13.5%
14.5%
15.5%
16.5%
17.5%
18.5%
19.5%
Value Ratio

For the public market capitalization analysis, since there was no public market capitalization for Majesco, we compared Cover-All’s public market capitalization to the average of the two other value indications for Majesco.

Before and After Merger Assessment
Additionally, BVA considered the value held by Cover-All stockholders before and after the proposed Merger. BVA compared the pre-Merger value of 100 percent of the equity in Cover-All to the post-Merger value of 16.5 percent of the combined company as shown in the chart below:

Value Held as Standalone (with NOLs)
DCF
PMC
GCM
Value Held After Merger (Synergies without NOLs)
DCF
GCM
$20.0
$25.0
$30.0
$35.0
$40.0
$45.0
Value (in Millions)

As shown in the chart above, the equity value indications for Cover-All on a stand-alone basis under the methodologies employed are within the range of, or are less than the equity value indications for 16.5 percent of the combined company (the value held after the Merger).
Conclusion
Based upon and subject to the analysis summarized above, BVA is of the opinion that as of the Effective Date, the terms of the Merger are fair, from a financial point of view, to the shareholders of the Company.
General Information about the Fairness Opinion and the Merger Agreement
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting only portions of the analyses or of the summary set forth above, without considering each analysis as a whole or all analyses as a whole, could create an incomplete view of the processes underlying BVA’s opinion. In arriving at its fairness determination, BVA considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, BVA made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company used in the above analyses as a comparison is directly comparable to Cover-All, Majesco or the combined company.
BVA prepared these analyses for purposes of providing its opinions to the Cover-All board of directors as delivered in October 2014 and December 2014 as to the fairness from a financial point of view of the merger consideration to the shareholders of Cover-All pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Cover-All, Majesco, BVA or any other person assumes responsibility if future results are materially different from those forecast.
The Merger consideration was determined through arm’s-length negotiations between Cover-All and Majesco and was approved by the Cover-All board of directors. BVA did not recommend any specific amount of consideration to Cover-All or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger. BVA was not requested to, and did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of Cover-All or any alternative transaction. BVA was not requested to nor did it participate in the negotiation of the terms of the Merger or the transactions contemplated thereby, nor was BVA requested to nor did it provide any advice or services in connection with the Merger or the transactions contemplated thereby other than the rendering of its opinions as described above. As described above, BVA’s Opinion Letter was one of many factors taken into consideration by the Cover-All board of directors in making its determination to approve the Merger Agreement.
Information Regarding BVA
Prior to this engagement, BVA had not previously provided financial advisory or other services to Cover-All. BVA may provide financial advisory or other financial services to Cover-All or Majesco or the combined company, or their respective stockholders or affiliates in the future. In connection with such financial advisory or other financial services, BVA may receive compensation. BVA is not an affiliate of Cover-All or Majesco.
BVA, as part of its business valuation practice, is continually engaged in performing financial analyses with respect to businesses and their securities. BVA also provides services in complex commercial litigation regarding damages analysis, valuation disputes, accounting issues, intellectual property infringement, deal process and dynamics, and consulting, as well providing fairness opinions and solvency opinions and advisory services in connection with mergers and acquisitions, bankruptcy, and investigations. BVA is not a member of FINRA.
Pursuant to the terms of the engagement of BVA, Cover-All paid BVA a $75,000 fee upon delivery of its initial opinion dated October 13, 2014. BVA was subsequently paid $20,000 to update its opinion to consider events that occurred between the date of its initial opinion and December 14, 2014.
Cover-All has agreed to reimburse BVA for its reasonably incurred out-of-pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. Cover-All has also agreed to indemnify BVA, its respective officers, directors, partners, agents, employees and controlling persons for liabilities arising in connection with or as a result of its rendering of services under its engagement, including liabilities under the United States federal securities laws.
Board of Directors and Executive Officers of the Combined Company After the Completion of the Merger
Board of Directors
Upon completion of the Merger, the combined company will have an initial six-member board of directors, comprised of  (i) Arun K. Maheshwari (Executive Chairman), (ii) Earl Gallegos (Vice Chairman), (iii) Ketan Mehta, (iv) Sudhakar Ram, (v) Atul Kanagat and (vi) Steven R. Isaac.

Executive Officers
The executive management team of the combined company is expected to be composed of the following individuals:
Name	Position with the Combined Company
Ketan Mehta	President and Chief Executive Officer
Farid Kazani	Chief Financial Officer and Treasurer
Edward Ossie	Chief Operating Officer
Manish D. Shah	Executive Vice President
Chad Hersh	Executive Vice President
William Freitag	Executive Vice President
Prateek Kumar	Executive Vice President
Lori Stanley	General Counsel and Corporate Secretary
Ann F. Massey	Senior Vice President of Finance
Interests of Directors and Executive Officers in the Merger
In considering the recommendation of the Cover-All board of directors to vote FOR the Cover-All Proposals, Cover-All stockholders should be aware that the directors and executive officers of Cover-All have interests in the Merger that may be in addition to, or different from, your interests as Cover-All stockholders, which could create conflicts of interest in their determinations to recommend the Merger. You should consider these interests in voting on the Merger. These interests in connection with the Merger relate to or arise from, among other things:
•
the continuing service of each of Earl Gallegos and Steven R. Isaac as directors of the combined company following the completion of the Merger,

•
the fact that Cover-All’s current President and CEO, Manish D. Shah, is expected to remain as an executive officer and become an executive vice president of the combined company following the completion of the Merger.

•
the fact that Cover-All’s current CFO, Ann F. Massey, is expected to serve as Senior Vice President of Finance of the combined company, following the completion of the Merger, and

•
the right to continued indemnification for directors, executive officers and former directors and executive officers of Cover-All following the completion of the Merger.

The Cover-All board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the Merger and when making its decision regarding the Merger Agreement and the transactions contemplated thereby, including the Merger.
Moreover, in January 2015, the Board of Directors of Cover-All approved additional compensation for its non-employee directors currently serving on the Acquisition Committee of the Board of Directors, Earl Gallegos and Steven Isaac, in compensation for their services as members of the Acquisition Committee. Specifically, the Board of Directors approved payments to each such director of  $50,000, to be paid during the first half of 2015. These payments are subject to such Acquisition Committee member’s continued service as a member of such Acquisition Committee as of the date of the payment.
Ownership Interests
As of            , 2015, the latest practicable date before the printing of this proxy statement/prospectus, directors and executive officers of Cover-All, together with their respective affiliates, beneficially owned and were entitled to vote           shares of Cover-All common stock, or approximately   % of the shares of Cover-All common stock outstanding on that date. Assuming the Merger had been completed as of such date, all directors and executive officers of Cover-All, together with their respective affiliates, would beneficially own, in the aggregate, approximately    % of the outstanding shares of common stock of the combined company.

The following table sets forth information as of February 17, 2015, regarding the expected beneficial ownership of the combined company for each person expected to become an executive officer and director of the combined company following completion of the Merger. Percentage of beneficial ownership is calculated based on the Exchange Ratio of 0.21466. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares issuable pursuant to the exercise of stock options or other securities that are exercisable or convertible into shares within 60 days.
Name	Total Shares to be Beneficially Owned Immediately Following the Merger(1)
Ketan Mehta	—
Farid Kazani	—
Arun K. Maheshwari	—
Earl Gallegos	60,269
Sudhakar Ram	—
Atul Kanagat	—
Steven R. Isaac	3,586
Edward Ossie	—
Manish D. Shah	204,996
William Freitag	—
Chad Hersh	—
Prateek Kumar	—
Lori Stanley	—
Ann F. Massey	37,029

(1)
Reflects Exchange Ratio of 0.21466. 227,500 currently out-of-the-money options for shares of Cover-All common stock are scheduled to expire on June 1, 2015. Assuming these options expire unexercised, the Exchange Ratio will be adjusted to 0.21641 shares of the combined company’s common stock for one share of Cover-All common stock.

Certain executive officers will also be entitled to equity incentive grants pursuant to their employment agreements as further described in “Management of the Combined Company Following the Merger — Executive Compensation: Majesco.”
Each non-employee director of the combined company will also be entitled to receive certain equity awards as director compensation following consummation of the Merger as set forth under “Management of the Combined Company Following the Merger — Director Compensation: Majesco.”
For a more complete discussion of the ownership interests of the directors and executive officers of Cover-All, see the sections entitled “Cover-All Security Ownership of Certain Beneficial Owners and Management” and “Security Ownership of Certain Beneficial Owners and Management of the Combined Company Following the Merger.”
Accelerated Vesting of Stock Options
Upon a change in control (generally defined as the acquisition of 50% of more of  (a) the outstanding securities of Cover-All or (b) the voting securities of Cover-All), the Cover-All incentive stock plan provides that to the extent awards are not assumed by an acquirer, such awards would become fully vested and all options would be exercisable. Any options not exercised would terminate upon the consummation of the change in control. Pursuant to the Merger Agreement, at the effective time of the Merger, all outstanding and unexercised options to purchase Cover-All common stock, whether or not exercisable or vested, will be replaced and substituted for by options to purchase Majesco common stock on the same terms and conditions as were applicable to such options immediately prior to the Effective Time, with the number of shares subject to, and the exercise price applicable to, such options being appropriately adjusted based on the Exchange Ratio.

Indemnification and Insurance
The Merger Agreement provides that the combined company will continue to indemnify and hold harmless each present and former director or officer of Cover-All or the Cover-All Subsidiary from and after the Effective Time until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated. The scope of the indemnification provided under the Merger Agreement is any claim and other loss or liability based directly or indirectly (in whole or in part) on, or arising directly or indirectly (in whole or in part) out of, the fact that such indemnified person is or was a director or officer of Cover-All or the Cover-All Subsidiary and relating to or arising out of any action or omission occurring at or prior to the Effective Time, including in connection with the Merger or any of the transactions contemplated by the Merger Agreement, to the fullest extent allowed by law pursuant to the conditions and requirements set forth in the Merger Agreement.
Directors and officers of Majesco prior to completion of the Merger and directors and officers of the combined company following completion of the Merger are or will be entitled to indemnification rights under the articles of incorporation and bylaws of Majesco or the combined company, as the case may be. In addition, Majesco and the combined company will enter into indemnification agreements (the “Majesco Indemnification Agreement”) with the individuals serving on its board of directors following the completion of the Merger and certain executive officers. Each such indemnification agreement will supplement the indemnification rights under the articles of incorporation and bylaws and provide that, Majesco or the combined company, as applicable, will, to the fullest extent permitted by applicable law, indemnify such directors and officers against any and all liabilities to third parties incurred in the course of conduct of Majesco’s or the combined company’s business or the business of any of their affiliates. The obligations under the Majesco Indemnification Agreements will be offset by any indemnity paid to Majesco or the combined company under any liability insurance policies purchased or maintained by Majesco or the combined company, as applicable. In the event of an indemnification pursuant to the Majesco Indemnification Agreements, Majesco or the combined company, as applicable, will provide for and pay for the costs of the defense against any legal action in respect of liabilities as to which it has indemnified the director or executive officer, and the director or executive officer agrees to reasonably cooperate with Majesco or the combined company in connection with its defense of any such action or related action. The rights provided under the Majesco Indemnification Agreements will survive the expiration of the director’s term of office or his or her resignation, or the executive officer’s termination.
Further, pursuant to the Majesco Indemnification Agreement, Majesco, at its sole cost and expense, will be required to maintain directors’ and officers’ liability insurance coverage.
Cover-All has entered into indemnification agreements with the members of its board of directors and certain officers of Cover-All. The indemnification agreements supplement Cover-All’s certificate of incorporation and bylaws and Delaware law in providing certain indemnification and other rights to Cover-All’s directors and certain of its officers. Each indemnification agreement provides, among other things, that Cover-All will indemnify the director or officer to the fullest extent permitted by Delaware law (and to any greater extent that Delaware law may in the future permit) and will reimburse the director or officer for losses incurred in legal proceedings related to his or her service as a director or officer of Cover-All, or his or her service, at Cover-All’s request, in any capacity of another entity or enterprise, and to advance funds to the director or officer to pay expenses as they are incurred. Each indemnification agreement provides procedures for the determination of a director’s or officer’s right to receive indemnification and the advancement of expenses. Subject to the terms of the indemnification agreements, Cover-All’s obligations under the indemnification agreements continue even after a covered director or officer ceases to be a director or officer of Cover-All.
Anticipated Accounting Treatment
U.S. GAAP requires that for each business combination, one of the combining entities shall be identified as the acquirer, and the existence of a controlling financial interest shall be used to identify the acquirer in a business combination. In the Merger, Majesco is the accounting acquirer.

U.S. Federal Income Tax Treatment of the Merger
Majesco and Cover-All intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and have agreed to use commercially reasonable efforts to cause the Merger to qualify as a reorganization and not to take any action that would prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Each of Pepper Hamilton, tax counsel to Majesco, and Sills Cummis, tax counsel to Cover-All, will be rendering a written opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, subject to the qualifications and assumptions set forth in such opinions, as a condition to the consummation of the Merger. For a more complete discussion of the material U.S. federal income tax consequences of the Merger, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”
Regulatory Approvals Required for the Merger
As of the date of this proxy statement/prospectus, Cover-All is not required to make filings or to obtain approvals or clearances from any regulatory authorities in the U.S. or other countries to complete the Merger. In the U.S., Majesco must comply with applicable federal and state securities laws and the rules and regulations of the NYSE MKT in connection with the issuance and listing of shares of Majesco common stock and the filing of this proxy statement/prospectus with the SEC. Cover-All must also comply with such securities laws in connection with the filing of this proxy statement/prospectus and the solicitation of proxies from its shareholders. Additionally, Majesco must obtain certain court and regulatory approvals for the consummation of the Majesco Reorganization in India and such consummation is a condition to the completion of the Merger. All such approvals are currently expected to be obtained by May 2015, but neither Cover-All nor Majesco can assure you that such approvals will be obtained by such date, or at all. For a more complete discussion of the Majesco Reorganization, see the section entitled “Majesco’s Business — Majesco Reorganization.”
Restrictions on Sales of Shares of Majesco Common Stock Received by Cover-All Stockholders in the Merger
The shares of Majesco common stock to be issued to Cover-All stockholders in connection with the Merger will be registered under the Securities Act and will generally be freely transferable, except for shares issued to any Cover-All stockholders who become affiliates of Majesco for purposes of Rule 144, which may be resold or transferred by such affiliates only in transactions permitted by Rule 144 or as otherwise permitted under the Securities Act.
Rule 144 requires the availability of current public information about the issuer, a holding period for shares issued without SEC registration, volume limitations, the filing of notice with the SEC and other restrictions on the manner of sale of the shares. Persons who may be deemed to be “affiliates” under Rule 144 include persons currently holding Cover-All stock who become executive officers, directors or significant shareholders of Majesco.
Appraisal Rights
Under the DGCL, holders of Cover-All common stock will not be entitled to appraisal rights in connection with the Merger or the proposals described in this proxy statement/prospectus.
NYSE MKT Listing of Majesco Common Stock
While Majesco’s capital stock is not currently listed on any securities exchange, Majesco has agreed to use its commercially reasonable efforts to cause the shares of common stock in the combined company to be authorized for listing (subject to official notice of issuance) on the NYSE MKT prior to the completion of the Merger, and such authorization is a condition to Cover-All’s obligation to complete the Merger.
Prior to the consummation of the Merger, Majesco intends to file an initial listing application for listing on the NYSE MKT in connection with the Merger. If such application is approved, Majesco anticipates that its common stock will be listed on the NYSE MKT following the completion of the Merger under the trading symbol “MJCO,” subject to the receipt of the NYSE MKT’s approval and official notice of issuance.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER
The following discussion summarizes the anticipated material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of Cover-All common stock that exchange their shares of Cover-All common stock for Majesco common stock in the Merger. This summary is based upon the provisions of the Code, Treasury Regulations promulgated thereunder and administrative pronouncements and court decisions, all as in effect on the date of this statement and all of which are subject to change and to differing interpretations, possibly with retroactive effect. Any change could alter the tax consequences to U.S. holders of Cover-All common stock as described in this summary. This summary is not binding on the IRS, and there can be no assurance that the IRS (or a court, in the event of an IRS challenge) will agree with the conclusions stated herein.
This discussion does not address all of the U.S. federal income tax consequences of the Merger that may be relevant to U.S. holders of Cover-All common stock in light of their particular circumstances and does not apply to stockholders that are subject to special treatment under U.S. federal income tax laws, including, without limitation:
•
dealers, brokers and traders in securities or currencies, including traders that elect mark-to-market treatment;

•
individuals who are not citizens or residents of the U.S., including U.S. expatriates;

•
corporations (or other entities taxable as corporations for U.S. federal income tax purposes) created or organized outside of the U.S.;

•
tax-exempt entities;

•
financial institutions, mutual funds, regulated investment companies, real estate investment trusts or insurance companies;

•
partnerships, limited liability companies that are not treated as corporations for U.S. federal income tax purposes, subchapter S corporations and other pass-through entities and investors in such entities;

•
estates or trusts;

•
holders who are subject to the alternative minimum tax provisions of the Code;

•
holders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions;

•
holders who hold their shares through a pension plan or other qualified retirement plan;

•
holders who hold their shares as part of an integrated investment such as a hedge or as part of a hedging, straddle or other risk reduction strategy (including a straddle, constructive sale or conversion transaction);

•
holders who do not hold their shares as capital assets within the meaning of Section 1221 of the Code; or

•
holders who have a functional currency other than the U.S. dollar.

In addition, the following discussion does not address:
•
the tax consequences of the Merger under any U.S. federal non-income tax laws or under state, local or foreign tax laws;

•
tax reporting requirements applicable to the Merger;

•
the tax consequences of the Merger arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010;

•
the tax consequences of transactions effectuated before, after or at the same time as the Merger, whether or not they are in connection with the Merger, including, without limitation, transactions in which shares of Majesco capital stock or Cover-All capital stock are acquired;

•
the tax consequences to holders of options, warrants, or restricted stock units issued by Cover-All that are assumed, replaced, cashed out, exercised or converted, as the case may be, in connection with the Merger;

•
the tax consequences to holders exercising dissenters’ rights, if any;

•
the tax consequences of the receipt of common stock of Majesco other than in exchange for shares of Cover-All common stock pursuant to the Merger; or

•
the tax consequences of the ownership or disposition of common stock of Majesco acquired in the Merger.

The U.S. federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes and that holds Cover-All common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Cover-All common stock should consult their own tax advisors.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Cover-All common stock that is for U.S. federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if  (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) a trust that has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (iv) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.
Cover-All stockholders are advised and expected to consult their own tax advisors regarding the U.S. federal income tax consequences of the Merger in light of their particular circumstances and the consequences of the Merger under U.S. federal non-income tax laws and state, local and foreign tax laws.
Material U.S. Federal Income Tax Consequences of the Merger
The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Pepper Hamilton, tax counsel to Majesco, and Sills Cummis, tax counsel to Cover-All, will be rendering a written opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, subject to the qualifications and assumptions set forth in such opinions, as a condition to the consummation of the Merger. Cover-All and Majesco have agreed to use commercially reasonable efforts to cause the Merger to qualify as a “reorganization” and not to take any action reasonably likely to cause the Merger not to so qualify as a reorganization under Section 368(a) of the Code. Neither Cover-All nor Majesco presently intends to waive these conditions.
The opinions of counsel will rely on certain assumptions as well as representations made by Cover-All and Majesco, including factual representations and certifications contained in officers’ certificates to be delivered at closing, and will assume that those representations are true, correct and complete, without regard to any knowledge limitation. If any of these representations or assumptions are inconsistent with the actual facts, the opinions could become invalid as a result, and the U.S. federal income tax treatment of the Merger could be adversely affected. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or any court. No ruling has been, or will be, sought from the IRS as to the tax consequences of the Merger.
Assuming the Merger is treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, then each U.S. holder of Cover-All common stock will not recognize gain or loss upon the exchange of Cover-All common stock for Majesco common stock in the Merger. The aggregate tax basis of the common stock of Majesco received by a U.S. holder of Cover-All common stock in the Merger will be equal to the aggregate tax basis of the shares of Cover-All common stock surrendered in exchange therefor, and the holding period of the common stock of Majesco so received will include the holding period of the shares of Cover-All common stock surrendered in exchange therefor.

Neither Cover-All nor Majesco has requested, or intends to request, a ruling from the IRS with respect to the tax consequences of the Merger, and there can be no assurance that the companies’ position would be sustained if challenged by the IRS. Accordingly, if there is a final determination that the Merger does not qualify as a reorganization under Section 368(a) of the Code and is taxable for U.S. federal income tax purposes, a U.S. holder of Cover-All common stock generally would recognize taxable gain or loss on its receipt of Majesco common stock in the Merger equal to the difference between such stockholder’s adjusted tax basis in its shares of Cover-All common stock and the fair market value of the common stock of Majesco received in exchange therefor.
U.S. holders of Cover-All common stock that receive Majesco common stock in exchange therefor in the Merger may be subject to information reporting in connection with the Merger, including with respect to the tax basis of the shares of Majesco common stock received.
THE FOREGOING SUMMARY OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. IN ADDITION, THE SUMMARY DOES NOT ADDRESS TAX CONSEQUENCES THAT MAY VARY WITH, OR ARE CONTINGENT ON, INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE SUMMARY DOES NOT ADDRESS ANY U.S. FEDERAL NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER, NOR ANY TAX CONSEQUENCES OF ANY TRANSACTION OTHER THAN THE MERGER. ACCORDINGLY, EACH Cover-All STOCKHOLDER IS STRONGLY URGED TO CONSULT HIS, HER, OR ITS OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL, AND FOREIGN INCOME OR OTHER TAX CONSEQUENCES OF THE MERGER TO SUCH Cover-All STOCKHOLDER.

THE MERGER AGREEMENT
The following is a summary of the material provisions of the Merger Agreement (as amended by Amendment No. 1 to the Merger Agreement) but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement (including Amendment No. 1 to the Merger Agreement), a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. This summary may not contain all of the information about the Merger Agreement that is important to you. You should refer to the full text of the Merger Agreement for details of the transaction and the terms and conditions of the Merger Agreement because it is the legal document that governs the Merger. We encourage you to read the Merger Agreement carefully and in its entirety for a more complete understanding of the agreement.
The Merger Agreement has been included as an annex to this proxy statement/prospectus to provide you with information regarding its terms. The terms of, and other information in, the Merger Agreement should not be relied upon as disclosures about Majesco and Cover-All without considering the entirety of the information about Majesco and Cover-All set forth in the public reports filed with the SEC. Such information can be found elsewhere in proxy statement/prospectus and in the other public filings Cover-All makes with the SEC, which are available without charge at www.sec.gov.
Additionally, the representations, warranties and covenants described in this section and contained in the Merger Agreement have been made only for the purpose of the Merger Agreement and, as such, are intended solely for the benefit of Majesco and Cover-All, as applicable. In many cases, these representations, warranties and covenants are subject to limitations agreed upon by the parties and are qualified by certain disclosures exchanged by the parties in connection with the execution of the Merger Agreement. These disclosure schedules contain information that has been included in Cover-All’s general prior public disclosures, as well as potential additional non-public information. Furthermore, many of the representations and warranties in the Merger Agreement are the result of a negotiated allocation of contractual risk among the parties and, taken in isolation, do not necessarily reflect facts about Majesco or Cover-All, their respective subsidiaries and affiliates or any other party. Likewise, any references to materiality contained in the representations and warranties may not correspond to concepts of materiality applicable to investors or stockholders. Finally, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement or may change in the future and these changes may not be fully reflected in the public disclosures made by Majesco and/or Cover-All. As a result of the foregoing, you are strongly encouraged not to rely on the representations, warranties and covenants contained in the Merger Agreement, or any descriptions thereof, as accurate characterizations of the state of facts or condition of Majesco or Cover-All.
Terms of the Merger
At the Effective Time and subject to and upon the terms and conditions of the Merger Agreement and the applicable provisions of California and Delaware law, Cover-All will be merged with and into Majesco, the separate corporate existence of Cover-All will cease and Majesco will continue as the surviving corporation in the Merger. As a result of the Merger, the outstanding shares of capital stock of Cover-All will be converted or cancelled in the manner provided in the Merger Agreement.
Completion of the Merger
The closing of the Merger and the other transactions contemplated by the Merger Agreement (the “Closing”) will take place no later than the second business day after the satisfaction or waiver of the conditions set forth in the Merger Agreement, other than those conditions that by their nature are to be satisfied at the Closing, or on such other day as Cover-All and Majesco may mutually agree. For a more complete discussion of the conditions to the completion of the Merger, see “— Conditions to the Completion of the Merger.” Subject to the provisions of the Merger Agreement, the parties to the Merger Agreement will cause the Merger to be consummated by filing Certificates of Merger with the Secretary of State of the State of California in accordance with California law and the Secretary of State of the State of Delaware in accordance with Delaware law (the “Certificates of Merger”) on the Closing Date (the time of such filing, or such later time as may be agreed in writing by the Cover-All and Majesco and specified in the

Certificates of Merger, is referred to the “Effective Time”). The Merger will become effective at the Effective Time. Because the completion of the Merger is subject to the satisfaction of other conditions, Cover-All and Majesco cannot predict the exact time at which the Merger will become effective.
Certificate of Incorporation; Bylaws; Directors and Officers
At the Effective Time, the Articles of Incorporation of Majesco as amended and restated will be the Articles of Incorporation of the surviving corporation. At the Effective Time, the Bylaws of Majesco as amended and restated will be the Bylaws of the surviving corporation.
From and after the Effective Time, the Board of Directors of the combined company will consist of: (i) Arun Maheshwari (Executive Chairman), (ii) Earl Gallegos (Vice Chairman), (iii) Ketan Mehta, (iv) Sudhakar Ram, (v) Atul Kanagat and (vi) Steve R. Isaac. The officers of the combined company will include: (i) Ketan Mehta (President and Chief Executive Officer), (ii) Farid Kazani (Chief Financial Officer and Treasurer), (iii) Manish Shah (Executive Vice President), (iv) Chad Hersh (Executive Vice President), (v) Prateek Kumar (Executive Vice President), (vi) Lori Stanley (General Counsel and Corporate Secretary) and (vii) Ann F. Massey (Senior Vice President of Finance).
Merger Consideration
Each share of Cover-All common stock issued and outstanding immediately prior to the Effective Time (other than shares held by Cover-All or any of its subsidiaries, which will be cancelled without further consideration) will be cancelled and extinguished and automatically converted into the right to receive 0.21466 fully paid and non-assessable shares of Majesco common stock based on the Exchange Ratio, subject to adjustment. 227,500 currently out-of-the-money options for shares of Cover-All common stock are scheduled to expire on June 1, 2015. Assuming these options expire unexercised, the Exchange Ratio will be adjusted to 0.21641 shares of the combined company’s common stock for one share of Cover-All common stock.
The Exchange Ratio will also be adjusted as necessary to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of convertible securities), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Cover-All common stock occurring on or after the date of the Merger Agreement and prior to the Effective Time.
Each share of Cover-All common stock that is owned by Cover-All or its wholly-owned subsidiary will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and no Majesco common stock or other consideration will be delivered or deliverable in exchange for such shares.
No fraction of a share of Majesco common stock will be issued by virtue of the Merger. Instead, each holder of Cover-All common stock who would otherwise be entitled to a fraction of a share of Majesco common stock will be automatically converted into the right to receive one full additional share of Majesco common stock.
At the Effective Time, all options to purchase Cover-All common stock then outstanding under the Amended and Restated 2005 Stock Incentive Plan (the “Cover-All Option Plan”) will be treated as set forth under “— Interim Covenants — Equity-Based Awards” below.
At the Effective Time, all outstanding warrants will be treated as set forth under “— Interim Covenants — Warrants” below.
Exchange of Cover-All Stock Certificates
As soon as reasonably practicable after the Effective Time, but not later than the third business day after the Closing Date, Majesco (or its designee) will send to each holder of record of outstanding shares of Cover-All common stock, whose shares are converted according to the Merger Agreement (the “Shares”) into the right to receive shares of Majesco common stock, a letter of transmittal and instructions for use in surrendering the certificates representing the Shares (the “Certificates”) to Majesco (or its designee) for the applicable portion of the Merger consideration. Upon surrender to Majesco (or its designee) of a properly completed letter of transmittal, a holder of shares of Cover-All capital stock will be entitled to receive the applicable portion of the Merger consideration.

In the event of a transfer of ownership of Cover-All common stock which is not registered in the transfer records of Cover-All, a certificate representing that number of whole shares of Majesco common stock may be issued to a transferee if the certificate representing such Cover-All common stock is presented to Majesco or its designee accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.
Notwithstanding anything to the contrary contained in the Merger Agreement, any holder of Shares converted pursuant to the Merger Agreement into the right to receive shares of Majesco common stock that are held in book-entry form (“Book-Entry Shares”) will not be required to deliver a Certificate or an executed letter of transmittal to Majesco (or its designee) to receive the Majesco common stock that such holder is entitled to receive according to the Merger Agreement. In lieu thereof, each holder of record of one or more Book-Entry Shares will automatically upon the Effective Time be entitled to receive, and Majesco (or its designee) will deliver as promptly as practicable after the Effective Time, that number of whole shares of Majesco common stock (which will be in book-entry form unless a certificate is requested), which such holder has the right to receive according to the Merger Agreement, and the surrendered Book-Entry Shares will be cancelled.
No dividends or other distributions declared or made after the Effective Time with respect to Majesco common stock with a record date on or after the Effective Time will be paid to the holder of any un-surrendered Shares with respect to the shares of Majesco common stock represented by the un-surrendered Shares until the holder of record of such Shares surrenders such Shares. Subject to the effect of all applicable domestic or foreign statutes, laws, rules, regulations or ordinances (each a “Law”), following surrender of any such Shares (including Shares represented by Certificates), there will be paid to the record holder of whole shares of Majesco common stock issued in exchange for such Shares, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which, up to then, became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Majesco common stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Majesco common stock.
All shares of Majesco common stock issued upon the surrender for exchange of Shares (including Shares represented by Certificates) in accordance with the terms of the Merger Agreement will be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the stock transfer books of Cover-All will be closed and there will be no further registration of transfers on the stock transfer books of Majesco of the shares of Cover-All common stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Shares (including Shares represented by Certificates) are presented to Majesco for any reason, they will be cancelled and exchanged.
Any portion of the Exchange Reserve which remains undistributed to the stockholders of Cover-All for twelve (12) months after the Effective Time will be delivered to Majesco, upon demand, and any stockholders of Cover-All who have not, up to then, complied with the exchange procedures will from then on look only to Majesco (subject to abandoned property, escheat and other similar Laws) as general creditors for payment of their claim for Majesco common stock and any dividends or distributions with respect to such Majesco common stock. Majesco will not be liable to any holder of shares of Cover-All common stock for shares of Majesco common stock (or dividends or distributions with respect thereto) or cash delivered to a public official according to any applicable abandoned property, escheat or similar Law.
Majesco will be entitled to deduct and withhold from the consideration otherwise payable according to the Merger Agreement to any holder of shares of Cover-All common stock, including any holder of outstanding options the to purchase Cover-All common stock under the Cover-All Option Plan who exercises such options in connection with the Merger, such amounts as Majesco is required to deduct and withhold pursuant to the applicable rules under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are withheld by Majesco, such withheld amounts will be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares of Cover-All common stock in respect of which such deduction and withholding was made by Majesco.

Representations and Warranties
The Merger Agreement contains certain representations and warranties of Cover-All and certain representations and warranties of Majesco relating to their respective businesses. These representations and warranties have been made solely for the benefit of the other party, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:
•
have been further qualified by information contained in disclosure letters that Cover-All and Majesco exchanged in connection with the Merger Agreement;

•
will not survive completion of the Merger or the termination of the Merger Agreement;

•
are in certain cases subject to materiality standards described in the Merger Agreement which may differ from what may be viewed as material by you; and

•
are in certain cases, qualified by the knowledge of Cover-All or Majesco, as applicable, in making such representations and warranties.

Cover-All has made representations and warranties relating to, among other things:
•
organization and qualification; subsidiaries;

•
capitalization;

•
authority;

•
no conflict; required filings and consents;

•
SEC filings; internal controls; procedures;

•
compliance; permits;

•
no undisclosed liabilities;

•
absence of certain changes or events;

•
absence of litigation;

•
labor matters and employee benefits;

•
title to property;

•
taxes;

•
environmental matters;

•
intellectual property;

•
material agreements;

•
customers and suppliers;

•
related party transactions;

•
accounts receivable;

•
insurance;

•
opinion of financial advisor; and

•
that Cover-All is not restricted by Section 203 of the DGCL.

Majesco has made representations and warranties relating to, among other things:
•
organization and qualification; subsidiaries;

•
capitalization;

•
no conflict; required filings and consents;

•
compliance; permits;

•
no undisclosed liabilities;

•
absence of certain changes or events;

•
absence of litigation;

•
labor matters and employee benefits;

•
title to property;

•
taxes;

•
environmental matters;

•
intellectual property;

•
material agreements;

•
customers and suppliers;

•
accounts receivable;

•
insurance;

•
financial statements;

•
the Majesco Reorganization; and

•
related party transactions.

Material Adverse Effect
Several of the representations, warranties, covenants and closing conditions contained in the Merger Agreement refer to the concept of  “Material Adverse Effect,” defined separately for Majesco and Cover-All.
Cover-All Material Adverse Effect
For purposes of the Merger Agreement, a “Cover-All Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of Cover-All and the Cover-All Subsidiary, taken as a whole, or (ii) the ability of Cover-All to consummate the transactions contemplated by the Merger Agreement on a timely basis. Provided, however, that, for the purposes of clause (i) of the previous sentence, a Cover-All Material Adverse Effect will not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from:
•
changes generally affecting the economy, financial or securities markets;

•
the announcement of the transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise of Cover-All or the Cover-All Subsidiary with employees, customers, suppliers or partners;

•
any outbreak or escalation of war or any act of terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes);

•
changes (including changes of applicable Law) or general conditions in the industry in which Cover-All and the Cover-All Subsidiary operate;

•
changes in U.S. GAAP (or authoritative interpretations of GAAP);

•
any Cover-All Transaction Legal Action (as defined in the Merger Agreement), to the extent relating to the negotiations between the parties and the terms and conditions of the Merger Agreement; and

•
compliance with the terms of, or the taking of any action required by, the Merger Agreement;

But, any event, change and effect regarding (a) changes generally affecting the economy, financial or securities markets, (b) any outbreak or escalation of war or any act of terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), or (c) changes (including changes of applicable Law) or general conditions in the industry in which Cover-All and the Cover-All Subsidiary operate will be taken into account in determining whether a Cover-All Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on Cover-All and the Cover-All Subsidiary, taken as a whole, compared to other participants in the industries in which Cover-All and the Cover-All Subsidiary conduct their respective businesses.
Majesco Material Adverse Effect
For purposes of the Merger Agreement, a “Majesco Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of Majesco, its subsidiaries and the Contributed Assets (as defined below), taken as a whole, or (ii) the ability of Majesco to consummate the transactions contemplated by the Merger Agreement on a timely basis. Provided, however, that, for the purposes of clause (i), a Majesco Material Adverse Effect will not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from:
•
changes generally affecting the economy, financial or securities markets;

•
the announcement of the transactions contemplated by the Merger Agreement, including the impact thereof on the relationships, contractual or otherwise of Majesco or any of its subsidiaries or the businesses contributed to it in the Majesco Reorganization (together, the “Contributed Assets”) with employees, customers, suppliers or partners;

•
any outbreak or escalation of war or any act of terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes);

•
changes (including changes of applicable Law) or general conditions in the industry in which Majesco, its subsidiaries or the Contributed Assets operate;

•
changes in U.S. GAAP (or authoritative interpretations of GAAP); and

•
compliance with the terms of, or the taking of any action required by, the Merger Agreement.

But any event, change and effect referred to in clauses regarding (a) changes generally affecting the economy, financial or securities markets, (b) any outbreak or escalation of war or any act of terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes), or (c) changes (including changes of applicable Law) or general conditions in the industry in which Majesco, its subsidiaries or the Contributed Assets operate will be taken into account in determining whether a Majesco Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on Majesco, its subsidiaries and the Contributed Assets, taken as a whole, compared to other participants in the industries in which Majesco, its subsidiaries or the Contributed Assets conduct their businesses.
Interim Covenants
The Merger Agreement provides that, at all times from and after the date of the Merger Agreement until the Effective Time, Cover-All and Majesco and their respective subsidiaries will conduct their respective businesses only in, and none of the parties and their respective subsidiaries will take any action except in, the ordinary course consistent with past practice. In addition, Cover-All and Majesco will use all commercially reasonable efforts to:
•
preserve intact in all material respects their respective present business organizations and reputation;

•
keep available the services of their respective key officers and employees;

•
maintain their respective assets and properties in good working order and condition, ordinary wear and tear excepted;

•
maintain insurance on their respective tangible personal property and businesses in such amounts and against such risks and losses as are currently in effect; and

•
preserve their respective relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all applicable laws.

Except as necessary to effectuate the Merger and the Majesco Reorganization, neither Cover-All, Majesco nor their respective subsidiaries will, unless expressly provided for in the Merger Agreement or as set forth in the relevant disclosure letter supplied by Majesco:
•
amend or propose to amend their organizational documents;

•
declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock;

•
split, combine, reclassify or take similar action regarding any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•
adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•
directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any options with respect to such capital stock;

•
issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any options or other equity incentives with respect thereto (other than issuances in connection with options or warrants outstanding on the date of the Merger Agreement and in accordance with their present terms);

•
acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any other Person or otherwise acquire or agree to acquire any material assets, except, with respect to Majesco, for acquisitions for a total consideration not exceeding $10 million;

•
other than in the ordinary course of business consistent with past practice and of assets which are not, individually or in the aggregate, material to their business, sell, lease, transfer, license, pledge, grant any security interest in or otherwise dispose of or encumber any of its material assets or properties;

•
except to the extent required by applicable Law, U.S. GAAP or Contracts existing on the date of the Merger Agreement, permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;

•
except to the extent required by applicable Law or Contracts existing on the date of the Merger Agreement, make any material Tax election or settle or compromise any material Tax liability with any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (each, a “Governmental Entity” and, collectively, “Governmental Entities”);

•
incur any indebtedness for borrowed money, or guarantee any such indebtedness, in each case, other than in the ordinary course of business consistent with past practice and other than indebtedness incurred by Majesco for acquisition financing in an amount not exceeding $10 million;

•
voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money in excess of  $500,000, in each case, other than in the ordinary course of its business consistent with past practice;

•
enter into, adopt, amend in any material respect (except as may be required by applicable Law) or terminate any Cover-All benefit plan or Majesco benefit plan, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Cover-All benefit plan or Majesco benefit plan in effect as of the date of the Merger Agreement, except for annual salary increases in the ordinary course of business consistent with past practices;

•
enter into any material agreement, or amend, modify or otherwise terminate any such agreement;

•
make any capital expenditures or commitments for additions to property or equipment constituting capital assets in an aggregate amount exceeding $1 million for Majesco or $250,000 for Cover-All;

•
make any material change in the lines of business in which it participates or is engaged;

•
institute, settle or compromise any claim, action, suit, arbitration, proceeding or governmental investigation or proceeding (“Legal Actions”) pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $250,000 in the aggregate; provided that neither party nor their subsidiaries will settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on their respective business; or

•
enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

Majesco covenants that, pending consummation of the Majesco Reorganization, it will cause its affiliates to comply with the covenants with respect to the Contributed Assets.
Nothing contained in the Merger Agreement will give to either Cover-All or Majesco or their respective subsidiaries, directly or indirectly, rights to control or direct the operation of the other party or such other party’s subsidiaries prior to the Closing Date. Prior to the Closing Date, Cover-All and Majesco will exercise, and shall cause their respective subsidiaries to exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision of their own respective operations.
Each party will promptly advise the other, orally and in writing, of any change or event, which could have, a Cover-All Material Adverse Effect or a Majesco Material Adverse Effect, as applicable; provided that no party will be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable Law. No notice given will have any effect on the representations, warranties, covenants or agreements contained in the Merger Agreement for purposes of determining satisfaction of any condition contained in the Merger Agreement.
Each of Majesco and Cover-All will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of such party under the Merger Agreement to be breached in any material respect or that renders or will render untrue any representation or warranty of such party contained in the Merger Agreement in any material respect. Each of Majesco and Cover-All also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any material violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by such party. No notice given will have any effect on the representations, warranties, covenants or agreements contained in the Merger Agreement for purposes of determining satisfaction of any condition contained in the Merger Agreement.
Subject to the terms and conditions of the Merger Agreement, each of Majesco and Cover-All will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other’s obligations contained in the Merger Agreement and to consummate and make effective the transactions contemplated by the Merger Agreement, and neither Majesco nor Cover-All will, nor will either permit any of its respective subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.
No Solicitation
Cover-All and the Cover-All Subsidiary will not:
•
directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal (defined below) or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal;

•
encourage, solicit, initiate, induce, conduct or engage or participate in, any discussions or negotiations with, disclose any non-public information relating to Cover-All or any Subsidiary to, afford access to the business or records of Cover-All or the Cover-All Subsidiary to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal;

•
amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Cover-All or the Cover-All Subsidiary or approve any transaction under, or any third party becoming an “interested stockholder” under Section 203 of the DGCL (other than Majesco);

•
enter into any binding or non-binding agreement in principle, letter of intent, term sheet, acquisition agreement, Merger Agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Cover-All Acquisition Agreement”); or

•
grant approval pursuant to any “moratorium”, “control share acquisition”, “business combination”, “fair price”, or other form of anti-takeover law, including Section 203 of the DGCL to any Person (other than Majesco).

“Takeover Proposal” means a proposal or offer, or indication of interest in making a proposal or offer, from any Person (other than Majesco) relating to any:
•
direct or indirect acquisition of equity or assets of Cover-All or the Cover-All Subsidiary equal to twenty-five percent (25%) or more of the fair market value of Cover-All’s consolidated assets or to which twenty-five percent (25%) or more of Cover-All’s net revenues or net income on a consolidated basis are attributable;

•
direct or indirect acquisition of twenty-five percent (25%) or more of the voting equity interests of Cover-All;

•
tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty-five percent (25%) or more of the voting equity interests of Cover-All;

•
merger, consolidation, other business combination or similar transaction involving Cover-All or the Cover-All Subsidiary, pursuant to which the holders of Cover-All’s shares immediately prior to such transaction own, in the aggregate, less than eight-five percent (85%) of the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof, provided that the consummation of the transactions contemplated by such proposal or offer are conditioned on the termination of the Merger Agreement; or

•
liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of Cover-All or the declaration or payment of an extraordinary dividend (whether in cash or other property) by Cover-All.

Subject to certain exceptions, neither the Board of Directors of Cover-All (the “Cover-All Board”) nor any committee of the Cover-All Board will:
•
fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Majesco, the unanimous (i) approval of the Merger Agreement and the transactions contemplated by it, subject to stockholder approval, (ii) determination that the Merger is fair to and in the best interests of the stockholders of Cover-All, and (iii) recommendation that the stockholders of Cover-All approve and adopt the Merger Agreement and approve the Merger (collectively, the “Cover-All Board Recommendation”);

•
recommend a Takeover Proposal;

•
fail to recommend against acceptance of any tender offer or exchange offer for the shares of Cover-All common stock within ten (10) business days after the commencement of such offer;

•
make any public statement inconsistent with the Cover-All Board Recommendation; or

•
resolve or agree to take any of the foregoing actions (any of the foregoing, a “Cover-All Adverse Recommendation Change”).

Cover-All and the Cover-All Subsidiary will cease immediately and cause to be terminated, and will not authorize or permit any of its directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives (“Representatives”) to continue, any and all existing activities, discussions or negotiations with any third party conducted prior to the date of the Merger Agreement about any Takeover Proposal and will use its commercially reasonable efforts to cause any such third party (or its agents or advisors) in possession of non-public information regarding Cover-All or the Cover-All Subsidiary that was furnished by or on behalf of Cover-All and the Cover-All Subsidiary to return or destroy (and confirm destruction of) all such information.
Prior to the receipt of the affirmative vote of the holders of a majority of the shares of the outstanding Cover-All common stock in accordance with the DGCL and the Cover-All Certificate of Incorporation and Bylaws (the “Cover-All Stockholders’ Approval”), the Cover-All Board, directly or indirectly through any Representative, may:
i)
participate in negotiations or discussions with any third party from which Cover-All received an unsolicited Takeover Proposal that the Cover-All Board believes in good faith could constitute or result in a Superior Proposal;

ii)
afterwards furnish to such third (and any persons acting in concert with such third party and to their respective financing sources and Representatives) party non-public information relating to Cover-All or the Cover-All Subsidiary pursuant to a confidentiality agreement;

iii)
following receipt of and on account of a Superior Proposal, make a Cover-All Adverse Recommendation Change; and/or

iv)
take any action that any court of competent jurisdiction orders Cover-All to take (which order remains unstayed),

but in each case referred to in the foregoing clauses (i) through (iv), only if the Cover-All Board determines in good faith, after consultation with outside legal counsel, that the failure to take any such action could reasonably be expected to cause the Cover-All Board to be in breach of its fiduciary duties under applicable Law.
Nothing contained in the Merger Agreement will prevent the Cover-All Board from disclosing to Cover-All’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal and the filing with the SEC of such disclosure pursuant to Rule 14d-9 and Rule 14e-2(a) will not constitute a Cover-All Adverse Recommendation Change in and of itself, if Cover-All determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.

Except as set forth in the Merger Agreement, the Cover-All Board will not make any Cover-All Adverse Recommendation Change or enter into (or permit the Cover-All Subsidiary to enter into) a Cover-All Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of Cover-All Stockholders’ Approval, the Cover-All Board may make a Cover-All Adverse Recommendation Change or enter into (or permit the Cover-All Subsidiary to enter into) a Cover-All Acquisition Agreement, if:
•
Cover-All promptly notifies Majesco, in writing, at least five (5) business days (the “Notice Period”) before making such Cover-All Adverse Recommendation Change or entering into (or causing the Cover-All Subsidiary to enter into) such Cover-All Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice is required to state expressly that Cover-All has received a Takeover Proposal that the Cover-All Board intends to declare a Superior Proposal and that the Cover-All Board intends to make a Cover-All Adverse Recommendation Change and/or Cover-All intends to enter into a Cover-All Acquisition Agreement;

•
Cover-All attaches to such notice the most current version of the proposed agreement for such Superior Proposal and the identity of the third party making such Superior Proposal;

•
Cover-All will, and will cause the Cover-All Subsidiary to, and will use its commercially reasonable efforts to cause its and the Cover-All Subsidiary’s Representatives to, during the Notice Period, negotiate with Majesco in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if Majesco, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time Cover-All notifies Majesco of any such material revision (it being understood that there may be multiple extensions)); and

•
the Cover-All Board determines in good faith, after consulting with outside legal counsel and a financial advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Majesco during the Notice Period in the terms and conditions of the Merger Agreement.

Takeover Statutes
If any “fair price”, “moratorium”, “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated by the Merger Agreement, then Cover-All, and the members of the Cover-All Board, and Majesco, and the members of its Board of Directors, will grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the Merger Agreement may be consummated as soon as reasonably practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on those transactions.
Access to Information
Each of Cover-All and Majesco will, and will cause each of its subsidiaries to, throughout the period from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement, (i) provide the other party and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of Cover-All or Majesco, as applicable, and its subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of Cover-All or Majesco, as applicable, and its subsidiaries, and (ii) furnish promptly to such Persons all other information and data concerning the business and operations of Cover-All or Majesco, as applicable, and its subsidiaries as the other party or any of such other Persons reasonably may request.
Credit Agreement
Cover-All will cause all amounts outstanding under the Loan and Security Agreement by and among the Cover-All Subsidiary and Imperium Commercial Finance Master Fund LP dated September 11, 2012 to be repaid in full and all indebtedness under the Credit Agreement discharged and such Credit Agreement to be terminated, each, in form reasonably satisfactory to Majesco, in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement.
Warrants
In connection therewith, the parties shall use commercially reasonable efforts to cause the cancellation of all warrants to purchase Cover-All common stock (the “Cover-All Warrants”) immediately prior to the Merger. Any Cover-All Warrant that is not canceled prior to the Effective Time will be assumed in accordance with its terms by Majesco.
Stock Exchange Listing
Majesco will use its commercially reasonable efforts to cause the shares of Majesco common stock to be issued in the Merger in accordance with the Merger Agreement to be approved for listing on the NYSE MKT prior to the Effective Time.
Regulatory and Other Approvals
Subject to the terms and conditions of the Merger Agreement, each of Cover-All and Majesco will proceed diligently and in good faith to, as promptly as practicable, (i) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental Entities or any other public or private third parties required to consummate the Merger and the transactions contemplated by the Merger Agreement, and (ii) provide such other information and communications to such Governmental Entities or other public or private third parties as the other party or such Governmental Entity or other public or private third parties may reasonably request in connection therewith.
Equity-Based Awards
The terms of each Option, whether or not exercisable or vested, will be adjusted as necessary to provide that, at the Effective Time, each Option outstanding immediately prior to the Effective Time will be replaced by and substituted for by an option (each, an “Adjusted Option”) to acquire, on the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, the number of shares of Majesco common stock equal to the product of  (i) the number of shares of Cover-All common stock subject to such Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. The exercise price per share of Majesco common stock subject to any such Adjusted Option will be an amount equal to the quotient of  (A) the exercise price per share of Cover-All common stock subject to such Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, with any fractional cents rounded up to the next higher number of whole cents. Each Adjusted Option will be vested to the same extent to which the Option for which it was substituted was vested before or as of the Effective Time.
The terms of each RSU that is settleable in shares of Cover-All common stock (a “Cover-All RSU”) that is outstanding and unvested immediately prior to the Effective Time and does not fully vest by its terms as of the Effective Time (an “Unvested Cover-All RSU”) will be adjusted as necessary to provide that, at the Effective Time, each Unvested Cover-All RSU outstanding immediately prior to the Effective Time will be replaced by and substituted for by a restricted stock unit (each, an “Adjusted RSU”) to acquire, on the same terms and conditions as were applicable under such Unvested Cover-All RSU immediately prior to the Effective Time, the number of shares of Majesco common stock equal to the product of  (i) the number of shares of Cover-All common stock subject to such Unvested Cover-All RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares.
To the extent permitted by treasury regulations, the holder of each Cover-All RSU that is outstanding immediately prior to the Effective Time and becomes vested by its terms before or as of the Effective Time (a “Vested Cover-All RSU”) will receive the number of shares of Cover-All common stock subject to such Vested Cover-All RSU in accordance with the terms and conditions of such Vested Cover-All RSU, including any terms and conditions regarding any Taxes required by applicable Law to be withheld, if any, with respect to the vesting of such Vested Cover-All RSU.

Majesco will take such actions as are necessary to establish a new omnibus equity award plan following the Effective Time and to prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act of 1933, with respect to the awards and shares of Majesco common stock.
Expenses
Except as otherwise specifically set forth elsewhere in the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such cost or expense, except that out-of-pocket expenses incurred in connection with printing and mailing this proxy statement/prospectus and Majesco’s Registration Statement on Form S-4, as well as any filing and listing fees relating thereto (including any SEC filing fees and NYSE MKT listing fees) shall be shared by Majesco and Cover-All in accordance with the Sharing Ratio.
Majesco Reorganization
Majesco will use its commercially reasonable efforts to, and to cause its affiliates to, consummate the Majesco Reorganization.
Closing Working Capital
At least fifteen (15) days prior to the Closing Date, Cover-All and Majesco will prepare and deliver, or cause to be prepared and delivered, to the other party a certificate certified by its Chief Financial Officer setting forth a good faith estimate of such party’s Working Capital as of the close of business on the day immediately prior to the Closing Date (the “WC Closing Certificate”).
Following finalization of each party’s Working Capital, if Majesco’s Working Capital does not represent 83.5% of the combined Working Capital amounts of Majesco and Cover-All, Majesco will take all necessary actions to cause the Majesco Working Capital to represent 83.5% of the combined Working Capital amounts of Majesco and Cover-All, including making cash infusions or cash dividends or other distributions as the case may be. The Exchange Ratio will not be adjusted as a result of any actions taken by Majesco regarding Working Capital.
Employee Matters
The combined company will, as of the Effective Time, employ all employees of Cover-All and the Cover-All Subsidiary who are working for Cover-All or the Cover-All Subsidiary as of the Effective Time (each, a “continuing employee”) with such employment to be on such terms and conditions as are acceptable to the surviving corporation. The continuing employees will be given credit for all service with Cover-All and/or the Cover-All Subsidiary, to the same extent as such service was credited for such purpose by the Company and/or the Cover-All Subsidiary with respect to the employee benefit plans, under each comparable plan, arrangement or policy maintained by the combined company and any successor thereto under which a continuing employee participates for purposes of eligibility and vesting and benefit accrual (provided that such benefits will not accrue and be double counted to the extent they are also provided by any plan, arrangement or policy maintained by the combined company) and for the purposes of calculating the amount of each continuing employee’s severance benefits, if any. Other than as set forth in the amended employment agreement with Mr. Shah, nothing contained in the Merger Agreement will confer upon any continuing employee any continuing right with respect to employment by the combined company or its Affiliates after the Effective Time, nor will anything in the Merger Agreement interfere with the right of the combined company or its Affiliates to terminate the employment of any continuing employee at any time, with or without cause, or restrict the combined company or its Affiliates in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment of any such continuing employee.

Conditions to the Completion of the Merger
The obligation of each of Majesco and Cover-All to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions, among others:
•
the Cover-All Stockholders’ Approval will have been obtained;

•
Majesco’s Registration Statement on Form S-4 shall have become effective, and no stop order suspending effectiveness will have been issued and remain in effect;

•
the shares of Majesco common stock issuable to Cover-All’s stockholders in the Merger in accordance with the Merger Agreement will have been authorized for listing on the NYSE MKT;

•
the Majesco Reorganization will have been completed and be effective; and

•
the tax legal opinions discussed in the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” above shall have been obtained;

•
no competent Governmental Entity will have enacted any Law or order making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions by the Merger Agreement and no such Law or order shall be pending.

The obligation of Majesco to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions, among others (all or any of which may be waived in whole or in part by Majesco in its sole discretion):
•
the representations and warranties made by Cover-All in the Merger Agreement will be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) when made and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date only;

•
Cover-All will have performed and complied with, in all material respects, each agreement, covenant and obligation required by the Merger Agreement and all other transaction documents to which it is a party to be so performed or complied with by Cover-All at or prior to the Closing;

•
other than the filing of the Certificates of Merger, all consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of Majesco, Cover-All or any of their respective subsidiaries to consummate the Merger and the transactions contemplated by the Merger Agreement, will have been made or obtained;

•
since the date of the Merger Agreement, there will not have been any Cover-All Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Cover-All Material Adverse Effect; and

•
Mr. Shah will remain Cover-All’s Chief Executive Officer immediately prior to the Effective Time and will have entered into an employment and restrictive covenant agreement in form and substance mutually acceptable to Majesco and Mr. Shah prior to the Closing Date.

The obligation of Cover-All to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Cover-All in its sole discretion):
•
the representations and warranties made by Majesco in the Merger Agreement will be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) when made and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date only;

•
Majesco will have performed and complied with, in all material respects, each agreement, covenant and obligation required by the Merger Agreement and all other transaction documents to which it is a party to be so performed or complied with by Majesco at or prior to the Closing;

•
other than the filing of the Certificates of Merger, all consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of Majesco, Cover-All or any of their respective subsidiaries to consummate the Merger and the transactions contemplated by the Merger Agreement will have been made or obtained; and

•
since the date of the Merger Agreement, there will not have been any Majesco Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Majesco Material Adverse Effect.

Termination of the Merger Agreement
The Merger Agreement may be terminated, and the transactions contemplated by it may be abandoned, at any time prior to the Effective Time, whether prior to or after Cover-All Stockholders’ Approval by mutual written agreement of Cover-All and Majesco duly authorized by action taken by or on behalf of the Cover-All Board and the Board of Directors of Majesco (the “Majesco Board”). In addition, the Merger Agreement may be terminated, and the transactions contemplated by it may be abandoned, at any time prior to the Effective Time by either Cover-All or Majesco upon notification to the non-terminating party by the terminating party:
•
at any time after July 30, 2015, if the Merger has not been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of the Merger Agreement by the terminating party; provided, however, that if all the conditions to Closing have been met or are capable of being met, other than with respect to the Exchange Listing, Majesco and Cover-All may agree in writing to extend the date to a date not later than September 15, 2015 (the “Outside Date”);

•
if Cover-All Stockholders’ Approval has not been obtained by reason of the failure to obtain the requisite vote upon a vote held;

•
if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in the Merger Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party; or

•
if any court of competent jurisdiction or other competent Governmental Entity issued an Order or Law making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order or Law is final and non-appealable.

If the Cover-All Board has determined in good faith, based upon the advice of outside legal counsel, that the failure to terminate the Merger Agreement is reasonably likely to result in the Cover-All Board breaching its fiduciary duties to stockholders under applicable Law by reason of the pendency of an unsolicited bona fide Takeover Proposal, then the Cover-All Board may terminate the Merger Agreement in compliance with the provisions of the Merger Agreement.
If the Cover-All Board (or any committee thereof) has withdrawn or modified in a manner adverse to Majesco the Cover-All Board Recommendation or resolved to do so, recommended or taken no position with respect to a Takeover Proposal or resolved to do so, or, following the announcement or making of a Takeover Proposal, failed to publicly reconfirm the Cover-All Board Recommendation within 24 hours following a written request for such reconfirmation by Majesco, then Majesco may terminate the Merger Agreement.
None of  (i) the failure by Majesco to obtain any approvals, court orders or other consents required for any part of the Majesco Reorganization, including approval by its affiliates’ public equityholders of the Majesco Reorganization, (ii) the failure by Cover-All to obtain Cover-All Stockholders’ Approval (other than as a result of the Cover-All Board exercising its rights in connection with a Takeover Proposal),

Agreement or (iii) the failure to secure the Exchange Listing due to the failure to satisfy the NYSE MKT listing requirements with respect to the number of stockholders, minimum price or minimum market value of public float required by the listing requirements, will be deemed a breach of the Merger Agreement for the purposes of terminating the Merger Agreement.
Effect of Termination
If Cover-All or Majesco terminate the Merger Agreement, then the Merger Agreement will become null and void and there will be no liens on any material assets or property, or any losses, damages, deficiencies, liabilities or obligations (whether absolute, accrued, contingent, disclosed or otherwise) that are required by GAAP to be provided or reserved against on a balance sheet (“Liabilities”) or obligation on the part of either Cover-All or Majesco. Except, however, covenants relating to confidentiality, expenses, and public announcements and the provisions regarding the effect of termination will continue to apply following any such termination. In addition, nothing contained in the Merger Agreement relieves Cover-All or Majesco from Liability for willful breach of its representations, warranties, covenants or agreements contained in the Merger Agreement.
Termination Fees — Majesco
If Cover-All terminates the Merger Agreement because Majesco has committed a material breach of the Merger Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by Majesco of notice of such breach from Cover-All, then Majesco shall pay to Cover-All a termination fee of  $2,500,000.
Termination Fees — Cover-All
Cover-All shall pay to Majesco a termination fee of  $2,500,000 upon the occurrence of any of the following:
•
Majesco terminates the Merger Agreement because the Cover-All Board (or any committee thereof) has withdrawn or modified in a manner adverse to Majesco the Cover-All Board Recommendation or resolved to do so, recommended or taken no position with respect to a Takeover Proposal or resolved to do so, or, following the announcement or making of a Takeover Proposal, failed to publicly reconfirm the Cover-All Board Recommendation within 24 hours following a written request for such reconfirmation by Majesco;

•
Majesco terminates the Merger Agreement because Cover-All has committed a material breach of the Merger Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by Cover-All of notice of such breach from Majesco;

•
Cover-All terminates the Merger Agreement because the Cover-All Board has determined in good faith, based upon the advice of outside legal counsel, that the failure to terminate the Merger Agreement is reasonably likely to result in the Cover-All Board breaching its fiduciary duties to stockholders under applicable law by reason of the pendency of an unsolicited bona fide Takeover Proposal; or

•
Following the public announcement of a Takeover Proposal by any Person, either Cover-All or Majesco terminates the Merger Agreement because (i) the Merger has not been consummated on or prior to the Outside Date and such failure to consummate the Merger is not caused by a breach of the Merger Agreement or (ii) Cover-All Stockholders’ Approval has not been obtained by reason of the failure to obtain the requisite vote upon a vote held, and, within six (6) months after any termination described in this sentence, Cover-All or the Cover-All Subsidiary shall have entered into a binding agreement providing for the consummation of  (and which in fact is consummated pursuant to such binding agreement), or shall have consummated a Cover-All Acquisition Agreement.

No Right to Recover Certain Losses
Cover-All and Majesco agree that in the event that any of these termination fees are paid, the payment of such termination fee will be the sole and exclusive remedy of the party to which such fee is paid, its subsidiaries and any of its respective shareholders, affiliates, officers, directors, employees or representatives (collectively, “Related Persons”), and in no event will the party to which such fee is paid or any of its Related Persons be entitled to recover any other money damages or any other remedy based on a claim in law or equity regarding:
•
any loss suffered as a result of the failure of the Merger to be consummated;

•
the termination of the Merger Agreement;

•
any liabilities or obligations arising under the Merger Agreement; or

•
any Legal Action arising out of or relating to any breach, termination or failure of or under the Merger Agreement.

Moreover, upon payment to Cover-All or Majesco, as applicable, such other party shall not have any further liability or obligation to the party that paid such termination fee or any of its Related Persons relating to or arising out of the Merger Agreement or the transactions contemplated by the Merger Agreement.
Amendment and Waiver
Amendment
The Merger Agreement may be amended, supplemented or modified by action taken by the Cover-All Board or the Majesco Board at any time prior to the Effective Time, whether prior to or after the Cover-All Stockholders’ Approval has been obtained, but after such adoption and approval, only to the extent permitted by applicable Law or in accordance with the rules of any self-regulatory organization.
Waiver
At any time prior to the Effective Time, Majesco or Cover-All, by action taken by the Cover-All Board or the Majesco Board, may to the extent permitted by applicable Law:
•
extend the time for the performance of any of the obligations or other acts of the other party to the Merger Agreement;

•
waive any inaccuracies in the representations and warranties or compliance with the covenants and agreements of the other party to the Merger Agreement contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or

•
waive compliance with any of the conditions of such party contained in the Merger Agreement.

No waiver by Majesco or Cover-All of any term or condition of the Merger Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of the Merger Agreement on any future occasion.
Governing Law; Dispute Resolution
The Merger Agreement, and all claims or causes of action that may be based upon, arise out of or relate to the Merger Agreement is governed by the laws of the State of Delaware. Each of Majesco and Cover-All irrevocably consent to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of the Merger Agreement or any of the transactions contemplated by the Merger Agreement.

THE VOTING AGREEMENT
The following summary describes the material provisions of the Voting Agreement (as defined below) entered into connection with the completion of the Merger and the transactions contemplated by the Merger Agreement. The Voting Agreement is also attached as Annex C to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus. The rights and obligations of the parties to the Voting Agreement are governed by the express terms and conditions of the Voting Agreement, and not by this summary. The summary of the Voting Agreement contained herein does not purport to be complete. This summary may not contain all of the information about the Voting Agreement that may be important to you and is qualified in its entirety by reference to the complete text of the Voting Agreement. We encourage you to read the Voting Agreement carefully and in its entirety for a more complete understanding of the agreement.
Concurrently with the execution of the Merger Agreement, Majesco entered into the Voting Agreement with RENN with respect to the 7,634,400 Subject Shares owned, in the aggregate, by RENN as of such date. As of          , 2015, the latest practicable date before the printing of this proxy statement/prospectus, such Subject Shares constituted approximately 28.7% of the issued and outstanding Cover-All common stock.
Pursuant to the Voting Agreement, RENN agreed during the term of the Voting Agreement to vote the Subject Shares, and to cause any holder of record of Subject Shares to vote or execute a written consent or consents if stockholders of Cover-All are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of Cover-All: (i) in favor of the Merger, at every meeting (or in connection with any action by written consent) of the stockholders of Cover-All at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any Takeover Proposal (as such term is defined in the Merger Agreement), (2) any action, proposal, transaction or agreement which would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Cover-All under the Merger Agreement or any other agreement related to the Merger, or of RENN under the Voting Agreement and (3) any action, proposal, transaction or agreement that would impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of any conditions under the Voting Agreement, the Merger Agreement or any definitive agreements for the Merger or change in any manner the voting rights of any class of shares of Cover-All (including any amendments to Cover-All’s charter documents and by-laws).
RENN also appointed Majesco and any designee of Majesco, and each of them individually, their proxies and attorneys-in-fact, with full power of substitution and re-substitution, to vote or act by written consent during the term of the Voting Agreement with respect to the Subject Shares in accordance with the terms of the Voting Agreement.
RENN also agreed not to, and not permit any entity under their respective control to, during the term of the Voting Agreement and solely with respect to voting on the matters described above, deposit any of the Subject Shares in a voting trust, grant any proxies with respect to the Subject Shares, grant any power of attorney with respect to the Subject Shares or subject any of the Subject Shares to any arrangement with respect to the voting of the Subject Shares other than agreements entered into with Majesco.
RENN is not restricted or prohibited from, directly or indirectly, transferring, selling, offering, exchanging, assigning, hypothecating, pledging or otherwise disposing of or encumbering (any “Transfer”) any of the Subject Shares or entering into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Subject Shares or any of their voting or economic interest in the Subject Shares.
RENN also agreed that all shares of Issuer Common Stock or other equity interests in Cover-All that RENN purchases, acquires the right to vote or otherwise acquires beneficial ownership of after the execution of the Voting Agreement and during the term of the Voting Agreement will be subject to the terms of the Voting Agreement and will constitute Subject Shares for all purposes of thereof.
The Voting Agreement will terminate with respect to each Subject Share, on a share by share basis, upon the earlier of  (i) the mutual termination by the parties to the Voting Agreement, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the consummation of the Merger, (iv) the transfer of the subject shares, (v) an amendment to the Merger Agreement without the consent of RENN or (vi) July 30, 2015 or such later date as the parties may agree under certain provisions of the Merger Agreement.

INFORMATION ABOUT THE COMPANIES
Majesco
Majesco is a global provider of software solutions for the insurance industry. In addition to the United States, Majesco’s international presence includes operations and/or subsidiaries in Canada, the United Kingdom, Malaysia, Thailand and India. Majesco offers core software solutions for P&C and L&A providers, allowing them to manage policy administration, claims management and billing functions. In addition, Majesco offers a variety of other technology-based solutions that enable organizations to automate business processes and comply with policies and regulations across their organizations. Majesco’s solutions enable its customers to respond to evolving market needs and regulatory changes, while improving the efficiency of their core operations, thereby increasing revenues and reducing costs.
Over the past several years, Majesco has:
•
developed an end-to-end enterprise platform for the insurance sector - Elixir®;

•
employed a large number of insurance domain consultants with industry certifications such as Life Office Management Association (“LOMA”) designations and Chartered Property Casualty Underwriter (“CPCU”);

•
implemented 100 successful insurance engagements worldwide;

•
developed a Dedicated Centre of Excellence for Insurance; and

•
cultivated and maintained a premium client base including nine of the top 25 global life and annuity companies.

Majesco’s offering is comprised primarily of:
•
software solutions for the insurance industry, and

•
global services including project delivery and implementation of Majesco’s solutions.

Software Solutions
Life, Annuity Pension and Retirement
Majesco delivers proven solutions and IT services in core insurance areas including policy administration, product modeling, new business processing, billing, claims, producer lifecycle management and incentive compensation. Majesco’s life and annuity products and services include:
Products:
•
Elixir® North America Policy Administration System

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Elixir® Distribution Management

•
New Business & Underwriting

•
Implementation Services

•
STG Policy Administration

Services:
•
Enterprise Application Services

•
Business Intelligence & Data Warehousing

•
Testing

•
Enterprise Mobility

•
Portals

Property and Casualty/General Insurance
Majesco is a global provider of P&C software products and services. Majesco develops products that are generally in line with latest technology trends, highly configurable, and customizable. Majesco’s P&C and general insurance products and services include:
Products:
•
STG Policy Administration

•
STG Billing

•
STG Product Modeler

•
STG Claims

•
Distribution Management

•
Implementation Services

Services:
•
Enterprise Application Services

•
Business Intelligence & Data Warehousing

•
Testing

•
Enterprise Mobility

•
Portals

Global Services
Majesco offers project delivery and implementation services, backed by Majesco’s methodologies and best practices, for its software solutions portfolio. Majesco also offers its customers support and maintenance for the software. Majesco’s maintenance plan covers bug fixes and new releases.
Majesco generated revenues of  $82.8 million and $68.3 million in fiscal years 2014 and 2013, respectively, and $57.6 million for the nine months ended December 31, 2014.
Majesco is a California corporation incorporated in April 1992 under the name Mastek Software, Inc. In 1995, this name was changed to Majesco Software, Inc., which was changed to MajescoMastek in 2006 and to Majesco in October 2014. Majesco’s principal offices are located at 5 Penn Plaza, 33rd Street & 8th Avenue, 14th Floor, New York, NY 10001, and its telephone number is (646) 731-1000. Majesco’s principal website is www.majesco.com. The information on or that can be accessed through Majesco’s website is not part of this proxy statement/prospectus. Majesco’s website address supplied above is intended to be an inactive textual reference only and not an active hyperlink.
Majesco is currently a private company and its shares of capital stock are not publicly traded. Currently, Majesco is 100% owned (directly or indirectly) by Mastek, a public limited company domiciled in India whose equity shares are listed on the BSE Limited (Bombay Stock Exchange) and the National Stock Exchange of India Limited. Mastek is currently undergoing a de-merger, pursuant to which its insurance-related business will be separated from Mastek’s non-insurance related businesses and all insurance-related operations of Mastek that were not directly owned by Majesco will be contributed to Majesco. These operations include Mastek’s insurance-related businesses in Canada, Malaysia, Thailand and the United Kingdom, and the India-based offshore insurance-related business. In connection with the de-merger, all of Mastek’s equity ownership interest in Majesco will be transferred to a newly-formed publicly-traded company in India, called Majesco Limited, which will be spun-off and owned by the shareholders of the current Mastek. It is a condition to the closing of the Merger that this Majesco Reorganization be completed prior to the consummation of the Merger. For more information on the Majesco Reorganization, see “Majesco’s Business — Majesco Reorganization.”

On January 1, 2015, Majesco consummated the acquisition of substantially all of the assets related to the insurance consulting business of Agile Technologies LLC, a New Jersey limited liability company, or Agile, following the execution by Majesco and Agile of a definitive agreement for the Agile Asset Acquisition on December 12, 2014. For additional information, see “Majesco’s Business — Agile Asset Acquisition.”
Additional information about Majesco and its subsidiaries is included elsewhere in this proxy statement/prospectus. See the sections entitled “Majesco’s Business,” “Majesco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Majesco’s Financial Statements.”
Cover-All Technologies Inc.
Cover-All provides advanced, cost-effective business-focused solutions to the property and casualty insurance industry. Cover-All’s customers include insurance companies, agents, brokers and MGAs throughout the United States and Puerto Rico. Cover-All’s proprietary technology solutions and services are designed to enable its customers to introduce new products quickly, expand their distribution channels, reduce costs and improve service to their customers. In addition, Cover-All also offers an innovative Business Intelligence suite of products to enable its customers to leverage their information assets for real time business insights and for better risk selection, pricing and financial reporting. In 2013, Cover-All announced general availability of Cover-All Dev Studio, a visual configuration platform for building new and maintaining existing pre-built commercial insurance products for Cover-All Policy. In 2011, Cover-All expanded its portfolio of insurance solutions by acquiring the assets of a recognized claims solution provider, Ho’ike Services, Inc., doing business as BlueWave Technology.
Cover-All’s software products and services focus on the functions required to underwrite, rate, quote, issue, print, bill and support the entire lifecycle of insurance policies and with the BlueWave acquisition, the important claims functions. Cover-All’s products provide advanced insurance functionality available on an “off-the-shelf” basis yet also provide additional flexibility for accommodating a high degree of customization for its customers to compete in the marketplace through differentiation. Cover-All’s software is licensed for use in the customer’s data centers or can be provided through ASP, Software as a Service (“SaaS”) or other remote hosting services sometimes referred to as the “Cloud” using third party technology platforms and support.
Cover-All is focused on core systems and data analytics for the property and casualty insurance marketplace. Cover-All offers three categories of product suites. Core system products include Policy and Claims that are part of a modular integrated suite. Studio products include Dev Studio, Test Studio and Conversion Studio for managing development, testing and configuration aspects of insurance products for Cover-All Policy. Dev Studio enables Cover-All customers to create new products or change existing products through a powerful set of  “rules and tools.” Finally, data analytics products include various data repositories specifically designed for property and casualty insurance as well as business intelligence capabilities such as reports, KPIs and dashboards and other analytics. These system are designed be sold and operate as standalone platforms as well as an integrated suite. In order to support this strategy, Cover-All has also created a number of reusable foundational software components such as Cover-All Security and Cover-All Content Management Systems which are used in various Cover-All products.
Cover-All also provides a wide range of professional services including Cover-All software implementations, ongoing product customizations, conversion from existing systems, data integration with other software or reporting agencies and technical services related to Cover-All software. Cover-All also offers ongoing support services including incorporating recent insurance rates, rules and forms changes. These support services provide turnkey solutions to Cover-All’s customers as Cover-All performs analysis, development, quality assurance, documentation and distribution for delivering changes in a timely fashion.
Cover-All generated revenues of  $20.5 million, $20.5 million and $16.2 million in fiscal years 2014, 2013 and 2012, respectively.
Cover-All was incorporated in Delaware in April 1985 as Warner Computer Systems, Inc. and changed its name to Warner Insurance Services, Inc. in March 1992. In June 1996, Cover-All changed its name to Cover-All Technologies Inc. Cover-All’s principal offices are located at 412 Mt. Kemble Avenue, Suite 110C, Morristown, NJ 07960, and its telephone number is (973) 461-5200. Cover-All’s principal website is

www.cover-all.com. The information on or that can be accessed through Cover-All’s website is not part of this proxy statement/prospectus. Cover-All’s website address supplied above is intended to be an inactive textual reference only and not an active hyperlink. Cover-All’s common stock is listed on the NYSE MKT and trades under the symbol “COVR.”
Additional information about Cover-All and its subsidiaries is included elsewhere in this proxy statement/prospectus. See the sections entitled “Cover-All’s Business,” “Cover-All’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Cover-All’s Financial Statements.”

THE SPECIAL MEETING OF COVER-ALL STOCKHOLDERS
Date, Time and Place
The Cover-All special meeting of stockholders will be held on          , 2015, at 10:00 a.m., local time, at the offices of the Hilton Parsippany, 1 Hilton Ct., Parsippany, NJ 07054.
Purpose of the Cover-All Special Meeting
The Cover-All special meeting will be held for the following purposes:
1.
to approve the adoption of the Merger Agreement and the Merger;

2.
to approve the adjournment of the Cover-All special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger Agreement and the Merger; and

3.
to conduct any other business as may properly come before the Cover-All special meeting or any adjournment or postponement thereof.

Cover-All Record Date; Shares Entitled to Vote
The Cover-All board of directors has fixed          , 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Cover-All special meeting and any adjournment or postponement thereof. Only holders of record of shares of Cover-All common stock at the close of business on the record date are entitled to notice of, and to vote at, the Cover-All special meeting. At the close of business on the record date, Cover-All had          shares of common stock outstanding and entitled to vote.
The Cover-All common stock is the only class of securities entitled to vote at the Cover-All special meeting. Each share of Cover-All’s common stock outstanding on the record date entitles the holder thereof to one vote on each matter properly brought before the Cover-All special meeting, exercisable in person or by proxy.
Quorum
In order to conduct the business described above at the Cover-All special meeting, Cover-All must have a quorum present. Stockholders who hold a majority of the Cover-All common stock outstanding as of the close of business on the record date for the Cover-All special meeting and entitled to vote at the meeting must be present either in person or by proxy in order to constitute a quorum to conduct business at the Cover-All special meeting. If Cover-All does not have a quorum at the meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If, in accordance with the Cover-All bylaws, a majority of the stockholders present or represented by proxy votes for adjournment, Cover-All intends to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting.
As of the record date, there were          shares of Cover-All common stock outstanding and entitled to vote at the Cover-All special meeting. Accordingly, the presence, in person or by proxy, of the holders of          shares of Cover-All common stock will be required in order to establish a quorum.
Required Vote
The proposals being submitted for approval by the Cover-All stockholders at the Cover-All special meeting will be approved or rejected on the basis of certain specific voting thresholds. In particular:
•
Cover-All Proposal No. 1:   Approval of the adoption of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the shares of shares of outstanding Cover-All common stock entitled to vote on the matter.

•
Cover-All Proposal No. 2:   Approval of the adjournment of the Cover-All special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger and the Merger Agreement requires the affirmative vote of the majority of the votes cast either in person or by proxy at the Cover-All special meeting.

See also “— Counting of Votes; Treatment of Abstentions and Incomplete Proxies” and “— Shares Held in Street Name; Broker Non-Votes” below.
Approval of the Merger and the Merger Agreement (Cover-All Proposal No. 1) is a required condition to the completion of the Merger. If Cover-All Proposal No. 1 is not approved by the Cover-All stockholders, Cover-All and Majesco cannot complete the Merger.
Concurrently with the execution of the Merger Agreement, RENN entered into the Voting Agreement with Majesco with respect to the aggregate 7,634,400 shares of Cover-All common stock held by RENN as of such date. As of           , 2015, the latest practicable date before the printing of this proxy statement/prospectus, these Shares constituted approximately 28.7% of the issued and outstanding Cover-All common stock. Pursuant to the Voting Agreement, among other things, RENN agreed to vote these shares (i) in favor of the Merger at every meeting (or in connection with any action by written consent) of the stockholders of the Cover-All at which such matters are considered and (ii) against, among other things, any proposal opposing or competing with the Merger. The Voting Agreement terminates upon the earlier of (i) mutual termination by the parties thereto, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the consummation of the Merger, (iv) the transfer of the Subject Shares, (v) an amendment to the Merger Agreement without the consent of RENN or (vi) July 30, 2015 or such later date as the parties may agree under certain provisions of the Merger Agreement.
The Voting Agreement does not change the amount of votes required to approve Cover-All Proposal No. 1 or 2. For more information, see the section entitled “The Voting Agreement.”
Counting of Votes; Treatment of Abstentions and Incomplete Proxies
Failure to Vote
If a Cover-All stockholder fails to submit a proxy as instructed on the enclosed proxy card and fails to vote at the Cover-All special meeting, such stockholder’s shares will not be counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Cover-All special meeting, and will have the same effect as voting AGAINST Cover-All Proposal No. 1 (adoption of Merger Agreement and Merger). Failure to take action will have no effect on the outcome of Cover-All Proposal No. 2 (adjournment to solicit additional proxies).
Abstentions
If a Cover-All stockholder submits a proxy and affirmatively elects to abstain from voting, that proxy will be counted as present for the purpose of determining the presence of a quorum for the Cover-All special meeting, but will not be voted at the Cover-All special meeting. As a result, such abstention will have the same effect as voting AGAINST Cover-All Proposal No. 1 and will have no effect on the outcome of Cover-All Proposal No. 2.
Incomplete Proxies
If a Cover-All stockholder submits a proxy card without indicating how such stockholder wishes to vote, the shares of Cover-All common stock represented by such proxy card will be counted as present for the purpose of determining the presence of a quorum for the Cover-All special meeting and all of such shares will be voted FOR Cover-All Proposal Nos. 1 and 2.
Voting by Cover-All Directors and Executive Officers
As of           , 2015 the latest practicable date before the printing of this proxy statement/prospectus, directors and executive officers of Cover-All beneficially owned and were entitled to vote          shares of Cover-All common stock, or approximately          % of the total outstanding voting power of Cover-All. It is expected that Cover-All’s directors and executive officers will vote their shares FOR the approval of the Merger, although none of them has entered into any agreement requiring them to do so.
Voting of Proxies by Registered Holders
Giving a proxy means that a Cover-All stockholder authorizes the persons named in the enclosed proxy card to vote the stockholder’s shares at the Cover-All special meeting in the manner such stockholder directs. If you are a registered Cover-All stockholder (that is, you hold your stock in your own name), you may vote in person at the Cover-All special meeting or vote by submitting your proxy (i) through the Internet, (ii) by telephone or (iii) by marking, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided. Whether or not you plan to attend the Cover-All special meeting, Cover-All urges you to vote by proxy to ensure that your vote is counted. You may still attend the Cover-All special meeting and vote in person even if you have already voted by proxy.
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To vote in person, come to the Cover-All special meeting and Cover-All will give you a ballot when you arrive.

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To vote using a proxy, simply follow the instructions included in the enclosed proxy card to vote by Internet or telephone or complete, sign and date the enclosed proxy card and return it promptly in the postage-paid envelope provided. If your proxy is received before the Cover-All special meeting, your proxy will be voted as you direct.

Shares Held in Street Name; Broker Non-Votes
If your shares of Cover-All common stock are held in “street name” in a stock brokerage account or by another nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by your broker or other nominee. You may not vote shares of Cover-All common stock held in street name by returning a proxy card directly to Cover-All or by voting in person at the Cover-All special meeting unless you provide a legal proxy, which you must obtain from your broker or other nominee.
Brokers or other nominees who hold shares of Cover-All common stock in street name for a beneficial owner typically have the authority to vote in their discretion on routine proposals, even when they have not received instructions from beneficial owners. However, brokers or other nominees are not allowed to exercise their voting discretion on matters that are determined to be non-routine without specific instructions from the beneficial owner. Broker non-votes are shares held by a broker or other nominee that are represented at the Cover-All special meeting, but with respect to which the broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker or other nominee does not have discretionary voting power on such proposal.
The approval of the Cover-All Proposals are considered non-routine matters under applicable rules of NYSE MKT. Therefore, at the meeting, brokers will not have discretionary power to vote on Cover-All Proposal No. 1 (adoption of the Merger Agreement and the Merger) or Cover-All Proposal No. 2 (solicitation of additional proxies if there are not sufficient votes in favor of the adoption of the Merger Agreement and the Merger). Therefore, if you are a Cover-All stockholder and hold your shares in street name, you should instruct your broker or other nominee on how to vote your shares to ensure that your shares are voted with respect to each of the Cover-All Proposals. Broker non-votes will be counted for purposes of determining whether a quorum exists at the Cover-All special meeting.
Revocability of Proxies and Changes to a Cover-All Stockholder’s Vote
If you are a Cover-All stockholder and wish to change your vote with respect to any proposal, you may do so by revoking your proxy at any time prior to the commencement of voting with respect to such proposal at the Cover-All special meeting by:
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sending a written notice stating that you would like to revoke your proxy to Cover-All’s Corporate Secretary at Cover-All Technologies Inc., 412 Mt. Kemble Avenue, Suite 110C, Morristown, NJ 07960, Attn: Corporate Secretary;

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voting on a later date by the Internet or telephone;

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submitting new proxy instructions on a new proxy card with a later date; or

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attending the Cover-All special meeting and voting in person (but note that your attendance alone will not revoke your proxy).

If you are a Cover-All stockholder of record, revocation of your proxy or voting instructions by written notice must be received by Cover-All’s Corporate Secretary by no later than the close of business on             , 2015, although you may also revoke your proxy by attending the Cover-All special meeting and voting in person. However, if your shares are held in street name by a broker or other nominee and you have instructed such broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those voting instructions.
Solicitation of Proxies
Out-of-pocket expenses incurred in connection with printing and mailing this proxy statement/prospectus will be shared by Cover-All and Majesco in accordance with the Sharing Ratio.
Cover-All may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their costs of soliciting and obtaining proxies from beneficial owners, including the costs of reimbursing brokerage houses and other custodians, nominees and fiduciaries for their costs of forwarding this proxy statement/prospectus and other solicitation materials to beneficial owners. In addition, proxies may be solicited without additional compensation by directors, officers and employees of Cover-All by mail, telephone, fax, or other methods of communication. Cover-All has retained Alliance Advisors LLC to assist Cover-All in the solicitation of proxies from Cover-All stockholders in connection with the Cover-All special meeting. Alliance Advisors LLC will receive a fee of approximately $6,500 as compensation for its services, plus reimbursement of out-of-pocket expenses.
Delivery of Proxy Materials to Households Where Two or More Cover-All Stockholders Reside
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement/prospectus addressed to those stockholders. This process, which is commonly referred to as householding, potentially means extra convenience for stockholders and cost savings for companies.
In connection with the Cover-All special meeting, a number of brokers with account holders who are Cover-All stockholders will be householding Cover-All proxy materials. As a result, a single proxy statement/prospectus will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the applicable stockholders. Once a Cover-All stockholder receives notice from its broker that they will be householding communications to such stockholder’s address, householding will continue until such stockholder is notified otherwise or until such stockholder revokes its consent. If, at any time, a Cover-All stockholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement/prospectus, such stockholder should notify its broker or contact Cover-All’s Corporate Secretary at Cover-All Technologies Inc., 412 Mt. Kemble Avenue, Suite 110C, Morristown, NJ 07960, Attn: Corporate Secretary. Cover-All stockholders who currently receive multiple copies of this proxy statement/prospectus at their address and would like to request householding of their communications should contact their broker.
Attending the Cover-All Special Meeting
All Cover-All stockholders as of the record date, or their duly appointed proxies, may attend the Cover-All special meeting. If you are a registered Cover-All stockholder (that is, if you hold your stock in your own name) and you wish to attend the Cover-All special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the Cover-All special meeting. You should also bring valid picture identification.
If your shares are held in street name in a stock brokerage account or by another nominee and you wish to attend the Cover-All special meeting, you need to bring a copy of a brokerage or bank statement to the Cover-All special meeting reflecting your stock ownership as of the record date. You should also bring valid picture identification. As noted above, stockholders may not vote shares held in “street name” in person at the Cover-All special meeting unless they obtain a legal proxy from the broker or other nominee that holds their shares.

COVER-ALL PROPOSALS
Cover-All Proposal No. 1: Approval of the Adoption of the Merger Agreement and the Merger
Cover-All is asking its stockholders to vote on a proposal to approve the adoption of the Agreement and Plan of Merger, dated as of December 14, 2014, by and between Majesco and Cover-All (as it may be modified or amended) and the completion of the Merger of Cover-All with and into Majesco, with Majesco as the surviving corporation and Cover-All ceasing its corporate existence and the other transactions contemplated therein; and
Required Vote; Recommendation of the Cover-All Board of Directors
Approval of the adoption of the Merger Agreement and the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of Majesco common stock entitled to vote on the matter. A failure to submit a proxy or vote at the Cover-All special meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Cover-All special meeting, and will have the same effect as voting AGAINST Cover-All Proposal No. 1. For purposes of the vote on this proposal, an abstention will be counted as present for the purpose of determining a quorum, but will have the same effect as voting AGAINST Cover-All Proposal No. 1, and a “broker non-vote” will have the same effect as voting AGAINST Cover-All Proposal No. 1.
THE COVER-ALL BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE APPROVAL OF THE ADOPTION OF THE MERGER AGREEMENT AND
THE MERGER.
Cover-All Proposal No. 2: Approval of the Adjournment of the Cover-All Special Meeting, if Necessary, to Solicit Additional Proxies if There Are Not Sufficient Votes in Favor of the Merger Agreement and the Merger
Cover-All is asking its stockholders to vote on a proposal to approve the adjournment of the Cover-All special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger Agreement and Merger.
Required Vote; Recommendation of the Cover-All Board of Directors
Approval of the adjournment of the Cover-All special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Merger Agreement and Merger requires the affirmative vote of a majority of the votes cast either in person or by proxy at the Cover-All special meeting. A failure to submit a proxy or vote at the Cover-All special meeting will result in your shares not being counted as present for the purpose of determining the presence of a quorum, which is required to transact business at the Cover-All special meeting, and will have no effect on the outcome of Cover-All Proposal No. 2 For purposes of the vote on this proposal, an abstention will be counted as present for the purpose of determining a quorum, but will have no effect on the outcome of Cover-All Proposal No. 2, and a “broker non-vote” will have no effect on the outcome of Cover-All Proposal No. 2.
THE COVER-ALL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADJOURNMENT OF THE COVER-ALL SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF THE MERGER AGREEMENT AND MERGER.

MAJESCO’S BUSINESS
Overview
Majesco is a global technology solutions provider focusing on meeting customer needs through the strategic application of tailored business solutions and IT services. In addition to the United States, Majesco’s international presence includes operations and/or subsidiaries in Canada, the United Kingdom, Malaysia, Thailand and India. Majesco possesses proven experience in the life and annuity and property and casualty insurance verticals. Majesco delivers solutions and IT services in core insurance areas including policy administration, product modeling, new business processing, billing, claims and producer lifecycle management and distribution. Currently, Majesco is 100% owned (directly or indirectly) by Mastek, a public limited company domiciled in India whose equity shares are listed on the BSE Limited (Bombay Stock Exchange) and the National Stock Exchange of India Limited. Mastek is a multinational information technology solutions and information technology enabled service company.
Majesco Reorganization
Mastek, Majesco’s current parent, is currently undergoing a de-merger through a scheme of arrangement under India’s Companies Act, 1956 and Companies Act, 2013, pursuant to which its insurance-related business will be separated from Mastek’s non-insurance related businesses, and all insurance-related operations of Mastek that were not directly owned by Majesco will be contributed by Mastek to Majesco. These operations include Mastek’s insurance-related businesses in Canada, Malaysia, Thailand and the United Kingdom, and the India-based offshore insurance-related business. As of the date of this proxy statement/prospectus, certain of these operations and assets, including the Canada, Thailand, Malaysia and the United Kingdom insurance-related operations of Mastek, have already been contributed to Majesco. The contribution of the India-based offshore insurance-related business of Mastek to Majesco is currently ongoing and will be consummated upon receipt of certain court and other regulatory approvals in India which are in the process of being obtained. Majesco expects that all such approvals will be obtained by May 2015 although there can be no assurances to that effect. Also, in connection with the completion of the de-merger, all of Mastek’s equity ownership interest in Majesco will be transferred to a newly-formed publicly-traded company in India, called Majesco Limited, which will be spun-off by Mastek and owned by the shareholders of Mastek. This new publicly-traded parent of Majesco will be a public limited company domiciled in India whose equity shares will be listed on the BSE Limited (Bombay Stock Exchange) and the National Stock Exchange of India Limited. It is a condition to the closing of the Merger that all the insurance-related business of Mastek be contributed, directly or indirectly, to Majesco (such contributions, the “Majesco Reorganization”) prior to the consummation of the Merger.

Below is the organizational chart of Majesco, its parent entities and its subsidiaries after giving effect to the Majesco Reorganization and prior to giving effect to the Merger:
Majesco Organizational Chart

(1)
Majesco repurchased the 10% interest in Vector Insurance which it did not already own in January 2015 and currently owns 100% of Vector Insurance. Majesco plans to merge Vector Insurance with and into itself, upon the completion of which, Majesco will be the surviving entity and Vector Insurance will cease to exist as a separate entity.

(2)
Pending completion of name change; current legal name is Mastek MSC (Thailand) Co., Ltd.

The consummation of the Majesco Reorganization is a condition to the closing of the Merger. Accordingly, for all purposes of the disclosures below in respect of Majesco, all such disclosures have been made on a combined basis to give effect to the Majesco Reorganization as if it had already occurred.

Business
Majesco has been operating in the insurance industry for more than twenty years and has successfully partnered with global insurance companies enabling them to generate growth and increase profitability. Majesco offers an integrated portfolio of IT products and services, comprised of proprietary software solutions, IT consulting, application development, systems integration, application management outsourcing, testing, data warehousing and business intelligence, CRM services and legacy modernization.
Majesco is a global provider of software solutions for the insurance industry. Majesco offers core software solutions for P&C and L&A providers, allowing them to manage policy administration, claims management and billing functions. In addition, Majesco offers a variety of other technology-based solutions that enable organizations to automate business processes and comply with policies and regulations across their organizations. Majesco’s solutions enable customers to respond to evolving market needs and regulatory changes, while improving the efficiency of their core operations, thereby increasing revenues and reducing costs.
Strong customer relationships are a key component of Majesco’s success given the long-term nature of Majesco’s contracts and the importance of customer references for new sales. Majesco’s customers range from some of the largest global insurance carriers in the industry to startups, specialty, mutual companies and regional carriers. As of January 1, 2015, Majesco served approximately 120 insurance customers on a worldwide basis (after giving effect to the Agile Asset Acquisition).
Majesco primarily generates revenues from the licensing of Majesco’s proprietary software and related implementation, support and services fees pursuant to contracts with Majesco’s customers. The license agreements typically range in length from fixed-year terms (which maybe renewable) to perpetual terms. Support services are provided to Majesco’s customers pursuant to multi-year support agreements, and these agreements are typically renewable on an annual basis. Majesco bills its customers for license fees in accordance with the terms of the license agreement, typically payable upon the signing of the agreement and achievement of milestones over the course of a defined period of time. Support fees are payable in advance by the customer on an annualized, quarterly or monthly basis. Majesco primarily derives its service revenues from implementation and training services performed for Majesco’s customers under the terms of a service contract on a time and materials or fixed-price basis.
Over the past several years, Majesco has:
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developed an end-to-end enterprise platform for the insurance sector — Elixir®;

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employed a large number of insurance domain consultants with industry certifications such as LOMA designations and CPCU;

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implemented 100 successful insurance engagements worldwide;

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developed a Dedicated Centre of Excellence for Insurance; and

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cultivated and maintained a premium client base including nine of the top 25 global life and annuity companies.

Majesco generated revenues of  $82.8 million and $68.3 million in fiscal years 2014 and 2013, respectively, and $57.6 million for the nine months ended December 31, 2014.
Agile Asset Acquisition
On January 1, 2015, Majesco consummated the acquisition of substantially all of the assets related to the insurance consulting business of Agile Technologies LLC, a New Jersey limited liability company, or Agile, following the execution by Majesco and Agile of a definitive agreement for the Agile Asset Acquisition on December 12, 2014. Agile is a business and technology management consulting firm. Majesco estimates the total consideration for the Agile Asset Acquisition will amount to approximately $8.5 million, with a total maximum of  $9.2 million possible depending on earn-out payments. Of the estimated approximately $8.5 million total consideration, (1) $1.0 million was paid in connection with the execution of the related acquisition agreement and $2.0 million was paid to Agile in connection with the closing of the acquisition with available cash on hand, (2) approximately $390,000 will be paid in cash as deferred payments over three years to certain former Agile employees who became employees of Majesco in connection with the Agile Asset Acquisition and (3) up to $5.1 million will be paid by way of earn-out over three years based on the satisfaction of certain time milestones and performance targets, with maximum potential aggregate earn-out payments of up to $5.8 million if performance targets are exceeded. Majesco funded the consideration for the Agile Asset Acquisition and all costs related to the acquisition to date using available cash on hand. Majesco subsequently refinanced a portion of the consideration for the Agile Asset Acquisition and costs related to the acquisition through borrowings of approximately $3 million under the Majesco Term Loan with Punjab National Bank (International) Limited (“PNB”), further discussed below.
Through the Agile Asset Acquisition, Majesco acquired the insurance-focused IT consulting business of Agile, as well as business process optimization capabilities and additional technology services including data architecture strategy and services. In connection with the Agile Asset Acquisition, over 40 insurance technology professionals and other personnel formerly employed or engaged by Agile became employees or independent contractors of Majesco. The Agile Asset Acquisition also resulted in the addition of approximately 20 customers to Majesco’s customer base. In connection with the Agile Asset Acquisition, Majesco assumed office leases under which Agile was lessee in New Jersey, Georgia and Ohio, and acquired certain trademarks, service marks, domain names and business process framework of Agile.
Overview of the Insurance Industry
The insurance industry is large, fragmented, highly regulated and complex. In order to effectively manage their operations, insurance carriers require IT systems that integrate with other internal systems, control workflow, enable extensive configurability and provide visibility to every user.
Insurance carriers are currently faced with a wide range of challenges. Increasing competition and rising customer expectations are pushing carriers to make their business more agile, improve their time to market for new products/features and respond quickly to market changes.
Many insurance carriers are experiencing increased operational risk and financial loss due to the inadequacy of their existing legacy core systems. The inherent functional and technical limitations of these systems have impeded carriers’ ability to grow profitability and adapt to the evolving expectations of consumer, commercial and government insurance customers. The insurance industry is facing the demands and risks related to, among other things, the following:
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outdated IT infrastructure and increasing scarcity of experienced workforce;

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increased risk due to continued reliance on inefficient processes;

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losses related to fraud and error in the claims process;

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competitive pressure on underwriting margins; and

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changes in customer expectations.

Majesco’s Solutions
Majesco provides services to insurance carriers from small to large via two business models leveraging Majesco’s proprietary software. The models are (1) licensed use of Majesco’s proprietary software; and (2) ASP a/k/a application hosting using the same proprietary software but hosted on Majesco’s ASP Infrastructure. These insurance carriers in turn leverage Majesco’s software to service their own customers for their various lines of business.
Majesco’s solutions are designed to provide insurance carriers with the core system capabilities required to effectively manage their business and overcome critical industry challenges. Majesco’s offering is comprised primarily of:
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software solutions for the insurance industry; and

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global services including project delivery and implementation of Majesco’s solutions.

Software Solutions
Life, Annuity Pension and Retirement
Majesco delivers proven solutions and IT services in core insurance areas including policy administration, product modeling, new business processing, billing, claims, producer lifecycle management and incentive compensation. Majesco’s life and annuity products and services include:
Products:
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Elixir® North America Policy Administration System

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Elixir® Distribution Management

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New Business & Underwriting

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Implementation Services

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STG Policy Administration

Services:
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Enterprise Application Services

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Business Intelligence & Data Warehousing

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Testing

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Enterprise Mobility

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Portals

Property and Casualty/General Insurance
Majesco is a global provider of P&C software products and services. Majesco develops products that are generally in line with latest technology trends, highly configurable, and customizable. Majesco’s P&C and general insurance products and services include:
Products:
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STG Policy Administration

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STG Billing

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STG Product Modeler

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STG Claims

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Distribution Management

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Implementation Services

Services:
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Enterprise Application Services

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Business Intelligence & Data Warehousing

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Testing

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Enterprise Mobility

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Portals

Global Services
Majesco offers project delivery and implementation services, backed by Majesco’s methodologies and best practices, for its software solutions portfolio. Majesco also offers its customers support and maintenance for the software. Majesco’s maintenance plan covers bug fixes and new releases.
Majesco’s Growth Strategy
Majesco intends to extend its leadership as a provider of core system software to the global insurance industry. The key elements of Majesco’s strategy include:
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Continue to innovate and extend its technology leadership.   Majesco intends to enhance the functionality of Majesco’s industry-leading software for insurance carriers through continued focus on product innovation and investment in research and development.

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Expand its customer base.   Majesco intends to continue to aggressively pursue new customers by specifically targeting key accounts, expanding its sales and marketing organization, leveraging current customers as references and extending its geographic reach. Majesco targets new customers with its complete solution or by selling one or more of its applications, based on customers’ initial needs.

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Upsell its existing customer base.   Majesco intends to build upon its established customer relationships and track record of successful implementations to sell additional products into its existing customer base.

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Deepen and expand strategic relationships with its system integration partners.   Majesco will continue to collaborate with, and seek to increase the value that its solutions generate for, its strategic partners. Majesco believes these efforts will encourage its partners to drive awareness and adoption of its software solutions throughout the insurance industry.

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Increase market awareness of its brand and solutions.   Majesco intends to continue to use its key partnerships, customer references and marketing efforts to strengthen its brand and reputation, enhance market awareness of its solutions as a global provider of core system software to the insurance industry.

Intellectual Property
Majesco relies on a combination of contractual provisions and intellectual property law to protect its proprietary technology. Majesco believes that due to the dynamic nature of the computer and software industries, copyright protection is less significant than factors such as the knowledge and experience of its management and personnel, the frequency of product enhancements and the timeliness and quality of its support services.
Majesco seeks to protect the source code of its products as trade secret information and as an unpublished copyright work, although Majesco generally agrees to place its source code into escrow in connection with entering into new customer agreements. Majesco also relies on security and copy protection features in its proprietary software. Majesco distributes its products under software license agreements which grant customers a personal, non-transferable license to use its products and contain terms and conditions prohibiting the unauthorized reproduction or transfer of its products. As of today, Majesco does not hold any patents.

Competition
The market to provide software solutions to the insurance industry is highly competitive and fragmented. This market is subject to changing technology, shifting customer needs and introductions of new products and services. Majesco’s competitors vary in size and in the breadth and scope of the products and services offered. Majesco’s current principal competitors include:
Area of Product/Service	Competitors
Internally developed software	Many large insurance companies have sufficient IT resources to maintain and augment their own proprietary internal systems, or consider developing new custom systems.
IT services firms	Firms such as Accenture, CSC, Cognizant, CGI, Mphasis and Tata Consultancy Services Limited offer software and systems or develop custom, proprietary solutions for the insurance industry.
Insurance software vendors	Vendors such as Accenture, Guidewire Software, Inc., FINEOS, Innovation Group, ISCS, OneShield, Inc., StoneRiver, Inc., Sapiens International Corporation, Exigen, and TIA Technology A/S provide software solutions that are specifically designed to meet the needs of insurance carriers.
Horizontal software vendors	Vendors such as Pegasystems Inc. and SAP AG offer software that can be customized to address the needs of insurance carriers.
Sales and Marketing
Majesco markets its software and services primarily through a direct sales force. Strategic partnerships with consultants and systems integrators are important to its sales efforts because they influence buying decisions, help it to identify sales opportunities, and complement its software and services with their domain expertise and professional services capabilities.
To support its sales efforts, Majesco conducts a broad range of marketing programs, including client and industry targeted solution campaigns, trade shows, solution seminars and webinars, and press relations, its consulting staff, business partners, and other third parties also conduct joint and separate marketing campaigns that generate sales leads.
Major Customers
As of January 1, 2015, Majesco’s product line was in use in approximately 120 companies worldwide (after giving effect to the Agile Asset Acquisition). For the fiscal years ended March 31, 2014 and March 31, 2013 and the fiscal year ended June 30, 2012, we had one, two and two customers who contributed revenues equal to 10% or more of Majesco’s total revenues for the respective years. For fiscal year 2014, Majesco’s largest customer was State Farm, which constituted approximately 19.8% of total revenues. For fiscal year 2013, Majesco’s two largest customers were State Farm and Fidelity, which constituted approximately 19.6% and 10.4% of total revenues, respectively. For fiscal year 2012, Majesco’s largest customers were Fidelity and Microsoft, which constituted approximately 12% and 11%, respectively, of total revenues.
For the fiscal year ended March 31, 2014, Majesco’s top five customers generated approximately 37.7% of our revenue with no one customer representing greater than 20% of revenue. Majesco expects that its top five customers will continue to account for a significant portion of revenue for the foreseeable future.
Legal Proceedings
From time to time, Majesco is party to ordinary and routine litigation incidental to its business. Majesco does not expect the outcome of such litigation to have a material effect on its business or results of operations.
Backlog
As of March 31, 2014, Majesco had unrecognized licenses and support services or professional services backlog of unbilled work totaling $52.5 million, which will be recognized by March 31, 2015. As of

December 31, 2014, Majesco had unrecognized licenses and support services or professional services backlog of unbilled work totaling $44.9 million, which will be recognized by December 31, 2015.
Employees
As of January 1, 2015, Majesco had a total of 1,792 full-time employees and had no part-time employees on a worldwide basis after giving effect to the Agile Asset Acquisition. By country, Majesco had a total of 231 employees in the United States; a total of 12 employees in Canada; a total of 15 employees in the United Kingdom (“UK”); a total of 11 employees in Thailand; a total of 62 employees in Malaysia; and a total of 1,461 employees in India, in each case, as of January 1, 2015. In addition, as of January 1, 2015, Majesco actively received services from a total of 28 individuals in their capacities as independent contractors (of which, 16 are in the United States, six are in Malaysia, five are in India and one is in the UK).
None of Majesco’s employees are covered by collective bargaining arrangements or represented by a union with respect to their employment with Majesco. Management considers relations with Majesco’s employees to be good.
Property and Facilities
Majesco leases office space in the United States, Canada, the United Kingdom, Malaysia, Thailand and India. It leases approximately 37,796 square feet in the United States (after giving effect to the Agile Asset Acquisition); approximately 1,808 square feet in Canada; approximately 1,549 square feet in Malaysia; approximately 150 square feet in Thailand; approximately 690 square feet in the United Kingdom; and approximately 141,442 square feet in India. The lease terms for the spaces that Majesco currently occupies are generally three to ten years. Majesco believes that its existing facilities are adequate for its current needs.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information is presented to illustrate the estimated effect of  (i) the consummation of the merger with Cover-All Technologies Inc, and Subsidiary (“Cover-All”) by Majesco, pursuant to the Merger Agreement; (ii) the Agile Asset Acquisition, pursuant to the Asset Purchase and Sale Agreement dated December 12, 2014 with effective date of January 1, 2015; (iii) the related financing to fund partly the Agile asset acquisition; and (iv) the related tax effects from these transactions.
The following unaudited pro forma condensed combined balance sheet data as of December 31, 2014 includes the historical combined balance sheet of Majesco (after giving effect to the Majesco Reorganization) as of December 31, 2014, the historical consolidated balance sheet of Cover-All as of December 31, 2014, and the historical consolidated balance sheet of Agile as of December 31, 2014, giving pro forma effect to the Merger with Cover-All and the Agile Asset Acquisition as if each had been completed on December 31, 2014.
Majesco has a fiscal year-end of March 31st and Cover-All and Agile have a fiscal year-end of December 31st. The following unaudited pro forma condensed combined statement of operations for the fiscal year ended March 31, 2014 and the nine month period ended December 31, 2014 reflects the historical combined statement of operations of Majesco (after giving effect to the Majesco Reorganization) for its fiscal year ended March 31, 2014 and the nine months ended December 31, 2014, and the historical consolidated statement of operations of Cover-All and Agile for the twelve-month period ended December 31, 2013 and the nine months ended September 30, 2014, giving pro forma effect to the Merger with Cover-All and the Agile asset acquisition as if each had been completed on April 1, 2013.
The unaudited pro forma condensed combined consolidated financial information are presented for illustrative purposes only, and are not necessarily indicative of the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the entities been combined during the periods presented. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the preliminary acquisition-date fair value of the identifiable assets acquired and liabilities assumed reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary from the actual amounts that will be recorded upon consummation of the Merger of Cover-All and Agile Asset Acquisition.

Majesco
Unaudited Pro-Forma Condensed Combined Statement of Operation for the Year Ended March 31, 2014
(All amounts are in thousands of US Dollars except per share data and as stated otherwise)
	Historical			Pro-forma adjustments	Note No.	Pro-forma combined
	Majesco	Cover-All	Agile
Revenue	$82,837	$20,483	$8,784	$(430)	3(f)	$111,674
Cost of revenue	45,748	10,736	5,962	250	3(e), 3(f) & 3(g)	62,696
Gross profit	$37,089	$9,747	$2,822	$(680)		$48,978
Operating expenses
Selling, general and administrative expenses	$22,746	$4,874	$3,065	$1,944	3(e) & 3(g)	$32,629
Research and development expenses	10,102	2,315	—	—		12,417
Restructuring charges	—	319	—	(319)	3(h)	—
Amortisation of Capitalized Software	—	4,646	—	(4,646)	3(e)	—
Total operating expenses	$32,848	$12,154	$3,065	$(3,021)		$45,046
Income/(Loss) from operations	$4,241	$(2,407)	$(243)	$2,341		$3,932
Interest income	89	—	—	—		89
Interest expense	(63)	(464)	(15)	34	3(b)(ii) & 3(c)	(508)
Other income/(expenses), net	546	4	—	—		550
Income/(Loss) before provision for income taxes	$4,813	$(2,867)	$(258)	$2,375		$4,063
Provision for income taxes	(1,893)	(30)	—	(141)	3(i)	(2,064)
Net Income/(Loss)	$2,920	$(2,897)	$(258)	$2,234		$1,999
Pro-forma earnings per common and equivalent share:
Basic	$0.02	—	—	—		$0.01
Diluted	0.02	—	—	—		0.01
Shares used in pro-forma per share computation:
Basic	183,450,000	—	—	36,250,600	3(j)	219,700,600
Diluted	183,450,000	—	—	36,250,600	3(j)	219,700,600
The accompanying notes are an integral part of this
unaudited pro-forma condensed combined financial information.

Majesco
Unaudited Pro-Forma Condensed Combined Statement of Operation for the
Nine Months Ended December 31, 2014
(All amounts are in thousands of US Dollars except per share data and as stated otherwise)
	Historical			Pro-forma adjustments	Note No.	Pro-forma combined
	Majesco	Cover-All	Agile
Revenue	$57,565	$15,213	$7,508	$(873)	3(f)	$79,413
Cost of revenue	34,123	8,248	4,856	(404)	3(e), 3(f) & 3(g)	46,823
Gross profit	$23,442	$6,965	$2,652	$(469)		$32,590
Operating expenses
Selling, general and administrative expenses	$15,575	$3,786	$2,246	$1,053	3(e) & 3(g)	$22,660
Research and development expenses	7,868	802	—	—		8,670
Restructuring charges	1,075	—	—	(1,075)	3(h)	—
Amortisation of Capitalized Software	—	1,118	—	(1,118)	3(e)	—
Total operating expenses	$24,518	$5,706	$2,246	$(1,140)		$31,330
Income/(Loss) from operations	$(1,076)	$1,259	$406	$671		$1,260
Interest income	31	—	—	—		31
Interest expense	(60)	(286)	(9)	25	3(b)(ii) & 3(c)	(330)
Other income/(expenses), net	874	—	—	—		874
Income/(Loss) before provision for income taxes	$(231)	$973	$397	$696		$1,835
(Provision)/Benefit for income taxes	513	(46)	—	(842)	3(i)	(375)
Net Income/(Loss)	$282	$927	$397	$(146)		$1,460
Pro-forma earnings per common and equivalent share:
Basic	$0.00	—	—	—		$0.01
Diluted	0.00	—	—	—		0.01
Shares used in pro-forma per share computation:
Basic	183,450,000	—	—	36,250,600	3(j)	219,700,600
Diluted	183,450,000	—	—	36,250,600	3(j)	219,700,600
The accompanying notes are an integral part of this
unaudited pro-forma condensed combined financial information.

Majesco
Unaudited Pro-Forma Condensed Combined Balance Sheet as of December 31, 2014
(All amounts are in thousands of US Dollars except per share data and as stated otherwise)
	Historical			Pro-forma adjustments	Note No.	Pro-forma combined
	Majesco	Cover-All	Agile
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,279	$4,565	$466	$(1,151)	3(a), 3(b)(ii) & 3(c)	$7,159
Short term investments	429	—	—	—		429
Restricted cash	303	—	1,000	(1,000)	3(a)	303
Accounts receivables, net	12,055	2,533	1,368	(350)	3(a); 3(f)	15,606
Unbilled accounts receivable	5,259	—	—	—		5,259
Deferred income tax assets	1,292	864	—	(864)	3(a)	1,292
Prepaid expenses and other current assets	3,656	361	77	(1,000)	3(b)(ii), 3(b)	3,094
Total current assets	$26,273	$8,323	$2,911	$(4,365)		$33,142
Property and equipment, net	1,069	500	20	—		1,589
Goodwill	11,676	1,039	—	25,839	3(a)	38,554
Capitalized Software Development Cost	—	6,474	—	(6,474)	3(a)	—
Intangible assets, net	549	—	—	11,490	3(a)	12,039
Deferred income tax assets	3,259	2,661	—	(2,661)	3(a)	3,259
Other assets	34	173	—	—		207
Total Assets	$42,860	$19,170	$2,931	$23,829		$88,790
LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES
Debt, current portion	$17	$1,962	$—	$(1,843)	3(c)	$136
Accounts payable	56	1,413	307	(175)	3(a), 3(f)	1,601
Accrued expenses and other liabilities	13,846	1,437	1,598	1,863	3(a) & 3(b)(ii)	18,744
Deferred revenue	7,030	2,454	—	—		9,484
Deferred income tax liabilities	200	—	—	—		200
Total current liabilities	$21,149	$7,266	$1,905	$(155)		$30,165
Debt, net of current portion	$34	$234	$—	$3,000	3(b)(ii)	$3,268
Other liabilities	989	—	—	—		989
Total Liabilities	$22,172	$7,500	$1,905	$2,845		$34,422
Commitments and contingencies	—	—	—	—		—
STOCKHOLDERS’ EQUITY
Common stock	$367	$268	$—	$(195)	3(b)(i) & 3(d)	$440
Additional paid-in capital	38,563	33,057	—	550	3(b)(i) & 3(d)	72,170
Accumulated other comprehensive income	2,226	—	—	—		2,226
Accumulated (deficit)/retained earnings	(20,556)	(21,655)	1,026	20,629	3(d)	(20,556)
Total equity of common stockholder	$20,600	$11,670	$1,026	$20,984		$54,280
Non-controlling Interest	88	—	—	—		88
Total stockholders’ equity	$20,688	$11,670	$1,026	$20,984		$54,368
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$42,860	$19,170	$2,931	$23,829		$88,790

The accompanying notes are an integral part of this
unaudited pro-forma condensed combined financial information.

Majesco
Notes to Unaudited Pro-Forma Condensed Combined Financial Information
(In thousands of US Dollars, except per share data)
1.
BASIS OF PRO-FORMA PRESENTATION

The accompanying pro-forma statement of operations for the year ended March 31, 2014 and for the nine months period ended December 31, 2014, give effect to Majesco’s acquisition of Cover-All and Agile’s as discussed in Note 2(a) & 2(b), as if such acquisition had occurred on April 1, 2013, combining the results of Majesco for the year ended March 31, 2014 and for the nine months period ended December 31, 2014, Cover-All and Agile for the year ended December 31, 2013 and for the nine months period ended September 30, 2014. The accompanying pro-forma balance sheet as December 31, 2014 gives effect to the Cover-All and Agile acquisition as if it had occurred on December 31, 2014, combining Majesco’s December 31, 2014 balance sheet with Cover-All & Agile December 31, 2014 balance sheet. The pro-forma financial information is unaudited and does not purport to represent what Majesco’s combined results of operations would have been if the Cover-All and Agile acquisition had occurred on April 1, 2013, or what those results will be for any future periods; or what Majesco’s combined balance sheet would have been if the Cover-All and Agile acquisition had occurred on December 31, 2014.
The pro-forma adjustments and pro-forma financial information included herein were prepared using the acquisition method of accounting as per business combination standard as issued by the FASB. This standard requires, among other things, that identifiable assets acquired and liabilities assumed in the acquisition be recognized at their fair values as of the acquisition date. In addition, the standard establishes that the consideration transferred be measured at the closing date of the acquisition at the then-current market price. The transaction fees and expenses have been excluded from the unaudited pro-forma condensed combined statements of operation as they are non-recurring in nature.
The actual results reported in periods following the transactions may differ significantly from those reflected in these unaudited pro-forma financial information for a number of reasons, including, but not limited to, differences between the assumptions used to prepare these unaudited pro-forma financial information and actual amounts, cost savings from operating efficiencies, timing and impact of potential synergies.
2.
ACQUISITIONS

a)
Cover-All

On December 14, 2014, Majesco has entered into a definitive merger agreement with Cover-All Technologies Inc. (‘Cover-All’), an insurance software company listed on NYSE MKT, in a 100% stock-for-stock transaction, pursuant to which Cover-All’s stockholders will receive 16.5% of the outstanding shares of common stock of the combined company with Majesco as the surviving entity. The transaction is subject to the filing and effectiveness of a registration statement with the Securities and Exchange Commission, Cover-All stockholder approval, certain regulatory approvals and that the shares of Majesco common stock will be listed on the NYSE MKT.

The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Cover-All, with the excess recorded as goodwill.
Assets acquired		Amount
Current assets		7,459
Current liabilities		5,304
Net Working capital		2,155
Property & equipment, net		500
Other non-current assets		173
Total Tangible assets		2,828
Borrowings		2,196
Net Tangible assets		632
Identifiable Intangible Assets
Customer Contracts	2,050
Customer Relationships	3,340
Technology	3,300	8,690
Fair value of net assets acquired		9,322
Purchase consideration		33,680
Goodwill		24,358

b)
Agile

On December 12, 2014, Majesco entered into the agreement with Agile to acquire its technology management consulting business from January 1, 2015.
The following table sets forth a preliminary allocation of the estimated purchase consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Agile, with the excess recorded as goodwill.
Assets acquired		Amount
Non-cash Working capital		700
Property & equipment, net		20
Net Tangible assets		720
Identifiable Intangible Assets
Customer Contracts	540
Customer Relationships	2,260	2,800
Fair value of net assets acquired		3,520
Purchase consideration		6,040
Goodwill		2,520

The following table summarizes the consideration paid or payable for acquisition of Agile
Amount
Consideration
Cash	$3,000
Present value of Deferred consideration	1,430
Present value of Contingent consideration	1,610
Fair value of total consideration transferred	$6,040

The total purchase price allocation of Cover-All and Agile is considered preliminary and is subject to change once Majesco receives certain information it believes is necessary to finalize its determination of the fair value of assets acquired and liabilities assumed. Thus the allocation of total purchase price is subject to refinement, and additional adjustments to record the fair value of all assets acquired and liabilities assumed may be required.

3.
PRO-FORMA ADJUSTMENTS

The pro-forma financial information is based upon the historical combined financial statements of Majesco and historical consolidated financial statements Cover-All and Agile and certain adjustments which Majesco believes are reasonable to give effect to the Cover-All and Agile acquisition. These adjustments are based upon currently available information and certain assumptions, and therefore the actual adjustments will likely to differ from the pro-forma adjustments. The pro-forma financial information included herein was prepared using the acquisition method of accounting for the business combination. However, Majesco believes that the preliminary purchase price allocation and other related assumptions utilized in preparing the pro-forma financial information provide a reasonable basis for presenting the pro-forma effects of the Cover-All and Agile acquisition.
Other than those described below, Majesco believes there are no adjustments, in any material respects, that need to be made to present the pro-forma financial information in accordance with U.S. GAAP.
The adjustments made in preparing the pro-forma financial information are as follows:
a)
Fair Value Acquisition Accounting Adjustments:

For purposes of the pro-forma presentation, the following adjustments were made to reflect our estimate of the fair value of the net assets acquired:
The intangible assets with finite lives of Cover-All and Agile have been increased by approximately $8,690 and $2,800 to reflect our estimate of the fair value of the acquired intangible assets like customer relationships, customer contracts, and technology. The purchase price allocated to these intangible assets was based on management’s forecasted cash inflows and outflows to calculate the fair value of assets purchased with consideration to other factors including an independent valuation of management’s assumptions.
Capitalized software development cost, amounting to $6,474 is recharacterized as identifiable intangible asset (Technology asset - refer note 3(e)). The deferred tax asset of Cover-All amounting to $3,525 primarily related to net operating loss carry forwards is considered as not realizable due to change in control or otherwise. A pro-forma adjustment is made to reflect the elimination of the aforesaid assets from pro-forma balance sheet as of December 31, 2014.
Pro-forma adjustment is made to reflect the assets and liabilities of Agile not acquired or assumed over by the Company. Consequently, Cash and cash equivalents, Restricted cash, Accounts receivables, Accounts payable, and Accrued expenses and other liabilities have been decreased by $308, $1,000, $216, $41, and $1,177, respectively.
Goodwill, representing the total excess of the total purchase price over the fair value of the net assets acquired. Goodwill recognized on acquisition of Cover-All and Agile aggregates to $26,878. Goodwill recognized in historic financial statement of Cover-All amounting to $1,039 is subsumed within the goodwill to be recognized on consummation of merger of Cover-All, accordingly the net impact on pro-forma condensed combined balance sheet is $25,839.
This allocation is based on preliminary estimates; the final acquisition cost allocation may differ materially from the preliminary assessment outlined above. Any changes to the initial estimates of the fair value of the identifiable assets acquired and liabilities assumed will be allocated to goodwill.
b)
Acquisition funding

(I)
Cover-All

The Cover-All acquisition will be settled by issuing common stock of the company. At the time of the Merger, each share of Cover-All common stock issued and outstanding immediately prior to the merger (other than shares owned by Cover-All or the Cover-All Subsidiary, which will be cancelled at the time of merger without further consideration) will be automatically cancelled and extinguished and converted into the right to receive the number of shares of Majesco common stock of Majesco multiplied by the Exchange Ratio. The Exchange Ratio is 0.21466,

which is the exchange ratio expected to result in a number of shares of common stock of the combined company such that, at the time of merger, the common stock of the combined company issued in respect of the issued and outstanding common stock of Cover-All and issued or issuable with respect to outstanding options and restricted stock units and other equity awards of Cover-All will in the aggregate represent 16.5% of the total capitalization on a fully diluted basis of the combined company, as provided in the Merger Agreement.
Accordingly, 36,250,600 shares of  $0.002 each will be issued to the shareholders of Cover-All. Consequently, common stock of Majesco is increased by $73 and additional paid in capital is increased by $33,607. Refer note 3(d) for elimination of equity balance of Cover-All and Agile.
(ii)
Agile

The Agile acquisition is being partly settled by the upfront cash payment amounting to $3,000 and balance of  $ 3,040 is payable as in future as deferred consideration or contingent consideration.
As of December 31, 2014, Prepaid expenses and other current assets include $1,000 which was paid in advance by Majesco against its upfront cash payment of  $3,000. In January 2015, the Company has taken a loan of  $3,000 to refinance the upfront cash payment made by Majesco related to Acquisition of Agile. The loan is expected to be repaid over a period of 3 years beginning from August 2016. Loan will bear interest at LIBOR + 2.75% and guarantee fees of 0.95% p.a.
Adjustments were made in the pro-forma financial information to reflect the settlement of acquisition obligation and the interest expense that will be paid on borrowings under the term loan facility, amounting to $131 and $98, for the year ended March 31, 2014 and for the nine months ended December 31, 2014.
c)
Repayment of debt

Cover-All will be required to pay off its current indebtedness in connection with the Merger. Pursuant to the terms of the Merger Agreement, all amounts outstanding under the Credit Agreement (Loan and Security Agreement) of subsidiary of Cover-All will be repaid in full by Cover-All and all indebtedness thereunder will be discharged and such Credit Agreement will be terminated in connection with the consummation of the Merger. Accordingly, a pro-forma adjustment is made to reflect the repayment of debt of  $1,843 of Cover-All and consequent elimination of interest of  $165 and $123 for the year ended March 31, 2014 and for the nine months ended December 31, 2014 on aforesaid loan.
d)
Elimination of equity balance

An adjustment of  $11,670 & $1,026 to eliminate Cover-All’s and Agile’s historical stockholders’ equity balances, respectively, was recorded in the pro-forma balance sheet.
e)
Amortization Expense Related to Acquired Intangible Assets

Acquired finite-lived intangible assets were recorded at their estimated fair value of approximately $11,490. The weighted-average useful life of the acquired intangible assets is estimated at 7 years. Adjustments to record estimated amortization expense of  $2,454 and $1,436, respectively, were made for the year ended March 31, 2014 and the nine months period ended December 31, 2014, and were reflected in the pro-forma condensed combined statements of operation as follows:
			Amortization
Intangible Asset	Fair Value	Life (in years)	Year ended March 31, 2014	Nine months ended December 31, 2014	Statement of operations classification
Customer Contracts	$2,590	1 – 3	$1,224	$513	Selling, General & Administrative
Customer Relationships	5,600	6 – 11	680	510	Selling, General & Administrative
Technology	3,300	6	550	413	Cost of Revenue
Total	$11,490		$2,454	$1,436

Capitalized Software development cost is recharacterized as identifiable intangible asset (Technology asset). While preparing pro-forma financial information, an adjustment is passed to reflect the reversal of amortization expenses on capitalized software development cost, amounting to $4,646 and $1,118 and for the year ended March 31, 2014 and nine months period ended December 31, 2014, respectively.
f)
Elimination of transactions and balances between Majesco and Agile

The Company has made certain transactions with Agile. While preparing pro-forma financial information, these transactions have been eliminated partially since both the companies have different fiscal year ends or otherwise. Revenue of Majesco and Cost of revenue of Agile has been eliminated to the extent of  $430 for the year ended March 31, 2014 and $873 for the nine months ended December 31, 2014. Transactions amounting to $143 for the year ended March 31, 2014 and $46 for the nine months ended December 31, 2014 could not be eliminated due to different fiscal year ends of both the Companies or otherwise. Accounts receivable and Accounts payable have been eliminated to the extent of  $134 as of December 31, 2014.
g)
Payable to Employees

While preparing pro-forma financial information, an adjustment is passed to reflect the payments to be made to employees of Agile (without attrition adjustment) every year for three years, amounting to $390 in aggregate if they continue to be in employment with Majesco for three years. These expenses amounting to $130 and $56 are included in Cost of revenue and $40 and $30 in Selling, general and administrative expenses in the pro-forma condensed and combined statement of operations for the year ended March 31, 2014 and nine months period ended December 31, 2014, respectively.
h)
Restructuring expenses:

Adjustment to neutralize the impact of the pre-tax restructuring costs (non-recurring in nature), recognized in Statements of Operation of Majesco related to severance payments to former employees and professional fees for restructuring amounting to $0 and $1,075, for the year ended March 31, 2014 and nine months period ended December 31, 2014, respectively, and in case of Cover-All related to severance payments to former employees amounting to $319 and $Nil for the year ended March 31, 2014 and nine months period ended December 31, 2014 respectively.
i)
Income Taxes

Agile is not subject to income tax at state and federal level. A pro-forma adjustment is made to reflect the income tax on profit before tax of Agile using the applicable tax rate of Majesco, which is 39.3%, during the year ended March 31, 2014 and nine months ended December 31, 2014.
Adjustments to income tax (provision)/benefit have been recorded for the other pro-forma adjustments using the applicable tax rate, which is 39.3%, during the periods for which the pro-forma condensed and combined statement of operations are presented.
j)
Earnings per Common Share

Pro-form earnings per common share for the year ended March 31, 2014 and the nine months period ended December 31, 2014, have been calculated using the weighted average number of common shares outstanding used by Majesco in its earnings per share calculations, after considering the additional common shares issued by the Majesco to the shareholders of Cover-All. Refer to note 3(b)(i) for shares used in pro-forma per share computation.

MAJESCO’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This discussion of Majesco’s financial condition and results of operations should be read together with the financial statements and notes contained elsewhere in this proxy statement/prospectus. Certain statements in this section and other sections are forward-looking. While Majesco believes these statements are accurate, its business is dependent on many factors, some of which are discussed in the sections entitled “Risk Factors” and “Majesco’s Business” in this proxy statement/prospectus. Many of these factors are beyond Majesco’s control and any of these and other factors could cause actual results to differ materially from the forward-looking statements made in this proxy statement/prospectus. See the section entitled “Risk Factors” for further information regarding these factors. Majesco undertakes no obligation to release publicly the results of any revisions to the statements contained in this section to reflect events or circumstances that occur subsequent to the date of this proxy statement/prospectus.
Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) includes the following: a business overview that provides a high level summary of our operating results that affect our business; a more detailed analysis of our results of operations; our liquidity and capital resources, which discusses key aspects of our statements of cash flows, changes in our balance sheets and our financial commitments; and a summary of our critical accounting policies and estimates we believe are important to understanding the assumptions and judgments incorporated in our reported financial results. Our MD&A should be read in conjunction with the Selected Financial Data and Financial Statements contained in this proxy statement/prospectus. The following discussion contains forward-looking statements that are subject to risks and uncertainties. Actual results may differ from those referred to herein due to a number of factors, including but not limited to risks described in section entitled “Risk Factors” in this proxy statement/prospectus.
All currency amounts in this MD&A are in thousands unless indicated otherwise. Except where context requires otherwise, references in this MD&A to “Majesco,” “we” or “us” are to Majesco and its subsidiaries on a worldwide consolidated basis after giving effect to the Majesco Reorganization.
Overview
Majesco is a global provider of software solutions for the insurance industry. We offer core software solutions for P&C and L&A providers, allowing them to manage policy administration, claims management and billing functions. In addition, we offer a variety of other technology-based solutions that enable organizations to automate business processes and comply with policies and regulations across their organizations. Our solutions enable customers to respond to evolving market needs and regulatory changes, while improving the efficiency of their core operations, thereby increasing revenues and reducing costs.
Strong customer relationships are a key component of our success given the long-term nature of our contracts and the importance of customer references for new sales. Our customers range from some of the largest global insurance carriers in the industry to startups, specialty, mutual companies and regional carriers. As of January 1, 2015, we served approximately 120 insurance customers on a worldwide basis (after giving effect to the Agile Asset Acquisition).
We generate revenues primarily from the licensing of our proprietary software and related implementation, support and services fees pursuant to contracts with our customers. License revenues are not accounted separately from software services revenues as the services are essential to software functionality and include significant modification or customization of the software. The license agreements typically range in length from fixed-year terms (which maybe renewable) to perpetual terms. Support services are provided to customers pursuant to multi-year support agreements, and these agreements are typically renewable on an annual basis. We bill customers for license fees in accordance with the terms of the license agreement, typically payable upon the signing of the agreement and achievement of milestones over the course of a defined period of time. Support fees are payable in advance by the customer on an annualized, quarterly or monthly basis. We primarily derive service revenues from implementation and training services performed for our customers under the terms of a service contract on a time and materials or fixed-price basis.

A few of our highlights of our fiscal year ended March 31, 2014 were:
•
Revenues of  $82,837 with a gross profit of 44.8%;

•
$10,102 in research and development expenses;

•
Net income of  $ 2,920;

•
EBITDA of  $6,763, representing 8.2% of revenue; and

•
Five new customers.

For an unaudited reconciliation of U.S. GAAP net income to EBITDA for the year ended March 31, 2014 and nine months ended March 31, 2013, see “— Results of Operations — Fiscal Year Ended March 31, 2014 (Twelve Months) Compared to Fiscal Year Ended March 31, 2013 (Nine Months) —  EBITDA.”
On January 1, 2015, we consummated the Agile Asset Acquisition. We estimate the total consideration for the Agile Asset Acquisition will amount to approximately $8,500, with a total maximum of  $9,200 possible depending on earn-out payments. Of the estimated approximately $8,500 total consideration, (1) $1,000 was paid in connection with the execution of the related acquisition agreement, and $2,000 was paid in connection with the closing of the acquisition with available cash on hand, (2) approximately $390 will be paid in cash as deferred payments over three years to certain former Agile employees who became employees of Majesco in connection with the Agile Asset Acquisition and (3) up to $5,110 will be paid by way of earn-out over three years based on the satisfaction of certain time milestones and performance targets, with maximum potential aggregate earn-out payments of up to $5,810 if performance targets are exceeded. We funded the consideration for the Agile Asset Acquisition and all costs related to the acquisition to date using available cash on hand. We subsequently refinanced a portion of the consideration for the Agile Asset Acquisition and costs related to the acquisition through the Majesco Term Loan discussed below.
Although we cannot accurately determine the amounts attributable thereto, our net revenues and results of operations have been affected by inflation experienced in the U.S., Indian and other economies in which we operate through increased costs of employee compensation and other operational expenses during the fiscal years ended March 31, 2014, March 31, 2103 and June 30, 2012. To the extent permitted by the marketplace for our products and services, we attempt to recover increases in costs by periodically increasing prices. However, there can be no assurance that we will be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.
We are affected by fluctuations in currency exchange rates with respect to our contracts. We hedge a substantial portion of our foreign currency exposure. For more information, see “— Quantitative and Qualitative Disclosures About Market Risks.”
Our success, in the near term, will depend, in large part, on our ability to: (a) continue to successfully integrate Cover-All and Agile into our business, (b) build up momentum for new sales, (c) cross-sell to existing customers and (d) exceed customer satisfaction through our state of the art products and solutions.
Critical Accounting Policies
Our financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. Critical accounting policies for us include revenue recognition, intangible assets, software development costs, and goodwill.
Revenue and Cost Recognition
We derive our revenue mainly from software services. The software services primarily consist of services performed on a time and material basis and fixed-price contracts basis. For all services, revenue is earned and recognized only when all of the following criteria are met: evidence of an arrangement is obtained, the price is fixed or determinable, the services have been rendered and collectability is reasonably assured. Contingent or incentive revenues are recognized when the contingency is resolved and we conclude the amounts are earned. The method for recognizing revenues and costs depends on the nature of the services rendered.
Time and material contracts
Revenues and costs relating to time and material contracts are recognized as the services are rendered and related costs are incurred.
Fixed-price contracts
We also perform time bound fixed-price engagements under which revenue is recognized using the percentage of completion method of accounting, measured by the percentage of cost incurred over the estimated total cost of each contract. The use of the percentage of completion method reflects the pattern in which the obligations to the customer are fulfilled. We have used an input-based approach since the input measures are a reasonable surrogate for output measures. The cumulative impact of any revision in estimates is reflected in the period in which the changes become known. Provision for estimated loss on such engagements is made during the period in which the loss becomes probable and can be reasonably estimated.
Under our fixed-price contracts, we provide warranty to customers, post completion of the implementation of the software for 30 - 90 days. The costs associated for such services are accrued at the time the related revenue is recorded. We have not provided for any warranty cost for the year ended March 31, 2014 and for the nine months ended March 31, 2013 as historically we had not incurred any expenditure on account of warranties and since the customer is required to formally sign on the work performed, any subsequent work is usually covered by an additional contract.
We issue invoices under our fixed-price contracts based upon the achievement of milestones during a project or other contractual terms. Differences between the timing of billing, based on contract milestones or other contractual terms, and the recognition of revenue are recognized as either unbilled accounts receivable or deferred revenue.
License revenues are not accounted separately from software services revenues if the services are essential to software functionality and include significant modification or customization of the software. If an arrangement does not qualify for separate accounting of the software license and software services, then software license revenues are generally recognized using the percentage of completion method. The arrangements, with software development, related maintenance and post sale customer support services, generally meet the criteria for software development and related services to be considered a separate unit of accounting. Revenue from such maintenance and customer support services are recognized ratably over the term of the underlying maintenance arrangement; while software development and related services revenue are recognized using the percentage of completion method.
All contracts are generally cancellable subject to a specified notice period. All services provided by Majesco through the date of cancellation are due and payable under the contract terms. Revenue is shown net of applicable service tax, sales tax, value added tax and other applicable taxes. We account for volume discount, settlement discount and other applicable allowances/discounts to customers, by netting off the amount of revenue recognized at the time of sale. We have accounted for reimbursements received for out of pocket expenses incurred as revenues in the combined Statement of Operations.
Goodwill and Other Intangible Assets
Goodwill represents the cost of the acquired businesses in excess of the estimated fair value of assets acquired, identifiable intangible assets and liabilities assumed. Goodwill is not amortized but is tested for impairment at the reporting unit level at least annually or as circumstances warrant. If impairment is indicated and carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, then goodwill is written-down. There are no indefinite-lived intangible assets.

Intangible assets other than goodwill are amortized over their estimated useful lives on a straight line basis. The estimated useful life of an identifiable intangible asset is based on a number of factors, including the effects of obsolescence, demand, competition, the level of maintenance expenditures required to obtain the expected future cash flows from the asset and other economic factors (such as the stability of the industry, known technological advances, etc.).
The estimated useful lives of intangible assets are as follows:
Non-compete agreements	3 years
Customer contracts and relationships	5 years
Leasehold benefit	7 years
Intellectual property	5 years
Computer software	1 – 5 years
Impairment of Long-Lived Assets and Intangible Assets
We review long-lived assets and certain identifiable intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During this review, we re-evaluate the significant assumptions used in determining the original cost and estimated lives of long-lived assets. Although the assumptions may vary from asset to asset, they generally include operating results, changes in the use of the asset, cash flows and other indicators of value. Management then determines whether the remaining useful life continues to be appropriate or whether there has been an impairment of long-lived assets based primarily upon whether expected future undiscounted cash flows are sufficient to support the assets’ recovery. If impairment exists, we adjust the carrying value of the asset to fair value, generally determined by a discounted cash flow analysis.
Change in Fiscal Year End
Also, because Majesco changed its fiscal year-end from June 30 to March 31, effective with its fiscal year ended March 31, 2013, its fiscal year ended March 31, 2013 consists of only nine months as compared to 12 months for its fiscal year ended March 31, 2014. In order to facilitate year-to-year comparison, we have prescribed annualized percentage comparison where possible.
Majesco Reorganization
The historical financial statements and information for Majesco and its subsidiaries presented in this proxy statement/prospectus are presented on a combined basis giving effect to the Majesco Reorganization as if it had occurred as of the date of the historical balance sheet data presented in such historical financial statements, or as of the beginning of the periods presented in such historical financial statements, as applicable.

Results of Operations
Fiscal Year Ended March 31, 2014 (Twelve Months) Compared to Fiscal Year Ended March 31, 2013 (Nine Months)
The following table summarizes our consolidated statements of operations for the years ended March 31, 2014 and the nine months ended March 31, 2013, including as a percentage of revenues:
Statement of Operations Data
	Fiscal Years Ended
(U.S. Dollars; dollar amounts in thousands):	March 31, 2014 (12 months)%		March 31, 2013 (9 months)%
Total Revenues	$82,837		$68,272
Total cost of revenues	45,748	55%	41,503	61%
Total gross profit	37,089		26,769
Operating expenses:
Research and development expenses	10,102	12%	5,929	9%
Selling, general and administrative expenses	22,746	27%	19,510	29%
Total operating expenses:	32,848		25,439
Income from operations	4,241		1,330
Interest income	89		35
Interest expense	(63)		(31)
Other income (expenses), net	546		73
Income before provision for income taxes	4,813		1,407
Income taxes	1,893		981
Net income	$2,920	4%	$426	1%

The following table represents revenues by each subsidiary and corresponding geographical region:
	Fiscal years ended
(U.S. dollars; dollar amounts in thousands):	March 31, 2014 (12 months)%		March 31, 2013 (9 months)%
Geography: North America
Legal Entity
Majesco	$17,007	25%	$19,030	34%
Majesco Insurance Software and Solutions Inc.	44,878	65%	33,210	58%
Vector Insurance Services, LLC	1,443	2%	1,084	2%
Majesco Canada Ltd., Canada	5,715	8%	3,449	6%
	$69,043	83%	$56,773	83%
Geography: The United Kingdom
Legal Entity
Majesco UK Limited, UK	$8,684	11%	$7,470	11%
Geography: Other
Legal Entity
Majesco Sdn. Bhd., Malaysia	$3,511	69%	$2,866	71%
Majesco MSC (Thailand) Co. Ltd., Thailand(1)	900	18%	758	19%
Majesco Software and Solutions India Private Limited, India	699	14%	405	10%
	$5,110	6%	$4,029	6%

Total Revenues	$82,837		$68,272

(1)
Pending completion of name change; current legal name is Mastek MSC (Thailand) Co. Ltd., Thailand.

Revenues
Revenues for the year ended March 31, 2014 were $82,837 compared to $68,272 for the nine months ended March 31, 2013 reflecting a decrease of 9.0% on an annualized basis. This was primarily due to modification of a work order with a major customer through a change order to effectuate an early wind down of the services being performed. During the year ended March 31, 2014, we added five new customers representing approximately $1,670 in new revenues.
Gross Profit
Gross profit was $37,089 for the year ended March 31, 2014 compared with $26,769 for the nine months ended March 31, 2013. This represents an annualized increase of 3.9%. Gross profit percentage for the year ended March 31, 2014 also increased to 44.8% from 39.2% for the nine months ended March 31, 2013. The increase in annualized gross profit is due to a higher rate of decrease in costs as compared to the decrease in revenue. As a percentage of revenues, cost of sales decreased to 55.2% for the year ended March 31, 2014 from 60.8% for the nine months ended March 31, 2013.
Salaries and consultant fees were $31,603 for the year ended March 31, 2014 compared to $28,476 for the nine months ended March 31, 2013. This represents an annualized decrease of 16.8% in salaries and consultant fees. We had 1,433 and 1,428 technical and technical support employees as of March 31, 2013 and 2014, respectively. As a percentage of revenues, salaries and consultant fees decreased from 41.7% for the nine months ended March 31, 2013 to 38.2% for the year ended March 31, 2014.
Operating Expenses
Operating expenses were $32,848 for the year ended March 31, 2014 compared to $25,439 for the nine months ended March 31, 2013. This represents an annualized decrease of 3.2%. As a percentage of revenues, operating expenses increased to 39.7% from 37.3%. The decrease in operating expenses was primarily due to a decrease in general and administrative expenses offset by an increase in research and development costs. The decrease in general and administrative expenses is primarily due to a decrease in salaries and consultant fees, travel expenses and employee retirement benefits.
Our historical financial statements include expense allocations from Mastek for certain corporate support services, which are recorded within costs of revenue and operating expenses in the Combined Statements of Operations. Management believes that the basis used for the allocations is reasonable and reflect the portion of such costs attributed to the Majesco operations; however, the amounts may not be representative of the costs necessary to operate as a separate stand-alone company. Management of Majesco is unable to determine what all such costs would have been had Majesco been independent. Following the completion of the Merger, Majesco will perform these functions using its own resources or purchased services.
Majesco also receives service and support functions from Mastek. The costs associated with these support functions have been allocated to Majesco in a proportion corresponding to that proportion which Majesco comprises of Mastek in its entirety, which is considered to be the most meaningful under the circumstances. The costs were allocated to Majesco using various allocation inputs, such as head count, services rendered, and assets assigned to Majesco. These allocated costs are primarily related to corporate administrative expenses, employee related costs, including gratuity and other benefits, and corporate and shared employees. Where determinations based on utilization were impracticable, we used other methods and criteria that are believed to be reasonable estimates of costs attributable to Majesco.
Income from Operations
Income from operations was $4,241 for the year ended March 31,2014 compared to $1,330 for the nine months ended March 31, 2013. This represents an annualized increase of 139.1%. As a percentage of revenues, net income from operations was 5.1% for the year ended March 31, 2014 compared to net income of 1.9% for the nine months ended March 31, 2013.
Other Income
Other income (net) was $572 for the year ended March 31, 2014 compared to $77 for the nine months ended March 31, 2013. The increase resulted primarily from foreign exchange rate gains of  $239.

Tax provision
Tax provision was $1,893 for the year ended March 31, 2014 compared to $981 for the nine months ended March 31, 2013. The main reason for the increase in tax provision is the increase in taxable profits during the year ended March 31, 2014. Our effective tax rate for the year ended March 31, 2014 was 39.3% as compared to 69.7% for nine months ended March 31, 2013. The effective tax rate was higher for the nine months ended March 31, 2013 because of non-deductible expenses.
Net Income
Net income was $2,920 for the year ended March 31, 2014 compared to net income of  $426 for the nine months ended March 31, 2013. This represents an annualized increase of 413.6%. Net income per share, basic and diluted, was $0.02 and $0.02, respectively, for the year ended March 31, 2014 compared to net income per share, basic and diluted, of  $0.00 and $0.00, respectively, for the nine months ended March 31, 2013.
EBITDA
Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP metric, was $6,763 for year ended March 31, 2014 compared to $5,211 for nine months ended March 31, 2013.
The following is an unaudited reconciliation of U.S. GAAP net income to EBITDA for the fiscal year ended March 31, 2014 (twelve months) and the fiscal year ended March 31, 2013 (nine months):
	Fiscal years ended
(U.S. dollars; in thousands):	March 31, 2014 (12 months)	March 31, 2013 (9 months)
Net Income	$2,920	$426
Add:
Provision for income taxes	1,893	981
Depreciation and amortization	2,522	3,881
Interest expense	63	31
Less:
Interest income	89	35
Other income (expenses), net	546	73
EBITDA	$6,763	$5,211
Revenue	82,837	68,272
EBITDA as a % of Revenue	8.2%	7.6%

Nine Months Ended December 31 , 2014 Compared To Nine Months Ended December 31 , 2013
The following table summarizes our consolidated statement of operations for the nine months ended December 31, 2014 and 2013, including as a percentage of revenues:
Statements of Operations Data
	Nine months ended
(U.S. dollars; dollar amounts in thousands):	December 31, 2014	Change %	December 31, 2013
Total revenues	$57,565	(10)%	$64,293
Total cost of revenues	34,123	(2)%	34,874
Total gross profit	23,442		29,419
Operating expenses:
Research and development expenses	7,868	9%	7,237
Selling, general and administrative expenses	15,575	(5)%	16,414
Restructuring charges	1,075		—
Total operating expenses:	24,518		23,651
(Loss)/Income from operations	(1,076)		5,768
Interest income	31	(54)%	68
Interest expense	(60)	9%	(56)
Other income (expenses), net	874	118%	401
Income before provision for income taxes	(231)		6,181
Income taxes	(513)		2,319
Net income	$282		$3,862

The following table represents revenues by each subsidiary and corresponding geographical region:
	Nine months ended
(U.S. dollars; dollar amounts in thousands):	December 31, 2014%		December 31, 2013%
Geography: North America
Legal Entity
Majesco	$7,686	16%	$13,647	25%
Majesco Insurance Software and Solutions Inc.	36,180	77%	35,369	65%
Vector Insurance Services, LLC	452	1%	1,157	2%
Majesco Canada Ltd., Canada	2,853	6%	4,183	8%
	$47,171	82%	$54,356	85%
Geography: The United Kingdom
Legal Entity
Majesco UK Limited, UK	$5,023	9%	$6,226	10%
Geography: Others
Legal Entity
Majesco Sdn. Bhd., Malaysia	$4,062	76%	$2,566	69%
Majesco MSC (Thailand) Co. Ltd., Thailand(1)	565	11%	701	19%
Majesco Software and Solutions India Private Limited, India	744	14%	444	12%
	$5,371	9%	$3,711	5%
Total revenues	$57,565		$64,293

(1)
Pending completion of name change; current legal name is Mastek MSC (Thailand) Co., Ltd.

Revenues
Revenues for the nine months ended December 31, 2014 were $57,565 compared to $64,293 for the nine months ended December 31, 2013 reflecting a decrease of 10.5%. This was primarily due to modification of a work order with a major customer through a change order to effectuate an early wind down of the services being performed and a decrease in revenues from customers to whom we provide IT services. During the nine months ended December 31, 2014, we added four new customers representing approximately $6,093 in new revenues.
Gross Profit
Gross profit was $23,442 for the nine months ended December 31, 2014 compared with $29,419 for the nine months ended December 31, 2013. This represents a decrease of 20.3% or $5,977. Gross profit percentage for the nine months ended December 31, 2014 also decreased to 40.7% from 45.8% for the nine months ended December 31, 2013. This decrease in gross profit is due to a decrease in revenues. Cost of sales was $34,123 for the nine months ended December 31, 2014 compared to $34,874 for the nine months ended December 31, 2013. As a percentage of revenues, cost of sales increased from 54.2% for the nine months ended December 31, 2013 to 59.3% for the nine months ended December 30, 2014.
Salaries and consultant fees were $24,212 for the nine months ended December 31, 2013 compared to $24,193 for the nine months ended December 31, 2014. This represents a decrease of 0.1% in salaries and consultants fees. We had 1,126 and 1,558 technical and technical support employees as of December 31, 2013 and December 31, 2014, respectively. As a percentage of revenues, salaries and consultant fees and expenses increased from 37.7% for the nine months ended December 31, 2013 to 43.0% for the nine months ended December 31, 2014.
Operating Expenses
Operating expenses were $24,518 for the nine months ended December 31, 2014 compared to $23,651 for the nine months ended December 31, 2013. This represents an increase of 3.7%. As a percentage of revenues, operating expenses increased from 36.8% to 42.6%. The increase in operating expenses was primarily due to restructuring expenses and an increase in research and development expenses offset by a decrease in selling, general and administrative expenses.
The decrease in general and administrative expenses is primarily due to a decrease salaries and consultant fees and expenses.
Income/Loss from Operations
Loss from operations was $1,076 for the nine months ended December 31, 2014 compared to income of  $5,768 for the nine months ended December 31, 2013. This represents a decrease of  $6,844 for the nine months ended December 31, 2014 compared with the nine months ended December 31, 2013. As a percentage of revenues, net loss from operations was 1.9% for the nine months ended December 31, 2014 compared to net income of 9.0% for the nine months ended December 31, 2013.
Other Income
Other income was $845 for the nine months ended December 31, 2014 compared to $413 for the nine months ended December 31, 2013. The main reason for the increase was on account of foreign exchange rate gains and other miscellaneous gains.
Tax provision/(Benefits)
Tax benefits were $513 for the nine months ended December 31, 2014 compared to provision of  $2,319 for the nine months ended December 31, 2013. The main reason for the decrease in tax provision is the decrease in taxable profits during the nine months ended December 31, 2014. Our effective tax rate for the nine months ended December 31, 2014 was (222.1%) as compared to 37.5% for nine months ended December 31, 2013. The effective tax rate was higher for the nine months ended December 31, 2014 primarily because of a prior period benefit of  $236 and different tax rates applicable in different tax jurisdictions.

Net Income
Net income was $ 282 for the nine months ended December 31, 2014 compared to net income of  $ 3,862 for the nine months ended December 31, 2013. This represents a decrease of 92.7%. Net income per share, basic and diluted, was $0.00 and $0.00, respectively, for the nine months ended December 31, 2014 compared to net income per share, basic and diluted, of  $0.02 and $0.02, respectively, for the nine months ended December 31, 2013.
EBITDA
Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP metric, was $523 for nine months ended December 31, 2014 compared to $7,655 for nine months ended December 31, 2013.
The following is an unaudited reconciliation of U.S. GAAP net income to EBITDA for the nine months ended December 31, 2014 and the nine months ended December 31, 2013:
	Nine months ended
(U.S. dollars; in thousands):	December 31, 2014	December 31, 2013
Net income	$282	$3,862
Add:
(Benefit)/Provision for income taxes	(513)	2,319
Depreciation and amortization	1,599	1,887
Interest expense	60	56
Less:
Interest income	31	68
Other income (expenses), net	874	401
EBITDA	$523	$7,655
Revenue	57,565	64,293
EBITDA as a % of Revenue	0.9%	11.9%
Liquidity and Capital Resources
Our cash and cash equivalent and short term investments position was $10,041 at March 31, 2014 compared to $9,473 at March 31, 2013, and $3,708 at December 31, 2014 compared to $12,910 at December 31, 2013.
Net cash provided by operating activities was $3,084 for the year ended March 31, 2014 compared to $7,658 for the nine months ended March 31, 2013. We had accounts receivable of  $9,309 at March 31, 2014 compared to $11,325 at March 31, 2013. We had revenues in excess of billings of  $7,827 at March 31, 2014 compared to $7,043 at March 31, 2013. Accounts payable and accrued expenses, and current portions of capital lease obligations amounted to $20,292 and $12,396, respectively, at March 31, 2014 and March 31, 2013, respectively. The average days sales outstanding for the year ended March 31, 2014 and the nine months ended March 31, 2013 were 76 days and 98 days, respectively. The days sales outstanding have been calculated by taking into consideration the average combined balances of accounts receivable and revenue in excess of billings. Net cash used by operating activities was $5,646 for the nine months ended December 31, 2014 compared to $5,383 provided by operating activities for the nine months ended December 31, 2013.
Net cash used by investing activities amounted to $4,931 for the year ended March 31, 2014, compared to $1,442 for the nine months ended March 31, 2013. The increase was due to net purchases of property and equipment of  $1,007 for the year ended March 31, 2014 compared to $720 for the nine months ended March 31, 2013 and an increase in intangible assets of  $847 for the year ended March 31, 2014 compared to and $566 for the nine months ended March 31, 2013. Purchase of investments was $2,869 for the year ended March 31, 2014 compared to $156 for the nine months ended March 31, 2013. Restricted cash increased $208 for the year ended March 31, 2014 compared to an increase of  $0 for the nine months ended

March 31, 2013. Net cash provided by investing activities amounted to $2,062 for the nine months ended December 31, 2014 compared to $1,852 used in net cash by investing activities for the nine months ended December 31, 2013. The decrease in cash used by investing activities were due to net purchases of property and equipment of  $468 for the nine month ended December 31, 2014 compared to $554 for the nine months ended December 31, 2013 and purchases of intangible assets of  $64 for the nine month ended December 31, 2014 compared to $331 for the nine months ended December 31, 2013. Sales of investments generated $2,596 for the nine month ended December 31, 2014 compared to use of  $759 on purchases of investments for the nine months ended December 31, 2013. Restricted cash increased $2 for the nine months ended December 31, 2014 compared to an increase of  $208 for the nine months ended December 31, 2013.
Net cash used in financing activities was $22 for the year ended March 31, 2014 compared to $10 for the nine months ended March 31, 2013 due to increased net payments for capital leases. Net cash used in financing activities was $16 for the nine month ended December 31, 2014 compared to $28 for the nine months ended December 31, 2013 due to net payments for capital leases.
We operate in multiple geographical regions of the world through our various subsidiaries. We typically fund the cash requirements for our operations through license, services, and support agreements. As of December 31, 2014, we had approximately $3,708 of cash, cash equivalents and marketable securities of which approximately $1,284 is held by our foreign subsidiaries. As of December 31, 2013, we had approximately $12,910 of cash, cash equivalents and marketable securities of which approximately $5,715 is held by our foreign subsidiaries. We intend to permanently reinvest these funds outside the U.S., and therefore, we do not anticipate repatriating undistributed earnings from our non-U.S. operations. If funds from foreign operations are required to fund U.S. operations in the future and if U.S. tax has not previously been provided, we would be required to accrue and pay additional U.S. taxes to repatriate these funds.
In connection with the Majesco Reorganization, Majesco will be assuming total liabilities of approximately $5,361 million related to the UK and India operations being contributed to it and its subsidiaries in the Majesco Reorganization.
As a growing company, we have on-going capital expenditure needs based on our short term and long term business plans. Although our requirements for capital expenses vary from time to time, for the next twelve months, we anticipate needing working capital of  $8 to $11 million for new business development activities and infrastructure enhancements.
We believe our cash flows from operations and available borrowings are sufficient to meet our liquidity requirements for the next 12 months, including capital expenditures.
Financing Arrangements
We entered into a secured revolving working capital line of credit facility, together with related security documents (the “Majesco Credit Facility”), with ICICI Bank, New York Branch (“ICICI Bank”) in March 2011 under which the maximum borrowing limit is $5,000. As extended by several extension agreements, the Majesco Credit Facility will terminate by its terms on November 11, 2015. Proceeds from borrowings under the Majesco Credit Facility may be used for working capital. Outstanding principal amounts borrowed under the Majesco Credit Facility are subject to interest at a rate equal to three-month LIBOR plus 350 basis points.
The Majesco Credit Facility is secured by a continuing first priority lien on and security interest in, among other things, all of Majesco’s personal property and assets (both tangible and intangible), including accounts receivable, cash, certificated and uncertificated securities and proceeds of any insurance or indemnity payable to Majesco with respect to the collateral. The Majesco Credit Facility contains financial covenants applicable to Majesco, as well as restrictions on, among other things, the ability of Majesco to incur debt or liens; declare or pay dividends to shareholders; make loans and investments; enter into mergers, acquisitions and other business combinations; engage in asset sales; or amend its governing documents.
Majesco’s obligations under the Majesco Credit Facility are guaranteed by Mastek, subject to the terms and conditions set forth in the related guarantee agreement. Mastek also entered into a subordination agreement with ICICI in connection the Majesco Credit Facility. See “Management of the Combined

Company Following the Merger — Related Person Transactions.” The foregoing description of the Majesco Credit Facility does not purport to be a complete summary and is qualified in its entirety by the full text of the documents comprising the Majesco Credit Facility and related materials, which are attached as exhibits to the registration statement of which this proxy statement/prospectus is a part. As of December 31, 2014, we had no borrowings outstanding, and were in compliance with all financial covenants, under the Majesco Credit Facility.
In January 2015, we entered into a term loan agreement with PNB for the maximum principal amount of  $3,000 together with a related facility letter (the “Majesco Term Loan”). Under the Majesco Term Loan, Majesco is required to provide PNB security in the form of a standby letter of credit from YES Bank in the amount of  $3,000 for a three year term (the “SBLC”). The Majesco Term Loan will become due and payable 10 days before the maturity date of the SBLC, subject to an option to extend at the end of such term conditioned on renewal of the SBLC and renegotiation of the interest rate applicable to the Majesco Term Loan. Majesco may utilize the facility for a period exceeding the term described above provided such additional period does not exceed 12 months or the term of effectiveness of the SBLC. Outstanding principal amounts under the Majesco Term Loan are subject to interest at a rate equal to six-month LIBOR plus 275 basis points, subject to modification if PNB, in its reasonable opinion, perceives a change in the risk associated with the facility or in the case of a breach by Majesco, in each case, in accordance with the terms of the Majesco Term Loan. Interest for the initial six month period of the Majesco Term Loan was required to be deposited with PNB in advance. Subsequent interest payments are required to be made at the end of each successive six month period following the date of disbursement of the Majesco Term Loan.
Proceeds from the Majesco Term Loan were used to refinance a portion of the consideration related to the Agile Asset Acquisition. The foregoing description of the Majesco Term Loan does not purport to be a complete summary and is qualified in its entirety by the full text of the documents comprising the Majesco Term Loan and related materials, which are attached as exhibits to the registration statement of which this proxy statement/prospectus is a part. As of February 1, 2015, we are in compliance with all financial covenants under the Majesco Term Loan.
Dividends and Redemption
Majesco has declared and paid a cash dividend on its common stock only for its fiscal year 2000. It has otherwise been our policy to invest earnings in growth rather than distribute earnings as common stock dividends. This policy, is expected to continue, but is subject to regular review by the Board of Directors.
Quantitative and Qualitative Disclosures About Market Risk
Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. We are exposed to market risk primary due to fluctuations in foreign currency exchange rates and interest rates, each as described more fully below. We do not hold or issue derivative financial instruments for trading or speculative purposes.
Interest Rate Sensitivity
Our exposure to market risk for changes in interest rates relates primarily to our cash and cash equivalents and investments. We do not use derivative financial instruments to hedge interest rate exposure. Our cash and cash equivalents and investments as of December 31, 2014 were $3,279 and $429, respectively. We invest primarily in highly liquid, money market funds and bank fixed deposits. Because of the short-term nature of the majority of the interest-bearing securities we hold, we believe that a 10% fluctuation in the interest rates applicable to our cash and cash equivalents and investments would not have a material effect on our financial condition or results of operations.
The rate of interest on the Majesco Credit Facility, which was in effect as of December 31, 2014, is variable and is based on LIBOR plus a fixed margin. As of December 31, 2014 we had no borrowings outstanding under the Majesco Credit Facility and as such did not have exposure to changes in interest rates in connection with such facility.
Foreign Currency Exchange Risk
Our reporting currency is the U.S. dollar. However, payments to us by customers outside the U.S. are generally made in the local currency. Accordingly, our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Canadian dollar, Indian rupee, British pound, Thai baht and Malaysian ringgit. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy.
For the year ended March 31, 2014 and the nine months ended March 31, 2013, we generated approximately 23.6% and 21.9%, respectively of our gross revenues outside of the United States. The effect of foreign exchange rate changes on cash and cash equivalents resulted in a loss of  $432 and a gain of  $187 for the year ended March 31, 2014 and nine months ended March 31, 2013, respectively. For the year ended March 31, 2014 and nine months ended March 31, 2013, we had a foreign exchange gain of approximately $271 and $32, respectively. We estimate that a 10% movement in foreign currency rates would have the effect of creating a foreign exchange rate gain or loss of approximately $781.
We use foreign currency forward contracts and par forward contracts to hedge our risks associated with foreign currency fluctuations related to certain commitments and forecasted transactions. The use of hedging instruments is governed by Majesco’s policies which are approved by our Board of Directors. We designate these hedging instruments as cash flow hedges. Derivative financial instruments we enter into that are not designated as hedging instruments in hedge relationships are classified as financial instruments at fair value through profit or loss.
The aggregate contracted U.S. dollar principal amounts of foreign exchange forward contracts (sell) and par forward contracts (sell) outstanding as of December 31, 2014 amounted to $21,520 and $0, and, as of March 31, 2014, amounted to $23,560 and $250, respectively. The aggregate contracted Canadian dollar principal amounts of the Majesco’s foreign exchange forward contracts (sell) outstanding as of March 31, 2014 amounted to CAD 250. The outstanding forward contracts as of December 31, 2014 mature between 1 month to 23 months. As of March 31, 2014 and December 31, 2014, $214 and $265 respectively, each net of tax, of the net gains/(losses) related to derivatives designated as cash flow hedges recorded in accumulated other comprehensive income (loss) are expected to be reclassified into earnings within the subsequent 12 months. The outstanding foreign exchange forward contracts in U.S. dollars as of March 31, 2014 are designated as in hedge relationship and there will be no impact on our statement of operations due to a strengthening or weakening of 10% in the foreign exchange rates.
The fair value of derivative financial instruments is determined based on observable market inputs and valuation models. The derivative financial instruments are valued based on valuations received from the relevant counterparty (i.e., bank). The fair value of the foreign exchange forward contract and foreign exchange par forward contract has been determined as the difference between the forward rate on reporting date and the forward rate on the original transaction, multiplied by the transaction’s notional amount (with currency matching). The following table provides information of fair values of derivative financial instruments:
	Asset		Liability
	Noncurrent*	Current*	Noncurrent*	Current*
As of December 31, 2014 Designated as hedging instruments under Cash Flow Hedges (in thousands)
Foreign exchange forward contracts	$6	$440	$58	$39
Total	$6	$440	$58	$39
As of March 31, 2014 Designated as hedging instruments under Cash Flow Hedges (in thousands)
Foreign exchange forward contracts	$132	$599	$2	$242
Foreign exchange par forward contracts	—	—	—	52
	$132	$599	$2	$294
Not designated as hedging instruments
Foreign exchange forward contracts	$—	$8	$—	$—
	$—	$8	$—	$—
Total	$132	$607	$2	$294

*
The noncurrent and current portions of derivative assets are included in ‘Other Assets’ and ‘Prepaid Expenses And Other Current Assets’, respectively and of derivative liabilities are included in ‘Other Liabilities’ and ‘Accrued Expenses And Other Liabilities’, respectively in the Combined Balance Sheet.

For more information on foreign currency translation adjustments and cash flow hedges and other derivative financial instruments, see Notes 4 and 6 to our financial statements for the nine months ended December 31, 2014 and Notes 2, 4 and 11 to our financial statements for the year ended march 31, 2014.
Contractual Obligations
The following table summarizes our known contractual obligations as of March 31, 2014:
Payments due by period
(in thousands)
Contractual Obligations	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Capital Leases	$67	$24	$43	—	$—
Operating Leases	953	667	286	—	—
Purchase Obligations	—	—	—	—	—
Long-Term Debt	—	—	—	—	—
Other Obligations – Contingent Consideration	628	400	228	—	—
Total	$1,648	$1,091	$557	$—	$—

As of March 31, 2014, our operating leases consisted of leases for office space in the United States, Canada, the United Kingdom, Malaysia, Thailand and India for terms ranging from three to ten years each. Many of these leases include renewal options, with renewal periods generally between two to five years. We also leased automobiles under capital leases. Contingent consideration reflects discounted future cash flows during the earn-out period related to our acquisition of the assets of SEG Software, LLC in November 2010. See Notes 4, 7 and 20 to our consolidated financial statements as well as “Majesco’s Business — Property and Facilities” for additional information related to our capital and operating leases and other contractual obligations.
In addition to our contractual obligations set forth in the table above, we also have contractual and non-contractual employee benefits and related obligations, including those described below:
(1)
Obligations under a post-employment defined benefit plan (the “Gratuity Plan”) covering all employees in India who are eligible under the terms of their employment, and governed by India’s Payment of Gratuity Act, 1972. The Gratuity Plan provides a lump sum payment to vested employees at retirement or upon termination of employment based on the respective employee’s salary and the years of employment with Majesco. We determine our liability towards the Gratuity Plan on the basis of actuarial valuation. Actuarial gains and losses arising from experience adjustments, and changes in actuarial assumptions are recognized immediately in the combined Statement of Operations as income or expense. These obligations are valued by independent qualified actuaries. We evaluate these critical actuarial assumptions at least annually. If actual results differ significantly from our estimates, our gratuity expense and our results of operations could be materially impacted. Our aggregate obligations under the Gratuity Plan were $19 for the year ended March 31, 2014.

(2)
We have obligations with respect to the encashment of leave balances of certain of our employees in India and other countries. Our aggregate obligations under provision for accrued vacation (leave encashment) were $660 for the year ended March 31, 2014. Our total obligations under leave encashment was $2,582 as of March 31, 2014.

(3)
We pay contributions to a defined contribution pension scheme covering our employees in Canada and the United Kingdom. The assets of the scheme are held separately from those of Majesco in an independently administered fund. We contributed $41 to the fund during the year ended March 31, 2014.

(4)
Senior employees of our Indian subsidiary are entitled to superannuation, a defined contribution plan (the “Superannuation Plan”). We make a yearly contribution to the Superannuation Plan, which is administered and managed by the Life Insurance Corporation of India based on a specified percentage (presently at 12.5% to 15% depending on the grade of the employee) of each covered employee’s basic salary. We contributed $29 towards the Superannuation Plan during the year ended March 31, 2014.

(5)
In accordance with Indian law, generally all employees in India are entitled to receive benefits under the Provident Fund, which is a defined contribution plan. Both the employee and the employer make monthly contributions to the plan at a predetermined rate (presently at 12% each) of the employees’ basic salary. These contributions are made to the fund which is administered and managed by the Government of India.

(6)
We make payments to defined contribution plans established and maintained in accordance with the local laws of the United States and of the jurisdictions in which our subsidiaries are located. Our aggregate monthly contributions to all of these plans are charged to combined Statement of Operations in the year they are incurred and there are no further obligations under these plans beyond those monthly contributions. We contributed $11 in the aggregate towards all these contribution plans during the year ended March 31, 2014.

See Notes 2(l) and 12 to our consolidated financial statements for the year ended March 31, 2014 for additional information.
In addition, as of March 31, 2014, we had gross unrecognized tax benefits of  $172. At this time, we are unable to make a reasonably reliable estimate of the timing of payments in individual years in connection with these tax liabilities; therefore, such amounts are not included in the above contractual obligations table. See Note 14 to our consolidated financial statements for additional information.
Off-Balance Sheet Arrangements
We do not maintain any off-balance sheet arrangements, transactions, obligations or other relationships with unconsolidated entities that would be expected to have a material current or future effect upon our financial condition or results of operations.
Recent Accounting and Auditing Developments
Recently Issued Accounting Standards
In March 2013, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2013-05, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. The amendments in this update provide clarification regarding the release of a cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets within a foreign entity. The guidance will be effective for annual reporting periods beginning after December 15, 2013, and interim periods within those annual periods for public companies and for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods for private companies. The Company’s current accounting policies comply with this guidance; accordingly the Company does not expect the amendment will have a material impact to its combined financial position or results of operations.
In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The amendments in this update provide guidance on the presentation of unrecognized tax benefits and will better reflect the manner in which an entity would settle, at the reporting date, any additional income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses, or tax credit carryforwards exist. The guidance will be effective for annual reporting periods beginning after December 15, 2013, and interim periods within those annual periods for public companies and for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods for private companies. The guidance will be applied prospectively for the year ended March 31, 2016 and interim periods of this year. The Company does not expect the amendment will have a material impact to its combined financial position or results of operations.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Accounting Standards Codification (“ASC”) 606), which, when effective, will supersede the guidance in former ASC 605, Revenue Recognition. The new guidance requires entities to recognize revenue based on the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for annual periods beginning after December 15, 2016 and interim periods within that year for public companies and effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018 for private companies. Early adoption is not permitted. The Company will adopt this standard for the year ended March 31, 2019 and interim periods of the year ended March 31, 2020. The Company is currently evaluating the impact of this standard on its combined financial position and results of operations.
Emerging Growth Company
We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have taken advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates for complying with new or revised accounting standards.
New Independent Accountant
In November 2014, we engaged MSPC Certified Public Accountants and Advisors, P.C. as our principal independent accountant to audit our financial statements. No audit had previously been conducted of the consolidated financial statements of Majesco and its subsidiaries on a stand-alone basis.

COVER-ALL’S BUSINESS
General
We provide advanced, cost-effective business-focused solutions to the property and casualty insurance industry. Our customers include insurance companies, agents, brokers and MGAs. Our proprietary technology solutions and services are designed to enable our customers to introduce new products quickly, expand their distribution channels, reduce costs and improve service to their customers. In addition, we also offer an innovative Business Intelligence suite of products to enable our customers to leverage their information assets for real time business insights and for better risk selection, pricing and financial reporting.
In December 2013, we announced general availability of Cover-All Dev Studio, a visual configuration platform for building new and maintaining existing pre-built commercial insurance products for Cover-All Policy.
In December 2011, we expanded our portfolio of insurance solutions by acquiring the assets of a recognized claims solution provider, Ho’ike Services, Inc., doing business as BlueWave Technology (“BlueWave”). The acquisition of claims software marked another milestone in our goal of becoming a leading full solution provider to the property and casualty insurance industry.
Our software products and services focus on the functions required to underwrite, rate, quote, issue, print, bill and support the entire lifecycle of insurance policies and with the BlueWave acquisition, the important claims functions. Our products and services combine an in-depth knowledge of property and casualty insurance with an innovative and proprietary state-of-the-art technology platform. Our products provide advanced insurance functionality available on an “off-the-shelf” basis yet also provide additional flexibility for accommodating a high degree of customization for our customers to compete in the marketplace through differentiation. Our software is licensed for use in the customer’s data centers or can be provided through an ASP, SaaS or the Cloud using third party technology platforms and support.
We generate revenue from software contract licenses, professional services fees from ongoing software customization and continuing support fees for technical and regulatory software updates on a monthly basis. We provide a wide range of professional services including Cover-All software implementations, ongoing product customizations, conversion from existing systems, data integration with other software or reporting agencies and technical services related to Cover-All software. We also offer ongoing support services including incorporating recent insurance rates, rules and forms changes. These support services provide turnkey solutions to our customers as we perform analysis, development, quality assurance, documentation and distribution for delivering changes in a timely fashion.
Our ongoing maintenance and support services, usually through five-year minimum customer contracts, typically generate significant recurring revenue of approximately 25 to 35 cents for every dollar spent on licensing fees. In addition to the traditional pricing model of license, support and professional services, we also offer subscription pricing based on customer size.
We were incorporated in Delaware in April 1985 as Warner Computer Systems, Inc. and changed our name to Warner Insurance Services, Inc. in March 1992. In June 1996, we changed our name to Cover-All Technologies Inc. Our products and services are offered through our wholly-owned subsidiary, Cover-All Systems, Inc., also a Delaware corporation.
Products
Cover-All is focused on core systems and data analytics for the property and casualty insurance marketplace. We offer three categories of product suites. Core system products include Policy and Claims that are part of a modular integrated suite. Studio products include Dev Studio, Test Studio and Conversion Studio for managing development, testing and configuration aspects of insurance products for Cover-All Policy. Finally, data analytics products include various data repositories specifically designed for property and casualty insurance as well as business intelligence capabilities such as reports, KPIs and dashboards and other analytics. These system are designed be sold and operate as standalone platforms as well as an integrated suite. In order to support this strategy, Cover-All has also created a number of reusable foundational software components such as Cover-All Security and Cover-All Content Management Systems which are used in various Cover-All products.
Our latest product, Cover-All Dev Studio, was announced in 2012 and was released in the fourth quarter of 2013. Dev Studio enables Cover-All customers to create new products or change existing products through a powerful set of  “rules and tools.” This product works in conjunction with Cover-All’s pre-built, out-of-the-box ISO products (Commercial Auto, Commercial Package, Business Owners Policy (BOP) and Workers Compensation to give Cover-All customers shorter implementation times with less risk by providing them with the choice of buying versus building and the option to do both as business conditions dictate.
Cover-All Policy
Cover-All Policy platform is a customizable and configurable web-based, data-centric “hub and spoke” software platform built around a shared “information hub” and a suite of pre-built commercial insurance products. Cover-All Policy is designed for insurance agents, brokers and carriers with integrated workflows and access to real-time information. By centralizing the data in the Policy platform and using customized components to enable processes, we can quickly build a unique solution for each customer.
Cover-All Policy is designed to efficiently and rapidly adapt to changes in our customer’s business needs as well as to address the complexity and rate of change of the insurance business, state regulation and technology innovation. The first version of the architecture concept was originally introduced in 2001 and it has been significantly enhanced and expanded every year since. An early version of the product, formerly known as My Insurance Center, utilized our then-existing rating and issuance products. In 2009, we announced MIC NexGen, a set of capabilities designed and built to support the entire policy issuance process to add significant functionality, enhance performance and position Cover-All to introduce new service offerings. Significant development and expansion of both the policy platform and the products in 2010 and extending into 2013 resulted in a new significantly expanded policy administration platform offering called Cover-All Policy and pre-built commercial insurance products including ISO® Commercial Automobile, Commercial Package and Business Owners Policy (BOP) as well as Workers Compensation, collectively known as Cover-All Products.
Our new Cover-All Policy platform is a powerful set of tools and capabilities providing full policy support (data capture, rate, quote, issue, statistical reporting, print, audits and complete policy lifecycle management) for customized products that we believe is unparalleled in the insurance industry. We have also developed a set of processes and tools that enable us to work together with our customers in an interactive development process that, when combined with our offshore development resources, deliver these products in short time frames. These capabilities have been redesigned and expanded into a revolutionary “Rules and Tools” product called Cover-All Dev Studio, announced in 2012 and released in the fourth quarter of 2013.
In addition to our ability to create and support custom products, we offer off-the-shelf products including full support for complex products as ISO’s (Insurance Services Office) Commercial Automobile, Commercial Package and BOP for all states as well as full support for Workers Compensation. All of these products were available in 2012. With the delivery of the new pre-built commercial insurance products, we have completely replaced all our older platforms, collectively known as Classic, with new, fully integrated state-of-the-art technologies.
Cover-All’s Policy platform and pre-built commercial insurance products have been redesigned by us to enable us to provide services to our customers that can be measured in terms of quality, speed and value. In addition, we are able to provide a significant number of capabilities to our customers to enable them to customize, personalize and control their Policy platform in real time.
Cover-All Policy is designed to be the platform to serve players throughout the entire insurance value chain, including the insured, agents, brokers, insurance companies and reinsurers. Because it is scalable, Cover-All Policy is able to serve both large and small organizations. It can be accessed securely over the Internet. Cover-All Policy is designed to be deployed globally in the future to adapt to different languages and currencies and to support different insurance products in other countries.

Cover-All Policy provides an integrated platform with baseline common insurance functions that can be customized by us for customers’ business needs. It also provides many configuration capabilities that are used by customers for further tailoring the application. Finally, Cover-All Policy allows end users to personalize screens and content for meeting their roles and responsibilities. In addition, Cover-All Dev Studio can be added to bring even more powerful tools to customers who want more control over development or support alternatives.
Cover-All Policy is designed to fully support STP (Straight-Through-Processing). Cover-All Policy enables our customers to utilize our rating, policy issuance, billing and other software components into a fully-integrated platform that, among other things, eliminates redundant data entry. Information is stored in a client-centric database and becomes immediately available to other users or functions. Cover-All Policy may be customized to generate user alerts when a user-specified condition occurs. Additionally, Cover-All Policy has been designed to allow the customer to configure features according to their own look and feel preferences and workflow processes. For instance, the browser-based user interface allows employees, agents and other end users to personalize their desktops so they see only the information they need or desire. We believe that Cover-All Policy allows our customers to reduce costs, leverage the latest technologies, better manage risk, provide better service to their customers, enter new markets, introduce new products and grow premiums.
We are investing in research and development for evolving the Policy platform to meet customers’ business needs in a rapidly changing marketplace. We have added new and advanced capabilities to Cover-All Policy including rules-based underwriting, financial modules for determining profitability by policy, account-centric and policy-centric views, integration with partners’ accounting, claims processing systems, mass update, geocoding for all locations, advanced policy audits and certain other new components. Cover-All Policy is being made available to users either for in-house implementation or through our ASP. We also support “Software as a Service” (SaaS) to meet emerging customer requirements.
Cover-All Policy offers the following benefits to our customers:
•
Straight-Through-Processing — Business acquisition and the processing side of commercial property and casualty insurance is not only complex but it is highly regulated and spans across multiple constituents in the value chain. Straight-Through-Processing helps customers to reduce expenses, provide faster service times and obtain a higher degree of compliance. Policy provides Straight-Through-Processing through browser-based accessibility, roles-based security, rules-based underwriting, advanced workflow referrals and comprehensive insurance processing functions such as rating, issuance, printing and statistical coding.

•
Speed To Market — In a highly competitive insurance marketplace, insurers seek to maintain competitive advantage and high profit margins through innovation and introduction of new insurance products. The information-hub architecture of Policy enables development of complex and custom products in rapid timeframes.

•
Regulatory Compliance — In highly state regulated insurance industry, compliance requires frequent software updates and audit capabilities. Policy provides regulatory updates, which are delivered on a monthly basis through our support services.

•
Security — Policy provides roles-based security with fine-grained access control, and encryption with data auditing helps enterprise data centers meet their security requirements.

•
Configurability — Policy provides a wide scope of customization to allow Policy to meet customers’ business and operational needs while taking advantage of its baseline common capabilities for achieving cost-effective and rapid implementation.

•
Integration — Policy provides real-time integration with audit logs for seamlessly integrating Cover-All software with other systems in our customers’ technical ecosystem.

•
Openness and Scalability — Policy is based on open technologies such as J2EE, XML, Oracle and Web 2.0 (AJAX, GWT) through which we can deliver technological changes. Policy is designed to scale “horizontally” without adding significant cost to meet customers’ growing business needs.

The Cover-All Policy software uses a unique design that separates the “insurance product definition” from the actual technology “engines.” The sophistication of this design is intended to enable us to stay current with technology innovations while preserving our “insurance knowledge” investment. In addition, by centralizing many of the complexities of insurance in the core (similar to a video game console), we are able to create metadata-driven “cartridges” that define the actual insurance product (rates, rules, forms, etc.) very quickly. In addition, Policy is designed for change and flexibility.
The Cover-All Policy software and products support the following policy functions:
•
Data capture and editing

•
Rating

•
Policy issuance including multiple recipient print

•
All policy transactions including quotes, new lines, endorsements, renewals, audits and cancellations

•
Statistical coding

•
Full Policy Print (with variable data)

•
Audits

•
Out of Sequence Processing

•
Full Policy Life Cycle support

•
Installments

Cover-All Policy is designed to accommodate all lines of property and casualty insurance. We believe that it is especially effective in coping with the complexity and variability of commercial lines of insurance.
We believe that this flexibility of Cover-All Policy is a competitive advantage, and we have utilized its capabilities to develop many custom products as well as all state support for NCCI-based Workers Compensation and ISO-based Commercial Automobile, Commercial Package and Businessowners Policy. The new Cover-All Policy and pre-built commercial insurance products replaced our earlier MIC Rating & Issuance products that have been in use by our customers for many years. Today, we offer off-the-shelf support for most commercial business in all 50 states, the District of Columbia and Puerto Rico.
Both the older Rating & Issuance and the new Cover-All Policy platform leverage the Engine/Metadata design and are fully integrated. The innovative design of the product isolates insurance product knowledge from the application itself in data files, referred to as “Metadata.” We have built an extensive knowledge base, estimated at more than 100 person-years of effort, in this Metadata that defines the details of virtually hundreds of insurance policy types and coverages.
The Cover-All Policy and the older MIC Rating & Insurance product are in use in over 30 companies.
The new Cover-All Policy administration platform provides the following advanced capabilities:
•
Dynamic data capture for reducing data entry and different views for brokers and underwriters

•
Improved user interface and features for boosting user productivity

•
Custom and complex rating algorithm

•
Custom or branded document generation capability

•
Rapid development of new products and changes in existing products

•
Better audit support for compliance checks

•
Out of Sequence endorsement processing

Cover-All Policy — Functional Capabilities
We have a deep inventory of insurance software components combined with a sophisticated implementation platform. Policy includes the following critical components:
•
Cover-All Policy Portal

•
Enterprise, Customer-centric Oracle

•
Underwriting Tools

•
End User access to information in real time — Straight-Through-Processing

•
Rating and Issuance

•
Full policy lifecycle support

•
Clear and comprehensive data collection with extensive real time edits

•
Policy history — easy policy changes and useful for activities such as coverage inquiries

•
On-line system, screen and field level look-ups

•
On-line Commercial Lines Manual Tables and Footnotes

•
Easy and direct system navigation

•
Standard ISO (Insurance Service Office)/NCCI coverages and rates support

•
Company customized coverages and rates support

•
Fully automated recipient-driven issuance of insurance policies, worksheets, ID cards, etc., including print preview

•
Policy database

•
Multiple company/program/state/coverage support

•
Templates to reduce data entry time database

•
Advanced Billing Capabilities — integrating with NetSuite

•
Claims Repository

•
Customer Relationship Management

•
Agency and Program Management

•
Advanced Administration Tools

•
Access to Web Services and Information Providers

•
Policy Dashboard — premium and loss information

•
Advanced Workflows, Diaries

•
Electronic Underwriting files

•
Compliance Assist, Help Desk

•
Interfaces to “back end” accounting and reporting systems

•
Policy-level Premium and Loss Information for profitability tracking/accounting

•
Quote, Binder, Policy Lifecycle support

Cover-All Business Intelligence
Access to accurate and timely information can be a significant competitive advantage for better pricing, risk selection and service. With this access to information, our customers can develop insights and tools to create competitive advantage. The nimbleness of Cover-All Policy can then be leveraged to open new markets, develop new products, or implement new predictive modeling tools to improve underwriting.
In order to exploit these information-driven opportunities, in April 2010 we purchased certain assets of Moore Stephens Business Solutions LLC (“MSBS”), a provider of custom business intelligence solutions for the property and casualty insurance industry. While creating custom business intelligence solutions for a number of insurance clients, MSBS had developed a template for new customers that created a starting point for new implementations. Utilizing our experience in creating customizable, out-of-the-box products, we developed a new product that, while utilizing some of the design concepts of MSBS, is designed to be both fully integrated with Cover-All Policy and BlueWave Claims (in progress) and a stand-alone product with interfaces to other policy administration, claims and reinsurance systems. This new product will be sold as an additional component to Policy customers and will “plug in” to their existing Cover-All Policy, as well as to other customers to interface with their existing infrastructure of systems.

Cover-All Claims
In December 2011, Cover-All purchased the assets of BlueWave Claims, an innovative software solution designed to provide full support for Claims processing using modern technology. BlueWave Claims was in use at two companies at the time of our acquisition and is still in use there today. Cover-All is currently in the process of expanding and redesigning the functionality and technology platform to take advantage of the capabilities built for Policy. In addition, we are in the process of integrating Policy, Business Intelligence and Claims.
We continue to utilize and expand these capabilities to expand and leverage our ability to respond to broadening marketplace and new customer opportunities with solutions that address the special needs of carriers, managing general agents, agents, brokers and third party providers with both off-the-shelf and custom solutions.
We are also increasing and enhancing our services portfolio. We have expanded our professional services with conversion and interface offerings. We developed new rules-based capabilities to enable us to implement data exchange services that will save our customers time and effort converting to our products or linking our products to existing systems. We also have developed a “custom” service offering for customers who desire specially-tailored services, service level agreements and other services that enable them to achieve their business objectives.
We believe that our business-focused approach allows customers to accelerate their time to market, solve ongoing business challenges and achieve sustainable competitive advantages during periods of economic uncertainty.
Competition
The computer software and services industry is highly competitive and rapidly changing, as current competitors expand their product offerings and new companies enter the marketplace. Cover-All leverages their experience and knowledge of insurance combined with in-depth understanding of software architectures and technology to create software and solutions that are innovative, flexible and functionally rich. Because of our extensive base of knowledge in the insurance industry combined with innovative uses of technology we believe that our products offer customers certain advantages not available from our competitors. We offer both tools and fully built solutions enabling our customers to choose. Our customers have access to our extensive experience and software inventory in the area of rating and policy issuance of commercial lines policies, among the most complex of insurance transactions. We have expanded our solution suite to include Business Intelligence and Claims (Billing in design) which will give our customers access to an integrated suite of core system needs.
There are a number of larger companies, including computer software, services and outsourcing companies, consulting firms, computer manufacturers and insurance companies that have greater financial resources than we have and possess the technological ability to develop software products similar to those we offer. These companies represent a significant competitive challenge to our business. Very large insurers that internally develop systems similar to ours may or may not become our major customers for software or services. We compete on the basis of our insurance knowledge, products, service, price, system functionality and performance and technological advances.
Marketing
We maintain an in-house sales and marketing staff. We also utilize outside consultants and other complimentary service providers to market our products. We are redesigning our Internet site and are establishing linkages to portals and other websites. We will continue to expand as we focus on the Internet as a valuable source of information for current and potential customers interested in our products and services. We participate in, display and demonstrate our software products at industry trade shows. Our consulting staff, business partners and other third parties also generate sales leads. We also communicate with our existing customers in a variety of ways.
Research And Development
Our business is characterized by rapid business and technological change. We believe our success will depend, in part, on our ability to meet the new needs of our customers and the marketplace as well as continuing to enhance our products based on new technologies. Accordingly, we must maintain ongoing research and development programs to add value to our suite of products, as well as any possible expansion of our product lines.
Our goal with all of our products and services is to enhance the ease of implementation, functionality, long-term flexibility and the ability to provide improved customer service.
Research and development expenses were $1,130,070, $2,315,000 and $912,000 for the years ended December 31, 2014, 2013 and 2012, respectively.
Intellectual Property
We rely on a combination of trade secret, copyright and trademark laws, nondisclosure and other contractual agreements and technical measures to protect our proprietary rights. We currently have no patents or patent applications pending.
Backlog
We had no unrecognized licenses, support services or professional services backlog of unbilled work of as of December 31, 2014.
Major Customers
Our product line is in use in over 30 companies. For the years ended December 31, 2014, 2013 and 2012, we had two, two and four customers who contributed revenues in excess of 10% of our total revenues for the respective years.
For the years ended December 31, 2014, 2013 and 2012, one customer, a unit of American International Group, Inc. (“AIG”), generated approximately 18%, 24% and 12% of our revenues, respectively. The aggregate percentage of our total revenues generated by AIG, including certain other units which were former customers, for the years ended December 31, 2014, 2013 and 2012, respectively, is 18%, 24% and 19%. For the years ended December 31, 2014, 2013 and 2012, Secura, a second customer, which is not affiliated with AIG, generated approximately 24%, 11% and 7% of our revenues, respectively.
As our business has grown, we have become less reliant on any one major customer, including AIG or its affiliates.
Legal Proceedings
From time to time, Cover-All is party to ordinary and routine litigation incidental to its business. Cover-All does not expect the outcome of such litigation to have a material effect on its business or results of operations.
Employees
As of December 31, 2014, we had 60 employees, all of whom were full-time employees, and approximately 115 independent contractors primarily providing technical services under a contract with Synechron in India. None of our employees is represented by a labor union, and we have not experienced any work stoppages. We believe that relations with our employees are good.

COVER-ALL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
This discussion of Cover-All’s financial condition and results of operations should be read together with the consolidated financial statements and notes contained elsewhere in this proxy statement/prospectus. Certain statements in this section and other sections are forward-looking. While Cover-All believes these statements are accurate, its business is dependent on many factors, some of which are discussed in the sections entitled “Risk Factors” and “Cover-All’s Business.” Many of these factors are beyond Cover-All’s control and any of these and other factors could cause actual results to differ materially from the forward-looking statements made in this proxy statement/prospectus. See the section entitled “Risk Factors” for further information regarding these factors. Cover-All undertakes no obligation to release publicly the results of any revisions to the statements contained in this report to reflect events or circumstances that occur subsequent to the date of this proxy statement/prospectus, except as required by law. Except where context requires otherwise, references in this MD&A to “Cover-All,” “we” or “us” are to Cover-All and its subsidiary on a consolidated basis.
OVERVIEW
We are a supplier of software products for the property and casualty insurance industry, supplying a wide range of professional services that support product customization, conversion from existing systems and data integration with other software or reporting agencies. We also offer on-going support services including incorporating recent insurance rate and rule changes in our solutions. These support services also include analyzing the changes, developments, quality assurance, documentation and distribution of insurance rate and rule changes.
We earn revenue from software contract licenses, fees for servicing the product, which we call support services, and professional services. Total revenue in 2014 was $20,478,000 compared to $20,483,000 in 2013, due to an increase in support and professional services offset by a decrease in license revenue.
The following is an overview of the key components of our revenue and other important financial data in 2014:
Software Licenses.   License revenue was $1,101,000 in 2014 compared to $5,947,000 in 2013 as a result of fewer new customer sales and sales to existing customers in 2014. Our new software license revenue is affected by the strength of general economic and business conditions and the competitive position of our software products. New software license sales are characterized by long sales cycles and intense competition. Timing of new software license sales can substantially affect our quarterly results.
Support Services.   Support services revenue was $8,428,000 in 2014 compared to $8,147,000 in 2013. The increase in maintenance revenue in 2014 was mainly due to maintenance from new customer contracts signed 2013. Support services revenue is influenced primarily by the following factors: the renewal rate from our existing customer base, the amount of new support services associated with new license sales and annual price increases.
Professional Services.   The increase in professional services revenue to $10,950,000 in 2014 from $6,388,000 in 2013 was a result of increased demand for new software capabilities and customizations from new customers and our current customer base and implementations of Cover-All Policy for new customers and our current customer base.
Income (Loss) before Provision for Income Taxes.   Income (loss) before provision for income taxes was $366,000 in 2014 compared to $(2,868,000) in 2013, primarily due to an increase in support and professional services revenue offset by a decrease in license revenue, and a decrease in amortization of capitalized software, support and research and development costs.
Income Taxes.   We recorded income taxes of  $52,000 and $30,000 in 2014 and 2013, respectively.
Net Income (Loss).   Net income (loss) for 2014 was $366,000 compared to $(2,898,000) in 2013, mainly as a result of an increase in support and professional services revenue offset by a decrease in license revenue and a decrease in amortization of capitalized software, support and research and development costs.

EBITDA.   Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP measure, was $2,594,000 for 2014 compared to $2,604,000 for 2013.
The following is an unaudited reconciliation of U.S. GAAP net income to EBITDA for the years ended December 31, 2014 and 2013:
	2014	2013
Net Income (loss)	$366,488	$(2,898,377)
Interest income, net	362,256	464,072
Income tax expense	52,479	30,379
Depreciation	229,540	251,853
Amortization	1,582,938	4,755,896
EBITDA	$2,593,701	$2,603,823
EBITDA per common share:
Basic	$0.10	$0.10
Diluted	$0.10	$0.10

Cash Flow.   We generated $2,851,000 in positive cash flow from operations in 2014 and ended the year with $4,565,000 in cash and cash equivalents and $2,533,000 in accounts receivable.
We continue to face competition for growth in 2014 mainly in the marketing and selling of our products and services to new customers caused by a number of factors, including long sales cycles and general economic and business conditions. In addition, there are risks related to customers’ acceptance and implementation delays which could affect the timing and amount of license revenue we are able to recognize. However, given the positive response to our new software from existing customers, the significant expansion of our relationship with a very large customer and the introduction of additional software capabilities, we are expanding our sales and marketing efforts to both new and existing customers. Consequently, we continue to incur additional sales and marketing expense in advance of generating the corresponding revenue.
As we shift over time from software development to deployment, from a financial perspective, the non-cash charges for amortization of developed software will increasingly impact our bottom line. Therefore, in order to provide more visibility to investors, we have decided to also report EBITDA to show what we believe is the Company’s earnings power without the impact of, among other items, amortization. In 2014, the non-cash charge for amortization of capitalized software decreased to $1,491,000 from $4,646,000 in the same period in 2013. Therefore, we believe that EBITDA will be a useful measure of the true earnings power of Cover-All while we complete the development and deployment cycle. As such, we expect to increasingly focus on EBITDA to evaluate our progress.
Critical Accounting Policies and Estimates
The SEC has issued cautionary advice to elicit more precise disclosure in this Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” about accounting policies that management believes are most critical in portraying our financial results and in requiring management’s most difficult subjective or complex judgments.
The preparation of financial documents in conformity with accounting principles generally accepted in the United States of America requires management to make judgments and estimates. On an on-going basis, we evaluate our estimates, the most significant of which include establishing allowances for doubtful accounts, a valuation allowance for our deferred tax assets and determining the recoverability of our long-lived assets. The basis for our estimates are historical experience and various assumptions that are believed to be reasonable under the circumstances, given the available information at the time of the estimate, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily available from other sources. Actual results may differ from the amounts estimated and recorded in our financial statements.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:
•
Revenue recognition

•
Valuation of capitalized software

•
Valuation of allowance for doubtful accounts receivable

•
Deferred tax asset

Revenue Recognition
Revenue recognition rules are very complex, and certain judgments affect the application of our revenue policy. The amount and timing of our revenues is difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause our operating results to vary significantly from quarter to quarter. In addition to determining our results of operations for a given period, our revenue recognition determines the timing of certain expenses, such as commissions, royalties and other variable expenses.
Our revenues are recognized in accordance with FASB ASC 986-605, “Software Revenue Recognition,” as amended. Revenue from the sale of software licenses is predominately related to the sale of standardized software and is recognized when these software modules are delivered and accepted by the customer, the license term has begun, the fee is fixed or determinable, and collectability is probable. Revenue from support services is recognized ratably over the life of the contract. Revenue from professional consulting services is recognized when the service is provided.
Amounts invoiced to our customers in excess of recognizable revenues are recorded as deferred revenues. The timing and amounts invoiced to customers can vary significantly depending on specific contract terms and can therefore have a significant impact on deferred revenues in any given period.
Our revenues are derived from the licensing of our software products, professional services, and support services. We recognize revenue when persuasive evidence of an arrangement exists, we have delivered the product or performed the service, the fee is fixed or determinable, and collection is probable.
License Revenue.   We recognize our license revenue upon delivery, provided that collection is determined to be probable and no significant obligations remain.
Services and Support Revenue.   Our services and support revenue is composed of professional services (such as consulting services and training) and support services (maintenance, support and ASP services). Our professional services revenue is recognized when the services are performed. Our support services are recognized ratably over the term of the arrangement.
Valuation Of Capitalized Software
Costs for the conceptual formulation and design of new software products are expensed as incurred until technological feasibility has been established. Once technological feasibility is established, we capitalize costs to produce the finished software products. Capitalization ceases when the product is available for general release to customers. Costs associated with product enhancements that extend the original product’s life or significantly improve the original product’s marketability are also capitalized once technological feasibility for that particular enhancement has been established. Amortization is calculated on a product-by-product basis as the greater of the amount computed using (a) the ratio that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining economic life of the product. At each balance sheet date, the unamortized capitalized costs of each computer software product is compared to the net realizable value of that product. If an amount of unamortized capitalized costs of a computer software product is found to exceed the net realizable value of that asset, such amount will be written off. The net realizable value is the estimated future gross revenues from that product reduced by the estimated future costs of completing and deploying of that product, including the costs of performing maintenance and customer support required to satisfy our responsibility set forth at the time of sale.

Valuation Of Allowance For Doubtful Accounts Receivable
Management’s estimate of the allowance for doubtful accounts is based on historical information, historical loss levels, and an analysis of the collectability of individual accounts. We routinely assess the financial strength of our customers and, based upon factors concerning credit risk, establish an allowance for uncollectible accounts. Management believes that accounts receivable credit risk exposure beyond such allowance is limited.
Deferred Income Taxes
Deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, we consider tax regulations of the jurisdictions in which we operate, estimates of future taxable income and available tax planning strategies. If tax regulations, operating results or the ability to implement tax planning and strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. We estimate our income tax valuation allowance by assessing which deferred tax assets are more-likely-than-not to be recovered in the future. The valuation allowance is based on our estimates of taxable income in each jurisdiction in which we operate and the period over which the deferred tax assets will be recoverable. If it appears that we will not generate such taxable income, we may need to increase the valuation allowance against the related deferred tax asset in a future period.
RESULTS OF OPERATIONS
The following table sets forth, for the periods indicated, certain items from the consolidated statements of operations expressed as a percentage of total revenues:
	Year Ended December 31,
	2014	2013	2012
Revenues:
License	5.4%	29.0%	24.2%
Support Services	41.2	39.8	51.1
Professional Services	53.4	31.2	24.7
Total Revenues	100.0	100.0	100.0
Cost of Revenues:
License	—	23.4	26.8
Support Services	29.5	34.6	41.2
Professional Services	24.5	17.1	28.8
Total Cost of Revenues	54.0	75.1	96.8
Direct Margin	46.0	24.9	3.2
Operating Expenses:
Sales and Marketing	9.8	11.0	15.8
General and Administrative	17.6	12.8	12.5
Amortization of Capitalized Software	7.3
Acquisition Costs	2.0	—	0.8
Restructuring Cost	—	1.6	—
Research and Development	5.5	11.3	5.6
Total Operating Expenses	42.2	36.7	34.7
Operating Income (Loss)	3.8	(11.8)	(31.5)

	Year Ended December 31,
	2014	2013	2012
Other (Income) Expense:
Interest Expense	1.8	2.3	0.8
Interest Income	—	—	—
Other Expense	—	—	—
Other Income	—	(0.1)	(0.1)
Total Other (Income) Expense	1.8	2.2	0.7
Income (Loss) Before Income Taxes	2.0	(14.0)	(32.2)
Income Tax Expense (Benefit):	0.2	0.2	(1.6)
Net (Loss) Income	1.8%	(14.2)%	(30.6)%

YEAR ENDED DECEMBER 31, 2014 COMPARED WITH YEAR ENDED DECEMBER 31, 2013
Revenues
Total revenues were $20,478,000 for the year ended December 31, 2014 compared to $20,483,000 for the year ended December 31, 2013. License fees were $1,101,000 for the year ended December 31, 2014 compared to $5,947,000 in 2013 as a result of fewer new customer license sales and sales to existing customers. For the year ended December 31, 2014, support services revenues were $8,428,000 compared to $8,147,000 of the prior year due to new license sales signed later in 2013 resulting in recognition of new maintenance in 2014. Professional services revenue contributed $10,950,000 for the year ended December 31, 2014 compared to $6,388,000 for the year ended December 31, 2013 as a result of increased demand for new software capabilities and customizations from our current customer base and implementation of Cover-All Policy for our new customers.
Cost of sales was approximately $11,065,000 for the year ended December 31, 2014 compared to $10,736,000 in 2013 due to an increase in personnel-related costs in the year ended December 31, 2014. We are expanding our delivery bandwidth while maintaining our costs in line with our revenues through improved productivity and new technology in order to meet our increasing demand. Non-cash capitalized software amortization was approximately $1,491,000 for the year ended December 31, 2014 as compared to approximately $ 4,646,000 in the year ended December 31, 2013. We capitalized approximately $0 of software development costs in the year ended December 31, 2014 as compared to approximately $2,169,000 in the same period in 2013.
The direct margin in the year ended December 31, 2014 was 46%, compared to 48% in 2013 due to a decrease in higher gross margin license revenue in 2014. Support services margin increased in the year ended December 31, 2014 compared to 2013 primarily due to several cost saving initiatives. Professional services direct margin increased in the year ended December 31, 2014, compared to 2013, primarily due to use of offshore resources to provide customizations to new and existing customers.’
We expect our annual gross margin to vary in percentage terms in future years as we experience changes in the mix between higher gross margin license revenues and lower gross margin services revenues.
Amortization of capitalized software was approximately $1,491,000 in the year ended December 31, 2014, as compared to approximately $4,646,000 in 2013. Cover-All revised the estimated useful life of its capitalized software, effective January 1, 2014, from three years to five years.
Expenses
Research and development expenses decreased to approximately $1,130,000, in the year ended December 31, 2014 as compared to approximately $2,315,000 in 2013, primarily as a result of work on fewer new products and capabilities. We are continuing our ongoing efforts to enhance the functionality of our products and solutions and believe that investments in research and development are critical to our remaining competitive in the marketplace.

Sales and marketing expenses were approximately $2,002,000 in the year ended December 31, 2014 compared to approximately $2,255,000 in 2013. This decrease in 2014 was primarily due to a decrease in our marketing and sales staff, resulting in a decrease in personnel-related costs.
General and administrative expenses increased to approximately $3,604,000 in the year ended December 31, 2014 as compared to approximately $2,619,000 in 2013. This increase in 2014 was mainly due to reclassing of all facilities costs to general and administrative expenses in 2014.
Acquisition expenses were approximately $406,000 for the year ended December 31, 2014 as compared to $0 in 2013. These expenses were in connection with the potential merger with Majesco.
Restructuring costs were approximately $0 for the year ended December 31, 2014 as compared to $319,000 in 2013. These expenses consisted of severance payments to former employees of the Company, including our former Chief Executive Officer.
We had $0 of other income for the year ended December 31, 2014 compared to $4,000 of other income for the year ended December 31, 2013.
In 2014, we recorded income tax of  $52,000. We recorded an income tax of  $30,000 in 2013.
LIQUIDITY AND CAPITAL RESOURCES
Sources of Liquidity
We have funded our operations primarily from cash flow from operations and from debt facilities. Cash from operations results primarily from net income from the income statement plus non-cash expenses (depreciation and amortization) and adjusted for changes in working capital from the balance sheet.
Our largest source of operating cash flows is cash collections from our customers following the purchase or renewal of software licenses, product support agreements and other related services. Payments from customers for software licenses are generally received at the beginning of the contract term. Payments from customers for product support and ASP services are generally received in advance on a quarterly basis. Payments for professional services are generally received 30 days after the services are performed.
On September 11, 2012, we entered into a $2.25 million credit facility with Imperium Commercial Finance Master Fund, LP, an affiliate of Imperium Partners. The $2.25 million credit facility, which will support our product/services expansion and growth initiatives, consists of a $2 million three-year term loan, bearing interest at a fixed rate of 8% per annum, and a $250,000 revolving credit facility, also bearing interest at a fixed rate of 8% per annum. Imperium also received five-year warrants to purchase 1.4 million shares of our common stock, with an exercise price of  $1.48 per share.
In connection with the Imperium Loan Agreement financing, we incurred deferred financing costs of $92,283, which will be amortized over the life of the loan (or earlier if the loan becomes due or is repaid before its fixed maturity).
At December 31, 2014, we had cash and cash equivalents of  $4,565,000 compared to cash and cash equivalents of  $1,849,000 at December 31, 2013. The increase in cash and cash equivalents is primarily attributable to an increase in support and professional services revenue in 2014.
Cash Flows
Our ability to generate cash has depended on a number of different factors, primarily our ability to continue to secure and retain customers and generate new license sales and related product support agreements. In order to attract new customers and maintain or grow existing revenue streams, we utilize our existing sources of capital to invest in sales and marketing, technology infrastructure and research and development.
Our ability to continue to control expenses, maintain existing revenue streams and anticipate new revenue will impact the amounts and certainty of cash flows. We intend to maintain our expenses in line with existing revenue streams from maintenance support, ASP services and professional services.

Balance sheet items that should be considered in assessing our liquidity include cash and cash equivalents, accounts receivable, prepaid expenses, accounts payable and accrued liabilities. Income statement items that should be considered in assessing our liquidity include revenue, cost of revenue (net of depreciation and amortization), operating expenses (net of depreciation and amortization) and other expenses. Statement of cash flows items that should be considered in assessing our liquidity include net cash flows from operating activities, net cash flows from investing activities and net cash flows from financing activities.
At December 31, 2014, we had a working capital of  $1,057,000 compared to a working capital deficit of  $(19,000) at December 31, 2013. This increase in our working capital resulted primarily from an increase in support and professional services revenue in 2014. Net cash provided from operating activities totaled approximately $2,851,000 in 2014 compared to approximately $2,778,000 in 2013. In 2014, cash flow from operating activities represented our principal source of cash and results primarily from net income (loss), less non-cash expense and changes in working capital.
In 2014, net cash used for investing activities was approximately $21,000 compared to approximately $2,207,000 in 2013. The decrease in net cash used for investing activities was mainly due to a significant decrease in capitalized software. We expect capital expenditures and capital software expenditures to continue to be funded by cash generated from operations. We use cash to invest in capital and other assets to support our growth.
In 2014, net cash provided from financing activities was approximately $(115,000) compared to approximately $(76,000) in 2013. The cash used by financing activities in 2014 consisted of the payment of debt related to the purchase of furniture in 2013.
Funding Requirements
Our primary uses of cash are for operating expenses, including personnel-related expenditures, facilities and technology costs, and for interest only payments under our Loan Agreement.
We may need additional funding for any large capital expenditures and for continued product development. We lease computer equipment for terms of three years in order to have the latest available technology to serve our customers and develop new products.
Interest on the outstanding principal balance under the Imperium Notes accrues at a fixed rate equal to 8% per annum and is payable monthly, in arrears. The outstanding principal and any remaining interest under the Imperium Notes will be immediately due and payable to Imperium on the earlier of (1) September 10, 2015 and (2) the date Imperium’s obligation to advance funds under the revolving credit line is terminated following an event of default pursuant to the terms and conditions of the Loan Agreement. Payments and prepayments received by Imperium will be applied against principal and interest as provided for in the Loan Agreement.
On December 16, 2011, we announced that our board of directors authorized a share buyback plan of up to 1,000,000 shares of the Company’s common stock, in accordance with Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Imperium Loan Agreement prohibits buybacks of our common stock.
On December 30, 2011, we completed the acquisition of the PipelineClaims assets (excluding working capital) of Ho’ike Services, Inc. dba BlueWave Technology (“BlueWave”), a provider of enterprise claims management software to the property and casualty insurance industry based in Honolulu, Hawaii. The aggregate purchase price for the acquisition, in addition to the assumption by us of certain assumed liabilities, consisted of the following: (i) $1,100,000 in cash on the closing date, (x) $635,821 of which (net of adjustments for certain prepayments to BlueWave and other prorations) was paid in cash to BlueWave, and (y) $400,000 of which was deposited into an escrow account to be held and distributed by an escrow agent pursuant to the terms of an escrow agreement to secure possible future indemnification claims and certain other post-closing matters in our favor; and (ii) up to an aggregate of  $750,000 in an earnout, which earnout will be based upon the performance of the acquired business in the five years following the closing. More particularly, for each of the five years following the closing, BlueWave will be entitled to receive an amount equal to ten percent (10%) of the PipelineClaims Free Cash Flow (as such term is defined in the purchase agreement) but in no event will we be required to pay to BlueWave in excess of  $750,000 in the aggregate for the 5-year period. For each of the first two years following the closing of the BlueWave transaction, BlueWave was not entitled to receive any earnout payment. In December 2012, we received a disbursement from the escrow account of  $250,000 as a result of a contractual provision entitling us to such amount if PipelineClaims was not licensed by Island Insurance by December 31, 2012.
We prepare monthly cash flow projections on a rolling twelve-month basis based on a detailed review of anticipated receipts and revenue from licenses, support services and professional services. We also perform a detailed review of our disbursements, including fixed costs, variable costs, legal costs, payroll costs and other specific payments, on a rolling twelve-month basis.
We believe that our current cash balances and anticipated cash flows from operations will be sufficient to meet our normal operating needs for at least the next twelve months. These projections include anticipated sales of new licenses, the exact timing of which cannot be predicted with absolute certainty and can be influenced by factors outside our control. Our ability to fund our working capital needs and address planned capital expenditures will depend on our ability to generate cash in the future. We anticipate generating future working capital through sales to new customers and continued sales and services to our existing customers.
Our future liquidity and capital resource requirements will depend on many factors, including, but not limited to, the following trends and uncertainties we face:
•
Our ability to generate cash is subject to general economic, financial, competitive and other factors beyond our control.

•
Our need to invest resources in product development in order to continue to enhance our current products, develop new products, attract and retain customers and keep pace with competitive product introductions and technological developments.

•
We experience competition in our industry and continuing technological changes.

•
Insurance companies typically are slow in making decisions and have numerous bureaucratic and institutional obstacles, which can make our efforts to attain new customers difficult.

•
We compete with a number of larger companies who have greater resources than ours.

•
We compete on the basis of insurance knowledge, products, services, price, technological advances and system functionality and performance.

We do not expect for there to be a need for a change in the mix or relative cost of our sources of capital.
The New York State Department of Taxation and Finance (the “Department”) conducted an examination of Cover-All for state sales and use tax for audit periods March 1, 2009 through February 28, 2013. In February 2014, we received a Statement of Proposed Audit Change from the Department. The Statement asserts proposed sales and use tax due in the amount of approximately $191,600 together with interest of approximately $46,400. On March 11, 2014, we paid the Department an aggregate of approximately $238,000 in satisfaction in full of all amounts owed in connection with such examination.
Net Operating Loss Carryforwards
The deferred tax asset from tax net operating loss carryforwards of approximately $3,920,000 represents approximately $9,900,000 of net operating loss carryforwards which are subject to expiration beginning in 2023. During 2014, the deferred tax asset valuation allowance was decreased for the assumed utilization of prior period net operating loss carryforwards utilized to offset taxable income for the current period, subject to federal alternative minimum tax limitations. In assessing the realizability of deferred tax assets, management considers, within each taxing jurisdiction, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Cover-All considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Factors that may affect Cover-All’s ability to achieve sufficient forecasted taxable income in future periods may include, but are not limited to, the following: increased competition, a decline in sales or margins, a loss of market share, and a decrease in demand for professional services. Based upon the levels of historical taxable income and projections for future taxable income over the years in which the deferred tax assets are deductible, at December 31, 2014, management believes that it is more likely than not that Cover-All will realize the benefits, net of the established valuation allowance, of these deferred tax assets in the future.
The Tax Reform Act of 1986 enacted a complex set of rules which limits a company’s ability to utilize net operating loss carryforwards and tax credit carryforwards in periods following an ownership change. These rules define an ownership change as a greater than 50 percent point change in stock ownership within a defined testing period which is generally a three-year period. As a result of stock which may be issued by us from time to time, and the conversion of outstanding warrants, the Merger or the result of other changes in ownership of our outstanding stock, Cover-All may (and will in the Merger) experience an ownership change and consequently our utilization of net operating loss carryforwards could be significantly limited.
CONTRACTUAL OBLIGATIONS
The following table summarizes our significant contractual obligations at December 31, 2014:
Payments due by period
(in thousands)
Contractual Obligations	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years
Capital Leases	$384	$130	$254	$—	$—
Operating Leases	2,893	587	1,717	589	—
Long-Term Debt	2,000	2,000	—	—	—
Total	$5,277	$2,717	$1,971	$589	$—

We lease one facility in Morristown, New Jersey, which lease expires April 1, 2020 and one facility in Honolulu, Hawaii, which lease expires July 1, 2015. We also lease various furniture and telephone and computer equipment.
OFF-BALANCE SHEET TRANSACTIONS
We do not maintain any off-balance sheet transactions, arrangements, obligations or other relationships with unconsolidated entities or others that are reasonably likely to have a material current or future effect on our condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Recent Accounting And Auditing Developments
In February 2013, the FASB issued ASU 2013-02, which supersedes and replaces the presentation requirements for reclassifications out of accumulated other comprehensive income in ASUs 2011-05 and 2011-12. The amendment requires that an entity must report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. ASU 2013-02 was effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2012. We adopted the amended standards beginning January 1, 2013. As there was no other comprehensive income during the years ended December 31, 2013, 2012 or 2011, or any amounts reclassified out of accumulated other comprehensive income, there was no impact on our financial position, results of operations, or cash flows.
In March 2013, the FASB issued ASU 2013-04, which provides guidance on the recognition, measurement, and disclosure of obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date. The update requires an entity to measure obligations resulting from joint and several liability obligations for which the total amount of the obligation within the scope of the update is fixed at the reporting date, as the sum of the amount the reporting entity agreed to pay on the basis of its arrangements among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. The update also requires an entity to disclose the nature and amount of the obligation as well as other information about those obligations. The amendments in ASU 2013-04 are effective for fiscal years and interim periods within those years, beginning on or after December 15, 2013 and must be applied retrospectively. We do not expect the adoption of ASU 2013-04 in the first quarter of 2014 to have an impact on our financial position, results of operations, or cash flows.
In July 2013, the FASB issued an accounting standard update, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or Tax Credit Carryforward Exists.” This standard requires netting of unrecognized tax benefits against a deferred tax asset for a loss or other carryforward that would apply in settlement of the uncertain tax positions. This standard is effective prospectively for annual and interim periods beginning December 16, 2013. The adoption of this guidance did not have a significant effect on the consolidated financial statements.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU is the result of a joint project by the FASB and the International Accounting Standards Board (“IASB”) to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards (“IFRS”) that would: remove inconsistencies and weaknesses; provide a more robust framework for addressing revenue issues; improve comparability of revenue recognition practices across entities, jurisdictions, industries, and capital markets; improve disclosure requirements and resulting financial statements; and simplify the presentation of financial statements. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU is effective for annual reporting periods beginning after December 15, 2016. Early adoption is not permitted. We are currently evaluating the effect that the updated standard will have on our consolidated financial statements and related disclosures.
We believe there is no additional new accounting guidance adopted, but not yet effective, that is relevant to the readers of our financial statements. However, there are numerous new proposals under development which may have a significance impact on the Company’s financial reporting, if and when enacted.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER
Executive Officers and Directors of Cover-All
The following table lists the names, ages as of February 1, 2015, and positions of the current executive officers and directors of Cover-All. Biographical information for each such executive officer and director is provided together with the biographical information set forth under “— Executive Officers and Directors of the Combined Company Following the Merger” below.
Name	Age	Position
Manish D. Shah	42	President, Chief Executive Officer and Director
Ann F. Massey	56	Senior Vice President (“SVP”), Finance and Chief Financial Officer
Shailesh Mehrotra	44	SVP, Product Management & Technology
Aaron Herrmann	44	SVP, Sales and Marketing
Sweta Jhunjhunwala	43	SVP, Client Services and Support
Earl Gallegos	56	Chairman of the Board of Directors
G. Russell Cleveland	75	Director
Stephen M. Mulready	64	Director
Steven R. Isaac	62	Director
Executive Officers and Directors of Majesco
The following table lists the names, ages and positions of the current executive officers and directors of Majesco. Biographical information for each such executive officer and director is provided together with the biographical information set forth under “— Executive Officers and Directors of the Combined Company Following the Merger” below.
Name	Age	Position
Ketan Mehta	56	President, Chief Executive Officer and Director
Farid Kazani	47	Chief Financial Officer and Treasurer
Edward Ossie	60	Chief Operating Officer
Anil Chitale(1)	48	Chief Product Evangelist, SVP and Director
Chad Hersh	41	Executive Vice President
William Freitag	51	Executive Vice President
Prateek Kumar	39	Executive Vice President
Lori Stanley	49	General Counsel and Corporate Secretary
Arun K. Maheshwari	70	Executive Chairman of the Board of Directors
Ashank Desai(2)	63	Director
Dr. Rajendra Sisodia(2)	56	Director
Atul Kanagat	59	Director

(1)
Mr. Chitale is expected to resign his employment and director and officer positions with Majesco on March 31, 2015.

(2)
Each of Mr. Desai and Dr. Sisodia is expected to resign as a director of Majesco prior to or upon the completion of the Merger.

Executive Officers and Directors of the Combined Company Following the Merger
The following table lists the names, ages and positions of the individuals as of February 1, 2015 who are expected to serve as executive officers and directors of the combined company upon completion of the Merger:
Name	Age	Position
Ketan Mehta	56	President, Chief Executive Officer and Director
Farid Kazani	47	Chief Financial Officer and Treasurer
Edward Ossie	60	Chief Operating Officer
Manish D. Shah	42	Executive Vice President
Chad Hersh	41	Executive Vice President
William Freitag	51	Executive Vice President
Prateek Kumar	39	Executive Vice President
Lori Stanley	49	General Counsel and Corporate Secretary
Ann F. Massey	56	Senior Vice President of Finance
Arun K. Maheshwari	70	Executive Chairman of the Board of Directors
Earl Gallegos	56	Vice Chairman of the Board of Directors
Sudhakar Ram	54	Director
Atul Kanagat	59	Director
Steven R. Isaac	62	Director
Ketan Mehta has served as President and CEO of Majesco since 2000 and member of Majesco’s Board of Directors, since 1992. Mr. Mehta co-founded Mastek in 1982 and has served as a member of Mastek’s board of directors since then, where, among other committee service, he is a member of the Nomination and Remuneration Committee. During his tenure of over 32 years with Mastek and its affiliates, Mr. Mehta has handled multiple functions including sales, delivery and general management. Mr. Mehta is the driving force behind the conceptualization and the execution of Majesco’s insurance strategy, including acquisition and integration of four insurance technology companies over the last nine years. Prior to that, Mr. Mehta also spearheaded Mastek’s joint venture with Deloitte Consulting. Ketan holds a PGDM (MBA degree-equivalent) from the Indian Institute of Management (“IIM”), Ahmedabad.
Majesco believes that Mr. Mehta’s extensive knowledge of Majesco and its operations as co-founder of Mastek and his experience as a senior executive in the insurance technology industry qualify him to serve on Majesco’s board of directors.
Farid Kazani has served as CFO and Treasurer of Majesco since 2011. Mr. Kazani has served as Group CFO and Director of Finance of Mastek since 2009. Prior to joining Mastek, Mr. Kazani served as CFO — India and Global Financial Controller for Firstsource Solutions Ltd., an IT-enabled services and business process outsourcing firm, where, among other things, he played a central role in the company’s initial public offering in 2007. Mr. Kazani’s earlier experience also includes positions with a number of large businesses in India, including RPG Enterprises, BPL Mobile, Marico Industries Ltd. and National Organic Chemical Industries Ltd. Mr. Kazani has over 23 years of professional experience in the field of corporate finance. He earned a Bachelor’s of Commerce from Mumbai University and holds qualifications as a Member of the Institute of Cost Accountants of India (Grad. CWA) and Chartered Accountant (ACA).
Edward Ossie has served as Majesco’s Chief Operating Officer (“COO”) since January 2015, responsible for driving the company’s growth, strategy, operational initiatives, marketing, partnerships and corporate development. Prior to joining Majesco, Mr. Ossie was Vice President and Director at Corum Group, a Seattle, WA-based global mergers and acquisitions advisory firm focused on the technology sector, from 2011 to 2014. In this role, he advised a number of high-growth technology businesses on how they might shape and scale their operations to achieve growth, relevance and profitability. From 2011 to 2014, Mr. Ossie also served on the Majesco North America Advisory Board, as well as on the board of directors of Majesco Software & Solutions from 2013 to January 2015. From 2001 – 2010, Mr. Ossie served in a variety of roles at London Stock Exchange-listed insurance software and business process services firm Innovation Group plc (“Innovation Group”), including Group President and COO, Technology Division, and also served as a member of the board of directors of Innovation Group from 2001 to 2005. From 1996 to 2001, Mr. Ossie was as CEO of MTW Corporation (“MTW”), also an insurance software and business process services company, and along with his investment partner, the Halifax Capital Group, led the sale of MTW to Innovation Group. Earlier in his career, Mr. Ossie spent 19 years at Texas Instruments, during the last four of which, he was Division Manager and Vice President for the Software Group, which grew from the scale of a start-up to 1,300 employees within the course of five years. Mr. Ossie has been Chairman of CertTech LLC from 2011 to present, and has served as a director of Social Security Solutions Inc. from 2011 to present and of NFI Studio from 2010-2011. Mr. Ossie graduated with a Bachelor’s of Science degree from Missouri State University and has attended select Executive Programs at the Stanford University Graduate School of Business, such as the Executive Program for Growing Companies and the Directors’ Consortium.
Manish D. Shah will serve as Executive Vice President of Majesco following completion of the Merger. Mr. Shah has served as director and President of Cover-All since November 2008 and as Chief Executive Officer since July 2013. Mr. Shah served as Cover-All’s Chief Technology Officer from 2004 until his promotion to the position of Chief Executive Officer. He also served as Cover-All’s Executive Vice President from 2008 until his promotion to the position of President. Mr. Shah served as Cover-All’s Director of Technology from 2002 through 2004 and served as a technology consultant to Cover-All from 2000 through 2001. Prior to joining Cover-All, Mr. Shah held several technology management positions at various companies such as Andersen Consulting, P&O Nedlloyd and Tata Consultancy Services in different industries for over 10 years. Mr. Shah graduated with honors from the Columbia University Executive MBA Program.
Chad Hersh has served as an Executive Vice President of Majesco since November 2014. In this role, Mr. Hersh leads Majesco’s L&A solutions business. Prior to joining Majesco, Mr. Hersh was a Senior Vice President in the insurance practice of The Nolan Company, a management consulting firm, from August 2014 through November 2014, and was a Managing Director at insurance technology industry analyst firm Novarica Inc. (“Novarica”) from 2008 to August 2014. At Novarica, Mr. Hersh was the primary researcher and author of market-leading reports on insurance core systems. Mr. Hersh has led many vendor selection projects for U.S. and international insurers during his work at Novarica and elsewhere. Previously, Mr. Hersh was employed by analyst firm Celent (a part of the Oliver Wyman Group) from 2003 to 2008, and served at American General Life Insurance Company and affiliates, including AIG’s domestic life insurance divisions, from 2000 to 2002 in positions of increasing responsibility, culminating as e-Business Director. Mr. Hersh began his career in IT and management consulting roles, including at Ernst & Young Consulting (now Capgemini) and Computer Sciences Corporation. He is a frequent speaker at industry conferences, including events by Insurance Accounting and Systems Association (IASA), Association for Cooperative Operations Research and Development (ACORD), Property Casualty Insurers Association of America (PCI) and LOMA. Mr. Hersh holds both a BA in Economics and an MS in Accounting with a Management Information Systems concentration from Rice University.
William (Bill) Freitag has served as Executive Vice President at Majesco since January 2015. In this role, he leads the consulting business at Majesco. Prior to joining Majesco, Mr. Freitag was CEO and managing partner of Agile. Mr. Freitag joined Majesco in connection with the acquisition of the insurance IT consulting business of Agile in January 2015. Mr. Freitag founded Agile in 1997 to meet companies’ increasingly complex business processing and information technology requirements by providing dedicated consulting services, including business and IT strategy, process innovation, governance, project management, development, quality assurance and support services. Prior to founding Agile, Mr. Freitag was employed as Director of Crum & Foster from 1993 to 1997, during which period he played a key role in the divestiture of Crum & Foster from Xerox, managing the restructuring of an IT services business with approximately $70 million annual revenue specializing in commercial P&C insurance. In that position, he increased corporate earnings from an $11 million annual loss prior to the divesture to a $4 million annual net income within 3 years, customer satisfaction from 36 to 84 percent and employee satisfaction from 35 to 82 percent. Mr. Freitag also served as director of enterprise consulting for Computer Task Group, Inc., a professional services firm with 4,000 professionals in seven countries from 1989 to 1993. His 30 years of experience spans multiple industries, including insurance, financial services, pharmaceuticals and the public sector. He began his career as a systems engineer for RCA. Mr. Freitag has a B.S. in Mathematics from Fairfield University and has attended the Executive Education program at Harvard Business School.
Prateek Kumar has served as Executive Vice President since February 2015 at Majesco, responsible for acquiring new customers and deepening relationships with customers across both the L&A and P&C lines of business. Mr. Kumar oversees sales, client relationships, pre-sales and new strategic initiatives. Prior to this, he served as Senior Vice President of Sales and Account Management from 2014 to February 2015, as Vice President from 2010 to 2014 and as Assistant Vice President of Majesco from 2008 to 2010 and, in both roles, was also responsible for acquiring new customers and deepening relationships with existing customers. Mr. Kumar was previously an Assistant Vice President with Systems Task Group (“STG”), an insurance software firm, from 2003 to 2008, when STG was acquired by Majesco. Prior to Majesco, Mr. Kumar worked as an IT consultant with the Exeter Group in the areas of IT strategy, planning and program management from 2000 to 2002. He holds a B.A. from Kurukshetra University (Kurukshetra, India) and an M.B.A. from Virginia Polytechnic Institute and State University.
Lori Stanley has served as General Counsel, North America for Majesco since July 2011 and as Corporate Secretary since December 2011, and will serve as General Counsel and Corporate Secretary of the combined company following the completion of the Merger. Prior to joining Majesco, Ms. Stanley was General Counsel and Corporate Secretary of enherent Corp. (“enherent”), an information technology (“IT”) provider, since April 2004, following enherent’s acquisition by merger of Dynax Solutions, Inc. (“Dynax”). From July 2002 to March 2004, she was General Counsel of Dynax, and Vice President of Human Resources and Corporate Secretary since April 2003. Ms. Stanley also served as a member of the board of directors of Dynax from September 2003 to March 2004. From November 2000 to June 2002, Ms. Stanley was General Counsel and Vice President of Human Resources for The A Consulting Team, Inc. (now known as Helios & Matheson Analytics, Inc.), an IT services and solutions provider. From July 1999 to October 2000, Ms. Stanley was the Vice President of Legal Operations and Human Resources for The Netplex Group, Inc. From January 1997 to June 1999, Ms. Stanley was General Counsel of the Solutions Division of Computer Horizons Corp. Ms. Stanley earned a B.S. from St. John’s University and a J.D. from Seton Hall Law School.
Ann F. Massey is expected to serve as Senior Vice President, Finance of Majesco following the completion of the Merger. Ms. Massey has served as CFO of Cover-All since 2001, as Secretary since 1997 and as Controller since 1997. From 1996 to 1997, Ms. Massey served as Cover-All’s Assistant Treasurer. From 1994 until 1996, Ms. Massey served as Assistant Controller for Cover-All’s insurance services division. Prior to 1994, Ms. Massey served as Cover-All’s Accounting Manager since 1989. Ms. Massey joined Cover-All from Pittston Petroleum Inc., where she was Cost Accounting Manager. Ms. Massey has over 30 years of experience in finance and accounting. Ms. Massey hold a B.S. in accounting and a M.B.A. in Finance from Fairleigh Dickinson University.
Shailesh Mehrotra has served as Cover-All’s Senior Vice President of Product Management and Technology since October 2013. Prior to serving as SVP-Product Management and Technology, he served as Vice President for the Business Intelligence division after joining Cover-All in 2010. Prior to joining Cover-All, Mr. Mehrotra held positions at Ernst & Young and Tata Consultancy Services. Mr. Mehrotra holds a Masters in Computer Science from IIT, Mumbai and a Bachelors in Computer Science from the Shri Govindram Seksaria Institute of Technology and Science, Indore (India).
Sweta Jhunjhunwala has served as Cover-All’s Senior Vice President for Client Services and Product Support since May 2014. Sweta has over fifteen years of experience in configuring and customizing software products leveraging onshore and offshore resources. She led the project management office for the Center of Excellence for global SAP implementation at PepsiCo International, where she worked from 2007 to 2010. Prior to PepsiCo, Sweta was a Senior Manager at BearingPoint Inc. (formerly KPMG Consulting Inc.), where she sold and managed large Oracle ERP implementations. Sweta started her career with Tata Consultancy Services. Sweta holds an M.S. in Sustainability Management from Columbia University, where she graduated in 2014, and a Bachelors in Computer Science from Mumbai University.
Anil Chitale has served as Chief Product Evangelist and Senior Vice President at Majesco since April 2014. He also currently serves as Chief Product Evangelist for Mastek. In this role he heads the product development and management function for all of Mastek’s insurance software products globally.

From April 2012 to March 2014, Mr. Chitale served as P&C Insurance Industry Leader and Senior Vice President, and from April 2008 to March 2012, he served as Senior Vice President – P&C Insurance and Client Executive at Majesco. Mr. Chitale has also served on the board of directors of each of Majesco and Majesco Software & Solutions since July 2014. He was co-founder of Systems Task Group International, a P&C insurance core software company which was acquired in 2008 by Majesco and was a principal architect of the STG suite of products. He has played a variety of roles over the past 22 years in the areas of product development, business development, strategic initiatives and client services. Mr. Chitale earned a Diploma in Mechanical Engineering from SBM Polytechnic (Mumbai, India).
Mr. Chitale is expected to resign his employment and director and officer positions with Majesco on March 31, 2015.
Dr. Arun K. Maheshwari is the Executive Chairman of Majesco and has served as a director and chairman of the board of directors of Majesco since January 2015. Dr. Maheshwari has also served as a director of Mastek since 2013. From 2005 until his retirement in 2009, Dr. Maheshwari served as founder and President of Fiserv Global Services Group (“FGS”), a subsidiary of Fiserv, Inc. (“Fiserv”), a Fortune 500 company providing information management systems and services to the financial and insurance industries. FGS was established to develop offshore delivery centers offering services to Fiserv customers and grew rapidly under Dr. Maheshwari’s leadership to more than 2,000 employees within two years. Prior to FGS, Dr. Maheshwari founded and led CSC India, a subsidiary of Computer Sciences Corporation, as Founder President and Managing Director from 1996 to 2005. From 1985 to 1996, Dr. Maheshwari was a senior information technology and finance executive with Continental Insurance (now CNA), following service with Reliance Insurance as a senior information technology executive from 1981 to 1985. Earlier, Dr. Maheshwari specialized in strategy and information technology consulting at McKinsey & Company in New York City from 1977 to 1981. Dr. Maheshwari began his career with Tata Consultancy Services (TCS) in India, as a senior executive responsible for marketing, software development and management consulting and served as TCS’s first head of marketing and business development. He has previously served as a director of Fortegra Financial Corp., a NYSE-listed insurance product and services company, having stepped down in December 2014. He served as a director of Duck Creek Technologies (now Accenture), an insurance software firm, and has served as a director of Eagle Eye Analytics, a provider of predictive analytics software for the insurance industry. Dr. Maheshwari is active as a private investor, investing primarily in technology start-ups and real estate. Dr. Maheshwari holds a B.S. from Rajasthan University (Jaipur, India), a PGDM from IIM Calcutta, a M.S. in Computer Science from Stanford University, an M.B.A. from Columbia University and a Ph.D. from the Wharton School of Business at the University of Pennsylvania.
Majesco believes that Dr. Maheshwari’s extensive experience and expertise in the insurance technology, information technology, business services and consulting sectors, as well as his educational background, qualify him to serve on Majesco’s board of directors following the Merger.
Earl Gallegos will serve as a director of Majesco following the completion of the Merger. He has served as a member of the board of directors of Cover-All since March 1997, and as Chairman of the Board of Cover-All since January 2014. Mr. Gallegos is the principal of Earl Gallegos Management Corporation, a management consulting firm founded by him in 1994 specializing in the insurance and software industries. Mr. Gallegos was a founder of Peak Performance Solutions Inc., a privately held insurance technology firm. In 1997, Mr. Gallegos co-founded Regents Electronic Commerce Inc. (“REC”) with Steven R. Isaac. REC was founded to offer workers’ compensation electronic data interchange services and compliance reporting and was merged to form ecDataFlow.com Inc. (“ecDataFlow”) in 1999. ecDataFlow was merged with Bridium, Inc. (“Bridium”), a technology firm, in 2002. Mr. Gallegos has also served as a director of Zytalis Inc., an information technology professional services firm, from 1999 to 2006, Bridium from 1998 to 2003, Fidelity National Information Solutions, Inc., from 1997 to 2003, eGovNet, Inc., a government technology services firm, from 2002 to 2003, PracticeOne, Inc., a medical practice management software company, from 2002 to 2005, and Fidelity National Real Estate Solutions, a company specializing in real estate and banking technology, from 1997 until 2003.
Majesco believes that Mr. Gallegos’ lengthy insurance and technology industry experience and technology background, as well as his financial expertise, qualify him to serve on Majesco’s board of directors following completion of the Merger.

Sudhakar Ram will serve as a director of Majesco following the completion of the Merger. Mr. Ram has served as Managing Director and Group CEO of Mastek, responsible for consolidating growth in markets across the globe and leading initiatives in technology, applications, processes, customer deliveries and business development, since 2007. He is a co-founder of Mastek and has served as a member of the board of directors of Mastek since 1985. Mr. Ram has also handled the additional responsibilities of leading Mastek’s business in the UK as CEO for Mastek (UK) Ltd. (“Mastek UK”) since 2013. Mr. Ram received CNBC Asia’s “India Business Leader of the Year” award in 2007. Before joining Mastek, he was the CIO of Rediffusion Dentsu Young & Rubicam (part of the Young & Rubicam network held by WPP plc) from 1982 to 1984. He holds a Bachelor’s of Commerce from Chennai University and a PGDM from IIM Calcutta.
Majesco believes that Mr. Ram’s extensive knowledge of Majesco and its operations as co-founder of Mastek and experience as a senior executive in the insurance technology industry qualify him to serve on Majesco’s board of directors following completion of the Merger.
Atul Kanagat has served as a member of Majesco’s board of directors since 2013. Mr. Kanagat has served as a non-executive director of Mastek and of Mastek UK since 2013, and is a member of, among other committees, the Nomination and Remuneration Committee of Mastek. Immediately prior to this, Mr. Kanagat served at Harman International Industries, Inc., an audio equipment manufacturer, as Vice President of Corporate Development from 2010 to 2011, responsible for leading all mergers and acquisitions and coordinating corporate strategy. Mr. Kanagat previously served at McKinsey & Company (“McKinsey”) as an Associate from 1982 to 1988, Partner from 1988 to 1994 and Director from 1994 to 2004 (including as Managing Director of the Seattle, WA office from 1995-2003). Prior to this, Mr. Kanagat spent five years in the audio industry and the national symphony orchestra industry in the United States, during which period he served as Vice President of Research at the League of American Orchestras from 2006 to 2009. Mr. Kanagat began his professional career at Unilever at its Indian subsidiary, Hindustan Lever Ltd. (1977 to 1980). Mr. Kanagat has also served on the board of directors of the Liberty Science Center in Jersey City, NJ, and the Seattle Symphony Orchestra, the Seattle Chamber of Commerce and the Fred Hutchinson Cancer Research Center in Seattle, WA. Mr. Kanagat earned a B. Tech. in Mechanical Engineering from the Indian Institute of Technology, Bombay, and an MBA from Harvard Business School.
Majesco believes that Mr. Kanagat’s knowledge of the worldwide operations of Majesco and its affiliates, his experience in corporate strategy and mergers and acquisitions and his background as a former senior executive in the consulting industry qualify him to serve on Majesco’s board of directors.
Steven R. Isaac has over 35 years of experience in the insurance and technology industries (public and private sectors). Mr. Isaac has served as a director of Cover-All since 2014. Mr. Isaac served as the Senior Vice President, Risk Division, of Ebix, Inc., a NASDAQ-listed provider of on-demand software and e-commerce services to the insurance industry, from 2009 until May 2011. In 2004, Mr. Isaac co-founded Peak Performance Solutions, Inc., a privately held insurance technology firm, and served as its CEO until 2009. From 2002 to 2004 he served as the CEO of Bridium following the merger of ecDataFlow, a provider of business-to-business electronic commerce solutions, with Bridium in 2002. He co-founded ecDataFlow in 1999 in connection with the merger of REC with another company and served as ecDataFlow’s President and CEO until 2002. In 1997, Mr. Isaac co-founded REC with Earl Gallegos and served as REC’s President and CEO until 1999. He served as an Executive Vice President of Marketing Communications Sector at Cadmus Communications Corporation, a provider of integrated graphic communications services, from 1997 to 1999. Mr. Isaac served as COO of the Ohio Bureau of Workers Compensation from 1995 to 1997. Prior to that, Mr. Isaac served as Director of Electronic Data Systems Corp.’s Insurance Division from 1990 to 1995. Mr. Isaac has also served as a senior executive for three large P&C insurance companies: Merchants Insurance, Milwaukee Insurance and Sentry Insurance. He has led and managed over twenty acquisitions, mostly in the P&C insurance space. He served on the Kentucky Assigned Risk Pool Board, Board Member of the Property & Liability Resource Bureau, a Board Member of the International Association of Industrial Accident Boards and Commissions, and was an Arbitrator for the American Insurance Arbitration Forum. He is a graduate of Franklin University with a Bachelor’s degree in Business.
Majesco believes that Mr. Isaac’s broad knowledge of the insurance technology industry and extensive experience managing acquisitions qualify him to serve on Majesco’s board of directors following completion of the Merger.

Rajendra Sisodia has served on the board of directors of Majesco since 2010. He is the F.W. Olin Distinguished Professor of Global Business and the Whole Foods Market Research Scholar in Conscious Capitalism at Babson College, where he has taught since 2013. Previously, Dr. Sisodia served as the Chairman of the Marketing Department at Bentley University, where he taught since 1998. Dr. Sisodia has served as a non-executive director of Mastek since 2010, where he serves on, among other committees, the Nomination and Remuneration Committee, and as a member of the board of directors of The Container Store since 2013. He is also Co-Founder and Co-Chairman, as well as a member of the board of trustees, of Conscious Capitalism Inc. Dr. Sisodia was Co-founder and Chairman of adAlive, Inc. (a venture capital-financed company in Waltham, MA) from 2000 to 2002. He has consulted for organizations and companies in the information technology, telecommunications, electric utility, real estate, healthcare and financial services industries in the United States, Australia, Brazil, Canada, the Netherlands, Germany, Chile, United Arab Emirates, Singapore, South Africa, South Korea, Hong Kong, India and the United Kingdom. Dr. Sisodia earned a Bachelor of Engineering (Honors) from the Birla Institute of Technology & Science (Pilani, India), a Master of Management Studies from the Bajaj Institute of Management Studies (Mumbai, India) and a M.Phil. and Ph. D. in Marketing and Business Policy from Columbia University.
Dr. Sisodia is expected to resign as a director of Majesco prior to or upon the completion of the Merger.
Ashank Desai has served as a member of the board of directors of Majesco since 2012. Mr. Desai is a co-founder of Mastek and has served as a director of Mastek since 1982, where, among other board service, he is the Chairman of the Governance Committee and a member of the Audit Committee and Corporate Social Responsibility Committee. Mr. Desai has over 35 years of experience in the software and information technology sectors. He is also actively associated with several Indian government bodies and trade associations. Mr. Desai worked with the Indian industrial and electronics group Godrej & Boyce before co-founding Mastek. He is a founding member and former President of National Association of Software and Service Companies in India. Mr. Desai holds a Bachelor’s of Engineering from Mumbai University, a M. Tech. from IIT Mumbai and a Post Graduate Diploma in Business Management from IIM Ahmedabad.
Mr. Desai is expected to resign as a director of Majesco prior to or upon the completion of the Merger.
Composition of the Board and Director Independence
The board of directors of Majesco is currently comprised of six directors. Following the completion of the Merger, the board of directors of the combined company will be composed of six directors, four of whom are current directors of Majesco or Mastek, and two of whom are current directors of Cover-All, comprised of  (i) Arun K. Maheshwari (Executive Chairman), (ii) Earl Gallegos (Vice Chairman), (iii) Ketan Mehta, (iv) Sudhakar Ram, (v) Atul Kanagat and (vi) Steven R. Isaac. Messrs. Gallegos and Isaac are currently directors of Cover-All, while the remaining four directors are currently directors or officers of Majesco or Mastek. The board of directors of Majesco has determined that four directors of the combined company will qualify as independent within the meaning of the listing standards of the NYSE MKT following completion of the Merger: Arun K. Maheshwari, Earl Gallegos, Steven R. Isaac and Atul Kanagat.
The board of directors of Majesco considered the following relationships in connection with these independence determinations. None of the relationships described below were considered material relationships that impacted or would impact the applicable director’s independence.
•
Service on Advisory Board.   The Majesco board considered the fact that, prior to his appointment to Majesco’s board of directors, Dr. Maheshwari served as a member of the board of advisors of Majesco from 2011 to 2014 and received compensation for his service on the board of advisors in an amount commensurate with that received by other members of Majesco’s board of advisors. Such compensation was below the amount for which disclosure of a transaction with a related person would be required pursuant to Item 404(a) of Regulation S-K under the Securities Act for each applicable year;

•
Service as Director of Controlling Shareholder.   The Majesco board considered the fact that (i) Dr. Maheshwari currently serves as a non-executive director of Mastek, including as a member of multiple committees of the board of directors of Mastek and as chairman of the Corporate Directions Committee. However, no fees or expense reimbursements have been paid to Dr. Maheshwari by Mastek since his appointment to the Mastek board of directors in 2013; and (ii) Mr. Kanagat currently serves as a non-executive director of Mastek (including as Chairman of the Nomination and Remuneration Committee, and member of the Corporate Directions Committee, of Mastek), and has received fees and reimbursement of expenses related to his attendance at board meetings commensurate with the fees and entitlement to reimbursement received by other non-executive directors of Mastek; and
•
Immaterial Compensation Paid to Family Member.   The Majesco board considered the fact that Rita Kanagat, daughter of Mr. Kanagat, was employed from June 2013 to June 2014 by Majesco Software & Solutions, and, since July 2014, has been providing services to Majesco as a consultant. Such compensation is below the amount for which disclosure of a transaction with a related person would be required pursuant to Item 404(a) of Regulation S-K under the Securities Act for each applicable year.

The combined company will qualify as a “controlled company” as defined in Section 801(a) of the NYSE MKT LLC Company Guide, because more than 50% of the voting power of the combined company, in aggregate, will be controlled by Mastek (directly or indirectly). As a “controlled company,” under the NYSE MKT rules, the combined company may, and intends to elect following the Merger, to exempt itself from the following corporate governance requirements:
•
the requirement that a majority of the board of directors consist of independent directors;

•
the requirement that the combined company have a nominating committee that is composed entirely of independent directors;

•
the requirement that the combined company have a compensation committee that is composed entirely of independent directors; and

•
the requirement that the compensation of the chief executive officer be determined, or recommended to the board of directors for determination, either by a compensation committee comprised of independent directors or by a majority of the independent directors on the board of directors.

Committees of the Board of Directors
In connection with the completion of the Merger and the listing of the combined company’s common stock on the NYSE MKT, the combined company plans to establish the following three standing committees of its board of directors: (1) an Audit Committee, (2) a Compensation Committee and (3) a Nominating and Corporate Governance Committee. Each committee will operate under a charter approved by the board of directors that will be effective as of the time of the completion of the Merger. The combined company intends to make a copy of each committee charter available on its website at www.majesco.com.
It is expected that the following appointments will be made:
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Audit Committee: Messrs. Gallegos (Chairperson), Kanagat and Maheshwari.

•
Compensation Committee: Messrs. Kanagat (Chairperson), Isaac and Mehta.

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Nominating and Corporate Governance Committee: Messrs. Maheshwari (Chairperson), Ram and Gallegos.

Audit Committee
NYSE MKT and SEC rules require that the audit committee be composed entirely of independent members. The Majesco board of directors has determined that Messrs. Kanagat, Isaac, Gallegos and Maheshwari each meet the definition of  “independent director” for purposes of serving on the Audit Committee under SEC rules and NYSE MKT rules. The Majesco board of directors has also determined that each of Messrs. Gallegos, Maheshwari and Kanagat is an “audit committee financial expert” under the rules adopted by the SEC and also meets the financial sophistication requirements of the NYSE MKT rules. Additionally, each member of the Audit Committee also meets the financial literacy requirements of the NYSE MKT rules.
The Audit Committee will be authorized to:
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approve and retain the independent auditors to conduct the annual audit of the books and records;

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review the proposed scope and results of the audit;

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review and pre-approve the independent auditor’s audit and non-audit services rendered;

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approve the audit fees to be paid;

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review accounting and financial controls with the independent auditors and financial and accounting staff;

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review and approve transactions between the combined company and its directors, officers and affiliates;

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recognize and prevent prohibited non-audit services;

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establish procedures for complaints received by the combined company regarding accounting matters;

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oversee internal audit functions;

•
prepare the report of the Audit Committee that SEC rules require to be included in the special meeting proxy statement.

Compensation Committee
The Compensation Committee will be authorized to:
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review and recommend the compensation arrangements for management, including the compensation for the chief executive officer;

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establish and review general compensation policies with the objective of attracting and retaining superior talent, rewarding individual performance and achieving financial goals; and

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administer the combined company’s equity and non-equity incentive plans; and

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in the future, prepare any reports of the Compensation Committee that the combined company may be required by SEC rules to include in the proxy statement or other filings.

Compensation Committee Interlocks and Insider Participation
During Majesco’s fiscal year ended March 31, 2014, Majesco’s board of directors did not have a compensation committee or other board committee performing similar functions. During such fiscal year, decisions with respect to the compensation of Mr. Ketan Mehta, Majesco’s President and Chief Executive Officer, were made by Majesco’s board of directors. No officers, former officers or employees of Majesco, with the exception of Anil Chitale, an executive officer and employee of Majesco, in his capacity as a member of Majesco’s board of directors, participated in the deliberations concerning Mr. Mehta’s compensation. Decisions with respect to the compensation of executive officers other than Mr. Mehta were made by Mr. Mehta in his capacity as President and Chief Executive Officer.
During Majesco’s fiscal year ended March 31, 2014, Mr. Mehta served as a director of Mastek and as a member of the Nomination and Remuneration Committee of Mastek’s board of directors. Anil Chitale, a member of Majesco’s board of directors, served as an executive officer of Mastek during such period.

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee will be authorized to:
•
identify and nominate members of the board of directors;

•
oversee the evaluation of the board of directors and management;

•
develop and recommend corporate governance guidelines to the board of directors;

•
evaluate the performance of the members of the board of directors; and

•
make recommendations to the board of directors as to the structure, composition and functioning of the board of directors and its committees.

The Nominating and Corporate Governance Committee’s and board of directors’ priority in selecting board members will be identification of persons who will further the interests of stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members and professional and personal experiences and expertise relevant to the combined company’s growth strategy.
Board Leadership Structure, Executive Sessions of Non-Management Directors
The leadership structure of the board of directors of the combined company will be comprised of a Chairman position that is separate from the Chief Executive Officer position, as well as four other directors, of which three are independent. Mr. Ketan Mehta currently serves as President and Chief Executive Officer at Majesco, and will serve as President and Chief Executive Officer of the combined company following the completion of the Merger. Dr. Arun K. Maheshwari, currently the Executive Chairman of the board of directors of Majesco, will serve as the Executive Chairman of the Board of Directors of the combined company following the completion of the Merger. The board of directors has chosen to separate the chief executive officer and chairman positions because it believes that (i) independent oversight of management is an important component of an effective board and (ii) this structure benefits the interests of all stockholders. The board of directors believes that Dr. Maheshwari’s in-depth knowledge of the company’s business and its challenges, as well as his experience in the industry as a whole, make him the best qualified person to serve as Executive Chairman. In his capacity as Executive Chairman, Dr. Maheshwari will, among other things, ensure that the board of directors provides effective monitoring and guidance as needed to the senior management team, guide the development of the combined company’s strategic plan with defined objectives for senior management to achieve the goals set out in the strategic plans, provide support to the management team in developing effective investor relations strategy and communication plans and robust human resources strategies and policies to support the strategic plans. The board of directors believes that this structure will also facilitate better communication between management and the board of directors.
Mr. Ketan Mehta, the President and Chief Executive Officer of the combined company, will also serve as a director. The board of directors believes that Mr. Mehta’s service as a director will further enhance the board’s oversight of the combined company’s day-to-day operations and provide additional management expertise with respect to the complexities of the combined company’s business.
If the board convenes for a special meeting, the non-management directors will meet in executive session if circumstances warrant. Dr. Maheshwari will preside over executive sessions of the non-management directors of the combined company’s board of directors.
Risk Oversight
The board of directors oversees the combined company’s business and considers the risks associated with business strategy and decisions. The board currently implements its risk oversight function as a whole. Upon the formation of each of the board committees, the committees will also provide risk oversight and report any material risks to the board.

Code of Ethics
Majesco has adopted a code of conduct and ethics that applies to all officers, directors and employees of Majesco and, in connection with completion of the Merger, the combined company will adopt a revised code of ethics (the “Ethics Code”) applicable to all officers, directors and employees of the combined company. Majesco intends to make available a copy of the Ethics Code will be made available on the company’s website at www.majesco.com. In connection with any substantive amendments to, or the granting any waivers from, the Ethics Code for any executive officer or director, the combined company will disclose the nature of such amendment or waiver on its website in accordance with the address set forth above or in a Current Report on Form 8-K.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires, generally, that the directors, executive officers and holders of more than 10% of the equity securities of a public company file with the SEC initial reports of ownership and reports of changes in their ownership of the company’s equity securities. Such persons are also required to furnish copies of all Section 16(a) filings to the company. Upon the effectiveness of this registration statement for its common stock, the combined company’s directors and executive officers and the holders of more than 10% of the common stock will be required to report their transactions in the combined company’s common stock in accordance with the Exchange Act. The combined company will also be required to disclose the names of such insiders who fail to make such filings on a timely basis and also to make available copies of the required filings submitted to the SEC.
Related Person Transactions
The following is a description of transactions since April 1, 2013, to which Majesco or its subsidiaries has been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of Majesco’s directors, executive officers or owners of more than 5.0% of Majesco’s capital stock or an affiliate or immediate family member thereof  (as set forth in applicable SEC rules), had or will have a direct or indirect material interest, other than employment, compensation, termination and change in control arrangements with directors or executive officers, which are described under “— Director Compensation” and “— Executive Compensation,” respectively.
Historically, Majesco’s board of directors has reviewed, approved or ratified related person transactions. Following the completion of the Merger, the combined company’s Audit Committee will be responsible for the review, approval and ratification of related person transactions.
Services
To fulfill their respective customer contract obligations, Majesco and its subsidiaries have historically contracted with Mastek and its affiliates for customer-related services under these contracts. The following table sets forth the amounts paid by Majesco and its subsidiaries for such services (U.S. Dollars):
Payment by:	Fiscal Year Ended March 31, 2014	Nine Month Period Ended December 31, 2014
Majesco	$1,341,532	$89,269
Majesco Software & Solutions	22,138,727	19,295,468
Majesco Canada	2,299,811	740,223
Majesco UK	6,956,235	3,663,674
Majesco Malaysia	1,679,144	2,124,418
Majesco Thailand	692,349	321,295

Guarantees
Majesco and certain of its subsidiaries are beneficiaries of corporate guarantees issued by Mastek to the following parties, which corporate guarantees currently remain in effect:
•
$5.0 million guarantee by Mastek of Majesco’s obligations under the Majesco Credit Facility with ICICI Bank;

•
$13.8 million guarantee by Mastek of Majesco Canada’s obligations under its customer contract with the Independent Order of Foresters; and

•
$2.5 million guarantee by Mastek of Majesco Thailand’s obligations under its customer contract with Ocean Life Insurance Thailand Co. Ltd.

In connection with the guarantee by Mastek of Majesco’s obligations under the Majesco Credit Facility with ICICI Bank, Mastek also entered into a subordination agreement with ICICI Bank.
Facility Leases
In connection with the Majesco Reorganization, MSS India will enter into leases for facilities for its operations in Mahape, India and Pune, India, as lessee, with Majesco Limited, Majesco’s new publicly-traded parent company in India, as lessor. The approximate aggregate annual rent payable to Majesco Limited under the two lease agreements is expected to be $1.7 million, beginning on or about the date of the completion of the Merger.
Majesco Reorganization
Moreover, in connection with the Majesco Reorganization, Majesco has made or will make the following payments to Mastek:
•
$724,666 for the purchase of Majesco Canada in September 2014;

•
$3,476,701 for the purchase of Majesco Malaysia in December 2014;

•
$1,871,366 for the purchase of Majesco UK in January 2015; and

•
$3,671,868 for the purchase of MSS India, following receipt of court approvals in India.

Director Compensation: Majesco
Non-employee members of the board of directors of Majesco receive $20,000 in cash annually as director compensation, payable $5,000 per quarter. Employee directors are not compensated for their services as directors of Majesco. The Executive Chairman of the Board also receives an additional $75,000 in cash annually as director compensation due to his additional duties on the board of directors.
Following consummation of the Merger, it is expected that the combined company non-employee members of the board of directors will receive the director fees set forth below for their services on the board of directors and its committees. The compensation set forth below is subject to final approval by the Compensation Committee of the combined company following the Merger.
•
$25,000 in cash annually as director compensation, payable $6,250 per quarter;

•
the Executive Chairman of the Board will receive an additional $75,000 in cash annually as director compensation due to his additional duties on the board of directors;

•
$250 for each meeting of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee attended by the members of such committees; and

•
$750 for each meeting of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee attended by the Chairpersons of such committees due to their additional duties as committee chair.

In addition to this compensation, the Executive Chairman of the board of directors will receive a grant of 500,000 options exercisable for common stock of the combined company following consummation of the Merger, and each other non-employee director will receive a grant of 200,000 options exercisable for common stock of the combined company following consummation of the Merger. These options will vest 25% annually over four years and will be issued under the Majesco 2015 Equity Incentive Plan.
Following the Merger, subsequent new directors on the board of the combined company will also be eligible for similar equity awards in connection with the commencement of their service.
Directors of Majesco also are, and the directors of the combined company will be, reimbursed for reasonable travel and other expenses in connection with attending meetings of the board of directors or its committees.
Employee directors will not be compensated for their services as directors of the combined company.
Director Compensation Table
The following table sets forth the compensation of Majesco’s non-employee directors for the fiscal year ended March 31, 2014.
Name	Fees earned or paid in cash	Options awards	Total
Atul Kanagat	$20,000	—(1)	$20,000
Dr. Rajendra Sisodia	$20,000	—(2)	$20,000
Ashank Desai	$20,000	—	$20,000

(1)
Mr. Kanagat held, in the aggregate, 24,600 vested and unvested options for common stock of Mastek as of March 31, 2014. All such options were granted to Mr. Kanagat by Mastek for his service as a non-executive director of Mastek in 2013.

(2)
Dr. Sisodia held, in the aggregate, 26,944 vested and unvested options for common stock of Mastek as of March 31, 2014. All such options were granted to Dr. Sisodia by Mastek for his service as a non-executive director of Mastek in 2010.

Director Compensation: Cover-All
The following table shows the compensation Cover-All paid in 2014 and 2013 to its non-employee directors:
Name	Year	Fees earned or paid in cash	Stock Awards(1)	Total
G. Russell Cleveland	2013	$22,000	$29,000	$51,000
	2014	$24,000	$29,000	$53,000
Earl Gallegos	2013	$30,000	$29,000	$59,000
	2014	$26,000	$76,945	$102,945
Stephen M. Mulready	2013	$30,000	$29,000	$59,000
	2014	$30,000	$29,000	$59,000
Steve Isaac	2013	—	—	—
	2014	$18,500	$21,750	$40,250

(1)
Reflects the aggregate grant date fair value of the restricted stock and stock option awards granted in accordance with FASB ASC Topic 718.

For 2013, each of our non-employee directors received: (i) an annual stipend of  $22,000; and (ii) an award of 23,577 shares of our common stock, representing such number of shares of common stock having a fair market value equal to $29,000 on March 26, 2013, the date of the grant. Such shares vested on November 30, 2013. Non-employee directors serving on our Audit Committee received an additional $1,000 per quarter. Non-employee directors serving on our Compensation Committee received an additional $1,000 per quarter. We make all such payments to our non-employee directors quarterly and in arrears.

For 2014, each of our non-employee directors received: (i) an annual stipend of  $22,000; and (ii) an award of 20,139 shares of our common stock, representing such number of shares of common stock having a fair market value equal to $29,000 on March 26, 2014, the date of the grant. Such shares vested on November 30, 2014. Non-employee directors serving on our Audit Committee received an additional $1,000 per quarter. Non-employee directors serving on our Compensation Committee received an additional $1,000 per quarter. We make all such payments to our non-employee directors quarterly and in arrears. In addition, the Non-executive Chairman of our board of directors received an additional number of shares of Cover-All common stock having a Fair Market Value of  $50,000 (35,780 shares) on June 12, 2014, the date of the approval of the amended Plan. We awarded the Non-executive Chairman 35,780 shares of the Company’s common stock on June 12, 2014, an amount which was pro-rated based on the date of the commencement of the Non-executive Chairman’s service. All such shares are restricted shares and vested on November 30, 2014.
Executive Compensation: Majesco
Summary Compensation Table
The following table summarizes the compensation awarded to, earned or paid by Majesco to its named executive officers, as required to be disclosed under applicable SEC rules, for the fiscal year ended March 31, 2014. As an emerging growth company, Majesco is, generally, permitted under applicable SEC rules to comply with executive compensation disclosure standards applicable to smaller reporting companies as a means of satisfying its disclosure requirements in connection with this proxy statement/prospectus.
Name and principal position	Base Salary	Bonus	Nonequity incentive plan Compensation(1)	Other compensation	Total
Ketan Mehta, President and Chief Executive Officer	$287,500	$103,466	—	—	$390,966
Anil Chitale, Chief Product Evangelist and Senior Vice President	$250,000	—	$114,288	—	$364,288
Erik Stockwell, Senior Vice President & Head (North America Life & Annuity Insurance)(2)	$250,000	—	$83,182	—	$333,182
Prateek Kumar, Senior Vice President, Sales and Account Management	$210,000(3)	—	$95,163	—	$305,161

(1)
Nonequity incentive plan compensation earned by Messrs. Chitale, Stockwell and Kumar in Majesco’s fiscal year ended March 31, 2014 was disbursed to them in the following fiscal year.

(2)
Mr. Stockwell’s last date of employment at Majesco was December 1, 2014.

(3)
Mr. Kumar’s annual base salary was $200,000 as of April 2013, the beginning of Majesco’s fiscal year 2014. Mr. Kumar’s annual base salary was changed to $220,000 as of October 2013.

Non-Equity Incentive Plan Compensation
For Majesco’s fiscal year ended March 31, 2014, Messrs. Chitale, Stockwell and Kumar were eligible to receive annual variable pay (“Variable Pay”) in the form of a cash incentive payment under Mastek’s Variable Pay Plan: Group 2, dated October 19, 2012 (the “2012 Variable Pay Plan”) in effect during such period, as further described below. Under the 2012 Variable Pay Plan, entitlement to Variable Pay began upon a minimum achievement of 80% of performance targets applicable to the relevant officer and increased as follows:
•
In the case where the individual’s level of achievement of performance targets exceeded 80% but was less than 90%, then such individual’s Variable Pay entitlement would increase 2.5% for each 1% increase in the level of achievement of performance targets applicable to the relevant officer.

•
At 90% achievement of performance targets, the individual would receive 75% of the plan target entitlement amount (approximately 22.5% of the individual’s base salary).

•
In the case where the individual’s level of achievement of performance targets exceeded 90% but was less than 100%, then such individual’s Variable Pay entitlement would increase 2.5% for each 1% increase in the level of achievement of performance targets.

•
At 100% achievement of performance targets, the individual would receive 100% of the plan target entitlement amount (approximately 30% of the individual’s base salary). The variable pay entitlement amount that the individual would receive between the performance target achievement levels of 100% and 126% increased at a rate approximately similar to the rate of increase between 90% and 100% performance target achievement levels.

•
At 126% achievement of performance targets, the individual would receive 167% of the Variable Pay plan target entitlement amount (approximately 50% of the individual’s gross base salary for such year).

The maximum Variable Pay for which an individual was eligible in each period was 167% of the Variable Pay entitlement amount for which such individual was ordinarily eligible.
For the fiscal year ended March 31, 2014, there were three categories of performance targets applicable under the 2012 Variable Pay Plan, each reflected in a “scorecard”: corporate, geographic and individual. The “corporate” and “geographic” categories included performance measures that were derived from, or that sought to reinforce, the corporate business plan. The “individual” category included performance measures derived from individual goals. Individual goals for our named executive officers were tied to executive leadership and managerial performance.
The table below sets forth the relative weightings of each of these three categories for Messrs. Chitale, Stockwell and Kumar for the periods (i) April 2013 to June 2013 and (ii) July 2013 to March 2014. The specific weightings reflect the different roles and responsibilities of each applicable named executive officer.
	April 2013 to June 2013
Name	Corporate	Geographic	Individual
Anil Chitale	10%	35%	55%
Erik Stockwell	10%	55%	35%
Prateek Kumar	10%	35%	55%
	July 2013 to March 2014
Name	Corporate	Geographic	Individual
Anil Chitale	100%	—	—
Erik Stockwell	10%	45%	45%
Prateek Kumar	20%	—	80%
The annual Variable Pay plan target for each of Messrs. Chitale, Stockwell and Kumar for Majesco’s fiscal year ended March 31, 2014, expressed as a percentage of each such named executive officer’s base salary for the period, was 30%. The maximum Variable Pay “stretch” target applicable upon exceeding performance achievement targets, expressed as a percentage of each such named executive officer’s base salary for the period, was 50%.
Executive Employment Agreements
The following summaries of agreements with our executive officers do not purport to be complete or to contain a description of all terms of such agreements that an investor may consider to be material, and each summary is qualified in its entirety by reference to the full text of the applicable agreement. For a complete description, you should refer to the text of each agreement currently in effect, each of which is set forth as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Ketan Mehta
Majesco entered into an employment letter agreement with Mr. Ketan Mehta as of September 4, 2013, pursuant to which he is currently paid an annual base salary of  $300,000 for serving as President and CEO of Majesco and its North American subsidiaries. In addition, Mr. Mehta is eligible for a cash bonus at the discretion of the board of directors of Majesco. With effect from April 1, 2015, it is expected that Mr. Ketan will be paid an annual base salary of  $350,000. In addition, Mr. Mehta will be awarded up to 1,000,000 options exercisable for common stock of Majesco. The agreement may be terminated by either party upon six months’ notice. In the event the agreement is terminated by Majesco, Mr. Mehta will be entitled to notice pay, which would be equivalent to six months of his annual base salary.
The agreement contains certain confidentiality obligations and restrictive covenants, including covenants not to compete with Majesco or its affiliates by soliciting customers, prospective customers or strategic partners of Majesco or soliciting persons who are or were within one year prior to such solicitation employees or independent contractors of Majesco. Such restrictive covenants remain in effect for a period of one year following Mr. Mehta’s separation of employment with Majesco for any reason.
Farid Kazani
Mr. Kazani entered into an employment letter agreement with Mastek as of May 7, 2009. As amended by letter dated as of July 24, 2014, he is currently paid by Mastek an annual gross remuneration (including contributions to the Provident Fund and the Superannuation Plan) of 8,795,184 Rupees (approximately $140,722 as of February 17, 2015) for serving as Group CFO and Finance Director of Mastek. Mr. Kazani is eligible for grants of stock and stock options in Mastek and for an annual cash incentive payment of up to 1,319,278 Rupees (approximately $21,108 as of February 17, 2015) under the Mastek variable pay plan. The compensation committee of Mastek’s board of directors has approved an increase in Mr. Kazani’s annual gross remuneration (including contributions to the Provident Fund and Superannuation Plan) to 10,554,220 Rupees (approximately $168,867 as of February 17, 2015) and an annual cash incentive payment of up to 1,583,133 Rupees (approximately $25,330 as of February 17, 2015), effective as of April 1, 2015. Mr. Kazani is also eligible to receive, at his option, use of a company car. Mr. Kazani is entitled for payment of Gratuity upon any separation of employment from Mastek, subject to completion of 5 years of continuous service with Mastek, under India’s Payment of Gratuity Act 1972. Mr. Kazani’s employment may be terminated by Mr. Kazani or Mastek by giving three months’ written notice or upon the payment of severance in the amount of three months’ salary in lieu of such notice. Following consummation of the Majesco Reorganization.
William Freitag
Majesco entered into an employment agreement with Mr. Freitag, effective January 1, 2015, in connection with the consummation of the acquisition of the insurance business of Agile Technologies, LLC. Pursuant to the employment agreement, Mr. Freitag is currently paid at an annual base rate of salary of  $325,000 for services provided as Executive Vice President. Mr. Freitag is also entitled to a bonus at the discretion of the Chief Executive Officer. Mr. Freitag will also be eligible to receive equity incentives under Majesco’s or its parent’s equity incentive plans. The term of his employment agreement will expire on January 1, 2018, subject to automatic renewal for successive periods of one year unless either party delivers to the other written notice of non-renewal at least 60 days before the applicable renewal date.
In the event that prior to January 1, 2018, Mr. Freitag’s employment is terminated by Majesco without cause, or by Mr. Freitag for good reason, Majesco will be required to make a severance payment to Mr. Freitag equal to an amount determined by (i) dividing Mr. Freitag’s highest annual base salary over the past 12 months by twelve (12) to determine his “monthly salary,” and then (ii) multiplying such monthly salary by the number of full and partial months (pro-rated for partial months) remaining in the period following the Termination Date to January 1, 2018, if any, in connection with Mr. Freitag’s execution of a release. No severance is payable if Mr. Freitag is terminated for cause or resigns without good reason or if the agreement is not renewed at the end of its term. In addition, Mr. Freitag will be prohibited from competing with Majesco or soliciting its employees or clients within the geographic area set forth in the employment agreement for a period equal to the longer of  (i) the three-year period ended January 1, 2018, and (ii) the duration of Mr. Freitag’s employment with Majesco plus one year following its termination date.

Prateek Kumar
Majesco has entered into an employment letter agreement with Mr. Kumar, dated April 11, 2003. Mr. Kumar is currently paid an annual salary of  $253,000. The employment letter agreement requires Mr. Kumar to provide two weeks’ prior written notice to Majesco to terminate employment. The letter provides for a post-employment restrictive covenant not to solicit or accept business from a Majesco customer solicited or serviced by Mr. Kumar during his employment with Majesco. This restrictive covenant remains in effect for a period of 12 months following Mr. Kumar’s termination of employment with Majesco.
Chad Hersh
Majesco entered into an employment letter agreement with Mr. Hersh dated November 14, 2014, pursuant to which Mr. Hersh is paid an annual base salary of  $300,000 for services provided as Executive Vice President. In addition, Mr. Hersh is eligible for a variable bonus up to 50% of his annual base salary on the achievement of targets and to participate in Majesco’s and its parent’s equity incentive plans. The employment is “at will” and either party may terminate the employment letter agreement by providing four weeks’ notice. Mr. Hersh also signed Majesco’s standard employee invention assignment and confidentiality agreement, pursuant to which, Mr. Hersh, among other things, agreed not to (i) compete with Majesco or its affiliates by soliciting customers, prospective customers or similar counterparties of Majesco with which he was involved or assigned or learned about during his period of employment with Majesco or (ii) solicit or attempt to solicit or offer to or employ or retain as an independent contractor certain current and former employees and/or independent contractors of Majesco. These restrictive covenants remain in effect for a period of one year following Mr. Hersh’s termination of employment with Majesco for any reason.
Edward Ossie
Majesco entered into an employment letter agreement with Mr. Ossie dated December 1, 2014, pursuant to which Mr. Ossie is paid at an annual base salary of  $340,000 for his services as Majesco’s Chief Operating Officer. In addition, Mr. Ossie will be eligible for a target bonus up to 30% of his annual base salary on the achievement of targets and to participate in Majesco’s and its parent’s equity incentive plan. The employment is “at will” and either party may terminate the employment letter agreement by providing four weeks’ notice.
In the event the letter agreement is terminated by Majesco, Mr. Ossie will be entitled to receive (i) 6 months’ severance pay and benefits and (ii) vesting with respect to any granted options subject to approval by the board of directors. Mr. Ossie also signed Majesco’s standard employee invention assignment and confidentiality agreement, pursuant to which, Mr. Ossie, among other things, agreed not to (i) compete with Majesco or its affiliates by soliciting customers, prospective customers or similar counterparties of Majesco with which he was involved or assigned or learned about during his period of employment with the Company or (ii) solicit or offer to or employ or retain as an independent contractor current and certain former employees and independent contractors of Majesco. These restrictive covenants remain in effect for a period of one year following Mr. Ossie’s termination of employment with Majesco for any reason.
Lori Stanley
Majesco entered into an employment letter agreement with Mrs. Stanley dated June 29, 2011, pursuant to which Mrs. Stanley is currently paid at an annual base rate of salary of  $180,249 for services provided as General Counsel, North America. In addition, Mrs. Stanley is eligible for a cash bonus up to 15% of her annual base salary on the achievement of annual targets. The employment is “at will” and either party may terminate the employment letter agreement at any time. Mrs. Stanley is required to provide a minimum of two weeks written notice prior to termination. Mrs. Stanley also signed Majesco’s standard invention assignment and confidentiality agreement, pursuant to which, Mrs. Stanley, among other things, agreed not to (i) compete with Majesco or its affiliates by soliciting customers, prospective customers or similar counterparties of Majesco with which she was involved or assigned or learned about during her period of employment with Majesco or (ii) solicit or offer to or employ or retain as an independent contractor current and certain former employees and/or independent contractors of Majesco. These restrictive covenants remain in effect for a period of one year following Mrs. Stanley’s termination of employment with Majesco for any reason.

Anil Chitale
Mr. Chitale is in an “at will” employment relationship with Majesco, pursuant to which he is currently paid an annual base salary of  $287,500. Moreover, Mr. Chitale is required, pursuant to surviving obligations under a prior employment agreement with a predecessor in interest of Majesco, among other things, during the period of his employment with Majesco and for a period of one year thereafter, not to (i) compete with Majesco, (ii) solicit any employee or consultant of Majesco who was associated with Majesco within six months prior to the termination of Mr. Chitale’s employment or (iii) solicit any supplier or customer of Majesco or any prospective customer to which Majesco has already made a sales pitch.
Erik Stockwell
Majesco entered into an employment letter agreement with Erik Stockwell dated as of March 7, 2011, pursuant to which he was entitled to an annual base salary of  $287,500. Mr. Stockwell was required to provide a minimum of 60 days’ written notice prior to terminating the employment letter agreement. Mr. Stockwell also signed Majesco’s standard employee invention assignment and confidentiality agreement, pursuant to which, Mr. Stockwell, among other things, agreed not to (i) compete with Majesco or its affiliates by soliciting customers, prospective customers or similar counterparties of Majesco with which he was involved or assigned or learned about during his period of employment with Majesco or (ii) solicit or offer to or employ or retain as an independent contractor current and certain former employees and/or independent contractors of Majesco. These restrictive covenants remain in effect for a period of one year following Mr. Stockwell’s termination of employment with Majesco.
Note Regarding Compensation Programs
The discussion of incentive plans and other compensation programs and practices of Majesco may contain forward-looking statements that are based on Majesco’s current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that Majesco may adopt following the completion of the Merger may differ materially from the currently planned programs summarized in this proxy statement/prospectus.
Majesco 2015 Equity Incentive Plan
In connection with the completion of the Merger, Majesco intends to establish the Majesco 2015 Equity Incentive Plan (the “2015 Plan”). The description of the 2015 Plan below is subject to the final terms of the 2015 Plan once established.
Share Reserve
Majesco intends to reserve 3,661,677 shares of common stock for issuance under the 2015 Plan plus, upon the closing of the transactions contemplated by the Merger Agreement, an additional number of shares of common stock equal to the shares that, as of such closing, are subject to stock options or other awards granted under the outstanding awards under Cover-All Technologies Inc. Amended and Restated 2005 Stock Incentive Plan (the “Prior Plan”). In addition, the following shares of common stock will again be available for grant or issuance under the 2015 Plan:
•
shares subject to issuance upon exercise of an option (“Option”) or stock appreciation right (“SAR”) granted under the 2015 Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR;

•
shares subject to awards granted under the 2015 Plan that are forfeited or are repurchased by Majesco (or the combined company following the Merger) at the original issue price;

•
shares subject to awards granted under the 2015 Plan that otherwise terminate without shares being issued;

•
shares surrendered, cancelled, or exchanged for cash; and.

•
shares used or withheld to pay the exercise price of an award granted under the 2015 Plan or to satisfy the tax withholding obligations related to an award granted under the 2015 Plan.

Term
The 2015 Plan will terminate ten years from the plan effective date, unless it is terminated earlier by the board of directors.
Eligibility
Employees, consultants, directors and non-employee directors of Majesco, the combined company and its parents and subsidiaries will be eligible to receive grants under the 2015 Plan, provided such person provides services to Majesco and/or its subsidiaries, as determined by the Administrator (as defined below).
Administration
The 2015 Plan will be administered by the members of the Compensation Committee who are non-employee directors under applicable federal securities laws and are outside directors as defined under applicable federal tax laws. The full board of directors will administrate the 2015 Plan with respect to grants made to non-employee directors (as applicable, the “Administrator”). The Administrator will have the power to delegate its authority to administrate the 2015 Plan to any subcommittee consisting of one or more executive officers; provided that such delegation is permitted by law. The Administrator will have the authority to construe and interpret the 2015 Plan, grant awards and make all other determinations necessary or advisable for the administration of the 2015 Plan and the granting of awards thereunder. Awards under the 2015 Plan may be made subject to “performance factors” and other terms in order to qualify as performance based compensation for the purposes of 162(m) of the Code.
Awards and Plan Limits
The 2015 Plan will provide for the grant of options, restricted stock awards, SARs, restricted stock units, and/or performance awards (each, an “Award”) with certain limits as to the number of shares that may be awarded in one year as may be set forth in the 2015 Plan.
Awards Available for Grant under the 2015 Plan
Stock Options
The 2015 Plan will provide for the grant of incentive stock options and non-qualified options. The exercise price of each Option must be at least equal to the fair market value of our common stock on the date of grant. The exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value. All options shall be exercisable in accordance with the terms of the applicable award agreement, which shall also state whether the option is an incentive stock option or a non-qualified stock option. The maximum term of an Option will be determined by the Administrator on the date of grant but shall not exceed 10 years (5 years in the case of incentive stock options granted to any 10% stockholders). In the case of incentive stock options, the aggregate fair market value (determined as of the date of grant) of common stock with respect to which such incentive stock option becomes exercisable for the first time during any calendar year cannot exceed $100,000. Incentive stock options granted in excess of this limitation will be treated as non-qualified stock options.
If a participant terminates services with Majesco or the combined company (or applicable affiliates) due to death or disability, the participant’s unexercised options may be exercised, to the extent they were exercisable on the termination date, for a period of twelve months from the termination date (unless a shorter period not less than six months is set forth in the participant’s award agreement) or until the expiration of the original option term, if shorter. If the participant terminates employment with Majesco or the combined company (or affiliates) for cause (as defined in the 2015 Plan), all unexercised options (whether vested or unvested) will terminate and be forfeited on the termination date. If the participant’s employment terminates for any other reason, any vested but unexercised options may be exercised by the participant, to the extent exercisable at the time of termination, for a period of 90 days from the termination date (or such time as specified by the Administrator) or until the expiration of the original option term, whichever period is shorter. Unless otherwise provided by the compensation committee, any options that are not exercisable at the time of termination of employment shall terminate and be forfeited on the termination date.

Restricted Stock
A restricted stock award is a grant of our common stock subject to restrictions, as set forth in an applicable award agreement. The price (if any) of a restricted stock award will be determined by the Administrator. Unless otherwise determined by the Administrator, vesting will cease on the date the participant no longer provides services to Majesco or the combined company (or affiliates) and any unvested portion of the Award will generally be forfeited.
Stock Appreciation Rights (SARs)
Stock appreciation rights provide for a payment, or payments, in cash or shares of our common stock, to the holder based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price up to a maximum amount of cash or number of shares. SARs may vest based on time or achievement of performance conditions, as set forth in an applicable award agreement. The maximum term of a SAR is 10 years and upon termination of service the SAR would generally be subject to the same rules regarding exercise and forfeiture as are applicable to Options.
Restricted Stock Units
An RSU is an award that covers a number of shares of our common stock that may be settled upon vesting in cash, by the issuance of the underlying shares or a combination of both. These awards are subject to forfeiture prior to settlement because of termination of employment or failure to achieve certain performance conditions, as set forth in an applicable award agreement.
Performance Shares
A performance share is an award which either (a) covers a number of shares of common stock or (b) provides for an amount in cash that, in either case, may be settled upon achievement of the pre-established performance conditions (subject to any equitable adjustments permitted under the 2015 Plan) in cash or by issuance of the underlying shares. These awards are subject to forfeiture prior to settlement because of termination of employment and/or failure to achieve the performance conditions. The performance conditions may be based on any of the following objective measures, either individually, alternatively or in any combination, as such performance condition applies to the company as a whole or any business unit or subsidiary or any combination and measured, to the extent applicable, on an absolute basis or relative to a pre-established target. Such measures are:
•
Profit before tax;

•
Billings;

•
Revenue;

•
Net revenue;

•
Earnings (which may include earnings before interest and taxes, earnings before taxes, and net earnings);

•
Operating income;

•
Operating margin;

•
Operating profit;

•
Controllable operating profit, or net operating profit;

•
Net profit;

•
Gross margin;

•
Operating expenses or operating expenses as a percentage of revenue;

•
Net income;

•
Return on equity;

•
Earnings per share;

•
Total stockholder return;

•
Market share;

•
Return on assets or net assets;

•
The company’s stock price;

•
Growth in stockholder value relative to a pre-determined index;

•
Return on invested capital;

•
Cash Flow (including free cash flow or operating cash flows);

•
Cash conversion cycle;

•
Economic value added;

•
Contract awards or backlog;

•
Overhead or other expense reduction;

•
Credit rating;

•
Strategic plan development and implementation;

•
Succession plan development and implementation;

•
Improvement in workforce diversity;

•
Customer indicators;

•
New product invention or innovation;

•
Attainment of research and development milestones;

•
Improvements in productivity;

•
Attainment of objective operating goals and employee metrics; and

•
Any other metric that is capable of measurement as determined by the Administrator.

Corporate Transaction
If Majesco or the combined company experiences a “Corporate Transaction” (as defined in the 2015 Plan), the Administrator may take any of the following actions without the need for consent from any participant:
•
cause any or all outstanding Awards to become vested and immediately exercisable (as applicable), in whole or in part;

•
cause any outstanding option to become fully vested and immediately exercisable for a reasonable period in advance of the Corporate Transaction and, cancel any unexercised portion of the option upon closing of the Corporate Transaction;

•
cancel any Award in exchange for a substitute award;

•
redeem any restricted stock or RSU for cash and/or other substitute consideration on the date of the Corporate Transaction; and/or

•
cancel any option in exchange for cash and/or other substitute consideration

•
take such other action as the Administrator shall determine to be reasonable under the circumstances.

Additional Provisions
Awards granted under the 2015 Plan may not be transferred in any manner other than by will or by the laws of descent and distribution, or as determined by the Administrator. The board of directors may amend, suspend or terminate the Equity Incentive Plan and the compensation committee may amend any outstanding Award at any time; provided, however, that no such amendment or termination may adversely affect Awards then outstanding without the holder’s permission. No Award exercisable, no shares of common stock shall be issued, no certificates for shares of common stock shall be delivered and no payment shall be made under the 2015 Plan except in compliance with all applicable laws.
Majesco does not intend to issue any Awards under the 2015 Plan prior to consummation of the Merger.
Majesco Limited Equity Plan
As part of the Majesco Reorganization, every option holder in Mastek Ltd will be entitled to an equal number of options in Majesco Ltd. To implement this, Majesco Limited intends to establish the Employee Stock Option Scheme – Plan I (the “Majesco Limited Equity Plan”), in accordance with applicable laws, in which all eligible employees of Majesco Limited and all its subsidiaries, will be entitled to participate in the equity of Majesco Limited. A summary of the material terms of the Majesco Limited Equity Plan is set forth below.
The purpose of the Majesco Limited Equity Plan is to encourage ownership of Majesco Limited’s equity by its eligible employees and the eligible employees of Majesco Limited’s subsidiaries. (each, an “Eligible Participant”), thus enabling Majesco Limited to attract and retain the best available talent to contribute to the growth of Majesco Limited and its subsidiaries. It is expected that the Majesco Limited Equity Plan will be approved by Majesco Limited’s shareholders following the consummation of the Majesco Reorganization.

The only award that may be made under the Majesco Limited Equity Plan is the grant of options. An option grant under the Majesco Limited Equity Plan provides a recipient with the right to purchase a stated number of shares of common stock of Majesco Limited at a set price. The maximum number of shares of Majesco Limited common stock that may be issued with respect to options granted under the Majesco Limited Equity Plan is 8,000,000. Shares of Majesco Limited common stock subject to options that expire unexercised or are otherwise forfeited shall again be available for grant under the Majesco Limited Equity Plan.
The Majesco Limited Equity Plan will be administered by the compensation committee of the board of directors of Majesco Limited. Such compensation committee will determine:
a.
The number of options to be granted to an Eligible Participant;

b.
The exercise price of an option;

c.
The vesting and exercise period of an option;

d.
The time period within which a vested option must be exercised following the holder’s cessation from service;

e.
The prescribing, amending and rescinding of regulations relating to the Majesco Limited Equity Plan; and

f.
The construing and interpreting the terms of the Majesco Limited Equity Plan and options granted pursuant to the Majesco Limited Equity Plan.

Additionally, in the event of corporate actions such as rights issues, bonus issues, merger, demerger, amalgamation, sale of division, or business transfer or other similar corporate transaction or event that affects the common stock of Majesco Limited, the compensation committee of Majesco Limited shall make appropriate adjustment in the number and kind of shares authorized by the Majesco Limited Equity Plan and covered under outstanding options as it determines appropriate and equitable (such that the total value of such outstanding options remains the same following the corporate action).
All such decisions, determinations and interpretations of the compensation committee of Majesco Limited will be made in its sole discretion and will be final and binding on option holders.
The maximum number of shares of Majesco Limited common stock underlying options granted to an Eligible Participant will be decided by the compensation committee of Majesco Limited, subject to Securities and Exchange Board of India Employee Stock Option Scheme Guidelines.
An option holder may exercise an option by providing Majesco Limited with written notice and full payment of the exercise price of the option, including any applicable taxes. An option holder may exercise the vested options in whole or in part at any time during the exercise period. The vesting period of the options shall be a minimum of one year from the date of the Grant and may be extended up to four years from the date of the Grant. Unless otherwise specified in the Stock Option Plan, an option not exercised within seven years of its vesting date will be forfeited.
Until shares subject to an option are issued, the option holder will have no rights as a shareholder with respect to the shares underlying the option, including no right to vote or receive dividends on such underlying shares.
If an option holder ceases service with Majesco Limited or its affiliates due to death, such person’s unvested options will become fully vested in his/her legal heirs or nominees (as the case may be).
If an option holder ceases service with Majesco Limited or its affiliates due to permanent incapacity, such person’s unvested options will become fully vested in him of the day of such permanent incapacitation.
If an option holder ceases services with Majesco Limited as a result of the disability, as determined by the board of directors/compensation committee, the option holder may exercise his or her option within such period of time as is specified in the letter of grant (but in no event later than the expiration of the exercise period of such option as set forth in the letter of grant).

Unless otherwise provided, upon any other cessation of service, the option holder’s unvested options will lapse/expire as of the date of cessation. Unless otherwise provided above, any vested but unexercised option that remains outstanding after the option holder’s cessation of service with Majesco Limited or its Subsidiaries must be exercised within 15 days of such cessation (three months if such cessation is due to death or permanent incapacity). Any option that is not exercised timely as mentioned above will be forfeited.
No option granted under the Majesco Limited Equity Plan is transferable or assignable by the option holder to any person nor may the option be pledged, hypothecated, mortgaged or otherwise alienated in any other manner. Only the option holder granted shall be entitled to exercise an option during the holder’s lifetime.
All tax liability arising on account of an option grant, conversion into shares, or transfer of shares to the option holder shall be that of the option holder alone and such holder will indemnify Majesco Limited to the extent any income tax is levied against Majesco Limited or its affiliates. Majesco Limited shall have the right to withhold or otherwise recover any such applicable taxes from the option holder.
The Majesco Limited Equity Plan shall be subject to all applicable laws, rules, and regulations and to such approvals by any governmental agencies as required. The compensation committee of Majesco Limited may amend, alter, suspend or terminate the Majesco Limited Equity Plan at any time (subject to any applicable required governmental or shareholder approval requirements), provided that such action is not, in any manner, detrimental to the interests of any outstanding option holder.
Majesco Variable Compensation Plan
Following the completion of the Merger, Majesco intends to establish a variable compensation plan for its officers and employees.
Majesco Employee Stock Purchase Plan
Following the completion of the Merger, Majesco intends to establish the Majesco 2015 Employee Stock Purchase Plan, or the ESPP. The ESPP is intended to be qualified under Section 423 of the Code. If a plan is qualified under Section 423, our employees who participate in the plan enjoy certain tax advantages, as described below. A summary of the material terms of the ESPP is described below. The description of the ESPP is subject to the final terms of the ESPP once established.
The ESPP will allow our employees to purchase shares of our common stock at a discount, without being subject to tax until they sell the shares, and without having to pay any brokerage commissions with respect to the purchases.
The purpose of the ESPP is to encourage the purchase of common stock by our employees, to provide employees with a personal stake in our business and to help us retain our employees by providing a long range inducement for such employee to remain in our employ.
Shares Subject to the ESPP.
The ESPP provides employees with the right to purchase shares of common stock through payroll deductions. The total of number shares available for purchase under the ESPP will be as set forth in the ESPP once adopted.
Administration.
The ESPP will be administered by the board of directors, which may delegate responsibility for administration to a committee of the board. Subject to the terms of the ESPP, the board of directors (or committee, if applicable) will have authority to interpret the ESPP, prescribe, amend and rescind rules and regulations relating to it and make all other determinations deemed necessary or advisable in administering the ESPP.
Eligibility
The ESPP will set forth eligibility criteria for employees participating in the ESPP and certain contribution limitations.

Participation in the ESPP.
Stock will be available to be purchased every six months. Eligible employees may elect to participate in the ESPP during an offering period which starts on each January 1 and July 1 and ends on each June 30 and December 31, respectively. Shares will be purchased on the last business day in the period ending on June 30 and December 31, as applicable. The purchase price per share will be 85% of the fair market value per share on the applicable purchase date.
An eligible employee who wishes to participate in the ESPP must file an election form with the plan administrator prior to the applicable offering period beginning each January 1 or July 1. Each participant will have payroll deductions made from his or her compensation on each regular payday during the time he or she is a participant in the ESPP. All payroll deductions will be credited to the participant’s account under the ESPP. A participant who is on an approved leave of absence may authorize continuing payroll deductions through the earlier of the next offering period end date or the 90th day of such approved leave of absence.
If the total number of shares for which purchase rights are exercised at the end of an offering period exceeds the maximum number of shares available under the ESPP, the board of directors (or committee, if applicable) will make a pro rata allocation of shares available for delivery and distribution. The unapplied account balances will be returned to the participants, without interest, as soon as practicable following the end of the offering period.
A participant may discontinue his or her participation in the ESPP at any time, but no other change can be made during an offering period. A participant may change the amount of payroll deductions for subsequent offerings by giving timely written notice of such change to the plan administrator prior to the beginning of an offering period.
A participant may elect to withdraw all, but not less than all, of the balance credited to the participant’s account by providing a timely termination form to the plan administrator prior to the end of an offering period. All amounts credited to such participant’s account shall be paid as soon as practicable following receipt of the participant’s termination form, and no further payroll deductions will be made with respect to the participant.
If a participant’s employment terminates for any reason other than death, all amounts credited to such participant’s account will be returned to the participant, prior to the purchase of shares for such period. If a participant’s employment terminates due to death or the participant dies after termination of employment but before the participant’s account has been returned, all amounts credited to such participant’s account will be returned to the participant’s beneficiary or other successor-in-interest.
Shares purchased under the ESPP will be issued from our authorized but unissued or reacquired shares, including shares purchased on the open market. We will pay all fees and expenses incurred, excluding individual federal, state, local or other taxes, in connection with the ESPP.
An employee’s rights under the ESPP belong to the employee alone and may not be transferred or assigned to any other person during the employee’s lifetime.
Certain Tax Effects of Plan Participation
The following summary is intended only as a guide to the current United States federal income tax consequences of participation under the ESPP and does not purport to address all of the federal or other tax consequences that may be applicable to any particular participant. Participants are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local laws.
The ESPP will not be subject to either the Employee Retirement Income Security Act of 1974 or Section 401(a) of the Code.
Amounts deducted from a participant’s pay under the ESPP will be part of a participant’s regular compensation and remain subject to federal, state and local income and employment taxes. A participant in the ESPP will not be subject to federal income tax when the participant elects to participate in the ESPP or when the participant purchases shares under the ESPP. Instead, the participant will become subject to tax upon the earlier of the following: (1) the year in which the participant makes a sale or other disposition of the shares; or (2) the year of the participant’s death if the participant has not made a sale or other disposition of the shares. The rules for determining the amount of taxable ordinary income (as opposed to capital gain) to be reported in the participant’s federal income tax return for that year are summarized below.
Generally, in order to meet the requirements for beneficial tax treatment under Section 423 of the Code, a participant must not dispose of shares within two years after the date such shares were transferred to the participant under the ESPP. If the participant disposes of the shares after the expiration of this required holding period, at the time of disposition of the shares, the participant must include in ordinary taxable income the lesser of: (1) the purchase price discount and (2) the entire gain on the sale. Any balance is taxable at long-term capital gain rates. If the participant disposes of the shares before the expiration of the required holding period, he or she must include the purchase price discount as ordinary taxable income at the time of disposition of the shares. This amount must be reported as ordinary income even if the participant made no profit or realized a loss on the sale of the shares or gave them away as a gift. Any additional gain (or loss) on the sale of the of shares is taxable as either long-term or short-term capital gain (or loss), as the case may be.
When the participant reports ordinary income as described above, the amount so reported is added to the purchase price of the shares and this sum becomes his or her “basis” for the shares for the purpose of determining capital gain or loss on a sale or exchange of the shares. There are special rules regarding the tax basis of a person who is given the shares by the participant and the tax basis of the participant’s estate for shares acquired by it as a result of his or her death. We will not generally be entitled to a deduction with respect to shares purchased under the ESPP; however, if the participant must report ordinary income because of a disposition of shares purchased under the ESPP prior to the expiration of the required holding period, we will be entitled to a deduction from our income in an amount equal to the ordinary income the participant reports.
Amendment and Termination of the ESPP
The board of directors (or committee, if applicable) will have the right to amend, modify or terminate the ESPP at any time without notice, provided that upon any termination, all shares or unapplied payroll deductions will be distributed to participants, and provided further, that no amendment will affect the right of a participant to receive his or her proportionate interest in the shares or unapplied payroll deductions. We may seek shareholder approval of an amendment to the ESPP if such approval is determined to be required by or advisable under the Code, the rules of any stock exchange or system on which the shares are listed or other applicable law or regulation.
401(k) Plan and Other Employee Benefits
Majesco maintains a Section 401(k) retirement savings plan (the “401(k) Plan”) for all full-time employees, including executive officers, who are 21 years of age or older. Employees are permitted to contribute up to 75.0% of their eligible pay, subject to maximum amounts allowed under law (this maximum contribution percentage was also in effect during fiscal year 2014). On April 1, 2014, Majesco implemented an employer matching contribution with respect to employee contributions made under the 401(k) Plan. The employer matching contribution offered is 25% on the first 4% of the employee compensation deferred. Prior to that date, the 401(k) Plan did not feature an employer matching contribution. The employer matching contribution is subject to annual review and determination in Majesco’s discretion.
Majesco also contributes to medical, disability and other standard insurance plans for all full-time employees, including executive officers.
Other Pension and Retirement and Benefit Plans
Majesco pays contributions to a defined contribution pension scheme covering Majesco employees. The assets of the scheme are held separately from those of Majesco in an independently administered fund.

Senior employees of Majesco’s Indian subsidiaries entity are entitled to superannuation, a defined contribution plan (the “Superannuation Plan”). Majesco makes a yearly contribution to the Superannuation Plan, which is administered and managed by the Life Insurance Corporation of India based on a specified percentage (presently at 12.5% to 15% depending on the grade of the employee) of each covered employee’s basic salary. For more information about Majesco’s pension and other benefit plans, see “Majesco’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Contractual Obligations.”
Limitation of Liability and Indemnification
Majesco’s amended and restated articles of incorporation and amended and restated bylaws that will enter into effect in connection with the completion of the Merger will provide that Majesco will indemnify its directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them because of having been a director or officer, if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of Majesco, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. Directors and officers of Majesco prior to completion of the Merger and directors and officers of the combined company following completion of the Merger are or will be entitled to indemnification rights under the articles of incorporation and bylaws of Majesco or the combined company, as the case may be. In addition, Majesco and the combined company will enter into the Majesco Indemnification Agreement with the individuals serving on its board of directors following the completion of the Merger and certain executive officers.
See the section captioned “The Merger — Interests of Directors and Executive Officers in the Merger — Indemnification and Insurance” of this proxy statement/prospectus for a further discussion of these arrangements.
Outstanding Equity Awards at Fiscal Year-End
The table below sets forth information regarding outstanding equity awards held by Majesco’s named executive officers as of March 31, 2014. These equity awards were issued to these officers by Mastek under the respective Mastek Employee Stock Option Scheme in effect as of the time of grant and relate to shares of Mastek common equity.
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Option Exercise Price($)(2)	Option Expiration Date
Anil Chitale	5000	—	$ 5.50	October 13, 2018(3)
	5000	—	5.50	October 13, 2019(3)
	5000	—	5.50	October 13, 2020(3)
	—	5000	5.50	October 13, 2021(3)
	2500	—	$ 2.83	April 14, 2019(4)
	2500	—	2.83	April 14, 2020(4)
	—	2500	2.83	April 14, 2021(4)
	—	2500	2.83	April 14, 2022(4)
	3750	—	$ 1.83	January 19, 2020(5)
	3750	—	1.83	January 19, 2021(5)
	—	3750	1.83	January 19, 2022(5)
	—	3750	1.83	January 19, 2023(5)
	12500	—	$ 1.95	June 29, 2020(6)
	—	12500	1.95	June 29, 2021(6)
	—	12500	1.95	June 29, 2022(6)
	—	12500	1.95	June 29, 2023(6)

Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Option Exercise Price($)(2)	Option Expiration Date
Erik Stockwell	6250	—	$ 6.37	August 22, 2015(7)
	6250	—	6.37	August 22, 2016(7)
	6250	—	6.37	August 22, 2017(7)
	6250	—	6.37	August 22, 2018(7)
	1250	—	$ 5.50	October 13, 2018(3)
	1250	—	5.50	October 13, 2019(3)
	1250	—	5.50	October 13, 2020(3)
	—	1250	5.50	October 13, 2021(3)
	3750	—	$ 2.83	April 14, 2019(4)
	3750	—	2.83	April 14, 2020(4)
	—	3750	2.83	April 14, 2021(4)
	—	3750	2.83	April 14, 2022(4)
Prateek Kumar	3750	—	$ 5.50	October 13, 2018(3)
	3750	—	5.50	October 13, 2019(3)
	3750	—	5.50	October 13, 2020(3)
	—	3750	5.50	October 13, 2021(3)
	2500	—	$ 2.83	April 14, 2019(4)
	250	—	2.83	April 14, 2020(4)
	—	2500	2.83	April 14, 2021(4)
	—	2500	2.83	April 14, 2022(4)
	10000	—	$ 1.95	June 29, 2020(6)
	—	10000	1.95	June 29, 2021(6)
	—	10000	1.95	June 29, 2022(6)
	—	10000	1.95	June 29, 2023(6)

(1)
Option awards shown in this column vested or will vest 25% per year on the first through the fourth anniversaries of the grant date.

(2)
All exercise prices are indicated in United States dollars.

(3)
The grant date of the option awards expiring on this date was October 13, 2010.

(4)
The grant date of the option awards expiring on this date was April 14, 2011.

(5)
The grant date of the option awards expiring on this date was January 19, 2012.

(6)
The grant date of the option awards expiring on this date was June 29, 2012.

(7)
The grant date of the option awards expiring on this date was August 22, 2007.

Executive Compensation: Cover-All
Summary Compensation Table
The following table summarizes the total compensation earned for the years indicated below by our current chief executive officer and the two most highly compensated executive officers of Cover-All other than the chief executive officer who were serving as executive officers at the end of 2014 and whose total compensation exceeded $100,000, respectively, in 2014:
Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	All other Compensation	Total
Manish D. Shah(2) President and Chief Executive Officer	2014	$343,750	$97,057	97,057	—	$11,761(3)	$549,625
	2013	$317,788	$106,219	—	—	$11,737(4)	$435,744
Shailesh Mehrotra Senior Vice President, Product Management & Technology	2014	$236,669	$36,792	36,792	—	$5,832(5)	$316,085
	2013	$215,385	$38,348	—	—	$5,131(6)	$259,314

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	All other Compensation	Total
Ann F. Massey Senior Vice President, Finance and Chief Financial Officer	2014	$210,151	$32,068	32,068	—	$4,189(7)	$278,486
	2013	—	—	—	—	—	—

(1)
Reflects the aggregate grant date fair value of the restricted stock and stock options granted in 2013 and 2012, respectively, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 9 to our Consolidated Financial Statements contained in Cover-All’s Annual Report on Form 10-K filed on March 28, 2013 for a discussion of all assumptions made by us in determining the valuations of the equity-based awards.

(2)
Mr. Shah was appointed as our Chief Executive Officer, effective as of July 1, 2013.

(3)
Consists of  $6,761 of automobile allowance and $5,000 of matching contributions to the Cover-All Technologies Inc. 401(k) Plan made by us in 2014.

(4)
Consists of  $6,761 of automobile allowance and $4,976 of matching contributions to the Cover-All Technologies Inc. 401(k) Plan made by us.

(5)
Represents matching contributions to the Cover-All Technologies Inc. 401(k) Plan made by us.

(6)
Represents matching contributions to the Cover-All Technologies Inc. 401(k) Plan made by us.

(7)
Represents matching contributions to the Cover-All Technologies Inc. 401(k) Plan made by us.

(8)
Represents matching contributions to the Cover-All Technologies Inc. 401(k) Plan made by us.

(9)
Includes commission.

Employment Agreements or Arrangements of Executive Officers
Manish D. Shah, President and Chief Executive Officer
On March 7, 2012, the Company entered into an employment agreement with Manish D. Shah, effective as of March 1, 2012 (the “Original Agreement”). On July 1, 2013, the Company and Mr. Shah entered into an amendment to the Original Agreement to reflect Mr. Shah’s promotion to the position of our Chief Executive Officer and, in consideration of his new duties as Chief Executive Officer, an increase in his annual base salary by $25,000 (the “Amendment”). The Original Agreement as amended by the Amendment is referred to herein as the “Shah Agreement.”
Pursuant to the Shah Agreement, Mr. Shah will receive an annual base salary of  $325,000 plus benefits and the use of a company car, including maintenance and repair expenses in connection with the use of the car. Mr. Shah is also entitled to an annual cash bonus based on the financial performance of the Company.
On March 7, 2012, we granted Mr. Shah five-year incentive stock options to purchase an aggregate of 400,000 shares of our common stock. The options were granted pursuant to the 2005 Stock Incentive Plan at $1.67 per share (equal to the fair market value of such shares on the date of the grant). These options vested as to 136,000 shares on December 31, 2012 and vested as to 132,000 shares on December 31, 2013 and will vest as to the remaining 132,000 shares on December 31, 2014, or on such earlier date during that calendar year on which Mr. Shah’s employment may be terminated.
On March 7, 2012, we also granted Mr. Shah an aggregate of 125,000 shares of our common stock, which vested as to 42,500 shares on December 31, 2012 and vested as to 41,250 shares on December 31, 2013 and will vest as to the remaining 41,250 shares on December 31, 2014, or on such earlier date during that calendar year on which Mr. Shah’s employment may be terminated, all in accordance with and subject to the terms and conditions set forth in the 2005 Stock Incentive Plan and a restricted stock grant agreement entered into between us and Mr. Shah. In connection with such grant, provided that Mr. Shah makes an election in a timely manner to include in gross income on the date the restricted shares are transferred the value of the restricted shares on such date pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, we will pay on behalf of Mr. Shah to the taxing authorities as withheld taxes a “gross-up” payment equal to Mr. Shah’s estimated federal, state and local income and payroll tax obligations (based on information provided by Mr. Shah in good faith) with respect to (i) the fair market value of the restricted shares, as of the transfer date, and (ii) the income required to be recognized by Mr. Shah as a result of the payment by us of such obligations.

The Shah Agreement is for a term of three years, provided, that each of Mr. Shah and the Company may terminate the agreement at any time, with or without reason or cause, upon written notice to the other party. If the employment of Mr. Shah is terminated for any reason, including upon the expiration of the Shah Agreement, Mr. Shah will be entitled to receive (i) any accrued and unpaid base salary and accrued and unused vacation days through the date of termination, (ii) the pro rata portion of his performance bonus based on the number of days he was employed during the year, and (iii) any unreimbursed business expenses. In addition, Mr. Shah will be entitled to receive, as severance, for a period of six months following such termination, his base salary, benefits and continued use of the company car, including related maintenance and repair expenses. At the conclusion of this severance period, Mr. Shah shall have the option to purchase this car from the Company at the car’s then current book value (on the Company’s books). Upon such termination, the Company and Mr. Shah have agreed to mutually release each other for all claims arising in connection with Mr. Shah’s employment with the Company.
The Shah Agreement also contains a confidentiality provision, a non-solicitation covenant, a non-competition covenant and a mutual non-disparagement clause.
Mr. Shah intends to enter into an amended and restated employment agreement effective from and after February 28, 2015.
Outstanding Equity Awards at December 31, 2014
The following table provides information concerning outstanding equity awards as of December 31, 2014, by each of our named executive officers.
		Option Awards					Stock Awards
Name		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Manish D. Shah	2013	300,000	—	—	1.00	3/2/14	41,250(1)	57,750(2)	—	—
		125,000	—	—	1.55	6/1/15
		268,000	132,000(3)	—	1.67	3/7/17
	2014	125,000	—	—	1.55	6/1/15	41,250	51,563	—	—
		268,000	132,000	—	1.67	3/7/17
Ann Massey	2014	30,000	—	—	1.55	6/1/15
		—	50,000	—	1.63	2/21/17
Shailesh Mehrotra	2013	10,000	—	—	1.50	11/9/15
			50,000(4)	—	1.63	2/27/17
	2014	10,000	—	—	1.50	11/9/15
			50,000	—	1.63	2/27/17

(1)
These shares of restricted stock vest as to 41,250 shares on December 31, 2014, or on such earlier date during that calendar year on which Mr. Shah’s employment may be terminated.

(2)
Based on a market value of  $1.40 per share, which was the closing price per share of our common stock on December 31, 2013.

(3)
These options vest as to 132,000 shares on December 31, 2014, or on such earlier date during that calendar year on which Mr. Shah’s employment may be terminated.

(4)
These options vest on February 26, 2015.

MAJESCO SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of February 1, 2015, regarding the beneficial ownership of Majesco common stock by (i) each person known by the Majesco board of directors to own beneficially 5% or more of the outstanding shares of Majesco common stock, (ii) each director of Majesco, (iii) Majesco’s named executive officers who remained executive officers as of such date, and (iv) all of Majesco’s directors and executive officers as a group. Information with respect to beneficial ownership is based solely on a review of Majesco’s capital stock transfer records.
Percentage of beneficial ownership is based on 183,450,000 shares of Majesco common stock that were outstanding as of February 1, 2015 and do not reflect the Majesco Reverse Stock Split described under “Description of Majesco Capital Stock.” For purposes of this proxy statement/prospectus, beneficial ownership of such Majesco shares has been determined consistent with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares of Majesco common stock issuable pursuant to the exercise of stock options or other securities that are exercisable or convertible into shares of Majesco common stock within 60 days. Options to purchase shares of Majesco common stock that are exercisable within 60 days are considered beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person. Unless otherwise indicated, to Majesco’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock
Five percent or more beneficial owners
Mastek Limited Unit 106, SDF 4, SEEPZ, Andheri (East), Mumbai 400 096, India	153,180,750	83.5%
Mastek (UK) Ltd. Pennant House, 2 Napier Court, Napier Road, Reading RG18BW, United Kingdom	30,269,250	16.5%
Named Executive Officers and Directors
Ketan Mehta	—	—
Anil Chitale	—	—
Prateek Kumar	—	—
Arun K. Maheshwari	—	—
Ashank Desai	—	—
Dr. Rajendra Sisodia	—	—
Atul Kanagat	—	—
All executive officers and directors as a group (12 persons)	—	—

COVER-ALL SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of Cover-All common stock as of February 1, 2015, by (i) each person or entity who is known by Cover-All to own beneficially more than 5% of the outstanding shares of Cover-All capital stock, (ii) each director of Cover-All, (iii) each of Cover-All’s named executive officers and (iv) all directors and executive officers of Cover-All as a group.
Percentage of beneficial ownership is calculated based on 26,786,693 shares of Cover-All common stock that were outstanding as of February 1, 2015. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares of Cover-All capital stock issuable pursuant to the exercise of stock options or other securities that are exercisable or convertible into shares of Cover-All common stock within 60 days. Options to purchase shares of Cover-All common stock that are exercisable within 60 days are considered beneficially owned by the person holding such options for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person. Notes convertible into shares of Cover-All capital stock that are convertible within 60 days are considered beneficially owned by the person holding such notes for the purpose of computing ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person. Unless otherwise indicated, to Cover-All’s knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
	Common Stock
Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
5% Stockholders
RENN Universal Growth Investment Trust plc c/o RENN Capital Group, Inc. 8080 N. Central Expressway Suite 210, LB-59, Dallas, TX 75206	7,634,400(1)	28.5%
Named Executive Officers and Directors
Manish D. Shah	954,980	3.5%
Earl Gallegos	280,764	1.0%
G. Russell Cleveland	215,684	(2)
Ann F. Massey	172,500	(2)
Stephen M. Mulready	159,961	(2)
Shailesh Mehrotra	65,000	(2)
Steven R. Isaac	16,710	(2)
All executive officers and directors as a group (9 persons)	1,877,410	6.8%

(1)
Pursuant to the Voting Agreement, RENN Universal Growth Investment Trust plc shares beneficial ownership, voting power and dispositive power with respect to the 7,634,400 shares of Cover-All common stock with Majesco and Majesco’s current shareholders, Mastek and Mastek UK. For more information, see “The Voting Agreement.”

(2)
Holds less than 1% of the outstanding shares of the class.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER
The following table sets forth information as of February 1, 2015, regarding the beneficial ownership of the combined company upon completion of the Merger by (i) each person known by the management of Majesco and Cover-All that is expected to become the beneficial owner of 5% of the common stock of the combined company upon completion of the Merger, (ii) each person expected to become a director or a named executive officer of the combined company, and (iii) all persons expected to become directors and executive officers of the combined company as a group. Information with respect to beneficial ownership is based solely on a review of Cover-All capital stock transfer records and on publicly available filings made with the SEC by or on behalf of the stockholders listed below and on Majesco’s stock ledger.
Percentage of beneficial ownership is calculated based on 36,616,766 shares of common stock of the combined company to be outstanding following the completion of the Majesco Reverse Stock Split on a fully diluted basis. The percent of common stock of the combined company is based on the Exchange Ratio of 0.21466 shares (after giving effect to the Majesco Reverse Stock Split) of Majesco common stock for each share of Cover-All capital stock. Shares of Cover-All common stock subject to options or warrants that are currently exercisable or exercisable within 60 days are treated as outstanding and beneficially owned by the holder of such options for the purpose of computing the percentage ownership of the combined company’s common stock of such holder, but are not treated as outstanding for the purpose of computing the percentage ownership of the combined company’s common stock of any other stockholder. Unless otherwise indicated, Majesco and Cover-All believe that each of the persons named in this table has sole voting and investment power with respect to all shares shown as beneficially owned by them.
Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)	Percent of Class
5% Stockholders (Excluding Named Executive Officers and Directors)
Majesco Limited Mastek New Development Centre MBP-P-136, 136A Mahape, Navi Mumbai – 400710, India	25,530,125	69.7%
Mastek (UK) Ltd. Pennant House, 2 Napier Court, Napier Road, Reading RG18BW, United Kingdom	5,044,875	13.8%
Named Executive Officers and Directors:
Ketan Mehta	N/A	N/A
Edward Ossie	N/A	N/A
Prateek Kumar	N/A	N/A
Arun K. Maheshwari	N/A	N/A
Earl Gallegos	60,269	(2)
Sudhakar Ram	N/A	N/A
Atul Kanagat	N/A	N/A
Steven R. Isaac	3,586	(2)
All executive officers and directors as a group (14 persons)	305,880	(2)

(1)
Reflects Exchange Ratio of 0.21466. 227,500 currently out-of-the-money options for shares of Cover-All common stock are scheduled to expire on June 1, 2015. Assuming these options expire unexercised, the Exchange Ratio will be adjusted to 0.21641 shares of the combined company’s common stock for one share of Cover-All common stock.

(2)
Holds less than 1% of the outstanding shares of the class.

DESCRIPTION OF MAJESCO CAPITAL STOCK
The Amended and Restated Articles of Incorporation of Majesco (the “Majesco Charter”) that will be filed and become effective in connection with the completion of the Merger will authorize the issuance of a maximum of 450,000,000 shares of common stock, par value $0.002 per share, and 50,000,000 shares of preferred stock, par value $0.002 per share. The following description summarizes the material terms of the Majesco Charter and Majesco’s Amended and Restated Bylaws (the “Majesco Bylaws”) that will be become effective in connection with the completion of the Merger. The following discussion is only a summary and may not contain all the information that is important to you or that you should consider before investing in Majesco’s stock, and is qualified in its entirety by reference to the complete text of the Majesco Charter and the Majesco Bylaws. This summary does not purport to be complete or to contain a description of all terms of the Majesco Charter or Majesco Bylaws that an investor may consider to be material. For a complete description, you should refer to the Majesco Charter and the Majesco Bylaws, which are attached as Exhibits C and D to the Merger Agreement included in Annex A to this proxy statement/prospectus, and to the applicable provisions of California law.
Common Stock
As of            , 2015, the latest practicable date before the printing of this proxy statement/prospectus, there were 183,450,000 shares of Majesco common stock outstanding and two shareholders of record. Immediately prior to the completion of the Merger, Majesco plans to undertake a 6-1 reverse stock split, resulting in 30,575,000 shares of common stock, par value $0.002 per share, of Majesco being outstanding immediately prior to the consummation of the Merger (the “Majesco Reverse Stock Split”) and 36,616,766 shares of common stock on a fully diluted basis immediately following consummation of the Merger (or 36,926,306 including the Cover-All warrants described below).
Under the Majesco Charter and Bylaws that will be filed and become effective in connection with the completion of the Merger, the Majesco shareholders will be entitled to one vote for each share held on matters submitted to a vote of the stockholders and will not have cumulative voting rights. The Majesco shareholders will be entitled to receive proportionately any dividends that may be declared by the Majesco board of directors, subject to any preferential dividend rights of any outstanding preferred stock of Majesco. Upon Majesco’s liquidation, dissolution or winding up, the holders of Majesco’s common stock will be entitled to receive proportionately Majesco’s net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of Majesco common stock will have no preemptive, subscription, redemption or conversion rights. There are no sinking fund provisions applicable to the Majesco common stock. Majesco’s outstanding shares of common stock will be fully paid and non-assessable. The rights, preferences and privileges of the holders of Majesco common stock will be subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which Majesco may designate and issue.
Preferred Stock
Under the Majesco Charter and Bylaws that will be filed and become effective in connection with the completion of the Merger, the Majesco board of directors will have the authority, without action by the Majesco shareholders, to designate and issue up to 50,000,000 shares of Majesco preferred stock in one or more series and to designate the rights, preferences, and limitations of all such series, any or all of which may be superior to the rights of Majesco common stock. It is not possible to state the actual effect of the issuance of any shares of Majesco preferred stock upon the rights of the holders of Majesco common stock until the Majesco board of directors determines the specific rights of the holders of Majesco preferred stock. However, effects of the issuance of Majesco preferred stock may include restricting dividends on Majesco common stock, diluting the voting power of Majesco common stock, impairing the liquidation rights of Majesco common stock, and making it more difficult for a third party to acquire Majesco, which could have the effect of discouraging or preventing a third party from acquiring, or deterring a third party from paying a premium to acquire, all or a majority of Majesco outstanding voting stock. Majesco has no present plans to issue any shares of Majesco preferred stock.
Certain Restrictions on Going Private Transactions
The Majesco Charter will include a provision that prohibits Majesco Limited, Mastek UK and any of their affiliates from engaging in any going private transaction with Majesco for a period of 24 months following the Closing Date of the Merger unless the transaction is authorized at an annual or special meeting of Majesco shareholders (and not by written consent), by the affirmative vote of more than 50% of the outstanding voting stock which is not owned by Majesco Limited, Mastek UK and their affiliates.
The preceding restriction will not restrict the Majesco board or Majesco Limited, Mastek UK and their affiliates in responding to, voting in favor of, or accepting an offer from any other person that is not Majesco Limited, Mastek UK and their affiliates in regards to any business combination, going private transaction or other transaction, so long as the amount and type of consideration per share of voting stock to be received by Majesco Limited, Mastek UK and their affiliates in such transaction, if any, is not different from the amount and type of consideration to be received in the transaction with respect to the outstanding voting stock which is not owned by Majesco Limited, Mastek UK and their affiliates.
Warrants
As of the date of this proxy statement/prospectus, Majesco has issued no warrants to purchase capital stock of Majesco.
As of            , 2015, the latest practicable date before the printing of this proxy statement/prospectus, there were warrants to purchase 1,442,000 of Cover-All common stock outstanding at a weighted-average exercise price of  $1.48 per share. Under the Merger Agreement, any issued and outstanding warrants to purchase shares of Cover-All common stock that are not exercised or cancelled prior to the Effective Time will be assumed by Majesco in accordance with their terms on the same terms and conditions as were applicable to such warrants immediately prior to the Effective Time, with the number of shares subject to, and the exercise price applicable to, such warrants being appropriately adjusted based on the Exchange Ratio. In addition, the aggregate number of shares of Majesco common stock and the aggregate number of warrants (and the aggregate number of shares of Majesco common stock that may be purchased upon exercise thereof) to be issued in exchange for the issued and outstanding warrants of Cover-All will each be ratably adjusted to give effect to any partial exercise of such warrants prior to the effective time of the Merger.
Anti-Takeover Provisions of California Law, the Articles of Incorporation and Bylaws
Section 1203 of the CGCL includes provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of Majesco. First, if an “interested person” makes an offer to purchase the shares of some or all of Majesco’s shareholders, Majesco must obtain an affirmative opinion in writing as to the fairness of the offering price prior to completing the transaction. California law considers a person to be an “interested person” if the person directly or indirectly controls Majesco, if the person is directly or indirectly controlled by one of Majesco’s officers or directors, or if the person is an entity in which one of Majesco’s officers or directors holds a material financial interest. If after receiving an offer from such an “interested person” Majesco receives a subsequent offer from a neutral third party, then Majesco must notify its shareholders of this offer and afford each of them the opportunity to withdraw their consent to the “interested person” offer. Section 1203 could make it more difficult for a third party to acquire a majority of Majesco’s outstanding voting stock, by discouraging a hostile bid, or delaying, preventing or deterring a merger, acquisition or tender offer in which Majesco’s shareholders could receive a premium for their shares, or effect a proxy contest for control of Majesco or other changes in its management.
Moreover, Sections 1101 and 1101.1 of the CGCL provide that, (i) except in a “short-form” merger (the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary’s stock) and (ii) except where the terms and conditions of the transaction and the fairness of those terms and conditions have been approved by the California Commissioner of Corporations, if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of these provisions is to prohibit a cash-out merger of minority shareholders without the unanimous approval of the merger by the holders of the applicable class of common stock, with the exceptions discussed above.

In addition, under the Majesco Charter and Bylaws, certain provisions may make it difficult for a third party to acquire Majesco, or for a change in the composition of the board of directors or management to occur, including the authorization of  “blank check” preferred stock, the terms of which may be established and shares of which may be issued without shareholder approval; the establishment of advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at shareholder meetings; and need for prior determination of compliance by the Board of Directors and other requirements for shareholders to propose matters to be acted upon at special shareholder meetings.
Dividends
Majesco has not declared or paid a cash dividend on its common stock for 2014, 2013 or 2012. The combined company is not expected to pay dividends on shares of the combined company’s common stock in the foreseeable future. Instead, it is expected that the combined company will continue to retain any earnings to finance the development and expansion of its business, and does not anticipate paying any cash dividends on its common stock. Any future determination to pay dividends on the shares of the combined company’s common stock will be at the discretion of the combined company’s board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, capital requirements, contractual restrictions, restrictions imposed by applicable law and other factors that the board of directors deems relevant.
Listing
Prior to consummation of the Merger, Majesco intends to file a listing application for the Majesco common stock with the NYSE MKT under the symbol “MJCO,” and the combined company is expected to be publicly traded on the NYSE MKT under this symbol following the completion of the Merger, subject to receipt of the NYSE MKT’s approval and official notice of issuance. Majesco does not currently intend to list the Majesco preferred stock.
Transfer Agent and Registrar
The transfer agent and registrar for Majesco common stock following the Merger will be American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is as follows:
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Toll free: 800-937-5449
Local & International: 718-921-8124

COMPARISON OF RIGHTS OF
COVER-ALL STOCKHOLDERS AND MAJESCO SHAREHOLDERS
General
Cover-All is organized under the laws of the State of Delaware and, accordingly, the rights of holders of Cover-All stock are currently governed by the DGCL. Majesco is incorporated under the laws of the State of California and, accordingly, the rights of its shareholders are currently and will continue to be governed by the CGCL following the Merger. Upon completion of the Merger, holders of Cover-All common stock will receive shares of Majesco common stock in exchange for their shares of Cover-All common stock, and any issued and outstanding warrants to purchase shares of Cover-All common stock that are not exercised or cancelled prior to the Effective Time will be assumed by Majesco in accordance with their terms on the same terms and conditions as were applicable to such warrants immediately prior to the Effective Time, with the number of shares subject to, and the exercise price applicable to, such warrants being appropriately adjusted based on the Exchange Ratio. As a result, upon completion of the Merger, the rights of current holders of Cover-All common stock and warrants will be governed by the CGCL and the Majesco Charter and the Majesco Bylaws, which will be filed and become effective in connection with the completion of the Merger.
Certain Differences Between the Rights of Cover-All Stockholders and Majesco Shareholders
The following is a summary of the material differences between the current rights of Cover-All stockholders and the rights of Majesco shareholders under the Majesco Charter and the Majesco Bylaws. The Majesco Charter and Bylaws will each be filed and become effective in connection with the completion of the Merger. Although this summary covers significant differences between the rights of holders of the common stock of Majesco and Cover-All, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Cover-All stockholders and Majesco shareholders, or between all potentially relevant provisions of Delaware law and California law, and is qualified in its entirety by reference to the DGCL and the CGCL and other applicable provisions of Delaware and California law, the Cover-All certificate of incorporation (the “Cover-All Charter”) and the Cover-All bylaws, as amended (the “Cover-All Bylaws”) and the Majesco Charter and Majesco Bylaws. In addition, the characterization of some of the differences in the rights of Cover-All stockholders and Majesco shareholders as material is not intended to indicate that no other differences exist or that no other differences are material. Cover-All and Majesco urge you to carefully read this entire proxy statement/prospectus, the relevant provisions of the DGCL and the CGCL and the other documents referred to in this proxy statement/prospectus, including the annexes and exhibits to this proxy statement/prospectus or the registration statement of which this proxy statement/prospectus is a part for a more complete understanding of the differences between the rights of a Cover-All stockholder and the rights of a Majesco shareholder.
Cover-All has filed with the SEC its documents referenced in this comparison of stockholder rights and will send copies of these documents to you, without charge, upon your request. The Majesco Charter and Majesco Bylaws are being filed as exhibits to the registration statement of which this proxy statement/prospectus is a part. See the section entitled “Where You Can Find Additional Information.”
For purposes of this summary, the articles of incorporation or certificate of incorporation of a California or Delaware corporation, as the case may be, is referred to as the “charter,” and the board of directors of a California or Delaware corporation is referred to as its “board.” This summary uses the present tense to discuss the rights of Majesco shareholders under the Majesco Charter and Majesco Bylaws; however, the Majesco Charter and Majesco Bylaws will not become effective until the completion of the Merger.
Majesco (California Corporation)	Cover-All (Delaware Corporation)
Authorized Capital Stock
The Majesco Charter authorizes Majesco to issue 500,000,000 shares of its capital stock divided into two classes: 450,000,000 shares of common stock,	The Cover-All Charter authorizes Cover-All to issue 75,000,000 shares of common stock, par value $.01 per share.

Majesco (California Corporation)	Cover-All (Delaware Corporation)
par value $0.002 per share, and 50,000,000 shares of preferred stock, par value $0.002 per share. The Preferred Stock may be issued in one or more series.
shares of Majesco common stock are issued and outstanding as of the date of this proxy statement/prospectus. No shares of Majesco preferred stock were outstanding as of the date of this proxy statement/prospectus.	shares of Cover-All common stock are issued and outstanding as of the date of this proxy statement/prospectus.
Under the CGCL, the number of shares of common or preferred stock a California corporation is authorized to issue may be increased by an amendment to the corporation’s charter. Such an amendment requires, as a general matter, approval of the board and a majority of the outstanding shares of the corporation’s capital stock. If the proposed amendment would change the rights, preferences, privileges or restrictions of the shares of a class of stock, a separate vote of the holders of shares of the affected class (a “class vote”) is required. (See also “Charter Amendments” below.)	Under the DGCL, the number of shares of common stock a Delaware corporation is authorized to issue may be increased (or authorization to issue preferred stock may be provided for) by an amendment to the corporation’s charter, which requires approval of the board and a majority of the outstanding shares of the corporation’s capital stock. If the proposed amendment would change the rights, preferences, privileges or restrictions of the shares of a class of stock, a class vote would also be required. (See also “Charter Amendments” below.)
Rights of Common Stock and Preferred Stock
The Majesco Charter expressly authorizes the Majesco board to determine or alter the designations and the powers, preferences and rights of, and restrictions on, the Majesco preferred stock. The Majesco Board is also authorized to fix the number of shares of Majesco preferred stock of any series and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.	Under the Cover-All Charter, Cover-All is not currently authorized to issue preferred stock.
The rights and preferences of holders of Majesco common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Majesco may designate and issue.
Stockholder Written Consents and Election of Directors by Written Consent

The Majesco Bylaws permit shareholders to take any action which may be taken at any annual or special meeting of shareholders by written consent without a meeting and without prior notice, if the written consent is signed by holders of outstanding shares having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.
Under the CGCL and the Majesco Bylaws, directors may not be elected by the written consent of shareholders except by the unanimous written consent of all outstanding shares entitled to vote for the election of directors.

Under the DGCL, unless a corporation’s charter provides otherwise, any action which may be taken at a meeting of the stockholders of a corporation may be taken by written consent of stockholders without a meeting.
The Cover-All Charter and Cover-All Bylaws require that any action required or permitted to be taken by the stockholders must be effected at a duly called meeting of the stockholders and may not be effected by any written consent of the stockholders.

Majesco (California Corporation)	Cover-All (Delaware Corporation)
Number of Directors

The CGCL allows the number of persons constituting the board to be fixed by the bylaws or the charter, or permits the bylaws to provide that the number of directors may vary within a specified range, the exact number to be determined by the board or the shareholders (a “variable board”). The CGCL further provides that, in the case of a variable board, the maximum number of directors may not exceed two times the minimum number minus one. The number or minimum number of directors shall not be less than three, with limited exceptions.
The Majesco Bylaws provide that the board will consist of no less than six and no more than nine directors, with the exact number fixed from time to time by approval of the board or the shareholders.

The DGCL provides that the board of a Delaware corporation shall consist of one or more directors as fixed by the charter or bylaws.
The Cover-All Bylaws provide that the board will consist of no less than 3 and no more than 7 directors, with the exact number determined by a majority vote of the entire Board.

Election and Vacancies of Directors

The Majesco Bylaws provide that in any uncontested election, approval of the shareholders will be required to elect a director.
The Majesco Bylaws provide that in any election that is not an uncontested election, the candidates receiving the highest number of affirmative votes of the shares entitled to vote on the matter in person or represented by proxy, up to the number of directors to be elected by the holders those shares, shall be elected (plurality voting), and votes against the Director and votes withheld shall have no legal effect.
Under the DGCL, directors are elected by the holders of shares representing a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote on the matter.
Vacancies on the Board

Under the CGCL, any vacancy on the board may be filled by the unanimous written consent of the directors then in office, or the affirmative vote of a majority of the directors, even if such directors constitute less than a quorum, unless otherwise provided in the charter or bylaws, except for a vacancy created by removal of a director. A vacancy created by the removal of a director may be filled only by the shareholders unless the board to fill such vacancy by the corporation’s charter or by a bylaw approved by the corporation’s shareholders.
The Majesco Charter provides that vacancies in the Majesco Board, including vacancies created by the removal of any director, will be filled by a majority vote of the members of the Majesco Board then in office, whether or not less than a quorum, or by a sole remaining director,

Under the DGCL, any vacancy on the board may be filled (including newly created directorships arising from an increase in the number of directors) by the vote of a majority of the directors then in office, even if such directors constitute less than a quorum, unless otherwise provided in the corporation’s charter or bylaws.
The Cover-All Charter and Cover-All Bylaws provide that vacancies in the Cover-All Board, including vacancies created by the removal of any director, will be filled by a majority vote of the members of the Majesco Board then in office, whether or not less than a quorum, or by a sole remaining director. The Cover-All Bylaws further provide that if, at the time of filling any vacancy or any newly created directorship, the directors -then in office shall constitute less than a majority of the whole Cover-All Board (as constituted immediately prior to any such an increase), the Delaware Court

Majesco (California Corporation)	Cover-All (Delaware Corporation)
of Chancery may, upon application of any stockholder or stockholders holding at least ten percent of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office, in the manner provided by statute.
Classified (Staggered) Boards

Under the CGCL, a California corporation listed on the NYSE MKT or other national securities exchange may, by amendment to its charter or bylaws, adopt provisions to divide the board into two or three classes to serve for terms of two or three years, respectively.
Majesco has not elected to classify its board.

The DGCL permits, but does not require, a Delaware corporation to provide in its charter for a classified board, dividing the board into up to three classes of directors with staggered terms of office.
The Cover-All Charter provides for a classified board, divided into three classes of directors with each class having a three-year term of office. The three-year term of office of each class expires at the meeting of stockholders in successive years, upon the election and qualification of successor classes.

Stockholder Voting Rights
Each share of Majesco common stock entitles its holder to one vote on all matters on which common shareholders are entitled to vote.	Each share of Cover-All common stock entitles its holder to one vote on all matters on which common shareholders are entitled to vote.
Quorum and Voting Requirements
The Majesco Bylaws provide that at any shareholders’ meeting a majority of the shares entitled to vote must be present or represented by proxy in order to constitute a quorum, but a majority of the shares present or represented by proxy, even if less than a quorum, may adjourn the meeting to some other date, and from day to day or from time to time thereafter until a quorum is present.	The Cover-All Bylaws provide that at all meetings of the stockholders the holders of a majority of the shares of Cover-All common stock issued and outstanding and entitled to vote must be present in person or by proxy in order to constitute a quorum, but the holders of a majority of Cover-All common stock present in person or by proxy and entitled to vote, even if less than a quorum, may adjourn the meeting from time to time.
If a quorum is present at a meeting, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on any matter shall be the act of the shareholders unless the vote of a larger number is required by law or the charter. If a quorum is present at the commencement of a meeting but the withdrawal of shareholders results in less than a quorum, the affirmative vote of a majority of shares required to constitute a quorum shall be the act of the shareholders unless the vote of a larger number is required by law or the charter.	If a quorum is present at a meeting, any action to be taken by the stockholders at such meeting requires the vote of a majority of the votes cast that are entitled to vote thereon, unless otherwise required by statute or by the Cover-All Charter.
Cumulative Voting
The CGCL provides that shareholders of a California corporation generally may cumulate their votes in the election of a director except where, among other things, a listed company has	Under Delaware law, stockholders of a Delaware corporation do not have the right to cumulate their votes in the election of directors, unless such right is granted in the corporation’s charter. Cover-All has

Majesco (California Corporation)	Cover-All (Delaware Corporation)
eliminated cumulative voting by means of an amendment to its charter or bylaws. Under the Majesco Charter, cumulative voting has been eliminated.	not elected to provide for cumulative voting in the Cover-All Charter.
Special Stockholder Meetings
Under the CGCL, a special meeting of shareholders may be called by the board, the chairman of the board, the president or the holders of shares entitled to cast not less than 10% of the votes at the meeting.	Under the DGCL, a special meeting of the stockholders may be called for any purpose by the board or by any other person authorized to do so in the certificate of incorporation or bylaws.
Under the CGCL, a corporation may grant the right to any additional persons to call a special meeting of shareholders as may be provided in the charter or bylaws. The Majesco Charter does not grant such rights to any other persons.	The Cover-All Bylaws provide that a special meeting of stockholders may be called only by the Chairman of the Cover-All Board, the President of Cover-All or the Cover-All Board pursuant to a resolution approved by a majority of the entire Cover-All Board.
Notice of Stockholder (Shareholder) Meetings
The CGCL requires not less than 10 days’ (or 30 days if sent by third-class mail) nor more than 60 days’ written notice of any meeting of shareholders to be given to each shareholder entitled to vote at such meeting. Under the Majesco Bylaws, the Majesco Board may fix a time not less than 10 nor more than 60 days preceding any meeting of shareholders as a record date for the determination of the shareholders entitled to notice of and to vote at any such meeting.
The DGCL provide that written notice of the time, place and purpose or purposes of any annual or special meeting of stockholders must be given not less than 10 days and not more than 60 days before the date of the meeting to each stockholder entitled to vote at the meeting.
The Cover-All Bylaws provide that written notice of the time, place and purpose or purposes of any annual or special meeting of stockholders must be given not less than 10 days and not more than 50 days before the date of the meeting to each stockholder entitled to vote at the meeting.

(Stockholder) Shareholder Proposals and Nominations for Directors
The Majesco Bylaws provide that for business to be properly brought at an annual meeting by a shareholder, including the nomination of any person (other than a person nominated by or at the direction of the Board) for election to the Board, the shareholder must have given timely and proper written notice to the Secretary of Majesco. To be timely, the shareholder’s written notice must be received at Majesco’s principal executive office not less than 90 nor more than 120 days in advance of the date corresponding to the date of the last annual meeting of shareholders; provided, however, that in the event the annual meeting to which the shareholder’s written notice relates is to be held on a date that differs by more than 60 days from the date of the last annual meeting of shareholders, the shareholder’s written notice to be timely must be so received not later than the close of business on the tenth day following the date on which public disclosure of the date of the annual Meeting is made or given to shareholders.	The Cover-All Bylaws provide that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election to the Cover-All board of directors at a meeting only if written notice of such stockholder’s intent to do so at such meeting is given in writing to the Secretary of Cover-All not later than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to stockholders.

Majesco (California Corporation)	Cover-All (Delaware Corporation)
To be proper, the shareholder’s written notice must set forth as to each matter the shareholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the text of the proposal or business to be brought before the annual meeting (including the text of any resolutions proposed for consideration), (3) the name and address of the shareholder as it appears on Majesco’s books, (4) the class and number of Majesco shares that are beneficially owned by the shareholder or any of its shareholder Associated Persons (as defined below), and a description of any and all Disclosable Interests (as defined below) held by the shareholder or any of its shareholder Associated Persons or to which any of them is a party, and (5) any material interest of the shareholder or any of its shareholder Associated Persons in such business and such other information concerning the shareholder and such item of business as would be required under the rules of the SEC in a proxy statement soliciting proxies in support of the item of business proposed to be brought before the annual meeting.
In addition, if the shareholder’s written notice relates to the nomination of any person for election to the Board, such notice to be proper must also set forth, with respect to such nominee: (1) name, age, business address and residence address, (2) principal occupation or employment, (3) number of shares of Majesco capital stock beneficially owned by such person, any and all Disclosable Interests held by each such person or to which each such person is a party, (4) a description of all arrangements, understandings or compensation between or among any of (i) such shareholder, (ii) each nominee, (iii) each such shareholder Associated Person, and (iv) any other person or persons (naming such person or persons), in each case relating to the nomination or pursuant to which the nomination or nominations are to be made by such shareholder and/or relating to the candidacy or service of the nominee as a Majesco Director, (5) such other information concerning each such person as would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of such person as a Director, and must be accompanied by a consent, signed by each such person, to serve as a Majesco Director if elected, and (6) if any such nominee or the shareholder nominating the nominee or any such shareholder Associated Person expresses an intention or recommendation that

Majesco (California Corporation)	Cover-All (Delaware Corporation)
Majesco enter into a strategic transaction, any material interest in such transaction of each such proposed nominee, shareholder or shareholder Associated Person, including without limitation any equity interests or any Disclosable Interests held by each such nominee, shareholder or shareholder Associated Person in any other person the value of which interests could reasonably be expected to be materially affected by such transaction. To be proper notice, the shareholder’s notice must also include a written questionnaire completed by the proposed nominee with respect to the background and qualifications of such proposed nominee.
A “shareholder Associated Person” means (i) the beneficial owner or beneficial owners on whose behalf the written notice of business proposed to be brought before the annual meeting is made, if different from the shareholder proposing such business, and (ii) each “affiliate” or “associate” (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of the Majesco Bylaws) of each such shareholder or beneficial owner.
“Disclosable Interests” means any agreement, arrangement or understanding (including but not limited to any derivatives, options, warrants, convertible securities, stock appreciation or similar rights, and borrowed or loaned shares) that is held or has been entered into, directly or indirectly, by or on behalf of such shareholder, the nominee proposed by such shareholder, as applicable, or any such shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage the risk or benefit of share price changes for, provide the opportunity to profit from share price changes to, or increase or decrease the voting power of, such shareholder, proposed nominee, as applicable, or any such shareholder Associated Person, with respect to shares of Majesco stock; provided, however, that Disclosable Interests do not include any such disclosures with respect to any broker, dealer, commercial bank, trust company or similar nominee solely as a result of such entity being the shareholder directed to prepare and submit the notice required by the Majesco Bylaws on behalf of a beneficial owner or beneficial owners.
Procedures for Special Meetings of Stockholders
The Chairman, Chief Executive Officer, President, or one or more shareholders holding not less than 20% of the voting power of Majesco can call a Special Meeting for any purpose.
The person calling the Special Meeting must specify (i) the purpose of such Special Meeting, (ii) the

Majesco (California Corporation)	Cover-All (Delaware Corporation)
business proposed to be transacted at such Special Meeting and the reasons for conducting such business at the meeting and (iii) the text of the proposal or business to be brought before the Special Meeting (including the text of any resolutions proposed for consideration).
Upon request in writing sent according to Section 601(c) of the CGCL (or any successor provision) by the person(s) calling such meeting, it will be the duty of the Secretary of Majesco to cause notice of such meeting to be given in accordance with the Majesco Bylaws as promptly as reasonably practicable and to establish the place and time of such meeting (to be in proper form, such request, if sent by a shareholder(s), must include information comparable to that required by the Majesco Bylaws for a shareholder proposal for an Annual Meeting).
Within five business days after receiving such a request from a shareholder(s) of Majesco, the Board of Directors will determine whether such shareholder(s) have properly satisfied the requirements for calling a Special Meeting of the shareholders in accordance with the Majesco Bylaws and will notify the requesting party of its finding. Nevertheless, unless otherwise required by law, if the shareholder does not appear at the Special Meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by Majesco.
Shareholder Approval for Mergers and Other Fundamental Transactions
The CGCL generally requires the affirmative vote of a majority of the outstanding shares of each class to approve certain extraordinary transactions, including (i) a merger or reorganization of the corporation, (ii) a sale of all or substantially all the assets of the corporation not in the usual and regular course of the corporation’s business, or (iii) a dissolution of the corporation, unless the charter of the corporation provides otherwise. The Majesco Charter does not provide otherwise.	Delaware law generally requires the affirmative vote of a majority of the outstanding shares entitled to vote on the matter to approve certain extraordinary transactions, including (i) a merger of the corporation, (ii) a sale of all or substantially all the assets of the corporation not in the usual and regular course of the corporation’s business, or (iii) a dissolution of the corporation, unless the charter provides for a greater vote. The Cover-All Charter does not provide for a greater vote.
The CGCL contains an exception to voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization own, immediately after the reorganization, equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

Majesco (California Corporation)	Cover-All (Delaware Corporation)
Appraisal Rights
Under the CGCL, if the holders of at least 5% of the class of outstanding shares demand appraisal, shareholders who do not approve a merger or reorganization are, following consummation of such transaction, generally entitled to receive an amount equal to the fair market value of such shareholder’s shares. Shareholders must comply with applicable requirements and procedures set forth in the CGCL to exercise their appraisal rights.	Under the DGCL, under certain circumstances, stockholders who do not approve a merger or a consolidation may be entitled, following consummation of such transaction, to appraisal and payment of fair value for their stock. No appraisal rights are generally available under the DGCL to holders of stock which is held of record by more than 2,000 stockholders or listed on a national securities exchange, such as the NYSE MKT.

Additionally, appraisal rights are unavailable if the shareholders of a corporation or the corporation itself, or both, immediately prior to a reorganization will own (immediately after the reorganization) more than 5/6 of the voting power of the surviving or acquiring corporation or its parent.
Majesco shareholders do not have appraisal rights in connection with the Merger.

However, appraisal rights are available to stockholders who are required by the terms of the merger or consolidation to accept as consideration for their stock anything other than any combination of the following:
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shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof;

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shares of stock of another corporation, or depository receipts in respect thereof, which, as of the effective date of the merger or consolidation, are listed on a national securities exchange or held of record by more than 2,000 stockholders; or

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cash in lieu of fractional shares or fractional depository receipts in the foregoing paragraphs.

Shareholders must comply with applicable requirements and procedures set forth in the DGCL to exercise their appraisal rights. Moreover, appraisal rights are not available under the DGCL to stockholders of the surviving corporation in a merger where no vote of its stockholders is required to approve the merger.
Cover-All shareholders do not have appraisal rights in connection with the Merger.
Removal of Directors
The CGCL and the Majesco Bylaws provide that a director or the entire board may be removed from office with or without cause by an affirmative vote of shareholders holding a majority of the outstanding shares entitled to vote, except that a director elected by a class or series of shares (if such election is authorized by the charter) may only be removed by such class or series. Under the CGCL, no director may be removed (unless the entire board is removed) if the number of shares voted against the removal would be sufficient to elect the director if voted cumulatively.
Under the DGCL, a director or the entire board may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock entitled to vote.
The Cover-All Bylaws provide that a director or the entire board may be removed from office, with or without cause, by the holders of 80% of the voting power of all outstanding voting stock entitled to vote generally in the election of directors.

Additionally, under the CGCL, the board may declare vacant the office of a director who has been declared of unsound mind by an order of court or convicted of a felony.

Majesco (California Corporation)	Cover-All (Delaware Corporation)
Indemnification

California law requires indemnification when the indemnitee has defended the action successfully on the merits. Expenses incurred by an officer or director in defending an action may be paid in advance, if the director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification.
California law authorizes a corporation to purchase indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy. California law permits a corporation to provide rights to indemnification beyond those provided therein to the extent such additional indemnification is authorized in the corporation’s articles of incorporation. Thus, if so authorized, rights to indemnification may be provided pursuant to agreements or bylaw provisions which make mandatory the permissive indemnification provided by California law.
The Majesco Bylaws provide that Majesco will indemnify any person who is or was a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of Majesco to procure a judgment in its favor) by reason of the fact that such person is or was a Director or Officer of Majesco against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of Majesco, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful.

Delaware law generally permits indemnification of expenses, including attorneys’ fees, actually and reasonably incurred in the defense or settlement of a derivative or third party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in the best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation.
The Cover-All Bylaws provide that any person made a party to any action or proceeding (whether or not by or in the right of Cover-All to procure a judgment in its favor or by or in the right of any other corporation) by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of Cover-All, or of any corporation which he served as such at the request of Cover-All, shall be indemnified by Cover-All against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense of or as a result of such action or proceeding, or in connection with any appeal therein, to the full extent permitted under the laws of Delaware from time to time in effect.

Advancement of Expenses to Indemnified Persons
The Majesco Bylaws provide that expenses incurred by a Director or Officer in defending any proceeding shall be advanced by Majesco (and if otherwise authorized by the board or directors, expenses incurred by an agent of Majesco in defending any proceeding may be advanced by Majesco) prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Director, Officer or agent to repay such amount if it shall be determined ultimately that such person is not entitled to be indemnified as authorized in the Majesco Bylaws.	Under Delaware law, expenses incurred by an officer or director in defending an action may be paid in advance, if the director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification.

Majesco (California Corporation)	Cover-All (Delaware Corporation)
Elimination of Director Liability

California law permits a corporation, by means a provision in its charter, to eliminate the personal liability of a director for monetary damages in an action brought by or in the right of the corporation (a derivative suit) for breach of the director’s duties to the corporation and its shareholders occurring on or after the date of adoption of such provision, except where such liability is based on:
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(i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law,

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(ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director,

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(iii) for any transaction from which a director derived an improper personal benefit,

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(iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of serious injury to the corporation or its shareholders,

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(v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, or

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(vi) for improper distributions, loans or guarantees.

•
The Majesco Charter eliminates the liability of directors for monetary damages to the fullest extent permissible under California law.

The DGCL permits a corporation to eliminate the personal liability of directors for monetary damages, except where such liability is based on:
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Breaches of the director’s duty of loyalty to the corporation or its stockholders;

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Acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

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The payment of unlawful dividends or unlawful stock repurchases or redemptions; or

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Transactions in which the director received an improper personal benefit.

Such a limitation of liability provision also may not limit a director’s liability for violation of, or otherwise relieve the company or directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.
The Cover-All Charter eliminates the liability of directors to the company for monetary damages to the fullest extent permissible under the DGCL.

Charter Amendments

Under the CGCL, an amendment to the charter requires the approval of the corporation’s board and a majority of the outstanding shares entitled to vote, although certain minor amendments may be adopted with only the approval of the board. The CGCL provides that holders of outstanding stock will be entitled to vote as a class upon any proposed amendment to the charter that would change the rights, preferences, privileges or restrictions of the shares of such class.
The Majesco Charter contain no provisions altering the standards for amendment of the corporation’s charter.
The DGCL generally provides that in order to amend the certificate of incorporation, a Delaware corporation’s board must first adopt a resolution, which must then be approved by a vote of a majority of the outstanding stock entitled to vote thereon, unless a different proportion is specified in the certificate of incorporation. If the amendment would adversely affect the rights, powers, par value, or preferences of the holders of either a class of stock or a series of a class of stock, then the holders of either the class of stock or series of stock, as appropriate, shall be entitled to vote as a class.

Majesco (California Corporation)	Cover-All (Delaware Corporation)
The Cover-All Charter provides that those provisions of the Cover-All Charter relating to the number, election and terms of the directors, newly created directorships, vacancies or removal of directors and voting requirements pertaining to business combination transactions with related stockholders shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.
Bylaws Amendments

Under the CGCL, a corporation’s bylaws may be adopted, amended or repealed by either the shareholders of the corporation or the board. The Majesco Charter provides that the Majesco Bylaws may be amended or repealed (i) with the approval of a majority of the outstanding shares of Majesco or (ii) by the affirmative vote of at least a majority of the Majesco Board without any action on the part of the shareholders (except as otherwise required by the CGCL).
Moreover, under the CGCL, an amendment of the bylaws (i) specifying or changing a fixed number of directors or the maximum or minimum number of directors or (ii) changing from a fixed to a variable board or vice versa, may be adopted only by the shareholders.

Under the DGCL, holders of a majority of the voting power of a corporation, and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.
The Cover-All Bylaws provide that the bylaws may be amended by the Cover-All Board, except so far as the bylaws adopted by the stockholders shall otherwise provide. Any bylaws made by the Board under the powers conferred hereby may be altered, amended or repealed by the Board or by the stockholders.
The Cover-All Bylaws provide that those provisions of the Cover-All Bylaws relating to the number, election and terms of the directors, newly created directorships, vacancies or removal of directors and voting requirements pertaining to business combination transactions with related stockholders shall not be altered, amended or repealed and no provision inconsistent therewith shall be adopted without the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Business Combination Restrictions
California law does not provide for restrictions on business combinations similar to those set forth in Section 203 of the DGCL.	Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after such person or entity becomes an interested stockholder except in specified circumstances. Cover-All is subject to Section 203, because Cover-All has not exercised the right provided under the DGCL by which a corporation may elect not to be governed by such provision.

Majesco (California Corporation)	Cover-All (Delaware Corporation)
Under Section 203, a Delaware corporation may engage in a business combination described above in the following circumstances:
• before such stockholder became an interested stockholder, the board approved either the business combination or the transaction in which the stockholder became an interested stockholder;

•
upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation’s outstanding voting stock (excluding shares held by directors who are also officers or under certain employee stock plans); or

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on or after the date of the business combination, such business combination is approved by both the (i) board and (ii) holders of at least two-thirds of the corporation’s outstanding voting stock (at a meeting and not by written consent), excluding shares owned by the interested stockholder.

For purposes of Section 203:
• “business combination” includes mergers, asset sales and other similar transactions with an interested stockholder, and

•
“interested stockholder” means a stockholder that, together with its affiliates and associates, owns (or, under certain circumstances, has owned within the prior three years) more than 15% of the outstanding voting stock.

In addition, the Cover-All Charter provides that, subject to certain exceptions, the affirmative vote of the holders of not less than 80% of the then outstanding shares of Cover-All stock is necessary to approve certain business combinations with a “related corporation.”
Other Provisions Affecting Corporate Control
California law provides that, except in certain circumstances, when a tender offer or a proposal for a reorganization or sale of assets is made by an “interested party” (generally, a person who controls the corporation), the interested party must provide the other shareholders with an affirmative written opinion as to the fairness of the consideration to be paid to the shareholders. This fairness opinion requirement does not apply to corporations that have fewer than 100 shareholders of record or to a transaction that has been qualified under California state securities laws. Furthermore, if a tender of shares or a vote is sought pursuant to an interested party’s proposal and a later tender offer or proposal	Delaware law does not have any similar statutory requirements relating to fairness opinions or notice of subsequent proposals for tender offers, reorganizations or asset purchases.

Majesco (California Corporation)	Cover-All (Delaware Corporation)
for a reorganization or purchase of asset is made by another party, the shareholders must be informed of the later offer and be afforded a reasonable opportunity to withdraw their vote, consent or proxy, and to withdraw any tendered shares.
Under California law, a merger may not be consummated for cash consideration, and shareholders of the target corporation may only receive shares of nonredeemable stock, if the acquiror owns more than 50% of the then-outstanding shares but less than 90% of the shares (thereby permitting a “short-form” merger), unless (i) all the shareholders of the target corporation consent, or (ii) the California Commissioner of Corporations approves the terms of the merger and their fairness (the “50/90 Rule”).	Delaware law does not contain any restrictions on cash mergers similar to the 50/90 Rule.
This rule may make it more difficult for an acquiror to make an all cash acquisition of Majesco which is opposed by the Majesco Board. However, a purchase by an acquiror of less than 50% of the outstanding shares does not allow the acquiror to gain ownership of the majority of the outstanding shares needed to approve a subsequent merger (which merger would be used to enable the acquiror to acquire 100% of the company’s capital stock) and, therefore, reduces the likelihood that a shareholder vote in favor of such a merger would be obtained. On the other hand, a tender offer conditioned upon receipt of tendered shares from holders of at least 90% of the outstanding shares also makes such a proposed acquisition more difficult to effectuate since it may be unlikely that holders of at least 90% of the outstanding shares will elect to tender their shares. Consequently, it is possible that 50/90 Rule would discourage some potential acquirors from pursuing an all cash acquisition of the company opposed by the Majesco Board, even when such an acquisition would be in the best interest of Majesco’s shareholders.
Certain Restrictions on Going Private Transactions
The Majesco Charter includes a provision that prohibits Majesco Limited, Mastek UK and any of their affiliates from engaging in any going private transaction with Majesco for a period of 24 months following the Closing Date of the Merger unless such going private transaction is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of more than 50% of the outstanding voting stock which is not owned by Majesco Limited, Mastek UK and their affiliates. The foregoing shall not restrict in any manner the Majesco board or Majesco Limited,	Neither the Cover-All Charter nor Cover-All Bylaws contain similar restrictions regarding going private transactions.

Majesco (California Corporation)	Cover-All (Delaware Corporation)
Mastek UK and their affiliates in responding to, voting in favor of, or accepting an offer from any other person that is not Majesco Limited, Mastek UK and their affiliates in regards to any business combination, going private transaction or other transaction; provided, that the amount and type of consideration per share of voting stock to be received by Majesco Limited, Mastek UK and their affiliates in such transaction, if any, shall not be different from the amount and type of consideration to be received in such transaction with respect to the outstanding voting stock which is not owned by Majesco Limited, Mastek UK and their affiliates.
Dividends
The CGCL permits the payment of dividends to shareholders if (i) Majesco’s retained earnings equal at least the amount of the proposed dividend, or (ii) immediately after giving effect to the proposed dividend, the value of Majesco’s assets is at least equal to the sum of (a) its total liabilities plus (b) the liquidation preference of any shares which have a preference upon dissolution over the rights of shareholders receiving the distribution.	The DGCL generally permits the payment of dividends to stockholders only out of surplus (as defined in the DGCL) or, if there is no such surplus, net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. However, dividends may not be paid out of net profits if, after the payment of such dividend, the corporation’s capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of corporation’s assets.
Repurchases/Redemptions of Shares
Under California law, a corporation may not make any distribution (including dividends, whether in cash or other property, and repurchases of its shares) unless either (1) the corporation’s retained earnings immediately prior to the proposed distribution equal or exceed (a) the amount of the proposed distribution plus (b) the amount, if any, of dividends in arrears on shares with preferential dividend rights; or (2) if, immediately after the distribution, the value of its assets equals or exceeds the sum of (a) its total liabilities plus (b) the liquidation preference of any shares which have a preference upon dissolution over the rights of shareholders receiving the distribution.	Under Delaware law, any corporation may purchase, redeem and dispose of its own shares, except that it may not purchase or redeem its shares if the capital of the corporation is impaired or would become impaired as a result of the redemption. However, at any time, a corporation may purchase or redeem any of its shares that are entitled upon any distribution of assets to a preference over another class of its stock or, if no shares entitled to such a preference are outstanding, any of its own shares, if these shares will be retired upon acquisition or redemption, thereby reducing the capital of the corporation.
A corporation that has shares redeemable at its option may redeem these shares by providing a notice of redemption as provided in its charter, or in the manner specified in the CGCL.

LEGAL MATTERS
The validity of the shares of common stock offered hereby by Majesco will be passed upon by Pepper Hamilton LLP. Certain federal income tax consequences of the Merger will be passed upon for Majesco by Pepper Hamilton LLP and for Cover-All by Sills Cummis & Gross P.C.
EXPERTS
The combined financial statements of Majesco as of March 31, 2014 and 2013 and for the year ended March 31, 2014 and the nine months ended March 31, 2013 included in this proxy statement/prospectus have been so included herein in reliance upon the report of MSPC Certified Public Accountants and Advisors, P.C., an independent registered public accounting firm, upon the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Cover-All Technologies Inc. and Subsidiary as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014 included in this proxy statement/prospectus have been so included herein in reliance upon the report of MSPC Certified Public Accountants and Advisors, P.C., an independent registered public accounting firm, upon the authority of such firm as experts in accounting and auditing.
COVER-ALL STOCKHOLDER PROPOSALS
If the Merger is consummated, no further annual meetings of Cover-All will be held. However, if the Merger is not completed, Cover-All plans to hold its 2015 annual meeting of stockholders on a date that will be determined by the Cover-All board of directors.
Pursuant to Rule 14a-8 under the Exchange Act, proposals of stockholders intended to be presented at the next annual meeting of stockholders of Cover-All, if any, must be submitted to the Corporate Secretary at Cover-All Technologies Inc., 412 Mt. Kemble Avenue, Suite 110C, Morristown, NJ 07960, Attn: Corporate Secretary, and received by Cover-All a reasonable time before Cover-All prints its proxy materials for inclusion in its proxy and proxy statement relating to its annual meeting.
PROPOSALS BY SHAREHOLDERS FOR PRESENTATION
AT THE MAJESCO FISCAL YEAR 2016 ANNUAL MEETING
If the Merger is consummated, shareholders who wish to have a proposal considered for inclusion in Majesco’s proxy materials for presentation at its fiscal year 2016 annual meeting of shareholders must submit their proposals to Majesco no later than            , 2015 at Majesco’s principal executive offices at 5 Penn Plaza (33rd Street & 8th Avenue), 14th Floor, New York, NY 10001, Attn: Corporate Secretary. Any proposal must be made in accordance with the provisions of Rule 14a-8 under the Exchange Act. Stockholders who intend to present a proposal at the fiscal year 2016 annual meeting of shareholders without inclusion of the proposal in Majesco’s proxy materials are required to provide notice of such proposal to Majesco at its principal executive offices no later than            , 2015. Majesco reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
OTHER MATTERS
As of the date of this proxy statement/prospectus, the Cover-All board of directors knows of no matters that will be presented for consideration at the Cover-All special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the Cover-All special meeting or any adjournments or postponements of the meeting and are voted upon, the enclosed proxy will confer discretionary authority on the individuals named as proxy to vote the shares represented by the proxy as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

TRADEMARKS
Cover-All®, My Insurance Center™ (MIC), NexGen and Insurance Policy Database™ (IPD) are trademarks of Cover-All. MajescoMastek®, Majesco® and Elixir® are trademarks of Majesco.
WHERE YOU CAN FIND MORE INFORMATION
Cover-All files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. Cover-All’s SEC filings are also available to the public on the website maintained by the SEC at www.sec.gov. The reports and other information filed by Cover-All with the SEC are also available at Cover-All’s website at www.cover-all.com. The information contained on or that can be accessed through the SEC website and Cover-All’s website is specifically not incorporated by reference into this proxy statement/prospectus, and should not be considered to be a part of this proxy statement/prospectus.
You can obtain documents from Cover-All by requesting them in writing or by telephone from Cover-All at the following address:
Cover-All Technologies Inc.
412 Mt. Kemble Avenue, Suite 110C
Morristown, NJ 07960
Attn: Corporate Secretary
(973) 461-5200
If you are a Cover-All stockholder, you may also obtain the documents referred to in this proxy statement/prospectus by requesting them in writing or by telephone from Cover-All’s proxy solicitor at the address or the telephone number listed below:
Alliance Advisors LLC
200 Broadacres Drive, 3rd Fl.
Bloomfield, NJ 07003
(973) 873-7721
This proxy statement/prospectus, a form of proxy card and Cover-All’s Annual Report to Stockholders for 2013 are available on the Internet at www.snl.com/irweblinkx/corporateprofile.aspx?iid=4090547.
Majesco is not currently subject to the requirements of the Exchange Act and, therefore, does not file with the SEC annual, quarterly or current reports, proxy statements or other documents. Majesco has filed with the SEC a Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part.
The registration statement registers the shares of Majesco common stock to be issued to Cover-All stockholders in connection with the Merger. The registration statement, including the exhibits and annexes attached thereto, contains additional relevant information about the common stock of Majesco. The rules and regulations of the SEC allow Cover-All and Majesco to omit certain information included in the registration statement from this proxy statement/prospectus.

Index to Financial Statements
Majesco as of March 31, 2014 and 2013, and for the Year Ended March 31, 2014
and Nine Months Ended March 31, 2013
Majesco as of December 31, 2014 and March 31, 2014 and for the Nine Months
Ended December 31, 2014 and 2013
Condensed Combined Balance Sheets — December 31, 2014 and March 31, 2014	F-32
Condensed Combined Statements of Operations — Nine Months Ended December 31, 2014 and 2013	F-33
Condensed Combined Statements of Comprehensive (Loss) Income — Nine Months Ended December 31, 2014 and 2013	F-34
Condensed Combined Statements of Changes in Stockholders’ Equity — Nine Months Ended December 31, 2014 and 2013	F-35
Condensed Combined Statements of Cash Flows — Nine Months Ended December 31, 2014 and 2013	F-36
Notes to Condensed Combined Financial Statements	F-37
Cover-All Technologies Inc and Subsidiary as of December 31, 2014 and 2013
and for the Years Ended December 21, 2014, 2013 and 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders, Majesco
We have audited the accompanying combined balance sheets of Majesco (“the Company”) (a combination of subsidiaries and insurance related operations of Mastek Ltd.) as of March 31, 2014 and 2013, and the related combined statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows for the fiscal year ended March 31, 2014 and nine months ended March 31, 2013. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Majesco as of March 31, 2014 and 2013, and the results of their operations and their cash flows for the fiscal year ended March 31, 2014 and nine months ended March 31, 2013, in conformity with U.S. generally accepted accounting principles.
As discussed in Note 2, the accompanying combined financial statements have been derived from the consolidated financial statements and accounting records of Mastek Ltd. and include allocations of certain costs from Mastek Ltd. As a result, these allocations may not be reflective of the actual costs that would have been incurred had Majesco operated as a separate entity apart from Mastek Ltd.

Certified Public Accountants and Advisors,
A Professional Corporation
Cranford, New Jersey
February 19, 2015

Majesco
Combined Balance Sheets — March 31, 2014 and 2013
(All amounts are in thousands of US Dollars except per share data and as stated otherwise)
	As of March 31,
	2014	2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,016	$9,317
Short term investments	3,025	156
Restricted cash	301	93
Accounts receivables, net	9,309	11,325
Unbilled accounts receivable	7,827	7,043
Deferred income tax assets	1,120	1,815
Prepaid expenses and other current assets	2,813	1,832
Total current assets	$31,411	$31,581
Property and equipment, net	$1,229	$1,184
Goodwill	11,676	11,676
Intangible assets, net	1,456	2,166
Deferred income tax assets	2,441	3,158
Other assets	225	95
Total Assets	$48,438	$49,860
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Capital lease obligations	$24	$21
Accounts payable	188	270
Accrued expenses and other liabilities
Related Parties	9,745	—
Others	10,335	12,105
Deferred revenue	6,265	7,058
Total current liabilities	$26,557	$19,454
Capital lease obligations	$43	$65
Retirement benefit obligation	457	1,266
Other liabilities
Related Parties	—	10,375
Others	843	2,266
Total Liabilities	$27,900	$33,426
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.002 per share – 300,000,000 shares authorized as of March 31, 2014 and 2013, 183,450,000 shares issued and outstanding as of March 31, 2014 and 2013	$367	$367
Additional paid-in capital	38,412	38,091
Accumulated deficit	(20,823)	(23,727)
Accumulated other comprehensive income	2,509	1,646
Total equity of common stockholder	$20,465	16,377
Non-controlling Interest	$73	$57
Total stockholders’ equity	$20,538	$16,434
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$48,438	$49,860

See accompanying notes to the Combined Financial Statements.

Majesco
Combined Statements of Operations —
Fiscal Year Ended March 31, 2014 and Nine Months Ended March 31, 2013
(All amounts are in thousands of US Dollars except per share data and as stated otherwise)
	Year ended March 31, 2014	Nine months ended March 31, 2013
Revenue	$82,837	$68,272
Cost of revenue	45,748	41,503
Gross profit	$37,089	$26,769
Operating expenses
Research and development expenses	10,102	5,929
Selling, general and administrative expenses	22,746	19,510
Total operating expenses	$32,848	$25,439
Income from operations	$4,241	$1,330
Interest income	89	35
Interest expense	(63)	(31)
Other income (expenses), net	546	73
Income before provision for income taxes	$4,813	$1,407
Provision for income taxes	1,893	981
Net Income	$2,920	$426
Less: Net income/(loss) attributable to non-controlling interests	$16	$(13)
Owners of the Company	2,904	439
	$2,920	$426
Earnings per share:
Basic	$0.02	$0.00
Diluted	0.02	0.00
Weighted average number of common shares outstanding
Basic and diluted	183,450,000	183,450,000
See accompanying notes to the Combined Financial Statements.

Majesco
Combined Statements of Comprehensive Income —
Fiscal Year Ended March 31, 2014 and Nine Months Ended March 31, 2013
(All amounts are in thousands of US Dollars except per share data and as stated otherwise)
	Year ended March 31, 2014	Nine months ended March 31, 2013
Net Income	$2,920	$426
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(14)	44
Unrealized gains on cash flow hedges	877	1,244
Other comprehensive income	$863	$1,288
Comprehensive income	$3,783	$1,714
Less: Comprehensive income attributable to the non-controlling interest	$16	$(13)
Comprehensive income attributable to Owners of the Company	$3,767	$1,727

See accompanying notes to the Combined Financial Statements.

Majesco
Combined Statements of Changes in Stockholders’ Equity —
Fiscal Year Ended March 31, 2014 and Nine Months Ended March 31, 2013
(All amounts are in thousands of US Dollars except per share data and as stated otherwise)
	Common Stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Non-controlling interests	Total Stockholders’ equity
	Shares	Amount
Balance as of July 1, 2012	183,450,000	$367	$37,768	$(24,166)	$358	$70	$14,397
Stock based compensation	—	—	323	—	—	—	323
Net income	—	—	—	439	—	(13)	426
Foreign currency translation adjustments	—	—	—	—	44	—	44
Unrealized gains on cash flow hedges	—	—	—	—	1,244	—	1,244
Balance as of March 31, 2013	183,450,000	$367	$38,091	$(23,727)	$1,646	$57	$16,434
Stock based compensation	—	—	321	—	—	—	321
Net income	—	—	—	2,904	—	16	2,920
Foreign currency translation adjustments	—	—	—	—	(14)	—	(14)
Unrealized gains on cash flow hedges	—	—	—	—	877	—	877
Balance as of March 31, 2014	183,450,000	$367	$38,412	$(20,823)	$2,509	$73	$20,538

See accompanying notes to the Combined Financial Statements.

Majesco
Combined Statements of Cash Flows —
Fiscal Year Ended March 31, 2014 and Nine Months Ended March 31, 2013
(All amounts are in thousands of US Dollars except per share data and as stated otherwise)
	Year ended March 31, 2014	Nine months ended March 31, 2013
Cash flows from operating activities
Net income	$2,920	$426
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,522	3,881
Share based payment expenses	321	323
Provision for doubtful receivables	(9)	(41)
Deferred tax benefit	748	178
Changes in assets and liabilities:
Accounts receivables	2,026	5,265
Unbilled accounts receivable	(785)	1,838
Prepaid expenses and other current assets	(980)	149
Other assets	(129)	(62)
Accounts payable	(82)	(62)
Accrued expenses and other liabilities – Others	(442)	(1,787)
Deferred revenue	(793)	(725)
Other Liabilities	(1,423)	(1,787)
Retirement benefit obligation	(810)	62
Net cash generated from operating activities	$3,084	$7,658
Cash flows from investing activities:
Purchase of Property and equipment	$(1,007)	$(720)
Purchase of Intangible assets	(847)	(566)
Purchase of investments	(2,869)	(156)
Decrease/(increase) in restricted cash	(208)	—
Net cash used in investing activities	$(4,931)	$(1,442)
Cash flows from financing activities:
Payment of Capital lease obligation	$(22)	$(10)
Net cash used in financing activities	$(22)	$(10)
Effect of foreign exchange rate changes on cash and cash equivalents	(432)	187
Net Increase/(Decrease) in cash and cash equivalents	$(2,301)	$6,393
Cash and cash equivalents, beginning of the period	9,317	2,924
Cash and cash equivalents at end of the period	$7,016	$9,317
Supplementary disclosure of non-cash items
Cash paid for interest	$64	$31
Cash paid for income taxes (net of refunds received)	2,238	596
Supplementary disclosure of non-cash items
Non-cash items – Assets acquired under Capital leases	$11	$48

See accompanying notes to the Combined Financial Statements.

Majesco
Notes to Combined Financial Statements
(All amounts are in thousands of US Dollars except per share data and as stated otherwise)
1
DESCRIPTION OF BUSINESS

Majesco (the ‘Company’) is a global technology solutions provider focusing on meeting customer needs through the strategic application of tailored business solutions and IT services. Majesco possesses proven experience in the life and annuity and property and casualty insurance verticals. Majesco delivers solutions and IT services in core insurance areas including policy administration, product modelling, new business processing, billing, claims and producer lifecycle management and distribution.
Currently, Majesco is 100% owned (directly or indirectly) by Mastek Ltd. (‘Mastek’), a public limited company domiciled in India whose equity shares are listed on the Bombay Stock Exchange and the National Stock Exchange (India). Mastek is currently undergoing a demerger through a scheme of arrangement under India’s Companies Act, 1956 pursuant to which its insurance related business will be separated from Mastek’s non-insurance related business and all insurance related operations of Mastek that were not directly owned by Majesco will be contributed to Majesco (the ‘Reorganization’). These operations include Mastek’s insurance related businesses in Canada, Malaysia, Thailand, the United Kingdom (‘UK’) and the offshore insurance operations in India (hereinafter referred to as the ‘Group’) carried under the legal entities named Majesco Canada Ltd, Majesco Sdn Bhd., Mastek MSC (Thailand) Co. Ltd, Majesco UK Ltd and Majesco Software and Solutions India Private Ltd (‘MSSIPL’), respectively.
Majesco, along with its subsidiaries, have operations in North America. Post reorganization, Majesco’s international presence will include operations and/or subsidiaries in Canada, the United Kingdom, Malaysia, Thailand and India. In connection with the demerger all of Mastek Limited’s equity ownership interest in Majesco will be transferred to a newly formed publicly traded company in India (named Majesco Limited) owned by shareholders of Mastek Limited.
2
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.
Basis of Presentation

The combined financial statements have been prepared on a ‘carve-out’ basis (assuming the Reorganization had been effected as of July 1, 2012) and are derived from the historical consolidated financial statements and accounting records of Mastek. All material inter-company balances and transactions have been eliminated on combination. The combined financial statements reflect the Group’s financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States (“GAAP”). The combined Balance Sheet, combined Statement of Operations and combined statement of cash flows of the Group may not be indicative of the Group had it been a separate operation during the periods presented, nor are the results stated herein indicative of what the Group’s financial position, results of operations and cash flows may be in the future.
These combined financial statements include assets and liabilities that are specifically identifiable or have been allocated to the Group. Costs directly related to the Group have been included in the accompanying financial statements. The Group receives service and support functions from Mastek. The costs associated with these support functions have been allocated relative to Mastek in its entirety, which is considered to be the most meaningful under the circumstances. The costs were allocated to the Group using various allocation inputs, such as head count, services rendered, and assets assigned to the Group. These allocated costs are primarily related to corporate administrative expenses, employee related costs, including gratuity and other benefits, and corporate and shared employees. The corporate expenses of Mastek Limited allocated to the Group amounted to $5,423 and $4,605 for the year ended March 31, 2014 and the nine months ended March 31, 2013, respectively.
The Group considers the expense allocation methodology and results to be reasonable for all periods presented. These allocations may not be indicative of the actual expenses the Group may have incurred as a separate independent public company during the periods presented nor are these costs indicative of what the Group will incur in the future.

Mastek maintains benefit and stock-based compensation programs at the parent company level. To the extent that Group employees participate in these programs, the Group was allocated a portion of the associated expenses and estimated net benefit plan obligation. However, the Combined Balance Sheets do not include any Mastek outstanding equity related to the stock-based compensation programs.
Historically, Mastek has been providing the Group with financing, cash management and other treasury services. Most of the inter-company payable and receivable has been assumed to be settled, except in case of non-availability of cash at the year end in a specific entity. The Group’s acquisition costs for the insurance related businesses of Mastek under the Reorganization has been reflected under ‘Accrued expenses and other liabilities — Related Parties’ and ‘Other liabilities — Related Parties’ in the Balance Sheet as of March 31, 2014 and 2013, respectively, until such costs have been actually settled.
b.
Use of estimates

The preparation of the combined financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and contingent liabilities as of the date of the financial statements, and the reported amount of revenues and expenses during the reported period.
Significant estimates used in preparing these combined financial statements include revenue recognition based on the percentage of completion method of accounting for fixed bid contracts applied to the expected contract cost to be incurred to complete various engagements, allowances for doubtful debts, provisions for losses on uncompleted contracts, valuation allowances for deferred taxes, identification and measurement of unrecognized tax benefit, provision for uncertain tax positions, future obligations under employee benefit plans, expected future cash flows used to evaluate the recoverability of long-lived assets, estimated fair values of long-lived assets used to record impairment charges related to intangible assets and goodwill, allocation of purchase price in business combinations, useful lives and residual value of property and equipments and intangible assets, valuation of derivative financial instruments, goodwill, contingent liabilities and assumptions used in valuing stock-based compensation expense.
Although the Group regularly assesses these estimates, actual results could differ materially from these estimates. Changes in estimates are recorded in the period in which they become known. The Group bases its estimates on historical experience and various other assumptions that it believes to be reasonable under the existing circumstances. Actual results may differ from management’s estimates if these results differ from historical experience or other assumptions do not turn out to be substantially accurate, even if such assumptions were reasonable when made.
c.
Foreign Currency Translation

The functional currency of the Company is the US dollar. However, Indian Rupee, Great Britain Pounds, US Dollars, Malaysian Ringgit, Thai Baht and Canadian dollar are the functional currencies for the Group entities located in India, the UK, the US, Malaysia, Thailand, and Canada, respectively. Adjustments resulting from the translation of functional currency financial statements to reporting currency are accumulated and reported as a part of Accumulated other comprehensive income, a separate component of Stockholders’ equity.
Transactions in foreign currency are recorded at the exchange rate prevailing on the date of the transaction. Monetary assets and liabilities denominated in foreign currency are expressed in functional currency at the exchange rates in effect at the balance sheet date. Non-Monetary assets and liabilities denominated in foreign currency are expressed in functional currency at the historical exchange rates. Gains or losses resulting from foreign currency transactions are included in the combined Statement of Operations.
d.
Cash and cash equivalents, investments and restricted cash

Cash and cash equivalents are comprised of cash and highly liquid investments with an original maturity of three months or less. Cash equivalents are stated at amortized cost, which approximates their fair value due to the short maturity of the investments.

The Group’s short-term investment portfolio is comprised primarily of time deposits. Time deposits with banks are valued at amortized cost, which approximates their fair value.
Interest income is recognized over time on a proportionate basis.
Cash and claims to cash that are restricted as to withdrawal or use in the ordinary course of business are disclosed separately as restricted cash, unless they are to be utilized for other than current operations in which case they will be separately classified as noncurrent assets.
e.
Property and equipment

Property and equipment are stated at actual cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives. The cost and the accumulated depreciation for premises and equipment sold, retired or otherwise disposed of are removed from the stated values and the resulting gains and losses are included in the combined Statement of Operations. Maintenance and repairs are charged to combined Statement of Operations when incurred. Advance paid towards acquisition of long-lived assets and cost of assets not put to use before the balance sheet date are disclosed under the caption “capital work in progress”.
The estimated useful lives of assets are as follows:
Owned Buildings	25 – 30 years
Leasehold Improvements	5 years or over the primary period of lease whichever is less
Computers	2 years
Plant and Equipment	2 – 5 years
Furniture and Fixtures	5 years
Vehicles	5 years
Office Equipment	2 – 5 years
f.
Goodwill and other intangible assets

Goodwill represents the cost of the acquired businesses in excess of the estimated fair value of assets acquired, identifiable intangible assets and liabilities assumed. Goodwill is not amortized but is tested for impairment at the reporting unit level at least annually or as circumstances warrant. If impairment is indicated and the carrying value of the goodwill of a reporting unit exceeds the implied fair value of that goodwill, then goodwill is written-down. There are no indefinite-lived intangible assets.
Intangible assets other than goodwill are amortized over their estimated useful lives on a straight line basis. The estimated useful life of an identifiable intangible asset is based on a number of factors, including the effects of obsolescence, demand, competition, the level of maintenance expenditures required to obtain the expected future cash flows from the asset and other economic factors (such as the stability of the industry, known technological advances, etc.).
The estimated useful lives of intangible assets are as follows:
Non-compete agreements	3 years
Customer contracts and relationships	5 years
Leasehold benefit	7 years
Intellectual property	5 years
Software	1 – 5 years

g.
Software Development Costs

The costs incurred for the development of software that will be sold, leased or otherwise marketed are capitalized when technological feasibility has been established. In certain situations in which technological feasibility is established by completing a working model, substantially all development costs could be expensed when costs qualifying for capitalization are not material. Current engineering costs related to routine updates, customer support issues, and other modifications that do not extend the life or improve the marketability of the existing software are expensed as incurred.
h.
Impairment of long-lived assets and intangible assets

The Group reviews long-lived assets and certain identifiable intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During this review, the Group re-evaluates the significant assumptions used in determining the original cost and estimated lives of long-lived assets. Although the assumptions may vary from asset to asset, they generally include operating results, changes in the use of the asset, cash flows and other indicators of value. Management then determines whether the remaining useful life continues to be appropriate or whether there has been an impairment of long-lived assets based primarily upon whether expected future undiscounted cash flows are sufficient to support the assets’ recovery. If impairment exists, the Group would adjust the carrying value of the asset to fair value, generally determined by a discounted cash flow analysis.
i.
Concentration of Credit Risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist of cash and cash equivalents, time deposits, derivative financial instruments and accounts receivables. The Group maintains its cash and cash equivalents, time deposits, derivative financial instruments with banks having good reputation, good past track record, and who meet the minimum threshold requirements under the counterparty risk assessment process, and reviews their credit-worthiness on a periodic basis. Accounts receivables of the Group are typically unsecured. As there is no independent credit rating of the customer available with the Group, Management reviews the creditworthiness of customers based on their financial position, past experience and other factors. The Group entities perform ongoing credit evaluations of their customers’ financial condition and monitor the creditworthiness of their customers to which they grants credit terms in the normal course of business. Refer to note 19 on ‘Segment information’ for details relating to customers with revenue that accounted for 10% or more of total revenue and their outstanding total accounts receivables and unbilled accounts receivable as of March 31, 2014 and 2013.
j.
Accounts receivables and allowance for accounts receivables

Accounts receivables are recorded at invoiced amounts, net of the Group’s estimated allowances for doubtful accounts. The Group performs ongoing credit evaluations of its customers. Allowance for doubtful receivables is established in amounts considered to be appropriate based primarily upon write-off history, historical collections experience, aging analysis and management’s specific evaluation of potential losses in the outstanding receivable balances. There is judgment involved with estimating the Group’s allowance for doubtful accounts and if the financial condition of its customers were to deteriorate, resulting in their inability to make the required payments, the Group may be required to record additional allowances or charges against revenues. The Group writes-off accounts receivables against the allowance when it determines a balance is uncollectible and no longer actively pursues collection of the receivable. Amounts recovered, if any from such debtors written off are accounted on receipt basis and disclosed as Other income. The Group’s accounts receivables are not collateralized by any security.
k.
Revenue and cost recognition

The Group derives its revenue mainly from software services. The software services primarily consist of services performed on a time and material basis and fixed-price contracts basis. For all services, revenue is earned and recognized only when all of the following criteria are met: evidence of an arrangement is obtained, the price is fixed or determinable, the services have been rendered and collectability is reasonably assured. Contingent or incentive revenues are recognized when the contingency is resolved and the Group concludes the amounts are earned. The method for recognizing revenues and costs depends on the nature of the services rendered.

Time and material contracts
Revenues and costs under time and material contracts are recognized as the services are rendered and related costs are incurred.
Fixed-price contracts
The Group also performs time bound fixed-price engagements under which revenue is recognized using the percentage of completion method of accounting, measured by the percentage of cost incurred over the estimated total cost of each contract. The use of the percentage of completion method reflects the pattern in which the obligations to the customer are fulfilled. The Group has used an input-based approach since the input measures are a reasonable surrogate for output measures. The cumulative impact of any revision in estimates is reflected in the period in which the changes become known. Provision for estimated loss on such engagements is made during the period in which the loss becomes probable and can be reasonably estimated.
Under its fixed-price contracts, the Group provides a warranty to its customers, post completion of the implementation of software for 30 – 90 days. The costs associated for such services are accrued at the time the related revenue is recorded. The Group has not provided for any warranty cost for the year ended March 31, 2014 and for the nine months ended March 31, 2013 as historically the Group had not incurred any expenditure on account of warranties and since the customer is required to formally sign on the work performed, any subsequent work is usually covered by an additional contract.
The Group issues invoices under its fixed-price contracts based upon the achievement of milestones during a project or other contractual terms. Differences between the timing of billing, based on contract milestones or other contractual terms, and the recognition of revenue are recognized as either unbilled accounts receivable or deferred revenue.
License revenues are not accounted separately from software services revenues if the services are essential to software functionality and include significant modification or customization of the software. If an arrangement does not qualify for separate accounting of the software license and software services, then software license revenues are generally recognized using the percentage of completion method. The arrangements, with software development, related maintenance and post sale customer support services, generally meet the criteria for software development and related services to be considered a separate unit of accounting. Revenue from such maintenance and customer support services are recognized ratably over the term of the underlying maintenance arrangement; while software development and related services revenue are recognized using the percentage of completion method.
All contracts are generally cancellable subject to a specified notice period. All services provided by the Group through the date of cancellation are due and payable under the contract terms. Revenue is shown net of applicable service tax, sales tax, value added tax and other applicable taxes. The Group accounts for volume discount, settlement discount and other applicable allowances/discounts to customers, by netting off the amount of revenue recognized at the time of sale. The Group has accounted for reimbursements received for out of pocket expenses incurred as revenues in the combined Statement of Operations.
l.
Employee benefits

i)   Provident Fund and other contribution plans:   In accordance with Indian law, all employees in India are entitled to receive benefits under the ‘Provident Fund’, which is a defined contribution plan. Both, the employee and the employer make monthly contributions to the plan at a predetermined rate (presently at 12%) of the employees’ basic salary. These contributions are made to the fund which is administered and managed by the Government of India. The Group also provides for defined contribution plans in accordance with the local laws of its Group entities. The Group’s monthly contributions to all of the above mentioned plans are charged to combined Statement of Operations in the year they are incurred and there are no further obligations under the plan beyond those monthly contributions. The Group contributed $911 and $722 towards such Provident Fund and other contribution plans during the year ended March 31, 2014 and the nine months ended March 31, 2013, respectively.

ii)   Superannuation Plan:   The senior employees of the Indian Group entity are entitled to superannuation, a defined contribution plan (the ‘Superannuation Plan’). The Group makes a yearly contribution to both superannuation plan administered and managed by Life Insurance Corporation of India (LIC) based on a specified percentage (presently at 12.5% to 15% depending on the grade of the employee) of each covered employee’s basic salary. The Group contributed $29 and $22 towards the Superannuation Plan maintained by LIC during the year ended March 31, 2014 and the nine months ended March 31, 2013, respectively. Contributions payable for the year are charged to the combined Statement of Operations in the year they are incurred and there is no further obligation under the plan beyond those annual contributions.
iii)   Pension Commitments:   The Group pays contributions to a defined contribution pension scheme for the Company and its subsidiaries. The assets of the scheme are held separately from those of the Group in an independently administered fund. The pension cost charge represents contributions payable by the Group to the fund and amounted to $41 and $35 for the year ended March 31, 2014 and for the nine months ended March 31, 2013, respectively. Contributions payable for the year are charged to the combined Statement of Operations.
iv)   Gratuity Plan:   The Group provides for gratuity obligation, a defined benefit retirement plan (the “Gratuity Plan”) covering all employees in India, when the terms of employment so provide. The Gratuity Plan provides a lump sum payment to vested employees at retirement or termination of employment based on the respective employee’s salary and the years of employment with the Group. The Group determines its liability towards the Gratuity Plan on the basis of actuarial valuation. Actuarial gains and losses arising from experience adjustments, and changes in actuarial assumptions are recognized immediately in the combined Statement of Operations as income or expense. These obligations are valued by independent qualified actuaries.
v)   Leave encashment:   Leave encashment benefit comprises of encashment of leave balances is recognized using accrual method.
m.
Stock-based compensation

Stock-based compensation represents the cost related to stock-based awards granted to employees. The Group measures stock-based compensation costs at the grant date, based on the estimated fair value of the award and recognizes the cost on a straight-line basis (net of estimated forfeitures) over the employee requisite service period for the entire award. Forfeitures are estimated on the date of grant and revised if actual or expected forfeiture activity differs materially from the original estimates. The Group estimates the fair value of stock options using a Black-Scholes valuation model. The cost is recorded in Cost of revenues, Selling, general and administrative expenses and Research and development expenses in the combined Statement of Operations based on the employees’ respective function.
n.
Advertising and Sales commission costs

Advertising and promotion related expenses are charged to the combined Statement of Operations in the period incurred. Advertising expense for the year ended March 31, 2014 and for the nine months ended March 31, 2013 was approximately $323 and $285, respectively.
Sales commissions are recognized as an expense when earned by the sales representative, generally occurring at the time the customer order is signed.
o.
Derivative Instruments

All derivative instruments are recorded in the combined Balance Sheet as either an asset or liability at their fair value. The Group normally enters into foreign exchange forward contracts and par forward contracts where the counter party is generally a bank, to mitigate its foreign currency risk on foreign currency denominated inter-company balances. For derivative financial instruments to qualify for hedge accounting, the following criteria must be met: (1) the hedging instrument must be designated as a hedge; (2) the hedged exposure must be specifically identifiable and expose the Group to risk; and (3) it is expected that a change in fair value of the derivative financial instrument and an opposite change in the fair value of the hedged exposure will have a high degree of correlation. The changes in the Group’s derivatives’ fair values are recognized in combined Statement of Operations unless specific hedge accounting and documentation criteria are met (i.e., the instruments are accounted for as hedges).
For items to which hedge accounting is applied, the Group records the effective portion of derivative financial instruments that are designated as cash flow hedges in Accumulated other comprehensive income, a separate component of Stockholders’ equity, and an amount is reclassified out of accumulated other comprehensive income into earnings to offset the earnings impact that is attributable to the risk being hedged. Any ineffectiveness or excluded portion of a designated cash flow hedge is recognized in the combined statement of operations. The related cash flow impacts of derivative activities are reflected as cash flows from operating activities.
Hedge accounting is discontinued when the hedging instrument expires or is sold, terminated, or exercised, or no longer qualifies for hedge accounting. At that time for forecasted transactions, any cumulative gain or loss on the hedging instrument recognized in shareholders’ funds is retained there until the forecasted transaction occurs. If a hedged transaction is no longer expected to occur, the net cumulative gain or loss recognized in hedging reserve is transferred to the Statement of Operations for the year.
For derivative financial instruments that do not qualify for hedge accounting, realized gains or losses and changes in the estimated fair value of these derivative financial instruments are recorded in Other Income/(Expenses).
The fair value of derivatives expiring within 12 months is classified as current assets or liabilities, and of those with longer maturity is classified as non-current assets or liabilities.
p.
Income taxes

Income taxes are accounted for under the asset and liability method. Deferred income taxes reflect the tax effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws. The effect on deferred tax assets and liabilities of a change in enacted tax rates is recognized in the combined Statement of Operations in the year of change.
Valuation allowances are recognized to reduce deferred tax assets to the amount that will more likely than not be realized. In assessing the need for a valuation allowance, management considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. When the Group changes its determination as to the amount of deferred tax assets that can be realized, the valuation allowance is adjusted with a corresponding impact to income tax expense in the period in which such determination is made.
The Group recognizes tax liabilities when, despite the Group’s belief that its tax return positions are supportable, the Group believes that certain positions may not be fully sustained upon review by tax authorities. Benefits from tax positions are measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. To the extent that new information becomes available which causes the Group to change its judgment regarding the adequacy of existing tax liabilities, such changes to tax liabilities will impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.
q.
Earnings per share

Basic and diluted earnings per share is computed as net income divided by the weighted-average number of common shares outstanding for the period.

3
RECENT ACCOUNTING PRONOUNCEMENTS

Recently Adopted Accounting Standards
In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220): Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income, which supersedes and replaces the presentation requirements for reclassifications out of accumulated other comprehensive income in ASUs 2011-05 and 2011-12. The amendment requires that an entity must report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. The guidance became effective for annual reporting periods beginning after December 15, 2012, and interim periods within those annual periods for public companies and for annual reporting periods beginning after December 15, 2013, and interim periods within those annual periods for private companies with early adoption permitted. We have early adopted the amended standards beginning April 1, 2013. The adoption of this standard had no impact on the Group’s combined Balance Sheet or combined Statement of Operations, but required additional disclosure for which we added in Note 13 — Accumulated Other Comprehensive Income.
Recently Issued Accounting Standards
In March 2013, the FASB issued ASU No. 2013-05, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. The amendments in this update provide clarification regarding the release of a cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets within a foreign entity. The guidance became effective for annual reporting periods beginning after December 15, 2013, and interim periods within those annual periods for public companies and will be effective for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods for private companies. The Company’s current accounting policies comply with this guidance; accordingly the Company does not expect the amendment will have a material impact to its combined Balance Sheet or combined Statement of Operations.
In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The amendments in this update provide guidance on the presentation of unrecognized tax benefits and will better reflect the manner in which an entity would settle, at the reporting date, any additional income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses, or tax credit carryforwards exist. The guidance became effective for annual reporting periods beginning after December 15, 2013, and interim periods within those annual periods for public companies and will be effective for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods for private companies. The guidance will be applied prospectively for the year ended March 31, 2016 and interim periods of this year. The Company does not expect the amendment will have a material impact to its combined Balance Sheet or combined Statement of Operations.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (ASC 606), which, when effective, will supersede the guidance in former ASC 605, Revenue Recognition. The new guidance requires entities to recognize revenue based on the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for annual periods beginning after December 15, 2016 and interim periods within that year for public companies and effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018 for private companies. Early adoption is not permitted. The Company will adopt this standard for the year ended March 31, 2019 and interim periods of the year ended March 31, 2020. The Company is currently evaluating the impact of this standard on its combined Balance Sheet or combined Statement of Operations.

Emerging Growth Company
We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have taken the advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.
4
FAIR VALUE OF FINANCIAL INSTRUMENTS

The Group’s financial instruments consist primarily of cash and cash equivalents, short term investments in time deposits, restricted cash, derivative financial instruments, accounts receivables, unbilled accounts receivable, accounts payable, contingent consideration liability and accrued liabilities. The carrying amount of cash and cash equivalents, short term investments in time deposits, restricted cash, accounts receivables, unbilled accounts receivable, accounts payable and accrued liabilities as of the reporting date approximates their fair market value due to their relatively short period of time of original maturity tenure of these instruments.
Basis of Fair Value Measurement
Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The current accounting guidance for fair value measurements defines a three-level valuation hierarchy for disclosures as follows:
Level 1:   Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2:   Inputs other than quoted prices included within Level I that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
Level 3:   Unobservable inputs that are supported by little or no market activity, which require the Group to develop its own assumptions.
The following table sets forth the financial assets, measured at fair value, by level within the fair value hierarchy as of March 31, 2014 and 2013:
	As of March 31,
	2014	2013
Assets
Level 2
Derivative financial instruments (included in the following line items in the Balance sheet)
Other assets	$132	$—
Other liabilities	(2)	(78)
Prepaid expenses and other current assets	607	161
Accrued expenses and other liabilities	(294)	(1,739)
	$443	$(1,656)

	As of March 31,
	2014	2013
Level 3
Contingent consideration
Other liabilities	$(228)	$(553)
Accrued expenses and other liabilities	(400)	(371)
	$(628)	$(924)
Total	$(185)	$(2,580)

The following table presents the change in level 3 instruments:
	As of March 31,
	2014	2013
Opening balance	$(924)	$(1,084)
Total Gains/(losses) recognized in Statement of Operations	(52)	22
Settlements	348	138
Closing balance	$(628)	$(924)

Contingent consideration pertaining to the acquisition of SEG Software, LLC (“SEG”) has been classified under level 3 as the fair valuation of such contingent consideration has been done using one or more of the significant inputs which are not based on observable market data.
The fair value of the contingent consideration was estimated using a discounted cash flow technique with significant inputs that are not observable in the market. The significant inputs not supported by market activity included our probability assessments of expected future cash flows related to our acquisition of SEG during the earn-out period, appropriately discounted considering the uncertainties associated with the obligation, and calculated in accordance with the terms of the asset purchase agreement (the “SEG Agreement”) dated November 30, 2010. The amount of total gains/(losses) included in Statement of Operations that is attributable to change in fair value of contingent consideration arising from acquisition of SEG were $(52) and $22 for the year ended March 31, 2014 and the nine months ended March 31, 2013, respectively.
The fair value of Derivative financial instruments is determined based on observable market inputs and valuation models. The Derivative financial instruments are valued based on valuations received from the relevant counter-party (i.e., bank). The fair value of the foreign exchange forward contract and foreign exchange par forward contract has been determined as the difference between the forward rate on reporting date and the forward rate on the original transaction, multiplied by the transaction’s notional amount (with currency matching).
5
PROPERTY AND EQUIPMENT

Property and equipment consist of the following:
	As of March 31,
	2014	2013
Leasehold improvements	$18	$134
Computers	3,809	5,182
Plant and Equipment	3,056	3,237
Furniture and Fixtures	3,144	3,254
Vehicles	112	111
Office Equipment	605	608
Total	$10,744	$12,526
Less: Accumulated depreciation	(9,515)	(11,342)
Property and Equipment, net	$1,229	$1,184

As of March 31, 2014 and 2013, the Group has hypothecated assets with net carrying value amounting to $73 and $86, respectively. Depreciation expense was $967 and $873 for the year ended March 31, 2014 and the nine months ended March 31, 2013, respectively.
6
INTANGIBLE ASSETS

Intangible assets consist of the following:
	Weighted Average amortisation period (in years)	As of March 31, 2014			As of March 31, 2013
		Gross carrying amount	Accumulated amortization	Net carrying value	Gross carrying amount	Accumulated amortization	Net carrying value
Customer contracts and relationships	5	$—	—	—	$3,124	(3,124)	—
Leasehold benefit	7	1,085	(943)	142	1,085	(788)	297
Intellectual property	5	—	—	—	11,735	(11,735)	—
Non-compete agreements	3	134	(134)	—	134	(104)	30
Software	3	4,931	(3,617)	1,314	5,264	(3,425)	1,839
Total	4	$6,150	(4,694)	1,456	$21,342	(19,176)	2,166

All the intangible assets have finite lives and as such are subject to amortization. Amortization expense was $1,555 and $3,008 for the year ended March 31, 2014 and the nine months ended March 31, 2013, respectively.
The estimated aggregate amortization expenses for the next five fiscal years are as follows:
Year ended March 31,	Future Amortisation
2015	$1,125
2016	331
2017	—
2018	—
2019	—
Total	$1,456

7
LEASES

Capital leases
The Group leases vehicles under capital lease which are stated at the present value of the minimum lease payments. The gross stated amounts for such capital leases are $112 and $111 and related accumulated depreciation recorded under capital leases are $39 and $25, respectively as of March 31, 2014 and 2013. At the termination of the leases, the Group has an option to receive title to the assets at no cost or for a nominal payment.
Depreciation expenses in respects of assets held under capital leases was $22 and $11 for the year ended March 31, 2014 and the nine months ended March 31, 2013, respectively.

The following is a schedule of the future minimum lease payments under capital leases, together with the present value of the net minimum lease payments as of March 31, 2014.
Year ended March 31,	Amount
2015	$32
2016	23
2017	24
2018	4
2019	—
Total minimum lease payments	$83
Less: Interest portion	16
Present value of net minimum capital leases payments	$67

8
ACCOUNTS RECEIVABLES AND ALLOWANCE FOR DOUBTFUL DEBTS

	As of March 31,
	2014	2013
Customers (trade)	$9,607	$11,639
Less: Allowance for doubtful receivables	(298)	(314)
Accounts receivables	$9,309	$11,325

The Group’s credit period for its customers generally ranges from 30 − 45 days. The Group has collectively and individually evaluated full amount of Accounts Receivables for impairment.
	As of March 31,
	2014	2013
Opening balance	$314	$353
Current period provision	61	140
Reversals during current period	(70)	(181)
Foreign currency translation adjustments	(7)	2
Closing balance	$298	$314

The Group entities perform ongoing credit evaluations of their customers’ financial condition and monitor the credit worthiness of their customers to which they grant credit terms in the normal course of business. Thus it considers certain factors like historical experience and use management judgment in assessing credit quality.
9
PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consist of the following:
	As of March 31,
	2014	2013
Prepaid expenses	$597	$731
Advance for expenses	423	403
Loans and advance to employees	128	177
Loans and advances to related parties	200	200
Derivative financial instruments	607	161
Advance tax	967	258
Other advances and receivables	91	102
Total	$3,013	$2,032
Less: Allowance for doubtful loan	(200)	(200)
Total	$2,813	$1,832

Advance for expenses includes foreign currency advances, travel advances and advances to suppliers. Other advances and receivables mainly include amount recoverable from statutory authorities and miscellaneous advances.
The Group had provided advances of  $200 and $200 to another body corporate as of March 31, 2014 and 2013, respectively which became non-collectible and as a result such advances were impaired by creating an allowance for doubtful loan and written down to their estimated fair value of  $Nil and $Nil as of March 31, 2014 and 2013, respectively.
10
ACCRUED EXPENSES AND OTHER LIABILITIES

Accrued expenses and other liabilities consist of the following:
	As of March 31,
	2014	2013
Accrued expenses	$3,174	$2,270
Payable to related parties as reorganization consideration	9,745	—
Statutory payments	145	238
Provision for taxation	1,137	1,508
Leave encashment	1,960	1,100
Derivative financial instruments	294	1,739
Others	3,625	5,250
Accrued expenses and other liabilities	$20,080	$12,105

11
DERIVATIVE FINANCIAL INSTRUMENTS

The following table provides information of fair values of derivative financial instruments:
	Asset		Liability
	Noncurrent*	Current*	Noncurrent*	Current*
As of March 31, 2014
Designated as hedging instruments under Cash Flow Hedges
Foreign exchange forward contracts	$132	$599	$2	$242
Foreign exchange par forward contracts	—	—	—	52
	$132	$599	$2	$294
Not designated as hedging instruments
Foreign exchange forward contracts	$—	$8	$—	$—
	$—	$8	$—	$—
Total	$132	$607	$2	$294
As of March 31, 2013
Designated as hedging instruments under Cash Flow Hedges
Foreign exchange forward contracts	$—	$160	$25	$9
Foreign exchange par forward contracts	—	—	53	1,730
	$—	$160	$78	$1,739
Not designated as hedging instruments
Foreign exchange forward contracts	$—	$1	$—	$—
	$—	$1	$—	$—
Total	$—	$161	$78	$1,739

*
The noncurrent and current portions of derivative assets are included in ‘Other assets’ and ‘Prepaid expenses and other current assets’, respectively and of derivative liabilities are included in ‘Other liabilities’ and ‘Accrued expenses and other liabilities’, respectively in the Combined Balance Sheet.

Cash Flow Hedges and Other derivatives
The Group uses foreign currency forward contracts and par forward contracts to hedge its risks associated with foreign currency fluctuations relating to certain commitments and forecasted transactions. The Group designates these hedging instruments as cash flow hedges. The use of hedging instruments is governed by the policies of the Group which are approved by its Board of Directors.
Derivative financial instruments entered into by the Group that are not designated as hedging instruments in hedge relationships are classified in Financial instruments at fair value through profit or loss.
The aggregate contracted USD principal amounts of the Group’s foreign exchange forward contracts (sell) and par forward contracts (sell) outstanding as of March 31, 2014 amounted to $23,560 and $250 and as of March 31, 2013 amounted to $8,930 and $11,750, respectively. The aggregate contracted CAD principal amounts of the Group’s foreign exchange forward contracts (sell) outstanding as of March 31, 2014 amounted to CAD 250,000. The outstanding forward contracts and par forward contracts as of March 31, 2014 mature between 1 month to 21 months and within 1 month, respectively. As of March 31, 2014, the Group estimates that $214, net of tax, of the net gains/(losses) related to derivatives designated as cash flow hedges recorded in accumulated other comprehensive income (loss) is expected to be reclassified into earnings within the next 12 months.
The related cash flow impacts of all of our derivative activities are reflected as cash flows from operating activities.
The following table provides information of the amounts of pre-tax gains/(losses) recognized in and reclassified from AOCI of derivative instruments designated as cash flow hedges:
	Amount of Gain/(Loss) recognized in AOCI (effective portion)	Amount of Gain/(Loss) reclassified from AOCI to Statement of Operations (Revenue)
For the year ended March 31, 2014
Foreign exchange forward contracts	$(17)	$(378)
Foreign exchange par forward contracts	(825)	(1,793)
Total	$(842)	$(2,171)
For the nine months ended March 31, 2013
Foreign exchange forward contracts	$270	$(2)
Foreign exchange par forward contracts	937	(675)
Total	$1,207	$(677)

The following table provides information of the amounts of pre-tax gains/(losses) associated with the change in fair value of derivative instruments not designated as hedges and ineffective portion of derivative instruments designated as hedges recognized in ‘Other income (expenses), net’ in the Combined Statements of Operations:
	Derivative instruments not designated as hedges	Derivative instruments designated as hedges (ineffective portion)
For the year ended March 31, 2014
Foreign exchange forward contracts	$7	$—
Foreign exchange par forward contracts	—	(21)
Total	$7	$(21)
For the nine months ended March 31, 2013
Foreign exchange forward contracts	$(9)	$—
Foreign exchange par forward contracts	—	(55)
Total	$(9)	$(55)

12
RETIREMENT BENEFIT OBLIGATION — GRATUITY

Employees of the Group participate in a gratuity employee benefit plan sponsored by Mastek Limited, which is a defined benefit plan. In India, gratuity is governed by the Payment of Gratuity Act, 1972. This plan is accounted for as multi-employer benefit plan in these combined financial statements and, accordingly, our Combined Balance Sheets do not reflect any assets or liabilities related to these plans. Our Combined Statements of Operations includes expense allocations for these benefits. We consider the expense allocation methodology and results to be reasonable for all periods presented.
Plan information is as follows:
Legal name of the plan: Mastek Ltd Employees’ Group Gratuity Assurance Scheme (C. A.)
	Year ended March 31, 2014	Nine months ended March 31, 2013
Group’s Total Contributions to plan	$701	$569
	$701	$569

Total plan assets and actuarial present value of accumulated plan benefits are as follows:
	As of March 31,
	2014	2013
Total plan assets	$3,600	$2,400
Actuarial present value of accumulated plan benefits	4,509	4,919
Total contributions received by the plan from all employers (for the period ended)	1,384	874
13
ACCUMULATED OTHER COMPREHENSIVE INCOME

Changes in accumulated other comprehensive income by component was as follows:
	Year ended March 31, 2014			Nine months ended March 31, 2013
	Before tax	Tax effect	Net of Tax	Before tax	Tax effect	Net of Tax
Other comprehensive income
Foreign currency translation adjustments
Opening balance	$2,223	—	2,223	$2,179	—	2,179
Change in foreign currency translation adjustments	(14)	—	(14)	44	—	44
Closing balance	$2,209	—	2,209	$2,223	—	2,223
Unrealized gains/(losses) on cash flow hedges
Opening balance	$(874)	297	(577)	$(2,758)	938	(1,820)
Unrealized gains/(losses) on cash flow hedges	(842)	286	(556)	1,207	(411)	796
Reclassified to Revenue	2,171	(738)	1,433	677	(230)	447
Net change	$1,329	(452)	877	$1,884	(641)	1,243
Closing balance	$455	(155)	300	$(874)	297	(577)

14
INCOME TAXES

	Year ended March 31, 2014	Nine months ended March 31, 2013
United States	$2,954	$1,461
Foreign	1,859	(54)
Income before provision for income taxes	$4,813	$1,407

The Group’s provision for income taxes consists of the following:
	Year ended March 31, 2014	Nine months ended March 31, 2013
Current:
U.S. Federal and state	$995	$1,509
Foreign	189	94
Total current	$1,184	$1,603
Prior Period – Current Tax:
U.S. Federal and state	$(39)	$(800)
Total Prior Period – Current Tax	$(39)	$(800)
Deferred:
U.S. Federal and state	$350	$202
Foreign	398	(24)
Total deferred	$748	$178
Provision for income taxes recognized in Statement of Operations	$1,893	$981

The total income tax expense differs from the amounts computed by applying the statutory federal income tax rate of 39.3% as follows:
	Year ended March 31, 2014	Nine months ended March 31, 2013
Net income before taxes	4,813	1,407
Computed tax expense	1,891	553
Non-deductible expenses
− Stock based compensation	126	127
− Others	164	910
Valuation allowance	(5)	154
Tax charge/(credit) of earlier year assessed in current year	159	(626)
Net tax credit on R&D and Sec 199 deduction	(197)	(174)
Difference arising from different tax jurisdiction	(141)	(32)
Others	(104)	69
Total taxes recognized in Statement of Operations	1,893	981

Significant components of activities that gave rise to deferred tax assets and liabilities included on the Balance Sheet were as follows:
	As of March 31,
	2014	2013
Deferred tax assets/(liability):
Employee benefits	1,087	1,410
Property and equipment	971	962
Goodwill	1,276	1,422
Allowance for impairment of accounts receivables	68	79
Carry forwarded income tax losses	536	686
Tax credit for R&D expenses	195	164
Derivative financial instruments	(150)	563
Others	309	487
Gross deferred tax assets	4,292	5,773
Less: Valuation allowance	(731)	(800)
Net deferred tax assets	3,561	4,973
Current portion of deferred tax assets	1,120	1,815
Non-current portion of deferred tax assets	2,441	3,158
A valuation allowance is established attributable to deferred tax assets recognized on carry forward tax losses and tax credit for R&D expenses by the Group where, based on available evidence, it is more likely than not that they will not be realized. Significant management judgment is required in determining provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. The valuation allowance is based on the Group’s estimates of taxable income by jurisdiction in which the Group operates and the period over which deferred tax assets will be recoverable. Change in valuation allowance is $(69) and $157 for the year ended March 31, 2014 and for the nine months ended March 31, 2013, respectively.
The Group entity in Canada has recognized valuation allowance on Deferred income tax assets recognized on carry-forward losses and tax credit for R&D expenses amounting to $1,728 and $195 as of March 31, 2014 and $2,052 and $164 as of March 31, 2013, respectively, because it is not probable that future taxable profit will be available against which these temporary difference can be utilized. These carry forward losses and tax credit for R&D expenses do not have any expiry date.
Changes in unrecognized income tax benefits were as follows:
	As of March 31,
	2014	2013
Opening balance	$80	$—
Increase in unrecognized tax benefits – due to tax positions taken in current period for prior periods	92	80
Closing balance	$172	$80

As of March 31, 2014, the entire balance of unrecognized income tax benefits would affect the Group’s effective income tax rate, if recognized. Significant changes in the amount of unrecognized tax benefits are not reasonably possible within the next 12 months from the reporting date. The Group includes interest and penalties relating to unrecognized tax benefits within the provision for income taxes. The total amount of accrued interest and penalties as of March 31, 2014 and 2013 is $NIL and $NIL, respectively. The amount of interest and penalties expenses for the year ended March 31, 2014 and the nine months ended March 31, 2013 is $NIL and $NIL, respectively.

Majesco, Majesco Software and Solutions Inc. and Vector Insurance Services LLC file a consolidated income tax return, and the provision for income tax for the year ended March 31, 2014 and the nine month ended March 31, 2013 has been made accordingly.
The remaining earnings of the Company’s subsidiaries are considered to be permanently reinvested. Income taxes are not provided on undistributed earnings of US and non-US subsidiaries that are indefinitely reinvested. As of March 31, 2014 and 2013, the cumulative amounts of such undistributed earnings were $1,271 and $777, respectively.
15
EMPLOYEE STOCK OPTION PLAN

Certain employees of the Group participate in Mastek Limited’s employee stock option plan. Under this plan, Mastek grants options to employees of Mastek and its subsidiaries which are subject to service conditions. Options issued under the various plans have varying terms as provided in separate stock option agreements and vest in a graded manner over a maximum period of 4 years and expire within a maximum period of 11 years from the date of grant. New equity shares of Mastek are issued under the various plans upon exercise of these stock options.
The summary of the various Mastek’s employee stock option plans is as follows:
Particulars	Plan III	Plan IV	Plan V	Plan VI
Years of issue	2004	2007	2008	2010
No. of stock options	1,400,000*	1,000,000	1,500,000	2,000,000
First vesting of stock options	Completion of 1 Year from the grant date	Completion of 1 Year from the grant date	Completion of 1 Year from the grant date	Completion of 1 Year from the grant date
Exercise Period	Within 2 Years from the date of vesting	Within 7 Years from the date of vesting	Within 7 Years from the date of vesting	Within 7 Years from the date of vesting
Exercise Price	Market Price on the grant date	Market Price on the grant date	Refer below note**	Refer below note**

*
In April 2006, the number of stock options was increased to 1,400,000 stock options because Mastek issued bonus shares in the ratio of 1:1.

**
Determined by the Mastek’s Compensation Committee. Such price may be the face value of the share from time to time or may be the Market Price on the date of grant or any price as may be decided by the Mastek’s Compensation committee.

The total amount of compensation expense recognized in Majesco’s Statement of Operations is as follows:
	Year ended March 31, 2014	Nine months ended March 31, 2013
Cost of revenue	$50	$17
Research and development expenses	24	18
Selling, general and administrative expenses	247	288
Total	$321	$323

As of March 31, 2014, the total future compensation cost related to non-vested options not yet recognized in the Statement of Operations was $450 and the weighted average period over which these awards are expected to be recognized was 2.7 years. The weighted average remaining contractual life of options expected to vest as of March 31, 2014 is 9.7 years.

Activity in the stock options granted under the Mastek’s stock option plans granted to Majesco’s employees during the year was as follows:
	Year ended March 31, 2014		Nine months ended March 31, 2013
Particulars	Number of options	Weighted Average Exercise Price*	Number of options	Weighted Average Exercise Price*
Outstanding at the beginning of the year	858,623	$3.23	860,575	$3.64
Granted during the year	563,750	2.31	40,000	2.42
Forfeited during the year	(82,598)	3.43	(30,418)	3.19
Expired during the year	(2,000)	5.87	(11,534)	5.81
Outstanding at the end of the year	1,337,775	$2.85	858,623	$3.57
Exercisable at the end of the year	422,387	$4.00	297,038	$5.05

*
The per share value has been converted at year end rate 1 US$ = Rs. 59.92 and Rs. 54.29 as of March 31, 2014 and 2013, respectively.

The weighted average grant date fair values of options granted during the year ended March 31, 2014 and the nine months ended March 31, 2013 is $1.08 and $1.23, respectively per option. The weighted average grant date fair value of vested options as of March 31, 2014 and 2013 is $2.05 and $2.59, respectively per option.
The Aggregate Intrinsic Value of options outstanding and exercisable is $Nil, as of March 31, 2014.
The Group calculated the fair value of each option grant on the date of grant using the Black-Scholes pricing method with the following assumptions:
	As of March 31,
Variables (range)	2014	2013
Expected term of share options	6 Years	6 Years
Risk-free interest rates	7.90%	8.12%
Expected volatility	48.94%	49.97%
Expected dividend yield	2.91%	1.54%
The volatility is determined based on annualized standard deviation of the continuously compounded rate of return on the stock over the time to maturity of the options. The risk free interest rates are determined using the expected life of options based on the zero-coupon yield curve for Government Securities in India. The expected dividend is based on the average dividend yields for the preceding seven years. Weighted average price is based on latest available closing market price on the stock exchange with the highest trading volume on the date of grant.
Summary of outstanding options as of March 31, 2014 is as follows:
Exercise Price Range*	Number of shares arising out of options	Wtd. Avg. Exercise Price*	Wtd. Avg. remaining contractual life
$0.1 – $3.0	1,005,000	$2.13	9.62
$3.1 – $6.0	257,775	$4.60	5.78
$6.1 – $7.0	75,000	$6.66	6.79
Total	1,337,775	$2.86	8.72

Summary of exercisable options as of March 31, 2014 is as follows:
Exercise Price Range*	Number of shares arising out of options	Wtd. Avg. Exercise Price*	Wtd. Avg. remaining contractual life
$0.1 – $3.0	150,500	$1.91	8.74
$3.1 – $6.0	196,887	$4.57	5.84
$6.1 – $7.0	75,000	$6.66	6.79
Total	422,387	$2.33	7.04

*
The per share value has been converted at year end rate 1 US$ = Rs 59.92 as of March 31, 2014.

16
OTHER INCOME/(EXPENSES)

Other income/(expenses) consists of following:
	Year ended March 31, 2014	Nine months ended March 31, 2013
Loss) on derivative instruments not designated as hedges and ineffective portion of derivative instruments designated as hedges	$(14)	$(65)
Foreign exchange gain	271	32
Others	289	106
Other income/(expenses)	$546	$73

17
EARNINGS PER SHARE

The basic and diluted earnings per share were as follows:
	Year ended March 31, 2014	Nine months ended March 31, 2013
Net income	$2,904	$439
Basic and dilutive weighted average outstanding equity shares	183,450,000	183,450,000
Earnings per share
Basic	$0.02	$0.00
Diluted	0.02	0.00
Basic and diluted earnings per share is computed as net income divided by the weighted-average number of Majesco’s common shares outstanding for the period. Employees stock options were granted by Mastek to the employees of the Group and therefore resulted in stock-based compensation expense to the Group. However, these awards do not affect the Company’s equity structure and, therefore, do not represent potentially dilutive securities of the Company. As the Company has not issued any potentially dilutive securities, basic and diluted net income calculations are identical.

18
RELATED PARTIES TRANSACTIONS

The following tables summarize the liabilities with related parties:
	As of March 31, 2014	As of March 31, 2013
Reorganization consideration payable to Majesco Ltd for MSSIPL	$3,672	$4,053
Reorganization consideration payable to Mastek Ltd for Mastek MSC Sdn Bhd., Malaysia	3,477	3,663
Reorganization consideration payable to Mastek Ltd for Majesco UK Ltd	1,871	1,871
Reorganization consideration payable to Mastek Ltd for Majesco Canada Ltd	725	788
	$9,745	$10,375

Liability for reorganization consideration for Majesco Canada Ltd is payable in September 2014, Majesco Malaysia Ltd is payable in December 2014, Majesco UK Ltd is payable in January 2015 and MSSIPL is payable on approval of the transfer by the Indian courts.
19
SEGMENT INFORMATION

The Group operates in one segment as software solutions provider for the insurance industry. The Group’s chief operating decision maker (the “CODM”) of the Group is the Chief Executive Officer. The CODM manages the Group’s operations on a consolidated basis for purposes of allocating resources. When evaluating the Group’s financial performance, the CODM reviews all financial information on a consolidated basis. All of the Group’s principal operations and decision-making functions are located in the United States.
The following table sets forth revenues by country based on the billing address of the customer:
	Year ended March 31, 2014	Nine months ended March 31, 2013
USA	$63,328	$53,324
UK	8,684	7,470
Canada	5,715	3,449
Malaysia	3,511	2,866
Thailand	900	758
India	213	402
Others	486	3
	$82,837	$68,272

The following table sets forth the Group’s property and equipment, net by geographic region:
	As of March 31,
	2014	2013
USA	$556	$548
India	673	631
Canada	—	4
Malaysia	—	1
	$1,229	$1,184

We provide a significant volume of services to many customers. Therefore, a loss of a significant customer could materially reduce our revenues. The Group had one customer for the year ended March 31, 2014 and two customers for the nine months ended March 31, 2013 that accounted for 10% or more of total revenue. The Group had one customer that accounted for 10% or more of total accounts receivables and unbilled accounts receivable as of March 31, 2014 and 2013. Presented in the table below is information about our major customers:
	Year ended March 31, 2014		Nine months ended March 31, 2013
	Amount	% of combined revenue	Amount	% of combined revenue
Customer A
Revenue	$16,386	19.8%	$13,350	19.6%
Accounts receivables and unbilled accounts receivable	$1,873	10.9%	$2,309	12.6%
Customer B
Revenue	$4,769	5.8%	$7,120	10.4%
Accounts receivables and unbilled accounts receivable	$428	2.5%	$1,266	6.9%
20
COMMITMENTS

Capital Commitments
The Group had outstanding contractual commitments of  $33 and $358 as of March 31, 2014 and 2013, respectively for capital expenditures relating to acquisition of property, equipment and new network infrastructure.
Operating Leases
The Group leases certain office premises under operating leases. Many of these leases include a renewal option on a periodic basis at the Group’s option, with the renewal periods extending in the range of 2 – 5 years. Rental expense for operating leases amounted to $2,040 and $1,472 for the year ended March 31, 2014 and the nine months ended March 31, 2013, respectively. The schedule for future minimum rental payments over the lease term in respect of operating leases is set out below.
Year ended March 31,	Amount
2015	$667
2016	174
2017	112
2018	—
2019	—
Beyond 5 years	—
Total minimum lease payments	$953

21
NON CONTROLLING INTEREST

The subsidiaries of the Company are all 100% subsidiaries through direct and step down holdings except in case of Vector Insurance Services LLC (‘Vector’), where the Group holds a 90% equity interest.
FAS 160 ‘Noncontrolling interests in Consolidated Financial Statements’ (currently part of ASC 810 ‘Consolidation’) requires that the non-controlling interest continue to be attributed its share of losses even if that attribution results in a deficit non-controlling interest balance. FAS160 is effective for financial periods beginning on or after December 15, 2008 and is to be applied prospectively. Hence, the Group has considered the opening balance of non-controlling interest as $Nil as of July 1, 2009 which is the first financial year for which FAS 160 is applicable to the Group. After that the Group is attributing relevant gains and losses to such non-controlling interest for every financial year which has resulted in accumulated non-controlling interest balance of  $70 as of July 1, 2012.
During the year ended March 31, 2014 and the nine month ended March 31, 2013, Vector has earned profit/(loss) of  $162 and $(125), respectively, 10% of this profit/(loss) amounting to $16 and $(13), respectively, being share of non-controlling interest attributed for the holders of the non-controlling interest.
22
LINE OF CREDIT

The Company has a secured revolving working capital line of credit facility under which the maximum borrowing limit is $5,000. Interest rate on the said credit facility is three-month LIBOR plus 350 basis points. The said credit facility is guaranteed by Mastek, subject to the terms and conditions set forth in the guarantee. The agreement expires on November 11, 2015. As of March 31, 2014 and 2013, the Company had no borrowings outstanding under the said credit facility.
23
SUBSEQUENT EVENTS

Acquisition of Agile Technologies, LLC
On December 12, 2014, Majesco entered into an agreement with Agile Technologies, LLC (‘Agile’) to acquire its technology management consulting business. The acquisition was completed effective as of January 1, 2015.
The goodwill of  $2,520 arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations of Majesco and Agile.
The following table summarizes the consideration paid for acquisition of Agile and the amounts of the assets acquired and liabilities assumed at of the acquisition date:
Amount
Consideration
Cash	$3,000
Present value of Deferred consideration	1,430
Fair value of contingent consideration	1,610
Fair value of total consideration transferred	$6,040
Acquisition related costs
Fair value of identifiable assets acquired and liabilities assumed
Property and equipment	$20
Identifiable intangible assets
Customer contracts	540
Customer relationships	2,260
Non-cash working capital	700
Total net assets	$3,520
Goodwill	$2,520

Merger with Cover-All Technologies Inc.
On December 14, 2014, Majesco has entered into a definitive merger agreement with Cover-All Technologies Inc. (‘Cover-All’), an insurance software company listed on NYSE MKT, in a 100% stock-for-stock transaction, pursuant to which Cover-All’s stockholders and the holders of its options and restricted stock units will receive 16.5% of the outstanding shares of common stock of the combined company with Majesco as the surviving entity. The transaction is subject the filing and effectiveness of a registration statement with the Securities and Exchange Commission, Cover-All stockholder approval, certain regulatory approvals and that the shares of Majesco common stock be listed on the NYSE MKT. Both companies will continue to operate as independent entities until the closure of the merger.
Financing Arrangement
In January 2015, Majesco entered into a term loan agreement with Punjab National Bank International Limited, London Branch (“PNB”) of the maximum principal amount of  $3,000 together with a related facility letter (the “Majesco Term Loan”) to refinance a portion of the consideration related to Acquisition of Agile Technologies, LLC. Under the Majesco Term Loan, Majesco is required to provide PNB security in the form of a standby letter of credit from YES Bank in the amount of  $3,000 for a three year term (the “SBLC”). Outstanding principal amounts under the Majesco Term Loan are subject to interest at a rate equal to six-month LIBOR plus 275 basis points, subject to modification if PNB, in its reasonable opinion, perceives a change in the risk associated with the facility or in the case of a breach by Majesco, in each case, in accordance with the terms of the Majesco Term Loan.

Majesco
Condensed Combined Balance Sheets — December 31, 2014 and March 31, 2014
(All amounts are in thousands of US Dollars except per share data and as stated otherwise)
	As of
	December 31, 2014	March 31, 2014
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,279	$7,016
Short term investments	429	3,025
Restricted cash	303	301
Accounts receivables, net	12,055	9,309
Unbilled accounts receivable	5,259	7,827
Deferred income tax assets	1,292	1,120
Prepaid expenses and other current assets	3,656	2,813
Total current assets	$26,273	$31,411
Property and equipment, net	$1,069	$1,229
Goodwill	11,676	11,676
Intangible assets, net	549	1,456
Deferred income tax assets	3,259	2,441
Other assets	34	225
Total Assets	$42,860	$48,438
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Capital lease obligations	$17	$24
Accounts payable	56	188
Accrued expenses and other liabilities
Related Parties	5,361	9,745
Others	8,485	10,335
Deferred revenue	7,030	6,265
Retirement benefit obligation	200	—
Total current liabilities	$21,149	$26,557
Capital lease obligations	$34	$43
Retirement benefit obligation	—	457
Other liabilities	989	843
Total Liabilities	$22,172	$27,900
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.002 per share – 300,000,000 shares authorized as at December 31, 2014 and March 31, 2014, 183,450,000 shares issued and outstanding as at December 31, 2014 and March 31, 2014	$367	$367
Additional paid-in capital	38,563	38,412
Accumulated deficit	(20,556)	(20,823)
Accumulated other comprehensive income	2,226	2,509
Total equity of common stockholder	$20,600	$20,465
Non-controlling Interest	$88	$73
Total stockholders’ equity	$20,688	$20,538
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$42,860	$48,438

See accompanying notes to the Condensed Combined Financial Statements.

Majesco
Condensed Combined Statements of Operations (Unaudited) —
Nine Months Ended December 31, 2014 and 2013
(All amounts are in thousands of US Dollars except per share data and as stated otherwise)
	Nine months ended December 31, 2014	Nine months ended December 31, 2013

Revenue	$57,565	$64,293
Cost of revenue	34,123	34,874
Gross profit	$23,442	$29,419
Operating expenses
Research and development expenses	7,868	7,237
Selling, general and administrative expenses	15,575	16,414
Restructuring charges	1,075	—
Total operating expenses	$24,518	$23,651
(Loss)/Income from operations	$(1,076)	$5,768
Interest income	31	68
Interest expense	(60)	(56)
Other income (expenses), net	874	401
(Loss)/Income before provision for income taxes	$(231)	$6,181
(Benefit)/Provision for income taxes	(513)	2,319
Net Income	$282	$3,862
Less: Net income attributable to non-controlling interests	$15	$13
Owners of the Company	267	3,849
	$282	$3,862
Earnings per share:
Basic	$0.00	$0.02
Diluted	0.00	0.02
Weighted average number of common shares outstanding
Basic and diluted	183,450,000	183,450,000
See accompanying notes to the Condensed Combined Financial Statements.

Majesco
Condensed Combined Statements of Comprehensive (Loss) Income (Unaudited) —
Nine Months Ended December 31, 2014 and 2013
(All amounts are in thousands of US Dollars except per share data and as stated otherwise)
	Nine months ended December 31, 2014	Nine months ended December 31, 2013
Net Income	$282	$3,862
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(213)	(1,089)
Unrealized gains on cash flow hedges	(70)	(201)
Other comprehensive (loss)	$(283)	$(1,290)
Comprehensive (loss) income	$(1)	$2,572
Less: Comprehensive income attributable to the non-controlling interest	$15	$13
Comprehensive (loss) income attributable to Owners of the Company	$(16)	$2,559

See accompanying notes to the Condensed Combined Financial Statements.

Majesco
Condensed Combined Statements of Changes in Stockholders’ Equity (Unaudited)  —
Nine Months Ended December 31, 2014 and 2013
(All amounts are in thousands of US Dollars except per share data and as stated otherwise)
	Common Stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive income	Non-controlling interests	Total Stockholders’ equity
	Shares	Amount
Balance as of March 31, 2013	183,450,000	$367	$38,091	$(23,727)	$1,646	$57	$16,434
Stock based compensation	—	—	156	—	—	—	156
Net income	—	—	—	3,849	—	13	3,862
Foreign currency translation adjustments	—	—	—	—	(1,089)	—	(1,089)
Unrealized gains on cash flow hedges	—	—	—	—	(201)	—	(201)
Balance as of December 31, 2013	183,450,000	$367	$38,247	$(19,878)	$356	$70	$19,162
Balance as of March 31, 2014	183,450,000	$367	$38,412	$(20,823)	$2,509	$73	$20,538
Stock based compensation	—	—	151	—	—	—	151
Net income	—	—	—	267	—	15	282
Foreign currency translation adjustments	—	—	—	—	(213)	—	(213)
Unrealized gains on cash flow hedges	—	—	—	—	(70)	—	(70)
Balance as of December 31, 2014	183,450,000	$367	$38,563	$(20,556)	$2,226	$88	$20,688

See accompanying notes to the Condensed Combined Financial Statements.

Majesco
Condensed Combined Statements of Cash Flows (Unaudited)  —
Nine Months Ended December 31, 2014 and 2013
(All amounts are in thousands of US Dollars except per share data and as stated otherwise)
	Nine months ended December 31, 2014	Nine months ended December 31, 2013
Cash flows from operating activities
Net income	$282	$3,862
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,599	1,887
Share based payment expenses	151	156
Provision for doubtful receivables	79	(20)
Deferred tax benefit	(1,030)	511
Changes in assets and liabilities:
Accounts receivables	(2,825)	1,362
Unbilled accounts receivable	2,568	470
Retirement benefit obligation, current	200	—
Prepaid expenses and other current assets	(843)	(1,997)
Other assets	191	94
Accounts payable	(132)	(123)
Accrued expenses and other liabilities
− Related Parties	(4,384)	(630)
− Others	(1,956)	7,547
Deferred revenue	765	(6,460)
Other Liabilities	146	(441)
Retirement benefit obligation	(457)	(835)
Net cash (used in)/generated from operating activities	$(5,646)	$5,383
Cash flows from investing activities:
Purchase of Property and equipment	$(468)	$(554)
Purchase of Intangible assets	(64)	(331)
Purchase of investments	—	(759)
Sale of investments	2,596	—
Decrease/(increase) in restricted cash	(2)	(208)
Net cash generated from/(used in) investing activities	$2,062	$(1,852)
Cash flows from financing activities:
Payment of Capital lease obligation	$(16)	$(28)
Net cash used in financing activities	$(16)	$(28)
Effect of foreign exchange rate changes on cash and cash equivalents	(137)	(825)
Net Increase/(Decrease) in cash and cash equivalents	$(3,737)	$2,678
Cash and cash equivalents, beginning of the period	7,016	9,317
Cash and cash equivalents at end of the period	$3,279	$11,995
Supplementary disclosure of non-cash items
Cash paid for interest	$60	$56
Cash paid for income taxes (net of refunds received)	829	1,895
Supplementary disclosure of non-cash items
Non-cash items – Assets acquired under Capital leases	$23	$—

See accompanying notes to the Condensed Combined Financial Statements.

Majesco
Notes to Condensed Combined Financial Statements (Unaudited)
(All amounts are in thousands of US Dollars except per share data and as stated otherwise)
1
DESCRIPTION OF BUSINESS

Majesco (the ‘Company’ is a global technology solutions provider focusing on meeting customer needs through the strategic application of tailored business solutions and IT services. Majesco possesses proven experience in the life and annuity and property and casualty insurance verticals. Majesco delivers solutions and IT services in core insurance areas including policy administration, product modelling, new business processing, billing, claims and producer lifecycle management and distribution.
Currently, Majesco is 100% owned (directly or indirectly) by Mastek Ltd. (‘Mastek’), a public limited company domiciled in India whose equity shares are listed on the Bombay Stock Exchange and the National Stock Exchange (India). Mastek is currently undergoing a demerger through a scheme of arrangement under India’s Companies Act, 1956 pursuant to which its insurance related business will be separated from Mastek’s non-insurance related business and all insurance related operations of Mastek that were not directly owned by Majesco will be contributed to Majesco (the ‘Reorganization’). These operations include Mastek’s insurance related businesses in Canada, Malaysia, Thailand, the United Kingdom (‘UK’) and the offshore insurance operations in India (hereinafter referred to as the ‘Group’) carried under the legal entities named Majesco Canada Ltd, Majesco Sdn Bhd., Mastek MSC (Thailand) Co. Ltd, Majesco UK Ltd and Majesco Software and Solutions India Private Ltd (‘MSSIPL’), respectively.
Majesco, along with its subsidiaries, have operations in North America. Post reorganization, Majesco’s international presence will include operations and/or subsidiaries in Canada, the United Kingdom, Malaysia, Thailand and India. In connection with the demerger all of Mastek Limited’s equity ownership interest in Majesco will be transferred to a newly formed publicly traded company in India (named Majesco Limited) owned by shareholders of Mastek Limited.
2
SIGNIFICANT ACCOUNTING POLICIES

For a description of Significant Accounting Policies, see Note 2, Summary of Significant Accounting Policies, of Notes to Combined Financial Statements included in Registration Statement on Form S-4. There have been no material changes to our significant accounting policies in the interim financial statements from the annual combined financial statements for the year ended March 31, 2014.
The condensed consolidated balance sheet at March 31, 2014, was derived from audited annual financial statements included in Registration Statement on Form S-4, but does not contain all of the footnote disclosures from the annual financial statements included in Registration Statement on Form S-4.
3
RECENT ACCOUNTING PRONOUNCEMENTS

Recently Issued Accounting Standards
In March 2013, the FASB issued ASU No. 2013-05, Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. The amendments in this update provide clarification regarding the release of a cumulative translation adjustment into net income when a parent either sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets within a foreign entity. The guidance became effective for annual reporting periods beginning after December 15, 2013, and interim periods within those annual periods for public companies and will be effective for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods for private companies. The Company’s current accounting policies comply with this guidance; accordingly the Company does not expect the amendment will have a material impact to its combined Balance Sheet or combined Statement of Operations.

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists. The amendments in this update provide guidance on the presentation of unrecognized tax benefits and will better reflect the manner in which an entity would settle, at the reporting date, any additional income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses, or tax credit carryforwards exist. The guidance became effective for annual reporting periods beginning after December 15, 2013, and interim periods within those annual periods for public companies and will be effective for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods for private companies. The guidance will be applied prospectively for the year ended March 31, 2016 and interim periods of this year. The Company does not expect the amendment will have a material impact to its combined Balance Sheet or combined Statement of Operations.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (ASC 606), which, when effective, will supersede the guidance in former ASC 605, Revenue Recognition. The new guidance requires entities to recognize revenue based on the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for annual periods beginning after December 15, 2016 and interim periods within that year for public companies and effective for annual reporting periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018 for private companies. Early adoption is not permitted. The Company will adopt this standard for the year ended March 31, 2019 and interim periods of the year ended March 31, 2020. The Company is currently evaluating the impact of this standard on its combined Balance Sheet or combined Statement of Operations.
Emerging Growth Company
We are an “emerging growth company” under the federal securities laws and are subject to reduced public company reporting requirements. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have taken the advantage of the extended transition period for complying with new or revised accounting standards. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates.
4
FAIR VALUE OF FINANCIAL INSTRUMENTS

The Group’s financial instruments consist primarily of cash and cash equivalents, short term investments in time deposits, restricted cash, derivative financial instruments, accounts receivables, unbilled accounts receivable, accounts payable, contingent consideration liability and accrued liabilities. The carrying amount of cash and cash equivalents, short term investments in time deposits, restricted cash, accounts receivables, unbilled accounts receivable, accounts payable and accrued liabilities as of the reporting date approximates their fair market value due to their relatively short period of time of original maturity tenure of these instruments.
Basis of Fair Value Measurement
Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The current accounting guidance for fair value measurements defines a three-level valuation hierarchy for disclosures as follows:
Level 1:   Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2:   Inputs other than quoted prices included within Level I that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
Level 3:   Unobservable inputs that are supported by little or no market activity, which require the Group to develop its own assumptions.
The following table sets forth the financial assets, measured at fair value, by level within the fair value hierarchy as of December 31, 2014 and March 31, 2014:
	As of
	December 31, 2014	March 31, 2014
Assets
Level 2
Derivative financial instruments (included in the following line items in the Balance sheet)
Other assets	$6	$132
Other liabilities	(58)	(2)
Prepaid expenses and other current assets	440	607
Accrued expenses and other liabilities	(39)	(294)
	$349	$443
Level 3
Contingent consideration
Other liabilities	$(235)	$(228)
Accrued expenses and other liabilities	(412)	(400)
	$(647)	$(628)
Total	$(298)	$(185)

The following table presents the change in level 3 instruments:
	As of
	December 31, 2014	March 31, 2014
Opening balance	$(628)	$(924)
Total Gains/(losses) recognized in Statement of Operations	(19)	(52)
Settlements	—	348
Closing balance	$(647)	$(628)

Contingent consideration pertaining to the acquisition of SEG Software, LLC (“SEG”) has been classified under level 3 as the fair valuation of such contingent consideration has been done using one or more of the significant inputs which are not based on observable market data.
The fair value of the contingent consideration was estimated using a discounted cash flow technique with significant inputs that are not observable in the market. The significant inputs not supported by market activity included our probability assessments of expected future cash flows related to our acquisition of SEG during the earn-out period, appropriately discounted considering the uncertainties associated with the obligation, and calculated in accordance with the terms of the asset purchase agreement (the “SEG Agreement”) dated November 30, 2010. The amount of total gains/(losses) included in Statement of Operations that is attributable to change in fair value of contingent consideration arising from acquisition of SEG were $(19) and $(52) for nine months ended December 31, 2014 and the year ended March 31, 2014, respectively.
The fair value of derivative financial instruments is determined based on observable market inputs and valuation models. The Derivative financial instruments are valued based on valuations received from the relevant counter-party (i.e., bank). The fair value of the foreign exchange forward contract and foreign exchange par forward contract has been determined as the difference between the forward rate on reporting date and the forward rate on the original transaction, multiplied by the transaction’s notional amount (with currency matching).
5
ACCOUNTS RECEIVABLES AND ALLOWANCE FOR DOUBTFUL DEBTS

	As of
	December 31, 2014	March 31, 2014
Customers (trade)	$12,417	$9,607
Less: Allowance for doubtful receivables	(362)	(298)
Accounts receivables	$12,055	$9,309

The Group’s credit period for its customers generally ranges from 30 – 45 days. The Group has collectively and individually evaluated full amount of Accounts Receivables for impairment.
	As of
	December 31, 2014	March 31, 2014
Opening balance	$298	$314
Current period provision	79	61
Reversals during current period	—	(70)
Foreign currency translation adjustments	(15)	(7)
Closing balance	$362	$298

The Group entities perform ongoing credit evaluations of their customers’ financial condition and monitor the credit worthiness of their customers to which they grant credit terms in the normal course of business. Thus it considers certain factors like historical experience and use management judgment in assessing credit quality.
6
DERIVATIVE FINANCIAL INSTRUMENTS

The following table provides information of fair values of derivative financial instruments:
	Asset		Liability
	Noncurrent*	Current*	Noncurrent*	Current*
As of December 31, 2014
Designated as hedging instruments under Cash Flow Hedges
Foreign exchange forward contracts	$6	$440	$58	$39
Total	$6	$440	$58	$39
As of March 31, 2014
Designated as hedging instruments under Cash Flow Hedges
Foreign exchange forward contracts	$132	$599	$2	$242
Foreign exchange par forward contracts	—	—	—	52
	$132	$599	$2	$294
Not designated as hedging instruments
Foreign exchange forward contracts	$—	$8	$—	$—
	$—	$8	$—	$—
Total	$132	$607	$2	$294

*
The noncurrent and current portions of derivative assets are included in ‘Other assets’ and ‘Prepaid expenses and other current assets’, respectively and of derivative liabilities are included in ‘Other liabilities’ and ‘Accrued expenses and other liabilities’, respectively in the Combined Balance Sheet.

Cash Flow Hedges and Other derivatives
The Group uses foreign currency forward contracts and par forward contracts to hedge its risks associated with foreign currency fluctuations relating to certain commitments and forecasted transactions. The Group designates these hedging instruments as cash flow hedges. The use of hedging instruments is governed by the policies of the Group which are approved by its Board of Directors.
Derivative financial instruments entered into by the Group that are not designated as hedging instruments in hedge relationships are classified in Financial instruments at fair value through profit or loss.
The aggregate contracted USD principal amounts of the Group’s foreign exchange forward contracts (sell) and par forward contracts (sell) outstanding as of December 31, 2014 amounted to $21,520 and $NIL and as of March 31, 2014 amounted to $23,560 and $250, respectively. The aggregate contracted CAD principal amounts of the Group’s foreign exchange forward contracts (sell) outstanding as of March 31, 2014 amounted to CAD 250,000. The outstanding forward contracts as of December 31, 2014 mature between 1 month to 23 months. As of December 31, 2014, the Group estimates that $265, net of tax, of the net gains/(losses) related to derivatives designated as cash flow hedges recorded in accumulated other comprehensive income (loss) is expected to be reclassified into earnings within the next 12 months.
The related cash flow impacts of all of our derivative activities are reflected as cash flows from operating activities.
The following table provides information of the amounts of pre-tax gains/(losses) recognized in and reclassified from AOCI of derivative instruments designated as cash flow hedges:
	Amount of Gain/ (Loss) recognized in AOCI (effective portion)	Amount of Gain/(Loss) reclassified from AOCI to Statement of Operations (Revenue)
For the nine months ended December 31, 2014
Foreign exchange forward contracts	$134	$273
Foreign exchange par forward contracts	—	(33)
Total	$134	$240
For the nine months ended December 31, 2013
Foreign exchange forward contracts	$(598)	$240
Foreign exchange par forward contracts	1,921	1,388
Total	$1,323	$1,628

The following table provides information of the amounts of pre-tax gains/(losses) associated with the change in fair value of derivative instruments not designated as hedges and ineffective portion of derivative instruments designated as hedges recognized in ‘Other income (expenses), net’ in the Combined Statements of Operations:
	Derivative instruments not designated as hedges	Derivative instruments designated as hedges (ineffective portion)
For the nine months ended December 31, 2014
Foreign exchange forward contracts	$—	$—
Foreign exchange par forward contracts	—	—
Total	$—	$—
For the nine months ended December 31, 2013
Foreign exchange forward contracts	$—	$—
Foreign exchange par forward contracts	—	(20)
Total	$—	$(20)

7
RETIREMENT BENEFIT OBLIGATION — GRATUITY

Employees of the Group participate in a gratuity employee benefit plan sponsored by Mastek Limited, which is a defined benefit plan. In India, gratuity is governed by the Payment of Gratuity Act, 1972. This plan is accounted for as multi-employer benefit plan in these combined financial statements and, accordingly, our Combined Balance Sheets do not reflect any assets or liabilities related to these plans. Our Combined Statements of Operations includes expense allocations for these benefits. We consider the expense allocation methodology and results to be reasonable for all periods presented.
The Company has paid $842 and $701 as employer’s contribution to gratuity for the nine months ended December 31, 2014 and 2013 respectively and it expects to pay a further amount of  $330 during the current fiscal year.
8
ACCUMULATED OTHER COMPREHENSIVE INCOME

Changes in accumulated other comprehensive income by component was as follows:
	Nine months ended December 31, 2014			Nine months ended December 31, 2013
Other comprehensive income	Before tax	Tax effect	Net of Tax	Before tax	Tax effect	Net of Tax
Foreign currency translation adjustments
Opening balance	$2,208	—	2,208	$2,223	—	2,223
Change in foreign currency translation adjustments	(213)	—	(213)	(1,089)	—	(1,089)
Closing balance	$1,995	—	1,995	$1,134	—	1,134
Unrealized gains/(losses) on cash flow hedges
Opening balance (A)	$455	(155)	300	$(874)	297	(577)
Unrealized gains/(losses) on cash flow hedges	134	(46)	88	1,323	(449)	874
Reclassified to Revenue	(240)	82	(158)	(1,628)	553	(1,075)
Net change (B)	$(106)	36	(70)	$(305)	104	(201)
Closing balance (A + B)	$349	(119)	230	$(1,179)	401	(778)

9
INCOME TAXES

	Nine months ended December 31, 2014	Nine months ended December 31, 2013
United States	$(3,106)	$5,405
Foreign	2,875	776
(Loss)/Income before (benefit)/provision for income taxes	$(230)	$6,181

The Group’s (benefit)/provision for income taxes consists of the following:
	Nine months ended December 31, 2014	Nine months ended December 31, 2013
Current:
U.S. Federal and state	$—	$1,896
Foreign	753	77
Total current	$753	$1,973
Prior Period − Current Tax:
U.S. Federal and state	$(236)	$(165)
Total Prior Period − Current Tax	$(236)	$(165)
Deferred:
U.S. Federal and state	$(1,137)	$283
Foreign	107	228
Total deferred	$(1,030)	$511
(Benefit)/Provision for income taxes recognized in Statement of Operations	$(513)	$2,319

The total income tax (benefit)/expense differs from the amounts computed by applying the statutory federal income tax rate of 39.3% as follows:
	Nine months ended December 31, 2014	Nine months ended December 31, 2013
Net income before taxes	$(231)	$6,181
Computed tax expense	(91)	2,429
Non-deductible expenses
− Stock based compensation	60	61
− Others	96	87
Valuation allowance	3	(14)
Tax charge/(credit) of earlier year assessed in current year	(126)	(14)
Net tax credit on R&D and Sec 199 deduction	(110)	(151)
Difference arising from different tax jurisdiction	(189)	(63)
Others	(156)	(16)
Total taxes recognized in Statement of Operations	$(513)	$2,319

10
EMPLOYEE STOCK OPTION PLAN

The total amount of compensation expense recognized in Majesco’s Statement of Operations is as follows:
	Nine months ended December 31, 2014	Nine months ended December 31, 2013
Cost of revenue	$22	$16
Research and development expenses	4	8
Selling, general and administrative expenses	125	132
Total	$151	$156

Activity in the stock options granted under the Mastek’s stock option plans granted to Majesco’s employees during the period was as follows:
	Nine months ended December 31, 2014		Nine months ended December 31, 2013
Particulars	Number of options	Weighted Average Exercise Price*	Number of options	Weighted Average Exercise Price*
Outstanding at the beginning of the year	1,337,775	$2.85	858,623	$3.11
Granted during the year	792,696	2.40	563,750	2.24
Forfeited during the year	(399,345)	3.00	(82,598)	2.95
Expired during the year	—	—	(2,000)	5.70
Exercised during the year	(47,230)	2.31	—	—
Transfer adjustments	(5,250)	2.11	—	—
Outstanding at the end of the year	1,678,646	$2.49	1,337,775	$2.75
Exercisable at the end of the year	521,708	$3.00	399,887	$3.77

*
The per share value has been converted at year end rate 1 US$ = Rs. 63.04 and Rs. 59.92 as of December 31, 2014 and March 31, 2014, respectively.

Weighted average grant date fair values of options granted during the nine months ended December 31, 2014 and 2013 is $1.45 and $1.05, respectively per option.
12
RESTRUCTURING CHARGES

The following table summarizes our restructuring liability activity:
As at December 31, 2014
Opening balance	—
Restructuring charges
Severance	188
Professional fees	887
Total restructuring charges	1,075
Restructuring payments
Severance	188
Professional fees	408
Total restructuring payments	596
Closing balance	479
Current portion	479

Current portion of restructuring liabilities is included in Accrued expenses and other liabilities in our condensed combined balance sheets.
Cumulative restructuring charges incurred up to December 31, 2014 is $1,075 and total restructuring charges expected to be incurred is $1,350. The restructuring charges are expected to be paid in the month of July, 2015 and the restructuring plan is expected to complete in the month of June 2015.

12
EARNINGS PER SHARE

The basic and diluted earnings per share were as follows:
	Nine months ended December 31, 2014	Nine months ended December 31, 2013
Net income	$267	$3,849
Basic and dilutive weighted average outstanding equity shares	183,450,000	183,450,000
Earnings per share
Basic	$0.00	$0.02
Diluted	0.00	0.02
Basic and diluted earnings per share is computed as net income divided by the weighted-average number of Majesco’s common shares outstanding for the period. Employees stock options were granted by Mastek to the employees of the Group and therefore resulted in stock-based compensation expense to the Group. However, these awards do not affect the Company’s equity structure and, therefore, do not represent potentially dilutive securities of the Company. As the Company has not issued any potentially dilutive securities, basic and diluted net income calculations are identical.
13
RELATED PARTIES TRANSACTIONS

The following tables summarize the liabilities with related parties:
	As of December 31, 2014	As of March 31, 2014
Reorganization consideration payable to Majesco Ltd for MSSIPL	$3,490	$3,672
Reorganization consideration payable to Mastek Ltd for Majesco Sdn Bhd., Malaysia	—	3,477
Reorganization consideration payable to Mastek Ltd for Majesco UK Ltd	1,871	1,871
Reorganization consideration payable to Mastek Ltd for Majesco Canada Ltd	—	725
	$5,361	$9,745

Liability for reorganization consideration for Majesco Canada Ltd was paid in September 2014, Majesco Malaysia Ltd was paid in December 2014, Majesco UK Ltd is payable in January 2015 and MSSIPL is payable on approval of the transfer by the Indian courts.
14
SEGMENT INFORMATION

The Group operates in one segment as software solutions provider for the insurance industry. The Group’s chief operating decision maker (the “CODM”) of the Group is the Chief Executive Officer. The CODM manages the Group’s operations on a consolidated basis for purposes of allocating resources. When evaluating the Group’s financial performance, the CODM reviews all financial information on a consolidated basis. All of the Group’s principal operations and decision-making functions are located in the United States.
The following table sets forth revenues by country based on the billing address of the customer:
	Nine months ended December 31, 2014	Nine months ended December 31, 2013
USA	$44,318	$50,173
UK	5,023	6,226
Canada	2,853	4,183
Malaysia	4,062	2,566
Thailand	565	701
India	127	156
Others	617	288
	$57,565	$64,293

The following table sets forth the Group’s property and equipment, net by geographic region:
	As of
	December 31, 2014	March 31, 2014
USA	$472	$556
India	595	673
Canada	2	—
	$1,069	$1,229

15
COMMITMENTS

Operating Leases
The Group leases certain office premises under operating leases. Many of these leases include a renewal option on a periodic basis at the Group’s option, with the renewal periods extending in the range of 2 – 5 years. Rental expense for operating leases amounted to $627 and $818 for the nine months ended December 31, 2014 and 2013 respectively. The schedule for future minimum rental payments over the lease term in respect of operating leases is set out below.
Year ended March 31,	Amount
2015	$40
2016	174
2017	112
2018	—
2019	—
Beyond 5 years	—
Total minimum lease payments	$326

16
LINE OF CREDIT

The Company has a secured revolving working capital line of credit facility under which the maximum borrowing limit is $5,000. Interest rate on the said credit facility is three-month LIBOR plus 350 basis points. The said credit facility is guaranteed by Mastek, subject to the terms and conditions set forth in the guarantee. The agreement expires on November 11, 2015. As of December 31, 2014 and 2013, the Company had no borrowings outstanding under the said credit facility.
17
SUBSEQUENT EVENTS

Acquisition of Agile Technologies, LLC
On December 12, 2014, Majesco entered into an agreement with Agile Technologies, LLC (‘Agile’) to acquire its technology management consulting business. The acquisition was completed effective as of January 1, 2015.
The goodwill of  $2,520 arising from the acquisition consists largely of the synergies and economies of scale expected from combining the operations of Majesco and Agile.
The following table summarizes the consideration paid for acquisition of Agile and the amounts of the assets acquired and liabilities assumed at of the acquisition date:
Amount
Consideration
Cash	$3,000
Present value of Deferred consideration	1,430
Fair value of contingent consideration	1,610
Fair value of total consideration transferred	$6,040

Amount
Acquisition related costs
Fair value of identifiable assets acquired and liabilities assumed
Property and equipment	$20
Identifiable intangible assets
Customer contracts	540
Customer relationships	2,260
Non-cash working capital	700
Total identifiable net assets	$3,520
Goodwill	$2,520

Merger with Cover-All Technologies Inc.
On December 14, 2014, Majesco has entered into a definitive merger agreement with Cover-All Technologies Inc. (‘Cover-All’), an insurance software company listed on NYSE MKT, in a 100% stock-for-stock transaction, pursuant to which Cover-All’s stockholders and the holders of its options and restricted stock units will receive 16.5% of the outstanding shares of common stock of the combined company with Majesco as the surviving entity. The transaction is subject the filing and effectiveness of a registration statement with the Securities and Exchange Commission, Cover-All stockholder approval, certain regulatory approvals and that the shares of Majesco common stock be listed on the NYSE MKT. Both companies will continue to operate as independent entities until the closure of the merger.
Financing Arrangement
In January 2015, Majesco entered into a term loan agreement with Punjab National Bank International Limited, London Branch (“PNB”) of the maximum principal amount of  $3,000 together with a related facility letter (the “Majesco Term Loan”) to refinance a portion of the consideration related to Acquisition of Agile Technologies, LLC. Under the Majesco Term Loan, Majesco is required to provide PNB security in the form of a standby letter of credit from YES Bank in the amount of  $3,000 for a three year term (the “SBLC”). Outstanding principal amounts under the Majesco Term Loan are subject to interest at a rate equal to six-month LIBOR plus 275 basis points, subject to modification if PNB, in its reasonable opinion, perceives a change in the risk associated with the facility or in the case of a breach by Majesco, in each case, in accordance with the terms of the Majesco Term Loan.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
   Cover-All Technologies Inc. and Subsidiary
We have audited the accompanying consolidated balance sheets of Cover-All Technologies Inc. and Subsidiary as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cover-All Technologies Inc. and Subsidiary as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants and Advisors,
A Professional Corporation
New York, New York
February 19, 2015

COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARY
Consolidated Balance Sheets
	December 31,
	2014	2013
Assets:
Current Assets:
Cash and Cash Equivalents	$4,564,595	$1,848,571
Accounts Receivable (Less Allowance for Doubtful Accounts of $25,000 in 2014 and 2013)	2,532,853	2,604,489
Prepaid Expenses	361,930	491,905
Deferred Tax Asset	864,037	850,500
Total Current Assets	8,323,415	5,795,465
Property and Equipment – Net	499,639	708,590
Goodwill	1,039,114	1,039,114
Customer Lists/Relationships (Less Accumulated Amortization of $402,000 and $341,333 in 2014 and 2013, Respectively)	—	60,667
Capitalized Software (Less Accumulated Amortization of $23,795,743 and $22,305,191 in 2014 and 2013, Respectively)	6,474,031	7,964,583
Deferred Tax Asset	2,661,391	2,674,928
Deferred Financing Costs (Net Amortization of $67,800 and $36,082, Respectively)	24,483	56,201
Other Assets	148,290	424,522
Total Assets	$19,170,363	$18,724,070

See Accompanying Notes to Consolidated Financial Statements.

COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARY
Consolidated Balance Sheets
	December 31,
	2014	2013
Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts Payable	$1,413,353	$1,059,238
Accrued Expenses	1,253,298	1,412,400
Deferred Charges	183,219	231,051
Short-Term Debt	1,842,780	—
Current Portion of Capital Lease	119,608	114,640
Deferred Revenue	2,454,435	2,997,455
Total Current Liabilities	7,266,693	5,814,784
Long-Term Liabilities:
Long-Term Debt	—	1,639,109
Long-Term Portion of Capital Lease	233,531	353,139
Total Long-Term Liabilities	233,531	1,992,248
Total Liabilities	7,500,224	7,807,032
Commitments and Contingencies
Stockholders’ Equity:
Common Stock, $.01 Par Value, Authorized 75,000,000 Shares; 26,786,693 and 26,402,227 Shares Issued and Outstanding in 2014 and 2013, Respectively	267,867	264,022
Additional Paid-in Capital	33,057,142	32,674,374
Accumulated Deficit	(21,654,870)	(22,021,358)
Total Stockholders’ Equity	11,670,139	10,917,038
Total Liabilities and Stockholders’ Equity	$19,170,363	$18,724,070

See Accompanying Notes to Consolidated Financial Statements.

COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARY
Consolidated Statements of Operations
	Years ended December 31,
	2014	2013	2012
Revenues:
Licenses	$1,101,231	$5,947,225	$3,921,171
Support Services	8,427,649	8,147,108	8,296,263
Professional Services	10,949,550	6,388,403	4,007,405
Total Revenues	20,478,430	20,482,736	16,224,839
Costs of Revenues:
Licenses	—	147,670	820,113
Support Services	6,049,385	7,089,456	6,687,683
Professional Services	5,015,313	3,499,100	4,681,203
Total Costs of Revenues	11,064,698	10,736,226	12,188,999
Direct Margin	9,413,732	9,746,510	4,035,840
Operating Expenses:
Sales and Marketing	2,002,036	2,255,059	2,557,273
General and Administrative	3,603,553	2,618,543	2,026,180
Amortization of Capital Software	1,490,552	4,646,443	3,524,724
Acquisition Costs	406,298	—	136,957
Restructuring Costs	—	319,014	—
Research and Development	1,130,070	2,315,198	911,688
Total Operating Expenses	8,632,509	12,154,257	9,156,822
Operating Income (Loss)	781,223	(2,407,747)	(5,120,982)
Other Expense (Income):
Interest Expense	362,256	464,071	125,852
Interest Income	—	—	(37)
Other Income	—	(3,821)	(14,638)
Total Other Expense (Income)	362,256	460,250	111,177
Income (Loss) Before Income Taxes	418,967	(2,867,997)	(5,232,159)
Income Tax Expense (Benefit)	52,479	30,380	(257,928)
Net Income (Loss)	$366,488	$(2,898,377)	$(4,974,231)
Basic Earnings (Loss) Per Common Share	$.01	$(.11)	$(.19)
Diluted Earnings (Loss) Per Common Share	$.01	$(.11)	$(.19)
Weighted Average Number of Common Shares Outstanding for Basic Earnings Per Common Share	26,628,000	26,173,000	25,869,969
Weighted Average Number of Common Shares Outstanding for Diluted Earnings Per Common Share	26,628,000	26,173,000	25,869,969

See Accompanying Notes to Consolidated Financial Statements.

COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARY
Consolidated Statements of Changes in Stockholders’ Equity
	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Treasury Stock	Total Stockholders’ Equity
Balance at January 1, 2012	$257,827	$30,812,058	$(14,148,750)	$—	$16,921,135
Exercise of 25,000 Stock Options	250	21,000	—	—	21,250
Vesting of 75,000 Shares of Restricted Stock to Several of Our Employees	750	(750)	—	—	—
Grant of 53,376 Shares of Restricted Stock to Non-Employee Directors	534	86,466	—	—	87,000
Non-Cash Stock-Based Compensation	—	543,080	—	—	543,080
Warrants issued in connection with Debt	—	542,055	—	—	542,055
Net Loss	—	—	(4,974,231)	—	(4,974,231)
Balance at December 31, 2012	259,361	32,003,909	(19,122,981)	—	13,140,289
Exercise of 123,601 Stock Options and Warrants	1,236	41,265	—	—	42,501
Vesting of 260,000 Shares of Restricted Stock to Several of Our Employees	2,600	(2,600)	—	—	—
Grant of 82,520 Shares of Restricted Stock to Non-Employee Directors	825	100,675	—	—	101,500
Non-Cash Stock-Based Compensation	—	531,125	—	—	531,125
Net Loss	—	—	(2,898,377)	—	(2,898,377)
Balance at December 31, 2013	264,022	32,674,374	(22,021,358)	—	10,917,038
Vesting of 273,059 Shares of Restricted Stock to Several of Our Employees	2,731	(2,731)	—	—	—
Grant of 123,218 Shares of Restricted Stock to Non-Employee Directors	1,114	155,582	—	—	156,696
Non-Cash Stock-Based Compensation	—	229,917	—	—	229,917
Net Income	—	—	366,488	—	366,488
Balance at December 31, 2014	$261,867	$33,057,142	$(21,654,870)	$—	$11,670,139

See Accompanying Notes to Consolidated Financial Statements.

COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
	Years ended December 31,
	2014	2013	2012
Cash Flows from Operating Activities:
Net (Loss) Income	$366,488	$(2,898,377)	$(4,974,231)
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities:
Depreciation	229,540	251,853	296,693
Amortization of Capitalized Software	1,490,553	4,646,443	3,524,724
Amortization of Customer Lists/Relationships	60,667	81,240	134,000
Amortization of Non-Competition Agreements	—	—	49,956
Amortization of Deferred Financing Costs	31,718	28,212	7,870
Amortization of Stock-Based Compensation	433,588	712,289	543,080
Stock-Based Compensation Provided for Services	156,696	101,500	87,000
Deferred Tax Benefit	—	—	(257,928)
Changes in Assets and Liabilities:
(Increase) Decrease in:
Accounts Receivable	71,636	(238,739)	(547,957)
Prepaid Expenses	129,975	36,493	61,287
Other Assets	276,232	(61,716)	(145,835)
Increase (Decrease) in:
Accounts Payable	354,115	(621,769)	1,240,372
Accrued Liabilities	(159,102)	21,867	636,645
Deferred Charges	(47,832)	147,596	39,667
Unearned Revenue	(543,020)	570,645	127,825
Net Cash Provided by Operating Activities	2,851,254	2,777,537	823,168
Cash Flows from Investing Activities:
Capital Expenditures	(20,590)	(37,562)	(278,106)
Capitalized Software Expenditures	—	(2,169,034)	(4,337,005)
Net Cash Used for Investing Activities	(20,590)	(2,206,596)	(4,615,111)
Cash Flows from Financing Activities:
Deferred Financing Costs	—	—	(92,283)
Proceeds from Loan Agreement	—	—	2,000,000
Proceeds from Note Payable	—	—	400,000
Capital Lease – Principal Payments	(114,640)	(118,763)	(65,097)
Payment of Debt	—	—	(400,000)
Proceeds from Exercise of Stock Options, Restricted Stock and Warrants	—	42,501	21,250
Net Cash (Used for) Provided by Financing Activities	(114,640)	(76,262)	1,863,870
Net Increase (Decrease) in Cash and Cash Equivalents	2,716,024	494,679	(1,928,073)
Cash and Cash Equivalents – Beginning of Years	1,848,571	1,353,892	3,281,965
Cash and Cash Equivalents – End of Years	$4,564,595	$1,848,571	$1,353,892
Supplemental Disclosures of Cash Flow Information:
Cash paid during the years for:
Interest	$226,708	$282,908	$70,517
Income Taxes	$29,259	$30,380	$—
See Accompanying Notes to Consolidated Financial Statements.

COVER-ALL TECHNOLOGIES INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
(1) Summary of Significant Accounting Policies
Description of Business — Cover-All Technologies Inc., through its wholly-owned subsidiary, Cover-All Systems, Inc. (“we”, “our”, or the “Company”), licenses and maintains its software products for the property/casualty insurance industry throughout the United States and Puerto Rico. The Company also provides professional consulting services to its customers interested in customizing their software.
On December 14, 2014, the Company, and Majesco, a California corporation (“Majesco”), entered into an Agreement and Plan of Merger, pursuant to which, subject to shareholder approval and the satisfaction or waiver of certain conditions, the Company will merge with and into Majesco (the “Merger”), with Majesco continuing as the surviving corporation in the Merger. Upon the consummation of the Merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be cancelled and automatically converted into the right to receive shares of Majesco common stock, such that, at the Effective Time, the shares of Majesco common stock issued in respect of the issued and outstanding Company common stock and such shares of Majesco common stock issued or issuable with respect to issued and outstanding options and other equity awards of the Company will in the aggregate represent approximately 16.5% of the total capitalization on a fully diluted basis of Majesco at closing.
Principles of Consolidation — The consolidated financial statements include the accounts of Cover-All Technologies Inc. and Cover-All Systems, Inc. its wholly-owned subsidiary. All material intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Revenue Recognition — Our revenues are recognized in accordance with Accounting Standards Codification (“ASC”) 986-605, Software Revenue Recognition. Revenue from the sale of software licenses is recognized when standardized software modules are delivered to and accepted by the customer, the license term has begun, the fee is fixed or determinable and collectibility is probable. Revenue from support services are recognized ratably over the lives of the contracts. Revenue from professional services is recognized when the service is provided.
We enter into revenue arrangements in which a customer may purchase a combination of software, support, and professional services (multiple-element arrangements). When vendor-specific objective evidence (“VSOE”) of fair value exists for all elements, we allocate revenue to each element based on the relative fair value of each of the elements. VSOE of fair value is established by the price charged when that element is sold separately. For support, VSOE of fair value is established by renewal rates, when they are sold separately. For arrangements where VSOE of fair value exists only for the undelivered elements, we defer the full fair value of the undelivered elements and recognize the difference between the total arrangement fee and the amount deferred for the undelivered items as revenue, assuming all other criteria for revenue recognition have been met.
Cash and Cash Equivalents — We consider all highly liquid investments, with a maturity of three months or less when purchased, to be cash equivalents.
Risk Concentrations — Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. We place our cash and cash equivalents with high credit quality institutions to limit credit exposure. We believe no significant concentration of credit risk exists with respect to these deposits.

Concentrations of credit risk with respect to trade accounts receivable are limited due to the wide variety of customers principally major insurance companies, who are dispersed across many geographic regions. As of December 31, 2014, three customers accounted for approximately 64% of our trade accounts receivable portfolio. As of December 31, 2013, seven customers accounted for approximately 64% of our trade accounts receivable portfolio. We routinely assess the financial strength of customers and, based upon factors concerning credit risk, we establish an allowance for doubtful accounts. Management believes that accounts receivable credit risk exposure beyond such allowance is limited.
Impairment of Long-Lived Assets — We review our long-lived assets and identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the future use and disposal of the related asset or group of assets to their respective carrying amounts. Impairment, if any, is measured as the excess of the carrying amount over the fair value based on market value (when available) or discounted expected cash flows of those assets, and is recorded in the period in which the determination is made.
Stock-Based Compensation — We follow the guidance of ASC 718, Accounting for Stock Options and Other Stock-Based Compensation. ASC 718 requires companies to record compensation expense for share-based awards issued to employees and directors in exchange for services provided. The amount of the compensation expense is based on the estimated fair value of the awards on their grant dates and is recognized over the required service periods. Our share-based awards include stock options and restricted stock awards.
For the year ended December 31, 2014, 2013 and 2012, we recognized $590,284, $813,789 and $1,172,135, respectively, of stock-based compensation expense in our consolidated financial statements.
The estimated fair value underlying our calculation of compensation expense for stock options is based on the Black-Scholes pricing model. Forfeitures of share-based awards are estimated at the time of grant and revised, if necessary, in subsequent periods if our estimates change based on the actual amount of forfeitures we have experienced.
Property and Equipment — Property and equipment are carried at cost. Depreciation is recorded on the straight-line method over three to ten years, which approximates the estimated useful lives of the assets.
Routine maintenance and repair costs are charged to expense as incurred and renewals and improvements that extend the useful life of the assets are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is reported in the statement of operations.
Intangible Assets — All of the Company’s intangible assets are amortized using the straight-line method over their estimated useful lives, which ranges from 2.5 to 5 years. The Company evaluates its intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment is assessed by comparing the undiscounted cash flows expected to be generated by the intangible asset to its carrying value. If an impairment exists, the Company calculates the impairment by comparing the carrying value of the intangible asset to its fair value as determined by discounted expected cash flows. The Company has not recorded any impairments during the years ended December 31, 2014, 2013 and 2012.
Goodwill  —  Goodwill represents the excess of the purchase price of the acquired enterprise over the fair value of identifiable assets acquired and liabilities assumed. The Company applies ASC 350, “Intangibles — Goodwill and Other,” and performs an annual goodwill impairment test during the fourth quarter of the Company’s fiscal year and more frequently if an event or circumstance indicates that an impairment may have occurred. For the purposes of impairment testing, the Company has determined that it has one reporting unit. A two-step impairment test of goodwill is required pursuant to ASC 350-20-35. In the first step, the fair value of the reporting unit is compared to its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired and further testing is not required. If the carrying value exceeds the fair value, then the second step of the impairment test is required to determine the implied fair value of the reporting unit’s goodwill. The implied fair value of goodwill is calculated by deducting the fair value of all tangible and intangible net assets of the reporting unit, excluding goodwill, from the fair value of the reporting unit as determined in the first step. If the carrying value of the reporting unit’s goodwill exceeds its implied fair value, then an impairment loss must be recorded that is equal to the difference. The identification and measurement of goodwill impairment involves the estimation of the fair value of the Company. The estimate of fair value of the Company, based on the best information available as of the date of the assessment, is subjective and requires judgment, including management assumptions about expected future revenue forecasts and discount rates. No impairment to the carrying value of goodwill was identified by the Company during the years ended December 31, 2014, 2013 and 2012.
The Company adopted FASB Accounting Standards Update (“ASU”) 2012-08, Intangibles —  Goodwill and Other (Topic 350): Testing Goodwill for Impairment , which permits an entity to take a qualitative approach to determining whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the two-step quantitative goodwill impairment test.
Capitalized Software Development Costs — Costs for the conceptual formulation and design of new software products are expensed as incurred until technological feasibility has been established. Once technological feasibility has been established, we capitalize costs to produce the finished software products. Capitalization ceases when the product is available for general release to customers. Costs associated with product enhancements that extend the original product’s life or significantly improve the original product’s marketability are also capitalized once technological feasibility has been established. Amortization is calculated on a product-by-product basis using the straight-line method over the remaining economic life of the product. At each balance sheet date, the unamortized capitalized costs of each computer software product is compared to the net realizable value of that product. If an amount of unamortized capitalized costs of a computer software product is found to exceed the net realizable value of that asset, such amount will be written off. The net realizable value is the estimated future gross revenues from that product reduced by the estimated future costs of completing and deploying that product, including the costs of performing maintenance and customer support required to satisfy our responsibility set forth at the time of sale. The Company capitalized software development costs of approximately $-0-, $2,169,000 and $4,337,000 for the years ended December 31, 2014, 2013 and 2012, respectively.
Amortization of capitalized software development costs in the amount of  $4,646,443 and $3,524,724, as previously reflected in the Consolidated Statement of Operations for the year ended December 31, 2013 and 2012, respectively, have been reclassified from Cost of Revenues — Licenses to Operating Expenses —  Amortization of Capitalized Software to conform to the current year presentation. This reclassification had no effect on the previously reported Net (Loss) for the years ended December 31, 2013 and 2012.
The Company’s policy is to periodically review the estimated useful lives and value of its capitalized software costs. During the quarter ended March 31, 2014, this review indicated that the revised estimated life (5 years) for capitalized software differed from the useful lives (3 years) that had been previously used for amortization purposes in the Company’s financial statements. This revision in the estimated life is based upon the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the Company. As a result, the Company revised the estimated useful lives of capitalized software, effective January 1, 2014. The effect of this change in estimate was to decrease amortization expense, increase operating income, and increase net income by $993,701 for the year ended December 31, 2014.
Advertising Expense — The Company expenses advertising costs as incurred. Advertising expense was $305,716, $253,500 and $372,134 for the years ended December 31, 2014, 2013 and 2012, respectively, and is reported as a component of sales and marketing expense.
Income Taxes — Income tax expense (or benefit) for the year is the sum of deferred tax expense (or benefit) and income taxes currently payable (or refundable). Deferred tax expense (or benefit) is the change during the year in a company’s deferred tax liabilities and assets. Deferred tax liabilities and assets are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
The Company evaluates all significant tax positions as required by generally accepted accounting principles in the United States. As of December 31, 2014 and 2013, the Company does not believe that it has taken any tax positions that would require the recording of any additional tax liability nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next 12 months. The Company’s income tax returns are subject to examination by the appropriate tax jurisdictions. As of December 31, 2014, the Company’s federal and various state tax returns generally remain open for the last three years.
Earnings (Loss) Per Share — Basic earnings (loss) per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the amount of earnings for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock.
The computation of diluted earnings per share does not assume conversion, exercise or contingent issuance of securities that would have an antidilutive effect on per share amounts (i.e., increasing earnings per share or reducing loss per share). The dilutive effect of outstanding options and warrants and their equivalents are reflected in dilutive earnings per share by the application of the treasury stock method which recognizes the use of proceeds that could be obtained upon exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common stock at the average market price during the period. Options and warrants will have a dilutive effect only when the average market price of the common stock during the period exceeds the exercise price of the options or warrants.
Deferred Charges — The Company’s lease on its premises provides for periodic increases over the lease term. The Company records rent expense on a straight-line basis. The effect of the difference between contractual cash payments and straight-line expense is recorded as a deferred charge.
Fair Value of Financial Instruments — Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including the cash accounts receivable, accounts payable and accrued expenses, it was estimated that the carrying amount approximated fair value for the majority of these instruments because of their short maturity. The fair value of property and equipment is estimated to approximate their net book value.
(2) Recently Issued Accounting Standards
From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or consolidated results of operations upon adoption.
In July 2013, the FASB issued an accounting standard update, “Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or Tax Credit Carryforward Exists.” This standard requires netting of unrecognized tax benefits against a deferred tax asset for a loss or other carryforward that would apply in settlement of the uncertain tax positions. This standard is effective prospectively for annual and interim periods beginning December 16, 2013. The adoption of this guidance did not have a significant effect on the consolidated financial statements.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The ASU is the result of a joint project by the FASB and the International Accounting Standards Board (“IASB”) to clarify the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards (“IFRS”) that would: remove inconsistencies and weaknesses; provide a more robust framework for addressing revenue issues; improve comparability of revenue recognition practices across entities, jurisdictions, industries, and capital markets; improve disclosure requirements and resulting financial statements; and simplify the presentation of financial statements. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU is effective for annual reporting periods beginning after December 15, 2016. Early adoption is not permitted. We are currently evaluating the effect that the updated standard will have on our consolidated financial statements and related disclosures.
We believe there is no additional new accounting guidance adopted, but not yet effective, that is relevant to the readers of our financial statements. However, there are numerous new proposals under development which may have a significant impact on the Company’s financial reporting, if and when enacted.
(3) Acquisition
On December 30, 2011, the Company entered into an Asset Purchase Agreement with Ho’ike Services, Inc., dba BlueWave Technology, a Hawaii corporation. Under the terms of the Purchase Agreement, the Company purchased from Seller certain of the assets (excluding working capital) and assumed certain liabilities of Seller’s business of developing and servicing enterprise claims management software for use in the property and casualty insurance industry, including for use by property and casualty insurance companies, third party administrators, managing general agents, self-insured employers and state funds and providing certain services related thereto, which Business Seller had marketed under the name “PipelineClaims.”
The purchase price for the Assets, in addition to the assumption by the Company of the Assumed Liabilities, consists of the following: (i) $1,100,000 in cash (subject to adjustment) on the Closing Date, (x) $635,821 of which (net of adjustments for certain prepayments to Seller and other prorations) was paid in cash to Seller, and (y) $400,000 of which was deposited into an escrow account to be held and distributed by an escrow agent pursuant to the terms of an escrow agreement to secure possible future indemnification claims and certain other post-closing matters in favor of the Company; and (ii) up to an aggregate of $750,000 in an earnout, which earnout shall be based upon the performance of the Business in the five (5) years following the closing of the Acquisition. More particularly, for each of the five (5) years following the Acquisition, Seller will be entitled to receive an amount equal to ten percent (10%) of the PipelineClaims Free Cash Flow (as such term is defined in the Purchase Agreement) but in no event will the Company be required to pay to Seller in excess of  $750,000 in the aggregate for the 5-year period. In December 2012, the Company received a disbursement from the escrow account of  $250,000 as a result of a contractual provision entitling the Company to such amount if PipelineClaims was licensed by Island Insurance by December 31, 2012.
On December 30, 2011, the acquisition was valued at $1,035,821. As a result of this acquisition, the Company acquired the following assets:
Prepaid Expenses	$13,163
Computer Equipment	10,658
Customer List	182,000
Software	830,000
Total	$1,035,821

(4) Intangible Assets
The components of our amortizable intangible assets are as follows:
	December 31, 2014				December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Useful Life	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Useful Life
				(In years)				(In years)
Customer List	$402,000	$(402,000)	$—	3.00	$402,000	$(341,333)	$60,667	3.00

(5) Property and Equipment
The following is a summary of property and equipment at cost, less accumulated depreciation and amortization:
	December 31,
	2014	2013
Computers and Equipment	$295,650	$390,220
Vehicles	72,914	72,914
Furniture and Fixtures	660,134	752,451
Leasehold Improvements	103,686	120,462
Totals – At Cost	1,132,384	1,336,047
Less: Accumulated Depreciation and Amortization	632,745	627,457
Property and Equipment – Net	$499,639	$708,590

Property and equipment includes assets under capital lease obligations with a capitalized cost of $644,047 and $644,047 and accumulated amortization of  $279,087 and $150,278 at December 31, 2014 and 2013, respectively. Depreciation expense charged to the Statements of Operations was $229,540, $251,852 and $296,693 for the years ended December 31, 2014, 2013 and 2012, respectively.
(6) Commitments, Contingencies and Related Party Transactions
Operating Leases — The Company leases approximately 23,400 square feet of office space under a lease which expires in April 2020 and approximately 2,500 square feet of office space under a lease which expires in July 2015.
Rent expense was $632,699, $901,661 and $792,805 for the years ended December 31, 2014, 2013 and 2012, respectively.
Our future minimum lease commitments under the noncancellable operating leases for rental of our office space in effect at December 31, 2014 were as follows:
Year ending December 31,
2015	$587,451
2016	558,962
2017	570,668
2018	587,251
2019 and Thereafter	589,201
Total	$2,893,533

Employment Contracts — Effective March 1, 2012, we have an employment contract with an executive of the Company with an expiration date of February 28, 2015. The aggregate commitment for future salary at December 31, 2014 was approximately $54,167. The contract also includes a bonus based on the performance of the Company. The contract also granted 400,000 stock options and 125,000 shares of restricted stock on the effective date.
Sales and Use Tax Audit — The New York State Department of Taxation and Finance (the “Department”) conducted an examination of the Company for state sales and use tax for audit periods March 1, 2009 through February 28, 2013. In February 2014, the Company received a Statement of Proposed Audit Change from the Department. The Change asserts proposed Sales and Use Tax due in the amount of approximately $191,600 together with interest of approximately $46,400. Interest will continue to accrue on the proposed outstanding balances until the date of payment. On March 11, 2014, the Company paid the Department an aggregate of approximately $238,000 in satisfaction in full of all amounts owed in connection with such examination.

(7) Income Taxes
An analysis of the components of the income tax expense (benefit) is as follows:
	Years ended December 31,
	2014	2013	2012
Current:
Federal	$33,640	$—	$(2,018,410)
State	18,839	30,380	(534,285)
Totals	52,479	30,380	(2,552,695)
Deferred	—	—	2,294,767
Income Tax Expense (Benefit)	$52,479	$30,380	$(257,928)

The income tax expense (benefit) differs from the amount computed by applying the statutory federal income tax rate to (loss) income before income taxes as follows:
	Years ended December 31,
	2014	2013	2012
Computed Federal Statutory Tax Expense (Benefit)	$142,449	$(975,119)	$(1,778,934)
State Income Tax Expense (Benefit) – Net of Federal (Expenses) Benefit	33,517	(215,100)	(313,930)
Expired Net Operating Losses		—	1,098,781
Tax Benefit of Net Operating Loss Carryforward	(123,487)	1,220,599	736,155
Income Tax Expense (Benefit)	$52,479	$30,380	$(257,928)

The components of the net deferred tax asset and liability were as follows:
	Years ended December 31,
	2014	2013
Deferred Tax Assets – Current:
Accounts Receivable Allowance	$10,000	$10,000
Vacation Accrual	9,200	9,200
Net Operating Loss Carryforwards	844,837	831,300
Current Deferred Tax Asset	$864,037	$850,500
Deferred Tax Asset (Liability) – Long-Term:
Net Operating Loss Carryforward	$3,075,163	$3,840,896
Property, Equipment and Intangibles	2,104,271	3,265,889
Valuation Allowance	(2,518,043)	(4,431,857)
Long-Term Deferred Tax Asset	$2,661,391	$2,674,928

The deferred tax asset at December 31, 2014 and 2013 included net operating loss carryforwards of approximately $3,920,000 and $4,673,000, respectively. This represents approximately $9,900,000 and $11,800,000 of federal net operating loss carryforwards that are subject to expiration beginning in fiscal 2019 through 2032. During the year ended December 31, 2014 and 2013, the deferred tax asset valuation allowance (decreased) increased by approximately $(1,913,000) and $1,391,100, respectively. In assessing the realizability of deferred tax assets, management considers, within each taxing jurisdiction, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Factors that may affect the Company’s ability to achieve sufficient forecasted taxable income in future periods may include, but are not limited to, the following: increased competition, a decline in sales or margins, a loss of market share, and a decrease in demand for professional services. Based upon the levels of historical taxable income and projections for future taxable income over the years in which the deferred tax assets are deductible, at December 31, 2014, management believes that it is more likely than not that the Company will realize the benefits, net of the established valuation allowance, of these deferred tax assets in the future.
The Tax Reform Act of 1986 enacted a complex set of rules which limits a company’s ability to utilize net operating loss carryforwards and tax credit carryforwards in periods following an ownership change. These rules define an ownership change as a greater than 50 percent point change in stock ownership within a defined testing period which is generally a three-year period. As a result of stock which may be issued by us from time to time, and the conversion of outstanding warrants, or the result of other changes in ownership of our outstanding stock, the Company may experience an ownership change and consequently our utilization of net operating loss carryforwards could be significantly limited.
(8) Short-Term Debt
On September 11, 2012, the Company entered into a Loan and Security Agreement (“Loan Agreement”) between and among Imperium Commercial Finance Master Fund, LP, a Delaware limited partnership (“Imperium”), as lender, Cover-All Systems, Inc., a wholly-owned subsidiary of the Company (the “Subsidiary”), as borrower, and the Company, as a guarantor. The Loan Agreement provides for a three-year term loan to the Subsidiary of  $2,000,000, evidenced by a Term Note in favor of Imperium, and a three-year revolving credit line to the Subsidiary of up to $250,000, evidenced by a Revolving Credit Note in favor of Imperium (together with the Term Note, the “Imperium Note”). The amount available to be borrowed under the revolving credit line may not exceed 80% of Eligible Accounts (as defined in the Loan Agreement). All amounts borrowed under the term loan and the revolving credit line are secured by a security interest in all of the assets of the Subsidiary and guaranteed by the Company, which guarantee is secured by a pledge by the Company of all of the outstanding shares of capital stock of the Subsidiary. As of December 31, 2014, the Company had an outstanding balance of  $2,000,000 under the term loan and no balance outstanding under the revolving credit facility.
Interest on the outstanding principal balance under the Imperium Notes accrues at a fixed rate equal to eight percent (8%) per annum and is payable monthly. The outstanding principal and any remaining interest under the Imperium Notes will be immediately due and payable on the earliest of  (1) September 10, 2015, and (2) the date Imperium’s obligation to advance funds under the revolving credit line is terminated following an event of default pursuant to the terms and conditions of the Loan Agreement. Payments and prepayments received by Imperium will be applied against principal and interest as provided for in the Loan Agreement.
The Loan Agreement contains customary representations, warranties, affirmative and negative covenants, and events of default. If an event of default occurs and is continuing, Imperium has certain rights and remedies under the Loan Agreement. Additionally, the Loan Agreement requires the Company to maintain minimum revenues and EBITDA, tested annually, commencing with the twelve months ending September 30, 2013.
In connection with the Loan Agreement, the Company issued to Imperium a five-year warrant (the “Stock Purchase Warrant”) to purchase 1,400,000 shares of the Company’s common stock at an exercise price of  $1.48 per share. The Stock Purchase Warrant is not exercisable until the earliest of  (i) the date when Current Market Value (as defined therein) exceeds the exercise price multiplied by two, (ii) the date of a Change of Control transaction (as defined therein), and (iii) the third anniversary of the date of issuance of the Stock Purchase Warrant. The Stock Purchase Warrant provides for adjustments to the exercise price and the number of shares issuable upon exercise in certain events to protect against dilution and for cashless exercise. The Stock Purchase Warrant also required the Company to file a registration statement with the Securities and Exchange Commission with respect to the shares issuable upon exercise of the Stock Purchase Warrant within 45 days of the date of issuance of the Stock Purchase Warrant, and that the Company use its best efforts to obtain the effectiveness of such registration statement within 90 days (subject to extension to 120 days) of the date of issuance of the Stock Purchase Warrant. The Company filed the Registration Statement and it was effective in the required timeframe. If the Company failed to comply with its obligations to file the registration statement and obtain its effectiveness within the specified periods, and in certain other events, the Company would have been required to pay Imperium, for each month such failure continues, the amount of  $22,500. The Stock Purchase Warrant also provides for piggyback registration rights.
The proceeds from the $2,00,000 Imperium note were allocated using the relative fair value method to both the note payable balance and fair value of the warrants as follows:
Allocation of proceeds:
Note Payable	$1,457,945
Warrants	542,055
Total	$2,000,000

The portion of the proceeds allocated to the warrants is recognized as additional paid-in capital and a debt discount. The debt discount related to the warrants is accreted into interest expense through maturity of the note payable. The note payable principal balance outstanding and remaining debt discount is as follows:
	December 31,
	2014	2013
Principal Balance	$2,000,000	$2,000,000
Less: Debt Discount	157,220	360,891
Short-Term Debt	$1,842,780	$1,639,109

The Company also issued five-year warrants (the “Monarch Warrants”) to purchase 42,000 shares, in the aggregate, of the Company’s common stock at an exercise price of  $1.48 per share, to Monarch Capital Group, LLC (“Monarch”), which acted as the Company’s financial adviser in connection with the loan transaction, and an officer of Monarch. The Monarch Warrants are not exercisable until the earliest of (i) the date when the Current Exercise Price (as defined therein) exceeds the exercise price multiplied by two, (ii) the date of a Change of Control transaction (as defined therein), and (iii) the third anniversary of the date of issuance. The Monarch Warrants provide for adjustment to the exercise price and the number of shares issuable upon exercise in certain events to protect against dilution and for cashless exercise. The Monarch Warrants also provide for piggyback registration rights.
On April 10, 2013, we amended and restated the terms of the Imperium Stock Purchase Warrant and each of the Monarch Warrants to provide that the aggregate number of shares issuable on exercise of the Stock Purchase Warrant and the Monarch Warrants shall not exceed 19.9% of the Company’s issued and outstanding shares of common stock at the date of original issuance (i.e., 5,171,145 shares of common stock based on 25,857,730 shares of common stock issued and outstanding at September 11, 2012) without first obtaining the approval of the Company’s stockholders. This change, and certain other minor, technical changes, were contained in amended and restated warrants that we issued to the holders.
In connection with the Imperium Loan Agreement financing, the Company incurred deferred financing costs of approximately $92,000, which will be amortized over the life of the loan (or earlier if the loan becomes due or is repaid before its fixed maturity).
On July 17, 2013, the Company issued a promissory note, in the aggregate principal amount of $400,000, to John W. Roblin, our former Chairman and Chief Executive Officer (the “Roblin Note”). The Roblin Note bore interest at a rate equal to 9% per annum and was repayable by us upon our receipt of a payment from a certain customer in the amount of  $896,000, which was due October 31, 2012 or sooner if the customer payment was received. The Company received the customer payment and, on November 13, 2012, the Roblin Note was fully repaid.
(9) Capital Lease Obligation
In September, the Company acquired office furniture under a capital lease agreement with Lakeland Bank. The interest rate implicit in the lease is 4.25%. The following is a schedule by years of future minimum lease payments under capital lease with the present value of the net minimum lease payment as of December 31, 2014.

Years Ended
2015	$130,195
2016	130,195
2017	123,649
Thereafter	—
Total Minimum Lease Payments	384,039
Less: Amounts Representing Interest	(30,900)
Present Value of Minimum Lease Payment	353,139
Less: Current Portion of Obligation Under Capital Lease	(119,608)
Total Capital Lease Obligations – Net of Current Portion	$233,531

(10) Stock-Based Compensation
Stock Options
In June 2005, the Company adopted the 2005 Stock Incentive Plan (which was amended in 2006 and in 2008). Options and stock awards for the purchase of up to 5,000,000 shares may be granted by the Board of Directors to our employees and consultants at an exercise or grant price determined by the Board of Directors on the date of grant. Options may be granted as incentive or nonqualified stock options with a term of not more than ten years. The 2005 Plan allows the Board of Directors to grant restricted or unrestricted stock awards or awards denominated in stock equivalent units, securities or debentures convertible into common stock, or any combination of the foregoing and may be paid in common stock or other securities, in cash, or in a combination of common stock or other securities and cash. At December 31, 2014 and 2013, an aggregate of 1,593,684 and 1,716,902 shares, respectively, were available for grant under the 2005 Stock Incentive Plan.
The Company uses the Black-Scholes-Merton option-pricing model (“Black-Scholes”) to measure fair value of the share-based awards. The Black-Scholes model requires us to make significant judgments regarding the assumptions used within the model, the most significant of which are the expected stock price volatility, the expected life of the option award, the risk-free interest rate of return and dividends during the expected term.
•
Expected volatilities are based on historical volatility of the Company’s stock during the preceding periods. The Company uses “Level 1” inputs, which are our trading market values in active markets.

•
The Company uses historical data to estimate expected life of the option award. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding.

•
The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

•
The Company does not anticipate issuance of dividends during the expected term.

	2014	2013
Expected volatility	41% – 50%	41% – 50%
Weighted-average volatility	41%	41%
Expected dividends	0%	0%
Expected term (in years)	3 – 5	3 – 5
Risk-free interest rate	.46%	.46%
As of December 31, 2014, there was approximately $49,292 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted by the Company. That cost is expected to be recognized over a weighted-average period of 6.2 years.

A summary of the changes in outstanding common stock options for all outstanding plans is as follows:
	Shares	Exercise Price Per Share	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price
Balance, December 31, 2011	1,524,963	$0.85 – 1.55	2.0 Years	$1.21
Granted	1,055,000	1.63 – 1.67	4.2 Years	1.65
Exercised	(25,000)	.85		.85
Canceled	(75,000)	1.05 – 1.63		1.24
Expired	(375,000)	1.40		1.40
Balance, December 31, 2012	2,104,963	$.85 – 1.67	2.8 Years	$1.40
Granted	10,000	1.50		1.50
Exercised	(250,000)	.85		.85
Canceled	(5,000)	1.55		1.55
Expired	(72,463)	1.38		1.38
Balance, December 31, 2013	1,787,500	$1.00 – 1.67	2.2 Years	$1.48
Granted	—	—		—
Exercised	(450,000)	1.04		1.04
Canceled	(345,000)	1.61		1.61
Expired	—	—		—
Balance, December 31, 2014	992,500	$1.50 − 1.63	1.76 Years	$1.63
The options granted during 2014 are distributed as follows, relative to the difference between the exercise price and the stock price at grant date:
	Number Granted	Weighted-Average Exercise Price	Weighted-Average Fair Value
Exercise Price at Stock Price	—	$—	$—

The options granted during 2013 are distributed as follows:
	Number Granted	Weighted-Average Exercise Price	Weighted-Average Fair Value
Exercise Price at Stock Price	10,000	$1.50	$.63

The options granted during 2012 are distributed as follows:
	Number Granted	Weighted-Average Exercise Price	Weighted-Average Fair Value
Exercise Price at Stock Price	1,055,000	$1.65	$.61

Exercisable options at December 31, 2014, 2013 and 2012 were as follows:
December 31,	Number of Exercisable Options	Weighted-Average Exercise Price
2014	237,500	$1.55
2013	1,225,500	$1.40
2012	876,110	$1.20

The following table summarizes information about stock options at December 31, 2014:
	Outstanding Stock Options			Exercisable Stock Options
Range of Exercise Prices	Shares	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
$1.50 − $1.67	992,500	1.8 Years	$1.63	237,500	$1.55
Warrants  — There were 1,442,000 warrants outstanding at December 31, 2014.
A summary of the changes in outstanding warrants is as follows:
	Outstanding and Exercisable Warrants	Exercise Price Per Warrant	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price
Balance, December 31, 2011	—			—
Granted	1,442,000	1.48	4.70	1.48
Balance, December 31, 2012	1,442,000			1.48
Granted	—			—
Balance, December 31, 2013	1,442,000			$1.48
Granted	—			—
Balance, December 31, 2014	1,442,000			$1.48

Exercisable Warrants at December 31, 2014, 2013 and 2012 were as follows:
December 31,	Number of Exercisable Warrants	Weighted-Average Exercise Price
2014	1,442,000	$1.48
2013	1,442,000	$1.48
2012	1,442,000	$1.48
Time-Based Restricted Stock Units  — During the years ended December 31, 2014, 2013 and 2012, we granted 123,218, 119,329 and 278,376, respectively, time-based RSUs vesting through June 4, 2017.
A summary of our time-based RSUs for the years ended December 31, 2014, 2013 and 2012 are as follows:
	Shares	Fair Value Weighted-Average Grant Date
Balance, January 1, 2012	252,500	$1.42
Granted	278,376	$1.65
Vested	(128,376)	—
Forfeited or Expired	—	—
Balance, December 31, 2012	402,500	$1.61
Granted	119,329	$1.35
Vested	(342,520)	—
Forfeited or Expired	(10,000)	—
Balance, December 31, 2013	169,309	$1.65
Granted	123,218	$1.39
Vested	(239,466)	—
Forfeited or Expired	—	—
Balance, December 31, 2014	53,061	$1.58

(11) Basic Earnings (Loss) Per Share Disclosures
The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share (“EPS”) computations:
	2014	2013	2012
Numerator:
Net (Loss) Income	$366,488	$(2,898,377)	$(4,974,231)
Numerator for Diluted (Loss) Earnings Per Common Share	$366,488	$(2,898,377)	$(4,974,231)
Denominator:
Weighted Average Number of Common Shares Outstanding for Basic (Loss) Earnings Per Common Share	26,628,000	26,173,000	25,869,969
Effect of Dilutive Securities:
Exercise of Options and Restricted Stock	—	—	—
Exercise of Warrants	—	—	—
Denominator for Diluted (Loss) Earnings Per Common Share	26,628,000	26,173,000	25,869,969
Basic (Loss) Earnings Per Common Share	$.01	$(.11)	$(.19)
Diluted (Loss) Earnings Per Common Share	$.01	$(.11)	$(.19)

We use the treasury stock method to compute diluted earnings per share, whereby the proceeds from the exercise of dilutive instruments are hypothetically used to repurchase outstanding shares at market prices. The Company’s options and warrants were not included in the computation of EPS at December 31, 2013 and 2012 because to do so would be antidilutive.
(12)Accrued Expenses
Accrued expense consist of the following:
	Years ended December 31,
	2014	2013
Accrued Bonuses, Payroll, Commissions, Benefits, Temporary Help and Consulting	$907,894	$962,937
Accrued Professional Fees	222,377	246,733
Other	123,027	202,730
Totals	$1,253,298	$1,412,400

(13) 401(k) Plan
Upon date of hire, employees are eligible to participate in the Cover-All Technologies, Inc. 401(k) Plan (the “Plan”). Employees can contribute a portion of their salary on a pre-tax basis subject to annual IRS limitations for the year ended December 31, 2014. The Company provides for a matching contribution of $.50 for each $1.00 of the first 5% of pay employees elect to defer. The Company contribution to the Plan in 2014, 2013 and 2012 was approximately $102,116, $122,380 and $134,598, respectively.
(14) Stockholders’ Equity
In December 2011, the Board of Directors authorized a share buyback plan of up to 1,000,000 shares of the Company’s common stock.
In February 2009, we announced that our Board of Directors declared a special cash dividend in the amount of  $0.03 per share on our common stock. This dividend was paid on April 7, 2009 to common stockholders of record as of the close of business on March 27, 2009. The Company also announced that, in light of their decision to declare a special cash dividend, the Board of Directors had determined that the Company would suspend its common stock buyback plan until further notice.
In June 2008, the Board of Directors authorized a share buyback plan of up to 1,000,000 shares of the Company’s Common Stock.
In 2008, we purchased an aggregate of 201,870 shares of treasury stock on the open market at an average purchase price of  $0.82 per share for a total purchase price of approximately $164,894, which were subsequently retired.
(15) Customer Concentration
For the year ended December 31, 2014, sales to two customers amounted to approximately 24% and 18% of revenues, respectively.
For the year ended December 31, 2013, sales to two customers amounted to approximately 24% and 11% of revenues, respectively.
For the year ended December 31, 2012, sales to four customers amounted to approximately 12%, 12%, 11% and 11% of revenues, respectively.
All of the major customers referred to above, other than the one customers in 2014 with 24%, one customers in 2013 with 11% of revenues and one customer in 2012 with 12% of revenues and are units of CHARTIS, Inc., formerly associated with American International Group, Inc.

Annex A
EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
by and between
Majesco
and
Cover-All Technologies Inc.
Dated as of December 14, 2014

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 14, 2014, by and between Majesco, a California corporation (“MM”), and Cover-All Technologies Inc., a Delaware corporation (the “Company”).
RECITALS:
A.   Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) and the California General Corporation Law (“CGCL”), MM and the Company intend to enter into a business combination transaction.
B.   The Board of Directors of MM has (i) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of MM and its stockholders, (ii) unanimously approved this Agreement, the Merger and the other transactions contemplated hereby and (iii) determined to recommend that the stockholders of MM adopt and approve this Agreement, the Merger and the other transactions contemplated hereby.
C.   The Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, (ii) unanimously approved this Agreement, the Merger and the other transactions contemplated hereby, and (iii) determined to recommend that the stockholders of the Company adopt and approve this Agreement, the Merger and the other transactions contemplated in this Agreement.
D.   Concurrently with the execution of this Agreement, and as a condition and inducement to MM’s willingness to enter into this Agreement, certain Affiliates of the Company are entering into a Voting Agreement, in the form attached hereto as Exhibit A (the “Voting Agreement”).
E.   The parties hereto intend, for federal income tax purposes, that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
AGREEMENT
NOW, THEREFORE, in consideration of foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:
Article I
THE MERGER AND EFFECT ON CAPITAL STOCK
1.1.   The Merger.   At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the CGCL and the DGCL, the Company shall be merged with and into MM (the “Merger”), the separate corporate existence of the Company shall cease and MM shall continue as the surviving corporation in the Merger. MM, as the surviving corporation in the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.” As a result of the Merger, the outstanding shares of capital stock of the Company shall be converted or cancelled in the manner provided herein.
1.2.   Effective Time; Closing.   Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing Certificates of Merger in the forms attached hereto as Exhibit B with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL and the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the “Certificates of Merger”) (the time of such filing (or such later time as may be agreed in writing by the Company and MM and specified in the Certificates of Merger) being referred to herein as the “Effective Time”) on the Closing Date. The Merger will become effective at the Effective Time. The closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Pepper Hamilton LLP, 620 Eighth Avenue, New York, New York, 10018, at a time and date to be specified by the parties hereto, which time and date shall be no later than the second (2nd) Business Day after the satisfaction or waiver of the conditions set forth in Article VI hereof  (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms, or at such other location, time and date as the parties hereto shall mutually agree in writing (the date upon which the Closing actually occurs being referred to herein as the “Closing Date”).
1.3.   Effect of the Merger.   At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CGCL and the DGCL.
1.4.   Articles of Incorporation; Bylaws.
      (a)   Articles of Incorporation.   At the Effective Time, the Articles of Incorporation of MM as amended and restated in the form attached as Exhibit C hereto shall become the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the CGCL and such Articles of Incorporation (except as otherwise restricted under Section 5.13 of this Agreement).
      (b)   Bylaws.   At the Effective Time, the Bylaws of MM as amended and restated in the form attached as Exhibit D hereto shall become the Bylaws of the Surviving Corporation until thereafter amended in accordance with the CGCL, the Articles of Incorporation of the Surviving Corporation and such Bylaws (except as otherwise restricted under Section 5.13 of this Agreement).
1.5.   Directors and Officers.
      (a)   Directors.   From and after the Effective Time, the Board of Directors of the Surviving Corporation shall consist of  (i) Arun Maheshwari (Executive Chairman), (ii) Earl Gallegos (Vice Chairman), (iii) Ketan Mehta, (iv) Sudhakar Ram, (v) Atul Kanagat and (vi) Steve Isaac, each of such directors to hold office, subject to the applicable provisions of the Surviving Corporation’s Articles of Incorporation and Bylaws until their respective successors shall have been elected and qualified or until otherwise provided by Law.
      (b)   Officers.   From and after the Effective Time, the Officers of the Surviving Corporation shall consist of  (i) Ketan Mehta (President and Chief Executive Officer), (ii) Manish Shah (Executive Vice President), (iii) Chad Hersh (Executive Vice President), (iv) Prateek Kumar (Executive Vice President), (v) Lori Stanley (General Counsel and Corporate Secretary) and (vi) Ann Massey (Chief Financial Officer), each of such officers to hold their respective office at the discretion of the Board of Directors of the Surviving Corporation.
Article II
EFFECT ON CAPITAL STOCK
2.1.   Effect on Capital Stock.   Subject to the terms and conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of any of the following securities, the following shall occur:
      (a)   Conversion of Company Common Stock.   All shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than shares to be cancelled pursuant to Section 2.1(b), shall be cancelled and extinguished and automatically converted (subject to Section 2.1(e) hereof) into the right to receive fully paid and non-assessable shares of common stock, par value $0.002 per share, of the Surviving Corporation (the “Surviving Corporation Common Stock”), such that at the Effective Time, the Surviving Corporation Common Stock issued in respect of the issued and outstanding Company Common Stock and Surviving Corporation Common Stock issued or issuable with respect to issued and outstanding Options, Company RSUs and other equity awards of the Company will in the aggregate represent 16.5% of the total capitalization on a fully diluted basis of the Surviving Corporation at Closing, subject to adjustment as set forth in Section 2.1(d) below (such ratio, as adjusted from time to time, the “Exchange Ratio”).
      (b)   Cancellation of Company Common Stock owned by the Company/Subsidiary.   Each share of Company Common Stock that is owned by the Company or the Subsidiary shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and no Surviving Corporation Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

      (c)    Stock Options and Warrants.   At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company Option Plans and all warrants to purchase Company Common Stock as listed in Section 2.1(c) of the Company Disclosure Letter (the “Company Warrants”) shall be treated as set forth in Sections 5.12 and 5.8(b) hereof, respectively.
      (d)   Adjustments to Exchange Ratio.   The Exchange Ratio shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of convertible securities), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Common Stock occurring on or after the date hereof and prior to the Effective Time.
      (e)   Fractional Shares.   No fraction of a share of Surviving Corporation Common Stock shall be issued by virtue of the Merger, but in lieu thereof, each holder of Company Common Stock who would otherwise be entitled to a fraction of a share of Surviving Corporation Common Stock (after aggregating all fractional shares of Surviving Corporation Common Stock that otherwise would be received by such holder) shall be automatically converted into the right to receive one full additional share of Surviving Corporation Common Stock.
2.2.   Exchange of Certificates.
      (a)   Exchange Agent.   Promptly following the Effective Time, the Surviving Corporation shall make available for deposit with a bank or trust company designated before the Closing Date by MM and reasonably acceptable to the Company (the “Exchange Agent”), book-entry shares (or certificates if requested) representing the number of duly authorized whole shares of Surviving Corporation Common Stock issuable in connection with the Merger. The Exchange Agent shall agree to hold such shares of Surviving Corporation Common Stock (such shares of Surviving Corporation Common Stock being referred to herein as the “Exchange Reserve”) for delivery as contemplated by this Section 2.2 and upon such additional terms as may be agreed upon by the Exchange Agent and MM or the Surviving Corporation.
      (b)   Exchange Procedures.
            (i)   Certificates.   As soon as reasonably practicable after the Effective Time, and in any event not later than the third (3rd) Business Day after the Closing Date, the Surviving Corporation shall cause the Exchange Agent to mail or deliver electronically through the facilities of The Depository Trust Company (“DTC”) to each holder of record of outstanding shares of Company Common Stock whose shares are converted pursuant to this Agreement (the “Shares”) into the right to receive shares of Surviving Corporation Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon delivery of the certificates representing such Shares (the “Certificates”) to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify); and (ii) instructions for use in effecting the surrender of a Certificate in exchange for the Surviving Corporation Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or delivery of Shares through the facilities of DTC, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Shares (including Shares represented by Certificates) shall be entitled to receive in exchange therefor, and the Surviving Corporation shall cause the Exchange Agent to deliver, as promptly as practicable after the Effective Time, that number of whole shares of Surviving Corporation Common Stock (which shall be in book-entry form unless a certificate is requested), which such holder has the right to receive pursuant to the provisions of Section 2.1, and the Shares and Certificates so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing that number of whole shares of Surviving Corporation Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of the Surviving Corporation, except as limited by paragraph (c) below, to represent ownership of the number of shares of Surviving Corporation Common Stock into which the number of shares of Company Common Stock shown thereon have been converted as contemplated by this Section 2.2.

            (ii)   Book-Entry Shares.   Notwithstanding anything to the contrary contained in this Agreement, any holder of Shares converted pursuant to this Agreement into the right to receive shares of Surviving Corporation Common Stock that are held in book-entry form (“Book-Entry Shares”) shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Surviving Corporation Common Stock that such holder is entitled to receive pursuant to Section 2.1. In lieu thereof, each holder of record of one or more Book-Entry Shares shall automatically upon the Effective Time be entitled to receive, and the Surviving Corporation shall cause the Exchange Agent to deliver as promptly as practicable after the Effective Time, that number of whole shares of Surviving Corporation Common Stock (which shall be in book-entry form unless a certificate is requested), which such holder has the right to receive pursuant to the provisions of Section 2.1, and the Book-Entry Shares so surrendered shall forthwith be cancelled.
      (c)   Distributions with Respect to Un-exchanged Shares.   No dividends or other distributions declared or made after the Effective Time with respect to Surviving Corporation Common Stock with a record date on or after the Effective Time shall be paid to the holder of any un-surrendered Shares with respect to the shares of Surviving Corporation Common Stock represented thereby until the holder of record of such Shares shall surrender such Shares in accordance with this Section 2.2. Subject to the effect of applicable Law, following surrender of any such Shares (including Shares represented by Certificates), there shall be paid to the record holder of whole shares of Surviving Corporation Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, if any, with a record date on or after the Effective Time which theretofore became payable, but which were not paid by reason of the immediately preceding sentence, with respect to such whole shares of Surviving Corporation Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Surviving Corporation Common Stock.
      (d)   No Further Ownership Rights in Company Common Stock.   All shares of Surviving Corporation Common Stock issued upon the surrender for exchange of Shares (including Shares represented by Certificates) in accordance with the terms hereof shall be deemed to have been issued at the Effective Time in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Shares (including Shares represented by Certificates) are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 2.2.
      (e)   Termination of Exchange Reserve.   Any portion of the Exchange Reserve which remains undistributed to the stockholders of the Company for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any stockholders of the Company who have not theretofore complied with this Section 2.2 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) as general creditors for payment of their claim for Surviving Corporation Common Stock and any dividends or distributions with respect to such Surviving Corporation Common Stock. The Surviving Corporation shall be not liable to any holder of shares of Company Common Stock for shares of Surviving Corporation Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
      (f)   Withholding Rights.   The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, including any holder of Options who exercises such options in connection with the Merger, such amounts as the Surviving Corporation is required to deduct and withhold pursuant to the applicable rules under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation.
      (g)   Lost, Stolen or Destroyed Certificates.   In the event any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate(s)

to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such sum as the Surviving Corporation may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate(s), the Exchange Agent will issue the shares of Surviving Corporation Common Stock deliverable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Certificates.
2.3.   Tax Consequences.
      (a)   It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations. The parties shall not take any position inconsistent with the foregoing intention on any Tax Return or in any administrative or judicial proceeding, unless otherwise required by applicable Law.
      (b)   Prior to the Effective Time, each of the Company and MM shall use their respective commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, and shall not take any action reasonably likely to cause the Merger not so to qualify. The Surviving Corporation shall not take, or cause or permit its Affiliates to take, any action after the Effective Time that would cause the Merger not to qualify as a reorganization within the meaning of Section 368(a) of the Code. Following the Merger, MM shall continue the Company’s historic business or will use a significant portion of the Company’s historic business assets in a business within the meaning of Section 1.368-1(d) of the United States Income Tax Regulations.
Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to MM, subject to such exceptions as are specifically disclosed in writing (with reference to a specific section of this Agreement to which each such exception applies) in the disclosure letter supplied by the Company to MM, dated as of the date hereof  (the “Company Disclosure Letter”) or as otherwise expressly disclosed in the Company SEC Reports filed or furnished prior to the date hereof, as follows:
3.1.   Organization and Qualification; Subsidiaries.
      (a)   Each of the Company and its wholly-owned subsidiary, Cover-All Systems, Inc., a Delaware corporation (the “Subsidiary”), is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and the Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.
      (b)   The Company has no subsidiaries except for the Subsidiary, and owns no debt, equity or other similar interest in any other Person except for the Subsidiary. Neither the Company nor the Subsidiary has agreed, is obligated to make, or is bound by, any written, oral or other agreement, contract, sub-contract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sub-license, insurance policy, benefit plan, commitment, or undertaking of any nature, under which it may become obligated to make, any future investment in or capital contribution to any other Person. Neither the Company nor the Subsidiary directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for any equity or similar interest in, any other Person.
3.2.   Certificate of Incorporation and Bylaws.   The Company and the Subsidiary have previously furnished to MM complete and correct copies of their respective Certificates of Incorporation and Bylaws as amended to date. Such Certificates of Incorporation and Bylaws are in full force and effect. Neither the Company nor the Subsidiary is in violation of any of the provisions of their respective Certificates of Incorporation or Bylaws in any material respect.
3.3.   Capitalization.
      (a)   The authorized capital stock of the Company consists of 75,000,000 shares of Company Common Stock. As of the close of business on the date hereof, there were (i) 26,786,693 shares of Company Common Stock issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) no shares of Company Common Stock held in treasury by the Company, (iii) 992,500 shares of Company Common Stock reserved for issuance upon the exercise of outstanding options (the “Options”) to purchase Company Common Stock under the Amended and Restated 2005 Stock Incentive Plan (the ”Company Option Plan”), (iv) 53,061 shares of Company Common Stock underlying unvested restricted stock unit awards under the Company Option Plan (the “Company RSU Awards”) and (v) 1,442,000 shares of Company Common Stock reserved for issuance upon the exercise of the Company Warrants. Section 3.3(a) of the Company Disclosure Letter sets forth the following information with respect to each Option, Company RSU Award and Company Warrant outstanding as of the date hereof: (i) the name of the holder thereof; (ii) the number of shares of Company Common Stock subject to such Option, Company RSU Award or Company Warrant; (iii) the exercise price of such Option or Company Warrant; (iv) the date on which such Option, Company RSU Award or Company Warrant was granted; (v) the applicable vesting schedule; (vi) the date on which such Option, Company RSU Award or Company Warrant expires; and (vii) whether the exercisability of such Option, Company RSU Award or Company Warrant will be accelerated in any way by the transactions contemplated hereby, and indicates the extent of any such acceleration. The Company has made available to MM accurate and complete copies of the Company Option Plan, the Company Warrants and all agreements evidencing Options and Company RSU Awards. All shares of Company Common Stock subject to the issuance aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 3.3(a) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Option, Company RSU Award or Company Warrant as a result of the Merger. All outstanding shares of Company Common Stock, all outstanding Options and Company RSU Awards under the Company Option Plan, all outstanding Company Warrants and all outstanding equity securities of the Subsidiary have been issued and granted in compliance in all material respects with (i) all applicable domestic or foreign statutes, laws, rules, regulations or ordinances (each a “Law”), and any domestic or foreign judgments, decrees, orders, writs, permits or licenses (each an “Order”) or otherwise put into effect by or under the authority of any Governmental Entity and (ii) all requirements set forth in applicable Contracts.
      (b)   Except as set forth in Section 3.3(a) hereof, there are no subscriptions, options, warrants, equity securities, equity-linked securities, appreciation rights, phantom equity, partnership interests or similar ownership interests, calls, rights (including preemptive rights), Contracts, commitments or agreements of any character to which the Company or the Subsidiary is a party or by which either is bound obligating the Company or the Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or deliver cash or other consideration with respect to, any shares of capital stock, partnership interests or similar ownership interests or equity-linked securities of the Company or the Subsidiary or obligating the Company or the Subsidiary to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, equity-linked security, appreciation rights, call, right, commitment or agreement. Except as contemplated by this Agreement, there are no registration rights and there is, except for the Voting Agreement, no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company or the Subsidiary is a party or by which either is bound with respect to, any equity security of any class of the Company or the Subsidiary.
3.4.   Authority Relative to this Agreement.   The Company has all necessary corporate power and authority to execute and deliver this Agreement and all other Transaction Documents delivered in connection with this Agreement (the “Transaction Documents”) and to perform its obligations hereunder and thereunder and, subject to obtaining the Company Stockholders’ Approval, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions so contemplated (other than, with respect to the Merger, the Company Stockholders’ Approval). This Agreement and the Transaction Documents have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by MM, constitute the legal and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).
3.5.   No Conflict; Required Filings and Consents.
      (a)   The execution and delivery of this Agreement and the Transaction Documents by the Company do not, and, subject to obtaining the Company Stockholders’ Approval, the performance of this Agreement and the Transaction Documents by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or the Subsidiary, (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications set forth in Section 3.5(b) hereof  (or Section 3.5(b) of the Company Disclosure Letter), conflict with or violate any Law applicable to the Company or the Subsidiary or by which either or any of their respective properties is bound or affected, (iii) except as set forth on Section 3.5(a)(iii) of the Company Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s or the Subsidiary’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or the Subsidiary pursuant to, any material Contract to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any of their respective properties are bound or affected, or (iv) other than as set forth in Section 3.3(a) of the Company Disclosure Letter, cause the acceleration of any vesting of any awards for or rights to Company Common Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of Company Common Stock, except in the case of clauses (ii) and (iii), to the extent such conflict, violation, breach, default, impairment or other effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
      (b)   The execution and delivery of this Agreement and the Transaction Documents by the Company does not, and the performance of this Agreement and the Transaction Documents by the Company will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (each, a “Governmental Entity” and, collectively, “Governmental Entities”), except for (i) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and U.S. state securities laws (“Blue Sky Laws”), (ii) the filing and recordation of the Certificates of Merger as required by the CGCL and the DGCL, as applicable, and (iii) such consents, approvals, authorizations, permits, registrations, filings or notifications which, if not obtained or made, would not have a Company Material Adverse Effect.
3.6.   SEC Filings; Internal Controls; Procedures.
      (a)   The Company has made available to MM a correct and complete copy of each report, schedule, registration statement and definitive proxy statement or other documents filed by the Company with the SEC on or after January 1, 2011 (the “Company SEC Reports”), which are all the forms, reports and documents required to be filed by the Company with the SEC since such date. The Company SEC Reports (x) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (y) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Company nor the

Subsidiary is required to file any reports or other documents with the SEC since January 1, 2011. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports (the “Company Financial Statements”) (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with generally accepted accounting principles of the United States (“GAAP”), applied on a consistent basis during the periods involved (except as may be indicated therein in the notes thereto), (iii) fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to the Company and the Subsidiary taken as a whole) and the absence of complete footnotes) in all material respects the consolidated financial position of the Company and the Subsidiary as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended and (iv) were compiled from, and are consistent with, the books and records of the Company, which books and records are accurate and complete in all material respects. The Subsidiary is treated as a consolidated subsidiary of the Company in the Company Financial Statements for all periods covered thereby.
      (b)   The Company and the Subsidiary have established and maintain a system of  “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and the Subsidiary are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and the Subsidiary’s assets that could have a material effect on the Company’s financial statements.
      (c)   The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures, to the Company’s auditors and the audit committee of the Company Board and in Section 3.6(c) of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date hereof.
      (d)   Neither the Company nor the Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and the Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or the Subsidiary in the Company’s or the Subsidiary’s published financial statements or other Company SEC Reports.
      (e)   Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) with respect to the Company SEC Reports, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor the Subsidiary has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or the Subsidiary. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NYSE MKT, except for any non-compliance that would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.7.   Compliance; Permits.
      (a)   Neither the Company nor the Subsidiary is in conflict with, or in default or violation of: (i) any Law or Order applicable to the Company or the Subsidiary, or by which any of their respective properties is bound or affected, or (ii) any Contract to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any of their respective properties is bound or affected, except for any conflicts, defaults or violations of such Laws, Orders or Contracts that (individually or in the aggregate) would not have or reasonably be expected to have a Company Material Adverse Effect. No Governmental Entity has indicated in writing to the Company or the Subsidiary an intention to conduct an investigation or review against the Company or the Subsidiary, and, to the Knowledge of the Company, no investigation or review by any Governmental Entity is pending or threatened against the Company or the Subsidiary, other than, in each such case, those the outcome of which would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.
      (b)   The Company and the Subsidiary hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of the Company and the Subsidiary as currently conducted (collectively, the “Company Permits”). To the Knowledge of the Company, the Company and the Subsidiary are in compliance in all material respects with the terms of the Company Permits.
3.8.   No Undisclosed Liabilities.   Except for matters reflected or reserved against in the balance sheet as of September 30, 2014 included in the Company Financial Statements or as disclosed in any Company SEC Report filed or furnished after such date, neither the Company nor the Subsidiary had at such date, or has incurred since that date, any Liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated subsidiaries (including the notes thereto), except Liabilities or obligations which were incurred in the ordinary course of business consistent with past practice (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or a Legal Action for environmental Liability), or Liabilities which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.9.   Absence of Certain Changes or Events.   Since December 31, 2013, except as described in the Company Disclosure Letter or in the Company SEC Reports, neither the Company nor the Subsidiary has:
            (i)   sold or transferred any portion of their respective assets or property that would be material to the Company or the Subsidiary, except for sales in the ordinary course of business consistent with past practice;
            (ii)   suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or Act of God that is not covered by insurance;
            (iii)   suffered any change to their respective businesses which has had, or would reasonably be expected to have, a Company Material Adverse Effect;
            (iv)   entered into any Contract that would constitute a Company Material Agreement;
            (v)   terminated or materially modified, waived any material right under or cancelled any Company Material Agreement or waived any material right with respect to any of the items disclosed in Section 3.18 of the Company Disclosure Letter;

            (vi)   incurred any Liens on any material assets or property, or any losses, damages, deficiencies, liabilities or obligations (whether absolute, accrued, contingent, disclosed or otherwise) that are required by GAAP to be provided or reserved against on a balance sheet (the “Liabilities”), except for Liabilities incurred in the ordinary course of business consistent with past practice which are not material to their respective business;
            (vii)   granted any registration rights with respect to any of their respective equity securities;
            (viii)   paid or declared any dividends or other distributions on their respective equity securities of any class or issued, purchased or redeemed any of their respective equity securities of any class;
            (ix)   transferred, assigned or granted any license or sublicense of any material rights under, or with respect to, items disclosed in Section 3.18 of the Company Disclosure Letter;
            (x)   made any material capital expenditures;
            (xi)   split, combined or reclassified any shares of their respective equity securities;
            (xii)   made any capital investment in, or any loan to, any other Person;
            (xiii)   amended any of their respective organizational or constituent documents;
            (xiv)   paid or materially increased any bonuses, salaries, or other compensation to any director, officer, or employee except pursuant to a Company Plan or in the ordinary course of business consistent with past practice;
            (xv)   adopted, modified or increased payments or benefits under any Company Plan;
            (xvi)   entered into, terminated, or received notice of termination of any (a) license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (b) Contract or transaction involving a total remaining commitment of at least $250,000;
            (xvii)   materially changed any accounting method, assumption or period, made, changed or revoked any Tax election, filed a Tax Return in a jurisdiction in which a Tax Return was not previously filed, failed to file any Tax Return (taking into account extensions of time to file) consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, entered into a closing agreement, or settled any administrative or judicial proceeding related to Taxes;
            (xviii)   materially changed cash management practices with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
            (xix)   instituted, settled or compromised any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $250,000 in the aggregate; or
            (xx)   agreed or committed, whether orally or in writing, to do any of the foregoing.
3.10.   Absence of Litigation.   To the Knowledge of the Company, there are no Legal Actions pending or threatened against the Company or the Subsidiary, or any properties or rights of the Company or the Subsidiary, before any Governmental Entity, including, for the avoidance of doubt, the SEC.
3.11.   Employee Benefit Plans.
      (a)   Each “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by (i) the Company, (ii) the Subsidiary, or (iii) any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Sections 414(b) or (c) of the Code (an “ERISA Affiliate”), under which the Company or any ERISA Affiliate has any Liability with respect to any current or former employee, director, officer or independent contractor of the Company or of the Subsidiary (the “Company Plans”), are listed in Section 3.11(a) of the Company Disclosure Letter. The Company has made available to MM, as applicable: (i) correct and complete copies of all documents embodying each Company Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such Company Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) to the extent available, all material correspondence to or from any Governmental Entity relating to any Company Plan; (vi) to the extent available, all COBRA forms and related notices within the last three (3) years; (vii) to the extent available, all discrimination tests for the Company Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Company Plan; (xi) the most recent annual and periodic accounting of the Company Plan assets; (x) all material written agreements and contracts relating to each Company Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications generally distributed to all employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability under any Company Plan or proposed Company Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Plan; and (xiii) all registration statements, annual reports and prospectuses prepared in connection with any Company Plan.
      (b)   The Company and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) applicable to the Company Plans. Each Company Plan is and has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) which are applicable to such Company Plans.
      (c)   No Legal Actions (excluding individual claims for benefits incurred in the normal operation of the Company Plan) have been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Plan. Neither the Company nor the Subsidiary has received any correspondence from the IRS or the DOL regarding, and, to the Knowledge of the Company, there are no audits, enquiries or proceedings pending or, threatened by the IRS or the DOL with respect to any Company Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof and as of the Closing Date to Company Plans have or will have been timely made or accrued.
      (d)   Any Company Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained (or has an outstanding application for) a favorable determination, notification, advisory and/or an opinion letter, as applicable, as to its qualified status from the IRS, and, to the Knowledge of the Company, nothing has occurred with regard to each such pension plan and the related trusts that could jeopardize such qualified status and exemption from taxation under Section 501(a) of the Code. The Company does not have any plan or commitment to establish any new Company Plan, to materially modify any Company Plan (except to the extent required by Law or to conform any such Company Plan to the requirements of any applicable Law, in each case as previously disclosed to MM in writing, or as required by this Agreement), or to enter into any new Company Plan.
      (e)   No Company Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither the Company nor any ERISA Affiliate has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither the Company nor any ERISA Affiliate has any Liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. Neither the Company nor the Subsidiary is subject to any Liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA (other than routine claims for benefits under any Company Plan). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan that would reasonably be expected to impose a material Liability on the Company or the Subsidiary.
      (f)   The Company, the Subsidiary and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder (“COBRA”). None of the Company Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by applicable Law, and neither the Company nor the Subsidiary has represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by Law.
      (g)   Neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby and thereby, solely by themselves, will (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of the Company or the Subsidiary under any Company Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Plan, (iii) limit the right to merge, amend or terminate any Company Plan, or (iv) result in the acceleration of the time of payment or vesting of any such benefits.
      (h)   No payment or benefit that will or may be made by the Company or its ERISA Affiliates with respect to any employee, former employee, director, officer or independent contractor of the Company or the Subsidiary, either alone or in conjunction with any other payment, event or occurrence, (X) will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code or (Y) will not be fully deductible as a result of Section 162(m) of the Code. There is no Contract to which the Company or the Subsidiary is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.
      (i)   Section 3.11(i) of the Company Disclosure Letter sets forth the name, title and current annual salary of all present officers and employees of the Company and the Subsidiary whose rate of annual compensation equals or exceeds $100,000 together with a statement of the full amount of all remuneration paid by the Company or the Subsidiary to each such person, during the twelve (12)-month period ending December 31, 2013 and the nine month period ended September 30, 2014.
      (j)   Except as would not reasonably be expected to result in a material liability to the Company, each Company Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Company Plan is subject to tax under Section 409A of the Code.
      (k)   Neither the Company nor the Subsidiary has or is required to have an International Employee Plan.
      (l)   The Company and each ERISA Affiliate has, for purposes of each Company Plan, correctly classified all individuals performing services for the Company as common law employees, leased employees, independent contractors or agents, as applicable.
3.12.   Labor Matters.
      (a)   (i) Neither the Company nor the Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or the Subsidiary nor does the Company or the Subsidiary know of any activities or proceedings of any labor union to organize any such employees; and (ii) neither the Company nor the Subsidiary have any Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of the Company or the Subsidiary.

      (b)   During the past three (3) years, (i) each of the Company and the Subsidiary is and has been in material compliance with all applicable Laws with respect to labor and employment, including, without limitation, Laws with respect to fair employment practices, discrimination, immigration and naturalization, retaliation, work place safety and health, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment and wages and hours, (ii) except as disclosed in Section 3.12(b) of the Company Disclosure Letter, to the Knowledge of the Company, there have been no Legal Actions pending before any Governmental Entity, or threats thereof with respect to labor and employment matters, including Legal Actions between the Company or the Subsidiary (on the one hand) and any of the current or former employees or current or former workers of the Company or the Subsidiary (on the other hand), (iii) there have been no written notices of charges of discrimination in employment or employment practices for any reason or noncompliance with any other Law with respect to labor or employment that have been asserted, or, to the Knowledge of the Company, threats thereof, before the United States Equal Employment Opportunity Commission or any other Governmental Entity, (iv) neither the Company nor the Subsidiary has been a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to their current or former employees or employment practices, and (v) to the Knowledge of the Company, neither the Company nor the Subsidiary has been subject to any audit or investigation by the Occupational Safety and Health Administration, the DOL, or other Governmental Entity with respect to labor or employment Laws or with respect to the employees of the Company or the Subsidiary, or subject to fines, penalties, or assessments associated with such audits or investigations.
      (c)   To the Knowledge of the Company, all of the employees of the Company and the Subsidiary are (i) United States citizens or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, or (iii) aliens who have valid, unexpired work authorizations issued by the United States government.
      (d)   Neither the Company nor the Subsidiary has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign law or regulation affecting any site of employment of the Company or the Subsidiary or one or more facilities or operating units within any site of employment or facility of the Company or the Subsidiary, and, during the ninety (90) day period preceding the date hereof, no Person has suffered an “employment loss” (as defined in the WARN Act) with respect to the Company or the Subsidiary. Except as disclosed in Section 3.12(d) of the Company Disclosure Letter, in the past twelve (12) months no officer’s or key employee’s employment with the Company or the Subsidiary has been terminated for any reason, and, to the Knowledge of the Company, no officer or key employee has expressed any plans to terminate his, her or their employment or service arrangement with the Company or the Subsidiary.
      (e)   To the Knowledge of the Company, the Company and the Subsidiary have properly treated all individuals performing rendered services to either the Company or the Subsidiary as employees, leased employees, independent contractors or agents, as applicable, for all federal, state local and foreign Tax purposes. There has been no determination by any Governmental Entity that any independent contractor is an employee of the Company or the Subsidiary.
3.13.   Registration Statement; Proxy Statement.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the Proxy Statement and the Registration Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement and the Registration Statement will, on the dates mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated by the SEC thereunder.
3.14.   Restrictions on Business Activities.   There is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or the Subsidiary or to which the Company or the Subsidiary is a party which has or would reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of the Company or the Subsidiary, any acquisition of property by the Company or the Subsidiary or the conduct of business by the Company or the Subsidiary as currently conducted.
3.15.   Title to Property.
      (a)   Neither the Company nor the Subsidiary own any real property. Section 3.15 of the Company Disclosure Letter identifies by street address all real property leased or subleased by the Company and the Subsidiary (the “Company Leased Real Estate”). All Company Leased Real Estate is leased to the Company and/or the Subsidiaries pursuant to written leases, complete and accurate copies of which have been previously delivered to MM (collectively the “Company Leases”). Each of the Company and/or the Subsidiary has a valid leasehold interest in the Company Leased Real Estate, free and clear of all Liens. Neither the Company nor the Subsidiary has subleased any Company Leased Real Estate. The Company Leased Real Estate is not subject to any third-party licenses, concessions, leases or tenancies of any kind, except as indicated on the Company Disclosure Letter. The Company Leases are in full force and effect. There are no defaults in any material respect on the part of any landlord or the Company and the Subsidiary under the Company Leases. The Company and the Subsidiary have performed in all material respects all of the obligations on their part to be performed under the Company Leases. No written consent of any landlord under the Company Leases is required or necessary in order to consummate the transactions contemplated by this Agreement and the Transaction Documents except as otherwise provided on Section 3.15 of the Company Disclosure Letter.
      (b)   Neither the Company nor the Subsidiary has received written notice that the use or occupancy of the Company Leased Real Estate violates in any material respect any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any material permits necessary to the current use thereof have not been obtained.
      (c)   To the Knowledge of the Company, there are no pending or threatened condemnation proceedings with respect to any material portion of the Company Leased Real Estate.
3.16.   Taxes.
      (a)   Definition of Taxes.   For all purposes of and under this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and other Liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any Liability for the foregoing of a predecessor entity.
      (b)   Tax Returns and Audits.
            (i)   The Company and the Subsidiary have timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Tax Returns”) relating to Taxes required to be filed by the Company and the Subsidiary, in all the jurisdictions in which (x) they are qualified to do business and (y) they operate, except with respect to clause (y) as would not be reasonably expected to result in a Company Material Adverse Effect. Such Tax Returns are true and correct in all material respects, have been completed in accordance with applicable Law, and all Taxes shown to be due on such Tax Returns have been paid. The Company has delivered to MM correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or the Subsidiary filed or received since December 31, 2010. There are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of the Company or the Subsidiary.
            (ii)   The Company and the Subsidiary as of the Effective Time will have withheld with respect to its employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

            (iii)   Neither the Company nor the Subsidiary has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company or the Subsidiary, nor has the Company or the Subsidiary executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
            (iv)   To the Knowledge of the Company, no audit or other examination of any Tax Return of the Company or the Subsidiary by any tax authority is presently in progress. Neither the Company nor the Subsidiary has been notified in writing of any such audit or other examination. The Company and the Subsidiary have paid in full any demands raised by any tax authority as a result of any audit that has been previously conducted.
            (v)   No adjustment relating to any Tax Returns filed by the Company or the Subsidiary has been proposed in writing formally or informally by any tax authority to the Company or the Subsidiary or any Representative thereof.
            (vi)   Neither the Company nor the Subsidiary has any Liability for any unpaid Taxes, whether or not such Taxes have been accrued for or reserved on the Company Financial Statements in accordance with GAAP or whether or not asserted or unasserted, contingent or otherwise, except for Taxes not yet due and payable or which are being contested in good faith.
      (c)   Tax Agreements.   Neither the Company nor the Subsidiary is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement other than agreements between the Company and the Subsidiary.
      (d)   Continuity of Interest.   Prior to the Merger, the Company’s stockholders did not dispose of any Company Common Stock to the Company or to Persons related to the Company or receive any distribution from the Company in a manner that would cause the Merger to violate the continuity of shareholder interest requirement set forth in Section 1.368-1(e) of the United States Income Tax Regulations.
      (e)   No Other Actions.   Neither the Company nor any of its affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
3.17.   Environmental Matters.
      (a)   To the Knowledge of the Company, the Company and the Subsidiary are in compliance, in all material respects, with all applicable Environmental Laws and Environmental Permits.
      (b)   The Company and the Subsidiary possess all material Environmental Permits which are required for the operation of their respective businesses.
      (c)   To the Knowledge of the Company, there is no Environmental Claim pending or overtly threatened against the Company or the Subsidiary.
      (d)   To the Knowledge of the Company, neither the Company nor the Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to any Hazardous Substances or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance), so as to give rise to any Environmental Claim.
      (e)   Without limiting the generality of the foregoing, to the Knowledge of the Company, neither the Company nor the Subsidiary has any outstanding legal or contractual obligation under any applicable Environmental Law, or any unresolved enforcement action or Liability pursuant to any Environmental Law, including but not limited to, any outstanding investigation, cleanup, removal, response activity, remediation, or corrective action obligation under any applicable Environmental Law or any outstanding indemnification obligation owed to any third party under any applicable Environmental Law relating to the Company Leased Real Estate, any formerly owned or operated property, or any offsite disposal location.
      (f)   To the Knowledge of the Company, neither this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby and thereby will result in any obligations for site investigation or cleanup, or notification to or consent of any governmental entity or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

      (g)   The Company and the Subsidiary have made available to MM copies of all material Environmental Permits, studies, reports and audits or correspondence to or from any government authority pertaining to the Company Leased Real Estate that are within the Company’s and the Subsidiary’s possession or control.
3.18.   Intellectual Property.
      (a)   Section 3.18(a)(i) of the Company Disclosure Letter contains an accurate and complete list of all Company Registered Intellectual Property Rights, specifying as to each such Registered Intellectual Property Right, as applicable, (i) the jurisdictions by or in which such Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed and (ii) the registration or application numbers thereof. Section 3.18(a)(ii) of the Company Disclosure Letter contains an accurate and complete list of all Company Intellectual Property Rights that are material to the business of the Company and the Subsidiary. Section 3.18(a)(iii) of the Company Disclosure Letter contains an accurate and complete list of all material Computer Software that is owned, licensed, leased or otherwise used in the business of the Company or the Subsidiary, excluding (x) commercially available “off the shelf” software, and (y) Computer Software that the Company or the Subsidiary receives as “free software”, “open source software” or under a similar licensing or distribution model). Section 3.18(a)(iii) of the Company Disclosure Letter identifies which Computer Software is owned, licensed, leased or otherwise used in the business of the Company or the Subsidiary, as the case may be. Section 3.18(a)(iv) of the Company Disclosure Letter lists all Computer Software and service offerings that the Company or the Subsidiary have licensed, sold, distributed or provided to third parties in the five (5) years prior to the date hereof, or that the Company or the Subsidiary is obligated to provide maintenance or support thereunder (collectively, “Company Products”). Neither the Company nor the Subsidiary own any patents or patent applications.
      (b)   Section 3.18(b)(i) of the Company Disclosure Letter lists any License Agreements and Contracts under which the Company or the Subsidiary has granted any third party rights that are exclusive, or exclusive of all other third parties, to use, sublicense, resell or distribute any Company Intellectual Property Right. Section 3.18(b)(ii) of the Company Disclosure Letter lists any License Agreements and Contracts under which (x) the Company or the Subsidiary has deposited or is obligated to deposit source code or other proprietary materials in escrow for the benefit of a third party, or (y) a third party is or under any circumstances may be entitled to receive source code directly from the Company or the Subsidiary or from escrow.
      (c)   Neither the Company nor the Subsidiary is a party to any License Agreements, forbearances to sue, consents, judgments, orders or similar obligations that restrict the rights of the Company or the Subsidiary to use or enforce any Company Intellectual Property Rights.
      (d)   The Company or the Subsidiary, as applicable, own all right, title, and interest, free and clear of all security interests and similar encumbrances, in and to all Company Intellectual Property Rights. Except as listed on Section 3.18(d) of the Company Disclosure Letter, the Company or the Subsidiary, as applicable, is listed in the records of the appropriate United States, state or foreign agency as the sole owner for each Company Registered Intellectual Property Right.
      (e)   To the Knowledge of the Company, the Company’s and the Subsidiary’s Licensed Intellectual Property Rights and the Company Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to conduct the business of the Company and the Subsidiary as currently conducted. To the Company’s Knowledge, the conduct of the business of the Company and the Subsidiary as such business is currently conducted, including the design, development, marketing and sale of the Company Products and services: (i) does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party; and (ii) does not constitute unfair competition or unfair trade practices under the Laws in the United States.
      (f)   Neither the Company nor the Subsidiary has received any written, or, to the Knowledge of the Company, oral communications from any third party claiming that the operation of the business of the Company or the Subsidiary, or any act of the Company or the Subsidiary, or any Company Product or service, or the use of any Company Product or service, infringes, misappropriates or otherwise violates the

Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction. Neither the Company nor the Subsidiary has received any written communication from a third party pursuant to which the third party offered the Company or the Subsidiary a license to use any technology or Intellectual Property Rights in order to avoid a claim of infringement or misappropriation.
      (g)   Neither the Company nor the Subsidiary has received written notice of, and to the Knowledge of the Company, there is no pending or threatened Legal Action by a third party before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability or registrability of any Company Intellectual Property Rights. To the Knowledge of the Company, there is no pending or threatened Legal Action relating to the business of the Company or the Subsidiary before any Governmental Entity in any jurisdiction: challenging the ownership, use, validity, enforceability, or registrability of any of the Company’s or the Subsidiary’s Licensed Intellectual Property Rights or the rights of the Company or the Subsidiary to use or exploit any of the Company’s or the Subsidiary’s Licensed Intellectual Property Rights, in each case, other than as would not be reasonably expected to result in a Company Material Adverse Effect.
      (h)   To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Company Intellectual Property Rights. Neither the Company nor the Subsidiary has brought any Legal Action against any third party alleging infringement, misappropriation or violation of Company Intellectual Property Rights that remain unresolved. The Company and the Subsidiary, as applicable, have the sole and exclusive right to bring a Legal Action against a third party for infringement or violation of the Company Intellectual Property Rights.
      (i)   To the Knowledge of the Company, the Company Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and, with respect to the Company Registered Intellectual Property Rights only, are valid and enforceable. To the Knowledge of the Company, neither the Company, the Subsidiary nor any of their respective officers, employees or agents have knowingly done, or failed to do, any act or thing which may, after the Effective Time, materially prejudice the validity or enforceability of any of the Company Intellectual Property Rights. All necessary registration, maintenance and renewal fees in connection with any Company Registered Intellectual Property Rights have been paid and all necessary documents, recordations and certificates in connection with such Company Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property Rights.
      (j)   There are no actions that must be taken by the Company or the Subsidiary within 120 days of the Effective Time, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions by the patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property Rights.
      (k)   The Company and the Subsidiary have made commercially reasonable efforts to protect their respective trade secrets and preserve their status as intellectual property under applicable Law. The Company and the Subsidiary, as applicable, have in place a policy requiring all employees, contractors and other parties having access to such trade secrets to execute a proprietary information/confidentiality agreement with the Company or the Subsidiary.
      (l)   Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the rights of the Company or the Subsidiary under such License Agreements or Contracts to the same extent the Company or the Subsidiary would have been able to had the transactions contemplated hereby not occurred and without the payment of additional amounts or consideration other than ongoing fees, royalties, payments which the Company or the Subsidiary would otherwise be required to pay. The consummation of the Merger and the transactions contemplated hereby will not (i) result in the breach, modification, cancellation, termination, or suspension of any of the Company’s or the Subsidiary’s License Agreements or any Contract with any customer of the Company or the Subsidiary, or give any Person (other than the Company or the Subsidiary) or a party to any of the Company’s or the Subsidiary’s License

Agreements or any Contract with any customer of the Company or the Subsidiary the right to do any of the foregoing, (ii) give rise to a right by any third party to obtain, directly from the Company or the Subsidiary or from escrow, source code for Computer Software or other proprietary materials of the Company or the Subsidiary, (iii) result in the loss or impairment of the Company’s or the Subsidiary’s ownership of or right to use the Company Intellectual Property Rights or Licensed Intellectual Property Rights, or (iv) cause Surviving Corporation or any of its Affiliates (x) to be bound by any non-compete or other restriction on the operation of any business or (y) to grant any rights or licenses to any Intellectual Property Rights of the Surviving Corporation or any of its Affiliates to a third party (including, without limitation, a covenant not to sue).
      (m)   To the Company’s Knowledge, since December 31, 2012, the Company and the Subsidiary have complied in all material respects with all applicable Laws and regulations relating to privacy, data protection and the collection and use of personally identifiable information gathered or accessed in the course of the operations of the Company and the Subsidiary. To the Company’s Knowledge, the Company and the Subsidiary have complied in all material respects with all rules, policies and procedures established by the Company or the Subsidiary, as applicable, from time to time with respect to the foregoing, if any. To the Company’s Knowledge, no claims are pending or threatened or likely to be asserted against the Company or the Subsidiary by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, regulations, rules, policies or procedures. To the Company’s Knowledge, the consummation of the Merger and the transactions contemplated hereby will not breach or otherwise cause any violation of any such Laws, regulations, rules, policies or procedures.
      (n)   With respect to sensitive personally identifiable information, to the Company’s Knowledge, the Company and the Subsidiary have taken all commercially reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of the Company, there has been no unauthorized access to or other misuse of that information.
3.19.   Material Agreements.   Section 3.19 of the Company Disclosure Letter sets forth a list of all Company Material Agreements. All of the Company Material Agreements are in full force and effect and constitute the valid, legal and binding obligation of the Company or the Subsidiary, as applicable, and constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law). There are no material breaches or defaults by the Company or the Subsidiary under any of the Company Material Agreements or, to the Knowledge of the Company, events which with notice or the passage of time would constitute a material breach or default by the Company or the Subsidiary, and neither the Company nor the Subsidiary has received written notice of any such material breach or default from any other party under any of the Company Material Agreements. The Company has made available to MM true and complete copies of all Company Material Agreements, including all amendments thereto.
3.20.   Customers and Suppliers.   The Company has delivered to MM a list identifying each customer of the Company and the Subsidiary from which, for the twelve (12) month period ended December 31, 2013 and the eleven month period ended November 30, 2014, the Company and the Subsidiary received revenue (on a consolidated basis) in excess of  $2,000,000 for such year or period, as applicable (collectively, “Company Major Customers”). Section 3.20 of the Company Disclosure Letter sets forth the names of the five (5) largest suppliers (by consolidated expenditure) to the Company and the Subsidiary for the twelve (12) month period ended December 31, 2013 and the eleven month period ended November 30, 2014. Within the preceding twelve (12) months, neither the Company nor its Subsidiary has received written or, jrp#to the Knowledge of the Company, oral notice that any Company Major Customer or supplier listed in Section 3.20 of the Company Disclosure Letter has: (i) threatened to cancel, suspend or otherwise terminate, or intends to cancel, suspend or otherwise terminate, any relationships of such Person with the Company or the Subsidiary, (ii) decreased materially or threatened to stop, decrease or limit materially, or intends to modify materially its relationships with the Company or the Subsidiary, or (iii) intends to refuse to pay any amount due to the Company or the Subsidiary or seek to exercise any remedy against the

Company or the Subsidiary. Neither the Company nor the Subsidiary within the past twelve (12) months have been engaged in any material dispute with any Company Major Customer or supplier listed in Section 3.20 of the Company Disclosure Letter. The Company and the Subsidiary are in compliance in all material respects with the insurance requirements set forth in its agreements with each of its customers.
3.21.   Agreements with Regulatory Agencies.   Neither the Company nor the Subsidiary (a) is subject to any cease-and-desist or other Order issued by, (b) is not a party to any Contract, consent agreement or memorandum of understanding with, (c) is not a party to any commitment letter or similar undertaking to, (d) is not subject to any order or directive by, (e) is not a recipient of any extraordinary supervisory letter from, and (f) has not adopted any board resolutions at the request of  (each of clauses (a)-(e) of this Section 3.21, a “Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, or would reasonably be expected, following the Merger and the consummation of the transactions contemplated hereby, to impair in any material respect the Surviving Corporation’s ability to conduct the business of the Company and the Subsidiary after the Effective Time, as presently conducted. Neither the Company nor the Subsidiary have been advised by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Regulatory Agreement, except for any such proposed Regulatory Agreements that, individually or in the aggregate, would not have or reasonably be expected to result in a Company Material Adverse Effect.
3.22.   Related Party Transactions.   Other than in respect of Contracts or interests related to employment in the ordinary course of business or incentive arrangements under the Company Option Plan, no executive officer or director of the Company or the Subsidiary or any Person owning 5% or more of the shares of Company Common Stock (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or the Subsidiary or any of their respective assets, rights or properties or has any interest in any property owned by the Company or the Subsidiary or has engaged in any transaction with any of the foregoing within the last twelve (12) months.
3.23.   Accounts Receivable.   The accounts receivable of the Company and the Subsidiary represent or will represent valid, bona fide claims against debtors for sales or other charges arising from sales actually made or services actually performed by the Company or the Subsidiary in the ordinary course of business and in conformity in all material respects with the applicable purchase orders, agreements and specifications, and such accounts receivable are not subject to any defenses, set-offs or counterclaims. The Company and the Subsidiary have performed in all material respects all obligations with respect to such accounts receivable which it was obligated to perform through the Effective Time. The Company and the Subsidiary will bill all unbilled receivables in the ordinary course of business consistent with past practice.
3.24.   Insurance.   All casualty, general liability, business interruption, product liability, director & officer liability, worker’s compensation, environmental, automobile and sprinkler and water damage and other insurance policies and bond and surety arrangements maintained by the Company and the Subsidiary are listed in Section 3.24 of the Company Disclosure Letter (the “Company Insurance Policies”) and true and complete copies of the Company Insurance Policies have been made available to MM. Neither the Company nor the Subsidiary has received any written notice of cancellation of premium increase with respect to or alteration of coverage under any Company Insurance Policy since January 1, 2014. Neither the Company nor the Subsidiary has received any written notice that any carrier is financially insolvent. There are no claims related to the business of the Company and the Subsidiary pending under any Company Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor the Subsidiary is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Company Insurance Policy. Since January 1, 2011, any claims under any Company Insurance Policy have been reported to carriers in a timely manner. All such Company Insurance Policies: (x) are valid and binding in accordance with their terms; (y) to the Knowledge of the Company, are provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. The Company Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and the Subsidiary and are sufficient for compliance, in all material respects, with all applicable Laws and Contracts to which the Company or the Subsidiary is a party or by which they are bound.
3.25.   Board Approval.   The Board of Directors of the Company has, as of the date hereof, unanimously (i) approved this Agreement and the transactions contemplated hereby, subject to stockholder approval, (ii) determined that the Merger is fair to and in the best interests of the stockholders of the Company, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger (collectively, the “Company Board Recommendation”).
3.26.   Vote Required.   The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws (the “Company Stockholders’ Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and approve the Merger and the transactions contemplated hereby.
3.27.   Opinion of Financial Advisor.   The Company has received the opinion of The BVA Group LLC (the “Company Financial Advisor”), dated the date hereof, to the effect that the consideration to be received in the Merger by the stockholders of the Company is fair from a financial point of view to the stockholders of the Company, and a true and complete copy of the final draft of such opinion has been delivered to MM prior to the execution of this Agreement. The Company Financial Advisor has not had any relationship or business dealings with the Company, the Subsidiary or any of their respective Affiliates other than with respect to the delivery of the opinion described in this Section 3.27.
3.28.   Section 203 of the DGCL Not Applicable.   The Company has taken all necessary actions so that the provisions of Section 203 of the DGCL will not apply to this Agreement, the Merger or the other transactions contemplated hereby.
Article IV
REPRESENTATIONS AND WARRANTIES OF MM
MM hereby represents and warrants to the Company, subject to such exceptions as are specifically disclosed in writing (with reference to a specific section of this Agreement to which each such exception applies) in the disclosure letter supplied by MM to the Company, dated as of the date hereof  (the “MM Disclosure Letter”) as follows:
4.1.   Organization and Qualification; Subsidiaries.
      (a)   Section 4.1(a) of the MM Disclosure Letter sets forth a list of all of MM’s subsidiaries as of the date hereof  (the “existing subsidiaries”) and all of the entities that will become direct or indirect subsidiaries of MM pursuant to the MM Reorganization (the “Reorg Subsidiaries”). All references to subsidiaries in this Article IV shall be deemed to include both existing subsidiaries and the Reorg Subsidiaries. Each of MM and its subsidiaries is duly formed and organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of MM and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have or reasonably be expected to have a MM Material Adverse Effect. Each of MM and its subsidiaries, as applicable, are duly qualified or licensed as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by such entity or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have or reasonably be expected to have a MM Material Adverse Effect.
      (b)   MM has no subsidiaries except the subsidiaries set forth on Section 4.1(a) of the MM Disclosure Letter and owns no debt, equity or other similar interest in any other Person except in such subsidiaries. Except as otherwise set forth in Section 4.1(a) of the MM Disclosure Letter, each of the subsidiaries set forth in Section 4.1(a) of the MM Disclosure Letter is wholly owned by MM or will be wholly owned by MM upon completion of the MM Reorganization. Except as required for, or contemplated by, the MM Reorganization, neither MM nor any of its subsidiaries have agreed, are obligated to make, or are bound by, any Contract, under which it may become obligated to make, any future investment in or capital contribution to any other Person. Neither MM nor any of its subsidiaries directly or indirectly own any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any other Person.

4.2.   Articles of Incorporation and Bylaws.   MM and its subsidiaries have previously furnished to the Company complete and correct copies of their respective organizational documents as amended to date. Such organizational documents are in full force and effect. Neither MM nor any of its subsidiaries are in violation of any of the provisions of their respective organizational documents in any material respect.
4.3.   Capitalization.
      (a)   The authorized capital stock of MM consists of 300,000,000 shares of stock with a par value of  $0.002 per share (the “MM Stock”) as of the close of business on the date hereof and will consist of 500,000,000 shares of stock with a par value of  $0.002 per share at the Effective Time. As of the close of business on the date hereof, there were (i) 183,450,000 shares of MM Stock issued and outstanding, all of which are validly issued, fully paid and non-assessable and (ii) no shares of MM Stock held in treasury by MM. Section 4.3(a) of the MM Disclosure Letter sets forth: (i) the name of each Person that is a record or beneficial owner of MM Stock; (ii) the number of shares of MM Stock owned by each such Person; (iii) the number of such shares of MM Stock with respect to which such Person has sole or shared dispositive control (and, if such Person shares dispositive control, the name of the Person or Persons with whom it shares such control); and (iv) if such Person is not an individual, the names of each Person that controls (as defined in the definition of Affiliate) such Person. All shares of MM Stock subject to the issuance aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. There are no commitments or agreements of any character to which MM is bound obligating MM to accelerate the vesting of any option, warrant or other security or right exercisable for or convertible into MM Stock as a result of the Merger. All outstanding shares of MM Stock, and all outstanding equity securities of MM’s subsidiaries have been issued and granted in compliance in all material respects with (i) all applicable Laws and any Orders or otherwise put into effect by or under the authority of any Governmental Entity and (ii) all requirements set forth in applicable Contracts.
      (b)   Except as set forth in Section 4.3(a) hereof, there are no subscriptions, options, warrants, equity securities, equity-linked securities, appreciation rights, phantom equity, partnership interests or similar ownership interests, calls, rights (including preemptive rights), Contracts, commitments or agreements of any character to which MM or any of its subsidiaries is a party or by which any are bound obligating MM or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, or deliver cash or other consideration with respect to, any shares of capital stock, partnership interests or similar ownership interests or equity-linked securities of MM or any of its subsidiaries or obligating MM or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, equity-linked security, appreciation rights, call, right, commitment or agreement. Except as contemplated by this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which MM or any of its subsidiaries is a party or by which any are bound with respect to any equity security of any class of MM or any of its subsidiaries.
4.4.   Authority Relative to this Agreement.   MM has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents by MM and the consummation by MM of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of MM and no other corporate proceedings on the part of MM are necessary to authorize this Agreement and the Transaction Documents or to consummate the transactions so contemplated. This Agreement and the Transaction Documents have been duly and validly executed and delivered by MM and, assuming the due authorization, execution and delivery by the Company, constitute the legal and binding obligation of MM, enforceable against MM in accordance with their respective terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

4.5.   No Conflict; Required Filings and Consents.
      (a)   The execution and delivery of this Agreement and the Transaction Documents by MM do not, and the performance of this Agreement and the Transaction Documents by MM will not, (i) conflict with or violate the Articles of Incorporation or Bylaws or equivalent organizational documents of MM or any of its subsidiaries, (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications set forth in Section 4.5(b) hereof  (or Section 4.5(b) of the MM Disclosure Letter), conflict with or violate any Law applicable to MM or any of its subsidiaries or the Contributed Assets or by which either or any of their respective properties is bound or affected, (iii) except as set forth on Section 4.5(a)(iii) of the MM Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair MM’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of MM or any of its subsidiaries or the Contributed Assets pursuant to, any material Contract to which MM or any of its subsidiaries is a party or by which MM or any of its subsidiaries or the Contributed Assets or any of their respective properties are bound or affected, or (iv) cause the acceleration of any vesting of any awards for or rights to MM Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of MM Stock, except in the case of clauses (ii) and (iii), to the extent such conflict, violation, breach, default, impairment or other effect would not, individually or in the aggregate, reasonably be expected to have a MM Material Adverse Effect.
      (b)   Except as set forth on Section 4.5(b) of the MM Disclosure Letter, the execution and delivery of this Agreement and the Transaction Documents by MM does not, and the performance of this Agreement and the Transaction Documents by MM will not, require any consent, approval, authorization or permit of, or registration, filing with or notification to, any Governmental Entity, except for (i) applicable requirements, if any, of the Securities Act, Exchange Act, Blue Sky Laws, and of foreign Governmental Entities and the rules and regulations promulgated thereunder, (ii) the filing and recordation of the Certificates of Merger as required by the CGCL and the DGCL, as applicable, and (iii) such consents, approvals, authorizations, permits, filings or notifications which, if not obtained or made, would not have a MM Material Adverse Effect.
4.6.   Compliance; Permits.
      (a)   Neither MM nor any of its Affiliates is in conflict with, or in default or violation of: (i) any Law or Order applicable to MM or any of its subsidiaries or the Contributed Assets, or by which any of the respective properties of MM or any of its subsidiaries or the Contributed Assets are bound or affected, or (ii) any Contract to which MM or any of its subsidiaries is a party or by which MM or any of its subsidiaries or the Contributed Assets or any of their respective properties are bound or affected, except for any conflicts, defaults or violations of such Laws, Orders or Contracts that (individually or in the aggregate) would not have or reasonably be expected to have a MM Material Adverse Effect. Except as set forth in Section 4.6 of the MM Disclosure Letter, no Governmental Entity has indicated in writing to MM or any of its Affiliates an intention to conduct an investigation or review against MM, its subsidiaries or the Contributed Assets, and, to the Knowledge of MM, no investigation or review by any Governmental Entity is pending or threatened against MM, its subsidiaries or the Contributed Assets, other than, in each such case, those the outcome of which would not, individually or in the aggregate, have or reasonably be expected to have a MM Material Adverse Effect.
      (b)   MM and its Affiliates hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities which are material to operation of the business of MM, its subsidiaries and the Contributed Assets as currently conducted (collectively, the “MM Permits”). To the Knowledge of MM, MM and its Affiliates are in compliance in all material respects with the terms of the MM Permits.
4.7.   No Undisclosed Liabilities.   Except for matters reflected or reserved against in the balance sheet as of September 30, 2014 included in the MM Financial Statements or the MM US GAAP Financials, neither MM nor any of its subsidiaries had at such date, or has incurred since that date, any Liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature that would be required by GAAP to be reflected on a consolidated balance sheet of MM and its consolidated subsidiaries (including the notes thereto), except Liabilities or obligations which were incurred in the ordinary course of business consistent with past practice (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or a Legal Action for environmental Liability) or Liabilities which would not be reasonably expected to have, individually or in the aggregate, a MM Material Adverse Effect.
4.8.   Absence of Certain Changes or Events.   Since March 31, 2014, except as described in the MM Disclosure Letter or as otherwise required for, or contemplated by, the MM Reorganization, neither MM nor any of its subsidiaries, or with respect to the Contributed Assets only, any of its Affiliates, have:
            (i)   sold or transferred any portion of their respective assets or property that would be material to MM or any of its subsidiaries or the Contributed Assets, except for sales in the ordinary course of business consistent with past practice;
            (ii)   suffered any material loss, or any material interruption in use, of any material assets or property on account of fire, flood, riot, strike or other hazard or Act of God that is not covered by insurance;
            (iii)   suffered any change to their respective businesses which has had, or would reasonably be expected to have, a MM Material Adverse Effect;
            (iv)   entered into any Contract that would constitute a MM Material Agreement;
            (v)   terminated or materially modified, waived any material right under or cancelled any MM Material Agreement or waived any material right with respect to any of the items disclosed in Section 4.17 of the MM Disclosure Letter;
            (vi)   incurred any Liens on any material assets or property, or any Liabilities, except for Liabilities incurred in the ordinary course of business consistent with past practice which are not material to their respective business;
            (vii)   granted any registration rights with respect to any of their respective equity securities;
            (viii)   paid or declared any dividends or other distributions on their respective equity securities of any class or issued, purchased or redeemed any of their respective equity securities of any class;
            (ix)   transferred, assigned or granted any license or sublicense of any material rights under or with respect to items disclosed in Section 4.17 of the MM Disclosure Letter;
            (x)   made any material capital expenditures;
            (xi)   split, combined or reclassified any shares of their respective equity securities;
            (xii)   made any capital investment in, or any loan to, any other Person;
            (xiii)   amended any of their respective organizational or constituent documents;
            (xiv)   paid or materially increased any bonuses, salaries, or other compensation to any director, officer, or employee, except pursuant to a MM Benefit Plan or in the ordinary course of business consistent with past practice;
            (xv)   adopted, modified or increased payments or benefits under any MM Benefit Plan;
            (xvi)   entered into, terminated, or received notice of termination of any (a) license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (b) Contract or transaction involving a total remaining commitment of at least $250,000;
            (xvii)   materially changed any accounting method, assumption or period, made, changed or revoked any Tax election, filed a Tax Return in a jurisdiction in which a Tax Return was not previously filed, failed to file any Tax Return (taking into account extensions of time to file) consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment, entered into a closing agreement, or settled any administrative or judicial proceeding related to Taxes;

            (xviii)   materially changed cash management practices with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
            (xix)   instituted, settled or compromised any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $250,000 in the aggregate; or
            (xx)   agreed or committed, whether orally or in writing, to do any of the foregoing.
4.9.   Absence of Litigation.   Except as required for, or contemplated by, the MM Reorganization, to the Knowledge of MM, there are no Legal Actions pending or threatened against MM or any of its subsidiaries or, with respect to the Contributed Assets only, any of its Affiliates, or any properties or rights of MM or any of its subsidiaries or the Contributed Assets, before any Governmental Entity.
4.10.   Employee Benefit Plans.
      (a)   Each “employee benefit plan,” as defined in Section 3(3) of ERISA and all other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by (i) MM, (ii) any of its subsidiaries, (iii) the Contributed Assets or (iv) any trade or business (whether or not incorporated) which is an ERISA Affiliate, under which MM or any ERISA Affiliate has any Liability with respect to any current or former employee, director, officer or independent contractor of MM or any of its subsidiaries or, with respect to the Contributed Assets, any of its Affiliates (the “MM Benefit Plans”), are listed in Section 4.10(a) of the MM Disclosure Letter. MM has made available to the Company, as applicable: (i) correct and complete copies of all documents embodying each MM Benefit Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such MM Benefit Plan; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each MM Benefit Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each MM Benefit Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) to the extent available, all material correspondence to or from any Governmental Entity relating to any MM Benefit Plan; (vi) to the extent available, all COBRA forms and related notices within the last three (3) years; (vii) to the extent available, all discrimination tests for the MM Benefit Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each MM Benefit Plan; (ix) the most recent annual and periodic accounting of the MM Benefit Plan assets; (x) all material written agreements and contracts relating to each MM Benefit Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (xi) all material communications generally distributed to all employees or former employees within the last three (3) years relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material Liability under any MM Benefit Plan or proposed MM Benefit Plan; (xii) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each MM Benefit Plan; and (xiii) all registration statements, annual reports and prospectuses prepared in connection with any MM Benefit Plan.
      (b)   MM and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) applicable to the MM Benefit Plans. Each MM Benefit Plan is and has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and all statutes, orders, rules and regulations (foreign or domestic) which are applicable to such MM Benefit Plans.

      (c)   No Legal Actions (excluding individual claims for benefits incurred in the normal operation of any MM Benefit Plan) have been brought, or to the Knowledge of MM is threatened, against or with respect to any such MM Benefit Plan. Neither MM nor any of its Affiliates has received any correspondence from the IRS or the DOL regarding, and, to the Knowledge of MM, there are no audits, enquiries or proceedings pending or, threatened by the IRS or the DOL with respect to any MM Benefit Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof and as of the Closing Date to MM Benefit Plans have or will have been timely made or accrued.
      (d)   Any MM Benefit Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has obtained (or has an outstanding application for) a favorable determination, notification, advisory and/or an opinion letter, as applicable, as to its qualified status from the IRS, and, to the Knowledge of MM, nothing has occurred with regard to each such pension plan and the related trusts that could jeopardize such qualified status and exemption from taxation under Section 501(a) of the Code. MM does not have any plan or commitment to establish any new MM Benefit Plan, to materially modify any MM Benefit Plan (except to the extent required by Law or to conform any such MM Benefit Plan to the requirements of any applicable Law, in each case as previously disclosed to MM in writing, or as required by this Agreement), or to enter into any new MM Benefit Plan.
      (e)   No MM Benefit Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. Neither MM nor any ERISA Affiliate has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither MM nor any ERISA Affiliate has any Liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan. Neither MM nor any of its subsidiaries or, with respect to the Contributed Assets only, any of its Affiliates, is subject to any Liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA (other than routine claims for benefits under any MM Benefit Plan). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any MM Benefit Plan that would reasonably be expected to impose a material Liability on MM or any of its subsidiaries or the Contributed Assets.
      (f)   MM, its subsidiaries and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of COBRA. None of the MM Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any Person except as required by applicable Law and neither MM nor any of its subsidiaries have represented, promised or contracted (whether in oral or written form) to provide such retiree benefits to any employee, former employee, director, consultant or other Person, except to the extent required by Law.
      (g)   Neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby and thereby, solely by themselves, will (i) result in any material payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of MM, any of its subsidiaries or the Contributed Assets under any MM Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any MM Benefit Plan, (iii) limit the right to merge, amend or terminate any MM Benefit Plan, or (iv) result in the acceleration of the time of payment or vesting of any such benefits.
      (h)   No payment or benefit that will or may be made by MM or its ERISA Affiliates with respect to any employee, former employee, director, officer or independent contractor of MM, any of its subsidiaries or the Contributed Assets, either alone or in conjunction with any other payment, event or occurrence, (X) will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code or (Y) will not be fully deductible as a result of Section 162(m) of the Code. There is no Contract to which MM or any of its subsidiaries is a party or by which they or the Contributed Assets are bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.
      (i)   Section 4.10(i) of the MM Disclosure Letter sets forth the name, title and current annual salary of all present officers and employees of MM, and its subsidiaries or any other officer or employee who will become officers or employees in connection with the Contributed Assets whose rate of annual compensation equals or exceeds $250,000 together with a statement of the full amount of all remuneration paid by MM or its Affiliates to each such person, during the twelve (12)-month period ended March 31, 2014 and the six month period ended September 30, 2014.
      (j)   Except as would not reasonably be expected to result in a material liability to MM, each MM Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such MM Benefit Plan is subject to tax under Section 409A of the Code.
      (k)   Neither MM nor any of its subsidiaries or, with respect to the Contributed Assets only, its Affiliates has or is required to have an International Employee Plan.
      (l)   MM and each ERISA Affiliate has, for purposes of each MM Benefit Plan, correctly classified all individuals performing services for MM as common law employees, leased employees, independent contractors or agents, as applicable.
4.11.   Labor Matters.
      (a)   Neither MM nor any of its Affiliates is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by MM, any of its subsidiaries or the Contributed Assets nor does MM have Knowledge of any activities or proceedings of any labor union to organize any such employees or Knowledge of any strikes, slowdowns, work stoppages or lockouts, or threats thereof, by or with respect to any employees of MM, any of its subsidiaries or the Contributed Assets.
      (b)   During the past three (3) years, (i) each of MM and its Affiliates is and has been in material compliance with all applicable Laws with respect to labor and employment with respect to the employees of MM or any of its subsidiaries or the Contributed Assets, including, without limitation, Laws with respect to fair employment practices, discrimination, immigration and naturalization, retaliation, work place safety and health, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment and wages and hours, (ii) to the Knowledge of MM, there have been no Legal Actions pending before any Governmental Entity, or threats thereof with respect to labor and employment matters, including Legal Actions between MM or any of its Affiliates (on the one hand) and any of the current or former employees or current or former workers of MM or any of its subsidiaries or the Contributed Assets (on the other hand), (iii) there have been no written notices of charges of discrimination in employment or employment practices for any reason or noncompliance with any other Law with respect to labor or employment that have been asserted, or, to the Knowledge of MM, threats thereof, before the United States Equal Employment Opportunity Commission or any other Governmental Entity, (iv) neither MM nor any of its Affiliates has been a party to, or otherwise bound by, any consent decree or settlement agreement with, or citation by, any Governmental Entity relating to the current or former employees of MM or any of its subsidiaries or the Contributed Assets or employment practices of MM or any of its subsidiaries, or with respect to the Contributed Assets only, its Affiliates, and (v) to the Knowledge of MM, neither MM nor any of its Affiliates has been subject to any audit or investigation by the Occupational Safety and Health Administration, the DOL, or other Governmental Entity with respect to labor or employment Laws applicable to MM or any of its subsidiaries or the Contributed Assets or with respect to the employees of MM or any of its subsidiaries or the Contributed Assets, or subject to fines, penalties, or assessments associated with such audits or investigations.
      (c)   To the Knowledge of MM, all of the employees of MM, its subsidiaries and the Contributed Assets employed in the United States are (i) United States citizens or lawful permanent residents of the United States, (ii) aliens whose right to work in the United States is unrestricted, or (iii) aliens who have valid, unexpired work authorizations issued by the United States government.
      (d)   Neither MM nor any of its Affiliates has experienced a “plant closing,” “business closing,” or “mass layoff” as defined in the WARN Act or any similar state, local or foreign law or regulation affecting any site of employment of MM or any of its subsidiaries or the Contributed Assets or one or more facilities or operating units within any site of employment or facility of MM or any of its subsidiaries or the Contributed Assets, and, during the ninety (90) day period preceding the date hereof, no Person has suffered an “employment loss” (as defined in the WARN Act) with respect to MM or any of its subsidiaries or the Contributed Assets. Except as set forth in Section 4.10(i) of the MM Disclosure Letter, in the past twelve (12) months no officer’s or key employee’s employment with MM or any of its subsidiaries or the Contributed Assets has been terminated for any reason, and, to the Knowledge of MM, no officer or key employee has expressed any plans to terminate his, her or their employment or service arrangement with MM or any of its subsidiaries or the Contributed Assets.
      (e)   To the Knowledge of MM, MM and its subsidiaries have properly treated all individuals performing rendered services to MM or any of its subsidiaries or the Contributed Assets as employees, leased employees, independent contractors or agents, as applicable, for all federal, state local and foreign Tax purposes. There has been no determination by any Governmental Entity that any independent contractor is an employee of MM or any of its subsidiaries or, with respect to the Contributed Assets only, any of its Affiliates.
4.12.   Registration Statement; Proxy Statement.   None of the information supplied or to be supplied by MM or any of its Affiliates for inclusion or incorporation by reference in (i) the Proxy Statement and the Registration Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement and the Registration Statement will, on the dates mailed to the stockholders of the Company, at the time of the Company Stockholders’ Meeting and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated by the SEC thereunder.
4.13.   Restrictions on Business Activities.   There is no agreement, commitment, judgment, injunction, order or decree binding upon MM or any of its subsidiaries or, with respect the Contributed Assets only, its Affiliates or to which MM or any of its subsidiaries or, with respect the Contributed Assets only, its Affiliates is a party which has or would reasonably be expected to have the effect, in any material respect, of prohibiting or impairing any present business practice of MM or any of its subsidiaries or the Contributed Assets, any acquisition of property by MM or any of its subsidiaries or the Contributed Assets or the conduct of business by MM or any of its subsidiaries or the Contributed Assets as currently conducted.
4.14.   Title to Property.
      (a)   Neither MM nor any of its subsidiaries or, with respect to the Contributed Assets only, its Affiliates own any real property. Section 4.14 of the MM Disclosure Letter identifies by street address all real property leased or subleased by MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates (the “MM Leased Real Estate”). All MM Leased Real Estate is leased to them pursuant to written leases (collectively the “MM Leases”). MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates, have a valid leasehold interest in the MM Leased Real Estate, free and clear of all Liens. Except as otherwise set forth in Section 4.14 of the MM Disclosure Letter, neither MM nor any of its Affiliates has subleased any MM Leased Real Estate. The MM Leased Real Estate is not subject to any third-party licenses, concessions, leases or tenancies of any kind, except as indicated on the MM Disclosure Letter. The MM Leases are in full force and effect. There are no defaults in any material respect on the part of any landlord or MM or any of its Affiliates under the MM Leases. MM, its subsidiaries and its Affiliates, have performed in all material respects all of the obligations on their respective parts to be performed under the MM Leases. No written consent of any landlord under the MM Leases is required or necessary in order to consummate the transactions contemplated by this Agreement and the Transaction Documents.
      (b)   Neither MM, any of its subsidiaries, or with respect to the Contributed Assets only, its Affiliates, has received written notice that the use or occupancy of the MM Leased Real Estate violates in any material respect any covenants, conditions or restrictions that encumber such property, or that any such property is subject to any restriction for which any material permits necessary to the current use thereof have not been obtained.

      (c)   To the Knowledge of MM, there are no pending or threatened condemnation proceedings with respect to any material portion of the MM Leased Real Estate.
4.15.   Taxes.
      (a)   Tax Returns and Audits.
            (i)   MM and its subsidiaries have timely filed all Tax Returns relating to Taxes required to be filed by them in all the jurisdictions in which MM or any of its subsidiaries (x) are qualified to do business and (y) they operate, except with respect to clause (y) as would not be reasonably expected to result in a MM Material Adverse Effect. Except as disclosed in Section 4.15 of the MM Disclosure Letter, such Tax Returns are true and correct in all material respects, have been completed in accordance with applicable Law, and all Taxes shown to be due on such Tax Returns have been paid. MM has delivered to the Company correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by MM, any of its subsidiaries filed or received since December 31, 2010. There are no liens for Taxes (other than Taxes not yet due and payable) upon any assets of MM or any of its subsidiaries or, with respect to the Contributed Assets only, any of its Affiliates.
            (ii)   MM and its subsidiaries as of the Effective Time will have withheld with respect to their respective employees all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.
            (iii)   Neither MM nor any of its subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against MM or any of its subsidiaries, nor has MM or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.
            (iv)   Except as disclosed in Section 4.15 of the MM Disclosure Letter, to the Knowledge of MM, no audit or other examination of any Tax Return of MM or any of its subsidiaries by any tax authority is presently in progress. Neither MM nor any of its subsidiaries has been notified in writing of any such audit or other examination. MM and each of its subsidiaries have paid in full any demands raised by any tax authority as a result of any audit that has been previously conducted.
            (v)   No adjustment relating to any Tax Returns filed by MM or any of its subsidiaries has been proposed in writing formally or informally by any tax authority to MM or any of its subsidiaries or any Representative thereof.
            (vi)   Neither MM nor any of its subsidiaries has any Liability for any unpaid Taxes, whether or not such Taxes have been accrued for or reserved on the MM Financial Statements or the MM US GAAP Financials in accordance with GAAP or whether or not asserted or unasserted, contingent or otherwise, except for Taxes not yet due and payable or which are being contested in good faith.
      (b)   Tax Agreements.   Neither MM nor any of its subsidiaries is party to or has any obligation under any Tax-sharing, Tax indemnity or Tax allocation agreement or arrangement other than agreements between MM and any of its subsidiaries.
      (c)   No Intent to Acquire MM Stock.   MM does not have any plan or intention to reacquire, and to MM’s Knowledge, no person related to MM within the meaning of Section 1.368-1(e)(3) of the United States Income Tax Regulations has any plan or intention to acquire, any MM Stock issued in the Merger.
      (d)   No Other Actions.   Neither MM nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
4.16.   Environmental Matters.
      (a)   To the Knowledge of MM, MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates, are in compliance, in all material respects, with all applicable Environmental Laws and Environmental Permits.

      (b)   MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates, possess all material Environmental Permits which are required for the operation of their respective businesses.
      (c)   To the Knowledge of MM, there is no Environmental Claim pending or overtly threatened against MM, its subsidiaries or, with respect to the Contributed Assets only, its Affiliates.
      (d)   To the Knowledge of MM, neither MM nor any of its subsidiaries or, with respect to the Contributed Assets only, any of its Affiliates, have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to any Hazardous Substances or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance), so as to give rise to any Environmental Claim.
      (e)   Without limiting the generality of the foregoing, to the Knowledge of MM, neither MM nor any of its subsidiaries or the Contributed Assets have any outstanding legal or contractual obligation under any applicable Environmental Law, or any unresolved enforcement action or Liability pursuant to any Environmental Law, including but not limited to, any outstanding investigation, cleanup, removal, response activity, remediation, or corrective action obligation under any applicable Environmental Law or any outstanding indemnification obligation owed to any third party under any applicable Environmental Law relating to the MM Leased Real Estate, any formerly owned or operated property, or any offsite disposal location.
      (f)   To the Knowledge of MM, neither this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby and thereby will result in any obligations for site investigation or cleanup, or notification to or consent of any governmental entity or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.
      (g)   MM and its Affiliates have made available to the Company copies of all material Environmental Permits, studies, reports and audits or correspondence to or from any government authority pertaining to MM Leased Real Estate that are within MM’s and its Affiliates’ possession or control.
4.17.    Intellectual Property.
      (a)   Section 4.17(a)(i) of MM Disclosure Letter contains an accurate and complete list of all MM Registered Intellectual Property Rights, specifying as to each such Registered Intellectual Property Right, as applicable, (i) the jurisdictions by or in which such Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed and (ii) the registration or application numbers thereof. Section 4.17(a)(ii) of the MM Disclosure Letter contains an accurate and complete list of all MM Intellectual Property Rights that are material to the business of MM or any of its subsidiaries or with respect to the Contributed Assets. Section 4.17(a)(iii) of the MM Disclosure Letter contains an accurate and complete list of all material Computer Software that is owned, licensed, leased or otherwise used in the business of MM or any of its subsidiaries or with respect to the Contributed Assets, excluding (x) commercially available “off the shelf” software, and (y) Computer Software that MM or any of its subsidiaries or the Contributed Assets receives as “free software”, “open source software” or under a similar licensing or distribution model). Section 4.17(a)(iii) of the MM Disclosure Letter identifies which Computer Software is owned, licensed, leased or otherwise used in the business of MM or any of its subsidiaries or with respect to the Contributed Assets, as the case may be. Section 4.17(a)(iv) of the MM Disclosure Letter lists all Computer Software and service offerings that MM or any of its subsidiaries or, with respect to the Contributed Assets only, any of its Affiliates, have licensed, sold, distributed or provided to third parties in the five (5) years prior to the date hereof, or that MM or any of its subsidiaries or, with respect to the Contributed Assets only, any of its Affiliates, is obligated to provide maintenance or support thereunder (collectively, “MM Products”). Neither MM nor any of its subsidiaries or, with respect to the Contributed Assets only, any of its Affiliates, own any patents or patent applications.
      (b)   Section 4.17(b)(i) of the MM Disclosure Letter lists any License Agreements and Contracts under which MM or any of its subsidiaries has granted any third party rights that are exclusive, or exclusive of all other third parties, to use, sublicense, resell or distribute any MM Intellectual Property Right. Section 4.17(b)(ii) of the MM Disclosure Letter lists any License Agreements and Contracts under which (x) MM or any of its subsidiaries has deposited or is obligated to deposit source code or other proprietary materials in escrow for the benefit of a third party, or (y) a third party is or under any circumstances may be entitled to receive source code directly from MM or any of its subsidiaries or from escrow.

      (c)   Neither MM nor any of its subsidiaries are a party to any License Agreements, forbearances to sue, consents, judgments, orders or similar obligations that restrict the rights of MM, any of its subsidiaries or the Contributed Assets to use or enforce any MM Intellectual Property Rights.
      (d)   MM, its subsidiaries, or with respect to the Contributed Assets only, its Affiliates, as applicable, own all right, title, and interest, free and clear of all security interests and similar encumbrances, in and to all MM Intellectual Property Rights. Except as listed in Section 4.17(d) of the MM Disclosure Letter, MM or one of its Affiliates, as applicable, are listed in the records of the appropriate United States, state or foreign agency as the sole owner for each MM Registered Intellectual Property Right.
      (e)   To the Knowledge of MM, MM’s and its subsidiaries’ Licensed Intellectual Property Rights and the MM Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to conduct the business of MM, its subsidiaries and the Contributed Assets as currently conducted. To MM’s Knowledge, the conduct of the business of MM, its subsidiaries and the Contributed Assets as such business is currently conducted, including the design, development, marketing and sale of the MM Products and services: (A) does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party; and (B) does not constitute unfair competition or unfair trade practices under the Laws in the United States.
      (f)   None of MM, any of its subsidiaries, or with respect to the Contributed Assets only, its Affiliates, has received any written, or, to the Knowledge of MM, oral communications from any third party claiming that the operation of the business of MM, any of its subsidiaries or the Contributed Assets or any act of MM, any of its subsidiaries or, with respect to the Contributed Assets only, its Affiliates, or MM Product or service or the use of any MM Product or service infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party or constitute unfair competition or unfair trade practices under the Laws of any jurisdiction. Neither MM nor any of its subsidiaries or, with respect to the Contributed Assets only, its Affiliates, has received any written communication from a third party pursuant to which the third party offered any of them a license to use any technology or Intellectual Property Rights in order to avoid a claim of infringement or misappropriation.
      (g)   Neither MM nor any of its subsidiaries has received written notice of, and to the Knowledge of MM, there is no pending or threatened Legal Action by a third party before any Governmental Entity in any jurisdiction challenging the ownership, use, validity, enforceability or registrability of any MM Intellectual Property Rights. To the Knowledge of MM, there is no pending or threatened Legal Action relating to the business of MM, its subsidiaries or the Contributed Assets before any Governmental Entity in any jurisdiction: challenging the ownership, use, validity, enforceability, or registrability of any of MM’s or its subsidiaries’ Licensed Intellectual Property Rights or the rights of MM or any of its subsidiaries to use or exploit any of MM’s or its subsidiaries’ Licensed Intellectual Property Rights, in each case, other than as would not be reasonably expected to result in a MM Material Adverse Effect.
      (h)   To the Knowledge of MM, no Person has infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any MM Intellectual Property Rights. Neither MM nor any of its Affiliates has brought any Legal Action against any third party alleging infringement, misappropriation or violation of MM Intellectual Property Rights that remain unresolved. MM and its Affiliates, as applicable, have the sole and exclusive right to bring a Legal Action against a third party for infringement or violation of the MM Intellectual Property Rights.
      (i)   To the Knowledge of MM, the MM Intellectual Property Rights are subsisting, in full force and effect, have not been cancelled or abandoned, have not expired, and, with respect to the MM Registered Intellectual Property Rights only, are valid and enforceable. To the Knowledge of MM, neither MM nor any of its Affiliates nor any of their respective officers, employees or agents have knowingly done, or failed to do, any act or thing which may, after the Effective Time, materially prejudice the validity or enforceability of any of the MM Intellectual Property Rights or MM’s and its subsidiaries’ Licensed Intellectual Property Rights. All necessary registration, maintenance and renewal fees in connection with any MM Registered Intellectual Property Rights have been paid and all necessary documents, recordations and certificates in connection with such MM Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such MM Registered Intellectual Property Rights.

      (j)   There are no actions that must be taken by MM or any of its subsidiaries within 120 days of the Effective Time, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions by the patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any MM Registered Intellectual Property Rights.
      (k)   MM and its Affiliates have made commercially reasonable efforts to protect their respective trade secrets and preserve their status as intellectual property under applicable Law. MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates, as applicable, have in place a policy requiring all employees, contractors and other parties having access to such trade secrets to execute a proprietary information/confidentiality agreement.
      (l)   Following the Effective Time, the Surviving Corporation will be permitted to exercise all of the rights of MM or its subsidiaries under such License Agreements or Contracts to the same extent MM or its subsidiaries would have been able to had the transactions contemplated hereby, including the MM Reorganization, not occurred and without the payment of additional amounts or consideration other than ongoing fees, royalties, payments which MM or its subsidiaries would otherwise be required to pay. The consummation of the Merger and the transactions contemplated hereby will not (i) result in the breach, modification, cancellation, termination, or suspension of any of MM’s or its subsidiaries’ or the Contributed Assets’ License Agreements or any Contract with any customer of MM or any of its subsidiaries or the Contributed Assets, or give any Person (other than MM or any of its subsidiaries) or a party to any of MM’s or its subsidiaries’ or the Contributed Assets’ License Agreements or any Contract with any customer of MM or any of its subsidiaries or the Contributed Assets the right to do any of the foregoing, (ii) give rise to a right by any third party to obtain, directly from MM or any of its subsidiaries or from escrow, source code for Computer Software or other proprietary materials of MM or any of its subsidiaries or the Contributed Assets, (iii) result in the loss or impairment of MM’s or its subsidiaries’ or the Contributed Assets’ ownership of or right to use MM Intellectual Property Rights or Licensed Intellectual Property Rights, or (iv) cause Surviving Corporation or any of its Affiliates (x) to be bound by any non-compete or other restriction on the operation of any business or (y) to grant any rights or licenses to any Intellectual Property Rights of the Surviving Corporation or any of its Affiliates to a third party (including, without limitation, a covenant not to sue).
      (m)   To MM’s Knowledge, since March 31, 2013, MM and its Affiliates have complied in all material respects with all applicable Laws and regulations relating to privacy, data protection and the collection and use of personally identifiable information gathered or accessed in the course of the operations of MM, its subsidiaries and the Contributed Assets. To the Knowledge of MM, MM and its Affiliates have at all times complied in all material respects with all rules, policies and procedures established by MM or any of its Affiliates, as applicable, from time to time with respect to the foregoing, if any. To MM’s Knowledge, no claims are pending or threatened or likely to be asserted against MM or any of its Affiliates by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, regulations, rules, policies or procedures. To MM’s Knowledge, the consummation of the Merger and the transactions contemplated hereby will not breach or otherwise cause any violation of any such Laws, regulations, rules, policies or procedures.
      (n)   With respect to sensitive personally identifiable information, to MM’s Knowledge, MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates have taken all commercially reasonable steps (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of MM, there has been no unauthorized access to or other misuse of that information.
4.18.   Material Agreements.   Section 4.18 of the MM Disclosure Letter sets forth a list of all MM Material Agreements. All of the MM Material Agreements are in full force and effect and constitute the valid, legal and binding obligation of MM or its Affiliates, as applicable, and constitute the valid, legal and binding obligation of the other parties thereof, enforceable against each such Person in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law). There are no material breaches or defaults by MM or any of its Affiliates under any of the MM Material Agreements or, to the Knowledge of MM, events which with notice or the passage of time would constitute a material breach or default by MM or any of its Affiliates, and neither MM nor any of its Affiliates have received written notice of any such material breach or default from any other party under any of the MM Material Agreements. MM has made available to the Company true and complete copies of all MM Material Agreements, including all amendments thereto.
4.19.   Customers and Suppliers.   MM has delivered to the Company a list identifying each customer of MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates, from which, for the twelve (12) month period ended March 31, 2014 and the eight month period ended November 30, 2014, MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates received revenue (on a consolidated basis) in excess of  $4,000,000 for such year or period, as applicable (collectively, “MM Major Customers”). Section 4.19 of the MM Disclosure Letter sets forth the names of the five (5) largest suppliers (by consolidated expenditure) to MM, its subsidiaries and the Contributed Assets for the twelve (12) month period ended March 31, 2014 and the eight month period ended November 30, 2014. Within the preceding twelve (12) months, neither MM nor any of its Affiliates has received written or, to the Knowledge of MM, oral notice that any MM Major Customer or supplier listed in Section 4.19 of the MM Disclosure Letter has: (i) threatened to cancel, suspend or otherwise terminate, or intends to cancel, suspend or otherwise terminate, any relationships of such Person with MM or any of its subsidiaries or the Contributed Assets, (ii) decreased materially or threatened to stop, decrease or limit materially, or intends to modify materially its relationships with MM or any of its subsidiaries or the Contributed Assets, or (iii) intends to refuse to pay any amount due to MM or any of its subsidiaries or the Contributed Assets or seek to exercise any remedy against MM or any of its subsidiaries or the Contributed Assets. Neither MM or any of its subsidiaries or, with respect to the Contributed Assets only, any of its Affiliates, within the past twelve (12) months have been engaged in any material dispute with any MM Major Customer or supplier listed in Section 4.19 of the MM Disclosure Letter. MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates are in compliance in all material respects with the insurance requirements set forth in its agreements with each of its customers.
4.20.   Agreements with Regulatory Agencies.   Neither MM nor any of its subsidiaries (a) is subject to any cease-and-desist or other Order issued by, (b) is not a party to any Contract, consent agreement or memorandum of understanding with, (c) is not a party to any commitment letter or similar undertaking to, (d) is not subject to any order or directive by, (e) is not a recipient of any extraordinary supervisory letter from, and (f) has not adopted any board resolutions at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its management or its business, or would reasonably be expected, following the Merger and the consummation of the transactions contemplated hereby, to impair in any material respect the Surviving Corporation’s ability to conduct the business of MM and its subsidiaries and the Contributed Assets after the Effective Time, as presently conducted. Neither MM nor any of its subsidiaries have been advised by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Regulatory Agreement, except for any such proposed Regulatory Agreements that, individually or in the aggregate, would not reasonably be expected to result in a MM Material Adverse Effect.
4.21.   Accounts Receivable.   The accounts receivable of MM, its subsidiaries and, with respect to the Contributed Assets only, its Affiliates represent or will represent valid, bona fide claims against debtors for sales or other charges arising from sales actually made or services actually performed by MM or any of its Affiliates in the ordinary course of business and in conformity in all material respects with the applicable purchase orders, agreements and specifications, and such accounts receivable are not subject to any defenses, set-offs or counterclaims. MM and its Affiliates have performed in all material respects all obligations with respect to such accounts receivable which it was obligated to perform through the Effective Time.
4.22.   Insurance.   All casualty, general liability, business interruption, product liability, director & officer liability, worker’s compensation, environmental, automobile and sprinkler and water damage and other insurance policies and bond and surety arrangements maintained by MM, any of its subsidiaries or, with respect to the Contributed Assets only, its Affiliates are listed in Section 4.22 of the MM Disclosure

Letter (the “MM Insurance Policies”) and true and complete copies of the MM Insurance Policies have been made available to the Company. Neither MM nor any of its Affiliates has received any written notice of cancellation of premium increase with respect to or alteration of coverage under any MM Insurance Policy since January 1, 2014. Neither MM nor its Affiliates have received any written notice that any carrier under such MM Insurance Policies is financially insolvent. There are no claims related to the business of MM, its subsidiaries or the Contributed Assets pending under any MM Insurance Policy as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither MM nor its Affiliates are in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any MM Insurance Policy. Since January 1, 2011, any claims under any MM Insurance Policy have been reported to carriers in a timely manner. All such MM Insurance Policies (x) are valid and binding in accordance with their terms (y) to the Knowledge of MM, are provided by carriers who are financially solvent; and (z) have not been subject to any lapse in coverage. The MM Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to MM, its subsidiaries and the Contributed Assets and are sufficient for compliance, in all material respects, with all applicable Laws and Contracts to which MM, its subsidiaries or the Contributed Assets are a party or by which they are bound.
4.23.   Board Approval.   The Board of Directors of MM has, as of the date hereof, unanimously (i) approved this Agreement and the transactions contemplated hereby, subject to stockholder approval, (ii) determined that the Merger is fair to and in the best interests of the shareholders of MM and (iii) recommended that the stockholders of MM approve and adopt the Agreement and approve the Merger.
4.24.   Vote Required.   The affirmative vote of the holders of the outstanding shares of MM Stock in accordance with the CGCL and MM’s Articles of Incorporation and Bylaws (the “MM Stockholders’ Approval”) is the only vote of the holders of any class or series of MM’s capital stock necessary to approve and adopt this Agreement and approve the Merger and the transactions contemplated hereby. MM has obtained the MM Stockholders’ Approval.
4.25.   Financial Statements.
       (a) Complete copies of the audited or unaudited (to the extent no audited financial statements exist as of the date of this Agreement) financial statements of MM and its subsidiaries consisting of the balance sheet of MM and each such subsidiary as at March 31, 2014, March 31, 2013 and June 30, 2012 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended, and unaudited financial statements consisting of the balance sheet of MM and its subsidiaries as at September 30, 2014 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six month period then ended (the “MM Financial Statements”) have been provided to the Company. The audited and unaudited financial statements included in the MM Financial Statements were prepared in accordance with Indian generally accepted accounting principles, applied on a consistent basis during the periods involved (except as may be indicated therein in the notes thereto), and fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to MM and its subsidiaries taken as a whole) and the absence of complete footnotes)), in all material respects, the financial position of MM and its subsidiaries as at the respective dates thereof and the results of their operations and cash flows for the respective periods then ended, and were compiled from, and are consistent with, the books and records of MM and its subsidiaries, which books and records are accurate and complete in all material respects.
      (b) The audited and unaudited financial statements of MM and its subsidiaries (including financials related to the Contributed Assets) to be included in the Proxy Statement and the Registration Statement (the “MM US GAAP Financials”) will have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated therein in the notes thereto), and fairly present (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments (which are not expected to be, individually or in the aggregate, materially adverse to MM, its subsidiaries and the Contributed Assets taken as a whole) and the absence of complete footnotes)), in all material respects, the financial position of MM, its subsidiaries and the Contributed Assets as at the respective dates thereof and the results of their operations and cash flows for the respective periods then ended and will have been compiled from, and be consistent with, the books and records of MM, its subsidiaries and the Contributed Assets, which books and records will be accurate and complete in all material respects.
4.26.   MM Reorganization.
      (a) Set forth in Section 4.26 of the MM Disclosure Letter is a complete and accurate description of the MM Reorganization, including: (i) the identity of all parties thereto; (ii) all Approvals necessary in order to consummate the MM Reorganization, as well as the expected timing of the receipt of such Approvals; (iii) all Contracts entered into by MM and its subsidiaries in connection with the MM Reorganization (the “MM Reorg Contracts”) and (iv) a list of all shareholders, members or other equity interest holders of MM and each of its subsidiaries.
      (b) The execution and delivery of the MM Reorg Contracts by MM or any subsidiaries does not, and the performance of the MM Reorg Contracts by MM or any of its subsidiaries will not, (i) conflict with or violate the Articles of Incorporation or Bylaws or equivalent organizational documents of MM or any of its subsidiaries, (ii) subject to obtaining the consents, approvals, authorizations and permits and making the registrations, filings and notifications set forth in Section 4.26 of the MM Disclosure Letter, conflict with or violate any Law applicable to MM or any of its subsidiaries or by which either or any of their respective properties is bound or affected, (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair MM’s or any of its subsidiaries’ rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of MM or any of its subsidiaries pursuant to, any MM Material Agreement, or (iv) cause the acceleration of any vesting of any awards for or rights to MM Stock or the payment of or the acceleration of payment of any change in control, severance, bonus or other cash payments or issuance of MM Stock.
4.27.   Related Party Transactions.   Except as otherwise set forth in Section 4.27 of the MM Disclosure Letter and other than in respect of Contracts or interests related to employment or incentive arrangements in the ordinary course of business, no executive officer or director of MM or any of its subsidiaries or any Person owning 5% or more of the shares of Surviving Corporation Common Stock (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon MM or any of its subsidiaries or any of their respective assets, rights or properties or has any interest in any property owned by or has engaged in any transaction with any of the foregoing within the last twelve (12) months.
4.28.   Brokers.   Neither MM nor any of its subsidiaries have incurred, nor will they incur, directly or indirectly, any Liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.
Article V
COVENANTS
5.1.   Covenants of MM and the Company.   At all times from and after the date hereof until the Effective Time, each of MM and the Company covenant and agree as to themselves and their respective subsidiaries that (except as necessary to effectuate the MM Reorganization and the Merger and otherwise as expressly contemplated or permitted by this Agreement, or to the extent that the other party shall otherwise previously consent in writing, which such consent shall not be unreasonably withheld, conditioned or delayed):
      (a) Ordinary Course.   Each party and their respective subsidiaries shall conduct their respective businesses only in, and none of the parties and their respective subsidiaries shall take any action except in, the ordinary course consistent with past practice.
      (b) Negative Covenants.   Without limiting the generality of Section 5.1(a), (i) each party and its subsidiaries shall use all commercially reasonable efforts to preserve intact in all material respects their respective present business organizations and reputation, to keep available the services of their key officers and employees, to maintain their assets and properties in good working order and condition, ordinary wear and tear excepted, to maintain insurance on their tangible personal property and businesses in such amounts and against such risks and losses as are currently in effect, to preserve their relationships with customers and suppliers and others having significant business dealings with them and to comply in all material respects with all Laws and Orders of all Governmental Entities, and (ii) except as necessary to effectuate the Merger and the MM Reorganization, neither party, nor their subsidiaries, shall, except as otherwise expressly provided for in this Agreement or as set forth in Section 5.1(b) of the MM Disclosure Letter:
            (i)   amend or propose to amend their organizational documents;
            (ii)   (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any options with respect thereto;
            (iii)   issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any options or other equity incentives with respect thereto (other than issuances pursuant to options or warrants outstanding on the date hereof and in accordance with their present terms);
            (iv)   acquire (by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner) any business or any other Person or otherwise acquire or agree to acquire any material assets, except, with respect to MM, for acquisitions for a total consideration not exceeding $10 million;
            (v)   other than in the ordinary course of business consistent with past practice and of assets which are not, individually or in the aggregate, material to their business, sell, lease, transfer, license, pledge, grant any security interest in or otherwise dispose of or encumber any of its material assets or properties;
            (vi)   except to the extent required by applicable Law, GAAP or Contracts existing on the date hereof, permit any material change in (A) any pricing, marketing, purchasing, investment, accounting, financial reporting, inventory, credit, allowance or Tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or Tax purposes;
            (vii)   except to the extent required by applicable Law or Contracts existing on the date hereof, make any material Tax election or settle or compromise any material Tax Liability with any Governmental Entity;
            (viii)   (x) incur any indebtedness for borrowed money, or guarantee any such indebtedness, in each case, other than in the ordinary course of business consistent with past practice and other than indebtedness incurred by MM for acquisition financing in an amount not exceeding $10 million, or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money in excess of  $500,000, in each case, other than in the ordinary course of its business consistent with past practice;
            (ix)   enter into, adopt, amend in any material respect (except as may be required by applicable Law) or terminate any Company Plan or MM Benefit Plan, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Company Plan or MM Benefit Plan in effect as of the date hereof, except for annual salary increases in the ordinary course of business consistent with past practices;
            (x)   enter into any MM Material Agreement or Company Material Agreement, as applicable, or amend, modify or otherwise terminate any existing MM Material Agreement or Company Material Agreement, as applicable;

            (xi)   make any capital expenditures or commitments for additions to property or equipment constituting capital assets in an aggregate amount exceeding $1 million for MM or $250,000 for the Company;
            (xii)   make any material change in the lines of business in which it participates or is engaged;
            (xiii)   institute, settle or compromise any Legal Actions pending or threatened before any arbitrator, court or other Governmental Entity involving the payment of monetary damages of any amount exceeding $250,000 in the aggregate; provided that neither party nor their subsidiaries shall settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on their respective business; or
            (xiv)   enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.
            MM covenants that, pending consummation of the MM Reorganization, it shall cause its Affiliates to comply with the covenants in this Section 5.1 with respect to the Contributed Assets.
            Nothing contained in this Agreement shall give to any party or its subsidiaries, directly or indirectly, rights to control or direct the operation of the other party or such other party’s subsidiaries prior to the Closing Date. Prior to the Closing Date, each party shall exercise, and shall cause its subsidiaries to exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its own operations.
      (c)   Advice of Changes.   Each party shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental Entity (or communication indicating the same may be contemplated) or the institution or threat of Legal Action, having, or which, insofar as can be reasonably foreseen, could have, a Company Material Adverse Effect or a MM Material Adverse Effect, as applicable; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable Law. No notice given pursuant to this Section 5.1(c) shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.
      (d)   Notice and Cure.   Each of MM and the Company will notify the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of such party under this Agreement to be breached in any material respect or that renders or will render untrue any representation or warranty of such party contained in this Agreement in any material respect. Each of MM and the Company also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any material violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by such party. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.
      (e)   Fulfillment of Conditions.   Subject to the terms and conditions of this Agreement, each of MM and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other’s obligations contained in this Agreement and to consummate and make effective the transactions contemplated hereby, and neither MM nor the Company will, nor will it permit any of its subsidiaries to, take or fail to take any action that could be reasonably expected to result in the nonfulfillment of any such condition.
5.2.   No Solicitations.
      (a)   The Company shall not, and shall cause the Subsidiary not to, and shall not authorize and shall use its commercially reasonable efforts to cause its and the Subsidiary’s Representatives not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal, or, subject to Section 5.2(b), (i) encourage, solicit, initiate, induce, conduct, engage or participate in, any discussions or negotiations with, disclose any non-public information relating to the Company or any Subsidiary to, afford access to the business, properties, assets, books or records of the Company or the Subsidiary to, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Takeover Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or the Subsidiary or (B) approve any transaction under, or any third party becoming an “interested stockholder” under, Section 203 of the DGCL (other than MM), (iii) enter into any binding or non-binding agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Takeover Proposal (each, a “Company Acquisition Agreement”), or (iv) grant approval pursuant to any “moratorium”, “control share acquisition”, “business combination”, “fair price”, or other form of anti-takeover law, including Section 203 of the DGCL to any Person (other than MM). Subject to Section 5.2(b), neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to MM, the Company Board Recommendation, (ii) recommend a Takeover Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer, (iv) make any public statement inconsistent with the Company Board Recommendation, or (v) resolve or agree to take any of the foregoing actions (any of the foregoing, a “Company Adverse Recommendation Change”). The Company shall, and shall cause the Subsidiary to, cease immediately and cause to be terminated, and shall not authorize, and shall use commercially reasonable efforts not to permit, any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Takeover Proposal and shall use its commercially reasonable efforts to cause any such third party (or its agents or advisors) in possession of non-public information in respect of the Company or the Subsidiary that was furnished by or on behalf of the Company and the Subsidiary to return or destroy (and confirm destruction of) all such information.
      (b)   Notwithstanding Section 5.2(a), prior to the receipt of the Company Stockholders’ Approval, the Company Board, directly or indirectly through any Representative, may, subject to Section 5.2(c) and Section 5.2(d), (i) participate in negotiations or discussions with any third party from which the Company received an unsolicited Takeover Proposal that the Company Board believes in good faith could constitute or result in a Superior Proposal, (ii) thereafter furnish to such third party (and any persons acting in concert with such third party and to their respective financing sources and Representatives) non-public information relating to the Company or the Subsidiary pursuant to an executed confidentiality agreement that constitutes an Acceptable Confidentiality Agreement (a copy of which confidentiality agreement shall be promptly (in all events within twenty-four (24) hours) provided for informational purposes only to MM), (iii) following receipt of and on account of a Superior Proposal, make a Company Adverse Recommendation Change, and/or (iv) take any action that any court of competent jurisdiction orders the Company to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take any such action could reasonably be expected to cause the Company Board to be in breach of its fiduciary duties under applicable Law. Nothing contained herein shall prevent the Company Board from disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to a Takeover Proposal and the filing with the SEC of such disclosure pursuant to Rule 14d-9 and Rule 14e-2(a) shall not constitute a Company Adverse Recommendation Change in and of itself, if the Company determines, after consultation with outside legal counsel, that failure to disclose such position would constitute a violation of applicable Law.
      (c)   The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 5.2(b) unless the Company shall have delivered to MM a prior written notice advising MM that it intends to take such action. The Company shall notify MM promptly (but in no event later than twenty-four (24) hours) after it obtains knowledge of the receipt by the Company (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to the Company or the Subsidiary or for access to the business, properties, assets, books or records of the Company or the Subsidiary by any third party. In such notice, the Company shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. The Company shall keep MM reasonably informed, on a reasonably current basis, of the status and of any material change to the terms of any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall promptly provide MM with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to MM, copies of such information.
      (d)   Except as set forth in this Section 5.2(d), the Company Board shall not make any Company Adverse Recommendation Change or enter into (or permit the Subsidiary to enter into) a Company Acquisition Agreement. Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholders’ Approval, the Company Board may make a Company Adverse Recommendation Change or enter into (or permit the Subsidiary to enter into) a Company Acquisition Agreement, if: (i) the Company promptly notifies MM, in writing, at least five (5) Business Days (the “Notice Period”) before making such Company Adverse Recommendation Change or entering into (or causing the Subsidiary to enter into) such Company Acquisition Agreement, of its intention to take such action with respect to a Superior Proposal, which notice shall state expressly that the Company has received a Takeover Proposal that the Company Board intends to declare a Superior Proposal and that the Company Board intends to make a Company Adverse Recommendation Change and/or the Company intends to enter into a Company Acquisition Agreement; (ii) the Company attaches to such notice the most current version of the proposed agreement for such Superior Proposal (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal; (iii) the Company shall, and shall cause the Subsidiary to, and shall use its commercially reasonable efforts to cause its and the Subsidiary’s Representatives to, during the Notice Period, negotiate with MM in good faith to make such adjustments in the terms and conditions of this Agreement so that such Takeover Proposal ceases to constitute a Superior Proposal, if MM, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies MM of any such material revision (it being understood that there may be multiple extensions)); and (iv) the Company Board determines in good faith, after consulting with outside legal counsel and the Company Financial Advisor, that such Takeover Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by MM during the Notice Period in the terms and conditions of this Agreement.
5.3.   Third Party Standstill Agreements.   During the period from the date hereof through the Effective Time, except as contemplated by Sections 5.2(b), (c) or (d), neither the Company nor the Subsidiary shall terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.
5.4.   Takeover Statutes.   If any “fair price”, “moratorium”, “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Company Board and MM and the members of its Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.
5.5.   Access to Information; Confidentiality.
      (a)   Each of the Company and MM shall, and shall cause each of its subsidiaries to, throughout the period from the date hereof until the earlier of the Effective Time or the termination of this Agreement, (i) provide the other party and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents and accountants of the Company or MM, as applicable, and its subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company or MM, as applicable, and its subsidiaries, and (ii) furnish promptly to such Persons all other information and data concerning the business and operations of the Company or MM, as applicable, and its subsidiaries as the other party or any of such other Persons reasonably may request. Neither party nor any of such party’s subsidiaries shall be required to provide access to or disclose information where such access or disclosure would: (A) jeopardize the protection of the attorney-client privilege; (B) contravene any Law; or (C) contravene any confidentiality obligations in favor of a third party (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto. Any such information or material obtained pursuant to this Section 5.5 that constitutes “Confidential Information” (as such term is defined in the Confidentiality Agreement) shall be governed by the terms of the Confidentiality Agreement.
      (b)   Each party will hold, and will use its commercially reasonable efforts to cause its Representatives to hold, in strict confidence, unless (i) compelled to disclose by judicial or administrative process or by other requirements of applicable Laws (including, without limitation, in connection with obtaining the necessary approvals of this Agreement or the transactions contemplated hereby by a Governmental Entity), or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other party and its subsidiaries furnished to it by such other party or its Representatives in connection with this Agreement or the transactions contemplated hereby, except to the extent that such documents or information can be shown to have been (x) previously known by the Company or MM, as applicable, or its Representatives or Affiliates, (y) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of the Company or MM, as applicable, and its Representatives or Affiliates or (z) later acquired by the Company or MM, as applicable, or its Representatives or Affiliates from another source if the recipient is not aware that such source is under an obligation to the Company or MM, as applicable, or such party’s Affiliates to keep such documents and information confidential. In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of the Company or MM, as the case may be, the other party will, and will cause its Representatives to, promptly redeliver or cause to be redelivered all copies of documents and information furnished by the Company or MM, as applicable, or its Representatives to such party and its Representatives in connection with this Agreement or the transactions contemplated hereby or destroy or cause to be destroyed all such documentation and information and all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the Company or MM, as applicable, or its Representatives or Affiliates.
5.6.   Preparation of Registration Statement and Proxy Statement, Charter Amendment.
      (a)   The Company and MM shall prepare and file with the SEC as soon as reasonably practicable after the date hereof a single document constituting the Proxy Statement and Registration Statement. The Company and MM shall use their respective commercially reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. If at any time prior to the Effective Time any event shall occur that should be set forth in an amendment of or a supplement to the combined Proxy Statement and Registration Statement, the Company and MM shall prepare and the Company shall file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable. No amendment or supplement to the combined Proxy Statement and Registration Statement will be made without the approval of each party, which approval shall not be unreasonably withheld, conditioned or delayed; provided that the Company, in connection with a Company Adverse Recommendation Change made in compliance with the terms hereof  (including Section 5.2), may amend or supplement the Proxy Statement and Registration Statement pursuant to an amendment or supplement to the extent it contains (i) a Company Adverse Recommendation Change, (ii) a statement of the reason of the Company Board for making such Company Adverse Recommendation Change, and (iii) additional information reasonably related to the foregoing. The Company and MM shall cooperate with each other in the preparation of the combined Proxy Statement and Registration Statement and any amendment or supplement thereto.

      (b)   The Company and MM shall promptly notify the other and such other party’s counsel of the receipt of any comments or other communications, whether written or oral, from the SEC or its staff with respect to the combined Proxy Statement and Registration Statement and of any requests by the SEC or its staff for any amendment or supplement thereto or for additional information. The Company and MM shall promptly provide the other and such other party’s counsel with copies of all such comments or other communications between the SEC and such party or any of it Representatives with respect to the combined Proxy Statement and Registration Statement. The Company and MM shall provide the other a reasonable opportunity to participate in the response to those comments. Each of the Company and MM agrees to use its commercially reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of, and requests by, the SEC and to cause (i) the Registration Statement to be declared effective by the SEC at the earliest practicable time and to be kept effective as long as is necessary to consummate the Merger, and (ii) the Proxy Statement to be mailed to the holders of Company Common Stock entitled to vote at the meeting of the stockholders of the Company at the earliest practicable time.
      (c)   The parties shall cause the combined Proxy Statement and Registration Statement to comply as to form and substance in all material respects with the applicable requirements of  (i) the Exchange Act, including Sections 14(a) and 14(d) thereof and the respective regulations promulgated thereunder, (ii) the Securities Act, (iii) the rules and regulations of the NYSE MKT and (iv) other applicable Laws, including the DGCL and the CGCL. All other documents that a party is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act and all other applicable Laws.
      (d)   If at any time prior to the Effective Time any event or circumstance relating to a party, or its officers or directors, is discovered that should be set forth in an amendment or a supplement to the combined Proxy Statement and Registration Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading, such party shall promptly inform the other.
      (e)   Each party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the qualification (or suspension) of the Surviving Corporation Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction.
      (f)   As soon as reasonably practicable after the date hereof, MM will prepare for inclusion in the Proxy Statement and Registration Statement the MM US GAAP Financials required to be included therein.
5.7.   Approval of Stockholders.   The Company shall, through the Company Board, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of voting on the adoption and approval of this Agreement and the Merger as soon as reasonably practicable after the date hereof. Subject to Section 5.2, the Company shall use its commercially reasonable efforts to solicit proxies from Company stockholders in order to obtain the Company Stockholders’ Approval. Except as provided in Section 5.2, the Company shall, through the Company Board, include in the Proxy Statement the Company Board Recommendation. In the event that the Company Stockholders’ Approval is not obtained on the date on which the Company Stockholders’ Meeting is initially convened, the Company Board shall have the right to adjourn such Company Stockholders’ Meeting on one or more occasions solely for the purpose of soliciting proxies from the Company’s stockholders in order to obtain the Company Stockholders’ Approval and, subject to Section 5.2, shall use its commercially reasonable efforts during any such adjournments to obtain the Company Stockholders’ Approval. Notwithstanding anything contained herein to the contrary, the Company shall not be required to hold the Company Stockholders’ Meeting if this Agreement is terminated before the meeting is held.
5.8.   Credit Agreement; Warrants.
      (a)   From and after the date this Agreement, the Company shall cause all amounts outstanding under the Credit Agreement to be repaid in full and all Indebtedness thereunder discharged and such Credit Agreement to be terminated, each, in form reasonably satisfactory to MM, in connection with the consummation of the Merger and the other transactions contemplated hereby.

      (b)   In connection therewith, the parties shall use commercially reasonable efforts to cause the cancellation of the Company Warrants immediately prior to the Merger including, if permitted under the Company Warrant, by sending to the holders of such Company Warrants a notice forcing the exercise thereof. Any Warrant that is not so canceled prior to the Effective Time shall be assumed in accordance with its terms by the Surviving Corporation. MM and the Company pay in equal share all reasonable fees and other costs paid to the holders of all such Warrants for the cancellation of all such Warrants; provided, however, that no party shall settle with the holders of the Warrants without the consent of the other party hereto.
5.9.    Stock Exchange Listing.   MM shall use its commercially reasonable efforts to cause the shares of Surviving Corporation Common Stock to be issued in the Merger in accordance with this Agreement to be approved for listing on the NYSE MKT, subject to official notice of issuance, prior to the Effective Time.
5.10.   Tax Representation Letters.   Officers of MM and the Company shall execute and deliver to Pepper Hamilton LLP, tax counsel for MM, and Sills Cummis & Gross P.C., tax counsel for the Company, tax representation letters, in each case, in form and substance reasonably acceptable to such counsel in order for them to issue the tax opinions referred to in Sections 6.2(h) and 6.3(f). Each of MM and the Company shall use its commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause to take any action which would cause to be untrue) any of the facts or other information set forth or referred to in the tax representation letters.
5.11.   Regulatory and Other Approvals; Further Assurances.
      (a)   Subject to the terms and conditions of this Agreement, each of the Company and MM will proceed diligently and in good faith to, as promptly as practicable, (i) obtain all consents, approvals or actions of, make all filings (including any Form 8-K filings) with and give all notices to Governmental Entities or any other public or private third parties required to consummate the Merger and the transactions contemplated hereby, and (ii) provide such other information and communications to such Governmental Entities or other public or private third parties as the other party or such Governmental Entity or other public or private third parties may reasonably request in connection therewith. No party shall consent to any voluntary extension of any statutory deadline or delay the consummation of the Merger at the request of a Governmental Entity without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. All such filings and notices made by a party shall be provided for review and comment by the other party and shall not be filed or made until reasonably acceptable to both parties.
      (b)   Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by the other to consummate the Merger to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Company or MM or to effect the other purposes of this Agreement.
5.12.   Equity-Based Awards.
      (a)   The terms of each Option, whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Option outstanding immediately prior to the Effective Time shall be replaced by and substituted for an option (each, an “Adjusted MM Option”) to acquire, on the same terms and conditions as were applicable under such Option immediately prior to the Effective Time, the number of shares of Surviving Corporation Common Stock equal to the product of  (i) the number of shares of Company Common Stock subject to such Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. The exercise price per share of Surviving Corporation Common Stock subject to any such Adjusted MM Option will be an amount equal to the quotient of  (A) the exercise price per share of Company Common Stock subject to such Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, with any fractional cents rounded up to the next higher number of whole cents. Notwithstanding the foregoing, if the conversion of an Option in accordance with the preceding provisions of this Section 5.12(a) would cause the related Adjusted MM Option to be treated as the grant of new stock right for purposes of Section 409A of the Code, such Option shall not be converted in accordance with the preceding provisions but shall instead be converted in a manner reasonably acceptable to the Surviving Corporation and the Company that would not cause the related Adjusted MM Option to be treated as the grant of new stock right for purposes of Section 409A. For avoidance of doubt, each Adjusted MM Option shall be vested to the same extent to which the Option for which it was substituted was vested before or as of the Effective Time.
      (b)   The terms of each restricted stock unit that is settleable in shares of Company Common Stock (a “Company RSU”) that is outstanding and unvested immediately prior to the Effective Time and does not fully vest by its terms as of the Effective Time (an “Unvested Company RSU”) shall be adjusted as necessary to provide that, at the Effective Time, each Unvested Company RSU outstanding immediately prior to the Effective Time shall be replaced by and substituted for a restricted stock unit (each, an “Adjusted MM RSU”) to acquire, on the same terms and conditions as were applicable under such Unvested Company RSU immediately prior to the Effective Time, the number of shares of Surviving Corporation Common Stock equal to the product of  (i) the number of shares of Company Common Stock subject to such Unvested Company RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. For avoidance of doubt, each Adjusted MM RSU shall be vested to the same extent to which the Unvested Company RSU for which it was substituted was vested before or as of the Effective Time.
      (c)   To the extent permitted under Treas. Reg. Section 1.409A-3(j)(4) (if applicable), the holder of each Company RSU that is outstanding immediately prior to the Effective Time and becomes vested by its terms before or as of the Effective Time (it being understood that any such award that vests pursuant to its terms before or as of the Effective Time shall, for purposes of this Agreement, be deemed to be vested immediately prior to the Effective Time) (a “Vested Company RSU”) shall receive the number of shares of Company Common Stock subject to such Vested Company RSU in accordance with the terms and conditions of such Vested Company RSU, including any terms and conditions regarding any Taxes required by applicable Law to be withheld, if any, with respect to the vesting of such Vested Company RSU.
      (d)   The parties covenant to cause the Surviving Corporation to (x) take such actions as are necessary to establish a new omnibus equity award plan following the Effective Time and to prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the awards and shares of Surviving Corporation Common Stock subject to the Adjusted MM Options and Adjusted MM RSUs and other awards issued under such plan and, where applicable, (y) use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable following the Effective Time and (z) use its commercially reasonable efforts to maintain the effectiveness of such registration statement covering such Adjusted MM Options and Adjusted MM RSUs (and to maintain the current status of the prospectus contained therein) for so long as any Adjusted MM Option or any Adjusted MM RSU remains outstanding.
      (e)   With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the Exchange Act, where applicable, the Surviving Corporation shall administer any Adjusted MM Option and any Adjusted MM RSU assumed pursuant to this Section 5.12 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent such Adjusted MM Option or such Adjusted MM RSU complied with such rule prior to the Merger.
      (f)   The Company and MM acknowledge and agree that the substitution of Options and Unvested Company RSUs for Adjusted MM Options and Adjusted MM RSUs, respectively, as provided in this Section 5.12 shall constitute the substitution of  “Plan Awards” (as defined in the Company Option Plan) for equivalent awards of the Surviving Corporation for purposes of the Company Option Plan and such Plan Awards.
5.13.   Directors’ and Officers’ Indemnification and Insurance.
      (a)   From and after the Effective Time and until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, the Surviving Corporation shall indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or the Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs and expenses (including reasonable attorneys’ fees), Liabilities, judgments, fines and settlement amounts that are paid or incurred in connection with any Legal Action (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based directly or indirectly (in whole or in part) on, or arises directly or indirectly (in whole or in part) out of, the fact that such Indemnified Party is or was a director or officer of the Company or the Subsidiary and relates to or arises out of any action or omission occurring at or prior to the Effective Time (including in connection with this Agreement or any of the transactions contemplated hereby) (“Indemnified Liabilities”) to the fullest extent permissible under applicable Law; provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its prior written consent; and provided, further, that the Surviving Corporation shall not be liable for any Indemnified Liabilities which occur as a result of fraud or the unlawful criminal actions, gross negligence or willful misconduct of any Indemnified Party. Without limiting the foregoing, in the event that any such Legal Action is brought against any Indemnified Party (whether arising prior to or after the Effective Time), the Surviving Corporation will pay expenses in advance to each Indemnified Party or promptly reimburse each Indemnified Party for such expenses as such expenses are incurred to the fullest extent permitted by applicable Law; provided that the Person to whom expenses are advanced provides any undertaking required by applicable Law to repay such advance if it is ultimately determined in a final, non-appealable judgment of a court of competent jurisdiction that such Person is not entitled to indemnification. Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such Legal Action, shall notify the Surviving Corporation, but the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any Liability which it may have under this paragraph except to the extent such failure prejudices the Surviving Corporation. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties in which case, the Indemnified Parties may retain more than one law firm; provided, however, that the Surviving Corporation shall only be required to pay the reasonable fees and expenses of one law firm as determined by the Surviving Corporation, which law firm shall be reasonably satisfactory to the Surviving Corporation.
      (b)   Except to the extent required by Law, from and after the Effective Time until the sixth anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, the Surviving Corporation will not take any action so as to amend, modify or repeal the provisions for indemnification of directors or officers contained in its Articles of Incorporation and Bylaws or other comparable charter documents of the Surviving Corporation and its subsidiaries (or such documents of any successor to the Surviving Corporation or any of its subsidiaries) in such a manner as would adversely affect the rights of any individual who shall have served as a director or officer of the Company or the Subsidiary prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time.
      (c)   The Company shall purchase, at its own cost and expense, at the Effective Time, a six-year prepaid “tail policy” with coverage not less than the existing coverage and other terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the applicable directors and officers insurance policy of the Company in effect as of the date hereof; provided that the aggregate premium for such “tail policy” shall not exceed 300% of the amount per annum the Company paid in its last full fiscal year. In the event the Company elects to purchase such a “tail policy,” the Surviving Corporation shall maintain such “tail policy” in full force and effect and continue to honor the Company’s obligations thereunder.
      (d)   If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, the Surviving Corporation shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall assume the applicable obligations of such party set forth in Section 5.13(c).

      (e)   All rights to indemnification, advancement of expenses and exculpation by the Company or the Subsidiary now existing in favor of each Indemnified Party as provided in the respective certificates of incorporation, bylaws or other comparable charter documents of the Company or the Subsidiary, in each case as in effect on the date hereof, or pursuant to any other Contracts in effect on the date hereof, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. The Surviving Corporation shall comply with and shall not amend without the consent of the other parties thereto, any indemnification Contracts of the Company or the Subsidiary with any of their respective current or former directors, officers or employees as in effect immediately prior to the Effective Time.
      (f)   The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under Section 5.13(c) above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the certificate or articles of incorporation, bylaws or other comparable charter documents of the Company, the Subsidiary, the Surviving Corporation or any of their respective subsidiaries, under applicable Law or otherwise or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries.
5.14.    Expenses.   Except as otherwise specifically set forth elsewhere in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that out-of-pocket expenses incurred in connection with printing and mailing the Proxy Statement and the Registration Statement, as well as any filing and listing fees relating thereto (including any SEC filing fees and NYSE MKT listing fees) (the “Shared Expenses”) shall be shared by MM and the Company in accordance with the Sharing Ratio. The Company shall pay its portion of each Shared Expense in accordance with the Sharing Ratio at the Closing upon presentation of invoices evidencing such Shared Expenses.
5.15.    Stockholder Litigation.   The Company shall promptly advise MM orally and in writing of any Legal Action brought by any stockholder of the Company against the Company and/or its directors relating to this Agreement or the transactions contemplated hereby, including the Merger (each a “Company Transaction Legal Action”), and shall promptly inform MM of the status thereof. The Company shall give MM the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense or settlement of, any Company Transaction Legal Action and shall not settle any Company Transaction Legal Action without the prior written consent of MM (which consent shall not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, each party shall be solely responsible for all of its own costs, fees and expenses associated with all Company Transactions Legal Actions. Following the Closing, all future costs, fees and expenses arising after the Effective Time in connection with such Company Transaction Legal Action shall be borne by the Surviving Corporation.
5.16.   Public Announcements.   The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and MM. Thereafter, the Company and MM agree that no public release or other public announcement, including any releases, announcements or other correspondence with customers or suppliers of either party, concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of the SEC or a Governmental Entity to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance.
5.17.   Section 16 Matters.   Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated hereby by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

5.18.   Delivery of Financial Statements.   Within five (5) Business Days following the completion of the audited MM US GAAP Financials, MM shall deliver to the Company copies of the MM US GAAP Financials.
5.19.   Notice of Certain Events.   From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement, the Company shall give prompt notice to MM, and MM shall give prompt notice to the Company, in writing of any event, transaction or circumstance that has caused or could reasonably be expected to cause any covenant or agreement of such party under this Agreement to be breached or that has rendered or could be reasonably expected to render untrue any representation or warranty of such party contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance. No notice given pursuant to this Section 5.19 shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any conditions contained herein.
5.20.   MM Reorganization.   MM shall use its commercially reasonable efforts to, and to cause its Affiliates to, consummate the MM Reorganization.
5.21.   Ownership of MM.   Except as described in Section 5.21 of the MM Disclosure Letter, MM shall use its best efforts to assure that there is no, and shall cause its shareholders not to permit or suffer any, change in record or beneficial ownership of the MM Stock at any time prior to immediately before the Effective Time.
5.22.   Employee Matters; Employee Benefits.   The Surviving Corporation (and any successor thereto) shall, as of the Effective Time, employ all employees of the Company and the Subsidiary who are working for the Company or the Subsidiary as of the Effective Time (each, a “Continuing Employee”) with such employment to be on such terms and conditions as are acceptable to the Surviving Corporation. Such Continuing Employees shall be given credit for all service with the Company and/or the Subsidiary (and credit for service credited by the Company and/or the Subsidiary), to the same extent as such service was credited for such purpose by the Company and/or the Subsidiary with respect to the Company Plans, under each comparable plan, arrangement or policy maintained by the Surviving Corporation and any successor thereto under which a Continuing Employee participates for purposes of eligibility and vesting and benefit accrual (provided that such benefits shall not accrue and be double counted to the extent they are also provided by any plan, arrangement or policy maintained by the Surviving Corporation) and for the purposes of calculating the amount of each Continuing Employee’s severance benefits, if any. Other than as set forth in the employment agreement referred to in Section 6.2(g), nothing contained in this Agreement shall confer upon any Continuing Employee any continuing right with respect to employment by the Surviving Corporation or its Affiliates after the Effective Time, nor shall anything herein interfere with the right of Surviving Corporation or its Affiliates to terminate the employment of any such Continuing Employee at any time, with or without cause, or restrict the Surviving Corporation or its Affiliates in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment of any such Continuing Employee. No provision of this Agreement be deemed to be the adoption of, or an amendment to, any employee benefit plan, as that term is defined in Section 3(3) of ERISA, or otherwise to limit the right of the Surviving Corporation or any of its Affiliates to amend, modify or terminate any such employee benefit plan.
5.23.   Closing Working Capital.
      (a)   At least fifteen (15) days prior to the Closing Date, each party shall prepare and deliver, or cause to be prepared and delivered, to the other party a certificate certified by its Chief Financial Officer setting forth a good faith estimate of such party’s Working Capital as of the close of business on the day immediately prior to the Closing Date (the “WC Closing Certificate”). Such WC Closing Certificate shall set forth detailed calculations of such party’s Working Capital and be accompanied by reasonable supporting documentation. The parties shall discuss in good faith their respective determinations and any disagreements related thereto in order to agree to final Working Capital amounts for each party promptly prior to the Closing Date. In connection therewith, each party shall afford the other reasonable access upon the terms and conditions set forth in Section 5.5 to its officers, employees, agents, accountants, assets, properties, books and records in order to resolve any disagreement and finalize the parties respective Working Capital amounts.

      (b)   Following finalization of each party’s Working Capital amount under Section 5.23(a) above, if MM’s Working Capital does not represent 83.5% of the combined Working Capital amounts of MM and the Company as of the date of determination, MM shall take all necessary actions to cause the MM Working Capital to represent 83.5% of the combined Working Capital amounts of MM and the Company as finalized above, including making cash infusions or cash dividends or other distributions, as the case may be. For the avoidance of doubt, the Exchange Ratio shall not be adjusted as a result of the provisions of this Section 5.23 or of any actions taken by MM pursuant to this Section 5.23.
5.24.   Accounting Adjustment.   Following receipt of the Company Stockholders’ Approval, completion of the MM Reorganization and obtaining confirmation from the NYSE MKT of the Exchange Listing and provided MM is not in breach or violation of the terms of this Agreement at such time, simultaneously with the consummation of the Merger, the Company will take a one-time charge (the “One-Time Charge”) to expense in its accounts for (x) the unamortized portion of the capitalized software amount and (y) the deferred tax assets, in each case, in its balance sheet in order to conform to certain accounting practices of the Surviving Corporation.
Article VI
CONDITIONS
6.1.   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
      (a)   Stockholder Approval.   The Company Stockholders’ Approval shall have been obtained.
      (b)   Registration Statement; State Securities Laws.   The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding seeking such an order shall be pending or threatened. MM shall have received all state securities or “blue sky” permits and other authorizations necessary to issue the Surviving Corporation Common Stock pursuant to this Agreement after the Merger.
      (c)   Exchange Listing.   The shares of Surviving Corporation Common Stock issuable to the Company’s stockholders in the Merger in accordance with this Agreement shall have been authorized for listing on the NYSE MKT (the “Exchange Listing”), subject to official notice of issuance.
      (d)   MM Reorganization.   The MM Reorganization shall have been completed and be effective.
      (e)   Injunctions or Restraints.   No court of competent jurisdiction or other competent Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions hereby and no such Law or Order shall be pending.
6.2.   Conditions to Obligation of MM to Effect the Merger.   The obligation of MM to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by MM in its sole discretion):
      (a)   Representations and Warranties.   The representations and warranties made by the Company in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) when made and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date only. The Company shall have delivered to MM a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board or President, to such effect.
      (b)   Performance of Obligations.   The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and all other Transaction Documents to which it is a party to be so performed or complied with by the Company at or prior to the Closing, and the Company shall have delivered to MM a certificate, dated the Closing Date and executed in the name and on behalf of the Company by its Chairman of the Board or President, to such effect.

      (c)   Governmental and Regulatory and Other Consents and Approvals.   Other than the filing of the Certificates of Merger and the Company Stockholders’ Approval, all consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of MM, the Company or any of their respective subsidiaries to consummate the Merger and the transactions contemplated hereby, including those set forth in Section 6.2(c) of the Company Disclosure Letter shall have been made or obtained, all in form and substance reasonably satisfactory to MM.
      (d)   Proceedings.   All proceedings to be taken on the part of the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to MM, and MM shall have received copies of all such documents and other evidences as MM may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.
      (e)   Company Material Adverse Effect.   Since the date hereof, there shall not have been any Company Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
      (f)   Affidavit.   The Company shall have delivered a certificate (in form and substance acceptable to MM) pursuant to Section 1.1445-2(c)(3) of the U.S. Income Tax Regulations stating that the Company is not nor has it been a U.S. real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c) of the Code.
      (g)   Employment Agreement.   Mr. Shah shall remain the Company’s Chief Executive Officer immediately prior to the Effective Time and shall have entered into an employment and restrictive covenant agreement in form and substance mutually acceptable to MM and Mr. Shah prior to the Closing Date.
      (h)   Tax Opinion.   MM shall have received the opinion of Pepper Hamilton LLP, counsel to MM, in form and substance reasonably satisfactory to MM, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion and the certificates obtained from officers of MM and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and MM will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. In rendering the opinion described in this Section 6.2(h), Pepper Hamilton LLP shall have received and may rely upon the tax representation letters referred to in Section 5.10 hereof.
6.3.   Conditions to Obligation of the Company to Effect the Merger.   The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):
      (a)   Representations and Warranties.   The representations and warranties made by MM in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects) when made and as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date only. MM shall have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of MM by its Chairman of the Board, President or any Vice President, to such effect.
      (b)   Performance of Obligations.   MM shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement and all other Transaction Documents to which it is a party to be so performed or complied with by MM at or prior to the Closing, and MM shall have delivered to the Company a certificate, dated the Closing Date and executed in the name and on behalf of MM by its Chairman of the Board, Chief Executive Officer, President or any Vice President, to such effect.
      (c)   Governmental and Regulatory and Other Consents and Approvals.   Other than the filing of the Certificates of Merger, all consents, approvals and actions of, filings with and notices to any Governmental Entity or any other public or private third parties required of MM, the Company or any of their respective subsidiaries to consummate the Merger and the transactions contemplated hereby, including those set forth in Section 6.3(c) of the MM Disclosure Letter shall have been made or obtained, all in form and substance reasonably satisfactory to the Company.
      (d)   Proceedings.   All proceedings to be taken on the part of MM in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.
      (e)   MM Material Adverse Effect.   Since the date hereof, there shall not have been any MM Material Adverse Effect or any event, change or effect that would, individually or in the aggregate, reasonably be expected to have a MM Material Adverse Effect.
      (f)   Tax Opinion. The Company shall have received the opinion of Sills Cummis & Gross P.C., counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion and the certificates obtained from officers of MM and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and MM will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. In rendering the opinion described in this Section 6.3(f), Sills Cummis & Gross P.C. shall have received and may rely upon the tax representation letters referred to in Section 5.10 hereof.
Article VII
TERMINATION
7.1.   Termination.   This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Stockholders’ Approval:
      (a)   By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;
      (b)   By either the Company or MM upon notification to the non-terminating party by the terminating party:
            (i)   at any time after July 30, 2015 if the Merger shall not have been consummated on or prior to such date and such failure to consummate the Merger is not caused by a breach of this Agreement by the terminating party; provided, however, that if all of the conditions to Closing shall have been satisfied or shall be then capable of being satisfied, other than the condition set forth in Section 6.1(c) hereof, the parties hereto may agree in writing to extend such date to a date not later than September 15, 2015;
            (ii)   if the Company Stockholders’ Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at the Company Stockholders’ Meeting, or any adjournment thereof, called therefor;
            (iii)   if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by the non-terminating party of notice of such breach from the terminating party;
            (iv)   if any court of competent jurisdiction or other competent Governmental Entity shall have issued an Order or Law making illegal or otherwise restricting, preventing or prohibiting the Merger and such Order or Law shall have become final and non-appealable; or
      (c)   By the Company if  (i) the Company Board shall have determined in good faith, based upon the advice of outside legal counsel, that failure to terminate this Agreement is reasonably likely to result in the Company Board breaching its fiduciary duties to stockholders under applicable Law by reason of the pendency of an unsolicited, bona fide Takeover Proposal, but only if the Company and the Subsidiary and

Representatives of the Company shall have complied with their obligations under Section 5.2; provided, however, that the Company may not terminate this Agreement pursuant to this clause (c) unless (x) forty-eight (48) hours shall have elapsed after delivery to MM of a written notice of such determination by such Company Board and (y) the Company shall have paid to MM any amounts owed by it pursuant to Section 7.2(b); or
      (d)   By MM if the Company Board (or any committee thereof) shall have (i) withdrawn or modified in a manner adverse to MM its Company Board Recommendation or resolved to do so, (ii) recommended or taken no position with respect to a Takeover Proposal or resolved to do so, or (iii) following the announcement or making of a Takeover Proposal, failed to publicly reconfirm its Company Board Recommendation within 24 hours following a written request for such reconfirmation by MM.
      (e)   Notwithstanding anything to the contrary in this Article VII, none of  (i) the failure by MM to obtain any Approvals, court orders or other consents required for any part of the MM Reorganization, including approval by its Affiliates’ public equityholders of the MM Reorganization, (ii) the failure by the Company to obtain the Company Stockholders’ Approval (other than as a result of the Company Board exercising its rights under Section 5.2 in connection with a Takeover Proposal) or (iii) the failure to secure the Exchange Listing due to the failure to satisfy the NYSE MKT listing requirements with respect to the number of stockholders, minimum price or minimum market value of public float required by such listing requirements, shall be deemed a breach of this Agreement for the purposes of Section 7.2(b) below.
7.2.   Effect of Termination.
      (a)   If this Agreement is validly terminated by either the Company or MM pursuant to Section 7.1, this Agreement will forthwith become null and void and there will be no Liability or obligation on the part of either the Company or MM (or any of their respective Representatives or Affiliates), except (i) that the provisions of Sections 5.5(b), 5.14 and 5.16 and this Section 7.2 will continue to apply following any such termination and (ii) that nothing contained herein shall relieve any party hereto from Liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.
      (b)   If  (x) the Company shall have terminated this Agreement pursuant to Section 7.1(c) or (y) MM shall have terminated this Agreement pursuant to Section 7.1(d) or Section 7.1(b)(iii), in either of such cases, the Company shall pay to MM a termination fee of  $2,500,000. If the Company shall have terminated this Agreement pursuant to Section 7.1(b)(iii), MM shall pay to the Company a termination fee of  $2,500,000. Any fee payable under this Section 7.2(b) shall be paid by wire transfer of immediately available funds contemporaneous with a termination described in clause (x) or (y).
      (c)   If, following the public announcement of a Takeover Proposal by any Person, either MM or the Company shall have terminated this Agreement pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) and, within six (6) months after any termination described in this sentence, the Company or the Subsidiary shall have entered into a binding agreement providing for the consummation of  (and which in fact is consummated pursuant to such binding agreement), or shall have consummated a Company Acquisition Agreement, then, in any of such cases, the Company shall pay to MM a termination fee of  $2,500,000. Any fee payable under this Section 7.2(c) shall be paid by wire transfer of immediately available funds concurrent with or prior to the consummation of such transaction under the Company Acquisition Agreement.
      (d)   Each party agrees that in the event that a termination fee is paid pursuant to Section 7.2(b) or Section 7.2(c), the payment of such termination fee shall be the sole and exclusive remedy of the party to which such fee is paid, its subsidiaries and any of its respective shareholders, Affiliates, officers, directors, employees or representatives (collectively, “Related Persons”), and in no event will the party to which such fee is paid or any of its Related Persons be entitled to recover any other money damages or any other remedy based on a claim in law or equity with respect to, (i) any loss suffered as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any Legal Action arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment to the Company or MM, as applicable, such other party shall not have any further liability or obligation to the party that paid such termination fee or any of its Related Persons relating to or arising out of this Agreement or the transactions contemplated hereby.

Article VIII
DEFINED TERMS
8.1.   Definitions.   For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:
“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.
“Adjusted MM Option” has the meaning set forth in Section 5.12(a).
“Adjusted MM RSU” has the meaning set forth in Section 5.12(b).
“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; for purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Approvals” has the meaning set forth in Section 3.1(a).
“Blue Sky Laws” has the meaning set forth in Section 3.5(b).
“Book-Entry Shares” has the meaning set forth in Section 2.2(b).
“Business Day” means a day other than a Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.
“Certificates” has the meaning set forth in Section 2.2(b).
“Certificates of Merger” has the meaning set forth in Section 1.2.
“CGCL” has the meaning set forth in the recitals.
“Closing” has the meaning set forth in Section 1.2.
“Closing Date” has the meaning set forth in Section 1.2.
“COBRA” has the meaning set forth in Section 3.11(f).
“Code” has the meaning set forth in the recitals.
“Company” has the meaning set forth in the preamble.
“Company Acquisition Agreement” has the meaning set forth in Section 5.2.
“Company Adverse Recommendation Change” has the meaning set forth in Section 5.2.
“Company Board” has the meaning set forth in the recitals.
“Company Board Recommendation” has meaning set forth in Section 3.25.
“Company Common Stock” has the meaning set forth in Section 2.1(a).
“Company Disclosure Letter” has the meaning set forth in the preamble to Article III.
“Company Financial Advisor” has the meaning set forth in Section 3.27.
“Company Financial Statements” has the meaning set forth in Section 3.6.
“Company Insurance Policies” has the meaning set forth in Section 3.24.
“Company Intellectual Property Rights” means any Intellectual Property Rights owned by, licensed exclusively to or registered to the Company or the Subsidiary, as applicable.
“Company Leases” has the meaning set forth in Section 3.15(a).

“Company Leased Real Estate” has the meaning set forth in Section 3.15(a).
“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of the Company and the Subsidiary, taken as a whole, or (ii) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy or financial or securities markets; (b) the announcement of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or the Subsidiary with employees, customers, suppliers or partners; (c) any outbreak or escalation of war or any act of terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes); (d) changes (including changes of applicable Law) or general conditions in the industry in which the Company and the Subsidiary operate; (e) changes in GAAP (or authoritative interpretations of GAAP); (f) any Company Transaction Legal Action, to the extent relating to the negotiations between the parties and the terms and conditions of this Agreement; and (g) compliance with the terms of, or the taking of any action required by, this Agreement (including, without limitation and for the avoidance of doubt, the terms of Section 5.24); provided, further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on the Company and the Subsidiary, taken as a whole, compared to other participants in the industries in which the Company and the Subsidiary conduct their respective businesses.
“Company Major Customers” has the meaning set forth in Section 3.20.
“Company Material Agreements” means each Contract to which the Company or the Subsidiary is a party or subject to or by which its assets are bound which: (a) provides for obligations, payments, Liabilities, consideration, performance of services or the delivery of goods to or by the Company or the Subsidiary of any amount or value reasonably expected to be in excess of  $1,500,000 annually; (b) contains covenants limiting the freedom of the Company or the Subsidiary to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of the Company or the Subsidiary to acquire equity interests in any Person; (c) is an employment or severance contract or indemnification contract, or a consulting or non-compete agreement, applicable to any employee of the Company or the Subsidiary whose annual total compensation exceeds $200,000 or any director of the Company or the Subsidiary; (d) relates to, or is evidence of, or is a guarantee of, or provides security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset of the Company or the Subsidiary); (e) is a letter of credit, bond or similar arrangement running to the account of, or for the benefit of, the Company or the Subsidiary in an amount in excess of  $250,000; (f) is a lease or agreement under which the Company or the Subsidiary is a lessor of or permits any third party to hold or operate any property owned or controlled by the Company or the Subsidiary; (g) relates to the use of, or the right to use, Intellectual Property Rights by the Company, except for any of the foregoing related to the use of generally available Computer Software that is sold or licensed under shrink-wrap or click-through terms; (h) is a collective bargaining agreement; (i) is a joint venture or partnership contract or a limited liability company operating agreement; (j) is entered into with, or otherwise relates to, any Affiliate, officer or director or their family members of the Company or the Subsidiary; (k) cannot be terminated on less than 60 days’ notice without penalty or is continuous over a period of more than one year from the date hereof and cannot be terminated on less than 60 days’ notice without penalty; (l) provides for the payment of cash or other compensation or benefits upon the Merger and the consummation of the transactions contemplated hereby; (m) relates to any loan to any directors, officers or Affiliates of the Company or the Subsidiary; (n) relates to voting, transfer or other arrangements related to any equity interests of the Company or the Subsidiary or warrants, options or other rights to acquire any equity interests of the Company or the Subsidiary (other than this Agreement, the Merger and the transactions contemplated hereby); or (o) is otherwise material to the operations and business prospects of the Company and the Subsidiary.
“Company Option Plan” has the meaning set forth in Section 3.3(a).

“Company Products” has the meaning set forth in Section 3.18(a).
“Company Permits” has the meaning set forth in Section 3.7(b).
“Company Plans” has the meaning set forth in Section 3.11(a).
“Company Registered Intellectual Property Rights” means any Registered Intellectual Property Rights included in the Company Intellectual Property Rights.
“Company RSU” has the meaning set forth in Section 5.12(b).
“Company RSU Awards” has the meaning set forth in Section 3.3(a).
“Company SEC Reports” has the meaning set forth in Section 3.6.
“Company Stockholders’ Approval” has the meaning set forth in Section 3.26.
“Company Stockholders’ Meeting” has the meaning set forth in Section 5.7.
“Company Transaction Legal Action” has the meaning set forth in Section 5.15.
“Company Warrants” has the meaning set forth in Section 2.1(c).
“Computer Software” means all computer programs, databases, compilations, data collections (in each case, whether in human-readable, machine readable, source code or object code form) and documentation related to the foregoing.
“Confidentiality Agreement” means that certain Mutual Confidentiality and Non-Disclosure Agreement and Restrictive Covenant by and between MM and the Company, dated September 23, 2013.
“Continuing Employee” has the meaning set forth in Section 5.22.
“Contract” means any contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract (whether or not written) to which a Person is a party.
“Contributed Assets” has the meaning set forth in the definition of  “MM Reorganization.”
“Credit Agreement” means that certain Loan and Security Agreement by and among the Subsidiary and Imperium Commercial Finance Master Fund LP dated September 11, 2012.
“DGCL” has the meaning set forth in the recitals.
“DOL” means the United States Department of Labor.
“DTC” has the meaning set forth in Section 2.2(b).
“Effective Time” has the meaning set forth in Section 1.2.
“Environmental Claim” means any and all administrative, regulatory or judicial Legal Actions alleging Liability arising out of or resulting from: (1) the presence or Release into the environment of any Hazardous Substance at the Company Leased Real Estate or MM Leased Real Estate, as applicable; or (2) any violation of Environmental Law.
“ Environmental Laws” means all federal, state or local statutes, laws, regulations, judgments and orders in effect on the Effective Time and relating to protection of human health or the environment, including laws and regulations relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
“ Environmental Permits” means all governmental licenses, permits, registrations and government approvals issued pursuant to Environmental Law.
“ERISA” has the meaning set forth in Section 3.11(a).
“ERISA Affiliate” has the meaning set forth in Section 3.11(a).
“Exchange Act” has the meaning set forth in Section 3.5(b).

“Exchange Agent” has the meaning set forth in Section 2.2(a).
“Exchange Listing” has the meaning set forth in Section 6.1(c).
“Exchange Reserve” has the meaning set forth in Section 2.2(a).
“Exchange Ratio” has the meaning set forth in Section 2.1(a).
“existing subsidiaries” has the meaning set forth in Section 4.1(a).
“GAAP” has the meaning set forth in Section 3.6(a).
“Governmental Entity” has the meaning set forth in Section 3.5(b).
“ Hazardous Substances” means any chemicals, materials or substances which are defined as or included in the definition of  “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants” or similar terms under any Environmental Law.
“Indebtedness” means, without duplication to current liabilities, all (i) obligations for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) obligations, contingent or otherwise, in respect of any letters of credit or bankers’ acceptances (to the extent drawn), sureties, performance bonds, guaranties, endorsements and other similar obligations, whether secured or not, in respect of the obligations of other Persons, (iv) obligations (including accrued interest) without duplication under a lease agreement that would be capitalized pursuant to GAAP and (v) the deferred purchase price of property or services (excluding earn-out obligations which shall not be deemed Indebtedness under this Agreement). For purposes of calculating Indebtedness, (a) all interest, prepayment penalties, premiums, fees and expenses (if any) and other amounts which would be payable if Indebtedness were paid in full at the Closing shall be treated as Indebtedness and (b) all PIK instruments (including all interest, prepayment penalties, premiums, fees and expenses relating thereto) shall constitute “Indebtedness”. Notwithstanding the foregoing, for purposes of calculating Indebtedness under this Agreement, indebtedness incurred by MM to fund the costs, fees and expenses of the transactions contemplated by Section 5.1(b) of the MM Disclosure Letter shall not constitute “Indebtedness” under this Agreement.
“Indemnified Liabilities” has the meaning set forth in Section 5.13(a).
“Indemnified Parties” has the meaning set forth in Section 5.13(a).
“Intellectual Property Rights” means all worldwide (a) inventions, whether or not patentable, (b) patents and patent applications, (c) trademarks, trademark applications, service marks, service mark applications, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith, (d) rights of publicity and other rights to use the names and likeness of individuals, (e) copyrights and related rights, whether or not registered, (f) Computer Software, data, databases, files, and documentation and other materials related thereto, (g) trade secrets and all confidential, technical, technological, industrial, business processes and business information, (h) know how, (i) all rights in any of the foregoing provided by bilateral or international treaties or conventions, and (j) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
“International Employee Plan” means an employee plan that has been adopted or maintained by a Person, whether informally or formally, for the benefit of current or former employees of such Person outside the United States.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means, with respect to the Company, the actual Knowledge after reasonable enquiry of the Persons listed in Section 8.1 of the Company Disclosure Letter, and with respect to MM, the actual Knowledge after reasonable enquiry of the Persons listed in Section 8.1 of the MM Disclosure Letter; provided in each case that such enquiry shall not require making enquiries of customers, suppliers or other third party contractors.

“Law” has the meanings set forth in Section 3.3(a).
“Legal Action” means claim, action, suit, arbitration, proceeding or governmental investigation or proceeding.
“Liabilities” has the meaning set forth in Section 3.9.
“License Agreements” means all agreements (whether written or oral, including license agreements, research agreements, development agreements, distribution agreements, consent to use agreements and covenants not to sue, or settlement agreements containing like provisions) to which a Person is a party or otherwise bound, pursuant to which a Person has granted or been granted any right to use, exploit or practice any Intellectual Property Rights, or that restrict the right of a Person to use or enforce any Intellectual Property Rights.
“Licensed Intellectual Property Rights” means any Intellectual Property Rights owned by a third party that a Person has a right to use, exploit or practice by virtue of a license grant, immunity from Legal Action or otherwise.
“Liens” means all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, infringements, interferences, options, right of first refusals, preemptive rights, community property interests or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), other than Permitted Liens.
“Merger” has the meaning set forth in Section 1.1.
“MM” has the meaning set forth in the preamble.
“MM Benefit Plans” has the meaning set forth in Section 4.10(a).
“MM Disclosure Letter” has the meaning set forth in the preamble to Article IV.
“MM Financial Statements” has the meaning set forth in Section 4.25(a).
“MM Insurance Policies” has the meaning set forth in Section 4.22.
“MM Intellectual Property Rights” means any Intellectual Property Rights owned by, licensed to or registered to MM, any of its subsidiaries or the Contributed Assets, as applicable.
“MM Leased Real Estate” has the meaning set forth in Section 4.14(a).
“MM Leases” has the meaning set forth in Section 4.14(a).
“MM Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (i) the business, results of operations, condition (financial or otherwise), or assets of MM, its subsidiaries and the Contributed Assets, taken as a whole, or (ii) the ability of MM to consummate the transactions contemplated hereby on a timely basis; provided, however, that, for the purposes of clause (i), a MM Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to or resulting from: (a) changes generally affecting the economy or financial or securities markets; (b) the announcement of the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise of MM or any of its subsidiaries or the Contributed Assets with employees, customers, suppliers or partners; (c) any outbreak or escalation of war or any act of terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes); (d) changes (including changes of applicable Law) or general conditions in the industry in which MM, its subsidiaries or the Contributed Assets operate; (e) changes in GAAP (or authoritative interpretations of GAAP) and (f) compliance with the terms of, or the taking of any action required by, this Agreement (including, without limitation and for the avoidance of doubt, the terms of Section 5.24); provided, further, however, that any event, change and effect referred to in clauses (a), (c) or (d) immediately above shall be taken into account in determining whether a MM Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change or effect has a disproportionate effect on MM, its subsidiaries and the Contributed Assets, taken as a whole, compared to other participants in the industries in which MM, its subsidiaries or the Contributed Assets conduct their respective businesses.
“MM Major Customers” has the meaning set forth in Section 4.19.
“MM Material Agreements” means each Contract to which MM or any of its subsidiaries is a party or subject to or by which its assets are bound which: (a) provides for obligations, payments, Liabilities, consideration, performance of services or the delivery of goods to or by MM or any of its subsidiaries of any amount or value reasonably expected to be in excess of  $2,500,000 annually; (b) contains covenants limiting the freedom of MM or any of its subsidiaries to engage in any line of business in any geographic area or to compete with any Person or restricting the ability of MM or any of its subsidiaries to acquire equity interests in any Person; (c) is an employment or severance contract, or indemnification contract, or a consulting or non-compete agreement, applicable to employees of MM, any of its subsidiaries or the Contributed Assets whose annual total compensation exceeds $350,000 or a director of the Company or any of its subsidiaries; (d) relates to, or is evidence of, or is a guarantee of, or provides security for, indebtedness or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset of MM or any of its subsidiaries); (e) is a letter of credit, bond or similar arrangement running to the account of, or for the benefit of, MM or any of its subsidiaries in an amount in excess of  $500,000; (f) is a lease or agreement under which MM or any of its subsidiaries is a lessor of or permits any third party to hold or operate any property owned or controlled by MM or any of its subsidiaries; (g) relates to the use of, or the right to use, Intellectual Property Rights by MM, except for any of the foregoing related to the use of generally available computer software that is sold or licensed under shrink-wrap or click-through terms; (h) is a collective bargaining agreement; (i) is a joint venture or partnership contract or a limited liability company operating agreement; (j) is entered into with, or otherwise relates to, any Affiliate, officer, director or their family members of MM or any of its subsidiaries; (k) cannot be terminated on less than 60 days’ notice without penalty or is continuous over a period of more than one year from the date hereof and cannot be terminated on less than 60 days’ notice without penalty; (l) provides for the payment of cash or other compensation or benefits upon the Merger and the consummation of the transactions contemplated hereby; (m) relates to any loan to any directors, officers, managers or Affiliates of MM or any of its subsidiaries; (n) relates to voting, transfer or other arrangements related to any equity interests of MM or any of its subsidiaries or warrants, options or other rights to acquire any equity interests of MM or any of its subsidiaries (other than this Agreement, the Merger and the transactions contemplated hereby); or (o) is otherwise material to the operations and business prospects of MM, any of its subsidiaries or the Contributed Assets.
“MM Permits” has the meaning set forth in Section 4.6(b).
“MM Products” means all Computer Software and service offerings that MM or any of its subsidiaries have licensed, sold, distributed or otherwise disposed to third parties in the five (5) years prior to the date hereof, or that MM or any of its subsidiaries intends to produce, sell, distribute or otherwise dispose of in the future, with respect to which MM, any of its subsidiaries or the Contributed Assets as of the date hereof is obligated to provide maintenance or support obligation, including in each case any products or service offerings under development.
“MM Registered Intellectual Property Rights” means any Registered Intellectual Property Rights included in the MM Intellectual Property Rights.
“MM Reorganization” means the contribution in a series of transactions set forth in Section 4.26 of the MM Disclosure Letter of all of the issued and outstanding equity interests of each of Mastek MSC Sdn. Bhd. and Majesco Canada Ltd., and of all of the UK insurance business assets of Mastek (UK) Ltd. and the insurance business assets of Majesco Software and Solutions India Private Limited (together, the “Contributed Assets”) to MM or its subsidiaries such that, after giving effect to all such transactions set forth in Section 4.26 of the MM Disclosure Letter, MM will be the direct or indirect owner of all of the Contributed Assets.
“MM Reorg Contracts” has the meaning set forth in Section 4.26(a).
“MM Stock” has the meaning set forth in Section 4.3(a).

“MM Stockholders’ Approval” has the meaning set forth in Section 4.24.
“MM US GAAP Financials” has the meaning set forth in Section 4.25(b).
“Notice Period” has the meaning set forth in Section 5.2(d).
“One-Time Charge” has the meaning set forth in Section 5.24.
“Options” has the meaning set forth in Section 3.3(a).
“Order” has the meaning set forth in Section 3.3(a).
“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith, (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, (g) with respect to the Company or the Subsidiary, Liens securing indebtedness of the Company or the Subsidiary, provided that such indebtedness shall be in existence on the date hereof, and (h) any other Liens that, in the aggregate, do not materially impair the value or the continued use and operation of the assets or properties to which they relate.
“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
“Proxy Statement” means the proxy statement relating to the Company Stockholders’ Meeting for the Company’s Stockholders’ Approval to be filed with the SEC by the Company, as may be amended or supplemented from time to time.
“Registered Intellectual Property Rights” means all patents and patent applications, registered copyrights and copyright applications, registered trademarks and trademark applications, and any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Entity.
“Registration Statement” means the registration statement on Form S-4 to be filed with the SEC by MM for the issuance of the shares of Surviving Corporation Common Stock in the Merger, as may be amended or supplemented from time to time.
“Regulatory Agreement” has the meaning set forth in Section 3.21.
“Related Persons” has the meaning set forth in Section 7.2(d).
“ Release” means any release, spill, emission, emptying, leaking, injection, deposit, disposal, discharge, dispersal, leaching, pumping, pouring, or migration into the atmosphere, soil, surface water, groundwater or property.
“Reorg Subsidiaries” has the meaning set forth in Section 4.1(a).
“Representatives” of any entity means such entity’s directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives.
“Sarbanes-Oxley Act” has the meaning set forth in Section 3.6(e).

“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” has the meaning set forth in Section 3.5(b).
“Shared Expenses” has the meaning set forth in Section 5.14.
“Shares” has the meaning set forth in Section 2.2(b).
“Sharing Ratio” means 83.5% as to MM and 16.5% as to the Company.
“Subsidiary” has the meaning set forth in Section 3.1(a).
“subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through subsidiaries or otherwise, beneficially owned by such Person.
“Superior Proposal” means a bona fide written Takeover Proposal that the Company Board determines in good faith (after consultation with outside legal counsel and the Company’s financial advisors) is more favorable from a financial point of view to the holders of Company Common Stock than the Merger and other transactions contemplated hereby, taking into account (a) all financial considerations, (b) the identity of the third party making such Takeover Proposal, (c) the anticipated timing, conditions (including any financing condition or the likelihood of obtaining financing pursuant to of any debt or equity funding commitments) and prospects for completion of such Takeover Proposal, (d) the other terms and conditions of such Takeover Proposal and the implications thereof on the Company and its stockholders, including such legal, regulatory and other aspects of such Takeover Proposal as deemed relevant by the Company Board, including potential synergies and other business considerations, and (e) any revisions to the terms of this Agreement and the Merger proposed by MM during the Notice Period set forth in Section 5.2(d).
“Surviving Corporation” has the meaning set forth in Section 1.1.
“Surviving Corporation Common Stock” has the meaning set forth in Section 2.1(a).
“Takeover Proposal” means a proposal or offer, or indication of interest in making a proposal or offer, from any Person (other than MM) relating to any (a) direct or indirect acquisition of equity or assets of the Company or the Subsidiary equal to twenty five percent (25%) or more of the fair market value of the Company’s consolidated assets or to which twenty five percent (25%) or more of the Company’s net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of twenty five percent (25%) or more of the voting equity interests of the Company, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) twenty five percent (25%) or more of the voting equity interests of the Company, (d) merger, consolidation, other business combination or similar transaction involving the Company or the Subsidiary, pursuant to which the holders of the Company’s shares immediately prior to such transaction own, in the aggregate, less than eighty-five percent (85%) of the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof; provided that the consummation of the transactions contemplated by such proposal or offer are conditioned on the termination of this Agreement, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company.
“Tax” or “Taxes” has the meaning set forth in Section 3.16(a).
“Tax Returns” has the meaning set forth in Section 3.16(b).
“Transaction Documents” has the meaning set forth in Section 3.4.
“Unvested Company RSU” has the meaning set forth in Section 5.12(b).
“Vested Company RSU” has the meaning set forth in Section 5.12(c).
“Voting Agreement” has the meaning set forth in the recitals.

“WC Closing Certificate” has the meaning set forth in Section 5.23.
“Working Capital” of a party means (i) the current assets (including cash and cash equivalents) minus (ii) the current liabilities, and minus (iii) all Indebtedness of such party as of the date of determination, in each case, determined in accordance with GAAP consistently applied in such party’s historical financial statements and derived from such party’s books and records and excluding the effects or anticipated effects of the Merger or any change in circumstances or similar development arising after the Closing Date; provided that (x) the Working Capital of each party shall include in current liabilities all unpaid costs and expenses of such party related to this Agreement, the Transaction Documents and the consummation of the Merger and the other transactions contemplated thereunder, including all costs and expenses of such party pursuant to Section 5.13, 5.14 and 5.15 and (y) the current liabilities of the Company shall include and reflect unanticipated current liabilities arising as a result of the Merger.
Article IX
GENERAL PROVISIONS
9.1.   Non-Survival of Representations and Warranties.   The representations and warranties of the Company and MM contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.
9.2.   Notices.   All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):
            (a) if to MM (following the Effective Time), to:
Majesco
5 Penn Plaza, 33rd Street & 8th Avenue, 14th Floor
New York, NY 10001
Attention: Ketan Mehta, Chief Executive Officer, Farid Kazani,
Chief Financial Officer and Lori Stanley, General Counsel
Telephone No.: 646-731-1000
Telecopy No.: 646-674-1392

with a copy to (which will not constitute notice to MM):

Pepper Hamilton LLP
620 Eighth Avenue
New York, NY 10018
Attention: Valérie Demont
Telephone No.: 212.808.2745
Telecopy No.: 212.286.9806
            (b) if to the Company, to:
Cover-All Technologies Inc.
412 Mt. Kemble Avenue, Suite 110C
Morristown, New Jersey
Attention: Manish D. Shah, President and Chief Executive Officer
Telephone No.: 973-461-5200
Telecopy No.: 973-461-5204

with a copy to (which will not constitute notice to the Company):

Sills Cummis & Gross P.C.
101 Park Avenue, 28th Floor
New York, New York 10178
Attention: David E. Weiss
Telephone No.: 212.500.1579
Telecopy No.: 212.643.6500
or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.
9.3.   Interpretation.   When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter.
9.4.   Counterparts.   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
9.5.   Entire Agreement; Third Party Beneficiaries.   This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Confidentiality Agreement, Company Disclosure Letter and the MM Disclosure Letter (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (ii) except as provided in Section 5.13, are not intended to confer upon any other Person any rights or remedies hereunder.
9.6.   Amendment.   This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Stockholders’ Approval shall have been obtained, but after such adoption and approval, only to the extent permitted by applicable Law or in accordance with the rules of any self-regulatory organization. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.
9.7.   Waiver.   At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable Law (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) unless prohibited by applicable Law, waive any inaccuracies in the representations and warranties or compliance with the covenants and agreements of the other party hereto contained herein or in any document delivered pursuant hereto or (iii) unless prohibited by applicable Law, waive compliance with any of the conditions of such party contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion
9.8.   Severability.   In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to negotiate in good faith to modify this Agreement so as to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that is mutually agreeable to the parties and that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
9.9.   Governing Law; Dispute Resolution.   This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware. In the event (but only in the event) that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over such action or proceeding, then the parties will submit to personal jurisdiction of any federal court in the State of Delaware. Any party may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2.
9.10.   Rules of Construction.   The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
9.11.   Assignment.   No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
9.12.   WAIVER OF JURY TRIAL.    EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers duly authorized thereunto, as of the date first written above.
MAJESCO
By:
/s/ Ketan Mehta

Name: Ketan Mehta
Title:  President and Chief Executive Officer
COVER-ALL TECHNOLOGIES INC.
By:
/s/ Manish D. Shah

Name: Manish D. Shah
Title:  President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

EXECUTION VERSION
AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER
This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER is made and entered into as of February 18, 2015 (this “Amendment”), by and between Majesco, a California corporation (“MM”), and Cover-All Technologies Inc., a Delaware corporation (the “Company”).
WHEREAS, the parties hereto are parties to that certain Agreement and Plan of Merger, dated December 14, 2014 (the “Merger Agreement”);
WHEREAS, all capitalized terms not defined herein shall have the meanings specified in the Merger Agreement; and
WHEREAS, the parties to the Merger Agreement desire to amend certain provisions thereof.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto agree as follows:
1.   Amendments to Merger Agreement
      (a)   Section 1.5(b) of the Merger Agreement is hereby amended and restated in its entirety as follows:
      “Officers.   From and after the Effective Time, the Officers of the Surviving Corporation shall consist of:
Ketan Mehta	President and Chief Executive Officer;
Farid L. Kazani	Chief Financial Officer and Treasurer;
Edward Ossie	Chief Operating Officer;
Manish D. Shah	Executive Vice President;
Chad Hersh	Executive Vice President;
William Freitag	Executive Vice President;
Prateek Kumar	Executive Vice President;
Lori Stanley	General Counsel and Corporate Secretary;
Ann F. Massey	Senior Vice President of Finance;
each of such officers to hold their respective office at the discretion of the Board of Directors of the Surviving Corporation.”
      (b)   Section 5.24 of the Merger Agreement is hereby amended and restated in its entirety as follows:
            “Accounting Adjustment.   Following receipt of the Company Stockholders’ Approval, completion of the MM Reorganization and obtaining confirmation from the NYSE MKT of the Exchange Listing and provided MM is not in breach or violation of the terms of this Agreement at such time, upon the consummation of the Merger, the Company may take a one-time charge (the “One-Time Charge”) to expense in its accounts for (x) the unamortized portion of the capitalized software amount and (y) the deferred tax assets, in each case, in its balance sheet.”
      (c)   Exhibit C to the Merger Agreement is hereby amended and restated in its entirety in the form attached as Annex A hereto.
      (d)   Exhibit D to the Merger Agreement is hereby amended and restated in its entirety in the form attached as Annex B hereto.

2.   Representations and Warranties of the Company.   The Company represents and warrants to MM as of the date hereof as follows:
      The Company has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder and, subject to obtaining the Company Stockholders’ Approval, to consummate the transactions contemplated hereby and by the Merger Agreement. The execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated hereby and by the Merger Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment or to consummate the transactions so contemplated (other than, with respect to the Merger, the Company Stockholders’ Approval). This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by MM, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).
3.   Representations and Warranties of MM:   MM Represents and warrants to the Company as follows:
      MM has all necessary corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder and under the Merger Agreement. The execution and delivery of this Amendment by MM and the consummation by MM of the transactions contemplated hereby and by the Merger Agreement have been duly and validly authorized by all necessary corporate action on the part of MM and no other corporate proceedings on the part of MM are necessary to authorize this Amendment or to consummate the transactions so contemplated. This Amendment has been duly and validly executed and delivered by MM and, assuming the due authorization, execution and delivery by the Company, constitutes the legal and binding obligation of MM, enforceable against MM in accordance with its terms, subject to (i) the effect of bankruptcy, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditor’s rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).
4.   General Provisions.
      (a)   Effectiveness.   The amendments set forth herein shall be effective immediately on the date hereof.
      (b)   Counterparts.   This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
      (c)   Governing Law.   This Amendment, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
      (d)   Interpretation.   For the avoidance of doubt, from and after the date of this Amendment, references in the Merger Agreement to the “Agreement” or any provision thereof shall be deemed to refer to the Merger Agreement or such provision as amended hereby unless the context otherwise requires and references in the Merger Agreement to the “date hereof” or the “date of this Agreement” shall be deemed to refer to December 14, 2014. References in this Amendment to the “date hereof” refer to February 18, 2015.
      (e)   Except as specifically amended by this Amendment, all other provisions of the Merger Agreement shall be in full force and effect.
[Signature page follows]
2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers duly authorized thereunto, as of the date first written above.
MAJESCO
By:
/s/ Ketan Mehta

Name: Ketan Mehta
Title:  President and Chief Executive Officer
COVER-ALL TECHNOLOGIES INC.
By:
/s/ Manish D. Shah

Name: Manish D. Shah
Title:  President and Chief Executive Officer
ACCEPTED, ACKNOWLEDGED, AGREED AND CONSENTED TO BY:
RENN Universal Growth
Investment Trust PLC
By:
/s/ Russell Cleveland

Name: Russell Cleveland
Title: Investment Manager
REPRESENTATIVE
Russell Cleveland
/s/ Russell Cleveland

[Signature Page to Amendment No. 1 to Merger Agreement]

Annex A
Amended and Restated Exhibit C to Merger Agreement

EXHIBIT C
amended and restated
articles of incorporation
of
majesco
The undersigned, Ketan Mehta and Lori Stanley, hereby certify that:
ONE:   They are the duly elected and acting President and Secretary, respectively, of Majesco, a California corporation.
TWO:   The Articles of Incorporation of the corporation are amended and restated in full to read as follows:
Article I

name
The name of the corporation is Majesco (the “Corporation”).
Article II

purpose
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of California (the “General Corporation Law”), other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
Article III

capital stock
1.   The total number of shares of all classes of stock that the Corporation is authorized to issue is 500,000,000 of which [__________] shall be shares of common stock, par value $0.002 per share (“Common Stock”), and [__________] shall be shares of preferred stock (“Preferred Stock”), par value $0.002 per share. The Preferred Stock may be issued in one or more series. The board of directors of the Corporation (the “Board”) is authorized (a) to fix the number of shares of Preferred Stock of any series; (b) to determine the designation of any such series; (c) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series; and (d) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any such series.
Article IV

directors
1.   Each director, including a director elected to fill a vacancy, shall hold office until the next annual meeting of shareholders and his or her successor is elected, or his or her earlier resignation or removal.
2.   Vacancies in the Board, including, without limitation, vacancies created by the removal of any director, may be filled by a majority of the directors then in office, whether or not less than a quorum, or by a sole remaining director.
Article V

cumulative voting
No shareholder may cumulate votes in the election of directors.

Article VI

AFFILIATE GOING PRIVATE TRANSACTIONS
[Falcon LTD, Falcon UK] and their Affiliates shall not engage in any Affiliate Going Private Transaction (as defined below) for a period of 24 months following __________, 2015(1) (the “Expiration Date”), unless such Affiliate Going Private Transaction is authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of more than 50% of the outstanding voting stock which is not owned by [Falcon LTD, Falcon UK] and their Affiliates. Notwithstanding the foregoing, voting stock held by Falcon shall be counted for the purposes of determining the presence of a quorum and any director nominated, employed, or engaged by, or otherwise associated with [Falcon LTD, Falcon UK] and their Affiliates shall not be restricted or limited in the exercise of his or her fiduciary duty.
The foregoing shall not restrict in any manner the Board or [Falcon LTD, Falcon UK] and their Affiliates in responding to, voting in favor of, or accepting an offer from any other Person that is not [Falcon LTD, Falcon UK] and their Affiliates in regards to any business combination, going private transaction or other transaction; provided, that the amount and type of consideration per share of voting stock to be received by [Falcon LTD, Falcon UK] and their Affiliates in such transaction, if any, shall not be different from the amount and type of consideration to be received in such transaction with respect to the outstanding voting stock which is not owned by [Falcon LTD, Falcon UK] and their Affiliates.
As used in this section only, the term:
(i) “Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another Person.
(ii) “Affiliate Going Private Transaction” means (a) a purchase of voting stock of the Corporation by [Falcon LTD, Falcon UK] and their Affiliates, (b) a business combination of the Corporation with any of [Falcon LTD, Falcon UK] or their Affiliates, or (c) a tender offer for, or requests for invitation for tenders of voting stock of the Corporation made by [Falcon LTD, Falcon UK] and their Affiliates, in each of clauses (a), (b) and (c), the effect of which is to cause the common voting stock of the Corporation that is registered under the Securities Exchange Act of 1934 (the “Exchange Act”) to become eligible for termination of registration under the Exchange Act or to cause such common voting stock of the Corporation registered under the Exchange Act to cease to be listed on a national securities exchange or cease to be quoted on an authorized interdealer quotation system.
(iii) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.
(iv) “Owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its Affiliates: (i) beneficially owns such stock, directly or indirectly; or (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; or (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting, or disposing of such stock with any other person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, such stock.
(v) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(1)
Date to correspond to the closing date of the Merger.

2

(vi) “Voting stock” means, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.
Any amendment or modification to, or repeal of, this Article VI shall require the affirmative vote of more than 50% of the outstanding voting stock which is not owned by [Falcon LTD, Falcon UK] and their Affiliates. This Article VI shall terminate automatically and be of no further force and effect following the Expiration Date.
Article VII

LIABILITY OF DIRECTORS FOR MONETARY DAMAGES:
INDEMNIFICATION OF, AND INSURANCE FOR, CORPORATE AGENTS
1.   The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
2.   The Corporation shall have the power, by bylaw, agreement or otherwise, to provide indemnification of agents (as defined in Section 317 of the General Corporation Law) of the Corporation to the fullest extent permissible under California law and in excess of that expressly permitted under Section 317 of the General Corporation Law, solely subject to the limits on such excess indemnification set forth in Section 204 of the General Corporation Law.
3.   The Corporation shall have the power to purchase and maintain insurance on behalf of any agent (as defined in Section 317 of the General Corporation Law) of the Corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such to the fullest extent permissible under California law and whether or not the Corporation would have the power to indemnify the agent under Section 317 of the General Corporation Law or these Articles of Incorporation.
4.   For the purposes of this Article VII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger and the corporation which, if its separate existence had continued, would have had power and authority to (or in fact did) indemnify its directors, officers or agents, so that any person who is or was a director, officer or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VII with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
Article VIII

BY-LAWS
The Board of Directors is expressly authorized to make, amend or repeal the bylaws of the Corporation, without any action on the part of the shareholders, except as otherwise required by the General Corporation Law, solely by the affirmative vote of at least a majority of the total number of directors on the Board of Directors. The bylaws may also be amended or repealed by the shareholders, by the approval of a majority of the outstanding shares of the Corporation.
THREE:   The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the Board of Directors.
FOUR:   The foregoing amendment and restatement of Articles of Incorporation has been duly approved by the required vote of shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares entitled to vote with respect to the amendment and restatement of the Articles of Incorporation is [One hundred eighty-three million four hundred fifty thousand] ([183,450,000]) shares. The number of shares voting in favor of the amendment and restatement of the Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%).
3

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in these Amended and Restated Articles of Incorporation are true and correct of our own knowledge, as executed on this ____ day of  , 2015.

Ketan Mehta, President	Lori Stanley, Secretary
4

Annex B
Amended and Restated Exhibit D to Merger Agreement

Exhibit d
MAJESCO
AMENDED AND RESTATED BYLAWS
Dated __________, 2015
Article I

CORPORATE MANAGEMENT
The business and affairs of Majesco (the “Corporation”) shall be managed, and all corporate powers shall be exercised by or under the direction of the board of directors of the Corporation (the “Board”), subject to the Articles of Incorporation and the General Corporation Law of the State of California (the “General Corporation Law”).
Article II

OFFICERS
1.   Designation.   The officers of the Corporation (i) shall consist of a Chief Executive Officer, President, Chief Financial Officer and Secretary and (ii) may consist of a Chief Operating Officer, one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, a Controller, one or more Assistant Controllers, and such other officers with such titles and duties as the Board may from time to time elect. In addition to any such appointments that may be made by the Board, the Chairman (as defined below), if an executive officer, shall also have the authority to appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and other assistant officer positions as the Chairman, if an executive officer, determines to be advisable. Any two or more offices may be held by the same person.
2.   Term.   The officers of the Corporation shall be elected by the Board and serve at the pleasure of the Board and shall hold office until their resignation, removal or other disqualification from service, or until their successors are duly elected. Any officer may be removed from office at any time, with or without cause, by the vote of a majority of the total number of Directors. The Board may fill vacancies or elect new officers at any time. In the case of Assistant Secretaries, Assistant Treasurers, Assistant Controllers and other assistant officer positions, the Chairman, if an executive officer, may also remove any officers from such offices at any time, with or without cause.
3.   Chief Executive Officer.   The Chief Executive Officer of the Corporation shall be the general manager and chief executive officer of the Corporation, subject to the control of the Board, and as such shall direct the overall business, affairs and operations of the Corporation, shall have general supervision of the officers of the Corporation and shall have all such other authority as is incident to such office.
4.   President.   The duties of the President of the Corporation shall include, but not be limited to, assisting the Chief Executive Officer (to the extent the President is not also the Chief Executive Officer) in directing the overall business, affairs and operations of the Corporation.
5.   Chief Operating Officer.   The duties of the Chief Operating Officer of the Corporation shall include, but not be limited to, directing the day-to-day business, affairs and operations of the Corporation, under the supervision of the Chief Executive Officer and (to the extent the Chief Executive Officer is not also the President) the President.
6.   Vice Presidents.   The Vice Presidents, one of whom shall be the chief financial officer, shall have such duties as the Chief Executive Officer or the Board shall designate and shall have all such other authority as is incident to such office.
7.   Chief Financial Officer.   The Chief Financial Officer shall be responsible for the overall management of the financial affairs of the Corporation, and shall have all such other authority as is incident to such office.

8.   Secretary and Assistant Secretary.   The Secretary shall attend all meetings of the shareholders and the Board, keep a true and accurate record of the proceedings of all such meetings and attest the same by his or her signature, have charge of all books, documents and papers which appertain to the office, have custody of the corporate seal and affix it to all papers and documents requiring sealing, give all notices of meetings, and have and perform all other duties usually appertaining to the office and all duties designated by the Bylaws, the Chief Executive Officer or the Board. In the absence of the Secretary, any Assistant Secretary may perform the duties and shall have the powers of the Secretary.
9.   Treasurer and Assistant Treasurer.   The Treasurer shall perform all duties usually appertaining to the office and all duties designated by the Chief Executive Officer or the Board. In the absence of the Treasurer, any Assistant Treasurer may perform the duties and shall have all the powers of the Treasurer.
10.   Controller and Assistant Controller.   The Controller shall be responsible for establishing financial control policies for the Corporation and shall perform all duties usually appertaining to the office and all duties designated by the Chief Executive Officer or the Board. In the absence of the Controller, any Assistant Controller may perform the duties and shall have all the powers of the Controller.
Article III

DIRECTORS
1.   Number.   The Board shall consist of not less than 6 nor more than 9 Directors. The exact authorized number of Directors shall be fixed from time to time, within the limits specified, by approval of the Board or the shareholders. A reduction of the authorized number of Directors shall not shorten the term of any incumbent Director or remove any incumbent Director prior to the expiration of such Director’s term of office.
2.   Election.   In any election of Directors of the Corporation that is not an uncontested election, the candidates receiving the highest number of affirmative votes of the shares entitled to be voted for them, up to the number of Directors to be elected by those shares, shall be elected and votes against the Director and votes withheld shall have no legal effect.
In any uncontested election of Directors of the Corporation, approval of the shareholders (as defined in Section 153 of the General Corporation Law) shall be required to elect a Director. If an incumbent Director fails to be elected by approval of the shareholders in an uncontested election then, unless the incumbent Director has earlier resigned, the term of the incumbent Director shall end on the date that is the earlier of  (a) 90 days after the date on which the voting results of the election are determined pursuant to Section 707 of the General Corporation Law or (b) the date on which the Board selects a person to fill the office held by that Director in accordance with Article III, Section 3 of these Bylaws and Section 305 of the General Corporation Law.
An “uncontested election” means an election of Directors of the Corporation in which the number of candidates for election does not exceed the number of Directors to be elected by the shareholders at that election, determined (a) in the case of an Annual Meeting of shareholders at the expiration of the time fixed under Section l(b) of Article V of these Bylaws requiring advance notification of Director candidates or (b) in the case of a Special Meeting of shareholders, at the date notice is given of the meeting or a time fixed by the Board that is not more than 14 days before that notice is given.
3.   Vacancies.   Vacancies in the Board may be filled as set forth in the Articles of Incorporation.
4.   Removal.   The entire Board of Directors or any individual Director may be removed from office with or without cause by an affirmative vote of shareholders holding a majority of the outstanding shares entitled to vote. If at any time a class or series of shares is entitled to elect one or more Directors under authority granted by the Articles of Incorporation, the provisions of this Section 4 shall apply to the vote of that class or series and not to the vote of the outstanding shares as a whole.
5.   Resignation.   Any Director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairman, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.
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6.   Compensation.   Members of the Board shall receive such compensation and reimbursement of expenses as the Board may from time to time determine.
7.   Regular Meetings.   A regular meeting of the Board shall be held immediately after each Annual Meeting of shareholders. Other regular meetings of the Board shall be held on such dates and at such times and places as may be designated by resolution of the Board. Notice of regular meetings of the Board need not otherwise be given to Directors.
8.   Special Meetings.   Special Meetings of the Board may be called at any time by the Chairman, the Lead Director, and the Chief Executive Officer, the President or a majority of the authorized number of Directors. Notice shall be given to each Director of the date, time and place of each Special Meeting of the Board. If given by mail, such notice shall be mailed to each Director at least four days before the date of such meeting. If given personally or by telephone (including a voice messaging system or other system or technology designed to record and communicate messages), telegraph, facsimile, electronic mail or other electronic means, such notice shall be given to each Director at least 48 hours before the time of such meeting. Notice of a meeting need not be given to any Director who signs a waiver of notice, whether before or after the meeting, or who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director.
9.   Quorum.   A majority of the authorized number of Directors shall be necessary to constitute a quorum for the transaction of business, and, except as otherwise provided by applicable law, the Articles of Incorporation or these Bylaws, every act or decision of a majority of the Directors present at a meeting at which a quorum is present shall be valid as the act of the Board, provided that a meeting at which a quorum is initially present may continue to transact business, notwithstanding the withdrawal of Directors, if any action taken is approved by at least a majority of the required quorum for such meeting. A majority of Directors present at any meeting, in the absence of a quorum, may adjourn to another time.
10.   Action Upon Consent.   Any action required or permitted to be taken by the Board may be taken without a meeting, if all members of the Board shall individually or collectively consent in writing to such action.
11.   Tele-conference, Video Participation.   Members of the Board may participate in a meeting through use of conference telephone or electronic video screen communication, so long as all members participating in the meeting can hear one another. Such participation constitutes presence in person at the meeting.
12.   Directors Emeritus.   The Board may from time to time elect one or more Directors Emeritus. Each Director Emeritus shall have the privilege of attending meetings of the Board, upon invitation of the Chairman, the Chief Executive Officer or the President. No Director Emeritus shall be entitled to vote on any business coming before the Board or be counted as a member of the Board for any purpose whatsoever.
13.   Lead Director.   The Board may from time to time appoint a Lead Director who shall not be an officer of the Corporation and who will have such duties as determined by the Board or as provided in these Bylaws.
14. Chairman of the Board. The Board may designate one of its members to act as Chairman of the Board or Executive Chairman of the Board (each, a “Chairman”). The Chairman, if there is one, shall have the power to: (i) provide advice and counsel to the Chief Executive Officer, the President and other members of senior management in areas such as corporate and strategic planning and policy, acquisitions, major capital expenditures and other areas requested by the Board; (ii) preside at all meetings of the Board; and (iii) in general, perform all duties as may be prescribed by these Bylaws or assigned to such person by the Board from time to time. The Chairman may be an executive officer of the Company, but is not required to be an executive officer of the Company.
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Article IV

COMMITTEES
1.   Committees.   The Board may appoint one or more committees, each consisting of two or more Directors, to serve at the pleasure of the Board. The Board may delegate to such committees any or all of the authority of the Board except with respect to:
(a)   The approval of any action which also requires the approval of the shareholders or approval of the outstanding shares;
(b)   The filling of vacancies on the Board or on any committee;
(c)   The fixing of compensation of the Directors for serving on the Board or on any committee;
(d)   The amendment or repeal of bylaws or the adoption of new bylaws;
(e)   The amendment or repeal of any resolution of the Board which by its express terms is not so amendable or repealable;
(f)    A distribution to the shareholders, except at a rate, in a periodic amount or within a price range set forth in the Articles of Incorporation or determined by the Board; and
(g)   The appointment of other committees of the Board or the members thereof.
Any such committee, or any member, must be appointed by resolution adopted by a majority of the exact number of authorized Directors as specified in Section 1 of Article III.
2.   Notice of Meetings.   Unless the Board shall establish different requirements for the giving of notice of committee meetings, notice of each meeting of any committee of the Board shall be given to each member of such committee, and the giving of such notice shall be subject to the same requirements as the giving of notice of Special Meetings of the Board, except that notice of regular meetings of any committee for which the date, time and place has been previously designated by resolution of the committee need not otherwise be given to members of the Committee.
3.   Conduct of Meetings.   The provisions of these Bylaws with respect to the conduct of meetings of the Board shall govern the conduct of committee meetings. Written minutes shall be kept of all committee meetings.
Article V

SHAREHOLDER MEETINGS
1.   Annual Meeting.
(a)   An Annual Meeting of shareholders shall be held each year on such date and at such time as may be designated by resolution of the Board.
(b)   At an Annual Meeting of shareholders, only such business shall be conducted as shall have been properly brought before the Annual Meeting. To be properly brought before an Annual Meeting, business must be (i) specified in the notice of the Annual Meeting (or in any supplement or amendment thereto) given by or at the direction of the Board, (ii) brought before the Annual Meeting by or at the direction of the Board or by the Chairman, Chief Executive Officer or Lead Director, or (iii) otherwise properly brought before the Annual Meeting by a shareholder. For business to be properly brought before an Annual Meeting by a shareholder, including the nomination of any person (other than a person nominated by or at the direction of the Board) for election to the Board, the shareholder must have given timely and proper written notice to the Secretary of the Corporation. To be timely, the shareholder’s written notice must be received at the principal executive office of the Corporation not less than 90 nor more than 120 days in advance of the date corresponding to the date of the last Annual Meeting of shareholders; provided, however, that in the event the Annual Meeting to which the shareholder’s written notice relates is to be held on a date that differs by more than 60 days from the date of the last Annual Meeting of shareholders, the shareholder’s written notice to be timely must be
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so received not later than the close of business on the tenth day following the date on which public disclosure of the date of the Annual Meeting is made or given to shareholders. In no event shall any adjournment of an Annual Meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of timely written notice for business to be properly brought before the Annual Meeting by a shareholder as described in this Section l(b).
To be proper, the shareholder’s written notice must set forth as to each matter the shareholder proposes to bring before the Annual Meeting (v) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting, (w) the text of the proposal or business to be brought before the Annual Meeting (including the text of any resolutions proposed for consideration), (x) the name and address of the shareholder as they appear on the Corporation’s books, (y) the class and number of shares of the Corporation that are beneficially owned by the shareholder or any of its shareholder Associated Persons (as defined below), and a description of any and all Disclosable Interests (as defined below) held by the shareholder or any of its shareholder Associated Persons or to which any of them is a party, and (z) any material interest of the shareholder or any of its shareholder Associated Persons in such business and such other information concerning the shareholder and such item of business as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies in support of the item of business proposed to be brought before the Annual Meeting; provided, however, that the disclosures required by this Section l(b) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or similar nominee solely as a result of such entity being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner or beneficial owners.
In addition, if the shareholder’s written notice relates to the nomination at the Annual Meeting of any person for election to the Board, such notice to be proper must also set forth (A) the name, age, business address and residence address of each person to be so nominated, (B) the principal occupation or employment of each such person, (C) the number of shares of capital stock of the Corporation beneficially owned by each such person, and a description of any and all Disclosable Interests held by each such person or to which each such person is a party, (D) a description of all arrangements, understandings or compensation between or among any of  (i) such shareholder, (ii) each nominee, (iii) each such shareholder Associated Person, and (iv) any other person or persons (naming such person or persons), in each case relating to the nomination or pursuant to which the nomination or nominations are to be made by such shareholder and/or relating to the candidacy or service of the nominee as a Director of the Corporation, (E) such other information concerning each such person as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such person as a Director, and must be accompanied by a consent, signed by each such person, to serve as a Director of the Corporation if elected, and (F) if any such nominee or the shareholder nominating the nominee or any such shareholder Associated Person expresses an intention or recommendation that the Corporation enter into a strategic transaction, any material interest in such transaction of each such proposed nominee, shareholder or shareholder Associated Person, including without limitation any equity interests or any Disclosable Interests held by each such nominee, shareholder or shareholder Associated Person in any other person the value of which interests could reasonably be expected to be materially affected by such transaction. To be proper notice, the shareholder’s notice must also include a written questionnaire completed by the proposed nominee with respect to the background and qualifications of such proposed nominee (which form of questionnaire shall be provided by the Secretary upon written request).
(c)   In addition, to be a proper and timely written notice to the Secretary, a shareholder providing notice of any business (including the nomination of any person for election to the Board) proposed to be made at an Annual Meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article V, Section 1 shall be true and correct as of the record date for the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof. Such update and supplement (or, if applicable, written confirmation that the information provided in such notice is still true and correct as of the applicable date) shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not later than five (5) business days after
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the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed (in the case of the update and supplement required to be made as often (10) business days prior to the meeting or any adjournment or postponement thereof). A shareholder, in his or her initial written notice of any business to the Secretary, shall confirm his or her intention to update and supplement such notice as required herein.
(d)   The presiding officer of the Annual Meeting shall, if the facts warrant, determine and declare at the meeting whether business was not properly and timely brought before the meeting in accordance with the provisions of this Article V, Section 1 and if the presiding officer should so determine, he or she shall so declare at the meeting that any such business not properly and timely brought before the meeting shall not be transacted. Notwithstanding the foregoing provisions of this Article V, Section 1, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the Annual Meeting to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
(e)   Nothing in these Bylaws shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act’) (or any successor provision of law). Notwithstanding anything in these Bylaws to the contrary, except for proposals properly and timely made in accordance with Rule 14a-8 under the Exchange Act (or any successor provision of law) and included in the notice of Annual Meeting given by or at the direction of the Board, no business shall be conducted at an Annual Meeting except in accordance with the procedures set forth in this Article V, Section 1.
(f)   As used in this Article V, Section 1, “shareholder Associated Person” shall mean (i) the beneficial owner or beneficial owners on whose behalf the written notice of business proposed to be brought before the Annual Meeting is made, if different from the shareholder proposing such business, and (ii) each “affiliate” or “associate” (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of each such shareholder or beneficial owner.
(g)   As used in this Article V, Section 1, “Disclosable Interests” shall mean any agreement, arrangement or understanding (including but not limited to any derivatives, swaps, long or short positions, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that is held or has been entered into, directly or indirectly, by or on behalf of such shareholder, the nominee proposed by such shareholder, as applicable, or any such shareholder Associated Person, the effect or intent of which is to mitigate loss to, manage the risk or benefit of share price changes for, provide the opportunity to profit from share price changes to, or increase or decrease the voting power of, such shareholder, proposed nominee, as applicable, or any such shareholder Associated Person, with respect to shares of stock of the Corporation; provided, however, that Disclosable Interests shall not include any such disclosures with respect to any broker, dealer, commercial bank, trust company or similar nominee solely as a result of such entity being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner or beneficial owners.
(h)   For purposes of this Article V, to be considered a “qualified representative” of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the applicable Annual Meeting or Special Meeting and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the applicable Annual Meeting or Special Meeting.
2.   Special Meetings.   Special Meetings of the shareholders for any purpose whatsoever may be called at any time by the Chairman, the Chief Executive Officer, the President or the Board, or by one or more
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shareholders holding not less than twenty percent (20%) of the voting power of the Corporation. The person or persons calling any such meeting shall concurrently specify (i) the purpose of such Special Meeting, (ii) the business proposed to be transacted at such Special Meeting and the reasons for conducting such business at the meeting, and (iii) the text of the proposal or business to be brought before the Special Meeting (including the text of any resolutions proposed for consideration). In connection with any Special Meeting called in accordance with the provisions of this Article V, Section 2, upon request in writing sent pursuant to Section 601(c) of the General Corporation Law (or any successor provision) by the person or persons calling such meeting (to be in proper form, such request, if sent by a shareholder or shareholders, shall include information comparable to that required by Article V, Sections l(b) and l(c) of these Bylaws), it shall be the duty of the Secretary of the Corporation, subject to the immediately succeeding sentence, to cause notice of such meeting to be given in accordance with Article V, Section 4 of these Bylaws as promptly as reasonably practicable and, in connection therewith, to establish the place and, subject to Section 601(c) of the General Corporation Law (or any successor provision), the date and hour of such meeting. Within five (5) business days after receiving such a request from a shareholder or shareholders of the Corporation, the Board shall determine whether such shareholder or shareholders have properly satisfied the requirements for calling a Special Meeting of the shareholders in accordance with the provisions of this Article V, Section 2 and shall notify the requesting party or parties of its finding. Notwithstanding the foregoing provisions of this Article V, Section 2, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the Special Meeting to present a nomination or other proposed business, such nomination shall be disregarded or such proposed business shall not be transacted, as the case may be, notwithstanding that proxies in respect of such vote may have been received by the Corporation.
3.   Place of Meetings.   All meetings of the shareholders shall be held at the principal office of the Corporation in New Jersey, or at such other locations as may be designated by the Board.
4.   Notice of Meetings.   Written notice shall be given to each shareholder entitled to vote of the date, time, place and general purpose of each meeting of shareholders. Notice may be given personally, or by mail, or by telegram, or by electronic transmission as set forth in the California Corporations Code, charges prepaid, to the shareholder’s physical or electronic address appearing on the books of the Corporation or given by the shareholder to the Corporation for the purpose of notice. If a shareholder supplies no address to the Corporation, notice shall be deemed to be given if mailed to the place where the principal office of the Corporation is situated, or published at least once in some newspaper of general circulation in the county of said principal office. Notice of any meeting shall be sent to each shareholder entitled thereto not less than 10 nor more than 60 days before such meeting.
5.   Record Dates; Voting.   The Board may fix a time in the future not less than 10 nor more than 60 days preceding the date of any meeting of shareholders or the solicitation of written consents, or not more than 60 days preceding the date fixed for the payment of any dividend or distribution, or for the allotment of rights, or when any change or conversion or exchange of shares shall go into effect, as a record date for the determination of the shareholders entitled to notice of and to vote at any such meeting or to consent in writing to any action or entitled to receive any such dividend or distribution, or any such allotment of rights, or to exercise the rights in respect to any such change, conversion, or exchange of shares. In such case, only shareholders of record at the close of business on the date so fixed shall be entitled to notice of and to vote at such meeting or to receive such dividend, distribution or an allotment of rights, or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after any record date fixed as aforesaid. The Board may close the books of the Corporation against any transfer of shares during the whole or any part of such period.
6.   Quorum.   At any shareholders’ meeting a majority of the shares entitled to vote must be present or represented by proxy in order to constitute a quorum for the transaction of business, but a majority of the shares present, or represented by proxy, though less than a quorum, may adjourn the meeting to some other date, and from day to day or from time to time thereafter until a quorum is present.
7.   Confidential Voting.   Each shareholder of the Corporation shall be entitled to elect voting confidentiality as provided in this Section on all matters submitted to shareholders by the Board and each form of proxy, consent, ballot or other written voting instruction distributed to the shareholders shall
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include a check box or other appropriate mechanism by which shareholders who desire to do so may so elect voting confidentiality. All inspectors of election, vote tabulators and other persons appointed or engaged by or on behalf of the Corporation to process voting instructions (none of whom shall be a Director or officer of the Corporation or any of its affiliates) shall be advised of and instructed to comply with this Section and, except as required or permitted hereby, not at any time to disclose to any person (except to other persons engaged in processing voting instructions), the identity and individual vote of any shareholder electing voting confidentiality; provided, however, that voting confidentiality shall not apply and the name and individual vote of any shareholder may be disclosed to the Corporation or to any person (i) to the extent that such disclosure is required by applicable law or is appropriate to assert or defend any claim relating to voting or (ii) with respect to any matter for which votes of shareholders are solicited in opposition to any of the nominees or the recommendations of the Board unless the persons engaged in such opposition solicitation provide shareholders of the Corporation with voting confidentiality (which, if not otherwise provided, will be requested by the Corporation) comparable in the opinion of the Corporation to the voting confidentiality provided by this Section.
8.   Conduct of Meeting.   The Chairman, or if the Chairman is unavailable, the President, or if the Chairman and the President are unavailable, such other officer of the Corporation designated by the Board, will call meetings of the shareholders to order and will act as presiding officer thereof. Unless otherwise determined by the Board prior to the meeting, the presiding officer of the meeting of the shareholders will also determine the order of business and have the authority in his or her sole discretion to regulate the conduct of any such meeting, including without limitation by (i) imposing restrictions on the persons (other than shareholders of the Corporation or their duly appointed proxies) who may attend any such shareholders’ meeting, (ii) ascertaining whether any shareholder or his or her proxy may be excluded from any meeting of the shareholders based upon any determination by the presiding officer, in his or her sole discretion, that any such person has unduly disrupted or is likely to disrupt the proceedings thereat, and (iii) determining the circumstances in which any person may make a statement or ask questions at any meeting of the shareholders.
9.   Action by Written Consents.   Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, shall be signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Unless the consents of all shareholders entitled to vote have been solicited in writing, the Corporation shall provide notice of any shareholder approval obtained without a meeting by less than unanimous written consent to those shareholders entitled to vote but who have not yet consented in writing at least 10 days before the consummation of the following actions authorized by such approval (or such longer period as may be required by law, regulation, rule or listing standard): (a) contracts between the Corporation and any of its Directors or with any shareholder that beneficially owns (as defined pursuant to rules 13d-3 and 13d-5 of the Securities Exchange Act of 1934) 15% or more of the Corporation’s voting stock; (b) indemnification of any person; (c) reorganization of the Corporation; (d) distributions to shareholders upon the winding-up of the affairs of the Corporation; or (e) amendments to the articles of incorporation. “Voting stock” shall mean stock ordinarily entitled to vote for the election of directors. In addition, the Corporation shall provide, to those shareholders entitled to vote who have not consented in writing, prompt notice of the taking of any other corporate action approved by the shareholders without a meeting by less than unanimous written consent. All notices given hereunder shall conform to the requirements of these Bylaws and applicable law. When written consents are given with respect to any shares, they shall be given by and accepted from the persons in whose names such shares stand on the books of the Corporation at the time such respective consents are given, or their proxies. Any shareholder giving a written consent (including any shareholder’s proxy holder, or a transferee of the shares or a personal representative of the shareholder, or their respective proxy holders) may revoke the consent by a writing. This writing must be received by the Corporation prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the Secretary of the Corporation. Such revocation is effective upon its receipt by the Secretary of the Corporation. Notwithstanding anything herein to the contrary, and subject to Section 305(b) of the California Corporations Code, Directors may not be elected by written consent of shareholders except by unanimous written consent of all shares entitled to vote for the election of Directors.
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Article VI

CERTIFICATES FOR SHARES
1.   Form.   Certificates for shares of the Corporation shall state the name of the registered holder of the shares represented thereby, and shall be signed by the Chairman, the Chief Executive Officer, the President or a Vice President, and by the Secretary or an Assistant Secretary. Any such signature may be by facsimile thereof.
2.   Surrender.   Upon a surrender to the Secretary, or to a transfer agent or transfer clerk of the Corporation, of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the party entitled thereto, cancel the old certificate and record the transaction upon its books.
3.   Right of Transfer.   When a transfer of shares on the books is requested and there is a reasonable doubt as to the rights of the persons seeking such transfer, the Corporation, or its transfer agent or transfer clerk, before entering the transfer of the shares on its books or issuing any certificate therefor, may require from such person reasonable proof of his or her rights, and if there remains a reasonable doubt in respect thereto, may refuse a transfer unless such person shall give adequate security or a bond of indemnity executed by a corporate surety, or by two individual sureties, satisfactory to the Corporation as to form, amount and responsibility of sureties.
4.   Conflicting Claims.   The Corporation shall be entitled to treat the holder of record of any shares as the holder in fact thereof and shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it shall have express or ther notice thereof, save as expressly provided by the laws of the State of California.
5.   Loss, Theft and Destruction.   In the case of the alleged loss, theft or destruction of any certificate for shares, another may be issued in its place as follows: (a) the owner of the lost, stolen or destroyed certificate shall file with the transfer agent of the Corporation a duly executed Affidavit of Loss and Indemnity Agreement and Certificate of Coverage, accompanied by a check representing the cost of the bond as outlined in any blanket lost securities and administration bond previously approved by the Directors of the Corporation and executed by a surety company satisfactory to them, which bond shall indemnify the Corporation, its transfer agents and registrars; or (b) the Board may, in its discretion, authorize the issuance of a new certificate to replace a lost, stolen or destroyed certificate on such other terms and conditions as it may determine to be reasonable.
Article VII

INDEMNIFICATION
1.   Definitions.   For the purposes of this Article, “agent of the Corporation” means any person (other than a Director or Officer of the Corporation) who (i) is or was an agent or employee of the Corporation, or (ii) is or was serving at the request of the Corporation as an agent or employee of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or (iii) was an agent or employee of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation or (iv) is or was an agent or employee of the Corporation or any of its subsidiaries and is or was serving at the request of the Corporation or any of its subsidiaries as a fiduciary or administrator of any employee benefit plan sponsored by the Corporation or any of its subsidiaries; “Director or Officer of the Corporation” means any person who (i) is or was a director or officer of the Corporation, or (ii) is or was serving at the request of the Corporation as a director or officer of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or (iii) is or was a director or officer of the Corporation and is or was serving at the request of the Corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or (iv) was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation or (v) is or was a director or officer of the Corporation or any of its subsidiaries and is or was serving at the request of the Corporation or any of its subsidiaries as a fiduciary
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or administrator of any employee benefit plan sponsored by the Corporation or any of its subsidiaries; “proceeding” means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative, or investigative; and “expenses” includes, without limitation, attorneys’ fees and any expenses of establishing a right to indemnification under Sections 4 or 5(d) of this Article.
2.   Indemnification for Third Party Actions.   The Corporation shall indemnify any person who is or was a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that such person is or was a Director or Officer of the Corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The Corporation shall have, in its discretion, the power to indemnify any person who is or was a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the Corporation or that the person had reasonable cause to believe that the person’s conduct was unlawful.
3.   Indemnification for Derivative Actions.   The Corporation shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a Director or Officer of the Corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action, as well as, to the fullest extent permissible under California law and the Corporation’s Articles of Incorporation, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such action (whether or not any such item is deemed to be an expense) if such person acted in good faith and in a manner such person believed to be in the best interests of the Corporation and its shareholders. The Corporation shall have, in its discretion, the power to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an agent of the Corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action, as well as, to the fullest extent permissible under California law and the Corporation’s Articles of Incorporation, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such action (whether or not any such item is deemed to be an expense) if such person acted in good faith and in a manner such person believed to be in the best interests of the Corporation and its shareholders. No indemnification shall be made under this Section: (a) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation in the performance of such person’s duty to the Corporation and its shareholders, unless and only to the extent that the court in which such proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine; (b) of amounts paid in settling or otherwise disposing of a pending action without court approval; or (c) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.
4.   Successful Defense.   Notwithstanding any other provision of this Article, to the extent that a Director or Officer of the Corporation has been successful on the merits or otherwise (including the dismissal of an action without prejudice or the settlement of a proceeding or action without admission of liability) in defense of any proceeding referred to in Sections 2 or 3 of this Article, or in defense of any claim, issue or matter therein, the Director or Officer of the Corporation shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the Director or Officer in connection therewith.
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5.   Indemnification Determination.   Except as provided in Section 4, any indemnification under Section 3 of this Article shall be made by the Corporation only if authorized in the specific case, upon a determination that indemnification of the Director or Officer of the Corporation or agent of the Corporation is proper in the circumstances because the person has met the applicable standard of conduct set forth in Section 3, by (a) a majority vote of a quorum consisting of Directors who are not parties to such proceeding; (b) if such a quorum of Directors is not obtainable, by independent legal counsel in a written opinion; (c) approval by the affirmative vote of a majority of the shares of this Corporation represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) or by the written consent of holders of a majority of the outstanding shares which would be entitled to vote at such meeting and, for such purpose, the shares owned by the person to be indemnified shall not be considered outstanding or entitled to vote; or (d) the court in which such proceeding is or was pending, upon application made by the Corporation, such Director or Officer or agent, or the attorney or other person rendering services in connection with the defense, whether or not such application by said Director or Officer or agent, attorney or other person is opposed by the Corporation.
6.   Advancement of Expenses.   Expenses incurred by a Director or Officer of the Corporation in defending any proceeding shall be advanced by the Corporation (and if otherwise authorized by the Board, expenses incurred by an agent of the Corporation in defending any proceeding may be advanced by the Corporation) prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Director or Officer of the Corporation or agent of the Corporation to repay such amount if it shall be determined ultimately that such person is not entitled to be indemnified as authorized in this Article.
7.   Restriction on Indemnification.   No indemnification or advance shall be made under this Article, except as provided in Sections 4, 5(d) and 6 hereof, in any circumstance where it appears that it would be inconsistent with (a) a provision of the Articles of Incorporation of the Corporation, its bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid which prohibits or otherwise limits indemnification; or (b) any condition expressly imposed by a court in approving a settlement.
8.   Non-Exclusive.   The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The rights to indemnification under this Article shall continue as to a person who has ceased to be a Director or Officer of the Corporation or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of the person.
9.   Expenses as a Witness.   To the extent that any Director or Officer of the Corporation (or, to the extent authorized by the Board, any agent of the Corporation) is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.
10.   Corporation.   For the purposes of this Article VII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger and the corporation which, if its separate existence had continued, would have had power and authority to (or in fact did) indemnify its directors, officers or agents, so that any person who is or was a director, officer or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.
11.   Insurance.   The Corporation may purchase and maintain directors and officers liability insurance and other liability insurance, at its expense, to protect itself and any Director or Officer of the Corporation or agent of the Corporation or another corporation, partnership, joint venture, trust or other
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enterprise against any expense, liability or loss asserted against or incurred by the person in such capacity or arising out of the Director’s or Officer’s or agent’s status as such, whether or not the Corporation would have the power to indemnify the Director, Officer or agent against such expense, liability or loss under the provisions of this Article or under the General Corporation Law.
12.   Separability.   Each and every paragraph, sentence, term and provision of this Article is separate and distinct so that if any paragraph, sentence, term or provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other paragraph, sentence, term or provision hereof. To the extent required, any paragraph, sentence, term or provision of this Article may be modified by a court of competent jurisdiction to preserve its validity and to provide the claimant with, subject to the limitations set forth in this Article and any agreement between the Corporation and claimant, the broadest possible indemnification permitted under applicable law. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless have the power to indemnify each Director or Officer of the Corporation, or agent of the Corporation against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such action (whether or not any such item is deemed to be an expense) with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and including an action or suit brought by or in the right of the Corporation, to the fullest extent permissible by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permissible under California law and the Corporation’s Articles of Incorporation.
13.   Agreements.   Upon, and in the event of, a determination of the Board to do so, the Corporation is authorized to enter into indemnification agreements with any or all of the Directors or Officers of the Corporation or agents of the Corporation providing for indemnification to the fullest extent permissible under California law and the Corporation’s Articles of Incorporation.
14.   Retroactive Appeal.   In the event this Article is repealed or modified so as to reduce the protection afforded herein, the indemnification provided by this Article shall remain in full force and effect with respect to any act or omission occurring prior to such repeal or modification. The rights of each Director or Officer of the Corporation to indemnification and advancement of expenses in this Article shall be deemed to be contractual rights.
Article VIII

OBLIGATIONS
All obligations of the Corporation, including promissory notes, checks, drafts, bills of exchange, and contracts of every kind, and evidences of indebtedness issued in the name of, or payable to, or executed on behalf of the Corporation, shall be signed or endorsed by such officer or officers, or agent or agents, of the Corporation and in such manner as, from time to time, shall be determined by the Board.
Article IX

CORPORATE SEAL
The corporate seal shall set forth the name of the Corporation, state, and date of incorporation.
Article X

AMENDMENTS
These Bylaws may be amended or repealed as set forth in the Articles of Incorporation.
Article XI

AVAILABILITY OF BYLAWS
A current copy of these Bylaws shall be mailed or otherwise furnished to any shareholder of record within five days after receipt of a request therefor.
[Remainder of Page Intentionally Left Blank]
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Annex B
December 14, 2014
The Board of Directors
c/o Earl Gallegos, Chairman
Cover-All Technologies, Inc.
412 Mt. Kemble Avenue, Suite 110C
Morristown, New Jersey 07960
Dear Board of Directors:
You have requested that The BVA Group LLC (“BVA”) provide an opinion (the “Opinion”) as to the fairness, from a financial point of view, to the shareholders of Cover-All Technologies, Inc. (“Cover-All” or the “Company”) of the proposed transaction discussed below.
The Transaction
Pursuant to the draft Agreement and Plan of Merger (the “Merger Agreement”) dated December 8, 2014, the proposed transaction (the “Transaction”) will be the merger of Cover-Ali Technologies, Inc. with Majesco (“Majesco”), with Majesco as the surviving entity as a publicly-traded company with the shareholders of Cover-All receiving 16.5 percent of the outstanding common stock in Majesco. The summary of the Merger Agreement is qualified in its entirety by the terms of the Merger Agreement.
Procedures
BVA conducted various procedures, investigations, and financial analyses with respect to the preparation of the Opinion Letter including, but not limited to, the following:
1.
Reviewed a draft dated December 8, 2014 of the proposed Merger Agreement governing the Merger.

2.
Reviewed SEC filings by Cover-All including: the annual reports on Form 10-K for the fiscal years ended December 31, 2009-2013; the quarterly reports on Form 10-Q covering the six months ended June 30, 2014 and the nine months ended September 30, 2014, respectively; and the financial statements included in such reports and the notes thereto.

3.
Reviewed Majesco draft unaudited balance sheets and income statements as of and for the fiscal years ended March 31, 2014 and March 31, 2013 and other supporting financial information.

4.
Discussed the operations, financial conditions, future prospects, projected operations and performance of Cover-All and Majesco, and the strategic rationale for the Merger with members of senior management of Cover-All and Majesco including the following individuals:

a.
Manish D. Shah, President and CEO of Cover-All;

b.
Ketan Mehta, President and CEO of Majesco; and

c.
Bithindra N. Bhattacharya, Finance Controller of Majesco.

5.
Reviewed a draft dated December 9, 2014 of the Asset Purchase and Sale Agreement by and among Majesco, Agile Technologies, LLC and William K. Freitag, John M. Johansen, and Robert Buhrle;

6.
Reviewed multi-year financial forecasts provided by the management of Cover-All and Majesco relating to the estimated future earnings of each respective company on a stand-alone basis and on a pro-forma, post-Merger consolidated basis, including forecasts prepared to consider the anticipated transaction between Majesco and Agile. The periods for the financial forecasts were for the fiscal years ending December 31, 2015 – 2017 for Cover-All and for the fiscal years ending March 31, 2015 – 2018 for Majesco on a stand-alone and for the combined company on a pro forma, post-Merger consolidated basis.

7.
Reviewed various other documents prepared by or for the management of Cover-All including stockholder presentations, a confidential information memorandum prepared for Cover-All for presentation to potential investors or transaction partners dated August 2013, and corporate organizational charts.

8.
Reviewed third-party analyst reports relating to Cover-All as well as to Majesco’s parent company, Mastek.

9.
Compared the financial and operating performances of Cover-All and Majesco with publicly available information concerning certain other companies that BVA deemed relevant and reviewed the current and historical market prices of certain publicly traded securities of such other companies.

10.
Prepared a valuation analysis of Cover-All and Majesco as of the date of the Opinion Letter.

11.
Reviewed and analyzed the trading activity of Cover-All’s publicly-traded common stock as well as of the publicly traded shares of Majesco’s parent company, Mastek, for the one-month period preceding the date of the Opinion Letter.

Limiting Conditions and Assumptions
This Opinion is subject to the terms and conditions of our engagement letter, as amended. In performing our analyses and rendering this Opinion, BVA:
1.
Relied upon the accuracy, completeness, and fair presentation in all material respects of any and all information obtained from public sources or provided to it from private sources, including Company and Majesco management. BVA did not independently verify such information.

2.
Assumed that any estimates, forecasts, projections, and assumptions furnished to BVA were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing such information and that such forecasts and projections are achievable and represent both companies’ management’s consensus expectations, as presented.

3.
Assumed that the final versions of all documents reviewed in draft form by BVA conform in all material respects to the drafts reviewed.

4.
Assumed that all of the conditions required to implement the Transaction will be satisfied and that the Transaction will be completed in accordance with the terms outlined in the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof.

5.
Assumed that the Company’s Board of Directors have been advised by counsel as to all legal matters with respect to the Transaction, including whether all procedures required by law to be taken in connection with the Transaction have been duly, validly and timely taken.

6.
Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Majesco, or the contemplated benefits expected to be derived by Cover-All or its stockholders in the Transaction.

7.
Assumed that title to all assets, properties, or business interests purportedly owned by Cover-All and Majesco are good and marketable and there are no adverse interests, encumbrances, engineering, environmental, zoning, planning, or related issues associated with these interests and that the subject assets, properties, or business interests are free and clear of any and all liens, encumbrances and encroachments, other than as disclosed to us.

8.
With respect to the Cover-All and Majesco, there were no material contingent or unrecorded liabilities, environmental liabilities, or litigation pending or threatened other than in the ordinary course of business and as disclosed to us.

In our analysis and in connection with the preparation of this Opinion, BVA has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of the Company or any other party involved in the Transaction. To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, the results of this Opinion could be different.

BVA did not make any independent evaluation of any of the forecasts or projections with which it was furnished. Such forecasts were assumed to be prepared in good faith based on currently available information and represent the current expectations of Cover-All and Majesco, respectively. BVA has not independently verified the accuracy and completeness of the financial and other information supplied to us by the Company or Majesco. BVA has relied upon and assumed, where reasonable, the completeness, accuracy, and fair presentation of all the financial and other information, data, advice, opinions, representations, and other material obtained by us from public sources or provided to us by, on behalf of, or at the request of the Company, and this Opinion is conditional upon such completeness, accuracy, and fair presentation.
BVA has not been requested to, and did not: (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction, the assets, businesses or operations of Cover-All, or any alternatives to the Transaction or (b) advise the Board of Directors or any other party with respect to alternatives to the Transaction. BVA has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. BVA has not been engaged to provide, and has not provided (i) advisory services in connection with the negotiation of the Transaction; (ii) an opinion as to the fairness of the process underlying the Transaction; or (iii) the tax structure relating to the Transaction.
The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board of Directors of Cover-All and may only be used for this purpose. This Opinion (a) does not address the merits of the underlying business decision to enter into the merger of Cover-all and Majesco or the Transaction versus any alternative strategy or transaction; (b) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Transaction, or whether to proceed with the Transaction or any related transaction, and (c) does not indicate that the consideration paid is the best price possibly attainable under any circumstances. The decision as to whether to proceed with the Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of BVA to any party.
BVA has prepared this Opinion effective as of the date of this letter. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and BVA assumes no obligation to update, revise, or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring after the date hereof.
Conclusion
Based upon and subject to the foregoing, BVA is of the opinion that as of the date hereof, the terms of the Transaction are fair, from a financial point of view, to the shareholders of the Company.
Respectfully submitted,
/s/ The BVA Group LLC

Annex C
EXECUTION VERSION
VOTING AGREEMENT
This Voting Agreement (this “Agreement”) is made this 14th day of December, 2014 by and between Majesco, a California corporation (“Majesco”), and the stockholder listed as such on the signature pages hereof  (the “Holder”), for which Russell Cleveland is acting a representative (the “Representative”) (the Holder and Majesco are hereby referred to as the “Parties”).
RECITALS
WHEREAS, Majesco and Cover-All Technologies Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger dated as of the date hereof in the form attached hereto as Exhibit A (the “Merger Agreement”), pursuant to which Majesco and the Company have agreed that the Company shall be merged with and into Majesco (the “Merger”), the separate corporate existence of the Company shall cease and Majesco shall continue as the surviving corporation in the Merger;
WHEREAS, the Holder, as of the date hereof, collectively owns beneficially and of record 7,634,400 shares of common stock, par value $0.01 per share (the “Shares”) of the Company; and
WHEREAS, as a condition to the willingness of Majesco to enter into the Merger Agreement, Majesco has requested that the Holder agree, and in order to induce Majesco to enter into the Merger Agreement, the Holder has agreed, to enter into this Agreement in connection with the Merger.
NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties, releases and agreements herein contained, and intending to be legally bound, the Parties hereby agree as follows:
AGREEMENT
1.    Representations and Warranties.
      (a)   By the Holder. The Holder hereby represents and warrants, only with respect to itself, to Majesco that:
            (1)   The Shares are owned by the Holder free and clear of any liens, encumbrances, claims, pledges, impositions or defects in title.
            (2)   There are no options, warrants, voting, proxy, power of attorney or other rights, agreements, arrangements or commitments of any character to which the Holder is a party relating to the pledge, disposition or voting of any of the Shares and there are no voting trusts or voting agreements with respect to the Shares.
            (3)   The Holder does not own beneficially or of record any equity or other ownership interests of Company other than the Shares.
            (4)   None of the execution and delivery of this Agreement by the Holder, the consummation by the Holder of the transactions contemplated hereby or compliance by the Holder with any of the provisions hereof will conflict with or result in a breach, or constitute a default (with or without notice of lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument or law applicable to the Holder or to the Holder’s property or assets.
            (5)   The Holder hereby represents and warrants to Majesco that (i) it has full power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement, (ii) this Agreement is a legal, valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms.

      (b)   By Majesco. Majesco hereby represents and warrants to the Holder that (i) it has full power, authority and capacity to enter into this Agreement and to perform its obligations under this Agreement, (ii) this Agreement is a legal, valid and binding agreement of Majesco, enforceable against Majesco in accordance with its terms and (iii) there is no contractual or other restriction, limitation or condition which might adversely affect Majesco’s ability to perform under this Agreement.
2.   Voting of Shares; Irrevocable Proxy.
      (a)   During the term of this Agreement, and solely with respect to voting on the matters described in Section 2(b) below, the Holder shall not, and it shall not permit any entity under its control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares, grant any power of attorney with respect to the Shares or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with Majesco. For the avoidance of doubt, this Agreement and the proxies and powers of attorney created hereby shall not apply to any matters submitted to the stockholders of the Company (including the right to elect directors of the Company at any annual or special meeting of the Company’s stockholders) other than the matters described in Section 2(b) below.
      (b)   The Holder agrees during the term of this Agreement to vote the Shares, and to cause any holder of record of Shares to vote or execute a written consent or consents if stockholders of the Company are requested to vote their shares through the execution of an action by written consent in lieu of any such annual or special meeting of stockholders of the Company: (i) in favor of the Merger, at every meeting (or in connection with any action by written consent) of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (ii) against (1) any Takeover Proposal (as defined in the Merger Agreement), (2) any action, proposal, transaction or agreement which would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or any other agreement related to the Merger, or of the Holder under this Agreement and (3) any action, proposal, transaction or agreement that would impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of any conditions under this Agreement, the Merger Agreement or any definitive agreements for the Merger or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s charter documents and by-laws).
      (c)   The Holder hereby appoints Majesco and any designee of Majesco, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and re-substitution, to vote or act by written consent during the term of this Agreement with respect to the Shares in accordance with this Section 2. This proxy and power of attorney is given to secure the performance of the duties of the Holder under this Agreement. The Holder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. This proxy and power of attorney granted by the Holder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Holder with respect to the Shares. The power of attorney granted by the Holder herein is a durable power of attorney and shall survive the dissolution, voluntary or involuntary bankruptcy, death or incapacity of the Holder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.
3.   Transfer and Encumbrance.   This Agreement shall not restrict or prohibit the Holder from, directly or indirectly, transfering, selling, offering, exchanging, assigning, hypothecating, pledging or otherwise disposing of or encumbering (“Transfering” or, as a noun, any “Transfer”) any of the Shares or entering into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or any of its voting or economic interest therein.
4.   Additional Shares.   The Holder agrees that all shares of Company common stock or other equity interests in the Company that the Holder purchases, acquires the right to vote or otherwise acquires beneficial ownership of after the execution of this Agreement, but during the term of this Agreement, shall be subject to the terms of this Agreement and shall constitute “Shares” for all purposes of this Agreement. In the event that on or prior to the effective time of the Merger during the term of this Agreement the

Company reclassifies its common stock, sets a record date for a stock split or reverse split, sets a record date for a stock dividend, sets a record date for a spin-off or enters into an exchange agreement or similar arrangement, the Parties agree to adjust the number of Shares in good faith to preserve the economic intent of this Agreement.
5.   Public Statements.   No Party shall make any public statement, press release or other announcement (each a “Public Announcement”) concerning the matters covered by this Agreement without the prior written approval of the other Parties; provided that each Party may in consultation with the other Parties and based on advice of counsel make any Public Announcement it believes is required or necessary under applicable securities laws and regulations and the rules of any stock exchange or market on which its or its affiliates’ securities are listed or traded; provided, however, that the disclosing Party shall provide the other Parties with the opportunity to review all drafts of Public Announcements prior to the release thereof by the disclosing Party. This Section 5 shall not apply to any statement, disclosure or filing by the Holder required by, or deemed advisable under, any applicable law or regulation.
6.   Disclosure.   The Holder hereby authorizes Majesco and its affiliates to publish and disclose in any Public Announcement required by the U.S. Securities and Exchange Commission, the NYSE MKT or any other national securities exchange, the Holder’s identity and ownership of the Shares and the nature of the Holder’s commitments, arrangements, and understandings under this Agreement; provided, however, that Majesco shall provide the Holder with the opportunity to review all drafts of such Public Announcements prior to the release thereof by Majesco.
7.   No Agreement as Director or Officer.   The Parties acknowledge that this Agreement is entered into by the Holder in its capacity as owner of the Shares and that nothing in this Agreement (i) will in any way prohibit, limit or restrict the performance by any director or officer of the Company, including, without limitation, any director or officer of the Company who is also an officer, director, manager, shareholder, partner, member, investment advisor or affiliate of the Holder (or an affiliate of any of the foregoing), of their duties or responsibilities as an officer or director to the Company, including in exercising rights on behalf of or in the name of the Company under the Merger Agreement or any other agreement, document or instrument entered into or to performed by the Company in connection therewith, and no such actions or omissions shall be deemed a breach of this Agreement, or (ii) will be construed in any way to prohibit, limit or restrict any director or officer of the Company, including, without limitation, any director or officer of the Company who is also an officer, director, manager, shareholder, partner, member, investment advisor or affiliate of the Holder (or an affiliate of any of the foregoing), from complying with his or her duties or responsibilities as an officer or director of the Company, including, without limitation, participating in his capacity as a director or officer of the Company in any discussions or negotiations of the Merger Agreement.
8.   Term and Termination.   This Agreement and the proxies and powers of attorney provided shall terminate with respect to each Share, on a Share by Share basis, upon the earliest of  (i) the mutual termination by the Parties, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) the Effective Time (as defined in the Merger Agreement) of the Merger, (iv) the Transfer of such Share by the Holder thereof, (v) an amendment to the Merger Agreement without the consent of the Holder, or (vi) July 30, 2015 or such later date as the parties under the Merger Agreement may agree to under Section 7.1(b)(i) of the Merger Agreement.
9.   Miscellaneous
      (a)   Governing Law.
            (1)   This Agreement, and all claims or causes of action (whether at law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the Parties hereto irrevocably (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, and, in connection with any such matter, to service of process by notice as otherwise provided herein, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware. In the event (but only in the event) that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction over such action or proceeding, then the Parties will submit to personal jurisdiction of any federal court in the State of Delaware. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9(i).
            (2)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE MPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(a).
            (3)   In case of a dispute hereunder, the prevailing Party shall be entitled reimbursement of its costs and expenses incurred in connection with the dispute.
      (b)   Binding Agreement.   This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of Majesco.
      (c)   Amendments.   No amendment, supplement or modification to this Agreement shall be effective unless set forth in a written instrument duly executed by or on behalf of each Party hereto.
      (d)   Assignment.   No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.
      (e)   Specific Performance.   Each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Majesco, would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at law, a non-breaching Party shall be entitled to injunctive relief without the posting of any bond to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Party further waives (i) any defense that a remedy at law would be adequate in any action for specific performance or injunctive relief hereunder and (ii) any requirement for the posting of a bond or other security as a condition to such relief.
      (f)   Severability.   In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to negotiate in good faith to modify this Agreement so as to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that is mutually agreeable to the Parties and that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
      (g)   Further Assurances.   Each Party hereto shall cooperate and take such action as may be reasonably requested by the other Party in order to carry out the provisions and purpose of this Agreement and the transaction contemplated hereby.
      (h)   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

      (i)   Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt), (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (iii) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (iv) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9(i)):
      (a) if to Majesco, to:
Majesco
5 Penn Plaza, 33rd Street & 8th Avenue, 14th Floor
New York, NY 10001
Attention: Ketan Mehta, Chief Executive Officer, Farid Kazani,
Chief Financial Officer and Lori Stanley, General Counsel
Telephone No.: 646-731-1000
Telecopy No.: 646-674-1392

with a copy to:

Pepper Hamilton LLP
620 Eighth Avenue
New York, NY 10018
Attention: Valérie Demont
Telephone No.: 212.808.2745
Telecopy No.: 212.286.9806
      (b) if to the Holder, to:
c/o Representative
RENN Capital Group, Inc.
8080 N. Central Expressway
Suite 210, LB-59
Dallas, Texas 75206
Attention: Russell Cleveland
Telephone No.: 214-891-8294
Telecopy No.: 214-891-8291
or to such other persons, addresses or facsimile numbers as may be designated in writing by the person entitled to receive such communication as provided above.
      (c)   Representative. The Holder (on its behalf, and on behalf of its successors, assigns and heirs) hereby irrevocably grants Representative full power and authority on its behalf and Representative hereby accepts such power and authority:
            (1)    to execute and deliver, on behalf of the Holder, and to accept delivery of, on behalf of the Holder, such documents as may be deemed by Representative, in its sole discretion, to be appropriate to consummate this Agreement;
            (2)   to receive notices and other deliverables hereunder on behalf of such person;
            (3)   to (i) dispute or refrain from disputing, on behalf of the Holder, any claim made by Majesco under this Agreement; (ii) negotiate and compromise, on behalf of the Holder, any dispute that may arise under, and to exercise or refrain from exercising any remedies available under, this Agreement; and (iii) execute, on behalf of the Holder, any settlement agreement, release or other document with respect to such dispute or remedy;

            (4)   to give or agree to, on behalf of the Holder, any and all consents, waivers, amendments or modifications, deemed by Representative, in its sole discretion, to be necessary or appropriate, under this Agreement, and, in each case, to execute and deliver any documents that may be necessary or appropriate in connection therewith;
            (5)   to amend this Agreement or any of the instruments to be delivered to Majesco by the Holder pursuant to this Agreement; and
            (6)   to do each and every act and exercise any and all rights which the Holder is permitted or required to do or exercise under this Agreement.
[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have each caused this Voting Agreement to be duly executed and delivered as of the date first set forth above.
MAJESCO
By:
/s/ Ketan Mehta

Name: Ketan Mehta
Title:  President and Chief Executive Officer
[Additional Signature Pages Follow]
[Signature Page to Voting Agreement]

HOLDER:
RENN Universal Growth Investment
Trust PLC
By:
/s/ Russell Cleveland

Name: Russell Cleveland
Title: Investment Manager
Accepted and Agreed:
REPRESENTATIVE
Russell Cleveland
/s/ Russell Cleveland

[Signature Page to Voting Agreement]

Exhibit A
Merger Agreement

PART II
INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS
Item 20.    Indemnification of Directors and Officers
Section 317 of the California Corporations Code, or the California Code, authorizes a corporation to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, as the term “agent” is defined in section 317(a) of the California Code, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. A corporation is further authorized to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.
Section 204 of the California Code provides that a corporation’s articles of incorporation may include provisions eliminating or limiting the personal liability of a director for monetary damages in an action brought by or in the right of the corporation for breach of a director’s duties to the corporation and its shareholders, provided, however that they shall not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the California Code (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the California Code (concerning directors’ liability for distributions, loans, and guarantees).
Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.
The Registrant’s Majesco Charter will provide for the elimination of liability for its directors to the fullest extent permissible under California law and authorize it to purchase and maintain insurance on behalf of any agent (as the term “agent” is defined in section 317(a) of the California Code) of the Registrant against any liability asserted against or incurred by the agent in that capacity or arising out of the agent’s status as such to the fullest extent permissible under California law and whether or not the Registrant would have the power to indemnify the agent under Section 317 of the California Code or the Majesco Charter.
The Majesco Bylaws will provide that it shall indemnify its directors and officers against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent, including in connection with actions in the right of the Registrant to procure a judgment in its favor. As included in the Majesco Bylaws, a “director” or “officer” includes any person (a) who is or was a director or officer of the Registrant,

(b) who is or was serving at the request of the Registrant as a director or officer of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, (c) is or was a director or officer of the Registrant and is or was serving at the request of the Registrant as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, (d) was a director or officer of a foreign or domestic corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation, or (e) is or was a director or officer of the Registrant or any of its subsidiaries and is or was serving at the request of the Registrant or any of its subsidiaries as a fiduciary or administrator of any employee benefit plan sponsored by the Registrant or any of its subsidiaries.
The Majesco Bylaws will also contain provisions authorizing it, to the extent and in the manner permitted by the California Code, to indemnify each of its agents (other than directors and officers) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent. As included in the Registrant’s Amended and Restated Bylaws, an agent” (other than a director or officer), includes any person who (a) is or was an agent or employee of the Registrant, (b) is or was serving at the Registrant’s request as an agent or employee of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, (c) was an agent or employee of a foreign or domestic corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation, or (d) is or was an agent or employee of the Registrant or any of its subsidiaries and is or was serving at the request of the Registrant or any of its subsidiaries as a fiduciary or administrator of any employee benefit plan sponsored by the Registrant or any of its subsidiaries. The Registrant’s Amended and Restated Bylaws will also contain a provisions providing it with the authority, in its discretion, to indemnify any person who is or was a party, or is threatened to be made a party, to any proceeding (other than an action by or in the right of the Registrant to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the Registrant against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Registrant, and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful.
The Majesco Bylaws will further provide that to the extent that a director or officer of the Registrant has been successful on the merits or otherwise (including the dismissal of an action without prejudice or the settlement of a proceeding or action without admission of liability) in defense of any proceeding referred to in the Majesco Bylaws, or in defense of any claim, issue or matter therein, the director or officer of the Registrant shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the director or officer in connection therewith. Except as just described, the Amended and Restated Bylaws will provide that any indemnification for derivative actions shall be made by the Registrant only if authorized in the specific case, upon a determination that indemnification of the director or officer of the Registrant or agent of the Registrant is proper in the circumstances because the person has met the applicable standard of conduct by (a) a majority vote of a quorum consisting of directors who are not parties to such proceeding; (b) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion; (c) approval by the affirmative vote of a majority of the shares of the Registrant represented and voting at a duly held meeting at which a quorum is present (which shares voting affirmatively also constitute at least a majority of the required quorum) or by the written consent of holders of a majority of the outstanding shares which would be entitled to vote at such meeting and, for such purpose, the shares owned by the person to be indemnified shall not be considered outstanding or entitled to vote; or (d) the court in which such proceeding is or was pending, upon application made by the Registrant, such director or officer or agent, or the attorney or other person rendering services in connection with the defense, whether or not such application by said director or officer or agent, attorney or other person is opposed by the Registrant.
The Majesco Bylaws will further provide that expenses incurred by a director or officer of the Registrant in defending any proceeding shall be advanced by the Registrant (and if otherwise authorized by the board or directors, expenses incurred by an agent of the Registrant in defending any proceeding may be advanced by the Registrant) prior to the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer of the Registrant or agent of the Registrant to repay such amount if it shall be determined ultimately that such person is not entitled to be indemnified as authorized in the Amended and Restated Bylaws.
The Amended and Restated Bylaws will further provide that no indemnification or advance shall be made except as specifically set forth in such Bylaws, in any circumstance where it appears that it would be inconsistent with (a) a provision of the Amended and Restated Articles of Incorporation of the Registrant, its bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid which prohibits or otherwise limits indemnification; or (b) any condition expressly imposed by a court in approving a settlement.
The indemnification provided for in the Majesco Bylaws will not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office and will condition as to a person who has ceased to be a director or officer of the Registrant or agent of the Registrant and shall inure to the benefit of the heirs, executors and administrators of the person.
To the extent that any director or officer of the Registrant (or, to the extent authorized by the board of directors, any agent of the Registrant) is by reason of such position, or a position with another entity at the request of the Registrant, a witness in any action, suit or proceeding, the Majesco Bylaws of the Registrant will provide that he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.
Directors and officers of Majesco prior to completion of the Merger and directors and officers of the combined company following completion of the Merger are or will be entitled to indemnification rights under the articles of incorporation and bylaws of Majesco or the combined company, as the case may be. In addition, Majesco and the combined company will enter into the Majesco Indemnification Agreement with the members serving on its board of directors following the completion of the Merger and certain executive officers. Each such indemnification agreement will supplement the indemnification rights under the articles of incorporation and bylaws and provide that, Majesco or the combined company, as applicable, will, to the fullest extent permitted by applicable law, indemnify such directors and officers against any and all liabilities to third parties incurred in the course of conduct of Majesco’s or the combined company’s business or the business of any of their affiliates. The obligations under the Majesco Indemnification Agreements will be offset by any indemnity paid to Majesco or the combined company under any liability insurance policies purchased or maintained by Majesco or the combined company, as applicable. In the event of an indemnification pursuant to the Majesco Indemnification Agreements, Majesco or the combined company, as applicable, will provide for and pay for the costs of the defense against any legal action in respect of liabilities as to which it has indemnified the director or executive officer, and the director or executive officer agrees to reasonably cooperate with Majesco or the combined company in connection with its defense of any such action or related action. The rights provided under the Majesco Indemnification Agreements will survive the expiration of the director’s term of office or his or her resignation, or the executive officer’s termination.
Further, pursuant to the Majesco Indemnification Agreement, Majesco, at its sole cost and expense, will be required to maintain directors’ and officers’ liability insurance coverage.
Cover-All has entered into indemnification agreements with the members of its board of directors and certain officers of Cover-All. The indemnification agreements supplement Cover-All’s certificate of incorporation and bylaws and Delaware law in providing certain indemnification and other rights to Cover-All’s directors and certain of its officers. Each indemnification agreement provides, among other things, that Cover-All will indemnify the director or officer to the fullest extent permitted by Delaware law (and to any greater extent that Delaware law may in the future permit) and will reimburse the director or officer for losses incurred in legal proceedings related to his or her service as a director or officer of Cover-All, or his or her service, at Cover-All’s request, in any capacity of another entity or enterprise, and to advance funds to the director or officer to pay expenses as they are incurred. Each indemnification agreement provides procedures for the determination of a director’s or officer’s right to receive indemnification and the advancement of expenses. Subject to the terms of the indemnification agreements, Cover-All’s obligations under the indemnification agreements continue even after a covered director or officer ceases to be a director or officer of Cover-All.
The foregoing summary is subject to the complete text of the applicable statutes, the Majesco Charter, the Majesco Bylaws, the Majesco Indemnification Agreement and the Cover-All’s form of indemnification agreement referenced above and is qualified in its entirety by reference to such documents.
Item 21.    Exhibits and Financial Statement Schedules
(a) Exhibits
A list of the exhibits filed with this Registration Statement on Form S-4 is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.
(b) Financial Statements
The financial statements filed with this Registration Statement on Form S-4 are set forth on the Index to Financial Statements and are incorporated herein by reference.
Item 22.    Undertakings
(a) The undersigned registrant hereby undertakes as follows:
(1)   That prior to any public reoffering of the securities registered hereunder through use of a proxy statement/prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering proxy statement/prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
(2)   That every proxy statement/prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”) and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To respond to requests for information that is incorporated by reference into this proxy statement/prospectus pursuant to Item 4 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(4)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on the 19th day of February, 2015.
Majesco
By:	/s/ Ketan Mehta Ketan Mehta President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ketan Mehta, Farid Kazani, and Lori Stanley, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments) and any registration statement related thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought, and to file the same, with all exhibits thereto and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Ketan Mehta Ketan Mehta	President and Chief Executive Officer (Principal Executive Officer)	February 19, 2015
/s/ Farid Kazani Farid Kazani	Chief Financial Officer and Treasurer (Principal Financial Officer)	February 19, 2015
/s/ Bithindra N. Bhattacharya Bithindra N. Bhattacharya	Finance Controller (Principal Accounting Officer)	February 19, 2015
/s/ Arun K. Maheshwari Arun K. Maheshwari	Director	February 19, 2015
/s/ Ashank Desai Ashank Desai	Director	February 19, 2015
/s/ Rajendra Sisodia Rajendra Sisodia	Director	February 19, 2015
/s/ Atul Kanagat Atul Kanagat	Director	February 19, 2015
/s/ Anil Chitale Anil Chitale	Director	February 19, 2015

EXHIBIT INDEX
2.1	Agreement and Plan of Merger, dated as of December 14, 2014, by and between Majesco and Cover-All (attached as Annex A to the proxy statement/propsectus that is part of this Registration Statement)*
2.2	Amendment No. 1 to Agreement and Plan of Merger dated as of February 18, 2015, by and among Majesco, Cover-All and RENN (included in Annex A to the proxy statement/prospectus that is part of this Registration Statement)
3.1**	Amended and Restated Articles of Incorporation of MajescoMastek, dated March 20, 2011
3.2**	Certificate of Amendment of Articles of Incorporation of Majesco, dated October 30, 2014
3.3	Form of Amended and Restated Articles of Incorporation of Majesco (attached as Exhibit C to Annex A to the proxy statement/prospectus that is part of this Registration Statement)
3.4**	Bylaws of Mastek Software, Inc.
3.5**	Amendment to Bylaws of Mastek Software, Inc.
3.6**	Amendment No. 2 to Bylaws of Majesco
3.7	Form of Amended and Restated Bylaws of Majesco (attached as Exhibit D to Annex A to the proxy statement/prospectus that is part of this Registration Statement)
4.1**	Form of common stock certificate of Majesco
4.2	Amended and Restated Stock Purchase Warrant, dated as of September 11, 2012, issued by Cover-All Technologies Inc. to Imperium Commercial Finance Master Fund, LP, to be assumed by Majesco in connection with the Merger (incorporated by reference to reference to Exhibit 4.1 to Cover-All’s Current Report on Form 8-K (Commission File No. 001-09228) filed on April 18, 2013)
4.3	Form of Amended and Restated Finder’s Warrant, dated as of September 11, 2012, to be assumed by Majesco in connection with the Merger (incorporated by reference to Exhibit 4.2 to Cover-All’s Current Report on Form 8-K (Commission File No. 001-09228) filed on April 18, 2013)
5.1	Form of Opinion of Pepper Hamilton LLP as to the legality of the securities being registered
8.1	Opinion of Pepper Hamilton LLP as to certain tax matters
8.2	Opinion of Sills Cummis & Gross P.C. as to certain tax matters
9.1	Voting Agreement, dated December 14, 2014 by and between Majesco and RENN Universal Growth Investment Trust PLC (attached as Annex B to the proxy statement/prospectus that is part of this Registration Statement)
10.1**+	Form of Majesco Indemnification Agreement to be entered into with directors and executive officers of the combined company (as described under Part II, Item 21)
10.2+	Form of Cover-All Technologies, Inc. Indemnification Agreement entered into with certain directors and executive officers of Cover-All (as described under Part II, Item 21) (incorporated by reference to Exhibit 10.1 to Cover-All’s Current Report on Form 8-K (Commission File No. 001-09228) filed on December 17, 2014)
10.3**+	Majesco 2015 Equity Incentive Plan
10.4**+	Form of Incentive Stock Option Agreement
10.5**+	Form of Non-Qualified Stock Option Agreement
10.6**+	Form of Restricted Stock Award Agreement
10.7**+	Form of Stock Appreciation Right Award Agreement
10.8**+	Form of Restricted Stock Unit Award Agreement
10.9**+	Form of Performance Share Award Agreement
10.10**+	Form of Employee Stock Option Scheme of Majesco Limited — Plan I
10.11**+	Form of Option Award Letter

10.12**+	Form of Majesco Variable Compensation Plan
10.13**+	Form of Majesco Employee Stock Purchase Plan
10.14**+	Employment Letter Agreement between Majesco and Ketan Mehta, dated as of September 4, 2013
10.15**+	Employment Letter Agreement between Majesco and William Freitag, dated as of January 1, 2015
10.16**+	Employment Letter Agreement between Majesco and Edward Ossie, dated December 1,
10.17**+	Employment Letter Agreement between Majesco and Prateek Kumar, dated as of April 11, 2003
10.18**+	Employment Letter Agreement between Majesco and Chad Hersh, dated as of November 14, 2014
10.19**+	Employment Letter Agreement between Majesco and Lori Stanley, dated as of June 29, 2011
10.20**	Lease between 5 Penn Plaza LLC and Systems Task Group International Ltd. (as predecessor in interest to Majesco), dated as of March 1, 2005
10.21**	Credit Facility Agreement between ICICI Bank Limited, New York Branch (“ICICI”), and Majesco, dated as of March 25, 2011
10.22**	Revolving Credit Note in Favor of ICICI dated as of March 25, 2011
10.23**	Security Agreement between ICICI and Majesco, dated as of March 25, 2011
10.24**	Guaranty Agreement between ICICI and Mastek Limited, dated as of June 10, 2012
10.25**	Subordination Agreement between ICICI and Majesco, dated as of March 25, 2011
10.26**	Facility Letter between Punjab National Bank (International) Limited and Majesco, dated as of January 9, 2015
10.27**	Agreement between Punjab National Bank (International) Limited and Majesco, dated as of January 14, 2015
10.28**	Standby Letter of Credit
10.29**	Asset Purchase and Sale Agreement by and among Majesco, Agile Technologies, LLC and solely with respect to Sections 7.8 and 9, William K. Freitag, John M. Johansen and Robert Buhrle, dated December 12, 2014*
10.30	Asset Purchase Agreement, dated December 30, 2011, between Cover-All Systems, Inc. and Ho’ike Services, Inc., dba BlueWave Technology (incorporated by reference to Exhibit 10(n)(1) to Cover-All’s Form 8-K (Commission File No. 1-09228) filed on January 6, 2012).
21.1**	Subsidiaries of Majesco
23.1	Consent of Pepper Hamilton LLP (included in the opinion filed as Exhibit 5.1)
23.2	Consent of Pepper Hamilton LLP (included in the opinion filed as Exhibit 8.1)
23.3	Consent of Sills Cummis & Gross P.C. (included in the opinion filed as Exhibit 8.2)
23.4	Consent of MSPC Certified Public Accountants and Advisors, P.C. related to the Financial Statements of Majesco
23.5	Consent of MSPC Certified Public Accountants and Advisors, P.C. related to the Financial Statements of Cover-All Technologies Inc.
24.1	Power of Attorney (Included in Signature Page to this Registration Statement)
99.1**	Form of Proxy Card for Cover-All Annual Meeting
99.2**	Form of Letter of Transmittal
99.3	Consent of The BVA Group LLC
99.4	Consent of Sudhakar Ram to be named as director
99.5	Consent of Earl Gallegos to be named as director
99.6	Consent of Steven R. Isaac to be named as director

*
Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Majesco agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request; provided, however, that Majesco may request confidential treatment pursuant to Rule 24b-2 under the Exchange Act for any schedule so furnished.

**
To be filed by amendment.

+
Denotes management contract or compensatory plan